As filed with the Securities and Exchange Commission on January 8, 2024

Registration No. 333-272467

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

AMENDMENT NO. 4

TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

PHOENIX BIOTECH ACQUISITION CORP.
(Exact name of Registrant as specified in its charter)

_______________________

Delaware	6770	87-1088814
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2201 Broadway, Suite 705
Oakland, CA, 94612

Telephone: (215) 731-9450

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

_______________________

Chris Ehrlich

Chief Executive Officer

2201 Broadway, Suite 705

Oakland, CA 94612

Telephone: (215) 731-9450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

Stephen M. Davis Jeffrey A. Letalien Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 (212) 813-8800	Daniel Corey CERo Therapeutics, Inc. 201 Haskins Way, Suite 230 South San Francisco, CA 94080 (650) 407-2376	Alan Hambelton Cooley LLP 1700 7th Avenue, Suite 1900 Seattle, WA 98101 (206) 245-8800	Douglas S. Ellenoff Stuart Neuhauser Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

_______________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 8, 2024

PROXY STATEMENT FOR SPECIAL MEETING OF PHOENIX BIOTECH ACQUISITION CORP.

PROSPECTUS FOR 10,493,945 SHARES OF CLASS A COMMON STOCK AND 324,999 SHARES OF COMMON STOCK UNDERLYING THE CERO WARRANTS

_______________________

On June 4, 2023, Phoenix Biotech Acquisition Corp., a Delaware corporation (“PBAX”) entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) with CERo Therapeutics, Inc., a Delaware corporation (“CERo”), and PBCE Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PBAX (“Merger Sub”), pursuant to which Merger Sub will merge with and into CERo, with CERo surviving as a wholly-owned subsidiary of PBAX (the “Business Combination” or the “Merger”). In connection with the consummation of the Business Combination, PBAX will change its corporate name to “CERo Therapeutics Holdings, Inc.” The respective boards of directors of PBAX and CERo have unanimously approved the Business Combination Agreement and the transactions. In this proxy statement/prospectus, when we refer to “CERo,” we mean CERo Therapeutics, Inc. prior to the consummation of the Business Combination, and when we refer to “New CERo” or the “Combined Company” we mean PBAX, under its new corporate name after the consummation of the Business Combination.

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of CERo Common Stock will be cancelled and converted into (a) the right to receive a number of shares of PBAX Class A common stock, par value $0.0001 per share (“Class A Common Stock”), equal to the Exchange Ratio (as defined in this proxy statement/prospectus) and (b) the right to receive (x) a pro rata portion of up to 1,000,000 additional shares of Class A Common Stock if the First Level Earnout Target and the Second Level Earnout Target (each, as defined in this proxy statement/prospectus) occur and (y) 200,000 additional shares of Class A Common Stock in the event of a Change of Control (as defined in this proxy statement/prospectus) (together, “Earnout Shares”); (ii) each outstanding CERo option will be converted into an option to purchase a number of shares of Class A Common Stock, equal to (A) the number of shares of CERo Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio; in each case, rounded down to the nearest whole share, and rounded up to the nearest whole cent in the case of the exercise price of the CERo options; (iii) each outstanding share of CERo preferred stock (the “CERo preferred stock”) will be converted into a number of shares of Class A Common Stock, equal to the number of shares of Class A Common Stock obtained by dividing the liquidation preference thereof by $10.00; (iv) each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof and (v) each outstanding Convertible Bridge Note (as defined below) will automatically convert all outstanding principal and any unpaid accrued interest into Class A Common Stock of the surviving company at a conversion price equal to (A) the dollar volume-weighted average price for the Class A Common Stock of the surviving company on the date of the closing of the Business Combination, (B) multiplied by 0.75. Subject to certain exceptions, such terms and conditions applicable to a New CERo warrant will be the same terms and conditions as were applicable to the CERo warrant immediately prior to the Effective Time, respectively. PBAX will issue an aggregate of approximately 5.0 million shares of Class A Common Stock to the equity owners of CERo as consideration in the Merger, including shares issuable upon exercise of options following the Merger. Following the Merger, it is contemplated that New CERo will have a single class of Common Stock. See the section titled “The Business Combination” for further information.

As of September 30, 2023, the Exchange Ratio is approximately 0.026 (the calculation of which is described on page 126 of this proxy statement/prospectus). Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Effective Time in connection with the Business Combination (including the conversion of the convertible promissory notes and excluding shares that will be issuable upon exercise of outstanding stock options and warrants), is approximately 4,813,038 shares and, assuming that (i) no additional

PBAX shares are issued prior to the Effective Time, (ii) there is no exercise of any options to purchase shares of Class A Common Stock that will be outstanding immediately following the Business Combination, and (iii) no shares are issued in connection with the Incentive Plan or the ESPP (each as defined in this proxy statement/prospectus) following the Business Combination, these shares are expected to represent between approximately 44% and 47% of the issued and outstanding shares of Class A Common Stock (which would be New CERo Common Stock) and voting power in New CERo immediately following the closing of the Business Combination. These percentages assume, at the low end of the range, that no redemptions from our Trust Account (as defined in this proxy statement/prospectus) occur, and, at the high end of the range, that maximum redemptions from our Trust Account occur. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario.

Subject to the same assumptions set forth in the preceding paragraph and with no redemptions from our Trust Account, (i) holders of shares of Class A Common Stock (the “Public Shares”) issued in PBAX’s initial public offering (the “Initial Public Offering”) are expected to hold approximately 7% of the issued and outstanding New CERo common stock, (ii) PBAX’s sponsor, Phoenix Biotech Sponsor, LLC (the “Sponsor”), is expected to hold approximately 48% of the issued and outstanding New CERo common stock, (iii) CERo stockholders are expected to hold approximately 44% of the issued and outstanding New CERo common stock. The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in a potential PIPE transaction (a “PIPE transaction”), CERo stockholders and/or holders of Public Shares (the “Public Stockholders”) who do not exercise their redemption rights (such shares, the “Reallocation Shares”). However, as of the date of this proxy statement/prospectus, the Company has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights and the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares.

Subject to the same assumptions set forth in the preceding paragraph and with maximum possible redemptions from our Trust Account, (i) the Public Stockholders are expected to hold none of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 51% of the issued and outstanding New CERo common stock, (iii) CERo stockholders are expected to hold approximately 47% of the issued and outstanding New CERo common stock. The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in a potential PIPE transaction, CERo stockholders and/or Public Stockholders who do not exercise their redemption rights. However, as of the date of this proxy statement/prospectus, the Company has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights and the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares.

These pro forma ownership percentages do not reflect (i) any issuance of shares in connection with the Incentive Plan and the ESPP following the Business Combination, (ii) any issuance of shares of New CERo common stock in a PIPE transaction or (iii) any transfer of the Reallocation Shares to investors in a PIPE transaction, CERo stockholders and Public Stockholders. No subscription agreements and non-redemption agreements have been executed as of the date of this proxy statement/prospectus and any such financing and arrangement, respectively, is currently uncertain. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented for approval by PBAX’s stockholders at a special meeting in lieu of annual meeting of stockholders of PBAX (the “Special Meeting”) scheduled to be held on            , 2024, in virtual format.

The Sponsor and PBAX’s directors and officers (collectively, “PBAX’s initial stockholders”) have agreed to vote any Founder Shares, Private Placement Shares, and Public Shares they hold in favor of each of the proposals described herein. As of January 4, 2024, the Sponsor owns approximately 85.0% of the outstanding PBAX Common Stock and PBAX’s directors and officers collectively own no shares of the outstanding PBAX Common Stock. In particular, because the PBAX’s initial stockholders have agreed to vote in favor of each of the proposals described herein, the Business Combination will be approved even if none of the outstanding Class A Common Stock is voted in favor of the Business Combination. In considering the recommendation of the Board to approve the Business Combination Agreement, PBAX stockholders should be aware that PBAX’s officers and directors, as well as the Sponsor, have interests in the Business Combination that are different from, or in addition to, those of PBAX stockholders generally. These interests, which create actual and potential conflicts of interest, are, to the extent material, described in the section titled “The Business Combination — Interests of Certain Persons in the Business Combination” beginning on page 148 of this proxy statement/prospectus.

Moreover, after the Closing, the Sponsor may hold more than 50% of the voting power of New CERo. Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, is the manager of the Sponsor and will serve as New CERo’s Chief Financial Officer, Chief Operating Officer, and as a member of the New CERo Board following the Closing. As a result, New CERo may be a “controlled company” within the meaning of the rules of Nasdaq. However, New CERo does not intend to utilize the exemptions from the Nasdaq corporate governance standards available to controlled companies. For more information regarding the risks of New CERo being a “controlled company,” see “Risk Factors — Risks Related to New CERo’s Common Stock — If New CERo is successful in listing its Common Stock on Nasdaq, it expects to be a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements. If New CERo relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.” Nevertheless, as described elsewhere in this proxy statement/prospectus, the Sponsor has indicated willingness to transfer the Reallocation Shares to investors in a PIPE transaction, CERo stockholders and Public Stockholders in such relative proportions to be determined.

PBAX’s Class A Common Stock, warrants to purchase one share of Class A Common Stock and units, each consisting of one share of Class A Common Stock and one-half of one warrant, are currently listed on Nasdaq under the symbols “PBAX,” “PBAXW” and “PBAXU,” respectively. PBAX has applied to continue the listing on Nasdaq of (i) the shares of the Class A Common Stock to be issued in connection with the Business Combination, together with the Class A Common Stock previously issued in the Initial Public Offering, and the Common Stock underlying the warrants previously issued in the Initial Public Offering, and (ii) the warrants issued in the Initial Public Offering, under the proposed symbols “CERO” and “CEROW,” respectively. No shares will trade on Nasdaq under the symbol “PBAX” following the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the Class A Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Business Combination Agreement is waived by the parties to that agreement.

On December 16, 2022, the stockholders of PBAX approved proposals to (a) extend the date by which PBAX has to consummate a business combination (the “business combination period”) for an additional three months, from January 8, 2023 to April 8, 2023 (such date, as so extended, the “PBAX Termination Date”) and (b) provide the Board the ability to further extend the business combination period up to three additional times for one month each time, for a maximum of six additional months (collectively, the “First Extension”). In connection with such stockholder vote, an aggregate of 16,211,702 shares of Class A Common Stock were redeemed, representing approximately 92.6% of the Public Shares outstanding as of December 16, 2022, resulting in a payment of $167,693,708.48 from the Trust Account and leaving 2,173,298 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the extensions of the business combination period from January 8, 2023 to June 8, 2023, the Sponsor deposited an aggregate of $550,000 to the Trust Account.

On April 3, 2023, PBAX received a letter (the “Nasdaq Letter”) from the listing qualifications department staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying PBAX that, for the 30 consecutive trading days prior to the date of the letter, the Class A Common Stock had traded at a value below the minimum $50,000,000 Market Value of Listed Securities (“MVLS”) requirement set forth in Nasdaq Listing Rule 5450(b)(2)(A), which is required for continued listing of the Class A Common Stock on Nasdaq. The Nasdaq Letter was only a notification of deficiency, not of imminent delisting, and had no immediate effect on the listing or trading of the Company’s securities on Nasdaq. In order to bring the Company into compliance with the MVLS requirement, on July 3, 2023, the Sponsor elected to effect the conversion of all then-outstanding Class B Common Stock to Class A Common Stock.

On July 7, 2023, the stockholders of PBAX approved proposals to further extend the business combination period up to six additional times for one month each time (collectively, the “Second Extension”), from July 8, 2023 to August 8, 2023, September 8, 2023, October 8, 2023, November 8, 2023, December 8, 2023 or January 8, 2024. In connection with such stockholder vote, an aggregate of 523,341 shares of Class A Common Stock were redeemed, representing approximately 40.6% of the Public Shares outstanding as of July 7, 2023, resulting in a payment of

$5,638,879.48 and leaving 6,246,207 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $137,692 in connection with each extension from July 8, 2023 to January 8, 2024.

On January 3, 2024, the stockholders of PBAX approved proposals to further extend the business combination period up to three additional times for one month each time (collectively, the “Third Extension”), from January 8, 2024 to February 8, 2024, March 8, 2024 or April 8, 2024. In connection with such stockholder vote, an aggregate of 11,625 shares of Class A Common Stock were redeemed, representing approximately 1.5% of the Public Shares outstanding as of January 3, 2024, resulting in a payment of $128,133 and leaving 6,234,582 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $22,600 in connection with the extension from January 8, 2024 to February 8, 2024. As of January 4, 2024, a total of 16,746,668 shares have been redeemed, representing approximately 95.7% of the Public Shares then-outstanding following the Initial Public Offering. As of January 4, 2024, there are 6,234,582 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding and entitled to vote.

As of January 4, 2024, there was approximately $8.3 million available in the Trust Account. If PBAX does not complete the Business Combination or another business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), assuming the provision of loans by Sponsor to PBAX in accordance with the requirements set forth in the Current Charter (or such later date as may be approved by PBAX stockholders in an amendment to its Current Charter), PBAX must redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PBAX to pay its franchise and income taxes on such amounts (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. The Sponsor and each of PBAX’s directors and officers (together, “PBAX’s initial stockholders”) have waived any rights it may have with respect to any monies held in the Trust Account as a result of any liquidation of PBAX with respect to the Founder Shares and Private Placement Shares and, accordingly, in the event a business combination is not effected by PBAX by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Founder Shares and Private Placement Shares held by PBAX’s initial stockholders would be worthless.

The funds held in the Trust Account are held in money market funds that invest in U.S. Treasury securities. There is uncertainty under the Investment Company Act of 1940, as amended (the “Investment Company Act”), whether certain special purpose acquisition companies, or “SPACs,” with trust account assets held in securities would fall under the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act provides that an “investment company” includes any issuer that “is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities.” Although PBAX believes that it does not meet the definition of “investment company” because it does not hold itself out as an investment company, there is substantial uncertainty as to whether PBAX’s investment of the funds held in the Trust Account may be deemed to cause PBAX to “engage primarily, in the business of investing” in securities. The registration statement for the Initial Public Offering became effective on October 5, 2021. Accordingly, the funds held in the Trust Account have been invested by PBAX in cash or various securities from time to time during the past 26 months, including the current investment thereof in money market funds that invest in U.S. Treasury securities. The risk of being considered to be primarily engaged in investing in securities may increase as the period of time during which the funds held in the Trust Account are invested in securities becomes longer. Additionally, PBAX does not believe that it is an “investment company” under Section 3(a)(1)(C) of the Investment Company Act because it does not own “investment securities” having a value exceeding 40% of its total assets. Rather, PBAX has invested the funds held in the Trust Account in money market funds that seek to maintain a stable net asset value of $1 per share. Although many other SPACs have determined to mitigate the risk of being deemed an “investment company” by investing the funds held in their trust accounts solely in cash, PBAX does not currently intend to withdraw such funds from the money market funds and reinvest such funds in cash.

Nevertheless, if PBAX were to meet the definition of investment company, PBAX would be required to register under Investment Company Act. Registration would subject PBAX to substantial regulation and restrictions with respect to, among other things, its capital structure, management, operations, transactions and portfolio composition. PBAX would also be subject to significant compliance and disclosure requirements. This would adversely impact its ability to operate in accordance with its business plan. If, as a result of such challenges, PBAX were to abandon its efforts to complete the Business Combination, PBAX would be required to redeem the public shares, liquidate the Trust Account and dissolve. Such liquidation and dissolution would cause the Public Stockholders to lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of its securities. Upon such dissolution, the warrants would expire worthless.

We encourage you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the Board, you should keep in mind that the Sponsor and PBAX’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder. For instance, the Sponsor and PBAX’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating PBAX. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of PBAX’s Directors and Officers in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Okapi Partners LLC, PBAX’s proxy solicitor, toll free at (877) 259-6290 (banks and brokers call collect at (212) 297-0720).

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus or the securities referenced herein, passed upon the merits or fairness of the Business Combination or related transactions, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2024, and is first being mailed to stockholders of PBAX on or about             , 2024.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF PHOENIX BIOTECH ACQUISITION CORP.
TO BE HELD ON             , 2024

To the Stockholders of Phoenix Biotech Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders in lieu of annual meeting (the “Special Meeting”) of Phoenix Biotech Acquisition Corp., a Delaware corporation (“PBAX,” “we,” “our” or “us”), will be held on             , 2024, at             Eastern time, via live webcast at the following address:            . You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. PBAX recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting to consider the following proposals (the “Proposals”):

1.      to (a) adopt and approve the Business Combination Agreement, dated as of June 4, 2023 (the “Business Combination Agreement”), among PBAX, CERo Therapeutics, Inc., a Delaware corporation (“CERo”), and PBCE Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PBAX (“Merger Sub”), pursuant to which Merger Sub will merge with and into CERo, with CERo surviving the merger as a wholly-owned subsidiary of PBAX (the “Combined Company”) and (b) approve such merger and the other transactions contemplated by the Business Combination Agreement (the “Business Combination”), and (c) adopt and approve each Ancillary Document (as defined in the Business Combination Agreement) to which PBAX is a party and approve all transactions contemplated therein. Subject to the terms and conditions set forth in the Business Combination Agreement, at the effective time of the Business Combination (the “Effective Time”):

(i)     each outstanding share of CERo Common Stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the Exchange Ratio (as defined in the accompanying proxy statement/prospectus);

(ii)    each outstanding CERo option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent);

(iii)   each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo preferred stock obtained by dividing the liquidation preference thereof by $10.00; and

(iv)   each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof.

(v)    each outstanding Convertible Bridge Note (as defined below) will automatically convert all outstanding principal and any unpaid accrued interest into Class A Common Stock of the surviving company at a conversion price equal to (i) the dollar volume-weighted average price for the Class A Common Stock of the surviving company on the date of the closing of the Business Combination, (ii) multiplied by 0.75.

In addition, holders of CERo Common Stock, CERo preferred stock and Convertible Bridge Notes (as defined below) will have the right to receive a (x) a portion of up to 1,000,000 additional shares of Class A Common Stock if the First Level Earnout Target and the Second Level Earnout Target occur and (y) 200,000 additional shares of Class A Common Stock in the event of a Change of Control (“Earnout Shares”) in such proportions as set forth in the Business Combination Agreement.

Following the Merger, it is contemplated that New CERo will have a single class of Common Stock. We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

2.      to approve, assuming the Business Combination Proposal is approved and adopted, a proposed second amended and restated certificate of incorporation (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement/prospectus as Annex B), which will amend and restate PBAX’s current Amended and Restated Certificate of Incorporation, as amended by the amendment to the amended and restated certificate of incorporation, dated December 20, 2022 (the “Current Charter”), and second amended and restated bylaws for New CERo (the “Proposed Bylaws,” a copy of which is also attached to the accompanying proxy statement/prospectus at Annex C), which will be in effect upon the closing (the “Closing”) of the Business Combination (the “Charter Amendment Proposal”);

3.      to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the Securities and Exchange Commission as seven separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a)     Advisory Charter Proposal A — to change the corporate name of New CERo to “CERo Therapeutics Holdings, Inc.” on and from the time of the Business Combination;

(b)    Advisory Charter Proposal B — to increase New CERo’s capitalization so that it will have 1,000,000,000 authorized shares of a single class of Common Stock and 10,000,000 authorized shares of preferred stock, as opposed to PBAX having 60,000,000 authorized shares of Class A Common Stock, 10,000,000 authorized shares of Class B Common Stock and 1,000,000 authorized shares of preferred stock. Following the Merger, it is contemplated that New CERo will have a single class of Common Stock;

(c)     Advisory Charter Proposal C — to create a classified board of directors consisting of three classes, Class I, Class II and Class III, with members of each class elected for three-year terms expiring in sequential years;

(d)    Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66 2/3% of New CERo’s then-outstanding shares of capital stock entitled to vote on such amendment and of each class entitled to vote thereon as a class;

(e)     Advisory Charter Proposal E — to make New CERo’s corporate existence perpetual instead of requiring PBAX to be dissolved and liquidated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

(f)     Advisory Charter Proposal F — to remove the provision that allows stockholders to act by written consent as opposed to holding a stockholders meeting.

4.      to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, (a) the issuance of shares of Class A Common Stock to CERo shareholders pursuant to the Business Combination Agreement, including the potential issuance of the Earnout Shares and (b) the issuance of shares of Class A Common Stock pursuant to the conversion of Class B Common Stock (the “Nasdaq Stock Issuance Proposal”);

5.      to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of seven directors who, upon consummation of the Business Combination, will become directors of New CERo (the “Director Election Proposal”);

6.      to approve, assuming the Business Combination Proposal is approved and adopted, the Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which will become effective as of and contingent on the consummation of the Business Combination (the “Incentive Plan Proposal”);

7.      to approve, assuming the Business Combination Proposal is approved and adopted, the ESPP, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which will become effective as of and contingent on the consummation of the Business Combination (the “ESPP Proposal”); and

8.      to approve a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the board of directors of PBAX or the officer presiding over the Special Meeting, for PBAX to consummate the Business Combination (the “Adjournment Proposal”).

Only holders of record of Class A Common Stock and Class B Common Stock of PBAX (collectively, the “PBAX Common Stock”) at the close of business on             , 2024 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of PBAX stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of PBAX for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, PBAX is providing its Public Stockholders with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable on such amounts) of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of approximately $8.3 million on January 4, 2024, the estimated per share redemption price would have been approximately $11.06.

Public Stockholders may elect to redeem Public Shares even if they vote “FOR” the Business Combination Proposal.

On December 16, 2022, the stockholders of PBAX approved proposals to (a) extend the date by which PBAX has to consummate a business combination (the “business combination period”) for an additional three months, from January 8, 2023 to April 8, 2023 (such date, as so extended, the “PBAX Termination Date”) and (b) provide the Board the ability to further extend the business combination period up to three additional times for one month each time, for a maximum of six additional months (collectively, the “First Extension”). In connection with such stockholder vote, an aggregate of 16,211,702 shares of Class A Common Stock were redeemed, representing approximately 92.6% of the Public Shares outstanding as of December 16, 2022, resulting in a payment of $167,693,708.48 from the Trust Account and leaving 2,173,298 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the extensions of the business combination period from January 8, 2023 to June 8, 2023, the Sponsor deposited an aggregate of $550,000 to the Trust Account.

On July 3, 2023, the Sponsor elected to convert all 4,596,250 of its shares of Class B Common Stock into 4,596,250 shares of Class A Common Stock. As a result, no shares of Class B Common Stock remain outstanding.

On July 7, 2023, the stockholders of PBAX approved proposals to further extend the business combination period up to six additional times for one month each time (collectively, the “Second Extension”), from July 8, 2023 to August 8, 2023, September 8, 2023, October 8, 2023, November 8, 2023, December 8, 2023 or January 8, 2024. In connection with such stockholder vote, an aggregate of 523,341 shares of Class A Common Stock were redeemed, representing approximately 40.6% of the Public Shares outstanding as of July 7, 2023, resulting in a payment of $5,638,879.48 and leaving 6,246,207 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $137,692 in connection with each extension from July 8, 2023 to January 8, 2024.

On January 3, 2024, the stockholders of PBAX approved proposals to further extend the business combination period up to three additional times for one month each time (collectively, the “Third Extension”), from January 8, 2024 to February 8, 2024, March 8, 2024 or April 8, 2024. In connection with such stockholder vote, an aggregate of 11,625 shares of Class A Common Stock were redeemed, representing approximately 1.5% of the Public Shares outstanding as of January 3, 2024, resulting in a payment of $128,133 and leaving 6,234,582 shares of Class A

Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $22,600 in connection with the extension from January 8, 2024 to February 8, 2024. As of January 4, 2024, a total of 16,746,668 shares have been redeemed, representing approximately 95.7% of the Public Shares then-outstanding following the Initial Public Offering. As of January 4, 2024, there are 6,234,582 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding and entitled to vote.

As of January 4, 2024, there was approximately $8.3 million available in the Trust Account. If PBAX does not complete the Business Combination or another business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), assuming the provision of loans by Sponsor to PBAX in accordance with the requirements set forth in the Current Charter (or such later date as may be approved by PBAX stockholders in an amendment to its Current Charter), PBAX must redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PBAX to pay its franchise and income taxes on such amounts (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. The Sponsor and each of PBAX’s directors and officers (together, “PBAX’s initial stockholders”) have waived any rights it may have with respect to any monies held in the Trust Account as a result of any liquidation of PBAX with respect to the Founder Shares and Private Placement Shares and, accordingly, in the event a business combination is not effected by PBAX by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Founder Shares and Private Placement Shares held by PBAX’s initial stockholders would be worthless.

The funds held in the Trust Account are held in money market funds that invest in U.S. Treasury securities. There is uncertainty under the Investment Company Act of 1940, as amended (the “Investment Company Act”), whether certain special purpose acquisition companies, or “SPACs,” with trust account assets held in securities would fall under the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act provides that an “investment company” includes any issuer that “is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities.” Although PBAX believes that it does not meet the definition of “investment company” because it does not hold itself out as an investment company, there is substantial uncertainty as to whether PBAX’s investment of the funds held in the Trust Account may be deemed to cause PBAX to “engage primarily, in the business of investing” in securities. The registration statement for the Initial Public Offering became effective on October 5, 2021. Accordingly, the funds held in the Trust Account have been invested by PBAX in cash or various securities from time to time during the past 26 months, including the current investment thereof in money market funds that invest in U.S. Treasury securities. The risk of being considered to be primarily engaged in investing in securities may increase as the period of time during which the funds held in the Trust Account are invested in securities becomes longer. Additionally, PBAX does not believe that it is an “investment company” under Section 3(a)(1)(C) of the Investment Company Act because it does not own “investment securities” having a value exceeding 40% of its total assets. Rather, PBAX has invested the funds held in the Trust Account in money market funds that seek to maintain a stable net asset value of $1 per share. Although many other SPACs have determined to mitigate the risk of being deemed an “investment company” by investing the funds held in their trust accounts solely in cash, PBAX does not currently intend to withdraw such funds from the money market funds and reinvest such funds in cash.

Nevertheless, if PBAX were to meet the definition of investment company, PBAX would be required to register under Investment Company Act. Registration would subject PBAX to substantial regulation and restrictions with respect to, among other things, its capital structure, management, operations, transactions and portfolio composition. PBAX would also be subject to significant compliance and disclosure requirements. This would adversely impact its ability to operate in accordance with its business plan. If, as a result of such challenges, PBAX were to abandon its efforts to complete the Business Combination, PBAX would be required to redeem the public shares, liquidate the Trust Account and dissolve. Such liquidation and dissolution would cause the Public Stockholders to lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of its securities. Upon such dissolution, the warrants would expire worthless.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the Public Shares issued in the Initial Public Offering. PBAX’s initial stockholders (including the Sponsor) have agreed to waive their redemption rights with respect to any Founder Shares, Private Placement Shares (as defined in the accompanying proxy statement/prospectus) and Public Shares they may hold in connection with the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. PBAX’s initial stockholders have also agreed to vote any Founder Shares, Private Placement Shares and Public Shares owned by them in favor of the Business Combination Proposal, which represent approximately 85.0% of the voting power of PBAX as of January 4, 2024. These holders have also agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting.

Pursuant to the Current Bylaws, a majority of the shares of PBAX Common Stock entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Adjournment Proposal and each of the Advisory Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the shares of PBAX Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting. The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Because PBAX’s initial stockholders have agreed to vote in favor of each of the Proposals, all of the Proposals will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of any of the Proposals.

Under the DGCL, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Abstentions and withheld votes will have no effect on any of the Proposals, except that it will have the same effect as a vote “AGAINST” the Charter Amendment Proposal. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. If there are any proposals that are “discretionary” items, then the broker may cast a vote on such proposals, resulting in the shares being counted for purposes of determining whether a quorum is present and a broker “non-vote” is deemed to occur with respect to each “non-discretionary” item. However, since none of the Proposals are “discretionary” items, if you do not provide voting instructions, your shares will not be voted and will not be counted as present for purposes of determining whether a quorum is present.

The approval of the election of each director pursuant to the Director Election Proposal requires a plurality vote of the shares of PBAX Class B Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal will not be presented to the PBAX stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal are preconditions to the Closing.

As of January 4, 2024, there was approximately $8.3 million in the Trust Account, the estimated per share redemption price would have been approximately $11.06. Each redemption of Public Shares by Public Stockholders will decrease the amount in the Trust Account. PBAX will not redeem Public Shares in an amount that would cause New CERo to have net tangible assets of less than $5,000,001.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PBAX COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (which would include presence at a virtual meeting) at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The board of directors of PBAX (the “Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that PBAX stockholders vote “FOR” each of the proposals in this proxy statement/prospectus.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PBAX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please contact our proxy solicitor at (877) 259-6290 or email at info@okapipartners.com.

By Order of the Board of Directors
, 2024
Chris Ehrlich
Chief Executive Officer and Director

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a Registration Statement on Form S-4 filed with the SEC by PBAX (the “Registration Statement”), constitutes a prospectus of PBAX under Section 5 of the Securities Act, with respect to the Class A Common Stock to be issued to CERo stockholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting, at which PBAX stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to PBAX stockholders nor the issuance of shares of Class A Common Stock in connection with the Business Combination will create any implication to the contrary.

All information contained in this proxy statement/prospectus relating to PBAX has been supplied by PBAX, and all such information relating to CERo has been supplied by CERo. Information provided by one another does not constitute any representation, estimate or projection of the other.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

PBAX files reports and other information with the SEC as required by the Exchange Act. You may access information on PBAX at the SEC website containing reports and other information at: www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact PBAX’s proxy solicitor, Okapi Partners LLC, via phone or in writing at: (877) 259-6290 (banks and brokers call (212) 297-0720), or info@okapipartners.com. To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting or no later than            , 2024.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and PBAX’s or CERo’s own internal estimates and research. We believe these third-party sources to be reliable as of the date of this proxy statement/prospectus and we are responsible for such information. Such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section of this proxy statement/prospectus entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Additionally, while our own internal research has not been verified by any independent source, we believe such research to be reliable and are responsible for any information disclosed in this proxy statement/prospectus based upon such internal research.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

•        “Advisors” means Cantor and CCM, collectively.

•        “Board” means PBAX’s board of directors.

•        “Business Combination” means the transactions contemplated by the Business Combination Agreement, including the merger between Merger Sub and CERo.

•        “Business Combination Agreement” means the Business Combination Agreement, dated as of June 4, 2023, by and among PBAX, Merger Sub and CERo.

•        “Cantor” means Cantor Fitzgerald & Co., the representative of the underwriters of the Initial Public Offering.

•        “CCM” means Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, whom PBAX engaged as financial advisor in connection with the Initial Public Offering, capital markets advisor in connection with the Business Combination and placement agent in connection with a potential PIPE transaction.

•        “CERo” means CERo Therapeutics, Inc., a Delaware corporation.

•        “CERo Common Stock” means the Common Stock, par value $0.0001 per share, of CERo.

•        “CERo options” means options to purchase CERo Common Stock, whether vested or unvested.

•        “CERo stockholders” means the holders of CERo Common Stock immediately prior to the Effective Time.

•        “Change of Control” means, solely for purposes of an issuance of Earnout Shares: (a) a direct or indirect sale, lease, transfer or other disposition of all or substantially all of the assets of PBAX in any transaction or series of related transactions to a person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act), or (b) any transaction with a person or “group,” pursuant to which such person or group acquires, directly or indirectly, in any single transaction or series of related transactions, more than 50% of the total voting power or economic rights of the equity securities of PBAX (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise); in each case, occurring at any time during the period following the Closing and expiring on the fourth anniversary of the Closing Date (and, for the avoidance of doubt, Sponsor and Mr. Ehrlich ceasing to own more than 50% of the total voting power or economic rights of the equity securities of PBAX shall not be considered a Change of Control).

•        “Class A Common Stock” means the Class A Common Stock of PBAX, par value $0.0001.

•        “Class B Common Stock” means the Class B Common Stock of PBAX, par value $0.0001, which is convertible into shares of Class A Common Stock on a one-for-one basis. Effective July 6, 2023, all of the outstanding shares of Class B Common Stock were converted into an equal number of shares of Class A Common Stock.

•        “Closing” means the closing of the Business Combination.

•        “Closing Date” has the meaning given in the Business Combination Agreement.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Combined Company” means PBAX subsequent to the Business Combination, to be renamed CERo Therapeutics Holdings, Inc. (also referred to herein as “New CERo”).

•        “Common Stock” means the Class A Common Stock and the Class B Common Stock.

•        “Concurrent Private Placement” means the private placement of Private Placement Units, which was consummated simultaneously with the Initial Public Offering.

•        “Continental” means Continental Stock Transfer & Trust Company, transfer agent for PBAX.

•        “Convertible Bridge Notes” means that $1,200,000 aggregate principal amount of senior secured convertible notes issued or issuable by CERo to certain CERo stockholders which senior convertible notes will automatically convert into shares of Class A Common Stock of New CERo upon Closing at a conversion price equal to 75% of the closing price of the Class A Common Stock on the Closing Date.

•        “Current Bylaws” means PBAX’s amended and restated bylaws.

•        “Current Charter” means PBAX’s amended and restated certificate of incorporation, as amended by the amendment to the amended and restated certificate of incorporation, dated December 20, 2022.

•        “DGCL” means the Delaware General Corporation Law, as amended.

•        “Dollars” or “$” means U.S. dollars.

•        “Effective Time” means the effective time of the Business Combination.

•        “ESPP” means the CERo Therapeutics, Inc. 2023 Employee Stock Purchase Plan, approved by the Board and the holders of PBAX Common Stock, effective as of and contingent on the consummation of the Business Combination.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Exchange Ratio” means $50,000,000 minus the Aggregate Liquidation Preference (as defined in the Business Combination Agreement), divided by the Fully Diluted Company Capitalization (as defined in the Business Combination Agreement), divided by $10.00.

•        “FDA” means the U.S. Food and Drug Administration.

•        “First Level Earnout Target” means if at any time during the period following the Closing and expiring on the fourth anniversary of the Closing Date, the volume-weighted average price of the shares of the Class A Common Stock equals or exceeds $12.50 for any 20 trading days within a period of 30 consecutive trading days (upon which 500,000 shares of Class A Common Stock will be released to CERo stockholders).

•        “Founder Shares” mean the shares of Class B Common Stock initially purchased by the Sponsor, and the shares of Class A Common Stock issuable upon conversion thereof.

•        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•        “Incentive Plan” means the CERo Therapeutics, Inc. 2023 Equity Incentive Plan, approved by the Board and the holders of PBAX Common Stock, effective as of and contingent on the consummation of the Business Combination.

•        “Initial Public Offering” means the initial public offering of PBAX, which closed on October 8, 2021.

•        “Investor Rights Agreement” means the investor rights agreement into which PBAX, certain of the CERo stockholders and certain of the PBAX stockholders will enter at the Effective Time, the form of which is exhibited to the Business Combination Agreement.

•        “JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

•        “Merger Sub” means PBCE Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PBAX.

•        “Nasdaq” means the Nasdaq Stock Market LLC.

•        “New CERo” refers to the Combined Company following the consummation of the Business Combination.

•        “New CERo Board” means the board of directors of New CERo.

•        “New CERo common stock” refers to the common stock, par value $0.0001 per share, of New CERo.

•        “New CERo preferred stock” refers to the preferred stock, par value $0.0001 per share, of New CERo.

•        “New CERo warrants” refers to warrants to purchase shares of New CERo common stock.

•        “PBAX” means Phoenix Biotech Acquisition Corp., a Delaware corporation.

•        “PBAX Common Stock” means the Class A Common Stock and Class B Common Stock.

•        “PBAX’s initial stockholders” means the Sponsor, PBAX’s directors and officers, and any other holders of Founder Shares prior to our Initial Public Offering (or their permitted transferees).

•        “PBAX Units” means the Public Units and the Private Placement Units.

•        “PBAX Warrants” means the Public Warrants and the Private Placement Warrants.

•        “Private Placement Shares” means the shares of Class A Common Stock that were issued to the Sponsor, Cantor and CCM as part of the Private Placement Units.

•        “Private Placement Units” means the private placement units that were issued to the Sponsor, Cantor and CCM in a private placement simultaneously with the closing of the Initial Public Offering, which are identical to the units sold in the Initial Public Offering, subject to certain limited exceptions.

•        “Private Placement Warrants” means the private placement warrants that were issued to the Sponsor, Cantor and CCM as part of the Private Placement Units, which are substantially identical to the public warrants sold as part of the units in the Initial Public Offering, subject to certain limited exceptions.

•        “Proposals” means each of the Proposals to be considered for approval at the Special Meeting, as set forth in the section entitled “Summary Term Sheet” below.

•        “Proposed Bylaws” means the second amended and restated bylaws of PBAX, attached to this proxy statement/prospectus as Annex C.

•        “Proposed Charter” means the second amended and restated certificate of incorporation of PBAX, attached to this proxy statement/prospectus as Annex B.

•        “Public Shares” means the shares of Class A Common Stock issued in the Initial Public Offering, whether acquired in the Initial Public Offering or acquired in the secondary market.

•        “Public Stockholders” means the holders of the Public Shares.

•        “Public Units” means the units of PBAX, each unit representing one share of Class A Common Stock and one-half of one warrant to acquire one share of Class A Common Stock, that were offered and sold by PBAX in the Initial Public Offering or acquired in the secondary market.

•        “Public Warrants” means the redeemable warrants to purchase shares of Class A Common Stock that were issued by PBAX in the Initial Public Offering.

•        “Record Date” means            , 2024.

•        “Reallocation Shares” means a portion of the Founder Shares initially purchased by the Sponsor, which the Sponsor has indicated willingness to transfer to investors in connection with, and to the extent that, such investors agree to enter into financial arrangements in connection with the Business Combination (excluding debt), including, but not limited to, entry into any non-redemption agreements or participation in any PIPE transaction; provided that a portion of such Reallocation Shares that are not allocated to investors in a PIPE transaction or Public Stockholders who enter into non-redemption agreements may be transferred to CERo stockholders or retained by the Sponsor in amounts to be determined. However, as of the date of this proxy statement/prospectus, the Company has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which

v

Public Stockholders would not exercise redemption rights and the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares.

•        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Second Level Earnout Target” means if at any time during the period following the Closing and expiring on the fourth anniversary of the Closing Date, the volume-weighted average price of the shares of Class A Common Stock equals or exceeds $15.00 for any 20 trading days within a period of 30 consecutive trading days (upon which 500,000 shares of Class A Common Stock that will be released to CERo stockholders).

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Special Meeting” means the special meeting in lieu of annual meeting of stockholders of PBAX, scheduled to be held on            , 2024.

•        “Sponsor” means Phoenix Biotech Sponsor, LLC, a Delaware limited liability company.

•        “Trust Account” means the trust account maintained by Continental, acting as trustee, established for the benefit of Public Stockholders in connection with the Initial Public Offering.

•        “Units” means the Public Units and the Private Placement Units.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the Proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to PBAX stockholders. PBAX stockholders are urged to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, in its entirety.

Questions and Answers About the Business Combination

Q:     Why am I receiving this proxy statement/prospectus?

A:     PBAX and CERo have agreed to a Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and PBAX encourages its stockholders to read it in its entirety. PBAX’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for the Business Combination whereby Merger Sub will merge with and into CERo, with CERo surviving the Business Combination as a wholly-owned subsidiary of PBAX. See the section entitled “The Business Combination.”

This document is a proxy statement because the Board is soliciting proxies using this proxy statement/prospectus from PBAX stockholders. It is a prospectus because PBAX, in connection with the Business Combination, is offering shares of Class A Common Stock in exchange for the outstanding shares of CERo Common Stock. See the section entitled “The Business Combination.”

Q:     What is the Business Combination?

A:     PBAX and CERo have entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into CERo, with CERo surviving the Business Combination as a wholly-owned subsidiary of PBAX. See “The Business Combination Agreement” beginning on page 156. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety.

Q:     What will CERo stockholders and holders of CERo options and CERo warrants receive in the Business Combination?

A:     If the Business Combination is completed:

•        Each outstanding share of CERo Common Stock will be cancelled and converted into (i) the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share) and (ii) the right to receive a pro rata portion of up to 1,000,000 additional shares of Class A Common Stock if the First Level Earnout Target and the Second Level Earnout Target occur and 200,000 additional shares of Class A Common Stock if a Change of Control occurs.

•        Each outstanding CERo option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

•        Each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo preferred stock obtained by dividing the liquidation preference thereof by $10.00.

•        Each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof.

•        Each outstanding Convertible Bridge Note will automatically convert all outstanding principal and any unpaid accrued interest into Class A Common Stock of the surviving company at a conversion price equal to (i) the dollar volume-weighted average price for the Class A Common Stock of the surviving company on the date of the closing of the Business Combination, (ii) multiplied by 0.75.

The consideration described in the foregoing bullets and as set forth in the table below is referred to collectively as the “Business Combination Consideration.” The Business Combination Consideration value is estimated to total $62.4 million, comprised of $50.0 million of Class A Common Stock issued to CERo shareholders on the Business Combination closing date, an estimated value of $1.2 million related to the conversion of the Convertible Bridge Notes, and 1.2 million additional shares of Class A Common Stock with a current estimated value of $10.8 million related to the Earnout shares.

Business Combination Consideration

Type of Security	Number Issuable		Recipients
Class A Common Stock (issued at Closing)	236,210		Holders of CERo Common Stock
Class A Common Stock (issued at Closing)	4,415,494	(1)	Holders of CERo Preferred Stock
Class A Common Stock (upon attainment of First Level Earnout Target)	500,000		Holders of CERo Common Stock
Class A Common Stock (upon attainment of Second Level Earnout Target)	500,000		Holders of CERo Common Stock
Class A Common Stock (upon a Change of Control)	200,000		Holders of CERo Common Stock
Options to purchase shares of Class A Common Stock	23,298		Holders of CERo options
Warrants to purchase shares of Class A Common Stock	324,999		Holders of CERo warrants
Convertible Bridge Note automatic conversion	161,334	(2)	Holders of CERo Convertible Bridge Notes

____________

(1)      Comprised of 415,498 shares to holders of Series Seed preferred stock and 3,999,996 shares to holders of Series A preferred stock.

(2)      Reserved 161,334 shares for a total of approximately $1.2 million of Convertible Bridge Notes. Convertible Bridge Notes totaling $605,230 were sold to eligible CERo stockholders on June 6, 2023.

As of September 30, 2023, the Exchange Ratio is approximately 0.026 (the calculation of which is described on page 126 of this proxy statement/prospectus). Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Effective Time in connection with the Business Combination (including the conversion of approximately $1.2 million of convertible promissory notes into 161,334 shares and excluding 1,200,000 Earnout Shares, 324,999 shares that will be issuable upon exercise of outstanding warrants and 23,298 shares that will be issuable upon exercise of outstanding stock options), is approximately 4,813,038 shares and, assuming that (i) no additional PBAX shares are issued prior to the Effective Time, (ii) there is no exercise of any options to purchase shares of Class A Common Stock that will be outstanding immediately following the Business Combination, and (iii) no shares are issued in connection with the Incentive Plan or the ESPP (each as defined in this proxy statement/prospectus) following the Business Combination, these shares are expected to represent between approximately 44% and 47% of the issued and outstanding shares of Class A Common Stock (which would be New CERo common stock) and voting power in New CERo immediately following the closing of the Business Combination. These percentages assume, at the low end of the range, that no redemptions from our Trust Account (as defined in this proxy statement/prospectus) occur, and, at the high end of the range, that maximum redemptions from our Trust Account occur. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario. Following the Merger, it is contemplated that New CERo will have a single class of Common Stock.

Subject to the same assumptions set forth in the preceding paragraph and with no redemptions from our Trust Account, (i) Public Stockholders are expected to hold approximately 7% of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 48% of the issued and outstanding New CERo common stock, (iii) CERo stockholders are expected to hold approximately 44% of the issued and outstanding New CERo common stock.

Subject to the same assumptions set forth in the preceding paragraph and with maximum possible redemptions from our Trust Account, (i) Public Stockholders are expected to hold none of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 51% of the issued and outstanding New CERo common stock, (iii) CERo stockholders are expected to hold approximately 47% of the issued and outstanding New CERo common stock. The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in a potential PIPE transaction, CERo stockholders and/or Public Stockholders who do not exercise their redemption rights. However, as of the date of this proxy statement/prospectus, the Company has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights and the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares.

These pro forma ownership percentages do not reflect (i) any issuance of shares in connection with the Incentive Plan and the ESPP following the Business Combination, (ii) any issuance of shares of New CERo common stock in a PIPE transaction or (iii) any transfer of the Reallocation Shares to investors in a PIPE transaction, CERo stockholders and Public Stockholders. No subscription agreements and non-redemption agreements have been executed as of the date of this proxy statement/prospectus and any such financing and arrangement, respectively, is currently uncertain. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

After the Closing, the Sponsor may hold more than 50% of the voting power of New CERo. Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, is the manager of the Sponsor and will serve as New CERo’s Chief Financial Officer, Chief Operating Officer, and as a member of the New CERo Board following the Closing. As a result, New CERo may be a “controlled company” within the meaning of the rules of Nasdaq. However, New CERo does not intend to utilize the exemptions from the Nasdaq corporate governance standards available to controlled companies. For more information regarding the risks of New CERo being a “controlled company,” see “Risk Factors — Risks Related to New CERo’s Common Stock — If New CERo is successful in listing its Common Stock on Nasdaq, it expects to be a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements. If New CERo relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.” Nevertheless, as described elsewhere in this proxy statement/prospectus, the Sponsor intends to transfer the Reallocation Shares to investors in a PIPE transaction, CERo stockholders and Public Stockholders in such relative proportions to be determined. For further information, please see the section titled “The Business Combination — Structure of the Business Combination.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for           , 2024; however, the Special Meeting could be adjourned, as described herein. PBAX cannot assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of PBAX and CERo could result in the Business Combination being completed at a different time or not at all. PBAX must first obtain the approval of its stockholders for certain of the Proposals set forth in this proxy statement/prospectus.

Q:     What happens if the Business Combination is not consummated?

A:     If PBAX does not complete the Business Combination with CERo, for whatever reason, PBAX will either search for another target business with which to complete a business combination or determine not to extend the expiration date for the completion of an initial business combination.

On December 16, 2022, the stockholders of PBAX approved the First Extension. In connection with such stockholder vote, an aggregate of 16,211,702 shares of Class A Common Stock were redeemed, representing approximately 92.6% of the Public Shares outstanding as of December 16, 2022, resulting in a payment of $167,693,708.48 from the Trust Account and leaving 2,173,298 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the extensions of the business combination period from January 8, 2023 to June 8, 2023, the Sponsor deposited an aggregate of $550,000 to the Trust Account. On July 7, 2023, the stockholders of PBAX approved the Second Extension from July 8, 2023 to January 8, 2024. In connection with such stockholder vote, an aggregate of 523,341 shares of Class A Common Stock were redeemed, representing approximately 40.6% of the Public Shares outstanding as of July 7, 2023, resulting in a payment of $5,638,879.48 and leaving 6,246,207 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited $22,948.71 in connection with each extension from July 8, 2023 to January 8, 2024.

On January 3, 2024, the stockholders of PBAX approved the Third Extension. In connection with such stockholder vote, an aggregate of 11,625 shares of Class A Common Stock were redeemed, representing approximately 1.5% of the Public Shares outstanding as of January 3, 2024, resulting in a payment of $128,133 and leaving 6,234,582 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $22,600 in connection with the extension from January 8, 2024 to February 8, 2024. As of January 4, 2024, a total of 16,746,668 shares have been redeemed, representing approximately 95.7% of the Public Shares then-outstanding following the Initial Public Offering.

As of January 4, 2024, there is approximately $8.3 million available in the Trust Account. If PBAX does not complete the Business Combination or another business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), assuming the provision of loans by Sponsor to PBAX in accordance with the requirements set forth in the Current Charter (or such later date as may be approved by PBAX stockholders in an amendment to its Current Charter), PBAX must redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PBAX to pay its franchise and income taxes on such amounts (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. PBAX’s initial stockholders (including the Sponsor) have waived any rights it may have with respect to any monies held in the Trust Account as a result of any liquidation of PBAX with respect to the Founder Shares and Private Placement Shares and, accordingly, in the event a business combination is not effected by PBAX by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Founder Shares and Private Placement Shares held by PBAX’s initial stockholders would be worthless.

Q:     Did the Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. PBAX retained RNA Advisors, LLC (“RNA”) to provide a fairness opinion to the Board. The RNA fairness opinion is attached to this proxy statement/prospectus as Annex F. On June 4, 2023, RNA delivered its opinion to the Board as to the fairness, from a financial point of view, of the consideration to be issued by PBAX pursuant to the Business Combination Agreement to PBAX. RNA did not evaluate, or take into account, the Earnout Shares as part of its analysis due to the contingent nature of the issuance of such shares. For a description of the opinion issued by RNA to the Board, please see the section entitled “The Business Combination — Opinion of PBAX’s Financial Advisor.”

Q:     Will the management of New CERo change in the Business Combination?

A:     Following the Closing, the management of New CERo will consist of Daniel Corey, the current Chief Executive Officer of CERo, who will become the Chief Technical Officer of New CERo; Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, who will become the Chief Financial Officer and Chief Operating Officer of New CERo; and Brian Atwood, the current Chairman of the Board, who will become the Chief Executive Officer of New CERo.

For additional information, please see the section entitled “Management of New CERo.”

x

Q:     Will New CERo obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that New CERo will have sufficient funds to consummate the Business Combination?

A:     New CERo intends to obtain new equity financing through a private placement of PBAX Common Stock. However, New CERo has not yet entered into subscription agreements for such financing. As such, there is no such financing currently in place in connection with the Business Combination and there is no guarantee that New CERo will obtain such financing, on acceptable terms or at all. Unless waived by PBAX or CERo, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on New CERo having net tangible assets worth at least $5,000,001 immediately after the Closing after giving effect to the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from any additional financing. Unless waived by CERo, the Business Combination Agreement provides that CERo’s obligation to consummate the Business Combination is conditioned on there being at least $30.0 million in cash available at Closing (“Available Closing Cash”), such amount calculated, as of the Closing:

a)      the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments made or required to be made in connection with the SPAC Stockholder Redemption), plus

b)      the amount of funds available to consummate the Merger pursuant to a PIPE transaction, minus

c)      Unpaid SPAC Expenses and Unpaid Company Expenses totaling $15.2 million and comprised of $1.6 million of convertible loans, $3.1 million of deferred legal fees, $1.5 million in deferred advisory fees, and $9.15 million of deferred underwriting fees. The Company and CERo are in active negotiation to significantly reduce the total amount of cash payable at Closing to vendors for these expenses, which reduction of cash payments at Closing may be accomplished through a combination of a reduction in the amounts owed, issuance of equity consideration in lieu of cash or deferral of amounts owed. However, the Company and CERo have not entered into any agreements with such vendors to reduce the amounts payable thereto at Closing and we cannot assure you that such negotiations will be successful.

Although PBAX and CERo will seek to obtain additional financing and to ensure the receipt of proceeds of the Trust Account through the execution of non-redemption agreements, providing that certain stockholders will not redeem the shares of Class A Common Stock beneficially owned thereby and not, among other things, sell, encumber or otherwise transfer such shares, we cannot assure that PBAX and CERo will obtain such financing or non-redemption agreements. As of the date of this proxy statement/prospectus, PBAX and CERo have not obtained any subscriptions for a PIPE transaction or entered into any non-redemption agreements. In the event that PBAX obtains such subscriptions or enters into non-redemption agreements prior to the Closing, PBAX will disclose such subscriptions and/or non-redemption agreements in a supplement to this proxy statement/prospectus.

Even if there are no redemptions and PBAX and CERo successfully negotiate the deferral, reduction or payment in equity in lieu of cash all of the transaction expenses described above, PBAX and CERo would need to obtain more than $21.7 million of additional financing in order to satisfy the Available Closing Cash condition. Accordingly, PBAX may not be able to guarantee there being at least $30.0 million in Available Closing Cash, which is a condition PBAX is required to perform in order to consummate the Business Combination Agreement. Pursuant to the Business Combination Agreement, CERo may (a) extend the time for the performance of any of the obligations or other acts required of PBAX as set forth in the Business Combination Agreement or (b) waive compliance by PBAX with any of the agreements or conditions set forth in the Business Combination Agreement. PBAX would announce any such extension or waiver on a Current Report on Form 8-K and supplement to this proxy statement/prospectus prior to the Special Meeting. However, PBAX cannot guarantee that CERo will grant such an extension or waiver. If CERo did waive the Available Closing Cash condition in these circumstances, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Although the terms of such financing have not yet been finalized, PBAX and CERo remain in active discussions with existing CERo stockholders, including investors in the Convertible Bridge Notes, certain PBAX stockholders and third-party investors regarding a potential investment in convertible preferred stock to be issued by New CERo at closing of the Business Combination, accompanied by warrants to purchase additional shares of New CERo Common Stock. Holders of Convertible Bridge Notes may be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for the securities offered in the PIPE transaction. The PIPE transaction is expected to be accompanied by an equity line provided by an institutional investor. Although we cannot assure you that such financing transactions will be completed on such terms, or at all, each of PBAX and CERo currently expects that the total proceeds of such financing transactions upon closing of the Business Combination will constitute a majority of the $30 million minimum cash condition and that PBAX and CERo will successfully negotiate the reduction or deferral of certain cash expenses payable to third-party vendors at Closing, it is likely that the net cash available to New CERo after the payment of any such expenses not deferred will be less than the minimum cash condition and that CERo would waive such condition to the extent of such shortfall.

Should the Business Combination transaction be consummated with a waiver of the Closing Cash Condition, but in the absence of additional PIPE funding or proceeds from the Trust Account, the surviving entity will hold $1.6 million in PBAX working capital debt.

If we are unable to secure such financing and such closing conditions are not waived by PBAX or CERo, as applicable, CERo may terminate the Merger Agreement and the Business Combination may not be consummated. In such event, PBAX will need to seek for an alternative business combination to complete its initial business combination within the prescribed time period. For more information, see “Risk Factors — Risks Related to PBAX, the Business Combination and Redemptions — The consummation of the Business Combination is conditioned on, among other things, there being at least $30.0 million in Available Closing Cash, after the payment of any transaction expenses. As this condition is for CERo’s benefit, it is possible that CERo could waive it prior to Closing, although there is no guarantee that it would. If CERo did waive the condition in these circumstances, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans.”

If PBAX is unable to complete the Business Combination with CERo or another initial business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. For more information, see “Risk Factors — Risks Related to PBAX, the Business Combination and Redemptions — If PBAX is unable to complete the Business Combination with CERo or another initial business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against PBAX and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.79 per Public Share.”

Q:     Is it possible for either party to the Business Combination Agreement to waive the applicability of the condition that there by at least $30.0 million in Available Closing Cash?

A:     Yes, either party to the Business Combination Agreement may waive the applicability of the $30.0 million minimum cash condition with respect to the other party. PBAX would announce any such waiver on a Current Report on Form 8-K and supplement to this proxy statement/prospectus prior to the Special Meeting. However, pursuant to the PBAX Charter, New CERo must have at least $5,000,001 of net tangible assets upon consummation of the Business Combination. If this condition was waived, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans.

Questions and Answers About the Special Meeting

Q:     How do I attend a virtual meeting?

A:     As a registered stockholder, along with this proxy statement/prospectus, you received a proxy card from Continental, PBAX’s transfer agent, which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact Continental at (917) 262-2373, or email Continental at proxy@continentalstock.com.

You can pre-register to attend the virtual Special Meeting starting on            , 2024 (five business days prior to the meeting). Enter the following URL address into your browser:            , then enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-login using the same control number and, if you want to vote during the meeting, you will be prompted to enter your control number again.

Beneficial owners who own their Class A Common Stock through a bank, broker or other nominee will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your broker, bank or other nominee or, if you would like to join and not vote, Continental can issue you a guest control number with proof of ownership. Either way, you must contact Continental at the number or email address above for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can only listen to the Special Meeting by dialing (toll-free, within the U.S. and Canada) or (with toll, outside the U.S. or Canada) and when prompted, enter the pin            . This method supports listening only, so you will not be able to vote or enter questions during the Special Meeting.

Q:     What matters are being presented to PBAX stockholders at the Special Meeting?

A:     PBAX will hold the Special Meeting to consider and vote upon the following Proposals:

•        Proposal 1 — The “Business Combination Proposal” to approve the Business Combination, including the Business Combination Agreement, attached to this proxy statement/prospectus as Annex A.

•        Proposal 2 — The “Charter Amendment Proposal” to approve the Proposed Charter, attached to this proxy statement/prospectus as Annex B.

•        Proposal 3 — The “Advisory Charter Amendment Proposals” to approve certain material differences between the Proposed Charter and the Current Charter.

•        Proposal 4 — The “Nasdaq Stock Issuance Proposal” to approve the issuances of Class A Common Stock pursuant to the Business Combination Agreement and the conversion of Class B Common Stock, as required by Nasdaq Listing Rule 5635.

•        Proposal 5 — “Director Election Proposal” to approve the appointment of seven directors who, upon consummation of the Business Combination, will become directors of New CERo.

•        Proposal 6 — “Incentive Plan Proposal” to approve the Incentive Plan, attached to this proxy statement/prospectus as Annex D.

•        Proposal 7 — The “ESPP Proposal” to approve the ESPP, attached to this proxy statement/prospectus as Annex E.

•        Proposal 8 — The “Adjournment Proposal” to approve the adjournment of the Special Meeting.

Consummation of the Business Combination is conditioned on, among other things, approval of each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the election of each director pursuant to the Director Election Proposal, Incentive Plan Proposal and the ESPP Proposal (and each such Proposal is cross-conditioned on the approval of such other Proposals). If any of these Proposals is not approved, the remaining Proposals will not be presented to stockholders for a vote.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:     What is the vote required to approve the Proposals?

A:           Proposal 1 — The Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of each of PBAX’s Class A and Class B Common Stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Advisory Charter Amendment Proposals require the affirmative vote of the majority of the votes cast by holders of shares of each of PBAX’s Class A Common Stock and Class B Common Stock entitled to vote thereon, voting separately. Abstentions and broker non-votes will have no effect on the vote for Proposal 3.

Proposal 4 — The Nasdaq Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Special Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 4.

Proposal 5 — The election of each director pursuant to the Director Election Proposal requires the plurality vote of the shares of PBAX Class B Common Stock cast in respect of that Proposal and entitled to vote at the Special Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 5.

Proposal 6 — The Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Special Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 6.

Proposal 7 — The ESPP Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Special Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 7.

Proposal 8 — The Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present by virtual attendance or represented by proxy at the Special Meeting and entitled to vote at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 8.

Certain of PBAX’s existing stockholders, including the Sponsor and PBAX’s directors and officers, have agreed to vote any Founder Shares, Private Placement Shares, and Public Shares they hold in favor of each Proposal. As of January 4, 2024, the Sponsor owns approximately 85.0% of the outstanding PBAX Common Stock and PBAX’s directors and officers collectively own no shares of the outstanding PBAX Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders. In particular, because PBAX’s initial stockholders have agreed to vote in favor of each of the Proposals, all of the Proposals will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of any of the Proposals.

Q:     What will happen to PBAX’s securities upon consummation of the Business Combination?

A:    The Public Units, Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “PBAXU,” “PBAX” and “PBAXW,” respectively. Upon the Closing, New CERo will have one class of common stock and warrants, which will be listed on Nasdaq under the symbol “CERO” and “CEROW,” respectively. Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the Trust Account need not submit Public Shares, and such shares of stock (which will be New CERo common stock upon the Closing) will remain outstanding. Each outstanding share of Class B Common Stock, by its terms, will automatically convert into one share of Class A Common Stock upon the Closing. Following the Merger, it is contemplated that New CERo will have a single class of common stock.

Q:     Will New CERO’s common stock and warrants be listed on Nasdaq upon consummation of the Business Combination?

A:     PBAX has applied to list New CERo’s common stock and warrants on Nasdaq under the symbol “CERO” and “CEROW,” respectively. The listing of such securities is a condition to each party’s obligation to consummate the Business Combination pursuant to the Merger Agreement. Neither PBAX nor CERo intends to waive such closing condition.

Nevertheless, on April 3, 2023, PBAX received the Nasdaq Letter from the listing qualifications department staff of Nasdaq notifying PBAX that, for the 30 consecutive trading days prior to the date of the letter, the Class A Common Stock had traded at a value below the minimum $50,000,000 MVLS requirement set forth in Nasdaq Listing Rule 5450(b)(2)(A), which is required for continued listing of the Class A Common Stock on Nasdaq. The Nasdaq Letter was only a notification of deficiency, not of imminent delisting, and had no immediate effect on the listing or trading of the Company’s securities on Nasdaq. In order to bring the Company into compliance with the MVLS requirement, on July 3, 2023, the Sponsor elected to effect the conversion of all then-outstanding Class B Common Stock to Class A Common Stock.

Q:     How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders post Business Combination?

A:     The Private Placement Warrants (including the New CERo common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (subject to limited exceptions). In addition, for as long as Private Placement Warrants are held by Cantor and/or its designees or affiliates, such Private Placement Warrants will be subject to a lock-up in compliance with FINRA Rule 5110(e) and may not be exercised after five years from the commencement of sales of the Initial Public Offering in accordance with FINRA Rule 5110(g)(8)(A). The Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Initial Public Offering. The Sponsor, which holds an aggregate of 349,998 Private Placement Warrants, has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Common Stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of an initial business combination.

As a result, following the Business Combination, New CERo may redeem your New CERo warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. New CERo has the ability to redeem outstanding New CERo warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New CERo warrant, provided that the reported last sales price of the New CERo common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before New CERo sends the notice of redemption to the warrantholders. If and when the New CERo warrants become redeemable by New CERo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. New CERo will use its commercially reasonable efforts to register or qualify such shares under the blue sky laws of the state of such residence in those states in which the New CERo warrants were offered. Redemption of the outstanding New CERo warrants could force you (i) to exercise your New CERo warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New CERo warrants at the then-current market price when you might otherwise wish to hold your New CERo warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New CERo warrants are called for redemption, is likely to be substantially less than the market value of your New CERo warrants.

New CERo may only call the New CERo warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each warrantholder, provided that holders will be able to exercise their New CERo warrants prior to the time of redemption and, at New CERo’s election, any such exercise may be required to be on a cashless basis. Please see “Description of New CERo’s Securities After the Business Combination — Warrants” for more information.

Q:     Why is PBAX proposing the Business Combination?

A:     PBAX was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

On October 8, 2021, PBAX completed its Initial Public Offering of shares of Class A Common Stock, at a price of $10.00 per share, raising total gross proceeds of $175 million. Since its Initial Public Offering, PBAX’s activity has been limited to the evaluation of business combination candidates.

CERo is an innovative immunotherapy company advancing the development of next generation engineered T cell therapeutics for the treatment of cancer.

Based on its due diligence investigations of CERo and the industry in which CERo operates, including the financial and other information provided by CERo in the course of the negotiations in connection with the Business Combination Agreement, PBAX believes that CERo has an appealing market opportunity and growth profile and a compelling valuation. As a result, PBAX believes that the Business Combination with CERo will provide PBAX stockholders with an opportunity to participate in the ownership of a company with significant value. See the section entitled “The Business Combination — The Board’s Reasons for Approval of the Business Combination.”

Q:     Do I have redemption rights?

A:     If you are a PBAX stockholder holding Public Shares, you have the right to demand that PBAX redeem your Public Shares for a pro rata portion of the cash held in the Trust Account. We sometimes refer to these rights to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a PBAX stockholder, together with any affiliate or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from exercising redemption rights with respect to 20% or more of the Public Shares without the prior consent of PBAX.

Please see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions.”

Q:     How do I exercise my redemption rights?

A:     A Public Stockholder may exercise redemption rights regardless of whether they vote on the Business Combination Proposal or if they are a stockholder on the Record Date. If you are a Public Stockholder and wish to exercise your redemption rights, you must demand that PBAX redeem your Public Shares for cash and deliver your Public Shares to Continental, PBAX’s transfer agent, at Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004, Attn: SPAC Redemption Team, physically or electronically at spacredemptions@continentalstock.com, at least two business days before the Special Meeting, or            , 2024. Rather than delivering your Public Shares directly to Continental, you may also deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Any Public Stockholder seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $8.3 million, or $11.06 per share, as of January 4, 2024), less any owed but unpaid franchise and income taxes. Such amount will be paid promptly upon consummation of the Business Combination. There is currently a total of approximately $10,000 in owed but unpaid franchise or income taxes within the Trust Account funds.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption directly to Continental, or deliver your Public Shares either physically or electronically through DTC to Continental, and later decide prior to the Special Meeting not to elect redemption, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the phone number or address set forth in this proxy statement/prospectus.

Any written demand of redemption rights must be received by Continental at least two business days prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. PBAX stockholders do not have appraisal rights in connection with the proposed Business Combination under Delaware law.

Q:     What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?

A:     Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of

Public Shares are substantially reduced as a result of redemptions by Public Stockholders (however, pursuant to the PBAX Charter, New CERo must have at least $5,000,001 of net tangible assets upon consummation of the Business Combination). Also, with fewer Public Shares and Public Stockholders, the trading markets for Class A Common Stock following the closing of the Business Combination may be less liquid than the market for Class A Common Stock was prior to the Business Combination and New CERo may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New CERo’s business will be reduced and New CERo may not be able to achieve its business plans. In addition, without additional funds from a PIPE transaction that the parties intend to complete in connection with the closing of the Business Combination, it is possible that a maximum redemption scenario would result in a cash deficit, in which event the parties would need to find additional sources of funding in order for the Business Combination to become effective.

The table below presents the Trust Account value per share to a Public Stockholder that elects not to redeem its shares across a range of varying redemption scenarios. This Trust Account value per share includes the per share cost of the deferred underwriting commission of $9,150,000. The Trust Account value was $8.3 million at January 4, 2024.

As of January 4, 2024
Trust Account Value	$8,330,779
Total shares of Redeemable Class A Common Stock(1)	753,332
Trust Account Value per share of Redeemable Class A Common Stock	$11.06

____________

(1)      Excludes 885,000 private placement shares not included in the Trust Balance.

	Assuming no Redemptions		Assuming 25% Redemptions	Assuming 75% Redemptions	Assuming Maximum Possible Redemptions(1)
Redemptions ($)	$—		$(2,082,963)	$(6,248,889)	$(8,330,779)
Redemptions (Shares)	—		(188,333)	(564,999)	(753,332)
Deferred underwriting commission	$(9,150,000)		$(9,150,000)	$(9,150,000)	$(9,150,000)
Cash left in the Trust Account post redemptions less deferred underwriting commission	$—	(2)	$— (2)	$— (2)	$— (2)
Class A Common Stock post redemptions	753,332		564,999	188,333	—
Remaining Trust Proceeds Per Share	$—	(2)	$— (2)	$— (2)	$— (2)

____________

(1)      Assumes that 753,332 shares of Class A Common Stock, which represents approximately 12.1% of PBAX’s currently outstanding Class A Common Stock, are redeemed. The maximum redemption scenario represents the maximum level of allowable redemptions, without consideration of Available Closing Cash or minimum net tangible asset value requirements. A key closing condition for the completion of the Business Combination is the availability of additional cash from the proceeds from the sale of shares of New CERo common stock to investors in a PIPE transaction, which financing remains uncertain. Given the current uncertainties around timing, amount, structure, and other variables with respect to the additional funds, PBAX has elected to present the scenario without additional funds, which results in a pro forma cash deficit. This cash deficit must be sufficiently augmented by the additional funds for the Business Combination to become effective unless the applicable closing conditions are waived, which are uncertain and may not be available. As of the date of this proxy statement/prospectus, PBAX has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights. If PBAX enters into a PIPE transaction or non-redemption agreements after the date of this proxy statement/prospectus, PBAX will present a scenario that incorporates the additional funds that would permit completion of the Business Combination, including satisfying the Available Closing Cash requirement. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The redemptions and deferred underwriting commissions exceed the amount held in Trust Account.

Furthermore, to the extent that holders of shares of Class A Common Stock redeem their shares in connection with the Business Combination, their Public Warrants will remain issued and outstanding notwithstanding the redemption of their shares of Class A Common Stock. The Sponsor, Cantor and CCM collectively hold an aggregate of 885,000 Private

Placement Shares and 442,500 Private Placement Warrants underlying the Private Placement Units. Following the consummation of the Business Combination, all of PBAX’s outstanding warrants will become warrants to acquire shares of New CERo common stock on the same terms as PBAX’s currently outstanding warrants.

The table below shows the relative ownership levels of holders of outstanding shares of New CERo common stock following the Business Combination under varying redemption scenarios and assuming that no warrants to purchase New CERo common stock have been exercised at the Closing.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Public shares(1)	753,332	6.8%	564,999	5.2%	188,333	1.8%	—	0.0%
Shares issued to CERo stockholders(2)	4,813,038	43.6%	4,813,038	44.3%	4,813,038	45.9%	4,813,038	46.8%
Non-sponsor held private placement shares(3)	185,004	1.7%	185,004	1.7%	185,004	1.8%	185,004	1.8%
Shares held by Sponsor(4)	5,296,246	47.9%	5,296,246	48.8%	5,296,246	50.5%	5,296,246	51.4%
Shares outstanding	11,047,620	100.0%	10,859,287	100.0%	10,482,621	100.0%	10,294,288	100.0%

____________

(1)      Maximum redemption scenario assumes that 753,332 shares of Class A common stock, which represents approximately 12.1% of PBAX’s currently outstanding Class A common stock, are redeemed. The maximum redemption scenario represents the maximum level of allowable redemptions, without consideration of Available Closing Cash or minimum net tangible asset value requirements. A key closing condition for the completion of the Business Combination is the availability of additional cash from the proceeds from the sale of shares of New CERo common stock to investors in a PIPE transaction. Given the current uncertainties around timing, amount, structure, and other variables with respect to the additional funds, PBAX has elected to present the scenario without additional funds, which results in a pro forma cash deficit. This cash deficit must be sufficiently augmented by the additional funds for the Business Combination to become effective unless the applicable closing conditions are waived, which funds are uncertain and may not be available. As of the date of this proxy statement/prospectus, PBAX has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights. If PBAX enters into a PIPE transaction or non-redemption agreements after the date of this proxy statement/prospectus, PBAX will present a scenario that incorporates the additional funds that would permit completion of the Business Combination, including satisfying the Available Closing Cash requirement. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The Business Combination Consideration shares outstanding immediately following the Business Combination include 4,651,704 shares for outstanding CERo equity and 161,334 shares issued in the conversion of approximately $1.2 million of promissory notes purchased by CERo shareholders.

(3)      Cantor holds 155,000 private placement shares and 77,500 private placement warrants and CCM holds 30,004 private placement shares and 15,002 private placement warrants.

(4)      Sponsor holds 4,596,250 founder shares, 699,996 private placement shares and 349,998 private placement warrants.

The table below shows the fully diluted relative ownership levels of holders of shares of New CERo common stock following the Business Combination under varying redemption scenarios.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Public shares(1)	753,332	3.5%	564,999	2.6%	188,333	0.9%	—	0.0%
Shares issued to CERo stockholders(2)	4,813,038	22.1%	4,813,038	22.3%	4,813,038	22.7%	4,813,038	22.9%
Non-Sponsor held private placement shares(3)	185,004	0.8%	185,004	0.9%	185,004	0.9%	185,004	0.9%
Shares held by Sponsor(4)	5,296,246	24.3%	5,296,246	24.5%	5,296,246	25.0%	5,296,246	25.2%
Shares underlying public warrants	8,750,000	40.2%	8,750,000	40.5%	8,750,000	41.2%	8,750,000	41.6%
Shares underlying private placement warrants	442,500	2.0%	442,500	2.0%	442,500	2.1%	442,500	2.1%
Shares underlying CERo warrants	324,999	1.5%	324,999	1.5%	324,999	1.5%	324,999	1.5%
Shares underlying CERo options	23,298	0.1%	23,298	0.1%	23,298	0.1%	23,298	0.1%
Shares underlying earnout consideration	1,200,000	5.5%	1,200,000	5.6%	1,200,000	5.7%	1,200,000	5.7%
Fully diluted shares	21,788,417	100.0%	21,600,084	100.0%	21,223,418	100.0%	21,035,085	100.0%

__________

(1)      Maximum redemption scenario assumes that 753,332 shares of Class A Common Stock, which represents approximately 12.1% of PBAX’s currently outstanding Class A Common Stock, are redeemed. The maximum redemption scenario represents the maximum level of allowable redemptions, without consideration of Available Closing Cash or minimum net tangible asset value requirements. A key closing condition for the completion of the Business Combination is the availability of additional cash from the proceeds from the sale of shares of New CERo common stock to investors in a

PIPE transaction. Given the current uncertainties around timing, amount, structure, and other variables with respect to the additional funds, PBAX has elected to present the scenario without additional funds, which results in a pro forma cash deficit. This cash deficit must be sufficiently augmented by the additional funds for the Business Combination to become effective unless the applicable closing conditions are waived, which funds are uncertain and may not be available. As of the date of this proxy statement/prospectus, PBAX has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights. If PBAX enters into a PIPE transaction or non-redemption agreements after the date of this proxy statement/prospectus, PBAX will present a scenario that incorporates the additional funds that would permit completion of the Business Combination, including satisfying the Available Closing Cash requirement. See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The Business Combination Consideration shares outstanding immediately following the Business Combination include 4,651,704 shares for outstanding CERo equity and 161,334 shares issued in the conversion of approximately $1.2 million of promissory notes purchased by CERo shareholders.

(3)      Cantor holds 155,000 private placement shares and 77,500 private placement warrants and CCM holds 30,004 private placement shares and 15,002 private placement warrants.

(4)      Sponsor holds 4,596,250 founder shares, 699,996 private placement shares and 349,998 private placement warrants.

Q:     Do the Sponsor or any of PBAX’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Business Combination Agreement, PBAX stockholders should be aware that the PBAX executive officers and directors, as well as the Sponsor, have interests in the Business Combination that are different from, or in addition to, those of PBAX stockholders generally. These interests include, among other things:

•        If the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, (i) the 4,596,250 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.005 per share, or $25,000 in the aggregate, prior to the Initial Public Offering, and (ii) the 699,996 Private Placement Shares and 349,998 Private Placement Warrants underlying the Private Placement Units held by the Sponsor, which were acquired for a purchase price of $10.00 per unit, or $7.0 million in the aggregate, in the Concurrent Private Placement, would be worthless because the holders are not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $59.6 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024;

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the Public Shares sold in the Initial Public Offering and the shares of Class A Common Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor may earn a positive rate of return on its investment even if the Class A Common Stock trades below the price initially paid for the Public Shares in the Initial Public Offering and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        If PBAX is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PBAX for services rendered or contracted for or products sold to PBAX. If PBAX consummates a business combination, on the other hand, PBAX will be liable for all such claims;

•        On December 20, 2022, PBAX issued an unsecured promissory note to Sponsor in the principal amount of $1,500,000, portions of which may be withdrawn by PBAX from time to time (the “Promissory Note”). On December 8, 2023, the Promissory Note was amended to increase the total principal amount to $1,600,000. As of January 4, 2024, PBAX has submitted drawdown requests in an aggregate amount of $1,555,000. The Promissory Note bears no interest and outstanding principal is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of PBAX.

•        If the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Sponsor and its affiliates will be liable for the $550,000 deposited to the Trust Account in connection with the First Extension, $137,692 deposited to the Trust Account in connection with the Second Extension to January 8, 2024 and $22,600 deposited to the Trust Account in connection with the Third Extension to April 8, 2024, as well as the $1,555,000 outstanding borrowing in connection with the Promissory Note between PBAX and the Sponsor and the $15,000 monthly consulting fee PBAX paid to the spouse of its Chief Executive Officer through December 31, 2022, which monthly payments ended on December 31, 2022;

•        On July 3, 2023, the Sponsor elected to convert all 4,596,250 of its shares of Class B Common Stock into 4,596,250 shares of Class A Common Stock. As of January 4, 2024, the Sponsor holds approximately 85.0% of the outstanding shares of Class A Common Stock. Because the Sponsor has agreed to vote in favor of each of the Proposals, all of the Proposals (and therefore, the Business Combination) will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of any of the Proposals;

•        The Business Combination Agreement provides for the continued indemnification of PBAX’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering PBAX’s current directors and officers from and after the Effective Time for a period of six years;

•        The fact that Brian Atwood, the current Chairman of the Board, had served as a consultant to CERo since 2019, and suggested that PBAX discuss a potential transaction with CERo, which culminated in the Business Combination. Mr. Atwood may have conflicts of interest in determining to present CERo as a target for an initial business combination and in determining that CERo is an appropriate business with which to effectuate an initial business combination;

•        Certain of PBAX’s current directors and officers are expected to be directors and officers of New CERo after the consummation of the Business Combination. In particular, Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, will become the Chief Financial Officer and Chief Operating Officer of New CERo; and Mr. Atwood will become the Chief Executive Officer of New CERo. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the New CERo Board determines to pay to them and any other applicable compensation as described under sections “CERo Executive and Director Compensation — Director Compensation” and “CERo Executive and Director Compensation — Employment Arrangements”;

•        None of PBAX’s officers or directors will be required to commit his or her full time to the affairs of CERo prior to the completion of the Business Combination and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. In addition, the Sponsor and PBAX’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to PBAX completing its initial business combination;

•        The fact that the Sponsor, PBAX’s officers and directors, and their respective affiliates will not be reimbursed for any out-of-pocket expenses (none have been incurred as of January 4, 2024) if an initial business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders);

•        The fact that CCM, in addition to acting as capital markets advisor in connection with the Business Combination and placement agent in connection with a potential PIPE transaction, acted as financial advisor on the Initial Public Offering and will receive a fee of $1,162,500 upon consummation of the Business Combination in connection therewith. In addition, CCM holds an aggregate of 699,996 Private Placement Shares and 349,998 Private Placement Warrants underlying the Private Placement Units held by CCM, which were acquired for a purchase price of $10.00 per unit, or $7.0 million in the aggregate, in the Concurrent Private Placement, and would be worthless if the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders) because CCM is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $7.9 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024;

•        In the course of their other business activities, PBAX’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New CERo as well as the other entities with which they are affiliated. PBAX’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented;

•        The Sponsor and PBAX’s officers and directors have agreed to waive their redemption rights with respect to any Public Shares they may hold in connection with the Business Combination. Additionally, the Sponsor and PBAX’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them if PBAX fails to consummate an initial business combination within the completion window. If PBAX does not complete an initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares, and the Private Placement Warrants purchased in the Concurrent Private Placement will expire worthless. Such securities had an aggregate market value of approximately $59.6 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024. Since the Sponsor and PBAX’s officers and directors may directly or indirectly own PBAX Common Stock following the Initial Public Offering, PBAX’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the initial business combination;

•        The Sponsor (including its representatives and affiliates) and PBAX’s officers and directors, are, or may in the future become, affiliated with entities that are engaged in a similar business to New CERo. The representatives and affiliates of the Sponsor, and certain of PBAX’s officers and directors, are in the business of making investments in companies, and may acquire and hold interests in businesses that compete directly or indirectly with New CERo. Certain of PBAX’s officers and directors also have time and attention requirements for investment funds of which they and affiliates of the Sponsor are the investment managers; and

•        The Sponsor, certain stockholders of PBAX, and certain stockholders of CERo will be party to the Investor Rights Agreement, which will come into effect at the Effective Time. Pursuant to the Investor Rights Agreement, each stockholder thereto will be granted customary registration rights with respect to their respective shares of Class A Common Stock, including demand and piggy-back registration rights. Additionally, the Investor Rights Agreement prohibits each stockholder thereto from transferring their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), subject to certain permitted transfers, during the Lock-Up Period. The terms of the Investor Rights Agreement are further described in the section entitled “The Business Combination Agreement and Related Agreements — Related Agreements — Investor Rights Agreement.”

These interests, which create actual and potential conflicts of interest, are, to the extent material, described in the section titled “The Business Combination — Interests of Certain Persons in the Business Combination” beginning on page 148 of this proxy statement/prospectus. Accordingly, the Sponsor and PBAX’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating PBAX. The PBAX Board was aware of and may have been influenced by these interests in evaluating and unanimously approving the Business Combination and in recommending that you vote in favor of the approval of the Business Combination.

For additional information about the risks associated with these interests, see “Risk Factors — Risks Related to PBAX, the Business Combination and Redemptions — The Sponsor and PBAX’s officers and directors own PBAX Common Stock that will be worthless, may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved and certain directors and officers of PBAX will serve as directors and officers of New CERo. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with CERo.”

The Sponsor beneficially owns and is entitled to vote an aggregate of approximately 85.0% of the outstanding PBAX Common Stock as of January 4, 2024. The Sponsor, as well as PBAX’s directors and officers (who hold no shares of PBAX Common Stock as of January 4, 2024), have agreed to vote their shares in favor of all Proposals being presented at the Special Meeting.

As a result of the aforementioned actual or potential conflicts of interest, among other things, (i) the Board created the Special Committee, (ii) the Board and Special Committee also determined to consider the engagement of a compensation consultant to review the proposed terms of the employment of Mr. Ehrlich and Mr. Atwood and (iii) PBAX retained RNA to provide a fairness opinion to the Board in connection with the Business Combination. On June 4, 2023, RNA delivered its opinion to the Board, as to the fairness, from a financial point of view, of the consideration to be issued by PBAX pursuant to the Business Combination Agreement to PBAX. For a description of the opinion issued by RNA to the Board, please see the section entitled “The Business Combination — Opinion of PBAX’s Financial Advisor.”

See the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of PBAX’s Directors and Officers in the Business Combination” for a further discussion of additional considerations in connection with the Business Combination.

Q:     What do I need to do now?

A:     PBAX urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder of PBAX. PBAX stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of PBAX Common Stock on the Record Date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a legal proxy from your broker, bank or nominee.

Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, your shares will not be voted and will not be counted as present for purposes of determining whether a quorum is present.

After obtaining a valid legal proxy from your broker, bank or nominee, to register to attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting online should contact Continental no later than            , 2024 to obtain this information. Written requests can be emailed to proxy@continentalstock.com.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. PBAX stockholders may send a later-dated, signed proxy card to Continental at the address set forth above so that it is received prior to the vote at the Special Meeting or attend the Special Meeting virtually and vote. PBAX stockholders also may revoke their proxy by sending a notice of revocation to Continental, which must be received prior to the vote at the Special Meeting.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a holder of Class A Common Stock. As a corollary, failure to deliver (either physically or electronically) your stock certificate(s) to PBAX’s transfer agent,

Continental, no later than two business days prior to the Special Meeting, means you will not have any right in connection with the Business Combination to exchange your Public Shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of PBAX.

Q:     What should I do with my share certificate(s)?

A:     Those Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the funds held in the Trust Account need not submit their certificate(s). Public Stockholders who exercise their redemption rights must deliver their share certificate(s) to Continental (either physically or electronically) or through DTC to Continental at least two business days before the Special Meeting, as described above.

Q:     What should I do if I receive more than one set of voting materials?

A:     PBAX stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your PBAX shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your PBAX shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your PBAX shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Okapi Partners LLC

Individuals call toll-free: (877) 259-6290

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

You may also obtain additional information about PBAX from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a PBAX stockholder and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental (or through DTC to Continental) at the address listed below at least two business days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the annexes attached to this proxy statement/prospectus. The Business Combination Agreement is the primary legal document that governs the Business Combination and other transactions that will be undertaken in connection with the Business Combination. It is described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement and Related Agreements.”

The Business Combination

On June 4, 2023, PBAX entered into a Business Combination Agreement with CERo and Merger Sub, pursuant to which Merger Sub will merge with and into CERo, with CERo surviving as a wholly-owned subsidiary of PBAX. In connection with the consummation of the Business Combination, PBAX will change its corporate name to “CERo Therapeutics Holdings, Inc.” The respective boards of directors of PBAX and CERo have unanimously approved the Business Combination Agreement and the transactions.

The Parties to the Business Combination

PBAX

Phoenix Biotech Acquisition Corp. is a blank check company incorporated on June 8, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 8, 2021, PBAX consummated its Initial Public Offering of 17,500,000 Units. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $175 million. Simultaneously with the consummation of the Initial Public Offering, PBAX consummated the Concurrent Private Placement of 885,000 Private Placement Units at $10.00 per unit, generating gross proceeds of $8.85 million.

The Public Units, Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “PBAXU,” “PBAX” and “PBAXW,” respectively.

The mailing address of PBAX’s principal executive office is 2201 Broadway, Suite 705, Oakland, CA 94612, and its telephone number is (215) 731-9450. After the consummation of the Business Combination, PBAX’s principal executive office will be that of CERo.

For additional information about PBAX, see the section entitled “Information about PBAX.”

Business Combination Period Extensions

On December 16, 2022, the stockholders of PBAX approved a proposal to (a) extend the business combination period for an additional three months, from January 8, 2023 to April 8, 2023 and (b) provide the Board the ability to further extend the business combination period up to three additional times for one month each time, for a maximum of six additional months (collectively, the “First Extension”). In connection with such stockholder vote, an aggregate of 16,211,702 shares of Class A Common Stock were redeemed, representing approximately 92.6% of the Public Shares outstanding as of December 16, 2022, resulting in a payment of approximately $167.7 million from the Trust Account and leaving 2,173,298 shares issued and outstanding and entitled to vote. In connection with the extensions of the business combination period from January 8, 2023 to June 8, 2023 (such date, as so extended, the “PBAX Termination Date”), the Sponsor deposited an aggregate of $550,000 to the Trust Account.

On July 7, 2023, the stockholders of PBAX approved proposals to further extend the business combination period up to six additional times for one month each time (collectively, the “Second Extension”), from July 8, 2023 to August 8, 2023, September 8, 2023, October 8, 2023, November 8, 2023, December 8, 2023 or January 8, 2024. In connection with such stockholder vote, an aggregate of 523,341 shares of Class A Common Stock were redeemed, representing approximately 40.6% of the Public Shares outstanding as of July 7, 2023, resulting in a payment of $5,638,879.48 and leaving 6,246,207 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $137,692 in connection with each extension from July 8, 2023 to January 8, 2024.

On January 3, 2024, the stockholders of PBAX approved proposals to further extend the business combination period up to three additional times for one month each time (collectively, the “Third Extension”), from January 8, 2024 to February 8, 2024, March 8, 2024 or April 8, 2024. In connection with such stockholder vote, an aggregate of 11,625 shares of Class A Common Stock were redeemed, representing approximately 1.5% of the Public Shares outstanding as of January 3, 2024, resulting in a payment of $128,133 and leaving 6,234,582 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $22,600 in connection with the extension from January 8, 2024 to February 8, 2024. As of January 4, 2024, a total of 16,746,668 shares have been redeemed, representing approximately 95.7% of the Public Shares then-outstanding following the Initial Public Offering. As of January 4. 2024, there are 6,234,582 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding and entitled to vote.

As of January 4, 2024, there was approximately $8.3 million available in the Trust Account. If PBAX does not complete the Business Combination or another business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), assuming the provision of loans by Sponsor to PBAX in accordance with the requirements set forth in the Current Charter (or such later date as may be approved by PBAX stockholders in an amendment to its Current Charter), PBAX must redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PBAX to pay its franchise and income taxes on such amounts (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. PBAX’s initial stockholders (including the Sponsor) have waived any rights it may have with respect to any monies held in the Trust Account as a result of any liquidation of PBAX with respect to the Founder Shares and Private Placement Shares and, accordingly, in the event a business combination is not effected by PBAX by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Founder Shares and Private Placement Shares held by PBAX’s initial stockholders would be worthless.

Nasdaq Letter

On April 3, 2023, PBAX received a letter (the “Nasdaq Letter”) from the listing qualifications department staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying PBAX that, for the 30 consecutive trading days prior to the date of the letter, the Class A Common Stock had traded at a value below the minimum $50,000,000 Market Value of Listed Securities (“MVLS”) requirement set forth in Nasdaq Listing Rule 5450(b)(2)(A), which is required for continued listing of the Class A Common Stock on Nasdaq. The Nasdaq Letter was only a notification of deficiency, not of imminent delisting, and had no immediate effect on the listing or trading of the Company’s securities on Nasdaq. In order to bring the Company into compliance with the MVLS requirement, on July 3, 2023, the Sponsor elected to effect the conversion of all then-outstanding Class B Common Stock to Class A Common Stock.

Merger Sub

Merger Sub is a wholly-owned subsidiary of PBAX, formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the State of Delaware on October 25, 2022. Merger Sub owns no material assets and does not operate any business. As part of the Business Combination, Merger Sub will merge with and into CERo, with CERo surviving the Merger as a wholly-owned subsidiary of PBAX.

The mailing address of Merger Sub’s principal executive office is 2201 Broadway, Suite 705, Oakland, CA 94612, and its telephone number is (215) 731-9450. After the consummation of the Business Combination, Merger Sub will cease to exist.

CERo

CERo is an innovative immunotherapy company advancing the development of next generation engineered T cell therapeutics for the treatment of cancer. Its proprietary approach to T cell engineering, which enables it to integrate certain desirable characteristics of both innate and adaptive immunity into a single therapeutic construct, is designed to engage the body’s full immune repertoire to achieve optimized cancer therapy. This novel cellular immunotherapy platform is expected to redirect patient-derived T cells to eliminate tumors by building in engulfment pathways that employ phagocytic mechanisms to destroy cancer cells, creating what CERo refers to as Chimeric Engulfment Receptor T cells (“CER-T”). CERo believes the differentiated activity of CER-T cells will afford them greater therapeutic application than currently approved chimeric antigen receptor (“CAR-T”) cell therapy, as the use of CER-T may potentially span both hematological malignancies and solid tumors. CERo is nearing completion of extensive preclinical testing and studies which are needed obtain regulatory clearance to initiate human clinical trials with CER 1236, and has engaged in a pre-IND meeting with the FDA. CERo anticipates filing an IND application and initiating clinical trials for its lead product candidate, CER-1236, in 2024 for hematological malignancies. However, manufacturing delays or other delays with IND-enabling studies, among other factors, may impact the timing and approval of such trials.

The mailing address of CERo’s principal executive office is 201 Haskings Way, Suite 230, South San Francisco, CA 94080, and its telephone number is (650) 407-2376.

For additional information about CERo, see the section entitled “Business of CERo and Information About CERo.”

Consideration to CERo’s Stockholders

Pursuant to the Business Combination Agreement, at the Effective Time:

•        Each outstanding share of CERo Common Stock will be cancelled and converted into (i) the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share) and (ii) the right to receive a pro rata portion of up to 1,000,000 additional shares of Class A Common Stock if the First Level Earnout Target and the Second Level Earnout Target occur and 200,000 additional shares of Class A Common Stock if a Change of Control occurs.

•        Each outstanding CERo option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

•        Each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo preferred stock obtained by dividing the liquidation preference thereof by $10.00.

•        Each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof.

•        Each outstanding Convertible Bridge Note will automatically convert all outstanding principal and any unpaid accrued interest into Class A Common Stock of the surviving company at a conversion price equal to (i) the dollar volume-weighted average price for the Class A Common Stock of the surviving company on the date of the closing of the Business Combination, (ii) multiplied by 0.75.

As of September 30, 2023, the Exchange Ratio was approximately 0.026. Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Closing of the Business Combination is 4,813,038, shares, and these shares are expected to represent approximately 44% or 47% of the issued and outstanding shares of Class A Common Stock immediately following the closing of the Business Combination, assuming no redemptions occur and maximum redemptions occur, respectively. Following the Merger, it is contemplated that New CERo will have a single class of common stock. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “minimum redemption” and “maximum redemption” scenario.

Subject to certain stock-price based milestones, CERo stockholders will have the right to receive an aggregate of up to an additional 1,200,000 shares of PBAX Common Stock (the “Earnout Shares”). 500,000 Earnout Shares will be released and granted if, on or prior to the fourth anniversary of the closing of the Business Combination, the volume weighted share price of the New CERo common stock equals or exceeds $12.50 during at least 20 trading days within a 30-day trading period, 500,000 Earnout Shares will be released and granted if, on or prior to the fourth anniversary of the closing of the Business Combination, the volume weighted share price of the New CERo common stock equals or exceeds $15.00 during at least 20 trading days within a 30-day trading period, and an additional 200,000 Earnout Shares in the event of a Change of Control.

Pro Forma Ownership of New CERo Upon Closing

As of September 30, 2023, the Exchange Ratio is approximately 0.026 (the calculation of which is described on page 126 of this proxy statement/prospectus). Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Effective Time in connection with the Business Combination (including the conversion of the convertible promissory notes and excluding 1,200,000 Earnout Shares, 324,999 shares that will be issuable upon exercise of outstanding warrants and 23,298 shares that will be issuable upon exercise of outstanding stock options), is approximately 4,813,038 shares and, assuming that (i) no additional PBAX shares are issued prior to the Effective Time, (ii) there is no exercise of any options to purchase shares of Class A Common Stock that will be outstanding immediately following the Business Combination, and (iii) no shares are issued in connection with the Incentive Plan or the ESPP (each as defined in this proxy statement/prospectus) following the Business Combination, these shares are expected to represent between approximately 44% and 47% of the issued and outstanding shares of Class A Common Stock (which would be New CERo common stock) and voting power in New CERo immediately following the closing of the Business Combination. These percentages assume, at the low end of the range, that no redemptions from our Trust Account (as defined in this proxy statement/prospectus) occur, and, at the high end of the range, that maximum redemptions from our Trust Account occur. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario. Following the Merger, it is contemplated that New CERo will have a single class of Common Stock.

Subject to the same assumptions set forth in the preceding paragraph and with no redemptions from our Trust Account, (i) Public Stockholders are expected to hold approximately 7% of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 48% of the issued and outstanding New CERo common stock, (iii) CERo stockholders are expected to hold approximately 44% of the issued and outstanding New CERo common stock.

Subject to the same assumptions set forth in the preceding paragraph and with maximum possible redemptions from our Trust Account, (i) Public Stockholders are expected to hold none of the issued and outstanding New CERo common stock, (ii) the Sponsor, is expected to hold approximately 51% of the issued and outstanding New CERo common stock, (iii) CERo stockholders are expected to hold approximately 47% of the issued and outstanding New CERo common stock. The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in a potential PIPE transaction, CERo stockholders and/or Public Stockholders who do not exercise their redemption rights. However, as of the date of this proxy statement/prospectus, the Company has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights and the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares.

These pro forma ownership percentages do not reflect (i) any issuance of shares in connection with the Incentive Plan and the ESPP following the Business Combination, (ii) any issuance of shares of New CERo common stock in a PIPE transaction or (iii) any transfer of the Reallocation Shares to investors in a PIPE transaction, CERo stockholders and Public Stockholders. No subscription agreements and non-redemption agreements have been executed as of the date of this proxy statement/prospectus and any such financing and arrangement, respectively, is currently uncertain. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Moreover, after the Closing, the Sponsor may hold more than 50% of the voting power of New CERo. Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, is the manager of the Sponsor and will serve as New CERo’s Chief Financial Officer, Chief Operating Officer, and as a member of the New CERo Board following the Closing. As a result, New CERo may be a “controlled company” within the meaning of the rules of Nasdaq. However, New CERo does not intend to utilize the exemptions from the Nasdaq corporate governance standards available to controlled companies. For more information regarding the risks of New CERo being a “controlled company,” see “Risk Factors — Risks Related to New CERo’s Common Stock — If New CERo is successful in listing its common stock on Nasdaq, it expects to be a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements. If New CERo relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.” Nevertheless, as described elsewhere in this proxy statement/prospectus, the Sponsor intends to transfer the Reallocation Shares to investors in a PIPE transaction, CERo stockholders and Public Stockholders in such relative proportions to be determined.

Liquidity Position after the Business Combination

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement, assuming (i) none of the Public Shares are redeemed in connection with the Business Combination and (ii) the maximum number of Public Shares are redeemed in connection with the Business Combination. The following table does not include funds resulting from additional PIPE funding as there are no binding documents at this time. If the Available Closing Cash condition in the Business Combination Agreement is waived, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans. See “Unaudited Pro Forma Condensed Combined Financial Information.” In the event that PBAX obtains such funding or enters into non-redemption agreements prior to the Closing, PBAX will disclose such funding and/or non-redemption agreements in a supplement to this proxy statement/prospectus.

Should the Business Combination transaction be consummated with a waiver of the Closing Cash Condition, but in the absence of additional PIPE funding, the surviving entity will hold $1.6 million in PBAX working capital debt.

Where actual amounts are not known or knowable, the figures below represent PBAX’s good faith estimate of such amounts assuming a Closing as of January 4, 2024.

(in millions)	Assuming No Redemption	Assuming Maximum Contractual Redemption(1)
Sources
Cash held in Trust Account	$8,330,779	$—
New CERo’s Equity	15,000,000	15,000,000
CERo Convertible Bridge Notes	1,210,460	1,210,460
Total Sources	$24,541,239	$16,210,460
Uses
New CERo’s Equity	16,210,460	16,210,460
Transaction Costs(2)	8,330,779	—
Total Uses	$24,541,239	$16,210,460

____________

(1)      This presentation assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8.3 million out of the Trust Account based on an assumed redemption price of $11.06 per share. After a redemption of approximately $8.3 million out of the $8.3 million Trust Account, the Available Closing Cash would be approximately $0.

(2)      The scenarios above do not include additional funding sources and unless there is a sufficient source of funds, the transaction costs paid in cash will represent only a portion or none of the total transaction costs. The balance of non-recurring, transaction-related costs incurred in conjunction with the Business Combination, includes $9.15 million of deferred underwriting fees, $1.6 million of PBAX working capital loan repayment, $3.1 million of deferred legal fees, and $1.5 million of deferred advisory fees. The Company and CERo are in active negotiation to significantly reduce the total amount of cash payable at Closing to vendors for these expenses. However, the Company and CERo have not entered into any agreements with such vendors to reduce the amounts payable thereto at Closing and we cannot assure you that such negotiations will be successful.

Although the terms of any potential financing have not yet been finalized, PBAX and CERo remain in active discussions with existing CERo stockholders, including investors in the Convertible Bridge Notes, certain PBAX stockholders and third-party investors regarding a potential investment in convertible preferred stock to be issued by New CERo at closing of the Business Combination, accompanied by warrants to purchase additional shares of New CERo Common Stock.

Holders of Convertible Bridge Notes may be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for the securities offered in the PIPE transaction. The PIPE transaction is expected to be accompanied by an equity line provided by an institutional investor. Although we cannot assure you that such financing transactions will be completed on such terms, or at all, each of PBAX and CERo currently expects that the total proceeds of such financing transactions upon closing of the Business Combination will constitute a majority of the $30 million minimum cash condition and that PBAX and CERo will successfully negotiate the reduction or deferral of certain cash expenses payable to third-party vendors at Closing, it is likely that the net cash available to New CERo after the payment of any such expenses not deferred will be less than the minimum cash condition and that CERo would waive such condition to the extent of such shortfall. As stated elsewhere in this proxy statement/prospectus, PBAX expects to file a Current Report on Form 8-K and supplement to this proxy statement/prospectus to disclose the receipt of any such financing and any waiver of the minimum cash condition and reflect the impact of such financing on the unaudited pro forma financial information contained herein.

Conditions to the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

•        each applicable waiting period (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) or consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement (including the Closing) being in effect;

•        this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•        the approval of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Merger) by the requisite vote of CERo’s stockholders in accordance with the DGCL and CERo’s governing documents (the “CERo Stockholder Approval”);

•        adoption and approval of the Business Combination Agreement, the ancillary documents, and the transactions and proposals contemplated thereby, in each case by the requisite vote of PBAX’s stockholders in accordance with the DGCL and PBAX’s governing documents (the “PBAX Stockholder Approval”);

•        PBAX’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, PBAX satisfying any applicable initial and continuing listing requirements of Nasdaq, and PBAX not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Class A Common Stock (including the shares of Class A Common Stock to be issued in connection with the Business Combination) having been approved for listing on Nasdaq; and

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including any PBAX stockholder redemption), New CERo having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the SPAC Parties

The obligations of PBAX and Merger Sub (together, the “SPAC Parties”) to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by PBAX on behalf of itself and Merger Sub) of the following further conditions:

•        the Company Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) in all material respects as of such earlier date), (ii) the other representations and warranties of the Company shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        CERo having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•        since the date of the Business Combination Agreement, no Company Material Adverse Effect having occurred that is continuing; and

•        at or prior to the Closing, PBAX having received a certificate duly executed by an authorized officer of CERo, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) of the Business Combination Agreement are satisfied.

Other Conditions to the Obligations of CERo

The obligations of CERo to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by CERo) of the following further conditions:

•        (i) the SPAC Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), (ii) the representations and warranties of the SPAC Parties (as defined in the Business Combination Agreement) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a SPAC Material Adverse Effect (as defined in the Business Combination Agreement);

•        the SPAC Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•        there being at least $30.0 million in Available Closing Cash;

•        since the date of the Business Combination Agreement, no SPAC Material Adverse Effect having occurred that is continuing; and

•        at or prior to the Closing, PBAX shall have delivered, or caused to be delivered, to CERo a certificate duly executed by an authorized officer of PBAX, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) of the Business Combination Agreement are satisfied.

Related Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and each of our officers and directors entered into the Sponsor Support Agreement with PBAX and CERo. Under the Sponsor Support Agreement, the Sponsor agreed to vote, at any meeting of the stockholders of PBAX and in any action by written consent of the stockholders of PBAX, all of its shares of Class B Common Stock (together with any other equity securities of PBAX that it holds of record or beneficially, as of the date of the Sponsor Support Agreement, or of which it acquires record or beneficial ownership after the date thereof, the “Subject PBAX Equity Securities”) (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that PBAX and CERo agreed in the Business Combination Agreement shall be submitted at such meeting for approval by PBAX’s stockholders (together with the proposal to obtain the PBAX stockholders’ approval for the Business Combination, the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. The Sponsor Support Agreement also prohibits the Sponsor from, among other things and subject to certain exceptions, transferring any Subject PBAX Equity Securities held by the Sponsor or taking any action that would have the effect of preventing or materially delaying the Sponsor from performing its obligations under the Sponsor Support Agreement, until the earlier of the Closing or the termination of the Sponsor Support Agreement according to its terms. In addition, in the Sponsor Support Agreement, the Sponsor agrees to waive, and not to assert or perfect, among other things, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Class B Common Stock held by the Sponsor convert into shares of Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement. An aggregate of 5,296,246 shares of Class A Common Stock are subject to the Sponsor Support Agreement.

The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a form of which is attached as an exhibit to the Business Combination Agreement, the terms of which are incorporated herein by reference.

CERo Support Agreements

In connection with the execution of the Business Combination Agreement, certain CERo stockholders (the “CERo Supporting Stockholders”) entered into support agreements with CERo (the “CERo Support Agreements”). Under the CERo Support Agreements, each CERo Supporting Stockholder agreed, within 48 hours after the date that the proxy statement/prospectus is disseminated by CERo to its stockholders following the effectiveness of the Registration Statement, to execute and deliver a written consent with respect to all outstanding shares of CERo Common Stock and CERo preferred stock held by such CERo Supporting Stockholder (the “Subject CERo Shares”) approving the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). In addition to the foregoing, each CERo Supporting Stockholder agreed that, at any meeting of the holders of CERo capital stock, each such CERo Supporting Stockholder will appear at the meeting, in person or by proxy, and cause its Subject CERo Shares to be counted as present thereat for purposes of calculating a quorum and voted (i) to approve and adopt the Business Combination Agreement, the transactions contemplated thereby (including the Business Combination), and any other matters necessary or reasonably requested by CERo for consummation of the Business Combination, and (ii) against any proposal that conflicts or materially impedes or interferes with, or would adversely affect or delay, the consummation of the transactions contemplated by the Business Combination Agreement (including the Business Combination).

The CERo Support Agreement also prohibits the CERo Supporting Stockholders from, prior to the Effective Time, among other things, (i) selling, assigning, transferring (including by operation of law), placing a lien on, pledging, disposing of or otherwise encumbering any of the Subject CERo Shares, except if such transaction is in compliance with applicable securities laws, the governing documents of CERo and the Business Combination Agreement, and the transferee agrees to be bound by the terms of the CERo Support Agreement, (ii) pledging, encumbering or creating a Lien on any Subject CERo Shares or entering into any contract, option, commitment or other arrangement or understanding with respect to the foregoing, (iii) granting any proxies or powers of attorney or entering into a voting agreement or other arrangement with respect to any Subject CERo Shares, or (iv) taking any action in furtherance of the foregoing. In addition, under the CERo Support Agreement, each CERo Supporting Stockholder agreed (i) not to exercise any rights of appraisal or dissenter’s rights relating to the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination) and (ii) not to commence or participate in any claim or action against CERo, PBAX or any of their affiliates relating to the negotiation, execution or delivery of the CERo Support Agreement or the Business Combination Agreement.

The foregoing description of the CERo Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the CERo Support Agreement, a form of which is attached as an exhibit to the Business Combination Agreement, the terms of which are incorporated herein by reference.

Investor Rights Agreement

In connection with the Closing, PBAX, certain stockholders of PBAX (including the Sponsor) and certain stockholders of CERo will enter into an Investor Rights and Lock-up Agreement (the “Investor Rights Agreement”). In total, a number of shares equal to (i) the 4,813,038 shares issuable to CERo stockholders at Closing, including shares issuable upon conversion of the Convertible Bridge Notes, but excluding any shares issuable upon exercise of options or warrants and (ii) 4,596,250 Founder Shares less any Reallocation Shares transferred to investors in any PIPE transaction or who enter into non-redemption agreements, will be outstanding and subject to the Investor Rights and Lock-up Agreement. Additional shares issuable upon exercise of New CERo options and New CERo warrants issued in exchange for CERo warrants will also be subject to the Investor Rights and Lock-Up Agreement upon issuance. Pursuant to the Investor Rights Agreement, each stockholder who is a party thereto will be granted customary registration rights with respect to their respective shares of Class A Common Stock, including demand and piggy-back registration rights.

The Investor Rights Agreement will also restrict the ability of such stockholders to transfer their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), including shares of Class A Common Stock issued in connection with the Business Combination, subject to certain permitted transfers, for a certain period of time. These restrictions will begin at Closing and end on the earlier of (x) the 180-day anniversary of the Closing and (y) the date on which the volume weighted average price of New CERo Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty consecutive trading day period beginning on the Closing date.

The Investor Rights and Lock-up Agreement has not been finalized as of the date of this proxy statement/prospectus, as such agreement is expected to include the allocation of registration rights to investors in a potential PIPE transaction, the terms of which have not yet been determined, and registration rights with respect to Reallocation Shares, the terms of the allocation of which have not yet been determined.

The Proposals

The Business Combination Proposal

PBAX stockholders will vote on a proposal to (a) adopt and approve the Business Combination Agreement, (b) approve the Business Combination, and (c) adopt and approve each Ancillary Document to which PBAX is a party and approve all transactions contemplated therein. The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. PBAX encourages you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section entitled “The Business Combination Agreement.”

The Charter Amendment Proposal

Assuming the Business Combination Proposal is approved and adopted, PBAX stockholders will vote on a proposal to approve the Proposed Charter, which will amend and restate the Current Charter, and the Proposed Bylaws, which will amend and restate the Current Bylaws. If approved, the Proposed Charter and Proposed Bylaws will be in effect upon the closing of the Business Combination. See the section entitled “Proposal 2 — The Charter Amendment Proposal.” A copy of the Proposed Charter and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C respectively.

The Advisory Charter Amendment Proposals

On a non-binding advisory basis, PBAX stockholders will vote on a proposal to approve the Advisory Charter Amendment Proposals, which are being presented pursuant to guidance of the SEC as six separate sub-proposals. See the section entitled “Proposal 3 — The Advisory Charter Amendment Proposals.”

The Nasdaq Stock Issuance Proposal

Assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, PBAX stockholders will vote on (a) the issuance of shares of Class A Common Stock to CERo shareholders pursuant to the Business Combination Agreement, including the potential issuance of the Earnout Shares and (b) the issuance of shares of Class A Common Stock pursuant to the conversion of Class B Common Stock. See the section entitled “Proposal 4 — The Nasdaq Stock Issuance Proposal.”

The Director Election Proposal

Assuming the Business Combination Proposal is approved and adopted, PBAX stockholders of Class B Common Stock will vote on a proposal to approve of the appointment of seven directors who, upon consummation of the Business Combination, will become the directors of New CERo. See the section entitled “Proposal 5 — The Director Election Proposal.”

The Incentive Plan Proposal

Assuming the Business Combination Proposal is approved and adopted, PBAX stockholders will vote on a proposal to approve the Incentive Plan, which will become effective as of and contingent on the consummation of the Business Combination. See the section entitled “Proposal 6 — The Incentive Plan Proposal.”

The ESPP Proposal

Assuming the Business Combination Proposal is approved and adopted, PBAX stockholders will vote on a proposal to approve the ESPP, which will become effective as of and contingent on the consummation of the Business Combination. See the section entitled “Proposal 7 — The ESPP Proposal.”

The Adjournment Proposal

PBAX stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the Board or the officer presiding over the Special Meeting, for PBAX to consummate the Business Combination (including to solicit additional votes in favor of any of the Proposals). See the section entitled “Proposal 8 — The Adjournment Proposal.”

Recommendation to PBAX Stockholders

After careful consideration, the Board unanimously determined that each of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the election of each director pursuant to the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, is fair to and in the best interests of PBAX and its stockholders. The Board has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” each of these Proposals.

For a description of various factors considered by the Board in reaching its decision to recommend in favor of voting for each of the Proposals to be presented at the Special Meeting, see the sections herein regarding each of the Proposals.

The Board’s Reasons for Approval of the Business Combination

The Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors.

For a more complete description of the Board’s reasons for the approval of the Business Combination and its recommendations in favor of the Business Combination Proposal, please see the section entitled “The Business Combination — The Board’s Reasons for Approval of the Business Combination.”

Interests of PBAX’s Directors and Officers in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Charter Amendment Proposal and the other Proposals, PBAX stockholders should keep in mind that the Sponsor (which is affiliated with certain of PBAX’s officers and directors) and PBAX’s officers and directors have interests in such Proposals that are different from, or in addition to, your interests as a PBAX stockholder. These interests include, among other things:

•        If the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, (i) the 4,596,250 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.005 per share, or $25,000 in the aggregate, prior to the Initial Public Offering, and (ii) the 699,996 Private Placement Shares and 349,998 Private Placement Warrants underlying the Private Placement Units held by the Sponsor, which were acquired for a purchase price of $10.00 per unit, or $7.0 million in the aggregate, in the Concurrent Private Placement, would be worthless because the holders are not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $59.6 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024;

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the Public Shares sold in the Initial Public Offering and the shares of Class A Common Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor may earn a positive rate of return on its investment even if the Class A Common Stock trades below the price initially paid for the Public Shares in the Initial Public Offering and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        If PBAX is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PBAX for services rendered or contracted for or products sold to PBAX. If PBAX consummates a business combination, on the other hand, PBAX will be liable for all such claims;

•        On December 20, 2022, PBAX issued an unsecured promissory note to Sponsor in the principal amount of $1,500,000, portions of which may be withdrawn by PBAX from time to time (the “Promissory Note”). On December 8, 2023, the Promissory Note was amended to increase the total principal amount to $1,600,000. As of January 4, 2024, PBAX has submitted drawdown requests in an aggregate amount of $1,555,000. The Promissory Note bears no interest and outstanding principal is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of PBAX.

•        If the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Sponsor and its affiliates will be liable for the $550,000 deposited to the Trust Account in connection with the First Extension, $137,692 deposited to the Trust Account in connection with the Second Extension to January 8, 2024 and $22,600 deposited to the Trust Account in connection with the Third Extension to April 8, 2024, as well as the $1,555,000 outstanding borrowing in connection with the Promissory Note between PBAX and the Sponsor and the $15,000 monthly consulting fee PBAX paid to the spouse of its Chief Executive Officer through December 31, 2022, which payments ended on December 31, 2022;

•        On July 3, 2023, the Sponsor elected to convert all 4,596,250 of its shares of Class B Common Stock into 4,596,250 shares of Class A Common Stock. As of January 4, 2024, the Sponsor holds approximately 85.0% of the outstanding shares of Class A Common Stock. Because the Sponsor has agreed to vote in favor of each of the Proposals, all of the Proposals (and therefore, the Business Combination) will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of any of the Proposals;

•        The Business Combination Agreement provides for the continued indemnification of PBAX’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering PBAX’s current directors and officers from and after the Effective Time for a period of six years;

•        The fact that Brian Atwood, the current Chairman of the Board, had served as a consultant to CERo since 2019, and suggested that PBAX discuss a potential transaction with CERo, which culminated in the Business Combination. Mr. Atwood may have conflicts of interest in determining to present CERo as a target for an initial business combination and in determining that CERo is an appropriate business with which to effectuate an initial business combination;

•        Certain of PBAX’s current directors and officers are expected to be directors and officers of New CERo after the consummation of the Business Combination. In particular, Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, will become the Chief Financial Officer and Chief Operating Officer of New CERo; and Mr. Atwood will become the Chief Executive Officer of New CERo. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the New CERo Board determines to pay to them and any other applicable compensation as described under sections “CERo Executive and Director Compensation — Director Compensation” and “CERo Executive and Director Compensation — Employment Arrangements”;

•        None of PBAX’s officers or directors will be required to commit his or her full time to the affairs of CERo prior to the completion of the Business Combination and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. In addition, the Sponsor and PBAX’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to PBAX completing its initial business combination;

•        The fact that the Sponsor, PBAX’s officers and directors, and their respective affiliates will not be reimbursed for any out-of-pocket expenses (none have been incurred as of January 4, 2024) if an initial business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders);

•        The fact that CCM, in addition to acting as capital markets advisor in connection with the Business Combination and placement agent in connection with a potential PIPE transaction, acted as financial advisor on the Initial Public Offering and will receive a fee of $1,162,500 upon consummation of the Business Combination in connection therewith. In addition, CCM holds an aggregate of 699,996 Private Placement Shares and 349,998 Private Placement Warrants underlying the Private Placement Units held by CCM, which were acquired for a purchase price of $10.00 per unit, or $7.0 million in the aggregate, in the Concurrent Private Placement, and would be worthless if the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders) because CCM is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $7.9 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024;

•        In the course of their other business activities, PBAX’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New CERo as well as the other entities with which they are affiliated. PBAX’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented;

•        The Sponsor and PBAX’s officers and directors have agreed to waive their redemption rights with respect to any Public Shares they may hold in connection with the Business Combination. Additionally, the Sponsor and PBAX’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them if PBAX fails to consummate an initial business combination within the completion window. If PBAX does not complete an initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares, and the Private Placement Warrants purchased in the Concurrent Private Placement will expire worthless. Such securities had an aggregate market value of approximately $59.6 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024. Since the Sponsor and PBAX’s officers and directors may directly or indirectly own PBAX Common Stock following the Initial Public Offering, PBAX’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the initial business combination;

•        The Sponsor (including its representatives and affiliates) and PBAX’s officers and directors, are, or may in the future become, affiliated with entities that are engaged in a similar business to New CERo. The representatives and affiliates of the Sponsor, and certain of PBAX’s officers and directors, are in the business of making investments in companies, and may acquire and hold interests in businesses that compete directly or indirectly with New CERo. Certain of PBAX’s officers and directors also have time and attention requirements for investment funds of which they and affiliates of the Sponsor are the investment managers; and

•        The Sponsor, certain stockholders of PBAX, and certain stockholders of CERo will be party to the Investor Rights Agreement, which will come into effect at the Effective Time. Pursuant to the Investor Rights Agreement, each stockholder thereto will be granted customary registration rights with respect to their respective shares of Class A Common Stock, including demand and piggy-back registration rights. Additionally, the Investor Rights Agreement prohibits each stockholder thereto from transferring their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), subject to certain permitted transfers, during the Lock-Up Period. The terms of the Investor Rights Agreement are further described in the section entitled “The Business Combination Agreement and Related Agreements — Related Agreements — Investor Rights Agreement.”

In addition, in connection with the execution of the Business Combination Agreement, PBAX and CERo entered into the Sponsor Support Agreement with the Sponsor and each of PBAX’s directors and officers, pursuant to which the Sponsor agreed to vote (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that PBAX and CERo agreed in the Business Combination Agreement shall be submitted at such meeting for approval by PBAX’s stockholders (together with the proposal to obtain the PBAX stockholders’ approval for the Business Combination, the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. As of January 4, 2024, the Sponsor owns approximately 85.0% of the issued and outstanding PBAX Common Stock.

The foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the interests of the Public Stockholders. Accordingly, the Sponsor and PBAX’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating PBAX. The PBAX Board was aware of and may have been influenced by these interests in evaluating and unanimously approving the Business Combination and in recommending that you vote in favor of the approval of the Business Combination.

As a result of the aforementioned actual or potential conflicts of interest, among other things, (i) the Board created the Special Committee, (ii) the Board and Special Committee determined to consider the engagement of a compensation consultant to review the proposed terms of the employment of Mr. Ehrlich and Mr. Atwood and (iii) PBAX retained RNA to provide a fairness opinion to the Board in connection with the Business Combination. On June 4, 2023, RNA delivered its opinion to the Board, as to the fairness, from a financial point of view, of the consideration to be issued by PBAX pursuant to the Business Combination Agreement to PBAX. For a description of the opinion issued by RNA to the Board, please see the section entitled “The Business Combination — Opinion of PBAX’s Financial Advisor.”

See the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of PBAX’s Directors and Officers in the Business Combination” for a further discussion of additional considerations in connection with the Business Combination.

PBAX’s Sponsor and Officers and Directors

As of January 4, 2024, the Sponsor beneficially owned and were entitled to vote an aggregate of 5,296,246 shares of PBAX Common Stock, constituting approximately 85.0% of the outstanding PBAX Common Stock. Mr. Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, is the manager of the Sponsor and will serve as New CERo’s Chief Financial Officer, Chief Operating Officer, and as a member of the New CERo Board following the Closing.

In connection with the Initial Public Offering, the Sponsor and each of PBAX’s officers and directors agreed to vote their Founder Shares, Private Placement Shares and Public Shares in favor of an initial business combination.

In connection with the Initial Public Offering, the Sponsor and PBAX’s directors and officers entered into a lock-up agreement pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (ii) New CERo consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Additionally, each of the Sponsor, Cantor and CCM has agreed not to transfer any Private Placement Units, Private Placement Shares, Private Placement Warrants, or shares of Class A Common Stock underlying the Private Placement Warrants (subject to limited exceptions) until 30 days after the consummation of an initial business combination (together with the lock-up described in the preceding sentence, the “Existing Lock-ups”).

In connection with PBAX’s entry into the Business Combination Agreement, pursuant to the Sponsor Support Agreement (a copy of which is exhibited to the Business Combination Agreement), and effective as of the consummation of the Closing, the Existing Lock-ups will be replaced with the lock-up arrangements described in the Investor Rights Agreement further described in the section entitled “The Business Combination Agreement and Related Agreements — Related Agreements — Investor Rights Agreement.”

Special Meeting Information

Date, Time and Place of Special Meeting

The Special Meeting will be held virtually on            2024, at            Eastern time, at            . PBAX stockholders may attend, vote and examine the list of PBAX stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (“COVID-19”), the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting in person.

Voting Power; Record Date

PBAX stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned PBAX Common Stock at the close of business on            , 2024, which is the Record Date for the Special Meeting.

Stockholders will have one vote for each share of PBAX Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were            shares of PBAX Common Stock entitled to vote at the Special Meeting, of which 5,296,246 were owned by the Sponsor or an affiliate thereof.

Quorum and Vote of PBAX Stockholders

A quorum of PBAX stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of PBAX Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of the Record Date, there were            shares of Class A Common Stock and no shares of Class B Common Stock outstanding; therefore, a total of            shares of PBAX Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, your shares will not be voted and will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the Sponsor holds approximately            % of the outstanding PBAX Common Stock.

The Proposals presented at the Special Meeting will require the following votes:

•        The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of PBAX Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting, voting as a single class.

•        The approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting separately as well as the vote of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, a PBAX stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, an abstention, a direction to withhold authority or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

•        The approval of each of the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal and each of the Advisory Charter Amendment Proposals will require the affirmative vote of the holders of a majority of the shares of PBAX Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting as a single class.

•        The election of each director pursuant to the Director Election Proposal will require a plurality vote of the shares of PBAX Class B Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Abstentions, withheld votes and broker non-votes will have no effect on any of the Proposals that will be presented at the Special Meeting, aside from those effects set forth above.

Consummation of the Business Combination is conditioned on, among other things, approval of each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the election of each director pursuant to the Director Election Proposal, Incentive Plan Proposal and the ESPP Proposal (and each such Proposal is cross-conditioned on the approval of such other Proposals). If any of these Proposals is not approved, the remaining Proposals will not be presented to stockholders for a vote. Because PBAX’s initial stockholders have agreed to vote in favor of each of the Proposals, all of the Proposals will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of any of the Proposals.

Redemption Rights of PBAX Stockholders

Pursuant to the Current Charter, any Public Stockholders may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to pay PBAX’s franchise and income taxes, less any owed but unpaid taxes on the funds in the Trust Account). For illustrative purposes, based on funds in the Trust Account of $8.3 million on January 4, 2024, the estimated per share redemption price would have been approximately $11.06.

In order to exercise your redemption rights, you must:

•        check the box on the enclosed proxy card to elect redemption;

•        elect, if you are a holder of units, to separate the units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying Public Shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, PBAX’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares;

•        provide, in the written request to redeem your Public Shares for cash to Continental, PBAX’s transfer agent, a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of PBAX Common Stock; and

•        prior to            , 2024 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that PBAX redeem your Public Shares for cash to Continental at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com; or

deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is PBAX’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, PBAX does not have any control over this process and it may take longer than two weeks. Stockholders who hold their Public Shares in “street” name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption directly to Continental or deliver your Public Shares either physically or electronically through DTC to Continental, and later decide prior to the Special Meeting not to elect redemption, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at (917) 262-2373, by email at proxy@continentalstock.com or by writing to the address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A Common Stock as they may receive higher proceeds from the sale of their shares of Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price.

We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, as described above. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of New CERo, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption, in accordance with the process described above.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case PBAX will promptly return any Public Shares previously delivered by the Public Stockholders.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement, assuming (i) none of the Public Shares are redeemed in connection with the Business Combination and (ii) the maximum number of Public Shares are redeemed in connection with the Business Combination while still satisfying the conditions of the Business Combination Agreement. The following table does not include funds resulting from additional PIPE funding as there are no binding documents at this time. If the conditions of the Business Combination Agreement are waived, the maximum number of Public Shares could be higher. If the Available Closing Cash condition in the Business Combination Agreement is waived, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Should the Business Combination transaction be consummated with a waiver of the Closing Cash Condition, but in the absence of additional PIPE funding, the surviving entity will hold $1.6 million in PBAX working capital debt.

Where actual amounts are not known or knowable, the figures below represent PBAX’s good faith estimate of such amounts assuming a Closing as of January 4, 2024.

(in millions)	Assuming No Redemption	Assuming Maximum Contractual Redemption(1)
Sources
Cash held in Trust Account	$8,330,779	$—
New CERo’s Equity	15,000,000	15,000,000
CERo Convertible Bridge Notes	1,210,460	1,210,460
Total Sources	$24,541,239	$16,210,460
Uses
New CERo’s Equity	16,210,460	16,210,460
Transaction Costs(2)	8,330,779	—
Total Uses	$24,541,239	$16,210,460

____________

(1)      This presentation assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8.3 million out of the Trust Account based on an assumed redemption price of $11.06 per share. After a redemption of approximately $8.3 million out of the $8.3 million Trust Account, the Available Closing Cash would be approximately $0.

(2)      The scenarios above do not include additional funding sources and unless there is a sufficient source of funds, the transaction costs paid in cash will represent only a portion or none of the total transaction costs. The balance of non-recurring, transaction-related costs incurred in conjunction with the Business Combination, includes $9.15 million of deferred underwriting fees, $1.6 million of PBAX working capital loan repayment, $3.1 million of deferred legal fees, and $1.5 million of deferred advisory fees. The Company and CERo are in active negotiation to significantly reduce the total amount of cash payable at Closing to vendors for these expenses, which reduction of cash payments at Closing may be accomplished through a combination of a reduction in the amounts owed, issuance of equity consideration in lieu of cash or deferral of amounts owed. However, the Company and CERo have not entered into any agreements with such vendors to reduce the amounts payable thereto at Closing and we cannot assure you that such negotiations will be successful.

Although the terms of any potential financing have not yet been finalized, PBAX and CERo remain in active discussions with existing CERo stockholders, including investors in the Convertible Bridge Notes, certain PBAX stockholders and third-party investors regarding a potential investment in convertible preferred stock to be issued by New CERo at closing of the Business Combination, accompanied by warrants to purchase additional shares of New CERo Common Stock. Holders of Convertible Bridge Notes may be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for the securities offered in the PIPE transaction. The PIPE transaction is expected to be accompanied by an equity line provided by an institutional investor. Although we cannot assure you that such financing transactions will be completed on such terms, or at all, each of PBAX and CERo currently expects that the total proceeds of such financing transactions upon closing of the Business Combination will constitute a majority of the $30 million minimum cash condition and that PBAX and CERo will successfully negotiate the reduction or deferral of certain cash expenses payable to third-party vendors at Closing, it is likely that the net cash available to New CERo after the payment of any such expenses not deferred will be less than the minimum cash condition and that CERo would waive such condition to the extent of such shortfall. As stated elsewhere in this proxy statement/prospectus, PBAX expects to file a Current Report on Form 8-K and supplement to this proxy statement/prospectus to disclose the receipt of any such financing and any waiver of the minimum cash condition and reflect the impact of such financing on the unaudited pro forma financial information contained herein.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting,

PBAX will be the acquiror of substantially all of the net assets of CERo. The net assets of CERo will be expensed, and operations prior to the Business Combination will be those of CERo. PBAX has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•        PBAX is the entity issuing equity in the Business Combination, indicating PBAX is the acquiror;

•        Existing PBAX management will represent a majority of the management team of New CERo, indicating PBAX is the acquiror;

•        PBAX has greater total asset value and a higher fair value at September, 2023, indicating PBAX is the acquiror;

•        CERo’s operations prior to the Business Combination will comprise the ongoing operations of New CERo, indicating CERo is the acquiror.

•        While PBAX shareholders will appoint one more board position than CERo shareholders, additional independent director appointments make board control and appointment inconclusive in the identification of the acquiror.

Significant judgement is required when prioritizing which factors are more influential in determining the acquiror. CERo has concluded that PBAX is the acquiror based on the higher relative importance of PBAX’s equity issuance in the Business Combination and the subsequent control of CERo’s operations by PBAX management.

Appraisal Rights

PBAX’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person (which would include presence at a virtual meeting). PBAX has engaged Okapi Partners, LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, they may still vote their shares in person (which would include presence at a virtual meeting) if they revoke their proxy before the Special Meeting. A stockholder may also change their vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of PBAX Stockholders — Revoking Your Proxy.”

Summary of Risk Factors

The following is a summary of the principal risks to which (i) CERo’s business, operations and financial performance and (ii) the Business Combination are subject. Each of these risks is more fully described in the individual risk factors set forth under “Risk Factors” in this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of CERo prior to the consummation of the Business Combination, which will be the business of New CERo following the consummation of the Business Combination.

•        We have incurred significant losses in every year since our inception. We expect to continue to incur losses over the next several years and may never achieve or maintain profitability. Our independent registered public accountants have expressed substantial doubt as to our ability to continue as a going concern.

•        Our engineered CER-T cell product candidates represent a novel approach to cancer treatment that creates significant challenges for us.

•        Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or to commercialize our products on a timely basis or at all.

•        Manufacturing genetically engineered products is complex and we or our third-party manufacturers may encounter difficulties in production.

•        If we are unable to advance clinical development, obtain approval of and successfully commercialize our lead product candidate for the treatment of patients in approved indications, our business would be significantly harmed.

•        We may not be successful in our efforts to identify or discover additional product candidates.

•        Our products may not gain market acceptance in the medical and insurance communities.

•        Data from our preclinical trials is limited and may change as patient data becomes available or may not be validated in any future or advanced clinical trial.

•        We may not be able to file investigational new drug applications (“INDs”) or IND amendments to commence additional clinical trials on the timelines we expect, and even if we are able to, the Food and Drug Administration (“FDA”) may not permit us to proceed.

•        If we encounter difficulties enrolling patients in our clinical trials, our clinical development actives could be delayed.

•        Current or future health epidemics or pandemics may adversely impact, our business.

•        The market for our product candidates may be smaller than we believe.

•        If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if licensed, we may not be able to generate product revenue.

•        We operate in a rapidly changing industry and face significant competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

•        We are highly dependent on our key personnel, including individuals with expertise in cell therapy development and manufacturing.

•        We have grown rapidly and will need to continue to grow the size of our organization, and we may experience difficulties in managing this growth.

•        We will need substantial additional financing to develop our products and implement our operating plans, which financing we may be unable to obtain, or unable to obtain on acceptable terms. If we fail to obtain additional financing, we may be unable to consummate the Business Combination or complete the development and commercialization of our product candidates. Further, raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our drug candidates.

•        If our security measures, or those of third parties upon whom we rely, are compromised or the security, confidentiality, integrity or availability of our information technology, software, services, networks, communications or data is compromised, limited or fails, we could experience a material adverse impact.

•        Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

•        Our product candidates may cause undesirable side effects, safety concerns, efficacy problems or have other properties that have halted and could in the future halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

•        If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

•        We will rely on third parties to conduct our clinical trials.

•        We will rely on third parties to manufacture and store our clinical product supplies, and we may have to rely on third parties to produce and process our product candidates, if approved.

•        Our product candidates rely on the availability of specialty raw materials.

•        The FDA regulatory approval process is lengthy and time-consuming and we may experience significant delays.

•        If we receive regulatory approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, product labeling restrictions and market withdrawal.

•        Regulatory requirements in the United States and abroad governing cell therapy products may change.

•        We may be unable to receive breakthrough therapy, and/or regenerative medicine advanced therapy designations, priority review or orphan drug exclusivity for one or more of our product candidates.

•        We are subject to stringent and changing privacy laws, regulations and standards as well as policies, contracts and other obligations related to data privacy and security.

•        Our business operations and current and future relationships with healthcare professionals, principal investigators, consultants, customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, physician payment transparency, health information privacy and security and other healthcare laws and regulations.

•        Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

•        There can be no assurance to investors that any of the currently pending or future patent applications will result in granted patents, nor can we predict how long it will take for such patents to be granted.

•        Third-party claims of intellectual property infringement may prevent or delay our product discovery and development efforts.

•        We may be involved in lawsuits to enforce our patents, which may be expensive, time-consuming and unsuccessful.

•        We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

•        We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

•        If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

•        We may not have sufficient patent lifespan to effectively protect our products and business.

•        If we do not obtain patent term extension and data exclusivity for any of our current or future product candidates, our business may be materially harmed.

•        The price of New CERo’s stock may be volatile, and you could lose all or part of your investment.

•        We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

•        The Sponsor and PBAX’s officers and directors own PBAX Common Stock that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Certain of PBAX’s officers and directors will serve as directors and officers of New CERo. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with CERo.

•        The exercise of PBAX’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest.

•        If PBAX is unable to complete the Business Combination with CERo or another business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against PBAX and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.20 per Public Share.

•        There is no guarantee that a stockholder’s decision to continue to hold shares of Class A Common Stock following the Business Combination will put the stockholder in a better future economic position than if they decided to redeem their Public Shares for a pro rata portion of the Trust Account, and vice versa.

•        At Closing, the trading price per share value of New CERo common stock may be less than the per share value of the Trust Account.

•        The consummation of the Business Combination is conditioned on, among other things, there being at least $30.0 million in Available Closing Cash. As this condition is for CERo’s benefit, it is possible that CERo could waive it prior to Closing, although there is no guarantee that it would. If CERo did waive the condition in these circumstances, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans.

Comparison of Governance and Stockholders’ Rights

Following the Closing, the rights of PBAX stockholders who remain New CERo stockholders will no longer be governed by the Current Charter and Current Bylaws and will instead be governed by the Proposed Charter and the Proposed Bylaws (as amended from time to time) adopted in connection with the Charter Amendment Proposal. See “Comparison of Governance and Stockholders’ Rights” beginning on page 273.

Emerging Growth Company and Smaller Reporting Company Status

PBAX is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, PBAX is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

New CERo will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which New CERo has total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which New CERo is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which New CERo has issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

Upon consummation of the Business Combination, we expect New CERo to be a “smaller reporting company,” as defined in the Exchange Act. New CERo may continue to be a smaller reporting company even after it is no longer an emerging growth company. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New CERo may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the New CERo common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or New CERo’s annual revenue is less than $100.0 million during the most recently completed fiscal year and the New CERo common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When PBAX discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, PBAX’s management.

Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        PBAX’s ability to complete the Business Combination or, if PBAX does not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver (if applicable) of the conditions to the Business Combination Agreement;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the anticipated growth rate and market opportunities of New CERo;

•        the ability to obtain or maintain the listing of New CERo common stock on Nasdaq following the Business Combination;

•        New CERo’s public securities’ potential liquidity and trading;

•        New CERo’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•        PBAX’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with PBAX’s business or in approving the Business Combination;

•        the use of proceeds not held in the Trust Account or available to PBAX from interest income on the Trust Account balance;

•        the potential of CER 1236;

•        the success, cost and timing of New CERo’s drug development activities, including CER 1236, including preclinical studies and clinical trials;

•        New CERo’s expectations about the timing of achieving regulatory approval, including regulatory approval to conduct clinical trials, and the cost of its development programs;

•        sales of New CERo common stock by New CERo or its stockholders, which may result in increased volatility in New CERo’s stock price;

•        New CERo’s ability to obtain funding for its operations, including funding necessary to complete further development and commercialization of its drug candidates;

•        the impact of the COVID-19 pandemic or a new pandemic on New CERo’s operations;

•        the commercialization of New CERo’s drug candidates, if approved;

•        New CERo’s plans to research, develop, manufacture and commercialize its drug candidates, if approved;

•        New CERo’s ability to obtain, maintain, expand, protect and enforce its intellectual property rights;

•        New CERo’s ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of third parties;

•        New CERo’s ability to attract collaborators with development, regulatory and commercialization expertise;

•        future agreements with third parties in connection with the commercialization of New CERo’s drug candidates;

•        the size and growth potential of the markets for New CERo’s drug candidates, and its ability to serve those markets;

•        the rate and degree of market acceptance of New CERo’s drug candidates;

•        regulatory developments in the United States and foreign countries;

•        New CERo’s ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•        the success of competing drugs, therapies or other products that are or may become available;

•        New CERo’s ability to attract and retain key scientific or management personnel;

•        New CERo’s ability to maintain proper and effective internal controls;

•        the accuracy of New CERo’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•        general economic, industry and market conditions, including rising interest rates and inflation;

•        New CERo’s expectations regarding the period during which it qualifies as an emerging growth company under the JOBS Act and as a smaller reporting company under the federal securities laws; and

•        New CERo’s use of the net proceeds from the completion of the Business Combination.

PBAX cautions you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus.

These forward-looking statements are only predictions based on the current expectations and projections of PBAX and CERo about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this proxy statement/prospectus. Moreover, CERo operates in a competitive industry, and new risks emerge from time to time. It is not possible for the management of PBAX or CERo to predict all risks, nor can PBAX or CERo assess the impact of all factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements PBAX may make in this proxy statement/prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement/prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this proxy statement/prospectus.

The forward-looking statements included in this proxy statement/prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although PBAX believes that the expectations reflected in its forward-looking statements are reasonable, neither PBAX nor CERo can guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Neither PBAX nor CERo undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus to conform these statements to actual results or to changes in expectations, except as required by law.

You should read this proxy statement/prospectus and the documents that have been filed as annexes and exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of PBAX and CERo may be materially different from what is expected.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, New CERo’s business, financial condition or results of operations. If any of the events described below occur, New CERo’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of New CERo’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of PBAX and CERo. Certain of the following risk factors apply to the business and operations of CERo and will also apply to the business and operations of New CERo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect New CERo’s ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of New CERo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by PBAX, and CERo, which later may prove to be incorrect or incomplete. New CERo, Phoenix, and CERo may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “CERo Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “PBAX Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of CERo and PBAX and the notes thereto included herein, as applicable.

Unless the context otherwise requires, any reference in this section to “the Company,” “we,” “us” or “our” refers to CERo prior to the consummation of the Business Combination and to New CERo following the Business Combination.

Risks Related to CERo’s Business and Industry

We have incurred significant losses in every year since our inception. We expect to continue to incur losses over the next several years and may never achieve or maintain profitability. Our independent registered public accountants have expressed substantial doubt as to our ability to continue as a going concern.

We are a preclinical stage biopharmaceutical company with a limited operating history, and we have incurred significant net losses since our inception in 2016. We incurred net losses of approximately $6.1, $11.8 and $10.6 million for the nine months ended September 30, 2023 and the years ended December 31, 2022 and 2021, respectively. As of September 30, 2023, we had an accumulated deficit of $41.8 million. We have funded our operations to date primarily with proceeds from the sale of our equity securities in private financing transactions.

We have no products approved for commercial sale and we are devoting, and expect to continue devoting, substantially all of our financial resources and efforts to research and development of our only programmed CER-T Cell product candidate, CER 1236, as well as to building out our manufacturing infrastructure, Contract Development and Manufacturing Organization (“CDMO”) relationships and CER-T Cell programming technologies. Investment in biopharmaceutical product development, especially preclinical products, is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will not successfully undergo or complete necessary clinical trials, fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable.

We expect that it could take several years until any of our product candidates, which at present is solely CER 1236, receive regulatory and marketing approval and are commercialized, and we may never be successful in obtaining regulatory and marketing approval and commercializing product candidates. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. These net losses will adversely impact our stockholders’ equity and net assets and may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially as we:

•        continue our ongoing and planned research and development activities for our CER-T Cell therapies and product candidates;

•        pursue preclinical studies and initiate clinical trials for our CER-T Cell therapies and other product candidates;

•        seek to discover and develop additional product candidates and further expand our product pipeline;

•        seek regulatory and marketing approvals for any product candidates that successfully complete clinical trials;

•        establish sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain regulatory approval;

•        develop and refine the manufacturing process for our product candidates;

•        change or add additional manufacturers or suppliers of biological materials or product candidates;

•        establish or supplement relationships with CDMOs, contract research organizations (“CROs”) and other third party collaborators;

•        develop, maintain, expand and protect our intellectual property portfolio;

•        acquire or in-license other product candidates and technologies;

•        hire clinical, quality control and manufacturing personnel;

•        add clinical, operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and

•        incur additional legal, accounting and other expenses associated with operating as a public company.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials for our product candidates, preparing a satisfactory filing package for regulatory authorities, obtaining regulatory approval, manufacturing, marketing and selling any products for which we may obtain regulatory approval, as well as discovering and developing additional product candidates. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with the development, manufacturing, delivery and commercialization of complex autologous cell therapies, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. If we are required by regulatory authorities to perform studies in addition to those currently expected, or if there are any delays in the initiation and completion of our clinical trials or the development of any of our product candidates, our expenses could increase and profitability could be further delayed.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our securities and could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations. A decline in the value of our securities could also cause you to lose all or part of your investment.

Our limited operating history makes it difficult to evaluate our business and assess our future viability and prospects.

We are a preclinical stage company with a limited operating history. We commenced operations in 2016, and our operations to date have been limited to organizing and planning our development efforts, raising capital, conducting discovery and research activities, filing patent applications, identifying potential product candidates, undertaking preclinical studies, and establishing arrangements with third parties for the manufacture of initial quantities of CER 1236 and component materials. We have not yet demonstrated our ability to successfully complete any clinical trials, obtain regulatory approvals, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

Our business is highly dependent on the success of our lead product candidate. If we are unable to advance clinical development, obtain approval of and successfully commercialize our lead product candidate for the treatment of patients in approved indications, our business would be significantly harmed.

Our business and future success depends on our ability to advance clinical development, obtain regulatory approval of, and then successfully commercialize, CER-1236, our lead product candidate. Because our CER-1236 product candidate will be among the first autologous T cell product candidates engineered with cytotoxic and phagocytic potency to be evaluated in clinical trials, the failure of such product candidate, or the failure of other autologous T cell therapies, including for reasons due to safety, efficacy or durability, may impede our ability to develop our product candidates, and significantly influence physicians’ and regulators’ opinions with regard to the viability of our entire pipeline of autologous T cell therapies.

All of our product candidates, including our lead product candidate, will require additional preclinical, clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales. In addition, because our other product candidates are based on similar technology as our lead product candidate, if the lead product candidate encounters additional safety issues, efficacy problems, manufacturing problems, developmental delays, regulatory issues or other problems, our development plans and business would be significantly harmed.

We have not generated any revenue and may never be profitable.

Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue. We do not expect to generate significant revenue unless or until we successfully complete clinical development and obtain regulatory approval of, and then successfully commercialize, our product candidates. We do not know when, or if, we will generate any revenue. All of our product candidates, including CER 1236, are in the preclinical stages of development and will require additional preclinical studies, clinical development regulatory review and approval, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

•        successfully complete preclinical studies and clinical trials for our CER-T Cell product candidates;

•        timely file and receive acceptance of INDs, and amendments thereto, as applicable, in order to commence our planned and future clinical trials;

•        successfully enroll subjects in, and complete, clinical trials for our CER-T Cell product candidates;

•        implement measures to help minimize the risk of COVID-19 to our employees as well as patients enrolled in our trials;

•        hire additional staff, including clinical, scientific and management personnel;

•        timely file Biologics License Applications (“BLAs”) and receive regulatory approvals for our product candidates from the FDA and other regulatory authorities;

•        initiate and successfully complete clinical trials and safety studies required to obtain U.S. and applicable foreign marketing approval for our product candidates;

•        establish commercial manufacturing capabilities through third-party manufacturers and CDMOs for clinical supply and commercial manufacturing of our product candidates;

•        obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidates;

•        launch commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others;

•        maintain a continued acceptable safety profile of the product candidates following approval;

•        obtain and maintain acceptance of the product candidates, if and when approved, by patients, the medical community and third-party payors;

•        position our products to effectively compete with other therapies;

•        obtain and maintain favorable coverage and adequate reimbursement by third-party payors for our product candidates; and

•        enforce and defend intellectual property rights and claims with respect to our product candidates.

Many of the factors listed above are beyond our control and could cause us to experience significant delays or prevent us from obtaining regulatory approvals or commercialize our product candidates. Even if we are able to commercialize our product candidates, we may not achieve profitability soon after generating product sales, if ever. If we are unable to generate sufficient revenue through the sale of our product candidates or any future product candidates, we may be unable to continue operations without continued funding.

Our engineered CER-T Cells represent a novel approach to cancer treatment that creates significant challenges for us.

We are developing autologous T Cell product candidates that are engineered from healthy donor T Cells to express Chimeric Engulfment Receptors (“CERs”) and are intended for use in patients with certain cancers. Advancing these novel product candidates creates significant challenges for us, including:

•        manufacturing our product candidates to our or regulatory specifications and in a timely manner to support our clinical trials, and, if approved, commercialization;

•        sourcing clinical and, if approved, commercial supplies for the raw materials used to manufacture our product candidates;

•        understanding and addressing variability in the quality of a donor’s T cells, which could ultimately affect our ability to produce product in a reliable and consistent manner and treat certain patients;

•        educating medical personnel regarding the potential side effect profile of our product candidates, if approved, such as the potential adverse side effects related to cytokine release syndrome (“CRS”), neurotoxicity, prolonged cytopenia, coagulation abnormalities, thrombosis, hypotension, aplastic anemia and neutropenic sepsis;

•        using medicines to preempt or manage adverse side effects of our product candidates and such medicines may be difficult to source or costly or may not adequately control the side effects or may have other safety risks or a detrimental impact on the efficacy of the treatment;

•        conditioning patients with cyclophosphamide, fludarabine, or bendamustine in advance of administering our product candidates, which may be difficult to source, costly or increase the risk of infections and other adverse side effects;

•        obtaining regulatory approval, as the FDA and other regulatory authorities have limited experience with development of CER T cell therapies for cancer;

•        establishing sales and marketing capabilities upon obtaining any regulatory approval to gain market acceptance of a novel therapy; and

•        obtaining acceptance and approval by physicians, patients, hospitals, cancer treatment centers and others in the medical community.

Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or to commercialize these programs on a timely basis or at all, which would have an adverse effect on our business.

Our product candidates, including CER 1236, are in the preclinical development stage. The risk of failure of preclinical programs is high. Before we can commence clinical trials for a product candidate, we are nearing completion of extensive preclinical testing and studies to obtain regulatory clearance to initiate human clinical trials with CER 1236, and have engaged in a pre-IND meeting with the FDA. We expect that our clinical trials will be conducted on populations based in the United States and Europe. We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA, the European Medicines Agency (“EMA”) or other regulatory authorities will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of our programs. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our clinical programs on the timelines we expect, if at all.

Success in preclinical studies or clinical trials may not be indicative of results in future clinical trials.

Results from preclinical studies are not necessarily predictive of future clinical trial results, and interim results of a clinical trial are not necessarily indicative of final results. Our product candidates may ultimately fail to show the desired safety and efficacy in clinical settings despite positive results in preclinical studies or having successfully advanced through initial clinical trials. This failure to establish sufficient efficacy and safety could cause us to abandon clinical development of our product candidates.

Manufacturing genetically engineered products is complex and we, or our third-party manufacturers, may encounter difficulties in production. If we or any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or prevented.

Manufacturing genetically engineered products is complex and may require the use of innovative technologies to handle living cells. Manufacturing these products requires facilities specifically designed for and validated for this purpose and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at manufacturing facilities, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business. The use of biologically derived ingredients can also lead to allegations of harm, including infections or allergic reactions, or closure of product facilities due to possible contamination.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we obtain marketing approval for any of our product candidates, there is no assurance that we or our manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA, the EMA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If we or our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

Genetic engineering of T cells to create CER-T cells is a relatively new technology, and if we are unable to use this technology in our intended product candidates, our revenue opportunities will be materially limited.

Our technology involves a relatively new approach to T cell gene therapy. This technology may also not be shown to be effective in clinical studies that we may conduct, or may be associated with safety issues that may negatively affect the development of our product candidates. For instance, lentiviral gene transduction may create unintended changes to the DNA such as a non-target site gene insertion, a large deletion, or a DNA translocation, any of which could lead to oncogenesis.

We may not be successful in our efforts to identify or discover additional product candidates.

The success of our business depends primarily upon our ability to identify, develop and commercialize products based on our CER-T Cell technology. Our research programs may fail to identify other potential product candidates outside of CER 1236 for clinical development for a number of reasons. We may be unsuccessful in identifying potential product candidates or our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. If any of these events occur, we may be forced to abandon our research, development or commercialization efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations.

Even if we obtain regulatory approval of a product candidate, the product may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community.

The use of engineered T cells as a potential cancer treatment is nascent and may not become broadly accepted by physicians, patients, hospitals, cancer treatment centers and others in the medical community. We expect physicians with expertise in immunotherapy to be particularly important to the market acceptance of our products and we may not be able to educate them on the benefits of using our product candidates for many reasons. For example, certain of the product candidates that we will be developing may result in unacceptable and unanticipated side effects, including death. Additional factors will influence whether our product candidates are accepted in the market, including:

•        the clinical indications for which our product candidates are approved;

•        physicians, hospitals, cancer treatment centers and patients considering our product candidates as a safe and effective treatment;

•        the potential and perceived advantages of our product candidates over alternative treatments;

•        the prevalence and severity of any side effects;

•        product labeling or product insert requirements of the FDA or other regulatory authorities;

•        limitations or warnings contained in the labeling approved by the FDA or other regulatory authorities;

•        the timing of market introduction of our product candidates as well as competitive products;

•        the cost of treatment in relation to alternative treatments;

•        the availability of coverage and adequate reimbursement by third-party payors and government authorities;

•        the willingness of patients to pay out-of-pocket in the absence of coverage and adequate reimbursement by third-party payors and government authorities;

•        relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

•        the effectiveness of our sales and marketing efforts.

If our product candidates are approved but fail to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, we will not be able to generate significant revenue. Even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.

Data from our preclinical studies is limited and may change as patient data become available or may not be validated in any future or advanced clinical trial.

Data from preclinical studies and any clinical trials that we may complete is subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data becomes available. For example, preclinical and Phase 1 results are preliminary in nature and should not be viewed as predictive of ultimate success. It is possible that such results will not continue or may not be repeated in any clinical trial of our product candidates. For instance, our preclinical studies provide limited data and any clinical trials may not validate such results. Additionally, manufacturing can impact clinical outcomes and we have not yet completed manufacturing runs with a CDMO. We may also fail to develop and transfer to a CDMO any optimized manufacturing processes for any of our programs. Ultimately, if we cannot manufacture our product candidates with consistent and reproducible product characteristics, our ability to develop and commercialize any product candidate would be significantly impacted.

Preliminary data also remains subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, initial, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.

We may not be able to file INDs or IND amendments to commence clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.

We may not be able to file INDs, including the CER 1236 IND, on the timelines we expect. For example, we may experience manufacturing delays or other delays with IND-enabling studies. Moreover, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate clinical trials. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, we cannot guarantee that such regulatory authorities will not change their requirements in the future. These considerations also apply to new clinical trials we may submit as amendments to existing INDs.

Clinical trials are difficult to design and implement, involve uncertain outcomes and may not be successful.

Human clinical trials are difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We may be unable to design and execute a clinical trial that will be successful to achieve regulatory approval. There is a high failure rate for biological products proceeding through clinical trials, which may be higher for our product candidates because they are based on new technology and engineered on a patient-by-patient basis. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of our product candidate development. Any such delays could negatively impact our business, financial condition, results of operations and prospects.

We will depend on enrollment of patients in our clinical trials for our product candidates. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Identifying and qualifying patients to participate in clinical trials of our product candidates will be critical to our success. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

•        the patient eligibility criteria defined in the protocol;

•        the number of patients with the disease or condition being studied;

•        the perceived risks and benefits of the product candidate in the trial;

•        clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating or drugs that may be used off-label for these indications;

•        the size and nature of the patient population required for analysis of the trial’s primary and secondary endpoints;

•        the proximity of patients to study sites;

•        the design of the clinical trial;

•        our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•        competing clinical trials for similar therapies or other new therapeutics not involving T cell-based immunotherapy;

•        our ability to obtain and maintain patient consents;

•        disruptions to health care systems caused by the coronavirus pandemic or outbreaks of other infections;

•        the risk that patients enrolled in clinical trials will drop out of the clinical trials before completion of their treatment; and

•        other public health factors, including the coronavirus pandemic or outbreaks of other infections.

In particular, some of our clinical trials will look to enroll patients with characteristics which are found in a very small population. For example, our clinical trial for CER-1236 will seek to enroll patients with hematologic malignancies, including Acute Myelogenous Leukemia, Mantle Cell Lymphoma (“MCL”), Chronic Lymphocytic Leukemia (“CLL”), and other B cell and myeloid neoplasms. Other companies are conducting clinical trials with their engineered T cell therapies in hematologic malignancies and seek to enroll patients in their studies that may otherwise be eligible for our clinical trials, which could lead to slow recruitment and delays in our clinical trials. In addition, since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which could further reduce the number of patients who are available for our clinical trials in these clinical trial sites.

Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment, potential study participants and their doctors may be inclined to use conventional therapies, such as chemotherapy and antibody therapy, rather than participate in our clinical trials.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these clinical trials and adversely affect our ability to advance the development of our product candidates. In addition, many of the factors that may lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

COVID-19 has adversely impacted, and any future health epidemic or pandemic may adversely impact, our business, including our preclinical studies and clinical trials.

Public health crises such as epidemics, pandemics or other outbreaks could adversely impact our business. As a result of the COVID-19 pandemic or resurgences of COVID-19, or similar epidemics or pandemics, and government responses to such a public health threat, we have and may in the future experience disruptions that could severely impact our business, preclinical studies and clinical trials, including:

•        halting or suspending enrollment in our clinical trials;

•        delays or difficulties in enrolling and retaining patients in our clinical trials, including as a result of limitations imposed by federal, state or local governments or public concerns about contracting COVID-19 or any other infectious diseases;

•        interruption of key clinical trial activities, such as obtaining laboratory materials for collecting patient samples, clinical trial site data monitoring and efficacy, safety and translational data collection, processing and analyses, due to limitations on travel imposed or recommended by federal, state or local governments, employers and others or interruption of clinical trial subject visits, which may impact the collection and integrity of subject data and clinical study endpoints;

•        delays or difficulties in initiating or expanding clinical trials, including delays or difficulties with clinical site initiation and recruiting clinical site investigators and clinical site staff;

•        increased adverse events and deaths in our clinical trials due to COVID-19 or other infections from an infectious disease;

•        increased rates of patients withdrawing from our clinical trials following enrollment as a result of contracting an infectious disease, such as COVID-19, or being forced to quarantine;

•        diversion of healthcare resources away from the conduct of clinical trials or inability of clinical trial sites to hire and retain staff, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•        delays or disruptions in preclinical experiments and investigational NDA-enabling studies due to restrictions of on-site staff and unforeseen circumstances at contract research organizations and vendors;

•        interruption or delays in the operations of the FDA, the EMA and comparable foreign regulatory agencies;

•        interruption of, or delays in receiving, supplies of our raw materials or product candidates from our suppliers and CDMOs due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems, or due to prioritization of production for specific therapies or vaccines to address a public health crisis;

•        limitations on employee resources that would otherwise be focused on advancing our business, including because of sickness of employees or their families, including executive officers and other key employees, the desire of employees to avoid contact with large groups of people, an increased reliance on working from home or mass transit disruptions;

•        other disruptions to employee productivity, such as due to limited in person contact and reduction in employee morale; and

•        state and local government responses to a health epidemic or pandemic included and may in the future include “shelter in place,” “stay at home” and similar types of orders, which have previously limited and may in the future limit travel and business operations in our locations, the location of our clinical trial sites, and the location of key vendors.

The extent to which COVID-19, or another future health pandemic or epidemic, may impact our business, preclinical studies, clinical trials and financial markets will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of a public health crisis, the rise of new variants or subvariants that could be more contagious and virulent, travel restrictions and actions to contain the spread of the disease or treat its impact, such as social distancing and quarantines or lock-downs in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

If the market opportunities for any of our product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

We are focused initially on the development of treatments for cancers such as Acute Myelogenous Leukemia, MCL and CLL, and plan to eventually extend our treatments to other forms of cancer. Our internal projections of addressable patient populations that have the potential to benefit from treatment with our product candidates are based on estimates. If any of our estimates are inaccurate, the market opportunities for any of our product candidates could be significantly diminished and have an adverse material impact on our business.

We currently have no marketing and sales organization and have no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if licensed, we may not be able to generate product revenue.

We currently have no sales, marketing or distribution capabilities and have no experience in marketing products. We intend to develop an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

If we are unable or decide not to establish internal sales, marketing and distribution capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our product candidates following their approval. However, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates.

There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas.

We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop platform technologies or product candidates more rapidly than we do, if their platform technologies or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.

The development and commercialization of cell and gene therapies is highly competitive. We compete with a variety of large pharmaceutical companies, multinational biopharmaceutical companies, other biopharmaceutical companies and specialized biotechnology companies, as well as technology and/or therapeutics being developed at universities and other research institutions. Our competitors are often larger and better funded than we are. Our competitors have developed, are developing or will develop product candidates and processes competitive with ours. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that are currently in development or that enter the market. We believe that a significant number of product candidates are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop product candidates. There is intense and rapidly evolving competition in the biotechnology and biopharmaceutical fields. We believe that while our T-cell based platform, its associated intellectual property portfolio, the characteristics of our current and potential future product candidates and our scientific and technical know-how together give us a competitive advantage in this space, competition from many sources remains.

Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we do. If we successfully obtain approval for any product candidate, we will face competition based on many different factors, including the safety and effectiveness of our product candidates, the ease with which our product candidates can be administered, the timing and scope of regulatory approvals for these product candidates, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products and product candidates could present superior treatment alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any products we may develop. Competitive products and product candidates may make any product we develop obsolete or noncompetitive before we recover the expense of developing and commercializing such product. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.

These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical study sites and patient registration for clinical studies, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive or better reimbursed than any products that we may commercialize. Our competitors also may obtain FDA, EMA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position for either the product or a specific indication before we are able to enter the market.

We are highly dependent on our key personnel, including individuals with expertise in cell therapy development and manufacturing, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on the expertise of our management, scientific and medical personnel, including our Chief Technical Officer, Daniel Corey, and the head of our Scientific Advisory Board, Lawrence Corey. The loss of the services of any of our executive officers, other key employees, and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business.

We conduct substantially all of our operations at our facilities in the South San Francisco area. The San Francisco Bay Area region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all. Attrition may lead to higher costs for hiring and retention, diversion of management time to address retention matters and disrupt the business.

To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have provided equity-based compensation for retention purposes. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. We do not maintain “key person” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

We will need to continue to grow the size of our organization, and we may experience difficulties in managing this growth.

As our development, manufacturing and commercialization plans and strategies develop, we expect to add managerial, operational, sales, research and development, marketing, financial and other personnel. Current and future growth imposes and will impose significant added responsibilities on members of management, including:

•        identifying, recruiting, integrating, maintaining and motivating additional employees;

•        managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

•        improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage our growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. We may also be subject to penalties or other liabilities if we mis-classify employees as consultants. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring and retaining employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop, manufacture and commercialize our product candidates and, accordingly, may not achieve our research, development, manufacturing and commercialization goals. Conversely, if we expand ahead of our business progress, we may take on unnecessary costs.

We may form or seek strategic alliances or enter into licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

We may form or seek strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future product candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into strategic partnership agreements related to our product candidates could delay the development and commercialization of our product candidates in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.

If we license products or new technologies or acquire businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. For instance, certain of our agreements may require significant research and development that may not result in the development and commercialization of product candidates. We cannot be certain that, following a strategic transaction or license, we will achieve the results, revenue or specific net income that justifies such transaction.

We will need substantial additional financing to develop our product candidates and implement our operating plans, which financing we may be unable to obtain, or unable to obtain on acceptable terms. If we fail to obtain additional financing, we may be unable to consummate the Business Combination or complete the development and commercialization of our product candidates.

The closing of the Business Combination is subject to the satisfaction of a condition that New CERo have at least $30.0 million in cash available at closing. We intend to satisfy such a condition through new equity financing conducted through a private placement of CERo common stock, but such financing remains uncertain. We may be unable to secure such financing on acceptable terms or at all, or in an amount sufficient to satisfy the condition that New CERo have at least $30.0 million in Available Closing Cash. If we are unable to raise additional capital through new financing sources, we may be unable to consummate the Business Combination and in the event that we are unable to secure additional financing of at least $15 million and the minimum cash condition is waived by both parties, we may have insufficient capital to operate our business following the closing of the Business Combination and New CERo would have $1.6 million of debt from PBAX’s working capital loans.

In addition, we expect to spend a substantial amount of capital in the development and manufacturing of our product candidates, and we will need substantial additional financing to do so. In particular, we will require substantial additional financing to enable commercial production of our product candidates and initiate and complete registrational trials for multiple products in multiple regions. Further, if approved, we will require significant additional capital in order to launch and commercialize our product candidates.

As of September 30, 2023, we had $2.6 million in cash and cash equivalents. Changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. We may also need to raise additional capital sooner than we currently anticipate if we choose to expand more rapidly than we presently plan. In any event, we will require additional capital for the further development and commercialization of our product candidates, including funding our internal manufacturing capabilities.

We cannot be certain that additional funding will be available on acceptable terms, or at all. We have no committed source of additional capital. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or other research and development initiatives. We could be required to seek collaborators for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.

Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our product candidates.

Until such time, if ever, as we can generate substantial revenue from the sale of our product candidates, we will need substantial additional financing to develop our product candidates and implement our operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our research programs or product candidates or grant licenses on terms that may not be favorable to us or that may be at less than the full potential value of such rights. If we are unable to raise additional funds through equity or debt financings or other arrangements with third parties when needed, we may be required to delay, limit, reduce or terminate our drug development or future commercialization efforts or grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

If our security measures, or those of our CROs, CDMOs, collaborators, contractors, consultants or other third parties upon whom we rely, are compromised or the security, confidentiality, integrity or availability of our information technology, software, services, networks, communications or data is compromised, limited or fails, we could experience a material adverse impact.

In the ordinary course of our business, we may collect, process, receive, store, use, generate, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively processing) proprietary, confidential and sensitive information, including personal data (including health information), intellectual property, trade secrets, and proprietary business information owned or controlled by ourselves or other parties. We may also share or receive sensitive information with our partners, CROs, CDMOs, or other third parties. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may also experience adverse consequences.

Our internal computer systems and those of our CROs, CDMOs, collaborators, contractors, consultants or other third parties are vulnerable to damage from computer viruses, unauthorized access, cybersecurity threats, and telecommunication and electrical failures. In addition, as many of our personnel work from home at least part of the time and utilize network connections outside our premises, this poses increased risks to our information technology systems and data. Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. These threats come from a variety of sources, including traditional computer “hackers,” “hacktivists,” organized criminal threat actors, threat actors, personnel (such as through theft or misuse), sophisticated nation-states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, and the third parties upon which we rely, may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce and distribute our product candidates. We and the third parties upon which we rely are subject to a variety of evolving threats, including social-engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service (such as credential stuffing), credential harvesting, social engineering attacks (including through phishing attacks), viruses, ransomware, supply chain attacks, personnel misconduct or error and other similar threats. We may also be the subject of software bugs, server malfunction, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures or other similar issues. In particular, ransomware attacks are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, disruptions to our clinical trials, loss of data (including data related to clinical trials), significant expense to restore data or systems, reputational loss and the diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Similarly, supply chain attacks have increased in frequency and severity, and we cannot guarantee that third parties and infrastructure in our supply chain have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach to our information technology systems or the third-party information technology systems that support us and our services. Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

Any of the previously identified or similar threats could cause a security incident or other interruption. A security incident or other interruption could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to manufacture or deliver our product candidates.

We may expend significant resources, or modify our business activities and operations, including our clinical trial activities, in an effort to protect against security incidents. Certain data privacy and security obligations may require us to implement and maintain specific security measures or use industry-standard or reasonable security measures to protect our information technology systems and sensitive information.

Although we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We have experienced attempts to compromise our information technology systems or otherwise cause a security incident, but, to our knowledge, such attempts have been unsuccessful. In addition, from time to time, our vendors inform us of security incidents. To date, our review of such incidents as reported to us did not reveal material information being lost, CERo-specific security vulnerabilities or provide any useful information or insight into our systems or environment. However, we may not have all information related to such incidents and future incidents could have an adverse impact on our business.

We may be unable to detect vulnerabilities in our information technology systems because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Despite our efforts to identify and remediate exploitable critical vulnerabilities, if any, in our information technology systems, our efforts may not be successful. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities. Any failure to prevent or mitigate security incidents or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state, federal, and international law and may cause a material adverse impact to our reputation, affect our ability to conduct our clinical trials and potentially disrupt our business.

Applicable data protection laws, privacy policies and data protection obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements could lead to adverse consequences. If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may also experience adverse consequences. These consequences may include: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that the limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations.

We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or adequately mitigate liabilities arising out of our privacy and security practices, or that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Disruptions at the FDA, the SEC and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Since March 2020, when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume pre-pandemic levels of inspection activities, including routine surveillance, bioresearch monitoring and pre-approval inspections. Should the FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel or otherwise, and the FDA does not determine a remote interactive evaluation to be adequate, the FDA has stated that it generally intends to issue, depending on the circumstances, a complete response letter or defer action on the application until an inspection can be completed.

Business disruptions, including financial institution distress, could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our CROs, CDMOs and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical pandemics or epidemics and other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the regulations of the FDA and other similar foreign regulatory authorities, provide true, complete and accurate information to the FDA and other similar foreign regulatory authorities, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws and regulations will increase significantly, and our costs associated with compliance with such laws and regulations are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. For more information, see the section entitled, “Business of CERo and Information About CERo — Healthcare Laws and Regulations.”

The distribution of biotechnology and biopharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of biotechnology and biopharmaceutical products.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from other aspects of its business.

We plan to adopt a code of ethics in connection with the consummation of the Business Combination, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant criminal, civil and administrative sanctions including monetary penalties, damages, fines, disgorgement, diminished profits and future earnings, individual imprisonment, and exclusion from participation in government funded healthcare programs, such as

Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, reputational harm, and we may be required to curtail or restructure our operations, any of which could adversely affect our ability to operate our business and our results of operations.

The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the EU. The provision of benefits or advantages to physicians is governed by the national anti-bribery laws of EU Member States, and in respect of the U.K. (which is longer a member of the EU), the U.K. Bribery Act 2010. Infringement of these laws could result in substantial fines and imprisonment. Payments made to physicians in certain EU Member States must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

The collection, use, disclosure, transfer, or other processing of personal data regarding individuals in the EU, including personal health data, is subject to the EU General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018, as well as the United Kingdom’s General Data Protection Regulations (the “UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the EU, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater; UK GDPR mirrors such fines under the GDPR. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with European activities. This and other future developments regarding the flow of data across borders could increase the cost and complexity of delivering our product candidates, if approved, in some markets and may lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business.

Our product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

Future undesirable or unacceptable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Approved autologous T cell therapies and those under development by other companies have shown frequent rates of CRS, neurotoxicity, serious infections, prolonged cytopenia and hypogammaglobulinemia, and adverse events have resulted in the death of patients. Similar adverse events may occur for our T cell product candidates.

In addition, we utilize a lymphodepletion regimen, which generally includes fludarabine, cyclophosphamide or bendamustine, that may cause serious adverse events. For instance, because the regimen will cause a transient and sometimes prolonged immune suppression, patients will have an increased risk of infection, such as to COVID-19, that may be unable to be cleared by the patient and ultimately lead to other serious adverse events or death. Our lymphodepletion regimen has caused and may also cause prolonged cytopenia and aplastic anemia.

We may also combine the use of our product candidates with other investigational or approved therapies that may cause separate adverse events or events related to the combination or potentiate side effects of approved drugs.

If unacceptable toxicities arise in the development of our product candidates, we could suspend or terminate our trials or the FDA, the EMA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Any data safety monitoring board may also suspend or terminate a clinical trial at any time on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk, including risks inferred from other unrelated immunotherapy trials. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, as toxicities resulting from T cell therapy are not normally encountered in the general patient population and by medical personnel. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient deaths. Any of these occurrences may harm our business, financial condition and prospects significantly.

Our product candidates may target healthy cells expressing target antigens leading to potentially fatal adverse effects.

Our product candidates target specific antigens that are also expressed on healthy cells. For example, cell surface phosphatidylserine, the target of CER-1236, has been observed on activated immune cells, including platelets, and in rapidly dividing cells across various organs including the gastrointestinal system, hepatic system, cardiovascular system, renal system, pulmonary system, and the CNS and related peripheral nervous system. Our product candidates may target healthy cells, leading to serious and potentially fatal adverse effects. Even though we intend to closely monitor the side effects of our product candidates in both preclinical studies and clinical trials, we cannot guarantee that products will not target and kill healthy cells.

Our product candidates may have serious and potentially fatal cross-reactivity to lipids, peptides or protein sequences within the body.

Our product candidates may recognize and bind to a peptide unrelated to the target antigen to which it is designed to bind. If this peptide is expressed within normal tissues, our product candidates may target and kill the normal tissue in a patient, leading to serious and potentially fatal adverse effects. Additionally, our product candidates may bind with non-targeted lipids, leading to off-target reactivity. Detection of any on-target off-tumor or non-specific-reactivity may halt or delay any ongoing clinical trials for any CER-T Cell based product candidate and prevent or delay regulatory approval. Unknown binding-reactivity of the CER-T Cell binding domain to related proteins could also occur. Any non-specific binding interactions that impacts patient safety could materially impact our ability to advance our product candidates into clinical trials or to proceed to marketing approval and commercialization.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the planned clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, packaging, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•        decreased demand for our product candidates or products that we may develop;

•        injury to our reputation;

•        withdrawal of clinical trial participants;

•        initiation of investigations by regulators;

•        costs to defend the related litigation;

•        a diversion of management’s time and our resources;

•        substantial monetary awards to trial participants or patients;

•        product recalls, withdrawals or labeling, marketing or promotional restrictions;

•        loss of revenue;

•        exhaustion of any available insurance and our capital resources;

•        the inability to commercialize any product candidate; and

•        a decline in our stock price.

Failure to obtain or retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. Although we plan on purchasing clinical trial insurance, such insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Public opinion and scrutiny of cell-based immuno-oncology therapies for treating cancer, or negative clinical trial results from our cell-based therapy competitors, or auto-immune cell therapy candidates, may impact public perception of our company and product candidates, or impair our ability to conduct our business.

Our autologous cell therapy platforms utilizes a relatively novel technology involving the genetic modification of cells, and no CER-T cell-based immunotherapy has been approved to date. Public perception may be influenced by claims, such as claims that cell-based immunotherapy is unsafe, unethical, or immoral and, consequently, our approach may not gain the acceptance of the public or the medical community. Negative public reaction to cell-based immunotherapy in general, or negative clinical trial results from our cell-based therapy competitors, or auto-immune cell therapy candidates, could result in greater government regulation and stricter labeling requirements of cell-based immunotherapy products, including any of our product candidates, and could cause a decrease in the demand for any products we may develop. Adverse public attitudes may adversely impact our ability to enroll patients in clinical trials. More restrictive government regulations or negative public opinion could have an adverse effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop.

Our product candidates for which we intend to seek approval as biological products may face competition sooner than anticipated, including from other therapeutic modalities.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), signed into law on March 23, 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full Biologic License Application (“BLA”) for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product.

We believe that any of our product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

If any approved products are subject to biosimilar competition sooner than we expect, we will face significant pricing pressure and our commercial opportunity will be limited.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new products could limit our product revenues.

Our ability to commercialize any of our product candidates successfully will depend in part on the extent to which reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers, and other organizations. In the United States, the principal decisions about reimbursement for new therapies are typically made by Centers for Medicare and Medicaid Services (“CMS”), an agency within the United States Department of Health and Human Services. CMS decides whether and to what extent a new therapy will be covered and reimbursed under Medicare, and private payors tend to follow CMS determinations to a substantial degree. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments, such as cellular immunotherapy. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products by government and third-party payors. In particular, there is no body of established practices and precedents for reimbursement of cellular immunotherapies, and it is difficult to predict what the regulatory authority or private payor will decide with respect to reimbursement levels for novel products such as ours. Our product candidates may not qualify for coverage or direct reimbursement, or may be subject to limited reimbursement. If reimbursement or insurance coverage is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates, if approved. Even if coverage is provided, the approved reimbursement amount may not be sufficient to allow us to establish or maintain pricing to generate income.

In addition, reimbursement agencies in foreign jurisdictions may be more conservative than those in the United States. Accordingly, in markets outside the United States, the reimbursement for our product candidates, if approved, may be reduced as compared with the United States and may be insufficient to generate commercially reasonable revenues and profits. Moreover, increasing efforts by governmental and third-party payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved, and as a result, they may not cover or provide adequate payment for our product candidates. Failure to obtain or maintain adequate reimbursement for any products for which we receive marketing approval will adversely affect our ability to achieve commercial success, and could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products, and our overall financial condition.

Even if we obtain regulatory and marketing approval for a product candidate, our product candidates will remain subject to regulatory oversight.

Even if we receive marketing and regulatory approval for CER-1236 or any other product candidates, regulatory authorities may still impose significant restrictions on the indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies. CER-1236 and other product candidates will also be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, and submission of safety and other post-market information. The FDA has significant post-market authority, including, for example, the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate serious safety risks related to the use of a biologic. Any regulatory approvals that we receive for CER-1236 or other product candidates may also be subject to a risk evaluation and mitigation strategy (“REMS”), limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including post-approval clinical trials, and surveillance to monitor the quality, safety, and efficacy of the product, all of which could lead to lower sales volume and revenue. For example, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA. The holder of an approved BLA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practice (“cGMP”) requirements and adherence to commitments made in the BLA or foreign marketing application. If we, or a regulatory authority, discover(s) previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we or our contractors fail to comply with applicable regulatory requirements following approval of CER-1236 or our other product candidates, a regulatory authority may:

•        issue a warning letter, untitled letter, or Form 483, asserting that we are in violation of the law;

•        request voluntary product recalls;

•        seek an injunction or impose administrative, civil, or criminal penalties or monetary fines;

•        suspend or withdraw regulatory approval;

•        suspend any ongoing clinical trials;

•        refuse to approve a pending BLA or comparable foreign marketing application (or any supplements thereto);

•        restrict the marketing or manufacturing of the product;

•        seize or detain the product or otherwise require the withdrawal of the product from the market;

•        refuse to permit the import or export of product candidates; or

•        refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize CER-1236 or other product candidates and adversely affect our business, financial condition, results of operations, and prospects.

Prior treatments can alter the cancer or target of CER-T Cell therapy and negatively impact chances for achieving clinical activity with our programmed T cells.

Patients with hematological cancers receive highly toxic lympho-depleting chemotherapy as their initial treatment. These therapies can impact the viability of the T cells collected from the patient and can contribute to highly variable responses to programmed T cell therapies. Patients could also have received prior therapies that target the same target antigen on the cancer cells as our intended programmed T cell product candidate and thereby lead to a selection of cancer cells with low or no expression of the target. Cancers also naturally evolve and select clones with low or no expression of the target. As a result, our programmed T cell product candidates may not recognize the cancer cell and may fail to achieve clinical activity. If any of our product candidates do not achieve a sufficient level of clinical activity, we may discontinue the development of that product candidate, which could adversely affect our business, financial condition, results of operations, and prospects.

Risks Related to CERo’s Reliance on Third-Parties

We will rely on third parties to conduct our clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our product candidates.

We expect to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, CDMOs and strategic partners to conduct our preclinical studies under agreements with us and in connection with our clinical trials. We expect to have to negotiate budgets and contracts with CROs, trial sites and CDMOs which may result in delays to our development timelines and increased costs. We will rely heavily on these third parties over the course of our clinical trials and we control only certain aspects of their activities. As a result, we have less direct control over the conduct, timing and completion of these clinical trials and the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with good clinical practices (“GCPs”), which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP regulations. In addition, our clinical trials must be conducted with biological product produced under cGMP regulations, including current good tissue practice (“cGTP”) regulations, and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials are not and will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our product candidates. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding third parties to conduct our clinical trials involves substantial cost and requires extensive management time and focus. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials. Additionally, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.

We rely on third parties to manufacture and store our clinical product supplies, and we may have to rely on third parties to produce and process our product candidates, if approved. There can be no assurance that we will be able to establish or maintain relationships with such third parties. We may in the future establish our own manufacturing facility and infrastructure in addition to or in lieu of relying on third parties for the manufacture of our product candidates, which would be costly, time-consuming and which may not be successful.

Our product candidates are manufactured in the United States by third parties, and we manage all other aspects of the supply, including planning, oversight, disposition and distribution logistics. There can be no assurance that we will not experience supply or manufacturing issues in the future.

We have a long-term agreement in place with a CDMO for the manufacture of CER-1236. However, we have not yet caused our product candidates to be manufactured or processed on a commercial scale and may not be able to achieve manufacturing and processing and may be unable to create an inventory of mass-produced product to satisfy demands for any of our product candidates. Our clinical supply will also be limited to small quantities and any latent defects discovered in our supply could significantly delay our development timelines.

In addition, our actual and potential future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•        We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA may have questions regarding any replacement contractor. This may require new testing and regulatory interactions. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA questions, if any.

•        Our third-party manufacturers might be unable to timely formulate and manufacture our product or produce the quantity and quality required to meet our clinical and commercial needs, if any.

•        Contract manufacturers may not be able to execute our manufacturing procedures appropriately.

•        Manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•        We may not own, or may have to share, the intellectual property rights to any improvements made by our third-party manufacturers in the manufacturing process for our products.

•        Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•        Our third-party manufacturers could breach or terminate their agreement with us.

Our contract manufacturers would also be subject to the same risks we face in developing our own manufacturing capabilities, as described above. Our current and potential future CDMOs may also be required to shut down in response to the spread of COVID-19 or other health epidemics or pandemics, or they may prioritize manufacturing for therapies or vaccines for COVID-19 or other diseases. In addition, our CDMOs have certain responsibilities for storage of raw materials and in the past have lost or failed to adequately store our raw materials. We will also rely on third parties to store our released product candidates, and any failure to adequately store our product candidates could result in significant delay to our development timelines. Any additional or future damage or loss of raw materials or product candidates could materially impact our ability to manufacture and supply our product candidates. Each of these risks could delay our clinical trials, the approval, if any of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenue.

In addition, we will rely on third parties to perform release tests on our product candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm.

We maintain single supply relationships for certain key components, and our business and operating results could be harmed if supply is restricted or ends or the price of raw materials used in our suppliers’ manufacturing process increases.

We are dependent on sole suppliers or a limited number of suppliers for certain components that are integral to our product candidates, including CER 1236. If these or other suppliers encounter financial, operating or other difficulties or if our relationship with them changes, we may be unable to quickly establish or qualify replacement sources of supply and could face production interruptions, delays and inefficiencies. In addition, technology changes by our vendors could disrupt access to required manufacturing capacity or require expensive, time-consuming development efforts to adapt and integrate new equipment or processes. Our growth may exceed the capacity of one or more of these suppliers to produce the needed equipment and materials in sufficient quantities to support our growth. Any one of these factors could harm our business and growth prospects.

Our product candidates rely on the availability of specialty raw materials, which may not be available to us on acceptable terms or at all.

Our product candidates, including CER 1236, require many specialty raw materials, some of which are manufactured by small companies with limited resources and experience to support a commercial product. In addition, those suppliers normally support blood-based hospital businesses and generally do not have the capacity to support commercial products manufactured under cGMP by biopharmaceutical firms. The suppliers may be ill-equipped to support our needs, especially in non-routine circumstances like an FDA inspection or medical crisis, such as widespread contamination. We also do not have contracts with many of these suppliers and may not be able to contract with them on acceptable terms or at all. Accordingly, we may experience delays in receiving key raw materials to support clinical or commercial manufacturing.

In addition, some of our raw materials are currently available from a single supplier, or a small number of suppliers. For example, the type of cell culture media and cryopreservation buffer that we currently use in our manufacturing process for the CER-T Cells are available from multiple suppliers, but each version may perform differently, requiring us to characterize them and modify our protocols if we change suppliers. Disruption of our cell manufacturing process may affect product health, fitness, and potentially anti-tumor activity and clinical responses. In addition, the cell processing equipment and tubing that we use in our current manufacturing process is only available from a single supplier. We also use certain biologic materials, including certain activating antibodies, that are available from multiple suppliers, but each version may perform differently, requiring us to characterize them and potentially modify some of our protocols if we change suppliers. We cannot be sure that these suppliers will remain in business, or that they will not be purchased by one of our competitors or another company that is not interested in continuing to produce these materials for our intended purpose. If we are required to change suppliers, the materials may only be available from another supplier on terms that are less favorable to us than the terms under which we currently obtain the materials. Accordingly, if we no longer have access to these suppliers, we may experience delays in our clinical or commercial manufacturing which could harm our business or results of operations.

If we or our third-party suppliers use hazardous, non-hazardous, biological or other materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials. We and our suppliers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that we and our suppliers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we and our suppliers cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials. In addition, any violation in the use, manufacture, storage, handling and disposal under foreign law may subject us to additional liability.

Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

Risks Related to Government and Regulation

Clinical development and the regulatory approval process involve a lengthy and expensive process with an uncertain outcome and results of earlier studies and preclinical data, and trials may not be predictive of future clinical trial results. If our preclinical studies and clinical trials are not sufficient to support regulatory approval of any of our product candidates, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

The research, testing, manufacturing, labeling, licensure, sale, marketing and distribution of biological products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, and such regulations differ from country to country. We are not permitted to market our product candidates in the United States or in any foreign countries until they receive the requisite licensure from the applicable regulatory authorities of such jurisdictions. We have not previously submitted a BLA to the FDA or similar licensure applications to comparable foreign regulatory authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety, purity and potency for each desired indication. The BLA must also include significant information regarding the manufacturing controls for the product. We expect the novel nature of our product candidates to create further challenges in obtaining regulatory approval. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive and lengthy, and licensure may not be obtained.

We cannot be certain that our preclinical studies and clinical trial results will be sufficient to support regulatory approval of our product candidates. Clinical testing is expensive and can take many years to complete and its outcome is inherently uncertain. Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Failure or delay can occur at any time during the clinical trial process.

We may experience delays in obtaining the FDA’s authorization to initiate clinical trials under future INDs, completing ongoing clinical studies of our product candidates due to a variety of factors, including the impact of COVID-19 at our clinical sites and initiating our planned preclinical studies and clinical trials. Additionally, we cannot be certain that preclinical studies or clinical trials for our product candidates will begin on time, not require redesign, enroll an adequate number of subjects on time, or be completed on schedule, if at all. Clinical trials can be delayed or terminated for a variety of reasons, including delays or failures related to:

•        the availability of financial resources to commence and complete the planned trials

•        the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical trials;

•        delays in obtaining regulatory approval to commence a clinical trial;

•        our inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory authority that any of our product candidates are safe, potent and pure;

•        the FDA’s or the applicable foreign regulatory agency’s disagreement with our trial protocol or the interpretation of data from preclinical studies or clinical trials;

•        our inability to demonstrate that the clinical and other benefits of any of our product candidates outweigh any safety or other perceived risks;

•        the FDA’s or the applicable foreign regulatory agency’s requirement for additional preclinical studies or clinical trials;

•        the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for licensure;

•        the data collected from clinical trials of our product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of a BLA or other comparable submission in foreign jurisdictions or to obtain licensure of our product candidates in the United States or elsewhere;

•        reaching agreement on acceptable terms with prospective CDMOs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CDMOs and clinical trial sites;

•        obtaining IRB or ethics committee approval at each clinical trial site;

•        recruiting an adequate number of suitable patients to participate in a clinical trial;

•        having subjects complete a clinical trial or return for post-treatment follow-up;

•        clinical trial sites deviating from clinical trial protocol or dropping out of a clinical trial;

•        addressing subject safety concerns that arise during the course of a clinical trial;

•        adding a sufficient number of clinical trial sites;

•        obtaining sufficient product supply of product candidate for use in preclinical studies or clinical trials from third-party suppliers;

•        the FDA’s or the applicable foreign regulatory agency’s findings of deficiencies or failure to approve the manufacturing processes or facilities of third-party manufacturers upon which we rely; or

•        the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

We may experience numerous adverse or unforeseen events during, or as a result of, preclinical studies and clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including:

•        we may receive feedback from regulatory authorities that requires us to modify the design of our clinical trials;

•        we may obtain a result from preclinical studies such as a binder specificity study or a safety toxicology study that require us to modify the design of our clinical trials, abandon our research efforts for product candidates, or result in delays

•        clinical trials of our product candidates may produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional clinical trials or abandon our research efforts for our other product candidates;

•        the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of our clinical trials at a higher rate than we anticipate;

•        our third-party contractors may fail to comply with regulatory requirements, fail to maintain adequate quality controls or be unable to provide us with sufficient product supply to conduct and complete preclinical studies or clinical trials of our product candidates in a timely manner, or at all;

•        we or our investigators might have to suspend or terminate clinical trials of our product candidates for various reasons, including non-compliance with regulatory requirements, a finding that our product candidates have undesirable side effects or other unexpected characteristics or a finding that the participants are being exposed to unacceptable health risks;

•        the cost of clinical trials of our product candidates may be greater than we anticipate;

•        the quality of our product candidates or other materials necessary to conduct preclinical studies or clinical trials of our product candidates may be insufficient or inadequate;

•        regulators may revise the requirements for approving our product candidates, or such requirements may not be as we anticipate; and

•        future collaborators may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for us.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only moderately positive or if there are safety concerns, our business and results of operations may be adversely affected and we may incur significant additional costs. In addition, costs to treat patients with relapsed or refractory cancer and to treat potential side effects that may result from our product candidates can be significant. Accordingly, our clinical trial costs are likely to be significantly higher than those for more conventional therapeutic technologies or drug product candidates.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such clinical trials are being conducted, by the Data Safety Monitoring Board for such clinical trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical trial protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from the product candidates, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Any delay in obtaining, or inability to obtain, applicable regulatory approval would delay or prevent commercialization of our product candidates and would materially adversely impact our business and prospects and our ability to generate revenues from any of these product candidates will be delayed or not realized at all. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. If one or more of our product candidates generally prove to be ineffective, unsafe or commercially unviable, our CER-T Cell platform would have little, if any, value, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.

Any of these factors, many of which are beyond our control, may result in our failing to obtain regulatory approval to market any of our product candidates, or a delay in such approval, which would significantly harm our business, results of operations, and prospects. Of the large number of biological products in development, only a small percentage successfully complete the FDA or other regulatory approval processes and are commercialized. Even if we eventually complete clinical testing and receive licensure from the FDA or applicable foreign regulatory authorities for any of our product candidates, the FDA or the applicable foreign regulatory may license our product candidates for a more limited indication or a narrower patient population than we originally requested, and the FDA, or applicable foreign regulatory agency, may not license our product candidates with the labeling that we believe is necessary or desirable for the successful commercialization of such product candidates.

Our manufacturing process needs to comply with FDA regulations relating to the quality and reliability of such processes. Any failure to comply with relevant regulations could result in delays in or termination of our clinical programs and suspension or withdrawal of any regulatory approvals.

In order to commercially produce our products at a third party’s facility, we will need to comply with the FDA’s cGMP regulations and guidelines, including cGTPs. We may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. We are subject to inspections by the FDA and comparable foreign regulatory authorities to confirm compliance with applicable regulatory requirements. Any failure to follow cGMP, cGTP or other regulatory requirements or delay, interruption or other issues that arise in the manufacture, fill-finish, packaging, or storage of our CER-T cells as a result of a failure of the facilities or operations of third parties to comply with regulatory requirements or pass any regulatory authority inspection could significantly impair our ability to develop and commercialize our CER-T cell programs, including leading to significant delays in the availability of our CER-T cells for our clinical trials or the termination of or suspension of a clinical trial, or the delay or prevention of a filing or approval of marketing applications for our CER-T cell product candidates. Significant non-compliance could also result in the imposition of sanctions, including warning or untitled letters, fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approvals for our CER-T cell product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could damage our reputation and our business.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

If the FDA, EMA or any other comparable regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, applicable product tracking and tracing requirements and continued compliance with cGMPs, including cGTPs, and GCP, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with any future potential manufacturing facilities we may own, third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•        restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary product recalls;

•        fines, untitled or warning letters or holds on clinical trials;

•        refusal by the FDA, the EMA or any other comparable regulatory authority to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product approvals;

•        product seizure or detention, or refusal to permit the import or export of products; and

•        injunctions or the imposition of civil or criminal penalties.

Moreover, if any of our product candidates are approved, our product labeling, advertising and promotion will be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about biopharmaceutical products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our or our collaborators’ ability to commercialize our product candidates, and harm our business, financial condition and results of operations.

In addition, the policies of the FDA, the EMA and other comparable regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements, or if we are unable to maintain regulatory compliance, marketing approval that has been obtained may be lost and we may not achieve or sustain profitability.

Regulatory requirements in the United States and abroad governing cell therapy products have changed frequently and may continue to change in the future, which could negatively impact our ability to complete clinical trials and commercialize our product candidates in a timely manner, if at all.

Regulatory requirements in the United States and abroad governing cell therapy products have changed frequently and may continue to change in the future. In 2016, the FDA established the Office of Tissues and Advanced Therapies (“OTAT”) within its Center for Biologics Evaluation and Research to consolidate the review of gene therapy and related products, and has established the Cellular, Tissue and Gene Therapies Advisory Committee, among others, to advise this review. In September 2022, the FDA announced retitling of OTAT to the Office of Therapeutic Products (“OTP”) and elevation of OTP to a “Super Office” to meet its growing cell and gene therapy workload. In addition, under guidelines issued by the NIH, gene therapy clinical trials are also subject to review and oversight by an institutional biosafety committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. Before a clinical trial can begin at any institution, that institution’s institutional review board, or IRB, and its IBC assesses the safety of the research and identifies any potential risk to public health or the environment. While the NIH guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them. Moreover, serious adverse events or developments in clinical trials of gene therapy product candidates conducted by others may cause the FDA or other regulatory bodies to initiate a clinical hold on our clinical trials or otherwise change the requirements for approval of any of our product candidates. Although the FDA decides whether individual cell and gene therapy protocols may proceed, the review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical trial, even if the FDA has reviewed the trial and approved its initiation.

We may seek fast track and breakthrough therapy designations or priority review for one or more of our product candidates, but we might not receive such designation or priority review, and even if we do, such designation or priority review may not lead to a faster development or regulatory review or approval process, and does not assure FDA approval of our product candidates. Even if a product qualifies for such designation or priority review, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may seek fast track, breakthrough therapy, and/or regenerative medicine advanced therapy designations or priority review for one or more of our product candidates.

The FDA may issue a fast track designation to a product candidate if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a fast track product at any time during the clinical development of the product. For fast track products, sponsors may have greater interactions with the FDA during product development. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA. However, the FDA’s goal for reviewing a BLA fast track application under the Prescription Drug User Fee Act (“PDUFA”) does not begin until the last section of the application is submitted. Fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

A breakthrough therapy is defined as a product candidate that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Product candidates designated as breakthrough therapies by the FDA are also eligible for priority review if supported by clinical data at the time of the submission of the BLA.

Fast track designation, priority review, and breakthrough therapy designation are within the discretion of the FDA. Accordingly, even if we believe that one of our product candidates meets the criteria for any such designation, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of such designation may expedite the development or approval process, but do not change the standards for approval. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may seek approval of our product candidates, where applicable, under the FDA’s accelerated approval pathway. This pathway may not lead to a faster development, regulatory review or approval process and does not increase the likelihood that our product candidates will receive marketing approval.

A product may be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and generally provides a meaningful advantage over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, (“IMM”) that is reasonably likely to predict an effect on IMM or other clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as IMM. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verity and describe the drug’s clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), the FDA is permitted to require, as appropriate, that a post-approval confirmatory study or studies be underway prior to approval or within a specified time period after the date of accelerated approval was granted. FDORA also requires sponsors to send updates to the FDA every 180 days on the status of such studies, including progress toward enrollment targets, and the FDA must promptly post this information publicly. FDORA also gives the FDA increased authority to withdraw approval of a drug or biologic granted accelerated approval on an expedited basis if the sponsor fails to conduct such studies in a timely manner, send the necessary updates to the FDA, or if such post-approval studies fail to verify the drug’s predicted clinical benefit. Under FDORA, the FDA is empowered to take action, such as issuing fines, against companies that fail to conduct with due diligence any post-approval confirmatory study or submit timely reports to the agency on their progress. In addition, the FDA currently requires, unless otherwise informed by the agency, pre-approval of promotional materials for products receiving accelerated approval, which could adversely impact the timing of the commercial launch of the product. Thus, even if we seek to utilize the accelerated approval pathway, we may not be able to obtain accelerated approval and, even if we do, we may not experience a faster development, regulatory review or approval process for that product. There can be no assurance that the FDA would allow any of the product candidates we may develop to proceed on an accelerated approval pathway, and even if the FDA did allow such pathway, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. Moreover, even if we received accelerated approval, any post-approval studies required to confirm and verify clinical benefit may not show such benefit, which could lead to withdrawal of any approvals we have obtained. Receiving accelerated approval does not assure that the product’s accelerated approval will eventually be converted to a traditional approval.

We may not be able to obtain orphan drug exclusivity for one or more of our product candidates, and even if we do, that exclusivity may not prevent the FDA from approving other competing products.

Regulatory authorities may designate drugs for relatively small patient populations as “orphan” drugs. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of market exclusivity, which, subject to certain exceptions, precludes the FDA from approving another marketing application for the same drug for the same indication for that time period. The applicable market exclusivity period is seven years in the United States

Obtaining orphan drug exclusivity for our product candidates may be important to our commercial strategy. If a competitor obtains orphan drug exclusivity for and approval of a product with the same indication as our product candidates before we do, and if the competitor’s product is the same drug or a similar medicinal product as ours, we could be excluded from the market. Even if we obtain orphan drug exclusivity after FDA approval, we may not be able to maintain it. For example, if a competitive product that is the same drug or a similar medicinal product as our product candidate is shown to be clinically superior to our product candidate, any orphan drug exclusivity we have obtained will not block the approval of such competitive product. In addition, orphan drug exclusivity will not prevent the approval of a product that is the same drug as our product candidates if the FDA finds that we cannot assure the availability of sufficient quantities of the drug to meet the needs of the persons with the disease or condition for which the drug was designated. If one or more of these events occur, it could have a material adverse effect on our company.

We are subject to stringent and changing privacy laws, regulations and standards as well as policies, contracts and other obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to enforcement or litigation (that could result in fines or penalties), a disruption of clinical trials or commercialization of products, reputational harm, or other adverse business effects.

In the ordinary course of business, we will collect, receive, store, process, use, generate, transfer, disclose, make accessible, protect, secure, dispose of, transmit and share (collectively, processing) personal data and other sensitive information, including, but not limited to, proprietary and confidential business information, trade secrets, intellectual property, and information we collect about patients in connection with clinical trials. Accordingly, we are, or may become, subject to numerous federal, state, local and international data privacy and data security laws, regulations, guidance, and industry standards as well as external and internal privacy and data security policies, contracts and other obligations that apply to our processing of personal data and the processing of personal data on our behalf.

In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws and other similar laws (e.g., unfair or deceptive acts or practices pursuant to Section 5(a) of the Federal Trade Commission Act). For example, the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, imposes requirements relating to the privacy, security and transmission of protected health information. Among other things, HITECH, through its implementing regulations, makes certain of HIPAA’s privacy and security standards directly applicable to business associates, defined as a person or organization, other than a member of a covered entity’s workforce, that creates, receives, maintains or transmits protected health information for or on behalf of a covered entity for a function or activity regulated by HIPAA as well as their covered subcontractors.

In addition, the California Consumer Privacy Act (“CCPA”) applies to personal information of consumers, business representatives, and employees, and creates individual privacy rights and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide disclosures to California consumers, affords California residents certain rights related to their personal data, including the right to opt-out of certain sales of personal data, and allow for a new cause of action for certain data breaches. Although there are limited exemptions for clinical trial data under the CCPA, as our business progresses, the CCPA may become applicable and significantly impact our business activities and exemplifies the vulnerability of our business to evolving regulatory environment related to personal data and protected health information. Furthermore, the California Privacy Rights Act of 2020, effective January 1, 2023, expands the CCPA’s requirements, including by applying to personal information of business representatives and employees and establishing a new regulatory agency to implement and enforce the law. In addition, other states, such as Virginia and Colorado, have also passed comprehensive privacy laws, and similar laws are being considered in several other states, as well as at the federal and local levels. While these states, like the CCPA, also exempt some data processed in the context of clinical trials, these developments further complicate compliance efforts, and increase legal risk and compliance costs for us and the third parties upon whom we rely. Moreover, data privacy and security laws have been proposed at the federal, state, and local levels in recent years, which could further complicate compliance efforts.

Outside the United States, there are an increasing number of laws, regulations and industry standards concerning privacy, data protection, information security and cross-border personal data transfers. For example, GDPR, UK GDPR, and China’s Personal Information Protection Law impose strict requirements for processing personal data. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, other administrative penalties, and private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. If we cannot implement a valid compliance mechanism for cross-border data transfers, we may face increased exposure to regulatory actions, substantial fines, and injunctions against processing or transferring personal data from Europe or other foreign jurisdictions. The inability to import personal data to the United States could significantly and negatively impact our business operations, including by limiting our ability to conduct clinical trial activities in Europe and elsewhere; limiting our ability to collaborate with parties that are subject to such cross-border data transfer or localization laws; or requiring us to increase our personal data processing capabilities and infrastructure in foreign jurisdictions at significant expenses. European regulators have also ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations.

In addition, privacy advocates and industry groups have proposed, and may propose, standards with which we are legally or contractually bound to comply. We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. If any of our privacy policies or related materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences.

Our obligations related to data privacy and security are quickly changing in an increasingly stringent fashion, creating some uncertainty as to the effective future legal framework. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. As a result, preparing for and complying with these obligations requires significant resources and may necessitate changes to our information technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors, consultants or other third parties that process personal data on our behalf.

Although we endeavor to comply with all applicable privacy and security obligations, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, third-party collaborators, service providers, contractors or consultants fail to comply with such obligations, which could negatively impact our business operations and compliance posture. For example, any failure by a third-party service provider to comply with applicable law, regulations, or contractual obligations could result in adverse effects, including inability to or interruption in our ability to operate our business and proceedings against us by governmental entities or others. If we fail, or are perceived to have failed, to address or comply with obligations related to data privacy and security obligations, we could face significant consequences. These consequences may include, but are not limited to, government enforcement actions (e.g., investigations, fines, penalties, audits and inspections, and similar); litigation (including class-related claims); additional reporting requirements and/or oversight; temporary or permanent bans on all or some processing of personal data; orders to destroy or not use personal data; and imprisonment of company officials. Any of these events could have a material adverse effect on our reputation, business, or financial condition.

The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, and may adversely affect our business model.

Our revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact our business, operations and financial condition.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. For example, on July 9, 2021, President Biden issued an executive order directing the FDA to, among other things, continue to clarify and improve the approval framework for biosimilars, including the standards for interchangeability of biological products, facilitate the development and approval of biosimilar and interchangeable products, clarify existing requirements and procedures related to the review and submission of BLAs, and identify and address any efforts to impede biosimilar competition. We cannot predict the initiatives that may be adopted in the future, including repeal, replacement or significant revisions to the Affordable Care Act. In August 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into law. The IRA includes several provisions that will impact our business to varying degrees, including provisions that create a $2,000 out-of-pocket cap for Medicare Part D beneficiaries, impose new manufacturer financial liability on all drugs in Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D pricing for certain high-cost drugs and biologics without generic or biosimilar competition, require companies to pay rebates to Medicare for drug prices that increase faster than inflation, and delay the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one rare disease designation and for which the only approved indication is for that disease or condition. If a product receives multiple rare disease designations or has multiple approved indications, it may not qualify for the orphan drug exemption. The effect of the IRA on our business and the healthcare industry in general is not yet known.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•        the demand for our product candidates, if we obtain regulatory approval;

•        our ability to set a price that we believe is fair for our products;

•        our ability to obtain coverage and reimbursement approval for a product;

•        our ability to generate revenue and achieve or maintain profitability;

•        the level of taxes that we are required to pay; and

•        the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Our business could be negatively impacted by environmental, social and corporate governance matters or our reporting of such matters.

There is an increasing focus from certain investors, employees, partners, and other stakeholders concerning ESG matters. While we have internal efforts directed at ESG matters and preparations for any increased required future disclosures, we may be perceived to be not acting responsibly in connection with these matters, which could negatively impact us. Moreover, the SEC has recently proposed, and may continue to propose, certain mandated ESG reporting requirements, such as the SEC’s proposed rules designed to enhance and standardize climate-related disclosures, which, if finally approved, would significantly increase our compliance and reporting costs and may also result in disclosures that certain investors or other stakeholders deem to negatively impact our reputation or that harm our stock price. In addition, we currently do not report our environmental emissions, and lack of reporting could result in certain investors declining to invest in our common stock.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under current law, federal net operating losses incurred in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal tax laws. Under Sections 382 and 383 of the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in the equity ownership of certain stockholders over a rolling three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. We have not yet completed a Section 382 or Section 383 analysis, and therefore, there can be no assurances that any previously experienced ownership changes have not materially limited our utilization of affected net operating loss carryforwards or other tax attributes. We may experience ownership changes in the future, including in connection with the proposed Business Combination as a result of shifts in our stock ownership. We anticipate incurring significant additional net losses for the foreseeable future, and our ability to utilize net operating loss carryforwards associated with any such losses to offset future taxable income may be limited to the extent we incur future ownership changes. In addition, at the state level, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, we may be unable to use all or a material portion of our net operating loss carryforwards and other tax attributes, which could adversely affect our future cash flows.

Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, the Biden administration and Congress have proposed various U.S. federal tax law changes, which if enacted could have a material impact on our business, cash flows, financial condition or results of operations. In addition, it is uncertain if and to what extent various states will conform to federal tax laws. Future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges, and could increase our future U.S. tax expense.

Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize such products outside of the United States, which would limit our ability to realize their full market potential.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods.

Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our ability to realize the full market potential of our products will be harmed.

Our business operations and current and future relationships with healthcare professionals, principal investigators, consultants, customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, physician payment transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to substantial penalties.

Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors may expose us to broadly applicable fraud and abuse and other healthcare laws, including, without limitation, the U.S. federal Anti-Kickback Statute and the U.S. federal False Claims Act, that may constrain the business or financial arrangements and relationships through which we sell, market and distribute any product candidates for which we obtain marketing approval. In addition, we may be subject to physician payment transparency laws and patient privacy and security regulation by the U.S. federal government and by the states and foreign jurisdictions in which we conduct our business. The applicable federal, state and foreign healthcare laws that may affect our ability to operate include the following:

•        the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under federal and state healthcare programs such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration that are alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the U.S. federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the U.S. federal Anti-Kickback Statute has been violated;

•        U.S. federal civil and criminal false claims laws, including the U.S. federal False Claims Act, which can be enforced though civil whistleblower or qui tam actions, and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Further, pharmaceutical manufacturers can be held liable under the U.S. federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims;

•        HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of whether the payor is public or private, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matter. Additionally, HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•        the U.S. Federal Food, Drug and Cosmetic Act, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

•        the Affordable Care Act, and its implementing regulations, created annual reporting requirements for certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions), to annually report to the Centers for Medicare and Medicaid Services, or CMS, information related to certain payments and “transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care professionals (such as physicians assistants and nurse practitioners) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

•        analogous state laws and regulations and foreign laws, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or to adopt compliance programs as prescribed by state laws and regulations, or that otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

•        similar healthcare laws and regulations in the European Union and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the data privacy and security of certain protected information, such as the EU GDPR and UK GDPR, which imposes obligations and restrictions on the collection and use of personal data relating to individuals located in the European Union and United Kingdom (including health data).

Further, the Affordable Care Act, among other things, amended the intent requirement of the U.S. federal Anti-Kickback Statute and certain criminal statutes governing healthcare fraud. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act provided that the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. federal False Claims Act.

Because of the breadth of these laws and the narrowness of their exceptions and safe harbors, it is possible that our business activities can be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies have continued their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of significant investigations, prosecutions, convictions and settlements in the healthcare industry.

Efforts to ensure that our internal operations and future business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, monetary fines, imprisonment, disgorgement of profits, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and pursue our strategy. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including future collaborators, are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also affect our business.

Risks Related to Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

The loss of any procured intellectual property rights in our products could permit our competitors to manufacture their own version of our products. We have attempted to protect our intellectual property rights in our products through a combination of patents, confidentiality agreements, non-compete agreements and other contractual protection mechanisms, and we will continue to do so. While we intend to defend against any threats to our intellectual property, our patents or various contractual protections may not adequately protect our intellectual property. In addition, we could be required to expend significant resources to defend our rights to proprietary information, and may not be successful in such defense.

As such, we may not be successful in preventing third parties from infringing, copying or misappropriating our intellectual property. There can also be no assurance that pending patent applications owned by us will result in patents being issued to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect our products or to provide us with any competitive advantage. Third parties could also obtain patents that may require us to negotiate to obtain licenses to conduct our business, and any required licenses may not be available on reasonable terms or at all. We also rely on confidentiality and non-compete agreements with certain employees, independent distributors, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or proprietary knowledge.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. We cannot assure investors that any of the currently pending or future patent applications will result in granted patents, nor can we predict how long it will take for such patents to be granted.

Our commercial success will depend in part on us obtaining and maintaining patent protection and trade secret protection of our current and future product candidates, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities and the right under our licensed patents to contest alleged infringement.

The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the United States or in many jurisdictions outside of the United States. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our owned or licensed intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that may be issued from the applications we currently or may in the future own or license from third parties. Further, if any patents we obtain or license are deemed invalid and unenforceable, our ability to commercialize or license our technology could be adversely affected.

Others have filed, and in the future, are likely to file, patent applications covering products and technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us, or that we will not be involved in interference, opposition or invalidity proceedings before U.S. or non-U.S. patent offices.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•        others may be able to develop a platform similar to, or better than, ours in a way that is not covered by the claims of our licensed or owned patents;

•        others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of patents we have or are licensed to us;

•        we might not have been the first to make the inventions covered by any pending patent applications which have been or may be filed;

•        we might not have been (or may not be in the future) the first to file patent applications for these inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies;

•        any patents that we obtain, or are licensed to us, may not provide us with any competitive advantages;

•        we may not develop additional proprietary technologies that are patentable; or

•        the patents of others may have an adverse effect on our business.

Without patent protection on the composition of matter of our product candidates, our ability to assert our patents to stop others from using or selling our product candidates in a non-pharmaceutically acceptable formulation may be limited.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all of our product candidates or methods involving these candidates in parent patent applications. We plan to pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claim coverage for inventions which were disclosed but not claimed in parent patent applications.

Moreover, it is possible that our pending patent applications will not result in granted patents, and even if such pending patent applications grant as patents, they may not provide a basis for intellectual property protection of commercially viable products nor provide us with any competitive advantages. Further, it is possible that, for any of the patents that may be granted in the future, others will design around the patent rights or identify cancer treatment methods that do not concern the rights covered by our patent rights or licenses. Further, we cannot assure investors that other parties will not challenge any patents granted to us or that courts or regulatory agencies will hold our patents to be valid or enforceable. We also cannot guarantee that we will be successful in defending challenges made against our patents. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, or to such patents being interpreted narrowly or otherwise in a manner adverse to our interests. Our ability to establish or maintain a technological or competitive advantage over our competitors may be diminished because of these uncertainties.

We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors or other third parties. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets may be expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Moreover, it is possible that the pending patent applications will not result in granted patents, and even if such pending patent applications grant as patents, they may not provide a basis for intellectual property protection of commercially viable products or may not provide us with any competitive advantages. Further, it is possible that, for any of the patents that may be granted in the future, others will design around the patent rights or identify cancer treatment methods that do not concern the rights covered by our licenses. Further, we cannot assure investors that other parties will not challenge any patents granted to us or that courts or regulatory agencies will hold our patents to be valid or enforceable. We cannot guarantee investors that, if required to defend the covered patents, we will be successful in defending challenges made against our patents. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, or to such patents being interpreted narrowly or otherwise in a manner adverse to our interests. Our ability to establish or maintain a technological or competitive advantage over our competitors may be diminished because of these uncertainties.

If we are unable to obtain and maintain patent protection for any products we develop and for our technology, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to commercialize any product candidates we may develop and our technology may be adversely affected.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our product candidates, their respective components, formulations, combination therapies, methods used to manufacture them and methods of treatment and development that are important to our business. If we do not adequately protect our intellectual property rights, competitors may be able to erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. To protect our proprietary position, we file patent applications in the United States and abroad related to our product candidates that are important to our business; we may in the future also license or purchase patent applications filed by others. If we are unable to secure or maintain patent protection with respect to our technology and any proprietary products and technology we develop, our business, financial condition, results of operations and prospects could be materially harmed.

We cannot provide any assurances that any of our current or future patents have or will include claims with a scope sufficient to protect our current and future product candidates or otherwise provide any competitive advantage. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its earliest U.S. non-provisional filing date. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our patents and patent applications are, and may in the future be, owned by or co-owned with third parties. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

The patent prosecution process is complex, expensive, time-consuming and inconsistent across jurisdictions. We may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent rights at a commercially reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets. It is possible that we will fail to identify important patentable aspects of our research and development efforts in time to obtain any patent protection. While we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development efforts, including for example, our employees, former employees, corporate collaborators, external academic scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby endangering our ability to seek patent protection. In addition, publications of discoveries in the scientific and scholarly literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Consequently, we cannot be certain that we were the first to file for patent protection on the inventions claimed in our patents or pending patent applications.

The issuance or grant of a patent is not irrefutable as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. We may in the future, become subject to a third-party pre-issuance submission of prior art or opposition, derivation, revocation, re-examination, post-grant and inter partes review, or interference proceedings and other similar proceedings challenging our patent rights or the patent rights of others in the U.S. Patent and Trademark Office (“USPTO”) or other foreign patent office. An unfavorable determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or extinguish our ability to manufacture or commercialize products without infringing third-party patent rights.

Third-party claims of intellectual property infringement may prevent or delay our product discovery and development efforts, and could increase our costs.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, reexamination, and post grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our product candidates and/or proprietary technologies infringe their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our product candidates, technologies or methods.

Third parties may assert that we are employing their proprietary technology without authorization. Generally, conducting preclinical and clinical trials and other development activities in the United States is not considered an act of infringement. If CER-1236 or another product candidate is cleared/approved by the FDA, a third party may then seek to enforce its patent by filing a patent infringement lawsuit against us. While we do not believe that any patent claims that could have a materially adverse effect on the commercialization of our product candidates are valid and enforceable, we may be incorrect in this belief, or we may not be able to prove it in litigation. In this regard, patents issued in the United States by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof. There may be issued third-party patents of which we are currently unaware with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Patent applications can take many years to issue. There may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may fail to identify relevant patents or incorrectly conclude that a patent is invalid, not enforceable, exhausted, or not infringed by our activities. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our product candidates, constructs or molecules used in or formed during the manufacturing process, or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we were to obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we were to obtain a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, if the breadth or strength of protection provided by our patents is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, could involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.

We could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent of a third party. A finding of infringement could prevent us from commercializing our product candidates or any future product candidates or force us to cease some of our business operations, which could materially harm our business.

Although we have reviewed certain third-party patents and patent filings that we believe may be relevant to our therapeutic candidates or products, we have not conducted a freedom-to-operate search or analysis for any of our therapeutic candidates or products, and we may not be aware of patents or pending or future patent applications that, if issued, would block us from commercializing our therapeutic candidates or products. Thus, we cannot guarantee that our therapeutic candidates or products, or our commercialization thereof, do not and will not infringe any third party’s intellectual property.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our manufacturing and development pipeline through acquisitions and in-licenses.

Presently, we have rights to certain intellectual property, under issued patents that we own, including U.S. Patent No. 11,655,282 and EP Patent No. 3,519,441, which relate to CER-1236, as well as additional patents which relate to certain other product candidates. U.S. Patent Application Number 17/400,082 was allowed and issued on May 23, 2023 as U.S. Patent Registration Number 11,655,282. This allowed patent provides coverage over the Company’s CER-1236 product candidate and includes allowed claims directed to a chimeric engulfment receptor (CER) comprising, at least in part, Tim-4, a phosphatidylserine binding domain, its sequence, and various Tim-4 proteins. Because additional product candidates may require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. In addition, while we have patent rights directed to certain T cell constructs, we may not be able to obtain intellectual property to broader T cell or engineered T cell constructs.

Our product candidates may also require specific formulations to work effectively and efficiently and these rights may be held by others. Similarly, efficient production or delivery of our product candidates may also require specific compositions or methods, and the rights to these may be owned by third parties. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. Moreover, the specific antibodies that will be used with our product candidates may be covered by the intellectual property rights of others.

Additionally, we may collaborate with academic institutions to accelerate our preclinical research or development under written agreements with these institutions. In certain cases, these institutions may provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to others, potentially blocking our ability to pursue our program. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of such program and our business and financial condition could suffer.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

We may be involved in lawsuits to protect or enforce our patents which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in a legal proceeding, a court may decide that one or more of our patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly and could put one or more of our pending patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our prospective licensors. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and patent agencies outside the United States in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents covering our product candidates, our competitors might be able to enter the market, which would harm our business. In addition, to the extent that we have responsibility for taking any action related to the prosecution or maintenance of patents or patent application in-licensed from a third party, any failure on our part to maintain the in-licensed rights could jeopardize our rights under the relevant license and may expose us to liability.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to make product candidates that are similar to ours but that are not covered by the claims of the patents that we own;

•        we or our prospective licensors or future collaborators might not have been the first to make the inventions covered by the issued patent that we own;

•        we or our prospective licensors or future collaborators might not have been the first to file patent applications covering certain of our inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•        it is possible that our pending patent applications will not lead to issued patents;

•        issued patents that we own may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•        our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        we may not develop additional proprietary technologies that are patentable;

•        we cannot predict the scope of protection of any patent issuing based on our patent applications, including whether the patent applications that we own or may in-license in the future will result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries;

•        the claims of any patent issuing based on our patent applications may not provide protection against competitors or any competitive advantages, or may be challenged by third parties;

•        if enforced, a court may hold that our patents are not valid, enforceable nor infringed;

•        we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;

•        we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property;

•        we may be required to change, redesign or stop using trademarks, service marks, domain names, logos, trade names and other identifiers that we own or use to avoid infringing the rights of third parties;

•        we may fail to adequately protect and police our trade secrets; and

•        the patents of others may have an adverse effect on our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patents and patent applications.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may in the future be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property rights, including patent rights, that are important or necessary to the development or manufacture of our product candidates. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our product candidates, in which case we would be required to obtain a license from these third parties. Such a license may not be available on commercially reasonable terms, or at all, and we could be forced to accept unfavorable contractual terms. If we are unable to obtain such licenses on commercially reasonable terms, our business could be harmed.

Issued patents covering our product candidates could be found unpatentable, invalid or unenforceable if challenged in court or the United States Patent and Trademark Office.

If we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include inter partes review, ex parte re-examination and post grant review in the United States, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover and protect our product candidates. The outcome following legal assertions of unpatentability, invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of unpatentability, invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business.

Changes to patent law in the United States and in foreign jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States continues to adapt to wide-ranging patent reform legislation, including legislation that became effective starting in 2012. Moreover, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. For example, in the case Assoc. for Molecular Pathology v. Myriad Genetics, Inc., the U.S. Supreme Court held that certain claims to DNA molecules are not patentable. While we do not believe that any of the patents owned by us will be found invalid based on this decision, we cannot predict how future decisions by the courts, Congress or the USPTO may impact the value of our patents. Similarly, any adverse changes in the patent laws of other jurisdictions could have a material adverse effect on our business and financial condition. Changes in the laws and regulations governing patents in other jurisdictions could similarly have an adverse effect on our ability to obtain and effectively enforce our patent rights.

We may not be able to protect our intellectual property rights throughout the world.

We may not be able to protect our intellectual property rights outside the United States. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries which we could expand to, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for our product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Moreover, our competitors may independently develop knowledge, methods and know-how equivalent to our trade secrets. Competitors could purchase our products and replicate some or all of the competitive advantages we derive from our development efforts for technologies on which we do not have patent protection. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we will rely on third parties to research and develop and to manufacture our product candidates, we must share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use and disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s independent discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. For example, any academic institution that we may collaborate with will likely expect to be granted rights to publish data arising out of such collaboration and any joint research and development programs may require us to share trade secrets under the terms of our research and development or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

We may not have sufficient patent lifespan to effectively protect our products and business.

All of our patents are in early stages. Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its earliest U.S. non-provisional filing date. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after the resulting products are commercialized. As a result, our patents may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. We expect to seek extensions of patent terms for our issued patents, where available. This includes in the United States under the Hatch-Waxman Act, which permits a patent term extension of up to five years beyond the original expiration date of the patent as compensation for regulatory delays. However, such a patent term extension cannot lengthen the remaining term of a patent beyond a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. During the period of patent term extension, the claims of a patent are not enforceable for their full scope but are instead limited to the scope of the approved product. In addition, the applicable authorities, including the FDA in the United States, and any comparable foreign regulatory authorities, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. In addition, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to the expiration of relevant patents or otherwise failing to satisfy applicable requirements. If this occurs, any period during which we have the right to exclusively market our product will be shorter than we would otherwise have expected, and our competitors may obtain approval of and launch products earlier than might otherwise have been the case.

The life of patent protection is limited, and third parties could develop and commercialize products and technologies similar or identical to ours and compete directly with us after a patent licensed to us expires, which could materially and adversely affect our ability to commercialize our products and technologies.

The life of a patent and the protection it affords is limited. For example, in the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. In Europe, the expiration of an invention patent is 20 years from its filing date. Even if we successfully obtain patent protection for an approved product candidate, it may face competition from biosimilar medications. Manufacturers of other drugs may challenge the scope, validity or enforceability of the patents underlying our technology in court or before a patent office, and the patent holder may not be successful in enforcing or defending those intellectual property rights and, as a result, we may not be able to develop or market the relevant product candidate exclusively, which would materially adversely affect any potential sales of that product.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, the patents or pending applications licensed to us may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Even if we believe that the patents involved are eligible for certain (and time-limited) patent term extensions, there can be no assurance that the applicable authorities, including the FDA and the USPTO, and any equivalent regulatory authority in other countries, will agree with our assessment of whether such extensions are available, and such authorities may refuse to grant extensions to such patents, or may grant more limited extensions than requested. Moreover, the applicable time period or the scope of patent protection afforded could be less than requested. If we are unable to obtain patent term extension or term of any such extension is less than requested, our competitors may obtain approval of competing products following our patent expiration, and our business could be harmed. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

The patent pending applications for our product candidates are expected to expire on various dates. Upon the expiration, we will not be able to assert such licensed patent rights against potential competitors, which would materially adversely affect our business, financial condition, results of operations and prospects.

Risks Related to New CERo’s Common Stock

An active trading market for New CERo’s common stock may not be available on a consistent basis to provide stockholders with adequate liquidity. The price of the New CERo common stock may be extremely volatile, and stockholders could lose all or part of their investment.

The trading price of New CERo’s common stock following the completion of the Business Combination is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond New CERo’s control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this proxy statement/prospectus, these factors include:

•        the commencement, enrollment or results of any planned and future preclinical studies and clinical trials of New CERo’s product candidates New CERo may conduct, or changes in the development status of New CERo’s product candidates;

•        any delay in New CERo’s regulatory filings for New CERo’s product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings;

•        adverse results from or delays in preclinical studies and clinical trials of New CERo’s product candidates, including as a result of clinical holds, safety events, enrollment difficulties, or study protocol amendments;

•        New CERo’s decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•        adverse regulatory decisions, including failure to receive regulatory approval of New CERo’s drug to market for New CERo’s product candidates;

•        adverse developments concerning New CERo’s manufacturers;

•        New CERo’s inability to obtain adequate product supply for any approved drug or inability to do so at acceptable prices;

•        New CERo’s inability to establish collaborations, if needed;

•        New CERo’s failure to commercialize New CERo’s product candidates;

•        additions or departures of key scientific or management personnel;

•        unanticipated serious safety concerns related to the use of New CERo’s product candidates;

•        introduction of new drugs by New CERo’s competitors;

•        announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by New CERo or New CERo’s competitors;

•        any significant change in New CERo’s management;

•        New CERo’s ability to effectively manage New CERo’s growth;

•        the size and growth of New CERo’s initial target markets;

•        actual or anticipated variations in quarterly operating results;

•        New CERo’s cash position;

•        New CERo’s failure to meet the estimates and projections of the investment community or that New CERo may otherwise provide to the public;

•        the public’s response to press releases or other public announcements by New CERo or third parties, including New CERo’s filings with the SEC;

•        publication of research reports about New CERo or New CERo’s industry, or microbiome therapies in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        guidance, if any, that New CERo provides to the public, any changes in this guidance or New CERo’s failure to meet this guidance;

•        changes in the market valuations of similar companies;

•        overall performance of the equity markets;

•        sales of New CERo’s common stock by New CERo or New CERo’s stockholders, in the future;

•        sales of New CERo’s common stock by certain stockholders pursuant to, and following the termination or expiry of the applicable lock-up period pursuant to the Investor Rights Agreement the Existing Lock-Ups, or any similar agreement restricting our securityholders’ ability to sell New CERo’s common stock;

•        trading volume of New CERo’s common stock;

•        investor perceptions of the investment opportunity associated with the New CERo Common Stock relative to other investment alternatives;

•        actions by institutional or activist stockholders;

•        change in accounting standards, policies, guidelines, interpretations or principles;

•        ineffectiveness of New CERo’s internal controls;

•        disputes or other developments relating to proprietary rights, including patents, litigation matters and New CERo’s ability to obtain patent protection for New CERo’s technologies;

•        significant lawsuits, including patent or stockholder litigation;

•        changes in the structure of healthcare payments systems;

•        issuance of additional shares of New CERo’s common stock to comply with the full ratchet antidilution rights contained in New CERo’s outstanding warrants;

•        failure to raise additional funds on acceptable terms, or at all;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New CERo’s business;

•        general political, economic, industry and market conditions, including rising interest rates and inflation; and

•        other events or factors, many of which are beyond New CERo’s control.

In addition, the stock market in general, and the markets for SPAC post-business combination businesses and healthcare companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of New CERo’s common stock, regardless of New CERo’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New CERo’s common stock is low. If the market price of New CERo’s common stock falls after the completion of the Business Combination, you may not realize any return on your investment in New CERo and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm New CERo’s business, operating results or financial condition.

Unstable market and economic conditions may have serious adverse consequences on New CERo’s business, financial condition and stock price.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Similarly, Russia’s ongoing incursion of Ukraine has created extreme volatility in the global capital markets and is expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. There have also recently been disruptions to the U.S. banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank, Signature Bank and First Republic Bank. Any such volatility and disruptions may have adverse consequences on New CERo or the third parties on whom it relies. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates can adversely affect New CERo by increasing its costs, including labor and employee benefit costs. In addition, higher inflation could also increase customers’ operating costs, which could result in reduced budgets for customers and potentially less demand for New CERo’s products, if and when approved. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on New CERo’s business, results of operations and financial condition.

New CERo does not intend to pay dividends on its common stock so any returns will be limited to the value of its stock.

New CERo currently anticipate that it will retain future earnings for the development, operation and expansion of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, future debt or other financing arrangements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on its common stock. Any return to stockholders will therefore be limited in the foreseeable future to the appreciation of the market price (if any) of its stock.

New CERo’s principal stockholders and management own a significant percentage of New CERo stock and, following the Business Combination will be able to exert significant control over matters subject to stockholder approval.

Immediately following the completion of the Business Combination, New CERo’s executive officers, directors and their affiliates and 5% or greater stockholders (including Chris Ehrlich and his affiliates, which includes the Sponsor) will beneficially hold, in the aggregate, approximately 51% of our outstanding voting stock in the maximum redemption scenario and approximately 46% of our outstanding voting stock in the no redemption scenario, without giving effect to the transfer of any Reallocation Shares. Therefore, even after the completion of the Business Combination, these stockholders will have the ability to influence New CERo through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval, which may not be consistent with the priorities of New CERo’s other stockholders. For example, these stockholders may be able to control elections of directors, amendments of New CERo’s organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for New CERo’s common stock that stockholders may feel are otherwise in their best interests.

New CERo will be an emerging growth company and a smaller reporting company, and the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies may make New CERo common stock less attractive to investors.

Following the consummation of the Business Combination, New CERo will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. For as long as New CERo continues to be an emerging growth company, it may take advantage of certain exemptions from various public company reporting requirements that are applicable to other public companies that are not emerging growth companies, including being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, not being required to have its internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. New CERo may take advantage of these exemptions until the last day of the fiscal year ending after the fifth anniversary of the consummation of the Initial Public Offering or until we are no longer an emerging growth company, whichever is earlier. New CERo will cease to be an emerging growth company prior to the end of such five-year period if certain earlier events occur, including if it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, its annual gross revenues equal or exceed $1.235 billion or it issues more than $1.0 billion of non-convertible debt in any three-year period prior to such time. In particular, in this proxy statement/prospectus, New CERo has provided only two years of audited financial statements and has not included all of the executive compensation related information that would be required if it were not an emerging growth company, and it may elect to take advantage of other reduced reporting requirements in future filings. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. New CERo has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, New CERo will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies, which may make comparison of its financials to those of other public companies more difficult. As a result of these elections, the information that New CERo provides in this proxy statement/prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find New CERo’s common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in its share price.

New CERo is also a “smaller reporting company” as defined in the Exchange Act. New CERo may continue to be a smaller reporting company even after it is no longer an emerging growth company. New CERo may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the New CERo common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or its annual revenue is less than $100.0 million during the most recently completed fiscal year and the New CERo common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Future sales of a substantial number shares of New CERo’s common stock could cause our stock price to fall.

The sale of shares of New CERo Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New CERo Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New CERo to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that New CERo will have a total of 11,047,620 or 10,294,288 shares of New CERo Common Stock outstanding (excluding the exercise of any options and warrants and assuming that (i) there are no redemptions of any shares by Public Stockholders or maximum redemptions of shares by Public Stockholders in connection with the Business Combination, and (ii) no awards are issued under the Incentive Plan). In addition, the holders of the Convertible Bridge Notes will receive additional shares upon the automatic conversion thereof at Closing at a conversion price equal to 75% of the closing price of the Class A Common Stock on the Closing Date. Based upon an assumed closing price of $10.00 per share, such Convertible Bridge Notes would convert into 161,334 shares of Class A Common Stock at a conversion price of $7.50 per share. All shares currently held by PBAX public stockholders and all of the shares issued in the Business Combination to existing CERo securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than New CERo’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including the New CERo’s directors, executive officers and other affiliates.

At Closing, certain stockholders of CERo, who are expected to collectively own approximately 43.5% of the shares of the New CERo Common Stock outstanding following the Business Combination (based on the above assumptions and CERo’s current stockholdings), will enter into an Amended and Restated Registration Rights and Lock-Up Agreement which will prohibit such CERo stockholders from transferring their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), subject to certain permitted transfers, for a certain period of time.

In addition, the shares of New CERo Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 20% of the fully diluted outstanding shares of the New CERo Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. New CERo is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of the New CERo Common Stock or securities convertible into or exchangeable for shares of New

CERo Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, New CERo may also issue its securities in connection with investments or acquisitions. The amount of shares of New CERo Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of New CERo Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the New CERo stockholders.

CERo has, and New CERo will have, broad discretion in the use of existing cash and the net proceeds from the completion of the Business Combination and may not use them effectively.

New CERo’s management team will have broad discretion in the application of existing cash and the net proceeds from the completion of the Business Combination and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine New CERo’s use of existing cash and the net proceeds from the completion of the Business Combination, their ultimate use may vary substantially from their currently intended use. New CERo’s management might not apply existing cash and the net proceeds from the completion of the Business Combination in ways that ultimately increase the value of your investment. The failure by New CERo’s management to apply these funds effectively could harm our business. Pending their use, New CERo may invest the net proceeds from the completion of the Business Combination in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to New CERo’s stockholders. If New CERo do not invest or apply the net proceeds from the completion of the Business Combination in ways that enhance stockholder value, New CERo may fail to achieve expected financial results, which could cause New CERo’s stock price to decline.

New CERo’s operating results may fluctuate significantly, which makes future operating results difficult to predict and could cause operating results to fall below expectations or guidance.

New CERo’s operations to date have been primarily limited to researching and developing its product candidates. New CERo has not yet obtained regulatory approvals for any of its product candidates. Consequently, any predictions you make about New CERo’s future success or viability may not be as accurate as they could be if New CERo had a longer operating history or approved products on the market.

New CERo’s quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult for New CERo to predict future operating results. From time to time, New CERo may enter into license or collaboration agreements with other companies that include development funding and significant upfront and milestone payments and/or royalties, which may become an important source of New CERo’s revenue. Accordingly, New CERo’s revenue may depend on development funding and the achievement of development and clinical milestones under current and any potential future license and collaboration agreements and sales of New CERo’s drugs, if approved. These upfront and milestone payments may vary significantly from period to period and any such variance could cause a significant fluctuation in operating results from one period to the next.

In addition, New CERo measures compensation cost for stock-based awards made to employees, directors and non-employee consultants based on the fair value of the award on the grant date and New CERo recognizes the cost as an expense over the requisite service period, as applicable. Because the variables that New CERo uses as a basis for valuing stock-based awards change over time, including our underlying stock price and stock price volatility, the magnitude of the expense that New CERo must recognize may vary significantly.

Furthermore, operating results may fluctuate due to a variety of other factors, many of which are outside of New CERo’s control and may be difficult to predict, including the following:

•        delays in the commencement, enrollment and the timing of clinical testing for New CERo’s product candidates;

•        the timing and success or failure of clinical trials for New CERo’s product candidates or competing product candidates, or any other change in the competitive landscape of New CERo’s industry, including consolidation among New CERo’s competitors or partners;

•        any delays in regulatory review and approval of product candidates in clinical development;

•        the timing and cost of, and level of investment in, research and development activities relating to New CERo’s product candidates, which may change from time to time;

•        the cost of manufacturing New CERo’s product candidates, which may vary depending on FDA guidelines and requirements, and the quantity of production;

•        New CERo’s ability to obtain additional funding to develop product candidates;

•        expenditures that New CERo will or may incur to acquire or develop additional product candidates and technologies;

•        the level of demand for New CERo’s product candidates, should they receive approval, which may vary significantly;

•        potential side effects of New CERo’s product candidates that could delay or prevent commercialization or cause an approved drug to be taken off the market;

•        the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for New CERo’s product candidates, if approved;

•        New CERo’s dependency on third-party manufacturers to supply or manufacture our product candidates;

•        New CERo’s ability to establish an effective sales, marketing and distribution infrastructure in a timely manner;

•        market acceptance of New CERo’s product candidates, if approved, and New CERo’s ability to forecast demand for those product candidates;

•        New CERo’s ability to receive approval and commercialize product candidates outside of the United States;

•        New CERo’s ability to establish and maintain collaborations, licensing or other arrangements;

•        New CERo’s ability and third parties’ abilities to protect intellectual property rights;

•        costs related to and outcomes of potential litigation or other disputes;

•        New CERo’s ability to adequately support future growth;

•        New CERo’s ability to attract and retain key personnel to manage CERo’s business effectively;

•        potential liabilities associated with hazardous materials;

•        New CERo’s ability to maintain adequate insurance policies; and

•        future accounting pronouncements or changes in New CERo’s accounting policies.

The cumulative effect of such factors could result in large fluctuations and unpredictability in quarterly and annual operating results. As a result, comparing operating results on a period-to-period basis may not be meaningful. Investors should not rely on past results as an indication of future performance. This variability and unpredictability could also result in New CERo’s failing to meet the expectations of industry or financial analysts or investors for any period. If New CERo’s revenue or operating results fall below the expectations of analysts or investors or below any forecasts New CERo may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of New CERo’s common stock could decline substantially. Such a stock price decline could occur even when New CERo have met any previously publicly stated revenue and/or earnings guidance New CERo may provide.

Anti-takeover provisions under New CERo’s organizational documents and Delaware law could delay or prevent a change of control which could limit the market price of the New CERo common stock and may prevent or frustrate attempts by our stockholders to replace or remove New CERo’s then-current management.

The Proposed Charter, which will be filed immediately following the completion of the Business Combination, and the Proposed Bylaws, which will be adopted immediately prior to the completion of the Business Combination, contain provisions that could delay or prevent a change of control of New CERo or changes in New CERo’s board of directors that New CERo’s stockholders might consider favorable. Some of these provisions include:

•        a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

•        a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;

•        a requirement that special meetings of stockholders be called only by the chairperson of New CERo’s board of directors, New CERo’s chief executive officer or by a majority of the total number of authorized directors;

•        a requirement that no member of New CERo’s board of directors may be removed from office by New CERo’s stockholders except for cause and, in addition to any other vote required by law and subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, upon the approval of not less than two-thirds of all outstanding shares of New CERo’s voting stock then entitled to vote in the election of directors;

•        a requirement of approval of not less than two-thirds of all outstanding shares of New CERo’s voting stock to amend any bylaws by stockholder action or to amend specific provisions of New CERo’s certificate of incorporation; and

•        the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, because New CERo is incorporated in Delaware, New CERo is governed by the provisions of Section 203 of the DGCL, which may prohibit certain business combinations with stockholders owning 15% or more of New CERo’s outstanding voting stock. These anti-takeover provisions and other provisions in New CERo’s Proposed Charter and Proposed Bylaws could make it more difficult for stockholders or potential acquirors to obtain control of New CERo’s board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer, or proxy contest involving New CERo. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause New CERo to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in New CERo’s board of directors could cause the market price of New CERo’s common stock to decline.

If New CERo engages in future acquisitions or strategic partnerships, this may increase capital requirements, dilute stockholders, cause New CERo to incur debt or assume contingent liabilities, and subject us to other risks.

New CERo intends to evaluate various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary drugs, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•        increased operating expenses and cash requirements;

•        the assumption of additional indebtedness or contingent liabilities;

•        the issuance of New CERo’s equity securities;

•        assimilation of operations, intellectual property and drugs of an acquired company, including difficulties associated with integrating new personnel;

•        the diversion of New CERo’s management’s attention from New CERo’s existing drug programs and initiatives in pursuing such a strategic partnership, merger or acquisition;

•        retention of key employees, the loss of key personnel and uncertainties in New CERo’s ability to maintain key business relationships;

•        risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

•        New CERo’s inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if New CERo undertake acquisitions, New CERo may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, New CERo may not be able to locate suitable acquisition opportunities, and this inability could impair New CERo’s ability to grow or obtain access to technology or products that may be important to the development of New CERo’s business.

New CERo’s proposed charter will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between New CERo and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with New CERo or its directors, officers, or employees or the underwriters.

The Proposed Charter provides that, unless New CERo consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•        any derivative action or proceeding brought on New CERo’s behalf;

•        any action asserting a breach of fiduciary duty;

•        any action asserting a claim against New CERo or any of New CERo’s current or former directors, officers or other employees arising under the DGCL, New CERo’s Proposed Charter, or New CERo’s second amended and restated bylaws (the “Proposed Bylaws”);

•        any action seeking to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws of the Corporation;

•        any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

•        any action asserting a claim against New CERo that is governed by the internal-affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, New CERo’s Proposed Charter further provides that, unless New CERo consents to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. While the Delaware courts have determined that such choice of forum provisions are facially valid and several state trial courts have enforced such provisions and required that suits asserting Securities Act claims be filed in federal court, there is no guarantee that courts of appeal will affirm the enforceability of such provisions and a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, New CERo would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of New CERo’s Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive forum provision in our Proposed Charter to be inapplicable or unenforceable in an action, New CERo may incur further significant additional costs associated with litigating Securities Act claims in state court, or both state and federal court, which could seriously harm our business, financial condition, results of operations, and prospects. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New CERo or New CERo’s directors, officers, or other employees, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage lawsuits against New CERo and New CERo’s directors, officers and other employees. If a court were to find either exclusive forum provision in New CERo’s Proposed Charter to be inapplicable or unenforceable in an action, New CERo may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm New CERo’s business.

New CERo will incur significant increased costs as a result of operating as a public company, and New CERo’s management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

Upon becoming a public company, New CERo will incur significant legal, accounting, and other expenses that New CERo did not incur as a private company. New CERo will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that New CERo files with the SEC annual, quarterly, and current reports with respect to its business and financial condition.

In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the Nasdaq Stock Market LLC to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, there are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt rules and regulations in these areas such as “say on pay” and proxy access. Emerging growth companies and smaller reporting companies are exempted from certain of these requirements, but New CERo may be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which New CERo operates its business in ways it cannot currently anticipate.

New CERo expects the rules and regulations applicable to public companies to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of New CERo’s management and personnel from other business concerns, they could have an adverse effect on New CERo’s business, financial condition, results of operations and prospects. The increased costs will decrease New CERo’s net income or increase our net loss, and may require New CERo to reduce costs in other areas of its business or increase the prices of its product candidates or services. For example, New CERo expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and New CERo may be required to incur substantial costs to maintain the same or similar coverage. New CERo cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for New CERo to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

If New CERo fails to maintain proper and effective internal control over financial reporting, New CERo’s ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in New CERo’s financial reporting and the trading price of the New CERo common stock may decline.

After the completion of the Business Combination, New CERo will be subject to the reporting requirements of the Exchange Act, or the Sarbanes-Oxley Act, and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that New CERo maintain effective disclosure controls and procedures and internal control over financial reporting.

Commencing five years after the completion of the Business Combination, New CERo will be required to comply with auditor attestation requirements, as required by Section 404 of the Sarbanes-Oxley Act. This will require that New CERo incur substantial additional professional fees and internal costs to expand New CERo’s accounting and finance functions and that New CERo expend significant management efforts. Prior to the completion of the Business Combination, New CERo has never been required to test our internal control within a specified period, and, as a result, New CERo may experience difficulty in meeting these reporting requirements in a timely manner.

New CERo may identify weaknesses in New CERo’s system of internal financial and accounting controls and procedures that could result in a material misstatement of our consolidated financial statements. New CERo’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Any failure to maintain internal control over financial reporting could severely inhibit New CERo’s ability to accurately report its financial condition, results of operations or cash flows. If New CERo’s financial statements are not accurate, investors may not have a complete understanding of New CERo’s operations. If New CERo does not file financial statements on a timely basis as required by the SEC, New CERo could face severe consequences. If New CERo is unable to conclude that its internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of New CERo’s financial reports, the market price of the New CERo Common Stock could decline, and New CERo’s could be subject to sanctions or investigations by the Nasdaq, the SEC or other regulatory authorities. Moreover, responding to such investigations, are likely to consume a significant amount of New CERo’s management resources and cause New CERo to incur significant legal and accounting expenses. Failure to remedy any material weakness in internal control over financial reporting, or to maintain effective control systems, could also restrict New CERo’s future access to the capital markets. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of New CERo’s financial statements.

New CERo could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for New CERo because biopharmaceutical companies have experienced significant stock price volatility in recent years. If New CERo face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our business practices. Defending against litigation is costly and time-consuming, and could divert management’s attention and our resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of the New CERo Common Stock.

If New CERo is successful in listing its common stock on Nasdaq, it may be deemed a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements. If New CERo relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Depending on the number of shares of New CERo Common Stock outstanding and the ownership of the Reallocation Shares following the consummation of the Business Combination, Mr. Ehrlich and his affiliates, including the Sponsor, may control a majority of the voting power of the outstanding New CERo Common Stock, and New CERo may then be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements. For example, as a controlled company, we would not be required to have: (i) a board that is composed of a majority of “independent directors,” as defined under Nasdaq rules; (ii) a compensation committee that is composed entirely of independent directors; or (3) director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors.

Though New CERo currently does not intend to take advantage of any “controlled company” exemptions even if deemed to be a “controlled company,” if New CERo were to be deemed to be a “controlled company” and were to elect to be exempt from some or all of these corporate governance requirements, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

New CERo’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its securities.

If, after the Business Combination, New CERo fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum share price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, any action taken by us to restore compliance with listing requirements may not allow our securities to become listed again, stabilize the market price or improve the liquidity of New CERo’s securities, prevent New CERo’s securities from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if New CERo’s securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if New CERo were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of New CERo common stock may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New CERo common stock prior to the Closing may decline. The market value of New CERo common stock at the time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which New CERo’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New CERo common stock could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in New CERo common stock and New CERo common stock may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of New CERo common stock may not recover and may experience a further decline.

Factors affecting the trading price of New CERo common stock following the Business Combination may include:

•        adverse regulatory decisions;

•        any delay in our regulatory filings for our product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•        the commencement, enrollment or results of any future clinical trials we may conduct, or changes in the development status of our product candidates;

•        adverse results from, delays in or termination of clinical trials;

•        unanticipated serious safety concerns related to the use of our product candidates;

•        lower than expected market acceptance of our product candidates following approval for commercialization, if approved;

•        stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•        actual or anticipated fluctuations in New CERo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to New CERo;

•        changes in the market’s expectations about New CERo’s operating results;

•        success of competitors;

•        New CERo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New CERo or the market in general;

•        investors’ general perception of our business prospects or management;

•        publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        changes in the market valuations of similar companies;

•        operating and stock price performance of other companies that investors deem comparable to New CERo;

•        announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•        changes in laws and regulations affecting New CERo’s business;

•        commencement of, or involvement in, litigation involving New CERo;

•        disputes or other developments relating to intellectual property rights, including patents, litigation matters and our ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for our product candidates;

•        announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•        overall performance of the equity markets;

•        changes in New CERo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares available for public sale;

•        any major change in New CERo’s board of directors or management; recruitment or departure of key personnel;

•        sales of substantial amounts of securities by New CERo’s directors, executive officers or significant stockholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•        other developments affecting the biotechnology industry.

Broad market and industry factors may materially harm the market price of New CERo common stock irrespective of New CERo’s operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New CERo’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the biotechnology industry, which investors perceive to be similar to New CERo could depress New CERo’s stock price regardless of New CERo’s business, prospects, financial conditions or results of operations. A decline in the market price for New CERo’s Class A Common Stock also could adversely affect New CERo’s ability to issue additional securities and New CERo’s ability to obtain additional financing in the future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about New CERo’s business, New CERo’s stock price and trading volume could decline.

The trading market for New CERo’s common stock will be influenced by the research and reports that securities or industry analysts publish about New CERo or New CERo’s business. As a newly public company, New CERo have only limited research coverage by Securities and industry analysts do not currently, and may never, publish research on New CERo. If no securities or industry analysts commence coverage of New CERo, the trading price for New CERo’s stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, New CERo will not have any control over the analysts or the content and opinions included in their reports. The price of New CERo’s stock could decline if one or more equity research analysts downgrade New CERo’s stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of New CERo’s company or fails to publish reports on New CERo regularly, demand for New CERo’s stock could decrease, which in turn could cause New CERo’s stock or trading volume to decline.

Risks Related to PBAX, the Business Combination and Redemptions

The ability of PBAX stockholders to exercise redemption rights with respect to a large number of outstanding shares of Class A Common Stock could increase the probability that the Business Combination will be unsuccessful.

We do not know how many Public Stockholders may exercise their redemption rights. If a larger number of outstanding Class A Common Stock held by Public Stockholders are submitted for redemption than we expect, including in connection with an extension, we may need to arrange for additional debt or equity financing to provide working capital to New CERo following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination does not close. If the Business Combination does not close, you will not receive your pro rata portion of the funds in the Trust Account until we complete an alternate initial business combination or liquidate the Trust Account if we are unable to complete an initial business combination within the time period provided by our organizational documents. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time our Class A Common Stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights.

There is no guarantee that a stockholder’s decision to continue to hold Class A Common Stock will put the stockholder in a better future economic position than if they decided to redeem their Class A Common Stock for a pro rata portion of the Trust Account will put the stockholder in a better future economic position, and vice versa.

PBAX can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in PBAX’s share price, and may result in a lower value realized now than a stockholder of PBAX might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. In particular, the shares of most companies that are the result of a recently completed business combination between a special purpose acquisition company and an operating company have traded at prices substantially below $10.00 per share. As such, Public Stockholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

PBAX and CERo will incur significant transaction costs in connection with the Business Combination.

PBAX and CERo have incurred and are expected to incur significant, non-recurring costs in connection with consummating the Business Combination and New CERo will incur significant costs operating as a public company following the consummation of the Business Combination. PBAX may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New CERo following the completion of the Business Combination.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all, which may adversely affect the price of the Class A Common Stock.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by PBAX stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described in the section entitled “The Business

Combination Agreement and Related Agreements — The Business Combination Agreement — Conditions to the Closing of the Business Combination”), or that other Closing conditions are not satisfied. If PBAX does not complete the Business Combination, PBAX could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of our Class A Common Stock due to the fact that current prices reflect a market assumption that the Business Combination will be completed;

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•        we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

Past performance by PBAX, including its management team and affiliates, may not be indicative of future performance of an investment in PBAX or the post-combination business.

Information regarding performance by, or businesses associated with, PBAX’s management team, directors, advisors and their respective affiliates is presented for informational purposes only. Past performance by PBAX’s management team, directors, advisors and such affiliates is not a guarantee of success with respect to the business combination. You should not rely on the historical performance of PBAX’s management team, directors and advisors or that of their respective affiliates as indicative of New CERo’s future performance, of an investment in PBAX or New CERo, or the returns PBAX or New CERo will, or is likely to, generate going forward.

PBAX will not have any right after the Closing to make damage claims against CERo or CERo’s stockholders for the breach of any representation, warranty or covenant made by CERo in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the completion of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, PBAX will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by CERo at the time of the Business Combination.

Subsequent to the Closing, New CERo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although PBAX has conducted due diligence on CERo, PBAX cannot assure you that this diligence revealed all material issues that may be present in CERo’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of PBAX’s and CERo’s control will not later arise. As a result, after the Closing, New CERo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if PBAX’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with PBAX’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New CERo’s liquidity, the fact that New CERo may incur charges of this nature could contribute to negative market perceptions about New CERo’s securities. In addition, charges of this nature may cause New CERo to be unable to obtain future financing on favorable terms or at all. Accordingly, any PBAX stockholder who chooses to remain a stockholder of New CERo following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by PBAX’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Because New CERo will become a public reporting company by means other than a traditional underwritten initial public offering, New CERo’s stockholders (including the Public Stockholders) will face additional risks and uncertainties.

In a traditional underwritten initial public offering, underwriters may be subject to civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement, unless such underwriters can establish a “due diligence” defense by conducting a reasonable investigation of the disclosures in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because New CERo will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of New CERo and, accordingly, New CERo’s stockholders (including Public Stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Although PBAX performed a due diligence review and investigation of New CERo and CERo in connection with the Business Combination, PBAX has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore PBAX’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. The lack of an independent due diligence review and investigation increases the risk of an investment in New CERo because it may not have uncovered facts that would be important to a potential investor.

In addition, because New CERo will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of New CERo. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of New CERo than they might if New CERo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New CERo as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New CERo common stock could have an adverse effect on New CERo’s ability to develop a liquid market for the New CERo common stock. See “— General Risk Factors — If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.”

The Public Stockholders will experience immediate dilution as a consequence of the issuance of Class A Common Stock as consideration in the Business Combination, upon conversion of the Convertible Bridge Notes, any PIPE transaction and as a result of the conversion of Class B Common Stock.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of CERo common stock will be cancelled and converted into (a) the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share) and (b) the right to receive a pro rata portion of the Earnout Shares if the First Level Earnout Target, the Second Level Earnout Target or a Change of Control occurs within two years after the Closing; (ii) each outstanding CERo option will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo common stock subject to such option multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent); (iii) each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo preferred stock obtained by dividing the liquidation preference thereof by $10.00; and (iv) each CERo warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof. Subject to certain exceptions, such terms and conditions applicable to a New CERo warrant will be the same terms and conditions as were applicable to the CERo warrant immediately prior to the Effective Time, respectively. In addition, the holders of the Convertible Bridge Notes will receive additional shares upon the automatic conversion thereof at Closing at a conversion price equal to 75% of the closing price of the Class A Common Stock on the Closing Date. Based upon an assumed closing price of $10.00 per share, such Convertible Bridge Notes would convert into 161,334 shares of Class A Common Stock at a conversion price of $7.50 per share. In connection with the Business Combination, PBAX also anticipates entering into subscription agreements prior to the Effective Time with certain investors, pursuant to which such investors will agree to subscribe for and purchase, and PBAX will agree to issue and sell to such investors, shares of Class A Common Stock. In addition, each outstanding share of Class B Common Stock, by its terms, will automatically convert into one share of Class A Common Stock upon the Closing. The issuance of additional Class A Common Stock will significantly dilute the equity interests of existing holders of PBAX securities, and may adversely affect prevailing market prices for the Class A Common Stock. Following the Merger, it is contemplated that New CERo will have a single class of common stock.

The Sponsor and PBAX’s officers and directors own PBAX Common Stock that will be worthless, may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved, and certain directors and officers of PBAX will serve as directors and officers of New CERo. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with CERo.

The Sponsor and PBAX’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and additional securities that they purchased in the Concurrent Private Placement. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with CERo or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $59.6 million based upon the closing price of the Class A Common Stock on Nasdaq on January 4, 2024. Furthermore, the Sponsor and PBAX’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on PBAX’s behalf, such as identifying and investigating possible business targets and business combinations. Any such expenses will be repaid upon completion of the Business Combination with CERo. As of January 4, 2024, no such reimbursable expenses have been incurred. If any such expenses are incurred, however, if PBAX fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, PBAX may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of PBAX’s Directors and Officers in the Business Combination.”

In addition, certain of PBAX’s current directors and officers are expected to be directors and officers of New CERo after the consummation of the Business Combination and as such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the New CERo Board determines to pay to them and any other applicable compensation as described under sections “CERo Executive and Director Compensation — Director Compensation” and “CERo Executive and Director Compensation — Director Compensation.” In particular, Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, will become the Chief Financial Officer and Chief Operating Officer of New CERo; and Brian Atwood, the current Chairman of the Board, will become the Chief Executive Officer of New CERo.

These interests may have influenced the decision of PBAX’s directors to approve the Business Combination with CERo and to continue to pursue such Business Combination. In considering the recommendations of PBAX’s Board to vote for the Business Combination Proposal and other proposals, PBAX’s stockholders should consider these interests.

The exercise of PBAX’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of PBAX’s stockholders.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require PBAX to agree to amend the Business Combination Agreement, to consent to certain actions taken by CERo or to waive rights that PBAX is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of CERo’s business, a request by CERo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on CERo’s business and would entitle PBAX to terminate the Business Combination Agreement. In any of such circumstances, it would be at PBAX’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for PBAX and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, PBAX does not believe there will be any material changes or waivers that PBAX’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. PBAX will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

If PBAX is unable to complete the Business Combination with CERo or another initial business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against PBAX and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.79 per Public Share.

Under the terms of the Current Charter, PBAX must complete the Business Combination with CERo or another business combination by April 8, 2024, assuming the provision of loans by Sponsor to PBAX in accordance with the requirements set forth in the Current Charter (or such later date as may be approved by PBAX stockholders in an amendment to its Current Charter). If PBAX has not consummated the Business Combination with CERo or another business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against PBAX. Although PBAX seeks waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties will waive any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that vendors, regardless of whether they execute such waivers, will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. If PBAX is unable to complete a business combination within the required time period, the Sponsor agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PBAX for services rendered or contracted for or products sold to PBAX. However, the Sponsor may not be able to meet such obligation as its only assets are securities of PBAX. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.20 due to such claims.

Additionally, if PBAX is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if PBAX otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of PBAX’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, PBAX may not be able to return to its Public Stockholders at least $10.20 per share of PBAX Common Stock.

The SEC has issued proposed rules relating to certain activities of special purpose acquisition companies. Certain of the procedures that PBAX, a potential business combination target or others may determine to undertake in connection with such proposals may increase PBAX’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which PBAX could complete an initial business combination. The need for compliance with these proposals may cause PBAX to liquidate the funds in the Trust Account or liquidate PBAX at an earlier time than PBAX might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to disclosures in SEC filings in connection with business combination transactions between special purpose acquisition companies such as us and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act, including a proposed rule that would provide special purpose acquisition companies a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on special purpose acquisition companies. Certain of the procedures that PBAX, a potential business combination target or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which PBAX could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause PBAX to liquidate the funds in the Trust Account or liquidate PBAX at an earlier time than PBAX might otherwise choose. Were PBAX to liquidate, PBAX’s warrants would expire worthless, and PBAX’s security holders would lose the investment opportunity associated with an investment in New CERo, including potential price appreciation of our securities.

If PBAX is deemed to be an investment company for purposes of the Investment Company Act, PBAX would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless PBAX were able to modify its activities so that PBAX would not be deemed an investment company, PBAX may abandon its efforts to complete the Business Combination and instead liquidate the Company.

There is uncertainty under the Investment Company Act whether certain SPACs with trust account assets held in securities would fall under the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act provides that an “investment company” includes any issuer that “is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities.”

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as PBAX could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a deSPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). The SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement. The SPAC Rule Proposals have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs.

As such, there is substantial uncertainty as to whether PBAX’s investment of the funds held in the Trust Account may be deemed to cause PBAX to “engage primarily, in the business of investing” in securities. PBAX’s IPO Registration Statement became effective on October 5, 2021. Accordingly, the funds held in the Trust Account have been invested by PBAX in cash or various securities from time to time during the past 26 months, including the current investment thereof, in money market funds that invest in U.S. Treasury securities. PBAX does not currently intend to withdraw such funds from the money market funds, and the risk of being considered to be primarily engaged in investing in securities may increase as the period of time during which the funds held in the Trust Account are invested in securities becomes longer.

If PBAX were to meet the definition of investment company, PBAX would be required to register under Investment Company Act. Registration would subject PBAX to substantial regulation and restrictions with respect to, among other things, its capital structure, management, operations, transactions and portfolio composition. PBAX would also be subject to significant compliance and disclosure requirements. This would adversely impact its ability to operate in accordance with its business plan. If, as a result of such challenges, PBAX were to abandon its efforts to complete the Business Combination, PBAX would be required to redeem the public shares, liquidate the Trust Account and dissolve. Such liquidation and dissolution would cause the Public Stockholders to lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of its securities. Upon such dissolution, the warrants would expire worthless.

Since the completion of the Initial Public Offering, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.

Since the completion of the Initial Public Offering, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like PBAX. Throughout 2022, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of the Class A Common Stock following the Closing, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.

Securities of companies formed through mergers with special purpose acquisition companies such as ours may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.

As with most special purpose acquisition companies’ initial public offerings in recent years, PBAX issued shares for $10.00 per share upon the closing of the Initial Public Offering. As with other special purpose acquisition companies, the $10.00 per share price of PBAX reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.20 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such redemption rights and may be dependent upon the fundamental value of New CERo, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.

At Closing, the trading price per share value of New CERo common stock may be less than the per share value of the Trust Account.

Although the parties to the Business Combination have agreed the relative consideration to be provided to CERo shareholders and PBAX shareholders on the basis that shares of New CERo common stock are valued at $10.00 per share, the cash backed value per share of New CERo common stock following the Business Combination is expected to be substantially less than $10.00 per share. The cash held in the Trust Account as of January 4, 2024 was approximately $11.06 per Public Share. Accordingly, Public Stockholders who do not exercise redemption rights will receive shares of New CERo common stock that will have a value to them ascribed by their trading price as of two business days prior to the General Meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. See “Questions and Answers About the Proposals — What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?” In particular, the shares of most companies that are the result of a recently completed business combination between a special purpose acquisition company and an operating company have traded at prices substantially below $10.00 per share. As such Public Stockholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

PBAX Warrants will become exercisable for New CERo common stock, which would increase the number of shares eligible for future resale in the public market and would result in dilution to our stockholders.

If the Business Combination is completed, outstanding PBAX Warrants to purchase an aggregate of 9,192,500 shares of New CERo common stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. The PBAX Warrants will become exercisable 30 days following the Closing of the Business Combination. The exercise price of the PBAX Warrants will be $11.50 per share. To the extent such PBAX Warrants are exercised, additional shares of New CERo common stock will be issued, which will result in dilution to the holders of New CERo common stock and, in the case of the Public Warrants, will increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such PBAX Warrants may be exercised could adversely affect the market price of New CERo common stock. However, there is no guarantee that the PBAX Warrants will ever be in the money prior to their expiration, and as such, the PBAX Warrants may expire worthless. See “— Even if the Business Combination is consummated, the Public Warrants may never be in the money, they may expire worthless and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.”

Even if the Business Combination is consummated, the Public Warrants may never be in the money, they may expire worthless and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment.

The PBAX Warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and PBAX. The warrant agreement provides that the terms of the PBAX Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding PBAX Warrants to make any change that adversely affects the interests of the registered holders of PBAX Warrants. Accordingly, we may amend the terms of the PBAX Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding PBAX Warrants approve of such amendment. Our ability to amend the terms of such PBAX Warrants with the consent of at least 50% of the then-outstanding PBAX Warrants includes, but is not limited to, amendments to increase the exercise price, to convert such PBAX Warrants into cash or shares, to shorten the exercise period or to decrease the number of shares of Class A Common Stock purchasable upon exercise of such PBAX Warrant.

New CERo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Business Combination, New CERo may redeem your New CERo warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. New CERo has the ability to redeem outstanding New CERo warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New CERo warrant, provided that the reported last sales price of the New CERo common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before New CERo sends the notice of redemption to the warrantholders. If and when the New CERo warrants become redeemable by New CERo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. New CERo will use its commercially reasonable efforts to register or qualify such shares under the blue sky laws of the state of such residence in those states in which the New CERo warrants were offered. Redemption of the outstanding New CERo warrants could force you (i) to exercise your New CERo warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New CERo warrants at the then-current market price when you might otherwise wish to hold your PBAX Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New CERo warrants are called for redemption, is likely to be substantially less than the market value of your New CERo warrants.

New CERo may only call the New CERo warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each warrantholder, provided that holders will be able to exercise their New CERo warrants prior to the time of redemption and, at New CERo’s election, any such exercise may be required to be on a cashless basis. Please see “Description of New CERo’s Securities After the Business Combination — Warrants” for more information.

Historical trading prices for the Class A Common Stock has varied between a low of approximately $9.88 per share on December 2, 2021 to a high of approximately $11.05 per share on May 1, 2023, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the New CERo warrants would become redeemable). We have no obligation to notify holders of the New CERo warrants that they have become eligible for redemption. However, pursuant to the warrant agreement, in the event New CERo decides to redeem the New CERo warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, by New CERo not less than 30 days prior to the date fixed for redemption to the registered holders of the New CERo warrants to be redeemed at their last addresses as they shall appear on the warrant register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given. Redemption of the outstanding New CERo warrants could force a warrantholder (i) to exercise its New CERo warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) to sell its New CERo warrants at the then-current market price, when it might otherwise wish to hold its New CERo warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New CERo warrants are called for redemption, will be substantially less than the market value of its New CERo warrants.

PBAX’s stockholders may be held liable for claims by third parties against PBAX to the extent of distributions received by them.

If PBAX is unable to complete the Business Combination with CERo or another business combination within the required time period, PBAX will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. PBAX cannot assure you that it will properly assess all claims that may potentially be brought against PBAX. As such, PBAX’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, PBAX cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by PBAX.

If PBAX files a bankruptcy petition or an involuntary bankruptcy petition is filed against PBAX that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, PBAX cannot provide any assurance that PBAX will be able to return $10.20 per share to our Public Stockholders. Additionally, if PBAX files a bankruptcy petition or an involuntary bankruptcy petition is filed against PBAX that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by PBAX’s stockholders. Furthermore, PBAX’s Board may be viewed as having breached its fiduciary duty to PBAX’s creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. PBAX cannot provide any assurance that claims will not be brought against PBAX for these reasons.

Activities taken by existing PBAX stockholders to increase the likelihood of approval of the Business Combination Proposal and the other Proposals could have a depressive effect on PBAX Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding PBAX or its securities, the Sponsor, PBAX’s officers, directors and stockholders from prior to the Initial Public Offering, CERo or CERo’s stockholders and/or their respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire PBAX Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on PBAX Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Special Meeting.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

We are dependent upon our current executive officers and directors and their loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed the Business Combination.

Certain of our existing stockholders have agreed to vote in favor of the Business Combination, regardless of how our Public Stockholders vote.

Certain of our existing stockholders, including the Sponsor and our directors and officers, have agreed to vote any Founder Shares, Private Placement Shares, and Public Shares they hold in favor of each of the Proposals.

As of January 4, 2024, the Sponsor and PBAX’s directors and officers collectively own approximately 85.0% of the outstanding PBAX Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by our Public Stockholders.

Because PBAX’s initial stockholders have agreed to vote in favor of each of the Proposals, all of the Proposals will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of any of the Proposals.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our stockholders do not agree.

The Current Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 upon completion of our initial business combination (such that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete our initial business combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, our officers and directors, advisors or any of their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, all Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Were PBAX considered to be a “foreign person,” it might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

Certain federally licensed businesses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Were PBAX considered to be a “foreign person” under such rules and regulations, any proposed business combination between PBAX and a U.S. business engaged in a regulated industry or which may affect national security could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If a potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, PBAX may be unable to consummate an initial business combination with such business.

In addition, if a potential business combination falls within CFIUS’s jurisdiction, PBAX may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. The Sponsor is a U.S. entity, and the managing member of the Sponsor is a U.S. person. The Sponsor is not controlled by and does not have substantial ties with a non-U.S. person. However, if CFIUS has jurisdiction over PBAX’s initial business combination, CFIUS may decide to block or delay such initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order PBAX to divest all or a portion of a U.S. business of New CERo if PBAX had proceeded without first obtaining CFIUS clearance. If PBAX were considered to be a “foreign person,” foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with PBAX or prevent PBAX from pursuing certain initial business combination opportunities that PBAX believes would otherwise be beneficial to PBAX and its shareholders. As a result, in such circumstances, the pool of potential targets with which PBAX could complete an initial business combination could be limited and we may be adversely affected in terms of competing with other SPACs which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because PBAX has only a limited time to complete its initial business combination, its failure to obtain any required approvals within the requisite time period may require it to liquidate. If PBAX liquidates, its public stockholders may only receive $10.00 per share, and its warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in New CERo.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

The Sponsor agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot provide any assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per Public Share.

The ability of PBAX stockholders to exercise redemption rights with respect to a large number of shares of Class A Common Stock could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their Class A Common Stock.

At the time we entered into the Business Combination Agreement and related agreements for the Business Agreement, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption.

The Business Combination Agreement requires us to have at least $30.0 million of Available Closing Cash in the Trust Account, after giving effect to redemptions of Public Shares, if any, and after allowing for $15.2 million of transaction expenses due on closing. If a larger number of shares are submitted for redemption than we initially expected, this may limit our ability to complete the Business Combination or optimize our capital structure.

In the event that a significant number of Public Shares are redeemed, New CERo common stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, PBAX may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New CERo may be limited and your ability to sell your shares in the market could be adversely affected. New intends to apply to list its shares on Nasdaq, and Nasdaq may not list the New CERo common stock on its exchange, which could limit investors’ ability to make transactions in PBAX’s securities and subject PBAX to additional trading restrictions.

The consummation of the Business Combination is conditioned on, among other things, there being at least $30.0 million in Available Closing Cash. As this condition is for CERo’s benefit, it is possible that CERo could waive it prior to Closing, although there is no guarantee that it would. If CERo did waive the condition in these circumstances, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus.

The consummation of the Business Combination is conditioned on, among other things, there being at least $30.0 million in Available Closing Cash. Contemporaneously with the execution and delivery of the Business Combination Agreement, certain existing CERo stockholders have agreed to purchase, and CERo is in discussions with other existing CERo stockholders who are anticipated to purchase, an aggregate principal amount of $1,200,000 of Convertible Bridge Notes. The proceeds of the Convertible Bridge Notes will be used to fund CERo’s operating expenses prior to the Closing. Although PBAX and CERo will seek to obtain additional financing and to ensure the receipt of proceeds of the Trust Account through the execution of non-redemption agreements, providing that certain stockholders will not redeem the shares of Class A Common Stock beneficially owned thereby and not, among other things, sell, encumber or otherwise transfer such shares, we cannot assure that PBAX and CERo will obtain such financing or non-redemption agreements. Accordingly, PBAX may not be able to guarantee there being at least $30.0 million in Available Closing Cash, which is a condition PBAX is required to perform in order to consummate the Business Combination Agreement. Pursuant to the Business Combination Agreement, CERo may (a) extend the time for the performance of any of the obligations or other acts required of PBAX as set forth in the Business Combination Agreement or (b) waive compliance by PBAX with any of the agreements or conditions set for the in the Business Combination Agreement. However, PBAX cannot guarantee that CERo will grant such an extension or waiver. If CERo did waive the condition in these circumstances, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans. See “Unaudited Pro Forma Condensed Combined Financial Information.”

If PBAX stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, Public Stockholders are required to submit a request in writing and deliver their stock to PBAX’s transfer agent at least two business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of PBAX Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of PBAX who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section entitled “Special Meeting of PBAX Stockholders — Redemption Rights,” deliver their shares (either physically or electronically) to Continental (or through DTC to Continental) prior to            , local time, on            , 2024.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of PBAX Common Stock issued in the Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of common stock issued in the Initial Public Offering.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the Public Shares issued in the Initial Public Offering. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, PBAX will require each Public Stockholder seeking to exercise redemption rights to certify to PBAX whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to PBAX at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which PBAX makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over PBAX’s ability to consummate the Business Combination and you could suffer a material loss on your investment in PBAX if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if PBAX consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Initial Public Offering and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. PBAX cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of Class A Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge PBAX’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, PBAX’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

PBAX may be subject to the excise tax included in the Inflation Reduction Act of 2022 in connection with redemptions of PBAX Common Stock.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (H.R. 5376), which, among other things, imposes a 1% excise tax on certain domestic corporations that repurchase their stock (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. The Excise Tax is generally expected to apply to certain redemptions of Class A Common Stock, including redemptions in connection with the Business Combination. Issuances of securities in connection with the Business Combination are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the fair market value of securities redeemed may exceed the fair market value of securities issued. In addition, PBAX may be required to use funds from sources other than the Trust Account to pay the Excise Tax, and such amounts could be material.

Actions taken by the Sponsor, PBAX’s officers and directors, and other PBAX stockholders to increase the likelihood of approval of the Business Combination Proposal and the other Proposals could have a depressive effect on the Class A Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding PBAX or its securities, the Sponsor, PBAX’s officers, directors and stockholders from prior to the Initial Public Offering and/or their respective affiliates may enter into transactions with investors and others to provide them with incentives to acquire the Class A Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on the Class A Common Stock. For example, the Sponsor and PBAX may seek to enter into non-redemption agreements with certain PBAX stockholders, pursuant to which such stockholders will not redeem the shares of Class A Common Stock beneficially owned thereby and not, among other things, sell, encumber or otherwise transfer such shares. In order to induce such stockholders to enter into non-redemption agreements, the Sponsor may transfer a portion of the Reallocation Shares to such stockholders. As a result of these arrangements, such PBAX stockholders may have the ability to effectively acquire shares of Class A Common Stock at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Special Meeting.

SPECIAL MEETING OF PBAX STOCKHOLDERS

General

PBAX is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on            , 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus provides PBAX’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on            , 2024,              at Eastern time, via live webcast at the following address: . To support the well-being of PBAX’s stockholders, directors and management, the Special Meeting will be completely virtual.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of PBAX Common Stock at the close of business on            , 2024, which is the Record Date. You are entitled to one vote for each share of PBAX Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were            shares of PBAX Common Stock outstanding, of which            are Public Shares, and shares are held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the Initial Public Offering, PBAX entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote the Founder Shares, Private Placement Shares and any Public Shares owned by them in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting (including the Proposals).

PBAX’s Sponsor, directors and officers have waived any redemption rights with respect to the Founder Shares, Private Placement Shares and any Public Shares which they may hold in connection with the Business Combination.

Quorum and Required Vote for Proposals

A quorum of PBAX stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of PBAX Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of             , 2024, the Record Date, there were            shares of Class A Common Stock and            shares of Class B Common Stock outstanding; therefore, a total of            shares of PBAX Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. If you do not provide voting instructions, your shares will not be voted and will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the Sponsor holds approximately            % of the outstanding PBAX Common Stock.

The Proposals presented at the Special Meeting will require the following votes:

•        The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of PBAX Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting, voting as a single class.

•        The approval of each of the Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal and each of the Advisory Charter Amendment Proposals will require the affirmative vote of the holders of a majority of the shares of PBAX Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting as a single class.

•        The approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting separately as well as the vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting together as a single class. Accordingly, a PBAX stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

•        The election of each director pursuant to the Director Election Proposal will require a plurality vote of the shares of PBAX Class B Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Because the Sponsor and PBAX’s directors and officers have agreed to vote in favor of each of the Proposals, all of the Proposals will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of the Business Combination.

Abstentions and Broker Non-Votes

Under the Delaware General Corporation Law, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Abstentions and withheld votes will have no effect on any of the Proposals, except that it will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. If there are any proposals that are “discretionary” items, then the broker may cast a vote on such proposals, resulting in the shares being counted for purposes of determining whether a quorum is present and a broker “non-vote” is deemed to occur with respect to each “non-discretionary” item. However, since none of the Proposals are “discretionary” items, if you do not provide voting instructions, your shares will not be voted and will not be counted as present for purposes of determining whether a quorum is present.

Recommendation of the Board

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of PBAX and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Charter Amendment Proposal;

•        vote “FOR” each of the Advisory Charter Amendment Proposals;

•        vote “FOR” the Nasdaq Stock Issuance Proposal;

•        vote “FOR” the election of each director pursuant to the Director Election Proposal;

•        vote “FOR” the Incentive Plan Proposal;

•        vote “FOR” the ESPP Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers of PBAX have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. See “The Business

Combination — Interests of Certain Persons in the Business Combination — Interests of PBAX’s Directors and Executive Officers in the Business Combination” for additional information on interests of PBAX’s Sponsor, directors and executive officers.

Voting Your Shares

Each share of PBAX Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of PBAX Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Charter Amendment Proposal, each of the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the election of each director pursuant to the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote Through the Internet.    You will be able to attend the Special Meeting online and vote during the meeting by visiting and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Special Meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way PBAX can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        submit a new proxy card bearing a later date;

•        give written notice of your revocation to PBAX’s Secretary, which notice must be received by PBAX’s Secretary prior to the vote at the Special Meeting; or

•        vote electronically at the Special Meeting by visiting and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your PBAX Common Stock, you may call contact Continental at (917) 262-2373 or by email at proxy@continentalstock.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, each of the Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, election of each director pursuant to the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Under the Current Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any Public Stockholders may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less any owed but unpaid franchise or income taxes. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Initial Public Offering (including interest earned on the funds held in the Trust Account and not previously released to PBAX to pay its franchise and income taxes on such amounts). For illustrative purposes, based on funds in the Trust Account of $            on the Record Date, the estimated per share redemption price would have been approximately $            .

In order to exercise your redemption rights, you must:

•        check the box on the enclosed proxy card to elect redemption;

•        elect, if you are a holder of units, to separate the units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying Public Shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, PBAX’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares;

•        provide, in the written request to redeem your Public Shares for cash to Continental, a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of PBAX Common Stock; and

•        prior to            , 2024 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that PBAX redeem your Public Shares for cash to Continental, PBAX’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com; or

•        deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is PBAX’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, PBAX does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in “street” name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with PBAX’s consent, until the Closing. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at (917) 262-2373, by email at proxy@continentalstock.com or by writing to the address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of New CERo, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, PBAX will promptly return any Public Shares previously delivered by the Public Stockholders.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No Redemptions(2)	Assuming 25% Redemptions	Assuming 75% Redemptions	Maximum Redemptions(3)
Initial Public Offering underwriting fees(1)	$12,250,000	$12,250,000	$12,250,000	$12,250,000
Initial Public Offering proceeds net of redemptions	$8,330,779	$6,248,084	$2,082,695	$—
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions	147%	196%	588%	NA

____________

(1)      Initial Public Offering underwriting fees include $3,100,000 of underwriting fees paid upon completion of the Initial Public Offering plus $9,150,000 of deferred underwriting fees.

(2)      This scenario assumes that no Public Shares are redeemed.

(3)      This scenario assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8.3 million out of the Trust Account based on an assumed redemption price of $11.06 per share. After a redemption of approximately $8.3 million out of the $8.3 million Trust Account, the Available Closing Cash would be approximately $0, which would satisfy the condition in the Business Combination Agreement that there be at least $30 million in Available Closing Cash only if we are able to obtain additional cash proceeds from a PIPE transaction. As this condition is for CERo’s benefit, it is possible that CERo could waive it prior to Closing, although there is no guarantee that it would. If CERo did waive the condition in these circumstances, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dissenter Rights

PBAX stockholders do not have dissenter rights in connection with the Business Combination or the other Proposals.

Potential Purchases of Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase PBAX Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of PBAX’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of PBAX Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account. Any such purchases will be disclosed in accordance with the requirements of the federal securities laws.

Proxy Solicitation

PBAX is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. PBAX and its directors, officers and employees may also solicit proxies in person. PBAX will file with the SEC all scripts and other electronic communications that constitute proxy soliciting materials. PBAX will bear the cost of the solicitation.

PBAX has hired Okapi Partners LLC to assist in the proxy solicitation process. PBAX has agreed to pay approximately $35,000 for proxy solicitation services.

PBAX will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PBAX will reimburse them for their reasonable expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact PBAX at (215) 731-9450 or Okapi Partners LLC (individuals call toll-free (877) 259-6290; banks and brokers call (212) 297-0720, or email: info@okapipartners.com).

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Stockholders of PBAX are being asked to approve (a) the Business Combination Agreement, (b) such merger and the transactions contemplated by the Business Combination Agreement and (c) each Ancillary Document to which PBAX is a party and approve all transactions contemplated therein. PBAX stockholders should read this proxy statement/prospectus carefully and in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Related Agreements” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) requires the affirmative vote of the holders of a majority of the shares of PBAX Common Stock cast in respect of the Business Combination Proposal and entitled to vote thereon at the Special Meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to submit a proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and each of PBAX’s directors and officers have agreed to vote any Founder Shares, Private Placement Shares and Public Shares owned by them in favor of the Business Combination Proposal. See “The Business Combination Agreement and Related Agreements — Related Agreements — Sponsor Support Agreement” for more information.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT PBAX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

Stockholders of PBAX are being asked to approve (i) a proposed second amended and restated certificate of incorporation (the “Proposed Charter”), which will amend and restate PBAX’s current amended and restated certificate of incorporation (the “Current Charter”), and (ii) amended and restated bylaws for New CERo (the “Proposed Bylaws”), which will be in effect upon the closing (the “Closing”) of the Business Combination. Copies of the Proposed Charter and Proposed Bylaws are attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

Description of the Charter Amendments

The Charter Amendment Proposal, if approved, will approve the following amendments to the Current Charter to:

•        change the name of the public entity to “CERo Therapeutics Holdings, Inc.” as opposed to “Phoenix Biotech Acquisition Corp.”;

•        increase New CERo’s capitalization so that it will have 1,000,000,000 authorized shares of a single class of Common Stock and 10,000,000 authorized shares of preferred stock, as opposed to PBAX having 60,000,000 authorized shares of Class A Common Stock, 10,000,000 authorized shares of Class B Common Stock and 1,000,000 authorized shares of preferred stock;

•        create a classified board of directors consisting of three classes, Class I, Class II and Class III, with members of each class elected for three-year terms expiring in sequential years;

•        require that certain amendments to provisions of the Proposed Charter will require the approval of at least 662/3% of New CERo’s then-outstanding shares of capital stock entitled to vote on such amendment and of each class entitled to vote thereon as a class;

•        make New CERo’s corporate existence perpetual instead of requiring PBAX to be dissolved and liquidated 15 months following the Initial Public Offering and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

•        remove the provision allowing stockholders to act by written consent in lieu of holding a meeting of stockholders.

Reasons for the Charter Amendments

In the judgment of the Board, the Charter Amendment Proposal is desirable for the following reasons:

•        the name of the public entity is desirable to reflect the Business Combination with CERo and the combined business going forward;

•        the greater number of authorized number of shares of capital stock is desirable for New CERo to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of equity grants currently outstanding or made under the Incentive Plan (assuming it is approved at the Special Meeting);

•        the single class of Common Stock is desirable because all shares of Class B Common Stock will be exchanged for Class A Common Stock upon consummation of the Business Combination, and because it will allow New CERo to have a streamlined capital structure;

•        the classification of the New CERo Board is desirable because it will secure continuity and stability by ensuring that at any given time a majority of the directors will have prior experience with New CERo and, therefore, be familiar with its business and operations; and assist the New CERo Board in protecting the interests of its stockholders in the event of an unsolicited offer to New CERo’s Board by encouraging any potential acquiror to negotiate directly with New CERo’s Board;

•        it is desirable to increase the voting threshold required to remove a director from New CERo board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable New CERo board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•        it is desirable to delete the provisions that relate to the operation of PBAX as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or to discourage an attempt to obtain control of New CERo and thereby protect continuity of or entrench its management, which may adversely affect the market price of New CERo’s securities. If, in the due exercise of its fiduciary obligations, for example, the New CERo Board was to determine that a takeover proposal was not in the best interests of New CERo, such shares could be issued by the New CERo Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New CERo to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. PBAX currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Charter Amendment Proposal will not be presented at the Special Meeting. The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting separately, as well as the vote of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, cast in respect of the Charter Amendment Proposal and entitled to vote thereon at the Special Meeting, voting as a single class, vote “FOR” the Charter Amendment Proposal. Failure to submit a proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal. Because the Sponsor and PBAX’s directors and officers have agreed to vote in favor of each of the Proposals, all of the Proposals will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of the Business Combination.

The Business Combination is conditioned upon the approval of the Charter Amendment Proposal (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Charter Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal will not be effected.

The Sponsor and each of PBAX’s directors and officers have agreed to vote any Founder Shares, Private Placement Shares and Public Shares owned by them in favor of the Charter Amendment Proposal. See “The Business Combination Agreement and Related Agreements — Related Agreements — Sponsor Support Agreement” for more information.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT PBAX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 3 — THE ADVISORY CHARTER AMENDMENT PROPOSALS

Overview

In connection with the Business Combination, PBAX is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal. Pursuant to SEC guidance, PBAX is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on PBAX or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of New CERo. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal).

Description of the Charter Amendments

PBAX stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented as six separate sub-proposals (the “Advisory Charter Amendment Proposals”):

•        Advisory Charter Proposal A — to change the corporate name of New CERo to “CERo Therapeutics Holdings, Inc.” on and from the time of the Business Combination;

•        Advisory Charter Proposal B — to increase New CERo’s capitalization so that it will have 1,000,000,000 authorized shares of a single class of Common Stock and 10,000,000 authorized shares of preferred stock, as opposed to PBAX having 60,000,000 authorized shares of Class A Common Stock, 10,000,000 authorized shares of Class B Common Stock and 1,000,000 authorized shares of preferred stock. Following the Merger, it is contemplated that New CERo will have a single class of Common Stock;

•        Advisory Charter Proposal C — to create a classified board of directors consisting of three classes, Class I, Class II and Class II, with members of each class elected for three-year terms expiring in sequential years;

•        Advisory Charter Proposal D — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 662/3% of New CERo’s then-outstanding shares of capital stock entitled to vote on such amendment and of each class entitled to vote thereon as a class;

•        Advisory Charter Proposal E — to make New CERo’s corporate existence perpetual instead of requiring PBAX to be dissolved and liquidated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

•        Advisory Charter Proposal F — to remove the provision that allows stockholders to act by written consent as opposed to holding a stockholders meeting.

Reasons for the Charter Amendments

In the judgment of the Board, the amendments to the Current Charter are desirable for the following reasons:

•        the name of the new public entity is desirable to reflect the Business Combination with CERo and the combined business going forward;

•        the greater number of authorized number of shares of capital stock is desirable for New CERo to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the equity grants currently outstanding or made under the Incentive Plan (assuming it is approved at the Special Meeting);

•        the single class of Common Stock is desirable because all shares of Class B Common Stock will be exchanged for Class A Common Stock upon consummation of the Business Combination, and because it will allow New CERo to have a streamlined capital structure;

•        the classification of the New CERo Board is desirable because it will secure continuity and stability by ensuring that at any given time a majority of the directors will have prior experience with New CERo and, therefore, be familiar with its business and operations; and assist the New CERo Board in protecting the interests of its stockholders in the event of an unsolicited offer to New CERo’s Board by encouraging any potential acquiror to negotiate directly with New CERo’s Board;

•        it is desirable to increase the voting threshold required to remove a director from New CERo board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable New CERo board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•        it is desirable to delete the provisions that relate to the operation of PBAX as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New CERo and thereby protect continuity of or entrench its management, which may adversely affect the market price of New CERo’s securities. If, in the due exercise of its fiduciary obligations, for example, the New CERo Board was to determine that a takeover proposal was not in the best interests of New CERo, such shares could be issued by the New CERo Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New CERo to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. PBAX currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

The approval of each of the Advisory Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the shares of PBAX Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class.

Copies of the Proposed Charter and Proposed Bylaws as will be in effect assuming approval of the Charter Amendment Proposal and the consummation of the Business Combination are attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Advisory Charter Amendment Proposals will not be presented at the Special Meeting. The approval of the Advisory Charter Amendment Proposals, on a non-binding advisory basis, require the affirmative vote of a majority of the shares of PBAX Common Stock cast in respect of each Advisory Charter Amendment Proposal and entitled to vote thereon at the Special Meeting, voting as a single class, vote “FOR” each Advisory Charter Amendment Proposal. Failure to submit a proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have no effect on the Advisory Charter Amendment Proposals.

Notwithstanding the approval of the Advisory Charter Amendment Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Advisory Charter Amendment Proposals will not be effected.

PBAX’s initial stockholders have agreed to vote any Founder Shares, Private Placement Shares and Public Shares owned by them in favor of the Advisory Charter Amendment Proposals. See “The Business Combination Agreement and Related Agreements — Related Agreements — Sponsor Support Agreement” for more information.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT PBAX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENT PROPOSALS.

PROPOSAL 4 — THE NASDAQ STOCK ISSUANCE PROPOSAL

Overview

Stockholders of PBAX are being asked to approve, for purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Stock Market Listing Rules, the issuance of up to 6,361,335 shares of Class A Common Stock in connection with the Business Combination, including the potential issuance of the Earnout Shares, in accordance with the terms of the Current Charter.

Description of Nasdaq Requirements

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of Common Stock (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities. Collectively, the Business Combination Consideration will exceed 20% or more of the outstanding PBAX Common Stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the Common Stock (or securities convertible into or exercisable for Common Stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Business Combination Consideration and/or the shares being issued upon the conversion of Class B Common Stock may result in a “change of control” of PBAX.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Common Stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of Common Stock (or securities convertible into or exercisable for Common Stock) to be issued equals 20% or more of the Common Stock, or 20% or more of the voting power, outstanding before the issuance.

As a result of the foregoing, PBAX is required to obtain stockholder approval pursuant to The Nasdaq Stock Market Listing Rule 5635.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Stock Issuance Proposal requires the affirmative vote of a majority of the shares of PBAX Common Stock cast in respect of the Nasdaq Stock Issuance Proposal and entitled to vote thereon at the Special Meeting, voting as a single class, vote “FOR” the Nasdaq Stock Issuance Proposal. Failure to submit a proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have no effect on the Nasdaq Stock Issuance Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Stock Issuance Proposal (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected.

PBAX’s initial stockholders have agreed to vote any Founder Shares, Private Placement Shares and Public Shares owned by them in favor of the Nasdaq Stock Issuance Proposal. See “The Business Combination Agreement and Related Agreements — Related Agreements — Sponsor Support Agreement” for more information.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT PBAX STOCKHOLDERS VOTE “FOR” THE NASDAQ STOCK ISSUANCE PROPOSAL.

PROPOSAL 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

Stockholders of PBAX are being asked to approve the election of seven directors to the New CERo Board upon consummation of the Business Combination, in accordance with the terms of the Proposed Charter.

Description of New CERo Board

The New CERo Board will reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial reclassification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such reclassification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such reclassification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the New CERo Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the New CERo Board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the New CERo Board consist of the following classes:

•        Class I, which will consist of            ,            , and            , whose terms will expire at our annual meeting of stockholders to be held in 2023;

•        Class II, which will consist of            ,            , and            , whose terms will expire at our annual meeting of stockholders to be held in 2024; and

•        Class III, which will consist of            ,            , and            , whose terms will expire at our annual meeting of stockholders to be held in 2025.

Information regarding each nominee is set forth in the section entitled “Management of New CERo.”

Following consummation of the Business Combination, the election of directors of New CERo will be governed by the Proposed Charter, the Proposed Bylaws and the laws of the State of Delaware.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting. The approval of the election of each director pursuant to the Director Election Proposal requires a plurality vote of the shares of Class B Common Stock cast in respect of the election of each director pursuant to the Director Election Proposal and entitled to vote thereon at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

The Business Combination is conditioned upon the approval of the election of each director pursuant to the Director Election Proposal (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the election of each director pursuant to the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

PBAX’s initial stockholders have agreed to vote any Founder Shares, Private Placement Shares and Public Shares owned by them in favor of the Director Election Proposal. See “The Business Combination Agreement and Related Agreements — Related Agreements — Sponsor Support Agreement” for more information.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT PBAX STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

PROPOSAL 6 — THE INCENTIVE PLAN PROPOSAL

Overview

PBAX stockholders are also being asked to consider and vote upon the Incentive Plan Proposal to approve the New CERo 2024 Equity Incentive Plan, which we refer to herein as the “2024 Plan.” The Board approved the 2024 Plan on June 4, 2023, subject to stockholder approval at the Special Meeting. If stockholders approve the Incentive Plan Proposal, the 2024 Plan will become effective on the consummation of the Business Combination. If the 2024 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The 2024 Plan is described in more detail below.

General Information

The purpose of the 2024 Plan is to provide a means whereby New CERo can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New CERo and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New CERo common stock through the granting of awards under the 2024 Plan.

Approval of the 2024 Plan by PBAX stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options, RSU Awards and other awards under the 2024 Plan. If the Incentive Plan Proposal is approved by our stockholders, the 2024 Plan will become effective as of the date of the consummation of the Business Combination. In the event that our stockholders do not approve the Incentive Plan Proposal, the 2024 Plan will not become effective.

New CERo’s equity compensation program, as implemented under the 2024 Plan, will allow New CERo to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New CERo’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2024 Plan will allow New CERo to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New CERo’s success and ultimately increase stockholder value. The 2024 Plan allows New CERo to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New CERo.

If the request to approve the 2024 Plan is approved by our stockholders, a number of shares of New CERo common stock equal to the product of (i) 20%, multiplied by (ii) the total number of shares of the Fully Diluted Common Stock (as defined in the 2024 Plan) determined as of immediately following the closing of the Business Combination will be available for grant under the 2024 Plan, subject to adjustment for specified changes in New CERo’s capitalization. The CERo options that are assumed as part of the Business Combination and converted into options to purchase shares of New CERo common stock are not counted against the foregoing equity pool established by the 2024 Plan. In addition, as further described below under the section titled “— Description of the 2024 plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 ending on (and including) January 1, 2033 of up to five percent (5%) of the total number of shares of the Fully Diluted Common Stock (as defined in the 2024 plan) outstanding on a fully diluted basis as of December 31 of the preceding year (or a lesser number determined by the New CERo Board). The Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2024 plan

A summary description of the material features of the 2024 plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2024 plan and is qualified by reference to the 2024 plan, a copy of which is attached to this proxy statement/prospectus as Annex D and incorporated by reference in its entirety. PBAX stockholders should refer to the 2024 plan for more complete and detailed information about the terms and conditions of the 2024 plan.

Eligibility.    Any individual who is an employee of New CERo or any of its affiliates, or any person who provides services to New CERo or its affiliates, including members of the New CERo Board, is eligible to receive awards under the 2024 plan at the discretion of the plan administrator. If this Proposal is approved by the stockholders, all eight of New CERo’s employees, five non-employee directors and three consultants (as of December 1, 2023) will be eligible to receive awards following the consummation of the Business Combination.

Awards.    The 2024 plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New CERo’s affiliates.

Authorized Shares.    Initially, the maximum number of shares of New CERo common stock that may be issued under the 2024 plan after it becomes effective will not exceed a number of shares of New CERo common stock equal to the product of (i) 20%, multiplied by (ii) the total number of shares of the Fully Diluted Common Stock determined as of immediately following the closing of the Business Combination (the “Share Reserve”). The CERo options that are assumed as part of the Business Combination and converted into options to purchase shares of New CERo common stock are not counted in the Share Reserve. In addition, the Share Reserve will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2024 and ending (and including) on January 1, 2033, in an amount equal to (1) five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, or (2) a lesser number of shares of New CERo common stock determined by the New CERo Board prior to January 1 of a given year. The maximum number of shares of New CERo common stock that may be issued on the exercise of ISOs under the 2024 plan is equal to three times the Share Reserve. As of the Record Date, the closing price of Class A Common Stock as reported on Nasdaq was $           per share.

Shares subject to stock awards granted under the 2024 plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the Share Reserve. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the Share Reserve. If any shares of New CERo common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New CERo (1) because of the failure to meet a contingency or vest, (2) to satisfy the exercise, strike or purchase price of an award, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert back to the Share Reserve and will again become available for issuance under the 2024 plan.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of New CERo’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the New CERo’s annual meeting of stockholders for the next subsequent year, including awards granted under the 2024 plan and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to the New CERo Board during such annual period, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration.    The New CERo Board, or a duly authorized committee thereof, will administer the 2024 plan and is referred to as the “plan administrator” herein. The New CERo Board may also delegate to one or more of New CERo’s officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2024 plan, the New CERo Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award, subject to the limitations of the 2024 plan.

Under the 2024 plan, the New CERo Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options.    ISOs and NSOs are granted under stock option agreements approved by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2024 plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of a share of New CERo common stock on the date of grant. Options granted under the 2024 plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2024 plan, up to a maximum of 10 years. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New CERo or any of New CERo’s affiliates ceases for any reason other than disability, death, or cause, the participant may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New CERo or any of New CERo’s affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary of the participant may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New CERo or any of New CERo’s affiliates ceases due to disability, the participant may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

The plan administrator will determine the manner of payment of the exercise of a stock option, which may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New CERo common stock previously owned by the participant, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of New CERo common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New CERo’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New CERo’s total combined voting power or that of any of New CERo’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements approved by the plan administrator. Restricted stock unit awards will generally be granted in consideration for a participant’s services. The plan administrator determines the terms and conditions of restricted stock unit awards, including vesting and forfeiture terms, as well as the manner of settlement, which may be by cash, delivery of shares of New CERo common stock, a combination of cash and shares of New CERo common stock, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements approved by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New CERo ends for any reason, New CERo may reacquire any or all of the shares of New CERo common stock held by the participant that have not vested as of the date the participant terminates service with New CERo through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation right agreements approved by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which cannot be less than 100% of the fair market value of New CERo common stock on the date of grant. A stock appreciation right granted under the 2024 plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New CERo common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2024 plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New CERo or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New CERo or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    The 2024 plan permits the plan administrator to grant performance awards, which may be settled in stock, cash or other property. Performance awards may be structured so that the stock, cash or a combination of stock and cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period as determined by the plan administrator. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New CERo common stock.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to New CERo common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event there is a specified type of change in the capital structure of New CERo, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2024 plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs, (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards, and (5) the performance goals of any award if the change in the capital structure affects such goals.

Corporate Transactions.    The following applies to stock awards under the 2024 plan in the event of a Corporate Transaction (as defined in the 2024 plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New CERo or one of its affiliates.

In the event of a Corporate Transaction, stock awards outstanding under the 2024 plan may be assumed or continued, or substitute awards may be issued, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New CERo with respect to the stock award may be assigned to New

CERo’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or issue substitute awards for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the Corporate Transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level unless otherwise provided in the award agreement) to a date prior to the effective time of the Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by New CERo with respect to such stock awards will lapse (contingent upon the effectiveness of the Corporate Transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction, except that any reacquisition or repurchase rights held by New CERo with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a Corporate Transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the plan administrator, any unvested portion of such award), over (ii) any per share exercise price payable by such holder, if applicable, provided that the plan administrator may also determine that the payment to be made to such holder with respect to such award shall be made in the same form, at the same time and subject to the same conditions as the payments to be made to New CERo’s stockholders in connection with the Corporate Transaction to the extent permitted by Section 409A of the Code. If the amount so determined for any award is $0, then such award shall be automatically cancelled at the effective time for no consideration.

Change in Control.    Awards granted under the 2024 plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2024 plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Transferability.    A participant may not transfer stock awards under the 2024 plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2024 plan.

Recoupment.    Awards granted under the 2024 plan are subject to recoupment in accordance with any clawback policy adopted by the New CERo Board.

Plan Amendment or Termination.    The New CERo Board has the authority to amend, suspend, or terminate the 2024 plan at any time, provided that such action does not materially impair (within the meaning of the 2024 plan) the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the stockholders of New CERo. No ISOs may be granted after the tenth anniversary of the date that the Board adopts the 2024 plan. No stock awards may be granted under the 2024 plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New CERo with respect to participation in the 2024 plan, which will not become effective until the date of the consummation of the Business Combination. No awards will be issued under the 2024 plan prior to the date of the consummation of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant, exercise, vesting or settlement of an award or the disposition of stock acquired under the 2024 plan. The 2024 plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Tax Consequences to the Participants

Nonstatutory Stock Options.    Generally, there is no taxation to the participant upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New CERo or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Incentive Stock Options.    The 2024 plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. A participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, then the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the exercise price paid by the participant for that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, then the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

Restricted Stock Awards.    Generally, a participant who is granted a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the participant generally will not recognize income until the restrictions constituting the substantial risk of forfeiture lapse, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of such lapse over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant for the stock. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse.

Restricted Stock Unit Awards.    Generally, a participant who is granted a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to (1) the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock or (2) the amount of cash paid to the participant. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Stock Appreciation Rights.    Generally, a participant who is granted a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Performance Awards and Other Stock Awards.    Generally, a participant who is granted a performance award or other stock award will recognize ordinary income equal to the fair market value of the stock received over any amount paid by the participant in exchange for such stock, or the amount of cash paid to the participant.

Tax Consequences to New CERo

General.    In each case described above, New CERo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant with respect to the stock award at the same time the participant recognizes such ordinary income. New CERo’s ability to realize the benefit of any tax deductions depends on New CERo’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New CERo’s tax reporting obligations.

Compensation of Covered Employees.    The ability of New CERo to obtain a deduction for amounts paid under the 2024 plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New CERo’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments.    The ability of New CERo (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2024 plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2024 plan are subject to the discretion of the compensation committee of the New CERo Board. Therefore, New CERo cannot currently determine the benefits or number of shares subject to awards that may be granted in the future.

Equity Compensation Plan Information

As of January 4, 2024, PBAX had no compensation plans (including individual compensation arrangements) under which equity securities of PBAX were authorized for issuance.

Registration with the SEC

If the 2024 plan is approved by our stockholders and becomes effective, New CERo intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2024 plan as soon as reasonably practicable after New CERo becomes eligible to use such form.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of at least a majority of the votes cast by the PBAX stockholders present in person or represented by proxy at the Special Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting and otherwise will have no effect on the Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if approval of the Business Combination is not obtained, the Incentive Plan Proposal will have no effect, even if approved by holders of Common Stock.

The closing of the Business Combination is conditioned on the approval (or waiver, as applicable) of each of the Proposals at the Special Meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then PBAX and CERo may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and PBAX may still consummate the Business Combination. The shares held by PBAX’s initial stockholders and subject to the Support Agreement are sufficient to approve the Incentive Plan Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE PBAX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

When you consider the recommendation of the Board in favor of approval of the 2024 plan, you should keep in mind that certain of PBAX’s directors and officers have interests in the 2024 plan that are different from in addition to, or in conflict with your interests as a stockholder, including, among other things, the existence of financial and personal interests, which may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PBAX and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, PBAX’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL 7 — THE ESPP PROPOSAL

Overview

PBAX stockholders are also being asked to consider and vote upon the ESPP Proposal to approve the New CERo 2023 Employee Stock Purchase Plan. The Board approved the ESPP on June 4, 2023, subject to stockholder approval at the Special Meeting. If PBAX stockholders approve the ESPP Proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by PBAX stockholders, it will not become effective. The ESPP is described in more detail below.

General Information

The purpose of the ESPP is to provide a means whereby New CERo can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the Board believes that the ability to allow employees to purchase shares of New CERo common stock following the consummation of the Business Combination will help New CERo to attract, retain, and motivate employees and encourage employees to devote their best efforts to New CERo’s business and financial success.

Approval of the ESPP by PBAX stockholders will allow New CERo to provide its employees with the opportunity to acquire an ownership interest in New CERo through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New CERo’s stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E and incorporated into this proxy statement/prospectus by reference. PBAX stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

As stated above, the purpose of the ESPP is to provide a means by which eligible employees of New CERo and certain designated companies may be given an opportunity to purchase shares of New CERo common stock following the consummation of the Business Combination, to assist New CERo in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New CERo’s success. The ESPP includes two components: a 423 Component and a Non-423 Component. New CERo intends that the share purchase rights under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The share purchase rights under the Non-423 Component will not qualify as options that are subject to Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the New CERo Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve.    Following the consummation of the Business Combination, the maximum number of shares of New CERo common stock that may be issued under the ESPP will not exceed the number of shares of New CERo common stock equal to two percent (2%) of the Fully Diluted Common Stock (as defined in the ESPP) determined as of immediately following the closing of the Business Combination. This number is referred to herein as the “Initial Share Reserve”, subject to adjustment for specified changes in New CERo’s capitalization. Additionally, the number of shares of New CERo common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024 and continuing through and including January 1, 2033, by an amount equal to the lesser of (x) one percent (1%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, and (y) two hundred percent (200%) of the Initial Share Reserve. Notwithstanding the foregoing, the New CERo Board may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares. Shares issuable under the ESPP may be shares of authorized but unissued or reacquired New CERo common stock, including shares purchased by New CERo on the open market. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of the Record Date, the closing price of Class A Common Stock as reported on Nasdaq was $           per share.

Administration.    The New CERo Board, or a duly authorized committee thereof, will administer the ESPP.

Eligibility.    New CERo employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New CERo or one of its affiliates for more than 20 hours per week and more than five months per calendar year or (2) continuous employment with New CERo or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the New CERo Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this Proposal is approved by the PBAX stockholders, all eight employees of New CERo and its related corporations (as of December 1, 2023) will be eligible to participate in the ESPP following the consummation of the Business Combination. An employee may not be granted rights to purchase stock under the 423 Component of the ESPP (a) if such employee immediately after the grant would own stock (including stock issuable upon exercise of all such employee’s purchase rights) possessing 5% or more of the total combined voting power or value of all classes of New CERo common stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New CERo common stock for each calendar year that the rights remain outstanding. The New CERo Board may approve different eligibility rules for the Non-423 Component.

Offerings.    The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings under the 423 Component with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. For the Non-423 Component, the administrator may specify offerings, and purchase periods within each offering, as determined by the administrator. Each offering will have one or more purchase dates on which shares of New CERo common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the other terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New CERo common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New CERo common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions.    The ESPP permits participants to purchase shares of New CERo common stock through payroll deductions, subject to such limitations as the administrator specifies. The administrator may limit a participant’s payroll deductions to a certain percentage or amount of pay, or by limiting the number of shares that may be purchased during the offering.

Purchase Price.    Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lesser of the fair market value of New CERo common stock on the first day of an offering or on the applicable date of purchase.

Withdrawal.    Participants may withdraw from an offering by delivering a withdrawal form to New CERo and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New CERo will distribute to the employee such employee’s accumulated but unused contributions without interest (unless otherwise required by law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment.    A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New CERo or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New CERo will distribute to the participant such participant’s accumulated but unused contributions, without interest (unless otherwise required by law).

Corporate Transactions.    In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination.    The New CERo Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the stockholders of New CERo. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the New CERo Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New CERo with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New CERo common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New CERo’s ability to realize the benefit of any tax deductions described below depends on New CERo’s generation of taxable income, the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations.

423 Component.    Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares New CERo common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

There are no U.S. federal income tax consequences to New CERo by reason of the grant or exercise of rights under the 423 Component. New CERo is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above.

Non-423 Component.    A participant will be taxed on amounts withheld for the purchase of shares of New CERo common stock as if such amounts were actually received. Under the Non-423 Component, at the time of exercise of the purchase rights, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. Such income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to New CERo by reason of the grant of rights under the Non-423 Component. New CERo is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant at the time of exercise of the purchase rights.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make such employee’s own decision regarding whether and to what extent to participate in the ESPP. Therefore, PBAX cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote of at least a majority of the votes cast by the PBAX stockholders present in person or represented by proxy at the Special Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on the ESPP Proposal.

The ESPP Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if approval of the Business Combination Proposal is not obtained, the ESPP Proposal will have no effect, even if approved by PBAX stockholders.

The closing of the Business Combination is conditioned on the approval (or waiver, as applicable) of each of the Proposals at the Special Meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then PBAX and CERo may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and PBAX may still consummate the Business Combination. The shares held by PBAX’s initial stockholders and subject to the Support Agreement are sufficient to approve the Incentive Plan Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE PBAX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

When you consider the recommendation of the Board in favor of approval of the ESPP, you should keep in mind that certain of PBAX’s directors and officers have interests in the ESPP that are different from in addition to, or in conflict with your interests as a stockholder, including, among other things, the existence of financial and personal interests, which may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of PBAX and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, PBAX’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL 8 — THE ADJOURNMENT PROPOSAL

Overview

Stockholders of PBAX may be asked to approve the Adjournment Proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the election of each director pursuant to the Director Election Proposal, the Incentive Plan Proposal or the ESPP Proposal. In no event will PBAX solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Business Combination Agreement or its Current Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to consummate the Business Combination, if necessary and appropriate.

Consequences if the Adjournment Proposal is Not Approved

In addition to an adjournment of the Special Meeting upon the approval of the Adjournment Proposal, the chairman of the Special Meeting is empowered under the Current Bylaws to postpone the Special Meeting at any time. In such event, PBAX will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

If the Adjournment Proposal is presented at the Special Meeting and is not approved by PBAX’s stockholders, the chairman of the Special Meeting may not be able to adjourn the Special Meeting to a later date if PBAX is unable to consummate the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of PBAX Common Stock cast in respect of the Adjournment Proposal and entitled to vote thereon at the Special Meeting, voting as a single class, vote “FOR” the Adjournment Proposal. Failure to submit a proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have no effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

PBAX’s initial stockholders have agreed to vote any Founder Shares, Private Placement Shares and Public Shares owned by them in favor of the Adjournment Proposal. See “The Business Combination Agreement and Related Agreements — Related Agreements — Sponsor Support Agreement” for more information.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT PBAX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE BUSINESS COMBINATION

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to PBAX prior to the consummation of the Business Combination.

General

On June 4, 2023, PBAX entered into a Business Combination Agreement with CERo and Merger Sub, pursuant to which Merger Sub will merge with and into CERo, with CERo surviving as a wholly-owned subsidiary of PBAX. In connection with the consummation of the Business Combination, PBAX will change its corporate name to “CERo Therapeutics Holdings, Inc.” The respective boards of directors of PBAX and CERo have unanimously approved the Business Combination Agreement and the transactions.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the completion of the Business Combination, including the Investor Rights Agreement, the Sponsor Support Agreement and the CERo Support Agreements. See “The Business Combination Agreement and Related Agreements — Related Agreements” for more information.

Consideration to CERo’s Stockholders

Pursuant to the Business Combination Agreement, at the Effective Time:

•        Each outstanding share of CERo common stock will be cancelled and converted into (i) the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share) and (ii) the right to receive a pro rata portion of up to 1,000,000 additional shares of Class A Common Stock if the First Level Earnout Target and the Second Level Earnout Target occur and 200,000 additional shares of Class A Common Stock if a Change of Control occurs.

•        Each outstanding CERo option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

•        Each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo Common Stock obtained by dividing the liquidation preference of such share of CERo preferred stock by $10.00.

•        Each CERo warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof.

•        Each outstanding Convertible Bridge Note will automatically convert all outstanding principal and any unpaid accrued interest into Class A Common Stock of the surviving company at a conversion price equal to (i) the dollar volume-weighted average price for the Class A Common Stock of the surviving company on the date of the closing of the Business Combination, (ii) multiplied by 0.75.

The Exchange Ratio is estimated by calculating (a) the Equity Value, by subtracting the liquidation preference of the Series Preferred and the CERO Series A Preferred Warrants on an as-if-converted basis from the $50,000,000 merger consideration; and (b) the Equity value per Share, by dividing the Equity Value by the number of fully diluted common shares after Series Preferred liquidation; and (c) the Exchange Ratio, by dividing the Equity Value per Share by $10.00, which is the value per Class A Common Share of New CERo.

As of September 30, 2023, and January 4, 2024 the Exchange Ratio was approximately 0.026. Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Closing of the Business Combination is 4,813,038 shares, and these shares are expected to represent approximately 44% or 47% of the issued and outstanding shares of Class A Common Stock immediately following the closing of the Business Combination, assuming no redemptions occur and maximum redemptions occur, respectively. Following the Merger, it is contemplated that New CERo will have a single class of Common Stock. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “minimum redemption” and “maximum redemption” scenario.

Pro Forma Ownership of New CERo Upon Closing

As of September 30, 2023, the Exchange Ratio is approximately 0.026 (the calculation of which is described on page 126 of this proxy statement/prospectus). Based on this Exchange Ratio, the total number of shares of Class A Common Stock expected to be issued at the Effective Time in connection with the Business Combination (including the conversion of the convertible promissory notes and excluding 1,200,000 Earnout Shares, 324,999 shares that will be issuable upon exercise of outstanding stock options and 23,298 shares that will be issuable upon exercise of outstanding warrants), is approximately 4,813,038 shares and, assuming that (i) no additional PBAX shares are issued prior to the Effective Time, (ii) there is no exercise of any options to purchase shares of Class A Common Stock that will be outstanding immediately following the Business Combination, and (iii) no shares are issued in connection with the Incentive Plan or the ESPP (each as defined in this proxy statement/prospectus) following the Business Combination, these shares are expected to represent between approximately 44% and 47% of the issued and outstanding shares of Class A Common Stock (which would be New CERo common stock) and voting power in New CERo immediately following the closing of the Business Combination. These percentages assume, at the low end of the range, that no redemptions from our Trust Account (as defined in this proxy statement/prospectus) occur, and, at the high end of the range, that maximum redemptions from our Trust Account occur. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario. Following the Merger, it is contemplated that New CERo will have a single class of Common Stock.

Subject to the same assumptions set forth in the preceding paragraph and with no redemptions from our Trust Account, (i) Public Stockholders are expected to hold approximately 7% of the issued and outstanding New CERo common stock, (ii) the Sponsor is expected to hold approximately 48% of the issued and outstanding New CERo common stock, (iii) CERo stockholders are expected to hold approximately 44% of the issued and outstanding New CERo common stock.

Subject to the same assumptions set forth in the preceding paragraph and with maximum possible redemptions from our Trust Account, (i) Public Stockholders are expected to hold none of the issued and outstanding New CERo common stock, (ii) the Sponsor, is expected to hold approximately 51% of the issued and outstanding New CERo common stock, (iii) CERo stockholders are expected to hold approximately 47% of the issued and outstanding New CERo common stock. The Sponsor has indicated willingness to transfer a portion of its Founder Shares to investors in a potential PIPE transaction, CERo stockholders and/or Public Stockholders who do not exercise their redemption rights. However, as of the date of this proxy statement/prospectus, the Company has not obtained any binding commitments for a PIPE transaction or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights and the Sponsor has not entered into any agreements with respect to the transfer (which may be accomplished through a forfeiture coupled with a concurrent new issuance by New CERo of an offsetting number of shares) of any Reallocation Shares.

These pro forma ownership percentages do not reflect (i) any issuance of shares in connection with the Incentive Plan and the ESPP following the Business Combination, (ii) any issuance of shares of New CERo common stock in a PIPE transaction or (iii) any transfer of the Reallocation Shares to investors in a PIPE transaction, CERo stockholders and Public Stockholders. No subscription agreements and non-redemption agreements have been executed as of the date of this proxy statement/prospectus and any such financing and arrangement, respectively, is currently uncertain. If the actual facts are different from the assumptions stated above, then the levels of ownership interest set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

After the Closing, the Sponsor may hold more than 50% of the voting power of New CERo. Mr. Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, is the manager of the Sponsor and will serve as New CERo’s Chief Financial Officer, Chief Operating Officer, and as a member of the New CERo Board following the Closing. As a result, New CERo may be a “controlled company” within the meaning of the rules of Nasdaq. However, New CERo does not intend to utilize the exemptions from the Nasdaq corporate governance standards available to controlled companies. For more information regarding the risks of New CERo being a “controlled company,” see “Risk Factors — Risks Related to New CERo’s Common Stock — If New CERo is successful in listing its Common Stock on Nasdaq, it expects to be a “controlled company” within the meaning of the Nasdaq rules upon such listing and, as a result, would qualify for, and could elect to rely on, exemptions from certain corporate governance requirements. If New CERo relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Background of the Business Combination

Overview

Beginning in October 2021, Chris Ehrlich, the CEO and one of the directors of PBAX, Daniel Geffken, the CFO of PBAX, Douglas Fisher, the President of PBAX, Brian G. Atwood, the Chairman of the Board of PBAX, Kathleen LaPorte, Barbara A. Kosacz, and Caroline M. Loewy, the remaining directors of PBAX, working in close collaboration with Shami Patel and Ryan Gilbert, as advisors to the Board, began to consider the preferred characteristics of potential targets for a business combination. Shortly after the closing of the IPO in October 2021, Chris Ehrlich, Daniel Geffken and Douglas Fisher, on behalf of PBAX, began to contact potential targets that fit PBAX’s preferred target criteria. PBAX was also approached by a number of other potential targets for consideration of a business combination. Throughout October, November and December 2021, PBAX conducted due diligence on targets of interest, and from January 2022 through August 2022, PBAX conducted valuation analyses of and delivered non-binding letters of intent (“LOIs”) to 12 candidates, including one potential target company with which PBAX entered into a Business Combination Agreement that was subsequently terminated as described below, Intrinsic Medicine, Inc. (“Intrinsic”).

Chris Ehrlich, Daniel Geffken and Douglas Fisher deliver a combination of experience in the biotechnology industry generally, as well as experience in venture capital and business development. Launchpad Capital (“Launchpad”), as the majority member of the Sponsor, is a financial services firm with experience in business combinations by special purpose acquisition companies and other business development transactions, strategic consulting and private and public capital markets. Launchpad owns an indirect interest in the Founder Shares and Private Placement Warrants owned by the Sponsor, and provided overhead services and support to PBAX in its role as majority member of the Sponsor. Because of this combination of strengths, PBAX, with the support of Launchpad in its role as the majority member of the Sponsor, was able to carefully evaluate a wide range of potential merger targets to identify those that met its transactional criteria, and then to submit proposals for business combinations. The initial criteria for selecting potential biotechnology company targets included: later clinical stage companies, companies with lower likelihood of attracting a high level of redemptions by PBAX stockholders, the appeal of a potential target to existing PBAX stockholders and a target chief executive officer and other management team members likely to be able to attract investors. PBAX considered clinical stage oncology companies, as well as other biotechnology companies likely to have broader investor appeal, as potential targets.

Engagement with potential target businesses prior to Intrinsic Business Combination Agreement

PBAX’s identification of potential targets, review and analysis of the prospects of each potential target as a potential partner for a business combination and successful publicly-traded company thereafter, valuation of such potential targets and negotiation therewith was supported by the engagement of several advisors. In early January 2022, PBAX engaged Goodwin Procter LLP (“Goodwin”) as external legal counsel for the business combination. On September 28, 2022, PBAX engaged RNA Advisors, a California corporation d/b/a RNA Capital Advisors (“RNA Capital”) to provide a fairness opinion in connection with the potential Business Combination with Intrinsic (the “Intrinsic Business Combination”). Between October 2021 and January 2023, PBAX reviewed over 100 potential target businesses, initially contacted approximately 100 potential target businesses, eliminated 38 potential target businesses after a preliminary screening processing, held initial meetings with 52 potential target businesses, executed non-disclosure agreements which did not contain standstill provisions and conducted second meetings with 39 potential target businesses, conducted a Scientific Advisory Board (“SAB”) review of 28 potential target businesses and conducted a more extensive formal SAB review of 23 potential target businesses. When PBAX decided not to continue to pursue discussions with companies for a business combination, it was for a variety of reasons, including, without limitation, the early stage of development of its assets, inadequate resources and/or capitalization, the inability to raise additional capital in connection with a business combination, unrealistic expectations for raising capital in a challenging market environment, unresponsiveness, the unavailability of audited financial statements required to be included in the proxy statement filed with the SEC or a management team that it perceived was not ready to run a public company. The PBAX team held frequent discussions regarding various target businesses during this period, both internally and externally, with potential target management teams. Ultimately, PBAX made offers to 12 potential targets during such period, including Intrinsic.

On January 9, 2022, PBAX instructed Goodwin to prepare a draft LOI for delivery to potential target businesses. On January 10, 2022, PBAX instructed Goodwin to prepare LOIs for a potential business combination with Target One and Target Two for presentation to the Board.

On January 12, 2022, PBAX held a meeting of the Board at which Chris Ehrlich, Daniel Geffken, Douglas Fisher and Shami Patel, on behalf the Sponsor, delivered a presentation to the Board, detailing PBAX’s contacts with potential target businesses prior thereto and discussing the merits and potential challenges of a potential business combination with the initial nine potential target businesses on which an extensive formal SAB review had been performed. PBAX management advised the Board of its view that Target One and Target Two were the top two targets identified during such review. Following such discussion, the Board authorized PBAX management to deliver LOIs to each of Target One and Target Two and engage in negotiations relating thereto.

Target One:    Target One was a private biotechnology company that was in negotiations to complete an in-licensing transaction expected to contribute significantly to its valuation. On January 12, 2022, Chris Ehrlich sent a draft of a non-binding LOI to the management of Target One. On January 18, 2022, Target One provided a revised draft of the LOI to PBAX, reflecting, among other things, Target One’s view that the consideration provided to holders of its outstanding options should be in addition to the valuation proposed by PBAX rather than included in such valuation. On January 19, 2022, PBAX delivered a revised draft of the LOI to Target One, reflecting the inclusion of the options in the valuation. From January 19, 2022 to January 21, 2022, PBAX management continued discussions with Target One’s management regarding the valuation and treatment of the options, as well as declining conditions in the equity capital markets and biotechnology sector. Target One’s management indicated that it was unwilling to accept the terms set forth in the January 19th draft LOI. Nevertheless, throughout February 2022, Chris Ehrlich and Brian Atwood continued to engage in various discussions and negotiations with Target One’s management team regarding the valuation and treatment of the options, the issuance of earnout shares, potential forfeitures of sponsor equity, lockup requirements and the amount of the minimum cash condition. On March 9, 2022, PBAX provided a revised draft of the LOI to Target One, reflecting an increase in the size of the PIPE financing and evergreen adjustments to the surviving company’s equity incentive plan size. On March 15, 2022, Target One provided a revised draft of the LOI, providing for a lower minimum cash condition, albeit net of transaction expenses rather than prior to the payment thereof, and PIPE financing, expansion of the lockup to include the Sponsor’s private placement shares in addition to Founder Shares and allocation of certain transaction expenses to PBAX. On March 16, 2022, Chris Ehrlich asked the management of Target One if Target One would be willing to sign the draft LOI in its then-current form. Management of Target One informed Mr. Ehrlich that it remained concerned about the dilution from the Founder Shares and PBAX’s outstanding warrants, was pursuing a private round of financing and was also in discussions with smaller special purpose acquisition companies with whom a transaction was likely to be less dilutive. Management of Target One orally conveyed proposed revisions to the draft LOI, including a reduction in the Founder Shares through forfeiture or creation of a pool for re-allocation, changing the minimum cash condition from a mutual condition to a condition only for the benefit of Target One and creation of an earnout share pool. On March 18, 2022, PBAX provided a revised draft of the LOI, reflecting the creation of a pool of Founder Shares for re-allocation and the other changes that had been orally proposed by Target One. On March 22, 2022, financial advisors to Target One told Mr. Ehrlich that the revised draft had been “well received” and that Target One was continuing to pursue the private round of financing. Mr. Ehrlich and such financial advisors discussed the possibility that the private round of financing would replace the potential PIPE financing. Throughout April and May 2022, Target One communicated that it was focused on raising additional private capital prior to agreeing to a business combination. In assessing how aggressively to pursue a business combination with Target One, PBAX’s management team considered the possibility that a successful large private round of financing might reduce Target One’s motivation to complete a business combination while also eliminating a pool of potential investors who would have already participated in the private round of financing and may be unwilling to invest further in a potential PIPE. PBAX had no further discussions with Target One after May 2022.

Target Two:    Target Two was a private biotechnology company. Target Two was in discussions with a prominent venture capital fund active in the biotechnology sector regarding a large investment. On January 12, 2022, Chris Ehrlich sent a draft of a non-binding LOI to the management of Target Two. Management of Target Two informed PBAX management that, while it was interested in a potential business combination with PBAX, it would not be in a position to respond to the LOI until its discussions with the venture capital fund concluded. On January 25, 2022, management of Target Two informed PBAX management that it was close to agreement with the venture capital fund on the terms of the investment and that the venture capital fund had indicated it would be supportive of a potential business combination with PBAX. On January 27, 2022, Chris Ehrlich discussed the terms of a potential business combination further, including the feedback received by Target Two from the venture capital fund and the valuation at which the venture capital fund would be willing to invest in Target Two and consider committing to invest in a potential PIPE transaction in connection with the business combination. As a result of such discussions, on January 27, 2022, PBAX delivered a revised LOI to management of Target Two, reflecting the lower valuation proposed by the venture capital fund. On March 21, 2022, Mr. Ehrlich spoke with members of Target Two’s management team about the possibility of a transaction in light of Target Two’s shift in drug candidate strategy, resulting in a significant reduction in Target Two’s anticipated cash burn. Mr. Ehrlich, Daniel Geffken and Douglas Fisher engaged in further discussions with Target Two’s management team on March 23, 2022. On April 6, 2022, management of Target Two expressed to Mr. Ehrlich concern about ensuring a minimum amount of cash proceeds of a business combination in excess of expenses. On April 8, 2022, PBAX provided a revised draft LOI, reflecting an increase in the pool of Founder Shares available for re-allocation to non-redeeming investors and the inclusion of a mechanism for the forfeiture of a portion of the Founder Shares if the proceeds of the Trust Account did not exceed a certain level. Throughout April and May 2022, PBAX and Target Two continued discussions, including with respect to the size of the pool of Founder Shares subject to forfeiture and conditions and mechanisms relating thereto. Financial advisors to Target Two indicated to PBAX that they were concerned that the transaction expenses required to complete a business combination would be disproportionate to the cash proceeds to Target Two resulting therefrom. PBAX had no further discussions with Target Two after May 2022.

Between January 12, 2022 and January 21, 2022, the equity capital markets, particularly in the biotechnology sector, declined considerably, with the Nasdaq composite index declining by over 9% in less than two weeks.

On January 21, 2022, Chris Ehrlich informed the Board of the rejection by Target One of PBAX’s offer and the lack of readiness of Target Two to engage in discussions until after concluding discussions with a potential investor regarding a large investment. As a result, the Board authorized PBAX management to prepare, deliver and engage in negotiations of LOIs with the other potential target businesses discussed at the January 12, 2022 Board meeting on which an extensive SAB review had been performed.

There were three target businesses regarding which PBAX’s SAB conducted a formal review prior to January 21, 2022 to whom PBAX delivered draft non-binding LOIs:

Target Three:    Target Three was a private biotechnology company. On January 26, 2022, Chris Ehrlich sent a draft of a non-binding LOI to the management of Target Three, providing for a PIPE financing supported by a backstop commitment from the Sponsor to the extent that the PIPE financing generated insufficient proceeds. On February 5, 2022, Target Three provided a revised draft of the LOI to PBAX, reflecting, among other things, an increased valuation, an increased minimum cash condition and that the Sponsor commitment would be additive to the PIPE financing rather than a backstop. On February 20, 2022, PBAX provided a revised draft of the LOI to Target Three, reflecting a reduction in the minimum cash condition compared to Target Three’s position and inclusion of the Sponsor commitment as a portion of a larger PIPE financing amount. On March 8, 2022, Target Three provided a revised draft of the LOI to PBAX, reflecting reductions in the minimum cash condition and size of the PIPE financing, as well as the addition of provisions requiring the forfeiture of a portion of the Sponsor’s Founder Shares depending upon the level of redemptions. On March 9, 2022, PBAX provided a revised draft of the LOI to Target Three, replacing the Sponsor equity forfeiture provisions with a backstop commitment and requiring a minimum level of cash on Target Three’s balance sheet immediately prior to closing. On March 12, 2022, Target Three informed Chris Ehrlich that it would not be pursuing a transaction with PBAX or any other special purpose acquisition company at such time, including because of the opinion of financial advisors to Target Three that it would be difficult to obtain sufficient PIPE financing under current market conditions.

Target Four:    Target Four was a private biotechnology company On January 26, 2022, Chris Ehrlich sent a draft of a non-binding LOI to the management of Target Four. Shortly thereafter, Target Four indicated that it was not ready to proceed to discussion and negotiation of a transaction at such time and would instead focus on business development activities.

Target Five:    Target Five was a private biotechnology company. On January 26, 2022, Chris Ehrlich sent a draft of a non-binding LOI to the management of Target Five. On February 1, 2022, management of Target Five informed Mr. Ehrlich that it would not be pursuing a transaction, as it did not believe that it could successfully complete a PIPE financing on the timeline proposed by PBAX. In April and May 2022, PBAX and Target Five resumed discussions, but without exchanging any revised proposed terms. Such lack of progress was primarily attributable to the opinion of financial advisors to Target Five that it would be difficult to obtain sufficient PIPE financing under current market conditions.

Beginning on January 28, 2022 through the signing of the Business Combination Agreement with Intrinsic, the PBAX management team, including Chris Ehrlich, Brian Atwood, Shami Patel, Daniel Geffken, Douglas Fisher and other members of the management team, as well as representatives of Goodwin, conducted weekly meetings at which Messrs. Ehrlich and Patel provided updates with respect to the status of negotiations with potential target businesses.

In the first quarter of 2022, only six biopharmaceutical companies completed traditional IPOs. Throughout the remainder of the first quarter of 2022 and the second quarter of 2022, the capital markets continued to decline, with Nasdaq declining by 11% from January 21 through the end of April and another 10% through the end of June and the S&P 500 declining by 6% from January 21 through the end of April and another 8% through the end of June, while the Russian invasion of Ukraine in late February, inflation and the specter of high interest rates created substantial market uncertainty.

On April 1, 2022, Chris Ehrlich informed the Board that negotiations with Target Two had progressed sufficiently to schedule a board meeting to discuss potential approval of an LOI therewith. The meeting was tentatively scheduled for April 7, 2022. On April 6, 2022, Mr. Ehrlich informed the Board that there had been insufficient progress in negotiations with Target Two and cancelled the meeting.

In late April 2022, PBAX’s management team began contacting potential target businesses that had been previously contacted, as well as newly identified potential target businesses, including Target Six, Target Seven and Target Eight:

Target Six:    Target Six was a private biotechnology company. On May 5, 2022, PBAX received a draft LOI for a business combination with Target Six. The draft LOI provided that financing for the business combination would include an equity line of credit from an investor with whom Target Six had already been in discussions. On May 10, 2022, PBAX delivered a revised draft LOI to Target Six, reflecting PBAX’s initial comments thereon, including crediting the equity line of credit towards the minimum cash condition and reducing the remainder of the minimum cash condition after giving such credit, the creation of a pool of Founder Shares for re-allocation to stockholders entering into non-redemption agreements, forfeiture of a portion of the Founder Shares if the cash proceeds of the Trust Account do not exceed specified levels and details as to the size of the equity incentive plan pool. On May 16, 2022, Target Six provided a revised draft LOI, reflecting a revised minimum cash condition exclusive of the proceeds of the equity line of credit and a commitment by PBAX and the Sponsor to seek a reduction in deferred underwriting compensation from its IPO, a partial expense reimbursement if the transaction did not close as a result of the failure to satisfy the minimum cash condition, an increase in the size of the equity incentive plan share pool and limitations on the scope of the exclusivity provision. On May 18, 2022, PBAX provided a revised draft LOI, including the removal of the partial expense reimbursement, modifications to the exclusivity provision and technical legal revisions. On May 20, 2022, Target Six provided a revised draft LOI, including an investment by the Sponsor in Target Six at signing and announcement of the business combination agreement, a reallocation of value from the equity incentive plan pool to the issuance of additional shares at closing of the business combination and further revisions to the exclusivity provision. Throughout the remainder of May 2022 and June 2022, PBAX and Target Six continued to discuss a potential business combination, with Target Six indicating that obtaining the support of its largest investor was the remaining obstacle to agreeing to terms. Such investor indicated that, while it would not oppose a business combination, it also was unwilling to invest in any financing related thereto. On July 11, 2022, Target Six provided a revised draft LOI, reflecting revisions to the earnout terms, exclusion of proceeds of a private round of financing, other than the Sponsor’s investment, from credit towards the minimum cash condition, an increase in the minimum cash condition and revisions to the exclusivity provision. After discussions between

PBAX and management of Target Six, on July 12, 2022, Target Six provided a further revised draft LOI, containing a one-way exclusivity provision that limited Target Six’s ability to pursue other transactions without any such limitations on PBAX. On July 27, 2022, PBAX and Target Six executed the LOI.

On August 4, 2022, counsel to Target Six provided a draft investor presentation to Goodwin. On August 5, 2022, members of the Goodwin team provided comments thereon and requests for supporting documentation for the information therein. From August 5, 2022, with the assistance of Goodwin and counsel to Target Six, PBAX and Target Six prepared and finalized an investor presentation related to financing of a potential business combination between such parties.

On August 29, 2022, PBAX, Target Six and CCM agreed on “wall cross” procedures for investor outreach. However, PBAX and CCM did not engage in investor outreach pending the receipt of investor feedback on the potential business combination with Intrinsic described below.

Target Seven:    Target Seven was a private biotechnology company. On May 5, 2022, PBAX received a draft LOI for a business combination with Target Seven. On May 10, 2022, PBAX delivered a revised draft LOI to Target Seven, reflecting PBAX’s initial comments thereon, including reduction in the minimum cash condition and size of the PIPE financing, reduction in the number of Founder Shares subject to forfeiture if the cash proceeds of the Trust Account do not exceed specified levels and details as to the size of the equity incentive plan pool. On May 13, 2022, Target Seven rejected the terms proposed by PBAX. In September 2022, Target Seven was acquired by a publicly-traded biotechnology company with minimal operations.

On May 24, 2022, the Board held a meeting to discuss the status of PBAX’s search for a target for an initial business combination, including the status of discussions with Target One and Target Six. In addition to members of the Board, Messrs. Patel and Fisher, as well as representatives of Goodwin, attended. Mr. Ehrlich noted the decline of the biotech market year-to-date. He indicated that management had identified a pipeline of potential target businesses and also mentioned the Company’s January 2023 deadline for completing an initial business combination unless such deadline were extended with stockholder approval. Mr. Ehrlich indicated that management’s focus had shifted to potential target businesses that do not need to raise much cash and/or have access to alternative sources of capital and are attracted to the long-term opportunity to raise capital by becoming publicly traded. He noted that the market for PIPE financing was extremely weak and, in order to find a target business, PBAX would need to identify one that did not require any traditional outside equity financing. He further stated that management had been focused on the net cash that PBAX can provide, including as a result of managing expenses, primarily through renegotiation of banking fees. PBAX had been proposing potential forfeiture of up to 50% of the Sponsor’s Founder Shares (depending upon redemption levels) and net cash between $15 to $17 million.

Target Eight:    Target Eight was a private biotechnology company. On June 1, 2022, PBAX was introduced to Target Eight by a mutual contact. On June 22, 2022, PBAX delivered a draft LOI to Target Eight. On June 29, 2022, Target Eight delivered a revised draft LOI to PBAX, reflecting an increased valuation, the creation of an earnout share pool, an increase in the minimum cash condition and an increase in the number of the Sponsor’s Founder Shares available for re-allocation to stockholders who enter into non-redemption agreements. Although PBAX was willing to move forward towards execution of an LOI, Target Eight decided to terminate negotiations shortly thereafter as it decided to remain privately held.

As described below under “— PBAX’s Interaction with Intrinsic,” on June 21, 2022, PBAX and Intrinsic began discussions regarding a potential business combination.

Target Nine:    Target Nine was a private biotechnology company. On July 7, 2022, PBAX delivered a draft LOI to Target Nine. On July 11, 2022, Target Nine communicated information to support a proposed increased valuation to PBAX. There was no further communication between PBAX and Target Nine thereafter.

Target Ten:    Target Ten was a private biotechnology company. On July 9, 2022, PBAX delivered a draft LOI to Target Ten. On August 13, 2022, Target Ten provided a revised draft of the LOI to PBAX, including a reduction in the portion of the PIPE financing to be funded by existing equity owners of Target Ten and revisions to the exclusivity provision. On August 25, 2022, Target Ten provided a further revised draft of the LOI to PBAX, containing changes to the composition of the surviving company’s board of directors and attaching a pro forma capitalization table. PBAX did not respond to Target Ten’s request for a further revised draft of such LOI. However, PBAX resumed discussions with Target Ten in January 2023, following the termination of the Intrinsic Business Combination, but without exchanging any further drafts of the LOI.

Target Eleven:    Target Eleven was a private biotechnology company. On July 6 2022, PBAX delivered a draft LOI to Target Eleven. Target Eleven promptly rejected the draft LOI and declined to engage in further discussions because of concerns about dilution, lack of certainty as to cash proceeds from a transaction and concern of poor future stock performance in light of the trading history of other publicly-traded biotechnology companies following business combinations with special purpose acquisition companies.

On July 21, 2022, the Board held a meeting to consider the approval of LOIs with Intrinsic and Target Six. In addition to members of the Board, Messrs. Patel and Fisher, as well as other members of management and representatives of Goodwin, attended. Mr. Atwood provided an update on the status of negotiations with each potential target business. Mr. Ehrlich noted the “gruesome” state of the biotech market and common items of feedback from approximately 90 potential target businesses contacted by PBAX, including concerns that a transaction would result in too much dilution to the target’s equity owners, a lack of certainty as to resulting cash available to the surviving company following a business combination and difficulties of being an “orphaned” public company with limited liquidity struggling to raise capital post-closing. Mr. Ehrlich provided an overview of each potential target business, the negotiations therewith and the proposed terms of each LOI. Mr. Ehrlich expressed his favorable view of the credibility of the Intrinsic management team and its relationships and noted that the Company had already performed extensive clinical diligence and would be engaging special counsel to perform IP diligence. He also noted Intrinsic’s demonstrated ability to manage expenses and relatively low anticipated cash burn relative to similarly situated companies. Intrinsic had already attempted an approximately $25 million initial public offering that was abandoned in May 2022. Intrinsic expressed interest in a business combination because of the higher potential cash proceeds thereof and was ready to become a public company. The Board engaged in a discussion as to the reasons why Intrinsic’s attempted initial public offering was not successful. The Board authorized management to enter into LOIs with Intrinsic and Target Six.

PBAX’s Interaction with Intrinsic

On June 21, 2022, Jeff Goldberg, who had previously performed due diligence for other companies of which Mr. Fisher and other members of PBAX management had been officers or directors, contacted Chris Ehrlich regarding a potential introduction to Intrinsic. Mr. Goldberg noted that he had previously provided consulting services to Intrinsic and that Intrinsic had recently unsuccessfully attempted to complete an IPO. On July 5, 2022, PBAX and Intrinsic entered into a Confidentiality Agreement, which did not contain any standstill provision.

On July 7, 2022, PBAX delivered a draft LOI to management of Intrinsic, with a valuation of Intrinsic equal to $136 million.

On July 12, 2022, Intrinsic delivered a revised draft LOI to PBAX, including a requirement that PBAX consult with Intrinsic in connection with the re-allocation of a portion of the Sponsor’s Founder Shares to stockholders who enter into non-redemption agreements, registration rights, an employee stock purchase program and “evergreen” annual increases in the size of the equity incentive plan.

On July 21, 2022, PBAX delivered a revised draft LOI to management of Intrinsic, including an exclusivity provision permitting PBAX to continue discussions and negotiations with potential target businesses with whom PBAX had been in discussions during the ten day period prior to the execution of the LOI.

On July 22, 2022, Intrinsic delivered a revised draft LOI to PBAX, reflecting technical revisions to the exclusivity provision. PBAX agreed to such revisions and PBAX and Intrinsic executed the LOI later that day, with a valuation of Intrinsic equal to $136 million, which was primarily non-binding except for, among other things, the confidentiality and exclusivity provisions. The exclusivity provision in the LOI contained an exception thereto permitting PBAX to continue discussions and negotiations with potential target businesses with whom PBAX had been in discussions during the ten day period prior to the execution of the LOI.

On July 22, 2022, PBAX also entered into a Placement Agency Agreement with Spartan Capital, LLC (“Spartan”) to serve as placement agent in connection with the PIPE financing. Spartan previously served as the underwriter of Intrinsic’s attempted IPO in May 2022. Such Placement Agency Agreement applied exclusively to the PIPE financing for the Intrinsic Business Combination and was terminated in connection with the termination of the Intrinsic Business Combination Agreement described below.

On August 2, 2022, PBAX and CCM entered into an engagement letter for CCM to serve as a capital markets advisor to PBAX. Such engagement letter is not exclusive to financing of the Intrinsic Business Combination. Pursuant to such engagement letter, PBAX shall pay CCM a minimum fee of $1,000,000 in connection with the PIPE financing of any business combination.

Between August 4, 2022 and October 30, 2022, Goodwin and counsel to Intrinsic exchanged drafts of a definitive business combination agreement (the “Intrinsic Business Combination Agreement”) and other ancillary agreements with respect to the Intrinsic Business Combination and PBAX and Intrinsic engaged in various discussions and negotiations related thereto. Throughout August, September and October 2022, PBAX and Intrinsic also engaged in discussions with potential financing sources, including the execution of several non-binding term sheets that did not result in the execution of definitive agreements.

On October 28, 2022, the Board conducted a meeting to approve the entry by PBAX into the Intrinsic Business Combination Agreement and the recommendation that the stockholders of PBAX vote for the approval thereof.

Later on the same day, RNA Capital delivered a written fairness opinion confirming the advice delivered orally at the Board meeting.

On October 30, 2022, PBAX and Intrinsic executed and delivered the Intrinsic Business Combination Agreement. Messrs. Martinez and Ferrone delivered support agreements, agreeing to vote their shares of Intrinsic in favor of the Business Combination. The Sponsor and each officer and director of PBAX delivered a support agreement, agreeing to vote their shares of PBAX in favor of the Business Combination.

On October 31, 2022, PBAX and Intrinsic issued a joint press release announcing the execution and delivery of the Business Combination Agreement.

On December 6, 2022, PBAX and Intrinsic entered into a Termination Agreement to terminate the Intrinsic Business Combination Agreement and related agreements as a result of market conditions, including difficulties obtaining financing for Intrinsic to satisfy its near term liquidity requirements and public company audit requirements, as well as financing for the transaction. The decision of PBAX and Intrinsic to terminate the Intrinsic Business Combination was not the result of any material events with respect to the business of PBAX or Intrinsic or any developments other than the inability to obtain financing for Intrinsic and the transaction. Neither party paid any termination fees in connection with such termination. PBAX and Intrinsic issued a joint press release announcing such termination.

Extension Votes

On November 4, 2022, PBAX filed a preliminary proxy statement with the SEC seeking stockholder approval to extend the deadline for the completion of a business combination.

On November 21, 2022, PBAX filed a definitive proxy statement with the SEC for a stockholder meeting on December 16, 2022, seeking approval to extend the deadline for the completion of a business combination.

On December 16, 2022, PBAX held such stockholder meeting at which the extension of the deadline was extended from January 8, 2023 to April 8, 2023 and provide the Board the ability to further extend the date by which the Company has to consummate a business combination up to three additional times for one month each time, for a maximum of six additional months. In connection with the approval of such extension, holders of 16,211,702 shares of Class A Common Stock, representing approximately 92.6% of the Public Shares outstanding as of December 16, 2022, exercised redemption rights. As a result, following satisfaction of such redemptions, PBAX had 2,173,298 shares of Class A Common Stock outstanding, of which 1,288,298 were shares of Class A Common Stock issued to the public in the Initial Public Offering, which shares are entitled to receive a pro rata portion of the remaining funds in the Trust Account in connection with its initial business combination, a liquidation or certain other events, and 885,000 are shares included in the private placement units acquired in the private placement by Sponsor and other investors concurrent with the Initial Public Offering, which shares do not have redemption rights.

On July 3, 2023, the Sponsor elected to convert all 4,596,250 of its shares of Class B Common Stock into 4,596,250 shares of Class A Common Stock. As a result, no shares of Class B Common Stock remain outstanding.

On July 7, 2023, the stockholders of PBAX approved the Second Extension from July 8, 2023 to January 8, 2024. In connection with such stockholder vote, an aggregate of 523,341 shares of Class A Common Stock were redeemed, representing approximately 40.6% of the Public Shares outstanding as of July 7, 2023, resulting in a payment of $5,638,879 and leaving 6,246,207 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited $37,051.83 in the Trust Account. As of January 4, 2024, there was approximately $8.3 million available in the Trust Account.

On January 3, 2024, the stockholders of PBAX approved proposals to further extend the business combination period up to three additional times for one month each time (collectively, the “Third Extension”), from January 8, 2024 to February 8, 2024, March 8, 2024 or April 8, 2024. In connection with such stockholder vote, an aggregate of 11,625 shares of Class A Common Stock were redeemed, representing approximately 1.5% of the Public Shares outstanding as of January 3, 2024, resulting in a payment of $128,133 and leaving 6,234,582 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $22,600 in connection with the extension from January 8, 2024 to February 8, 2024. As of January 4, 2024, a total of 16,746,668 shares have been redeemed, representing approximately 95.7% of the Public Shares then-outstanding following the Initial Public Offering. As of January 4, 2024, there are 6,234,582 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding and entitled to vote.

Engagement with potential target businesses after termination of Intrinsic Business Combination Agreement and prior to CERo Business Combination Agreement

Following the termination of the Intrinsic Business Combination Agreement until the execution of a non-binding letter of intent with CERo on January 25, 2023, PBAX re-engaged in discussions with Target Ten and contacted the following four additional potential target businesses, including CERo.

For a description of further discussions with Target Ten, please see “— Engagement with potential target businesses prior to Intrinsic Business Combination Agreement — Target Ten” above.

Target Twelve:    Target Twelve was a private biotechnology company. A financial services firm with relationships with Target Twelve and Target Thirteen reached out to Chris Ehrlich after seeing announcement that the Intrinsic Business Combination had been terminated and introduced Target Twelve and Target Thirteen to PBAX. On December 14, 2022, PBAX and Target Twelve entered into a Confidentiality Agreement, which did not contain any standstill provision. On December 15, 2022, PBAX provided an initial draft of an LOI to Target Twelve. The draft LOI provided for the acquisition of Target Twelve at a pre-money enterprise value of $85 million and was subject to a mutual minimum cash condition of $10 million. Such draft LOI contained an exclusivity provision applicable only to Target Twelve, but not restricting PBAX’s ability to pursue other potential target businesses. On December 27, 2022, PBAX delivered a revised draft of the LOI with a mutual minimum cash condition of $15 million, but, otherwise, unchanged materially from the initial draft thereof.

Target Thirteen:    Target Thirteen was a private biotechnology company. On December 14, 2022, PBAX and Target Thirteen entered into a Confidentiality Agreement, which did not contain any standstill provision. On December 16, 2022, PBAX provided an initial draft of an LOI to Target Thirteen. The draft LOI provided for the acquisition of Target Thirteen at a pre-money enterprise value of $65 million and was subject to a mutual minimum cash condition of $7 million. Such draft LOI contained an exclusivity provision applicable only to Target Thirteen, but not restricting PBAX’s ability to pursue other potential target businesses.

Target Fourteen:    Target Fourteen was a private biotechnology company. In January 2023, Target Fourteen reached out to Chris Ehrlich after seeing that the Intrinsic Business Combination had been terminated and asked if we could move quickly towards an agreement. On January 3, 2024, PBAX and Target Fourteen entered into a Confidentiality Agreement, which did not contain any standstill provision. On January 4, 2023, Target Fourteen provided an initial draft of a non-binding term sheet to PBAX. The draft term sheet provided for the acquisition of Target Fourteen at a pre-money equity value of between $150-$175 million plus an earnout opportunity for an undetermined amount, repurchasing 50% of the outstanding warrants for $0.10 per share and $15 million of PIPE financing and was subject to a mutual minimum cash condition of $25 million, as well as a requirement that at least $10 million of such cash be provided from the funds held the Trust Account, with the Sponsor required to forfeit 50% of its Founder Shares if the cash proceeds were between $25-$50 million. On January 6, 2023, PBAX responded to Target Fourteen with a revised draft of the term sheet, reducing the equity value to $125 million, adding a $50 million earnout opportunity and altering the founder share forfeiture provision to provide for the creation of a pool of up to two-thirds of the Founder Shares to be shared with PIPE investors, non-redeeming public stockholders and other financing sources, with forfeiture of the entire two-thirds pool required if the minimum cash condition is not satisfied, but is waived by Target Fourteen. After verbal negotiations between PBAX and Target Fourteen thereafter, on January 13, 2023, PBAX sent a further revised draft of the term sheet, reducing the amount of proceeds of the Trust Account required to $7.5 million but without any change in the minimum cash condition, limiting the length of the earnout opportunity period to three years and making certain revisions to the lockup and registration rights provisions.

Engagement with CERo

Mr. Atwood had served as a consultant to CERo since 2019. In December 2022, Mr. Atwood suggested to Mr. Ehrlich that PBAX discuss a potential transaction with CERo and introduced Mr. Ehrlich to the co-founders of CERo, Lawrence Corey, Daniel Corey and Jordan Corey. On December 12, 2022, PBAX and CERo entered into a Confidentiality Agreement, which did not contain any standstill provision.

On December 14, 2022, PBAX provided an initial draft of an LOI to CERo. The draft LOI provided for the acquisition of CERo at a pre-money enterprise value of $50 million, $25 million of PIPE financing, including $10 million from existing investors in CERo, forfeiture of 1,000,000 Founder Shares and contribution of 50% of the Founder Shares to a pool to be shared with PIPE investors (referred to above as “Reallocation Shares”), non-redeeming public stockholders and other financing sources, and was subject to a minimum cash condition to CERo’s obligation to close only of $37.5 million. Such draft LOI contained an exclusivity provision applicable to CERo, as well as PBAX, but with a carveout for discussions between PBAX and potential target businesses with whom PBAX had already been in discussions between the date of termination of the Intrinsic Business Combination Agreement and the date of execution of such LOI. PBAX management proposed a pre-money enterprise value of $50 million based upon its review of the terms of prior rounds of private investments in CERo, including PBAX management’s assessment of the fully-diluted,post-money valuation of approximately $75.8 million in CERo’s last round of private equity financing in November 2019, and its assessment of similarly situated target companies, which valuation was further developed through discussions and negotiations with CERo. The PBAX Board considered the due diligence performed by PBAX management, presentations from members of CERo management and the fairness opinion and related presentation delivered by RNA Advisors in determining that the enterprise value was reasonable.

Following several weeks of discussions between the parties regarding the capitalization of CERo and development of a pro forma capitalization table, on January 14, 2023, PBAX sent a revised draft of the LOI to CERo. The revised draft replaced the forfeiture of Founder Shares by increasing the size of the pool of Reallocation Shares and added an expectation of seeking warrant holder approval to reduce the number of shares exercisable per warrant by 50% in exchange for a payment of $0.10 per warrant. After discussions and negotiations between the parties, on January 21, 2023, PBAX sent a revised draft of the LOI to CERo, adding a $10 million earnout opportunity, lowering the PIPE financing to $22.5 million, of which $7.5 million was to be funded by existing investors in CERo, and raising the minimum cash condition to $30 million, as well as broadening the requirement to reduce the outstanding warrants to a best efforts obligation that may include payment to obtain a consent to the amendment thereof and certain changes to the founder share forfeiture and lockup provisions. On January 22, 2023, after further discussions between PBAX and CERo, PBAX sent a slightly revised draft of the LOI, changing the process for allocation of the Reallocation Shares among CERo stockholders. Later that same day, PBAX sent a further revised draft of the LOI, further changing the process for allocation of the Reallocation among CERo stockholders, as well as providing a process for allocating to CERo stockholders any remaining Reallocation Shares to be shared with financing sources that are not provided to such financing sources. On January 25, 2023, PBAX and CERo executed the LOI, which was unchanged from the draft circulated on January 22, 2023.

On February 1, 2023, Goodwin sent an initial draft of the Business Combination Agreement to Cooley LLP (“Cooley”), counsel for CERo. As previously discussed among the parties and counsel, in order to economize on transaction costs, the Business Combination Agreement and ancillary agreements were based upon the forms used for the abandoned Intrinsic Business Combination.

On February 14, 2023, Cooley delivered a revised draft of the Business Combination Agreement to Goodwin, with revisions relating, among other things, to the structure of the business combination to include a two-step merger, the sequencing of the execution of the Business Combination Agreement, non-redemption agreements and financing, voting and dividend rights of holders of earn-out shares and deletion of an automatic 30-day extension period if closing is delayed as a result of the timing of SEC review of the registration statement of which this prospectus forms a part.

On February 28, 2023, Goodwin delivered a revised draft of the Business Combination Agreement to Cooley, with revisions relating, among other things, to sequencing of the execution of the Business Combination Agreement, non-redemption agreements and financing, the mechanism for conversion of preferred stock into Common Stock, clarification of the absence of any subsidiaries of CERo, removal of various ancillary documents as exhibits, voting and removal of dividend rights of holders of earn-out shares and reinsertion of an automatic 30-day extension period if closing is delayed as a result of the timing of SEC review of the registration statement of which this prospectus forms a part.

On March 23, 2023, Cooley delivered a revised draft of the Business Combination Agreement to Goodwin, with revisions relating, among other things, to the addition of certain ancillary agreements, including employment agreements, as exhibits, clarification of the absence of any CERo restricted stock, reinsertion of voting and dividend rights of holders of earn-out shares and certain provisions relating to executive compensation and employee benefits matters.

On April 4, 2023, Goodwin delivered a revised draft of the Business Combination Agreement to Cooley, with revisions relating, among other things, to the removal of certain ancillary agreements as exhibits, providing for the payment in PBAX shares of the preferred stock liquidation preference to holders of shares of preferred stock of CERo rather than the conversion thereof, removal of the earn-out escrow account and voting and dividend rights of holders of earn-out shares and certain changes with respect to tax matters.

On April 18, 2023, the Board held a meeting to discuss the potential Business Combination with CERo and the creation of a special committee of the Board to evaluate and negotiate such potential Business Combination. In addition to all of the members of the Board, Messrs. Patel, Fisher and Geffken, as well as representatives of Goodwin, attended. Mr. Ehrlich delivered a presentation on PBAX’s search to identify a target business, an overview of CERo’s business, the proposed terms of the transaction, the status of negotiations and documentation, including the audit of CERo’s financial statements, bridge financing efforts and expected post-announcement fundraising. Mr. Ehrlich informed the Board that the proposed management team of New CERo would be led by Messrs. Atwood, as Chief Executive Officer, and Ehrlich, as Chief Financial Officer and Chief Operating Officer, and presented potential terms of the compensation that would be paid by New CERo to each of them. Messrs. Atwood and Ehrlich also informed the Board of Mr. Atwood’s prior service to CERo as a consultant. As a result of the conflicts of interest arising from such potential future employment of Messrs. Atwood and Ehrlich, as well as Mr. Atwood’s prior relationship with CERo, representatives of Goodwin advised the Board to create the Special Committee. The Board unanimously agreed to create the Special Committee, consisting of Barbara Kosacz, Kathleen LaPorte and Caroline Loewy. The Special Committee unanimously approved the engagement of RNA to provide a fairness opinion. The Board and Special Committee also determined to consider the engagement of a compensation consultant to review the proposed terms of employment of Messrs. Atwood and Ehrlich at a later date. As of the date of this proxy statement/prospectus, CERo has not yet engaged a compensation consultant, but intends to do so following the closing of the Business Combination.

On April 26, 2023, Cooley delivered a revised draft of the Business Combination Agreement to Goodwin, with revisions relating, among other things, to the calculation of the merger consideration to include the preferred stock, the addition of the earn-out escrow account and voting and dividend rights of holders of earn-out shares and certain changes with respect to tax matters.

On May 4, 2023, Goodwin delivered a revised draft of the Business Combination Agreement to Cooley, with revisions relating, among other things, to the addition of the name of the “merger sub” entity, the removal of certain ancillary agreements, including employment agreements, as exhibits, the earn-out trigger provisions to increase the total amount of earn-out shares and include a third trigger upon a change of control, the calculation of the number of warrants issued upon conversion of the warrants, and certain changes with respect to tax matters.

On May 22, 2023, Cooley delivered a revised draft of the Business Combination Agreement to Goodwin, with revisions relating, among other things, to the addition of convertible notes issued by CERo to certain holders, clarifying earn-out participants and their respective portion of the earn-out consideration to be issued, clarifying the conversion of the CERo Common Stock and certain changes with respect to tax matters.

On May 25, 2023, the Board conducted a meeting whereby RNA led a presentation detailing their analysis of the transaction and orally delivered their fairness opinion, and the Special Committee approved and recommended the entry by PBAX into the Business Combination Agreement to the Board.

On May 25, 2023, Goodwin delivered a revised draft of the Business Combination Agreement to Cooley, with revisions relating, among other things, to section references and defined terms.

On May 28, 2023, Cooley delivered a revised draft of the Business Combination Agreement to Goodwin, with revisions relating, among other things, to section references and defined terms.

On May 30, 2023, Goodwin delivered a revised draft of the Business Combination Agreement to Cooley, with revisions relating, among other things, to the addition of a description of CERo’s business and the removal of brackets around certain provisions.

On June 1, 2023, the Board conducted a meeting whereby the Special Committee re-affirmed their approval and recommendation to the Board of the entry by PBAX into the Business Combination Agreement, and the rest of the Board approved the entry by PBAX into the Business Combination Agreement.

On June 4, 2023, PBAX and CERo executed and delivered the Business Combination Agreement and related support agreements from the Sponsor and certain CERo stockholders, agreeing not to transfer the shares held thereby prior to closing of the Business Combination and agreeing to vote such shares in favor of the Business Combination.

Following the execution and delivery of the Business Combination Agreement, each of PBAX and CERo began preparation of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, an application to list the New CERo Common Stock and New CERo warrants on Nasdaq and outreach to potential investors in a potential PIPE transaction. The agreements with respect to the allocation of the Reallocation Shares and registration rights have not been finalized as of the date of this proxy statement/prospectus, as such agreements are expected to include the allocation of Founder Shares and registration rights to investors in such potential PIPE transaction, the terms of which have not yet been determined.

From June 4, 2023 through the date of this proxy statement/prospectus, each of PBAX and CERo has sought to engage with existing CERo stockholders, existing PBAX stockholders, traditional SPAC investors and life sciences investors with respect to investment in a potential PIPE transaction. Although the terms of such a potential PIPE transaction have not yet been finalized, PBAX and CERo remain in active discussions with existing CERo stockholders, including investors in the Convertible Bridge Notes, certain PBAX stockholders and third-party investors regarding a potential investment in convertible preferred stock to be issued by New CERo at closing of the Business Combination, accompanied by warrants to purchase additional shares of New CERo Common Stock. Holders of Convertible Bridge Notes may be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for the securities offered in the PIPE transaction. The PIPE transaction is expected to be accompanied by an equity line provided by an institutional investor. Although we cannot assure you that such financing transactions will be completed on such terms, or at all, each of PBAX and CERo currently expects that the total proceeds of such financing transactions upon closing of the Business Combination will constitute a majority of the $30 million minimum cash condition and that PBAX and CERo will successfully negotiate the reduction or deferral of certain cash expenses payable to third-party vendors at Closing, it is likely that the net cash available to New CERo after the payment of any such expenses not deferred will be less than the minimum cash condition and that CERo would waive such condition to the extent of such shortfall. As stated elsewhere in this proxy statement/prospectus, PBAX expects to file a Current Report on Form 8-K and supplement to this proxy statement/prospectus to disclose the receipt of any such financing and any waiver of the minimum cash condition and reflect the impact of such financing on the unaudited pro forma financial information contained herein.

Certain Engagements in Connection with the Business Combination and Related Transactions

PBAX has engaged CCM to act as capital markets advisor to PBAX in connection with the Business Combination and as placement agent in connection with the PIPE Investment, and CCM will receive a customary advisory fee in connection therewith. CCM acted as financial advisor on the Initial Public Offering and will also receive a fee of $1,162,500 upon consummation of the Business Combination in connection therewith. CCM’s receipt of the deferred advisory fee is not dependent on its provision of services in connection with the Business Combination. Cantor acted as underwriter on the Initial Public Offering and will receive a fee of $9,150,000. Cantor is not providing any services in connection with the Business Combination and its receipt of the deferred underwriting fee is not dependent on the provision of any services in connection with the Business Combination. Each of Cantor and CCM have agreed to waive its rights to the deferred underwriting fee held in the Trust Account solely in the event that PBAX does not complete its initial business combination prior to the end of the completion window (subject to any extension period thereof), and in such a circumstance, will not receive any of such funds. Such funds will instead be included in the liquidation distribution to Public Stockholders of the proceeds held in the Trust Account.

CCM (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, CCM (together with its affiliates) may provide investment banking and other commercial dealings to PBAX, CERo and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, CCM (together with its affiliates), officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of PBAX, CERo or their respective affiliates. CCM and Spartan and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Engagement of Financial Advisor to the Board

PBAX retained RNA to provide a fairness opinion to the Board in connection with the Business Combination, for which it received certain fees, as described below. No portion of RNA’s fee was contingent upon the conclusion reached in its opinion.

In selecting RNA the Board considered, among other things, the fact that RNA is a reputable financial and strategic advisory services firm with substantial experience advising companies and investors in the life sciences and healthcare industries. RNA is continuously engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, financings and valuations for corporate and other purposes.

Opinion of the Financial Advisor to the Board

On May 25, 2023, RNA rendered its oral opinion to the Board (which was confirmed in writing by delivery of RNA’s written opinion dated as of June 4, 2023), to the effect that the consideration to be issued by PBAX pursuant to the Business Combination Agreement was fair, from a financial point of view, to PBAX. For the avoidance of doubt, (i) RNA assumed, at the direction of the Board, that the value of such consideration is $50,000,000 (without regard to any deductions therefrom pursuant to the terms of the Business Combination Agreement), and (ii) RNA’s opinion did not evaluate, or take into account, the Earnout Shares due to the contingent nature of the issuance of such shares.

The summary of RNA’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex F to this proxy statement/prospectus and sets forth certain procedures followed, assumptions made, qualifications and limitations on the review undertaken and other material matters considered by RNA in preparing its opinion. Neither RNA’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any PBAX stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise.

RNA’s opinion was addressed to the Board for the use of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Business Combination, and was not intended to be, and does not constitute, a recommendation to the Board or any security holder of PBAX as to how any Board member or any such security holder of PBAX, or any other person or entity, should act or vote with respect to the Business Combination or any other matter. RNA’s opinion was just one input of the several factors the Board took into account in making its determination to approve the Business Combination, including those described elsewhere in this proxy statement/prospectus.

RNA’s opinion only addressed whether, as of the date of the opinion, the assumed value of the consideration to be issued by PBAX pursuant to the Business Combination Agreement (excluding the Earnout Shares and without regard to any deductions from such assumed value pursuant to the terms of the Business Combination Agreement) was fair, from a financial point of view, to PBAX. RNA’s opinion did not address or express any view or opinion as to any other terms or aspects, or implications, of the Business Combination, including, without limitation, and among other things (and where applicable, other than assuming the consummation thereof), of any financing provided by third parties; any PIPE transaction; any non-redemption agreement; the Investor Rights Agreement; the Sponsor Support Agreement; the CERo Support Agreements; the Incentive Plan; the employment agreements with key employees pursuant to the Business Combination Agreement; the assumption of the Convertible Bridge Notes by PBAX; the conversion of said Convertible Bridge Notes into shares of Class A Common Stock; any related party transactions of PBAX (the “PBAX Related Party Transactions”); or the issuance of any Earnout Shares pursuant to the Business Combination Agreement. Further, RNA’s opinion did not address or express any opinion as to the form or structure of the Business Combination, what the value of the Class A Common Stock, PBAX Class B Common Stock or any other security of PBAX actually will be when issued in the Business Combination or the prices at which shares of Class A Common Stock, Class B Common Stock, or any other securities of PBAX or CERo could trade, be purchased or sold at any time.

RNA’s opinion did not address the underlying decision by PBAX to engage in the Business Combination or the merits of the Business Combination in comparison to other strategies or transactions that might be available to PBAX or in which PBAX might engage. The opinion did not consider the fairness of any aspect of the Business Combination or any PBAX Related Party Transactions to, or any consideration to be received in connection with the Business Combination by, (i) the Sponsor, (ii) any officer, director or affiliate of PBAX or the Sponsor, (iii) any holder of Class A Common Stock, (iv) any holder of Class B Common Stock, (v) CERo or its shareholders, or (vi) the creditors of PBAX.

RNA’s opinion was necessarily based on business, economic, monetary, market and other conditions as they were in effect on, and the information made available to RNA as of, the date of RNA’s opinion, and upon certain assumptions regarding such business, economic, monetary, market and other conditions, including that financial markets are subject to volatility. Further, RNA’s opinion did not purport to address potential developments in applicable financial markets. Accordingly, although subsequent developments could arise and could otherwise affect RNA’s opinion, RNA has no, and did not assume, any obligation to update, revise or reaffirm its opinion to the Board after the date of such opinion.

In arriving at its opinion, RNA made such reviews, analyses, and inquiries, and considered certain factors and information, as RNA deemed appropriate under the circumstances, including, among other things:

•        Reviewed drafts of the Business Combination Agreement, dated May 4, 2023 and May 27, 2023;

•        Reviewed the (a) consolidated balance sheets of CERo as of March 31, 2023 (unaudited) and December 31, 2022 (audited), (b) audited consolidated statements of operations of CERo for each of the years ended December 31, 2021, and December 31, 2022, (c) unaudited consolidated cash flow statements of CERo for the three months ended March 31, 2022, and March 31, 2023, and (d) related unaudited consolidated statements of operations of CERo for the three months ended March 31, 2022, and March 31, 2023;

•        Discussed CERo’s historical, current and projected operations, financial condition and prospects with PBAX and CERo;

•        Reviewed certain publicly available business and financial information concerning the industry in which CERo operates;

•        Compared the financial and operating performance of CERo with publicly available information concerning certain other companies RNA deemed relevant; and

•        Reviewed certain other information and data furnished by PBAX and CERo relating to CERo and its prospective business.

In arriving at its opinion, RNA, with the Board’s consent, (i) relied upon and assumed the accuracy and completeness of all information or data (financial or otherwise) that was publicly available or was furnished to, or discussed with, RNA by PBAX or CERo or otherwise reviewed by RNA without independent verification, (ii) relied upon the assurances of PBAX that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect, (iii) with respect to clauses (i) and (ii) of this paragraph, assumed no responsibility for independently verifying any such information or data, or its accuracy or completeness, (iv) was not provided with any valuation or appraisal of any assets or liabilities (contingent, derivative, off-balance sheet or otherwise), and did not make any physical inspection, of CERo’s properties or assets, (v) did not evaluate the solvency or fair value of PBAX or CERo under any state or federal laws relating to bankruptcy, insolvency or similar matters, (vi) assumed the accuracy and completeness of all high level estimates regarding CERo’s clinical development plan and related budget, and that such development plan and related budget had been reasonably prepared based on the best currently available estimates and good faith judgments by PBAX and CERo, (vii) assumed that the Business Combination would be consummated as was described in the aforementioned May 27th draft of the Business Combination Agreement, without waiver, modification or amendment of any material term, condition or agreement therein that was material to RNA’s analysis, (viii) assumed that the representations and warranties made by the parties to the Business Combination Agreement were and would be true and correct in all respects material to RNA’s analysis, (ix) assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination would be obtained without any adverse effect on PBAX, CERo, or the contemplated benefits of the Business Combination, (x) assumed, at the direction of PBAX, that the final executed Business Combination Agreement would not differ in any material respect from the aforementioned May 27th draft of the Business Combination Agreement, (xi) assumed that the Business Combination would not violate any applicable federal or state statutes, rules or regulations, (xii) assumed that CERo and its senior management would execute on its clinical and business strategy in accordance with the information furnished to RNA, (xiii) relied upon the assessments of PBAX and CERo as to the potential impact of market, governmental and regulatory trends and developments relating to, or affecting, CERo and its business, (xiv) assumed that the conditions to consummation of the Business Combination as set forth in the aforementioned May 27th draft of the Business Combination Agreement would be satisfied, including the condition requiring at least $30.0 million of Available Closing Cash, (xv) assumed, at PBAX’s direction, that the consideration to be issued by PBAX as set forth in the Business Combination Agreement was at all times as defined in the manner set forth in the aforementioned May 27th draft of the Business Combination Agreement, and (xvi) did not perform any financial or other analyses, or review or update RNA’s prior analyses, from and after the date RNA delivered its presentation, and rendered its oral opinion, to the Board on May 25, 2023. RNA is not responsible, and has not assumed any responsibility, for any conclusions based on erroneous or incomplete information provided to it.

RNA is not a legal, regulatory, accounting, tax, technology or science advisor or expert, and it relied on the assessments made by the other advisors to PBAX, if any, with respect to such issues. RNA assumed that the Board had obtained or would obtain such advice as it deemed necessary or appropriate from competent legal, regulatory, accounting, technology, science and other professionals, that such advice was sound and reasonable, and that each of the Board and PBAX acted or would act in accordance therewith.

In valuing CERo for purposes of RNA’s opinion, RNA looked solely at the enterprise value of CERo as a going concern and on a standalone basis, and did not consider any impact on value (positive or negative) of the consummation of the Business Combination on the value of CERo.

The following is a summary of the material financial analyses presented by RNA to the Board in connection with its opinion. This summary is not a complete description of all of the financial analyses underlying the opinion or the presentation made by RNA to the Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither RNA’s opinion nor the analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, RNA did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, RNA believes that its analyses and the summary of its analyses must be considered as a whole, and that selecting portions of its analyses and factors or focusing on the information presented below, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

The implied valuation reference ranges indicated by RNA’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, RNA’s analyses are inherently subject to substantial uncertainty.

Summary of Financial Analyses

Selected market transactions involving (a) financings of private companies, and (b) licensing deals were identified for the period January 1, 2017, through May 22, 2023. Market capitalizations and enterprise values for the selected publicly traded companies used in the analyses described below were current as of May 22, 2023.

Valuation Approaches/Methodologies Utilized

The Market Approach references actual transactions involving similar assets or enterprises. The Market Approach generally consists of two primary methodologies: (a) assessing publicly traded companies with financial or operating characteristics similar to the subject being valued, and (b) identifying and selecting actual transactions, such as mergers, acquisitions, investments, and licensing transactions, involving companies or assets with scientific characteristics similar to the subject being valued. In both cases, the companies, assets and transactions in the comparable data set are adjusted for dissimilarities such as the phase of development and timing. The adjusted estimates within the comparable data set provide an indication of value for the subject being valued. RNA did not consider it to be materially relevant as to whether or not the companies included in its public company market value analysis had completed deSPAC transaction. Instead, RNA’s public company market value analysis was focused on identifying and analyzing comparable cell therapy companies. For the avoidance of doubt, RNA did not actively seek out, or actively avoid, using public companies that had completed deSPAC transactions in connection with its public company market value analysis.

Given the preclinical status of CERo Therapeutics’ lead assets, RNA relied on the Market Approach for valuation, which consisted of three specific methodologies:

•        Private company transactions

•        Pre-money valuations implied by financial transactions among preclinical cell therapy companies adjusted for changes in market conditions over time

•        30 transactions from 2017 to 2023

•        Public company market values

•        Enterprise values of publicly traded cell therapy companies, adjusted for stage of development

•        18 companies as of May 22, 2023

•        Licensing transactions

•        Estimated probability-adjusted total deal values for preclinical cell therapy assets, based on upfront payments, milestone payments, and royalty terms

•        16 transactions from 2017 to 2023

Private company transactions.    RNA identified transactions involving private preclinical biotech companies whose technology relates to one or more of the following terms: “cell therapy, NK cell, CAR-T, CAR-M, IPSC, TCR, or NKT,” and where pre-money valuations were publicly available. RNA excluded one company that otherwise met the selection criteria because only one of its five product candidates related to the technologies referenced above. Pre-money valuations were adjusted to changes in market conditions over time by indexing to the Standard and Poor Depositary Receipts (“SPDR”) S&P Biotech Exchange-Traded Fund (“XBI”) as of May 22, 2023.

Company Name	Series	Deal Date	Deal Size (Dollars in Millions)	Pre-Money Valuation (Dollars in Millions)	Pre-Money Valuation (Adjusted) (Dollars in Millions)
Poseida Therapeutics	Series A1	02-Aug-2017	$11.2	$100.0	$113.3
Genenta Science	Series B	13-Sep-2017	$11.9	$65.4	$68.4
Tactiva Therapeutics	Series A	01-Nov-2018	$35.0	$39.0	$40.7
Precision BioSciences	Series B	01-Mar-2019	$147.0	$525.0	$500.2
Nkarta Therapeutics	Series B	27-Aug-2019	$114.0	$56.0	$62.1
Adicet Bio	Series B	02-Sep-2019	$80.0	$110.0	$119.7
Arcellx	Series B	14-Oct-2019	$85.0	$100.0	$113.7
Celloram		01-Jan-2020	$8.0	$20.0	$18.4
Lyell Immunopharma	Series C	05-Mar-2020	$493.0	$2,000.0	$1,889.2
Sana Biotechnology	Series B	11-Jun-2020	$435.0	$2,330.0	$2,059.3
Vor Biopharma	Series B	07-Jul-2020	$110.0	$100.0	$76.0
Carisma Therapeutics	Series A	08-Jul-2020	$59.0	$27.0	$20.2
Myeloid Therapeutics	Series A	06-Jan-2021	$50.0	$40.0	$24.4
Senti Biosciences	Series B	06-Jan-2021	$105.0	$100.0	$61.0
Twister Biotech		11-Jan-2021	$1.1	$5.0	$3.0
TScan Therapeutics	Series C	15-Jan-2021	$100.0	$125.0	$72.1
Century Therapeutics	Series C	01-Feb-2021	$160.0	$640.0	$350.7
Instil Bio	Series C	21-Feb-2021	$185.6	$1,100.0	$604.9
Walking Fish Therapeutics	Series A	13-Sep-2021	$73.0	$30.0	$20.0
Shoreline Biosciences	Series B	02-Nov-2021	$140.0	$400.0	$266.6
Luminary Therapeutics	Series A	04-Nov-2021	$1.2	$2.0	$1.3
LIfT BioSciences	Series 3	17-Jan-2022	$6.1	$12.1	$10.6
PhotonPharma		21-Jan-2022	$1.8	$17.0	$16.5
Indapta Therapeutics	Series A1	10-Feb-2022	$50.0	$40.0	$37.1
CellVax Therapeutics	Series A	03-Mar-2022	$1.0	$7.5	$7.6
Daan Biotherapeutics		28-Mar-2022	$4.1	$16.4	$16.0
Optieum Biotechnologies		30-Mar-2022	$3.0	$5.5	$5.3
Capstan Therapeutics	Series A	15-Jul-2022	$102.0	$200.0	$212.4
SIRPant Immunotherapeutics	Series A	18-Nov-2022	$27.0	$14.0	$15.1
Verismo Therapeutics		28-Feb-2023	$7.0	$73.0	$77.1

Source: PitchBook Data, Inc.

Summary Statistics	Low	25th Percentile	Median	Mean	75th Percentile	High
Pre-Money Valuation (Adjusted)	$1	$18	$62	$230	$118	$2,059

Public company market values.    RNA identified publicly traded biotech companies whose technology relates to one or more of the following terms: “cell therapy, NK cell, CAR-T, CAR-M, IPSC, TCR, or NKT.” For each company with (i) a positive enterprise value (an “EV”, or “EVs”) and (ii) a lead asset at a Phase 1 stage of clinical development or later, EVs were adjusted using average probabilities of success in order to estimate what the company might be valued at if it were at a preclinical stage, ceteris paribus. RNA excluded one company that otherwise met the selection criteria because such company had a commercialized product with revenues, and therefore it was not comparable to CERo or the other development stage companies that were included in the analysis. In addition, RNA did not screen the selected companies to determine whether or not they became public companies via a merger with a SPAC (a “deSPAC”), because RNA did not consider it to be materially relevant to the analysis. Instead, the analysis was focused on identifying and analyzing comparable cell therapy companies. For the avoidance of doubt, RNA did not actively seek out, or actively avoid using deSPAC’d companies in connection with its analysis. Adjustment factors were calculated using published development success rates (BIO, Clinical Development Success Rates, 2011-2020; Hackam DG and Redelmeier DA, JAMA 2006) and estimating the relative probability of launch for Phase 1 and Phase 2 assets as compared with a preclinical asset. Using this approach, EVs for companies at a Phase 1 or Phase 1/2 stage were multiplied by 55%, and EVs for those at Phase 2 were multiplied by 27%.

Company Name	Technology	Highest Phase	Market Capitalization (Dollars in Millions)	Enterprise Value (Dollars in Millions)	Enterprise Value (Adjusted) (Dollars in Millions)
Arcellx, Inc. (ACLX)	D-Domain CAR-T cells	Phase 2	$2,044.0	$1,598.1	$428.9
Vor Biopharma Inc. (VOR)	Modified HSCs	Phase 1/2	$332.1	$160.4	$88.2
Genenta Science S.p.A. (GNTA)	HSPC, Tie2 Expressing Monocytes	Phase 1/2	$101.1	$69.3	$38.1
IN8bio, Inc. (INAB)	gd T cells	Phase 1/2	$80.9	$75.6	$41.6
MiNK Therapeutics, Inc. (INKT)	iNKT cells	Phase 1/2	$71.6	$56.7	$31.2
Medigene AG (MDG1)	TCR T cells	Phase 1/2	$43.0	$11.1	$6.1
Sana Biotechnology, Inc. (SANA)	T cells	Phase 1	$1,442.0	$1,201.3	$660.7
Carisma Therapeutics, Inc. (CARM)	CAR-Macrophage cells	Phase 1	$197.7	$308.0	$169.4
Fate Therapeutics, Inc. (FATE)	iPSC derived cells	Phase 1	$514.6	$213.3	$117.3
Lyell Immunopharma, Inc. (LYEL)	CAR-T cells and TILs	Phase 1	$721.4	$120.0	$66.0
Cellectis S.A. (ALCLS)	CAR-T cells	Phase 1	$100.6	$98.0	$53.9
Poseida Therapeutics, Inc. (PSTX)	CAR-T cells	Phase 1	$244.7	$85.4	$47.0
Athenex, Inc. (ATNX)	NKT cells	Phase 1	$3.0	$83.0	$45.7
TScan Therapeutics, Inc. (TCRX)	TCR T cells	Phase 1	$77.3	$67.0	$36.9
Adicet Bio, Inc. (ACET)	gd T cells	Phase 1	$271.5	$63.3	$34.8
Mustang Bio, Inc. (MBIO)	CAR-T calls	Phase 1	$34.8	$8.2	$4.5
Century Therapeutics, Inc. (IPSC)	iPSC derived cells	Phase 1	$201.1	$1.7	$0.9
Senti Biosciences, Inc. (SNTI)	CAR-NK cells	Preclinical	$42.0	$2.7	$2.7

Sources: S&P Capital IQ; BIO, Clinical Development Success Rates, 2011-2020; Hackam DG and Redelmeier DA, JAMA 2006

Summary Statistics (Dollars in Millions)	Low	25th Percentile	Median	Mean	75th Percentile	High
Enterprise Value (Adjusted)	$1	$32	$44	$104	$83	$661

Licensing transactions.    RNA identified licensing transactions involving cell therapy preclinical biotech companies, and where deal terms were publicly disclosed. Overall risk-adjusted deal values were estimated by applying a 1.6x gross-up factor to upfront payments in order to account for the probability of realizing development milestone payments, sales milestone payments, and royalties, as well as the discounted value of such payments given the time frame over which they would occur. The gross-up factor was estimated by assessing the deal terms of a recent licensing transaction (Bristol Myers Squibb — Century Therapeutics, Jan. 2022) and making adjustments to calculate amounts on a per-asset basis, applying probabilities of success rates to development milestone payments (using the probability of succeeding at Phase 2 as a proxy) and sales milestone payments (using probability of launch as a proxy), and assuming total realized royalty payments are comparable to realized total sales milestone payments. RNA used the Bristol Myers Squibb — Century Therapeutics licensing transaction from January 2022 to estimate the gross-up factor because it was a recent transaction that had public information available for RNA to use in its analysis. In addition, RNA determined that the 1.6x gross-up factor resulting from the Bristol Myers Squibb — Century Therapeutics licensing transaction was a conservative estimate.

Company Name	Deal Partner	Product	Deal Date	Upfront Payment (Dollars in Millions)	Development Milestones (Dollars in Millions)	Sales Milestones (Dollars in Millions)
Daiichi Sankyo	Kite Pharma	Yescarta	01-Jan-2017	$50	$20	$180
Purdue Pharma	Kolon	Invossa	01-Apr-2017	$27	$566
Johnson & Johnson	Genscript Biotech	Carvykti	01-Dec-2017	$350	$1,015	$210
YOFOTO (China)	RepliCel Life Sciences	RCT-01	01-Jan-2018	$7	$3	$1
Tasly Pharmaceutical Group	Mesoblast	MPC-25-IC	01-Jul-2018	$10	$13
Tasly Pharmaceutical Group	Mesoblast	Revascor	01-Jul-2018	$20	$25
Fosun International	ReNeuron Group	REN001	01-Apr-2019	$8
SQZ Biotech	ERYTECH Pharma	SQZ AAC	01-Jun-2019	$1	$6	$50
Citius Pharmaceuticals	Novellus Therapeutics	NV-001	01-Oct-2020	$5
Bayer	Atara Biotherapeutics	ATA3271	01-Dec-2020	$60
Incyte	Cellenkos	CK0804	01-Dec-2020	$20
Bayer	Opsis Therapeutics	AMD Program	01-May-2021	$30	$40
Novo Nordisk	Heartseed	HS-001	01-Jun-2021	$55
Bristol Myers Squibb	Immatics	IMA401	01-Dec-2021	$150	$770
Bristol Myers Squibb	Century Therapeutics	CNTY-104	01-Jan-2022	$100	$3,000
Roche	HOOKIPA Pharma	HB-700	01-Oct-2022	$40	$930

Source: Evaluate Ltd.

Summary Statistics (Dollars in Millions)	Low	25th Percentile	Median	Mean	75th Percentile	High
Upfront Payment	$1	$9	$29	$58	$56	$350
Estimated Risk-Adjusted Deal Value	$2	$15	$46	$93	$90	$560

Fairness Analysis Summary

As part of determining whether the consideration to be issued by PBAX pursuant to the Business Combination Agreement is fair, from a financial point of view, to PBAX, RNA considered the valuation indications noted above. Below is a graph depicting these approaches relative to the assumed $50 million value of the aggregate consideration to be issued by PBAX pursuant to the Business Combination Agreement:

Miscellaneous

Pursuant to RNA’s engagement letter, PBAX agreed to pay RNA a total cash fee of $300,000.00, of which (i) $100,000.00 became payable on the execution of the engagement letter (and was in fact paid), (ii) $50,000.00 will become due and payable upon the distribution of the proxy statement/prospectus to PBAX’s stockholders, and (iii) $150,000.00 will become due and payable upon the closing of the Business Combination. PBAX also agreed to reimburse RNA for its expenses, and to indemnify RNA against certain liabilities relating to or arising out of RNA’s engagement, all as more fully set forth in RNA’s engagement letter.

In the past two years, RNA Capital (RNA’s predecessor-in-interest) provided certain services to PBAX with respect to the previous potential business combination with Intrinsic described herein, but otherwise neither RNA Capital nor RNA has been previously engaged by PBAX or CERo. PBAX paid a cash fee of $100,000 to RNA Capital in connection with the Intrinsic transaction.

The Board’s Reasons for Approval of the Business Combination

The Board, in evaluating the transaction with CERo, consulted with Goodwin, CERo’s management team and its other advisors. In reaching its resolution (i) determining it is in the best interests of, and advisable to, PBAX and its stockholders to adopt and approve the Business Combination Agreement and the ancillary agreements, and the transactions contemplated by each of the foregoing (including the Merger) and (ii) recommending that PBAX’s stockholders vote to approve the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby, the Board considered and evaluated a wide variety of factors, including, but not limited to, the factors discussed below. In light of the complexity of those factors, the Board as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of PBAX’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of the Board are well qualified to evaluate the transaction with CERo. They have extensive transactional experience, particularly in the biotechnology, pharmaceutical and life sciences industries, including with both high growth private companies and publicly traded companies. The members of the Board also recognized that PBAX’s management team and the other representatives of PBAX had substantial experience in evaluating the operating and financial merits of, or advising, companies similar to CERo.

In addition, the Board reviewed various industry and scientific data, including, but not limited to, CERo’s existing business model and CERo’s product candidates and development pipeline, and reviewed the results of management’s due diligence review of CERo, which took place over a period of more than 4 months beginning in December 2022 and continuing through the signing of the Business Combination Agreement on June 4, 2023, including extensive meetings and calls with CERo’s management team, review of CERo’s material contracts, intellectual property matters, labor matters, operations, financial and accounting due diligence, tax due diligence, engaging and consulting financial advisors, and other legal due diligence with assistance from our legal counsel, intellectual property counsel and regulatory counsel before determining that the Business Combination was in the best interests of PBAX and its stockholders. The Board also determined, after a thorough review of other business combination opportunities reasonably available, that the Business Combination represents the best potential business combination based upon the process utilized to evaluate and assess other potential acquisition targets.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Potential to address areas of high unmet medical need.    The Board considered the potential for CERo’s product candidates, should they proceed through clinical trials and be approved for use, to address patients with high unmet needs across a broad range of cancers including hematological malignancies and solid tumors.

•        Opportunity to advance CER-T, the Company’s leading candidate, following IND submission.    The Board considered CERo’s focus on advancing CER-1236, currently CERo’s only product candidate, into human clinical trials as a valuable means to test the technology, assuming CERo’s IND submission is accepted and approved by the FDA, and that the planned Phase 1 clinical trial in hematological malignancies could be funded by approximately $25 million of the proceeds raised in the Business Combination.

•        Experienced and dedicated management team.    The Board believes that New CERo will be led by a world-class management team and advised by experienced medical and scientific advisory boards. The Board believes that the extensive experience of the New CERo management team positions the company for success.

•        Backed by top-tier healthcare investors.    To date, CERo has been backed by a strong syndicate of leading healthcare and generalist investors including Milky Way (investment of $14.5 million), Arch (investment of $7.1 million) and Lyell (investment of $5 million) among others, which the Board believes provides additional validation of CERo’s clinical and business strategies. To date, none of such investors have been approached to, or are anticipated to, participate in a potential PIPE transaction.

•        Attractive entry valuation.    The financial analysis conducted by PBAX’s management team and reviewed by the Board supported the equity valuation of CERo. The Board believes the valuation of CERo is favorable to investors seeking long-term return potential and that the 50.0 million enterprise value presents a compelling entry point valuation for an early-stage business with a strong product candidate with validated, billion dollar market opportunity.

•        Fairness opinion.    RNA delivered an opinion to the Board to the effect that, as of the date of such opinion, and subject to and based on the assumptions, limitations, qualifications, conditions and other matters set forth therein, the consideration to be issued by PBAX pursuant to the Business Combination Agreement is fair, from a financial point of view, to PBAX.

•        Results of due diligence.    The Board considered the scope of the due diligence investigation conducted by PBAX and its outside advisors and evaluated the results thereof and information available to it related to CERo, including:

•        diligence on the life sciences market;

•        extensive meetings and calls with CERo’s management team regarding its operations and the proposed transaction;

•        Cooley’s review and findings relating to CERo’s material intellectual property;

•        the commercial findings of PBAX’s advisors;

•        the in-depth review of CERo’s science and the potential market opportunity, including relative to other market participants, by PBAX, outside consultants and PBAX’s other advisors;

•        CERo’s overall sophistication and its readiness to function as a public company, including as a result of its management team; and

•        review of materials related to CERo made available, including with respect to financial statements, material contracts, key metrics and performance indicators, benefit plans, intellectual property matters, labor matters, information technology, privacy and personal data, litigation information, environmental matters and the FDA and other regulatory matters and other legal and business matters.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Business and clinical-stage company risks.    CERo is a preclinical biotechnology company, and the Board considered the risk that the future financial performance of CERo may not meet the Board’s expectations due to factors in or out of CERo’s control, including expectations regarding: (i) the timing, initiation, implementation and success of its planned clinical trials for its product candidates, and related implications, (ii) approval by the FDA (in a timely manner or at all) for its product candidates and (iii) its ability to successfully commercialize its product candidates, if approved.

•        Liquidation of PBAX.    The risks and costs to PBAX if the Business Combination is not completed, including the risk of diverting management focus and resources to other businesses combination opportunities, which could result in PBAX being unable to effect a business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders) and could force PBAX to liquidate.

•        Exclusivity.    The Board considered the fact that the Business Combination Agreement includes an exclusivity provision that prohibits PBAX from soliciting other business combination proposals, which restricts PBAX’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Limitations of review.    The Board considered the fact that while PBAX’s management and advisors performed an extensive due diligence review of CERo, there may have been relevant information not considered by PBAX’s management and advisors. Accordingly, the Board considered that PBAX may not have properly valued CERo.

•        Closing conditions.    The Board considered the risks associated with the fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within PBAX or CERo’s control, including the risk that PBAX’s stockholders may fail to provide the respective votes necessary to effect the Business Combination, and the risk that the minimum cash condition depends on the actions or inactions of parties over whom PBAX and CERo have no control.

•        Other risks.    Various other risks associated with the Business Combination and redemptions, the business of PBAX and the business of CERo described in the section entitled “Risk Factors,” including CERo’s ongoing need to raise additional capital to finance its operations.

Based on its review of the forgoing considerations, the Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects PBAX stockholders will receive as a result of the Business Combination. Accordingly, the Board determined that the Business Combination Agreement and the Merger were advisable, fair to, and in the best interests of, PBAX and its stockholders.

Interests of Certain Persons in the Business Combination

Interests of PBAX’s Directors and Officers in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Charter Amendment Proposal and the other Proposals, PBAX stockholders should keep in mind that the Sponsor (which is affiliated with certain of PBAX’s officers and directors) and PBAX’s officers and directors have interests in such Proposals that are different from, or in addition to, your interests as a PBAX stockholder. These interests include, among other things:

•        If the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), PBAX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, (i) the 4,596,250 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.005 per share, or $25,000 in the aggregate, prior to the Initial Public Offering, and (ii) the 699,996 Private Placement Shares and 349,998 Private Placement Warrants underlying the Private Placement Units held by the Sponsor, which were acquired for a purchase price of $10.00 per unit, or $7.0 million in the aggregate, in the Concurrent Private Placement, would be worthless because the holders are not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $59.6 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024;

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of the Public Shares sold in the Initial Public Offering and the shares of Class A Common Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor may earn a positive rate of return on its investment even if the Class A

Common Stock trades substantially below the price initially paid for the Public Shares in the Initial Public Offering and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        If PBAX is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by PBAX for services rendered or contracted for or products sold to PBAX. If PBAX consummates a business combination, on the other hand, PBAX will be liable for all such claims;

•        On December 20, 2022, PBAX issued an unsecured promissory note to Sponsor in the principal amount of $1,500,000, portions of which may be withdrawn by PBAX from time to time (the “Promissory Note”). On December 8, 2023, the Promissory Note was amended to increase the total principal amount to $1,600,000. As of January 4, 2024, PBAX has submitted drawdown requests in an aggregate amount of $1,555,000. The Promissory Note bears no interest and outstanding principal is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of PBAX.

•        If the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Sponsor and its affiliates will be liable for the $550,000 deposited to the Trust Account in connection with the First Extension, $137,692 deposited to the Trust Account in connection with the Second Extension to January 8, 2024 and $22,600 deposited to the Trust Account in connection with the Third Extension to April 4, 2024, as well as the $1,555,000 outstanding borrowing in connection with the Promissory Note between PBAX and the Sponsor and the $15,000 monthly consulting fee PBAX paid to the spouse of its Chief Executive Officer through December 31, 2022. The payments ended on December 31, 2022;

•        On July 3, 2023, the Sponsor elected to convert all 4,596,250 of its shares of Class B Common Stock into 4,596,250 shares of Class A Common Stock. As of January 4, 2024, the Sponsor holds approximately 85.0% of the outstanding shares of Class A Common Stock. Because the Sponsor has agreed to vote in favor of each of the Proposals, all of the Proposals (and therefore, the Business Combination) will be approved even if none of the outstanding Class A Common Stock held by the Public Stockholders is voted in favor of any of the Proposals;

•        The Business Combination Agreement provides for the continued indemnification of PBAX’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering PBAX’s current directors and officers from and after the Effective Time for a period of six years;

•        The fact that Brian Atwood, the current Chairman of the Board, had served as a consultant to CERo since 2019, and suggested that PBAX discuss a potential transaction with CERo, which culminated in the Business Combination. Mr. Atwood may have conflicts of interest in determining to present CERo as a target for an initial business combination and in determining that CERo is an appropriate business with which to effectuate an initial business combination;

•        Certain of PBAX’s current directors and officers are expected to be directors and officers of New CERo after the consummation of the Business Combination. In particular, Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, will become the Chief Financial Officer and Chief Operating Officer of New CERo; and Mr. Atwood will become the Chief Executive Officer of New CERo. As such, in the future, they may receive cash fees, stock options, stock awards or other remuneration that the New CERo Board determines to pay to them and any other applicable compensation as described under sections “CERo Executive and Director Compensation — Director Compensation” and “CERo Executive and Director Compensation — Employment Arrangements”;

•        None of PBAX’s officers or directors will be required to commit his or her full time to the affairs of CERo prior to the completion of the Business Combination and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. In addition, the Sponsor and PBAX’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to PBAX completing its initial business combination;

•        The fact that the Sponsor, PBAX’s officers and directors, and their respective affiliates will not be reimbursed for any out-of-pocket expenses (none have been incurred as of January 4, 2024) if an initial business combination is not consummated by April 8, 2024, absent any extension;

•         The fact that CCM, in addition to acting as capital markets advisor in connection with the Business Combination and placement agent in connection with a potential PIPE transaction, acted as financial advisor on the Initial Public Offering and will receive a fee of $1,162,500 upon consummation of the Business Combination in connection therewith. In addition, CCM holds an aggregate of 669,996 Private Placement Shares and 349,998 Private Placement Warrants underlying the Private Placement Units held by CCM, which were acquired for a purchase price of $10.00 per unit, or $7.0 million in the aggregate, in the Concurrent Private Placement, and would be worthless if the Business Combination with CERo or another business combination is not consummated by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders) because CCM is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such securities had an aggregate market value of approximately $7.9 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024;

•        In the course of their other business activities, PBAX’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to New CERo as well as the other entities with which they are affiliated. PBAX’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented;

•        The Sponsor and PBAX’s officers and directors have agreed to waive their redemption rights with respect to any Public Shares they may hold in connection with the Business Combination. Additionally, the Sponsor and PBAX’s officers and directors have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them if PBAX fails to consummate an initial business combination within the completion window. If PBAX does not complete an initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares, and the Private Placement Warrants purchased in the Concurrent Private Placement will expire worthless. Such securities had an aggregate market value of approximately $59.6 million based upon the closing price of $11.25 per share of Class A Common Stock and $0.025 per warrant on Nasdaq on January 4, 2024. Since the Sponsor and PBAX’s officers and directors may directly or indirectly own PBAX Common Stock following the Initial Public Offering, PBAX’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the initial business combination;

•        The Sponsor (including its representatives and affiliates) and PBAX’s officers and directors, are, or may in the future become, affiliated with entities that are engaged in a similar business to New CERo. The representatives and affiliates of the Sponsor, and certain of PBAX’s officers and directors, are in the business of making investments in companies, and may acquire and hold interests in businesses that compete directly or indirectly with New CERo. Certain of PBAX’s officers and directors also have time and attention requirements for investment funds of which they and affiliates of the Sponsor are the investment managers; and

•        The Sponsor, certain stockholders of PBAX, and certain stockholders of CERo will be party to the Investor Rights Agreement, which will come into effect at the Effective Time. Pursuant to the Investor Rights Agreement, each stockholder thereto will be granted customary registration rights with respect to their respective shares of Class A Common Stock, including demand and piggy-back registration rights. Additionally, the Investor Rights Agreement prohibits each stockholder thereto from transferring their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), subject to certain permitted transfers, during the Lock-Up Period. The terms of the Investor Rights Agreement are further described in the section entitled “The Business Combination Agreement and Related Agreements — Related Agreements — Investor Rights Agreement.”

In addition, in connection with the execution of the Business Combination Agreement, PBAX and CERo entered into the Sponsor Support Agreement with the Sponsor and each of PBAX’s directors and officers, pursuant to which the Sponsor agreed to vote (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that PBAX and CERo agreed in the Business Combination Agreement shall be submitted at such meeting for approval by PBAX’s stockholders (together with the proposal to obtain the PBAX stockholders’ approval for the Business Combination, the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. As of January 4, 2024, the Sponsor owns approximately 85.0% of the issued and outstanding PBAX Common Stock.

The foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the interests of the Public Stockholders. Accordingly, the Sponsor and PBAX’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating PBAX. The PBAX Board was aware of and may have been influenced by these interests in evaluating and unanimously approving the Business Combination and in recommending that you vote in favor of the approval of the Business Combination.

As a result of the aforementioned actual or potential conflicts of interest, among other things, (i) the Board created the Special Committee, (ii) the Board and Special Committee determined to consider the engagement of a compensation consultant to review the proposed terms of the employment of Mr. Ehrlich and Mr. Atwood and (iii) PBAX retained RNA to provide a fairness opinion to the Board in connection with the Business Combination. On June 4, 2023, RNA delivered its opinion to the Board, as to the fairness, from a financial point of view, of the consideration to be issued by PBAX pursuant to the Business Combination Agreement to PBAX. For a description of the opinion issued by RNA to the Board, please see the section entitled “The Business Combination — Opinion of PBAX’s Financial Advisor.”

See the section entitled “Certain Relationships and Related Party Transactions — PBAX Relationships and Related Party Transactions — Conflicts of Interest” for a further discussion of additional considerations in connection with the Business Combination.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement, assuming (i) none of the Public Shares are redeemed in connection with the Business Combination and (ii) the maximum number of Public Shares are redeemed in connection with the Business Combination while still satisfying the conditions of the Business Combination Agreement. The following table does not include funds resulting from additional PIPE funding as there are no binding documents at this time. If the conditions of the Business Combination Agreement are waived, the maximum number of Public Shares could be higher. If the Available Closing Cash condition in the Business Combination Agreement is waived, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Should the Business Combination transaction be consummated with a waiver of the Closing Cash Condition, but in the absence of additional PIPE funding, the surviving entity will hold $1.6 million in PBAX working capital debt.

Where actual amounts are not known or knowable, the figures below represent PBAX’s good faith estimate of such amounts assuming a Closing as of January 4, 2024.

(in millions)	Assuming No Redemption	Assuming Maximum Contractual Redemption(1)
Sources
Cash held in Trust Account	$8,330,779	$—
New CERo’s Equity	15,000,000	15,000,000
CERo Convertible Bridge Notes	1,210,460	1,210,460
Total Sources	$24,541,239	$16,210,460
Uses
New CERo’s Equity	16,210,460	16,210,460
Transaction Costs(2)	8,330,779	—
Total Uses	$24,541,239	$16,210,460

____________

(1)      This presentation assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8.3 million out of the Trust Account based on an assumed redemption price of $11.06 per share. After a redemption of approximately $8.3 million out of the $8.3 million Trust Account, the Available Closing Cash would be approximately $0.

(2)      The scenarios above do not include additional funding sources and unless there is a sufficient source of funds, the transaction costs paid in cash will represent only a portion or none of the total transaction costs. The balance of non-recurring, transaction-related costs incurred in conjunction with the Business Combination, includes $9.15 million of deferred underwriting fees, $1.6 million of PBAX working capital loan repayment, $3.1 million of deferred legal fees, and $1.5 million of deferred advisory fees. The Company and CERo are in active negotiation to significantly reduce the total amount of cash payable at Closing to vendors for these expenses, which reduction of cash payments at Closing may be accomplished through a combination of a reduction in the amounts owed, issuance of equity consideration in lieu of cash or deferral of amounts owed. However, the Company and CERo have not entered into any agreements with such vendors to reduce the amounts payable thereto at Closing and we cannot assure you that such negotiations will be successful.

Although the terms of any potential financing have not yet been finalized, PBAX and CERo remain in active discussions with existing CERo stockholders, including investors in the Convertible Bridge Notes, certain PBAX stockholders and third-party investors regarding a potential investment in convertible preferred stock to be issued by New CERo at closing of the Business Combination, accompanied by warrants to purchase additional shares of New CERo Common Stock. Holders of Convertible Bridge Notes may be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for the securities offered in the PIPE transaction. The PIPE transaction is expected to be accompanied by an equity line provided by an institutional investor. Although we cannot assure you that such financing transactions will be completed on such terms, or at all, each of PBAX and CERo currently expects that the total proceeds of such financing transactions upon closing of the Business Combination will constitute a majority of the $30 million minimum cash condition and that PBAX and CERo will successfully negotiate the reduction or deferral of certain cash expenses payable to third-party vendors at Closing, it is likely that the net cash available to New CERo after the payment of any such expenses not deferred will be less than the minimum cash condition and that CERo would waive such condition to the extent of such shortfall. As stated elsewhere in this proxy statement/prospectus, PBAX expects to file a Current Report on Form 8-K and supplement to this proxy statement/prospectus to disclose the receipt of any such financing and any waiver of the minimum cash condition and reflect the impact of such financing on the unaudited pro forma financial information contained herein.

Convertible Bridge Notes

Contemporaneously with the execution and delivery of the Business Combination Agreement, certain existing CERo stockholders agreed to purchase, and CERo is in discussions with other existing CERo stockholders who are anticipated to purchase, an aggregate principal amount of $1,210,460 of Convertible Bridge Notes. Half of the aggregate principal amount of the Convertible Bridge Notes were purchased and issued contemporaneously with the execution and delivery of the Business Combination Agreement and the other half will be purchased and issued upon prior notice by CERo to the purchasers thereof. The proceeds of the Convertible Bridge Notes will be used to fund CERo’s operating expenses prior to the Closing.

The Convertible Bridge Notes will bear interest at a rate of 8% per annum, be secured by all of the Company’s assets, and automatically convert into shares of Class A Common Stock at Closing at a conversion price equal to 75% of the closing price on the Closing Date. If not converted automatically into shares of New CERo Class A Common Stock prior thereto, the Convertible Bridge Notes will mature on December 31, 2023. In the event of a liquidation, the Convertible Bridge Notes would be entitled to receive 80% of any funds distributed by CERo, but not to exceed three times the principal amount thereof. In addition, if the Business Combination is not completed and CERo completes an equity financing for proceeds equal to at least $30 million, the Convertible Bridge Notes would automatically convert in such financing at a conversion price equal to 75% of the price per share in such equity financing.

The existing CERo stockholders who purchase Convertible Bridge Notes will be entitled to receive 80% of the Earnout Shares described elsewhere in this proxy statement/prospectus.

In addition, holders of Convertible Bridge Notes may be provided an opportunity to exchange their Convertible Bridge Notes and/or their commitments to purchase additional Convertible Bridge Notes for the securities offered in the PIPE transaction. However, as of the date of this proxy statement/prospectus, the Company has not obtained any binding commitments for a PIPE transaction. As stated elsewhere in this proxy statement/prospectus, PBAX expects to file a Current Report on Form 8-K and supplement to this proxy statement/prospectus to disclose the receipt of any such financing and any waiver of the minimum cash condition and reflect the impact of such financing on the unaudited pro forma financial information contained herein.

Redemption Rights of PBAX Stockholders

Pursuant to the Current Charter, any Public Stockholders may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If the demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to pay PBAX’s franchise and income taxes, less any owed but unpaid taxes on the funds in the Trust Account). For illustrative purposes, based on funds in the Trust Account of $8.3 million on January 4, 2024, the estimated per share redemption price would have been approximately $10.98.

In order to exercise your redemption rights, you must:

•        check the box on the enclosed proxy card to elect redemption;

•        elect, if you are a holder of units, to separate the units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying Public Shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, PBAX’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares;

•        provide, in the written request to redeem your Public Shares for cash to Continental, PBAX’s transfer agent, a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of PBAX Common Stock; and

•        prior to            , 2024 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that PBAX redeem your Public Shares for cash to Continental at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com; or

•        deliver your Public Shares either physically or electronically through DTC to Continental at least two business days before the Special Meeting. Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is PBAX’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, PBAX does not have any control over this process and it may take longer than two weeks. Stockholders who hold their Public Shares in “street” name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption directly to Continental or deliver your Public Shares either physically or electronically through DTC to Continental, and later decide prior to the Special Meeting not to elect redemption, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at (917) 262-2373, by email at proxy@continentalstock.com or by writing to the address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A Common Stock as they may receive higher proceeds from the sale of their shares of Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price.

We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, as described above. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of New CERo, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption, in accordance with the process described above.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case PBAX will promptly return any Public Shares previously delivered by the Public Stockholders.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting, PBAX will be the acquiror of substantially all of the net assets of CERo. The net assets of CERo will be expensed, and operations prior to the Business Combination will be those of CERo. PBAX has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•        PBAX is the entity issuing equity in the Business Combination, indicating PBAX is the acquiror;

•        Existing PBAX management will represent a majority of the management team of New CERo, indicating PBAX is the acquiror;

•        PBAX has greater total asset value and a higher fair value at September 30, 2023, indicating PBAX is the acquiror;

•        CERo’s operations prior to the Business Combination will comprise the ongoing operations of New CERo, indicating CERo is the acquiror.

•        While PBAX shareholders will appoint one more board position than CERo shareholders, additional independent director appointments make board control and appointment inconclusive in the identification of the acquiror.

Significant judgement is required when prioritizing which factors are more influential in determining the acquiror. CERo has concluded that PBAX is the acquiror based on the higher relative importance of PBAX’s equity issuance in the Business Combination and the subsequent control of CERo’s operations by PBAX management.

Appraisal Rights

PBAX’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.

Certain Information Relating to New CERo

Comparison of Governance and Stockholders’ Rights

Following the Closing, the rights of PBAX stockholders who remain New CERo stockholders will no longer be governed by the Current Charter and Current Bylaws and will instead be governed by the Proposed Charter and the Proposed Bylaws (as amended from time to time) adopted in connection with the Charter Amendment Proposal. See “Comparison of Governance and Stockholders’ Rights” beginning on page 273.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of New CERo will be located at 201 Haskins Way, Suite 230, South San Francisco, CA 94080; and

•        New CERo’s Common Stock is expected to be traded on Nasdaq under the symbol “CERO.”

Emerging Growth Company and Smaller Reporting Company Status

PBAX is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, PBAX is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

New CERo will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which New CERo has total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which New CERo is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which New CERo has issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

Additionally, PBAX is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Upon consummation of the Business Combination, we also expect New CERo to be a “smaller reporting company,” as defined in the Exchange Act. New CERo may continue to be a smaller reporting company even after it is no longer an emerging growth company. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New CERo may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the New CERo common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or New CERo’s annual revenue is less than $100.0 million during the most recently completed fiscal year and the New CERo common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE BUSINESS COMBINATION AGREEMENT AND RELATED AGREEMENTS

This section describes the material terms of the Business Combination Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. You are encouraged to read the Business Combination Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about PBAX or CERo. Such information can be found elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to PBAX prior to the consummation of the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates.    The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules delivered by each of PBAX and CERo to each other (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about PBAX, Merger Sub, the Sponsor, CERo or any other matter.

The Business Combination Agreement

Structure of the Business Combination

On June 4, 2023, PBAX entered into a Business Combination Agreement with CERo and Merger Sub, pursuant to which Merger Sub will merge with and into CERo, with CERo surviving as a wholly-owned subsidiary of PBAX. In connection with the consummation of the Business Combination, PBAX will change its corporate name to “CERo Therapeutics Holdings, Inc.” The respective boards of directors of PBAX and CERo have unanimously approved the Business Combination Agreement and the transactions.

Consideration to CERo’s Stockholders

Pursuant to the Business Combination Agreement, at the Effective Time:

•        Each outstanding share of CERo common stock will be cancelled and converted into (i) the right to receive a number of shares of Class A Common Stock equal to the Exchange Ratio (rounded down to the nearest whole share) and (ii) the right to receive a pro rata portion of up to 1,000,000 additional shares of Class A Common Stock if the First Level Earnout Target and the Second Level Earnout Target occur and 200,000 additional shares of Class A Common Stock if a Change of Control occurs.

•        Each outstanding CERo option (whether vested or unvested) will be converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of CERo common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent).

•        Each outstanding share of CERo preferred stock will be converted into a number of shares of Class A Common Stock, equal to the number of shares of CERo common stock obtained by dividing the liquidation preference of such share of CERo preferred stock by $10.00.

•        Each CERo warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A Common Stock obtained by dividing the aggregate liquidating preference of the shares of CERo preferred stock for which such CERo warrant is exercisable by $10.00, with the exercise price per share for such warrant equal to the current aggregate exercise price of such CERo warrant (the current exercise price per share multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof) divided by the number of shares of Class A Common Stock issuable upon exercise thereof.

•        Each Convertible Bridge Note will convert to Class A Common Stock at a conversion price equal to equal to (i) the dollar volume-weighted average price for Class A Common Stock of the surviving company on the date of the closing of the Business Combination, (ii) multiplied by 0.75.

Following the Merger, it is contemplated that New CERo will have a single class of common stock. The consideration described in the foregoing bullets and as set forth in the table below is collectively referred to as the “Business Combination Consideration.”

Type of Security	Number Issuable		Recipients
Class A Common Stock (issued at Closing)	236,210		Holders of CERo Common Stock
Class A Common Stock (issued at Closing)	4,415,494	(1)	Holders of CERo Preferred Stock
Class A Common Stock (upon attainment of First Level Earnout Target)	500,000		Holders of CERo Common Stock
Class A Common Stock (upon attainment of Second Level Earnout Target)	500,000		Holders of CERo Common Stock
Class A Common Stock (upon a Change of Control)	200,000		Holders of CERo Common Stock
Options to purchase shares of Class A Common Stock	23,298		Holders of CERo options
Warrants to purchase shares of Class A Common Stock	324,999		Holders of CERo warrants
Convertible Bridge Note automatic conversion	161,334	(2)	Holders of CERo Convertible Bridge Notes

____________

(1)      Comprised of 415,498 shares to holders of Series Seed preferred stock and 3,999,996 shares to holders of Series A preferred stock.

(2)      Reserved 161,334 shares for a total of approximately $1.2 million of Convertible Bridge Notes. Convertible Bridge Notes totaling $605,230 were sold to eligible CERo stockholders on June 6, 2023.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the completion of the Business Combination, including the Investor Rights Agreement, the Sponsor Support Agreement and the CERo Support Agreements. See “— Related Agreements” for more information.

Conditions to the Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction (or, if permitted by applicable law, waiver by the party for whose benefit such condition exists) of the following conditions:

•        each applicable waiting period (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) or consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

•        no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement (including the Closing) being in effect;

•        this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•        the approval of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Merger) by the requisite vote of CERo’s stockholders in accordance with the DGCL and CERo’s governing documents (the “CERo Stockholder Approval”);

•        the approval of the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby (including the Business Combination) by PBAX as sole stockholder of Merger Sub;

•        adoption and approval of the Business Combination Agreement, the ancillary documents, and the transactions and proposals contemplated thereby, in each case by the requisite vote of PBAX’s stockholders in accordance with the DGCL and PBAX’s governing documents (the “PBAX Stockholder Approval”);

•        PBAX’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, PBAX satisfying any applicable initial and continuing listing requirements of Nasdaq, and PBAX not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Class A Common Stock (including the shares of Class A Common Stock to be issued in connection with the Business Combination) having been approved for listing on Nasdaq; and

•        after giving effect to the transactions contemplated by the Business Combination Agreement (including any PBAX stockholder redemption), New CERo having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the SPAC Parties

The obligations of PBAX and Merger Sub (together, the “SPAC Parties”) to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by PBAX on behalf of itself and Merger Sub) of the following further conditions:

•        the Company Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) in all material respects as of such earlier date), (ii) the other representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        CERo having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•        since the date of the Business Combination Agreement, no Company Material Adverse Effect having occurred that is continuing; and

•        at or prior to the Closing, PBAX having received a certificate duly executed by an authorized officer of CERo, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) of the Business Combination Agreement are satisfied.

Other Conditions to the Obligations of CERo

The obligations of CERo to consummate the transactions contemplated by the Business Combination Agreement (including the Closing) are subject to the satisfaction (or, if permitted by applicable law, waiver by CERo) of the following further conditions:

•        (i) the SPAC Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), (ii) the representations and warranties of the SPAC Parties (as defined in the Business Combination Agreement) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a SPAC Material Adverse Effect (as defined in the Business Combination Agreement);

•        the SPAC Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

•        there being at least $30.0 million in Available Closing Cash.

•        since the date of the Business Combination Agreement, no SPAC Material Adverse Effect having occurred that is continuing; and

•        at or prior to the Closing, PBAX shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of PBAX, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) of the Business Combination Agreement are satisfied.

Representations and Warranties

Representations and Warranties of CERo

Under the Business Combination Agreement, CERo made various representations and warranties to PBAX that are subject, in some cases, to specified exceptions and qualifications contained in the Business Combination Agreement or in the disclosure schedule that CERo delivered to PBAX in connection with the Business Combination Agreement. These representations and warranties relate to, among other things: organization and qualification; capitalization; authority; CERo’s subsidiaries; financial statements; the absence of undisclosed liabilities; consents, approvals and permits; material contracts; absence of material changes; litigation; compliance with applicable law; employee benefit plans; environmental matters; intellectual property; labor matters; insurance matters; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; health and drug regulatory compliance; investigation; the Investment Company Act; and PPP loans.

Representations and Warranties of the SPAC Parties

Under the Business Combination Agreement, the SPAC Parties made various representations and warranties to CERo that are subject, in some cases, to specified exceptions and qualifications contained in the Business Combination Agreement or in the disclosure schedule that CERo delivered to PBAX in connection with the Business Combination Agreement. These representations and warranties relate to, among other things: organization and qualification; authority; consents and approvals; brokers; information supplied; capitalization; SEC filings; the Trust Account; transactions with affiliates; litigation; compliance with applicable law; activities by Merger Sub; internal controls over financial reporting and other financial disclosure compliance requirements; compliance with Nasdaq listing requirements; financial statements; the absence of undisclosed liabilities; employee matters; tax matters; investigation; the PIPE transaction; business activities; the Investment Company Act; and the JOBS Act.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of CERo and the SPAC Parties are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of CERo and the SPAC Parties are qualified in whole or in part by certain “material adverse effect” standards for purposes of determining whether a breach of such representations and warranties have occurred (and for purposes of determining whether certain conditions to Closing have been satisfied, as discussed above in “— Conditions to Closing of the Business Combination”).

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any state of facts, event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory, clinical or otherwise) of CERo, or (b) the ability of CERo to consummate the Merger; provided, however, in the case of clause (a), none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse state of facts, event, change, effect, occurrence, circumstance or development arising from or related to (i) general business or economic conditions in or affecting the United States, European Union or Australia, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, European Union or any other country, including the engagement by the United States, European Union or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, European Union or any other country or region in the world, or changes therein, including changes in interest rates in the United States, European Union or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable laws or GAAP after the date of the Business Combination Agreement, (v) any state of facts, event, change, effect, occurrence, circumstance or development that is generally applicable to the industries or markets in which CERo operates, (vi) subject to certain exceptions, the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of CERo with employees, contingent workers, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, or other third parties related thereto, (vii) any failure by CERo to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States, European Union or any other country or region in the world, or any escalation of the foregoing; provided, however, that any state of facts, event, change, effect, occurrence, circumstance or development resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, the same has a material and disproportionate adverse effect on CERo relative to other participants operating in the industries or markets in which CERo operates.

Pursuant to the Business Combination Agreement, a “SPAC Material Adverse Effect” means any state of facts, event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory or otherwise) of the SPAC Parties, taken as a whole, or (b) the ability of PBAX or Merger Sub to consummate the Merger; provided, however, in the case of clause (a), none of the following will be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse state of facts, event, change, effect, occurrence, circumstance or development (regardless of materiality) arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable laws or GAAP after the date of the Business Combination Agreement, (v) any event, change, effect, occurrence, circumstance or development that is generally applicable to the industries or markets in which any SPAC Party operates, (vi) subject to certain exceptions, the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any SPAC Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto, (vii) any failure by any SPAC Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemic (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any state of facts, event, change, effect, occurrence, circumstance or development relating to CERo or the CERo stockholders, or (x) any PBAX Stockholder Redemption, in and of itself, or (xi) subject to certain exceptions, any breach of any covenants, agreements or obligations of a PIPE investor under a subscription agreement (including any breach of any PIPE investor’s obligations to fund its commitment thereunder when required); provided, however, that any state of facts, event, change, effect, occurrence, circumstance or development resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, the same has a material and disproportionate adverse effect on the SPAC Parties, taken as a whole, relative to other SPACs operating in the industries in which the SPAC Parties operate.

Covenants of the Parties

Covenants of CERo

CERo made certain covenants under the Business Combination Agreement, including, among others, the following:

•        Subject to certain exceptions, prior to the Closing, CERo shall, operate its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations.

•        Subject to certain exceptions, prior to the Closing, CERo shall not do any of the following:

•        declare, set a record date for, set aside, make or pay any non-cash distribution in respect of, or repurchase, any equity securities of CERo;

•        merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any corporation, partnership, limited liability company, joint venture, association, or other business entity or organization or division thereof;

•        adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of CERo or issue any other security in respect of, in lieu of or in substitution for CERo’s equity securities;

•        adopt or propose any amendments, supplements, restatements or modifications to CERo’s governing documents;

•        sell, assign, transfer, convey, abandon, lease, license, allow to lapse or expire or otherwise dispose of any material assets or properties (including the leased real property but excluding intellectual property rights), other than obsolete assets or properties or in the ordinary course of business; or create, subject to or incur any lien (other than certain permitted liens) in respect of any material assets or properties (including the leased real property but excluding intellectual property rights);

•        other than grants to current and new employees, officers and directors pursuant to the Business Combination Agreement or an existing CERo equity plan in the ordinary course and consistent with past practice, transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of CERo, or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating CERo to transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of CERo;

•        incur, create, assume or otherwise become liable for (whether directly, contingently or otherwise), or guarantee for the benefit of another person, any indebtedness in excess of $500,000 (other than equipment financing and trade payables incurred in the ordinary course of business), individually or in the aggregate;

•        enter into, amend, modify, waive any material benefit or right under, novate, assign, assume or terminate or rescind any material contract (excluding any expiration or automatic extension or renewal of any such material contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material contract);

•        make any loans, advances or capital contributions of money or other property to, or guarantees for the benefit of, or any investments in, any person, in excess of $250,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the ordinary course of business, and prepayments and deposits to suppliers of CERo in the ordinary course of business;

•        except pursuant to the Business Combination Agreement and as required under the terms of any employee benefit plan, (i) amend or modify in any material respect, adopt, enter into, terminate or rescind any material employee benefit plan or any benefit or compensation plan, policy, program of contract that would be an employee benefit plan if in effect as of the date of the Business Combination Agreement, (ii) increase or agree to increase the compensation or bonus payable, or pay or agree to pay any bonus to, to any current or former key employee or contingent worker, other than, in each case, individual annual and merit-based raises of up to 10% in the salary or wages of any such key employee or contingent worker and bonus payments made in the ordinary course of business and consistent with past practice, as applicable, (iii) take any action to accelerate any payment, right to payment or benefit, or the vesting or funding of any payment, right to payment or benefit, payable or to become payable to any current or former key employee or contingent worker, (iv) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former key employee, (v) increase the severance or change in control pay or benefits of, any current or former executive director, manager, officer or employee, or (vi) hire or terminate (other than for cause) or furlough the employment of key employee (or person who would be a key employee, were they hired by CERo), or terminate any group of employees if such group termination would trigger the U.S. Worker Adjustment and Retraining Notification Act of 1988;

•        enter into, assume, assign, amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which it is a party or by which it is bound, other than in the ordinary course of business consistent with past practice;

•        make, change or revoke any material tax election or material tax accounting method, file any material tax return in a manner materially inconsistent with past practice, amend any material tax return, enter into any agreement with a governmental entity with respect to a material amount of taxes, settle or compromise any claim or assessment by a governmental entity in respect of any material amount of taxes, surrender any right to claim a refund of a material amount of taxes, consent to any extension or waiver of the statutory period of limitation applicable to any material tax claim or assessment (other than an extension or waiver that arises pursuant to an extension to file a Tax Return obtained in the ordinary course of business) or enter into any tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to taxes);

•        waive, release, compromise, settle or satisfy any pending or threatened claim or compromise or settle any liability, whether by contract or otherwise, the performance of which would, at any time, involve the payment of more than $500,000 in the aggregate, impose any material, non-monetary obligations on it (or PBAX or any of its affiliates after the Closing), require it to accept or concede material injunctive relief or involve a governmental entity or alleged criminal wrongdoing;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•        change CERo’s accounting principles, policies, procedures, practices or methods in any material respect, or make any change which would materially affect the reported consolidated assets, liabilities or results of operations of CERo, other than changes that are made in accordance with GAAP or Public Company Accounting Oversight Board (“PCAOB”) standards;

•        enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any broker fee, finder’s fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•        enter into any contract or other arrangement that materially restricts CERo or its affiliates’ ability to engage or compete in any material line of business or enter into a new material line of business;

•        make any capital expenditure that in the aggregate exceeds $500,000, other than any capital expenditure (or series of related capital expenditures) consistent with the capital expenditures budget set forth in CERo’s disclosure schedules to the Business Combination Agreement;

•        voluntarily fail to maintain in full force and effect material insurance policies covering CERo and its affiliates and their respective properties, assets and businesses in a form and amount consistent with past practice;

•        enter into any transaction or amend in any material respect any existing contract with any Company Related Party, as defined in the Business Combination Agreement, excluding, to the extent permitted under the Business Combination Agreement, ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses;

•        sell, assign, transfer, convey, abandon, lease, license, or otherwise dispose of, or create or incur any lien (other than certain permitted liens) on, any intellectual property rights, except granting non-exclusive licenses pursuant to material transfer agreement, contract research agreements, clinical trial agreements or services or supply agreements in which research, development, clinical trials or supply services are being performed for CERo or other Contracts containing non-exclusive licenses, in each case, that are entered into by CERo in the ordinary course of business and where the grant of rights to use any such intellectual property are incidental, and not material to, any performance under each such agreement;

•        allow to lapse or expire or fail to take any action necessary to maintain any intellectual property rights, except with respect to intellectual property rights that in the reasonable judgment of management of CERo are immaterial to the business of CERo; or

•        enter into any contract to take, or cause to be taken, or otherwise become obligated to take, any of the actions set forth in the foregoing.

•        Prior to the Closing, CERo shall not, and shall direct its respective representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of CERo (or any affiliate or successor of CERo); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing. CERo agrees to (A) notify PBAX promptly upon any SPAC Party obtaining any SPAC Acquisition Proposal, and to describe the terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any Person making such SPAC Acquisition Proposal), and (B) keep PBAX reasonably informed on a reasonably current basis of any modifications to such offer or information. A “Company Acquisition Proposal” means any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases CERo or all or substantially all of the assets or business of CERo (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or any material equity or similar investment in CERo, excluding (i) the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby, (ii) the issuance of options in the ordinary course of business, and (iii) a capital raise.

•        As promptly as reasonably practicable (and in any event within 48 hours) following the time at which this Registration Statement, of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, CERo is required to obtain and deliver to PBAX a true and correct copy of the CERo Stockholder Approval, and through its board of directors, will recommend to the CERo stockholders, the approval and adoption of the Business Combination Agreement, the ancillary documents to which CERo is or will be a party and the transactions contemplated thereby.

•        Without the prior written consent of CERo (such consent not to be unreasonably delayed, withheld or conditioned), PBAX shall not (other than changes that are solely ministerial) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the subscription agreements for a PIPE transaction, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the subscription agreements have been satisfied, PBAX shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the subscription agreements on the terms described therein.

•        Subject to certain exceptions, at or prior to the Closing, CERo will purchase and maintain in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing liability insurance coverage for CERo’s directors and officers with respect to any acts, errors or omissions occurring on or prior to the Effective Time.

•        CERo will use commercially reasonable efforts to obtain from all CERo stockholders who have not previously entered into an CERo Support Agreement, CERo Support Agreements prior to the Closing.

Covenants of PBAX

PBAX made certain covenants under the Business Combination Agreement, including, among others, the following:

•        As promptly as practicable after this Registration Statement, of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, PBAX will (i) duly give notice of, convene and hold, the Special Meeting for the purposes of obtaining the PBAX Stockholder Approval; and (ii) through the Board, recommend to its stockholders the adoption and approval of the Business Combination Agreement, the ancillary documents, and the transactions and proposals contemplated thereby. The Board will not (and no committee thereof will) withdraw or modify such recommendation, except that, if the Board, after consultation with its legal counsel, determines in good faith that failure to withdraw or modify the Board Recommendation would be inconsistent with the Board’s fiduciary duties to its stockholders under applicable law, then the Board may make a PBAX Change in Recommendation so long as PBAX provides CERo with at least 48 hours’ advance written notice of such withdrawal or modification.

•        As promptly as reasonably practicable (and in any event within one business day) following the date of the Business Combination Agreement, PBAX, as the sole stockholder of Merger Sub, will approve and adopt the Business Combination Agreement, the ancillary documents to which Merger Sub is or will be a party and the transactions contemplated thereby.

•        Subject to certain exceptions, prior to the Closing, PBAX will not, and will cause its subsidiaries not to, do any of the following:

•        seek an approval from the pre-Closing PBAX stockholders, or otherwise adopt any amendments, supplements, restatements or modifications to its trust agreement or the governing documents of any SPAC Party or any of their subsidiaries;

•        declare, set aside, make or pay any dividends on or make any other distribution or payment in respect of, any equity securities of PBAX or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any issued and outstanding equity securities of PBAX or any of its subsidiaries, as applicable;

•        split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•        incur, create, guarantee or assume (whether directly, contingently or otherwise) any indebtedness except for indebtedness for borrowed money in an amount not to exceed $1,000,000 in the aggregate;

•        make any loans or advances to, or capital contributions in, any other person, other than to, or in, PBAX or any of its subsidiaries;

•        issue any equity securities of PBAX or any of its subsidiaries or grant any options, warrants or stock appreciation rights with respect to equity securities of PBAX or any of its subsidiaries;

•        enter into, renew, modify or revise any PBAX related party transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a PBAX related party transaction), other than the entry into any contract with a PBAX related party with respect to the incurrence of indebtedness permitted by the Business Combination Agreement;

•        engage in any activities or business, or incur any material liabilities, other than with respect to any activities, businesses or liabilities that are (i) permitted or contemplated by, (ii) liabilities incurred in connection with, the Business Combination Agreement or any ancillary document, or in connection with or incidental or related to PBAX’s continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, or (iii) administrative or ministerial in nature and not material;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving PBAX or its subsidiaries;

•        enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•        make, change or revoke any material tax election or material tax accounting method, file any material tax return in a manner materially inconsistent with past practice, amend any material tax return, enter into any agreement with a governmental entity with respect to a material amount of taxes, settle or compromise any claim or assessment by a governmental entity in respect of any material amount of taxes, surrender any right to claim a refund a material amount of taxes, consent to any extension or waiver of the statutory period of limitation applicable to any tax claim or assessment (other than an extension or waiver that arises pursuant to an extension to file a Tax Return obtained in the ordinary course of business), or enter into any tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to taxes);

•        waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not limited to, any pending or threatened proceeding);

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices except changes that are made (i) in accordance with PCAOB standards, or (ii) as required by any securities law or any order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with CERo;

•        make or permit to be made any distribution of amounts held in Trust Account (other than interest income earned on the funds held therein as permitted by PBAX’s trust agreement);

•        create any new subsidiary;

•        merge, consolidate, combine or amalgamate with any person, or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity securities in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, limited liability company, joint venture, association or other business entity or organization or division thereof; or

•        enter into any contract to take, or cause to be taken, any of the actions set forth in the foregoing.

•        PBAX shall use its reasonable best efforts to: (i) cause the Class A Common Stock issuable in accordance with the Business Combination Agreement to be approved for listing on Nasdaq; (ii) satisfy all applicable initial and continuing listing requirements of Nasdaq; (iii) cause the name of PBAX to be changed to “CERo Therapeutics Holdings, Inc.” with effect from the Closing; and (iv) cause the trading symbol under which the Class A Common Stock is listed for trading on Nasdaq to be changed to “CERO” and have the Class A Common Stock listed for trading with such trading symbol.

•        At the Closing, PBAX shall (i) cause the documents, certificates and notices required to be delivered to the trustee pursuant to the trust agreement pertaining to Trust Account to be so delivered and (ii) make all appropriate arrangements to cause such trustee to (A) pay as and when due all amounts payable to any Public Stockholders who elect to redeem their Public Shares, (B) pay any amounts due to the underwriters of the Initial Public Offering for their deferred underwriting commissions as set forth in such trust agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to PBAX in accordance with such trust agreement. After compliance with the foregoing, Trust Account shall terminate.

•        Subject to certain exceptions, at or prior to the Closing, PBAX will purchase and maintain in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy providing liability insurance coverage for PBAX’s directors and officers with respect to any acts, errors or omissions occurring on or prior to the Effective Time.

•        Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the SPAC Parties shall not, and each of them shall direct their representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; (iv) other than in connection with the Business Combination Agreement, the ancillary documents or the transactions contemplated hereby or thereby, prepare or take any steps in connection with an offering of any securities of any SPAC Party (or any affiliate or successor of any SPAC Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. PBAX agrees to (A) notify CERo promptly upon any SPAC Party obtaining any SPAC Acquisition Proposal, and to describe the terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any Person making such SPAC Acquisition Proposal), and (B) keep CERo reasonably informed on a reasonably current basis of any modifications to such offer or information. A “SPAC Acquisition Proposal” means any transaction or series of related transactions under which PBAX or any of its controlled affiliates, directly or indirectly, acquires or otherwise purchases any other person(s), engages in a business combination with any other person(s), or acquires or otherwise purchases at least a majority of the voting securities of such person or all or substantially all of the assets or businesses of any other person(s), in each case excluding the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby.

•        Subject to PBAX stockholder approval of the Incentive Plan, on or as soon as practicable following the filing of an effective registration statement on Form S-8 (or other applicable form) with respect to the Class A Common Stock issuable under the Incentive Plan, PBAX will grant restricted stock units with respect to the PBAX Common Stock (the “RSUs”) to certain persons set forth on a disclosure schedule to the Business Combination Agreement, which RSUs shall vest as set forth on a disclosure schedule to the Business Combination Agreement, provided in each case that, subject to certain exceptions, such person remains in a continuous service relationship with CERo or its subsidiaries at each applicable vesting date (collectively, the “Closing RSU Awards”).

•        Prior to the Closing and subject to PBAX stockholder approval, the Board will (i) approve and adopt the Incentive Plan and the ESPP and (ii) on or as soon as practicable following the filing of an effective registration statement on Form S-8 (or other applicable form) with respect to the New CERo common stock issuable under the Incentive Plan, the Board will approve the Closing RSU Awards.

Mutual Covenants of the Parties

The parties made certain mutual covenants under the Business Combination Agreement, including, among others, the following:

•        using reasonable best efforts to consummate the Business Combination, including to obtain all consents of governmental entities as may be required to consummate the Business Combination, and making appropriate filings pursuant to the HSR Act and take other actions to cause the expiration or termination of any applicable waiting periods under the HSR Act;

•        keeping certain information confidential in accordance with the existing non-disclosure agreements between PBAX and CERo, and providing each other with reasonable access to each other’s directors, officers, books and records (subject to certain customary restrictions);

•        obtaining each other’s consent prior to making relevant public announcements regarding the Business Combination, subject to certain exceptions;

•        using reasonable best efforts to cause the Business Combination to constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code;

•        taking all actions as may be necessary or appropriate such that the Board will be comprised of the individuals appointed in accordance with the Business Combination Agreement and as described in the section entitled “Management of New CERo”; and

•        delivering to each other a written statement setting forth a complete and accurate schedule of its good faith estimate of certain unpaid expenses as of the Closing.

Board of Directors and Executive Officers

Following the Closing, it is expected that the New CERo Board, which will be divided into three classes, will consist of seven directors, one of whom shall be designated by CERo and two of whom will be designated by the Sponsor.

Following the Closing, it is expected that the current executive officers of CERo will become the executive officers of New CERo.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements which, by their terms, contemplate performance after the Effective Time and those representations and warranties set forth in Section 3.25, Section 3.28, Section 4.17 and Section 4.21 of the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•        by the mutual written consent of PBAX and CERo;

•        by PBAX, if any of the representations or warranties made by CERo in the Business Combination Agreement are not true and correct or if CERo fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of PBAX, as described above in the section entitled “— Conditions to Closing of the Business Combination — Other Conditions to the Obligations of the SPAC Parties” could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) September 30, 2023 (the “Termination Date”). This termination right is not available to the SPAC Parties if the SPAC Party is then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of CERo, as described above in the section entitled “— Conditions to Closing of the Business Combination — Other Conditions to the Obligations of CERo,” from being satisfied;

•        by CERo, if any of the representations or warranties made by the SPAC Parties in the Business Combination Agreement are not true and correct or if any SPAC Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of CERo, as described above in the section entitled “— Conditions to Closing of the Business Combination — Other Conditions to the Obligations of CERo” could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) the Termination Date. This termination right is not available to CERo if CERo is then in breach of the Business Combination Agreement so as to prevent certain conditions to the obligations of the SPAC Parties, as described above in the section entitled “— Conditions to Closing of the Business Combination — Other Conditions to the Obligations of the SPAC Parties,” from being satisfied;

•        by either PBAX or CERo, if the transactions contemplated by the Business Combination Agreement (including the Closing) are not consummated on or prior to the Termination Date; provided, if all of the conditions to the consummation of the Merger set forth in Article 6 have been satisfied or waived and this Registration Statement has not been declared effective by the date that is 30 days prior to the Termination Date, then the Termination Date shall automatically be extended for one successive period of three (3) months, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement, subject to a customary extension right;

•        by either PBAX or CERo, if any governmental entity issues an order or takes any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action becomes final and nonappealable;

•        by either PBAX or CERo, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, PBAX’s stockholders have duly voted and the PBAX Stockholder Approval was not obtained;

•        by PBAX, if CERo does not deliver the CERo Stockholder Approval when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a “Willful Breach” (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or “Fraud” (as defined in the Business Combination Agreement).

Fees and Expenses

Except as set out below, the fees and expenses incurred in connection with the Business Combination Agreement, the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, in the event the Closing occurs, PBAX shall pay all unpaid CERo expenses and unpaid PBAX expenses from the Trust Account.

The costs incurred in connection with obtaining any consents necessary to effect the Business Combination, including the HSR Act filing fee, will be borne 50% by CERo and 50% by PBAX (except that each party will bear its out-of-pocket costs and expenses in connection with the preparation of any such consents).

The lodgement or filing fees incurred in connection with the filing of the this proxy statement/prospectus and the Form S-4 with the SEC will be borne 50% by CERo and 50% by PBAX.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) if prior to Closing, PBAX and CERo, and (ii) if after the Closing, PBAX and the Sponsor.

Related Agreements

Earnout

Subject to certain stock-price based milestones, CERo stockholders will have the right to receive an aggregate of up to an additional 1,200,000 Earnout Shares, as follows: (i) 500,000 Earnout Shares will be released and granted in an amount of shares equal to each CERo stockholder’s pro rata portion of the total number of shares of Class A Common Stock issued to CERo stockholders on the Closing Date, if, on or prior to the fourth anniversary of the closing of the Business Combination, the volume weighted share price of the common stock equals or exceeds $12.50 during at least 20 trading days within a 30-day trading period, (ii) 500,000 Earnout Shares will be released and granted in an amount of shares equal to each CERo stockholder’s pro rata portion of the total number of shares of Class A Common Stock issued to CERo stockholders on the Closing Date if, on or prior to the fourth anniversary of the closing of the Business Combination, the volume weighted share price of the common stock equals or exceeds $15.00 during at least 20 trading days within a 30-day trading period; and an additional 200,000 Earnout Shares will be released and granted in an amount of shares equal to each CERo stockholder’s pro rata portion of the total number of shares of Class A Common Stock issued to CERo stockholders on the Closing Date, if on or prior to the fourth anniversary of the closing of the Business Combination, a definitive agreement with respect to a change of control is entered into.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and each of our officers and directors entered into the Sponsor Support Agreement with PBAX and CERo. Under the Sponsor Support Agreement, the Sponsor agreed to vote, at any meeting of the stockholders of PBAX and in any action by written consent of the stockholders of PBAX, all of its shares of Class B Common Stock (together with any other equity securities of PBAX that it holds of record or beneficially, as of the date of the Sponsor Support Agreement, or of which it acquires record or beneficial ownership after the date thereof, the “Subject PBAX Equity Securities”) (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that PBAX and CERo agreed in the Business Combination Agreement shall be submitted at such meeting for approval by PBAX’s stockholders (together with the proposal to obtain the PBAX stockholders’ approval for the Business Combination, the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. The Sponsor Support Agreement also prohibits the Sponsor from, among other things and subject to certain exceptions, transferring any Subject PBAX Equity Securities held by the Sponsor or taking any action that would have the effect of preventing or materially delaying the Sponsor from performing its obligations under the Sponsor Support Agreement, until the earlier of the Closing or the termination of the Sponsor Support Agreement according to its terms. In addition, in the Sponsor Support Agreement, the Sponsor agrees to waive, and not to assert or perfect, among other things, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Class B Common Stock held by the Sponsor convert into shares of Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement. An aggregate of 699,996 shares of Class A Common Stock and 4,596,250 shares of Class B Common Stock are subject to the Sponsor Support Agreement.

The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a form of which is attached as an exhibit to the Business Combination Agreement, the terms of which are incorporated herein by reference.

CERo Support Agreements

In connection with the execution of the Business Combination Agreement, certain CERo stockholders (the “CERo Supporting Stockholders”) entered into support agreements with the Company (the “CERo Support Agreements”). Under the CERo Support Agreements, each CERo Supporting Stockholder agreed, within 48 hours after the date that the proxy statement/prospectus is disseminated by CERo to its stockholders following the effectiveness of this Registration Statement, to execute and deliver a written consent with respect to all outstanding shares of CERo common stock and CERo preferred stock held by such CERo Supporting Stockholder (the “Subject CERo Shares”) approving the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). In addition to the foregoing, each CERo Supporting Stockholder agreed that, at any meeting of the holders of CERo capital stock, each such CERo Supporting Stockholder will appear at the meeting, in person or by proxy, and cause its Subject CERo Shares to be counted as present thereat for purposes of calculating a quorum and voted (i) to approve and adopt the Business Combination Agreement, the transactions contemplated thereby (including the Business Combination), and any other matters necessary or reasonably requested by CERo for consummation of the Business Combination, and (ii) against any proposal that conflicts or materially impedes or interferes with, or would adversely affect or delay, the consummation of the transactions contemplated by the Business Combination Agreement (including the Business Combination).

The CERo Support Agreements also prohibits the CERo Supporting Stockholders from, prior to the Effective Time, among other things, (i) selling, assigning, transferring (including by operation of law), placing a lien on, pledging, disposing of or otherwise encumbering any of the Subject CERo Shares, except if such transaction is in compliance with applicable securities laws, the governing documents of CERo and the Business Combination Agreement, and the transferee agrees to be bound by the terms of the CERo Support Agreement (ii) pledging, encumbering or creating a Lien on any Subject CERo Shares or entering into any contract, option, commitment or other arrangement or understanding with respect to the foregoing, (iii) granting any proxies or powers of attorney or entering into a voting agreement or other arrangement with respect to any Subject CERo Shares, or (iv) taking any action in furtherance of the foregoing. In addition, under the CERo Support Agreement, each CERo Supporting Stockholder agreed (i) not to exercise any rights of appraisal or dissenter’s rights relating to the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination) and (ii) not to commence or participate in any claim or action against CERo, PBAX or any of their affiliates relating to the negotiation, execution or delivery of the CERo Support Agreement or the Business Combination Agreement.

The foregoing description of the CERo Support Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the CERo Support Agreements, a form of which is attached as an exhibit to the Business Combination Agreement, the terms of which are incorporated herein by reference.

Investor Rights Agreement

In connection with the Closing, PBAX, certain stockholders of PBAX (including the Sponsor) and certain stockholders of CERo will enter into an Investor Rights Agreement. In total,              shares are subject to the Investor Rights and Lock-up Agreement. Pursuant to the Investor Rights Agreement, each stockholder who is a party thereto will be granted customary registration rights with respect to their respective shares of Class A Common Stock, including demand and piggy-back registration rights.

The Investor Rights Agreement will also restrict the ability of such stockholders to transfer their shares of Class A Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), including shares of Class A Common Stock issued in connection with the Business Combination, subject to certain permitted transfers, for a certain period of time.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Investor Rights Agreement, a form of which is attached as an exhibit hereto, the terms of which are incorporated herein by reference.

BUSINESS OF PBAX AND CERTAIN INFORMATION ABOUT PBAX

PBAX is a blank check company incorporated as a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. PBAX has generated no operating revenues to date, and does not expect to generate operating revenues until the consummation of the Business Combination, or if the Business Combination is not completed, the completion of an alternative initial business combination.

While PBAX may pursue an acquisition opportunity in any business, industry, sector or geographical location, it has focused on industries that complement its management team’s background, including to capitalize on the ability of its management team to identify and acquire a business, focusing on the healthcare or healthcare related industries in the United States and Europe. In particular, PBAX prioritized companies in the life sciences sector where its management team and board of directors has extensive experience.

As of the date hereof, PBAX had not yet commenced operations. All activity through the date hereof relates to PBAX’s formation, its Initial Public Offering and identifying a target company for its initial business combination.

The registration statement for the Initial Public Offering was declared effective on October 5, 2021. On October 8, 2021, PBAX consummated the Initial Public Offering of 17,500,000 Public Units, which included the partial exercise by the underwriter of its over-allotment option in the amount of 2,000,000 Public Units, generating gross proceeds of $175,000,000.

Simultaneously with the closing of the Initial Public Offering, PBAX consummated the sale of 885,000 Private Placement Units at a price of $10.00 per unit in the Concurrent Private Placement to the Sponsor, Cantor and CCM, generating gross proceeds of $8,850,000.

Following the closing of the Initial Public Offering on October 8, 2021, an amount of $178,500,000 ($10.20 per unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the Private Placement Units was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the consummation of a business combination, (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of PBAX’s obligation to redeem 100% of its Public Shares if it does not complete a business combination within the completion window; or (iii) the distribution of the Trust Account, if PBAX is unable to complete a business combination within the combination period or upon any earlier liquidation of PBAX.

On December 16, 2022, the stockholders of PBAX approved a proposal to (a) extend the business combination period for an additional three months, from January 8, 2023 to April 8, 2023 and (b) provide the Board the ability to further extend the business combination period up to three additional times for one month each time, for a maximum of six additional months. In connection with such stockholder vote, an aggregate of 16,211,702 shares of Class A Common Stock were redeemed, representing approximately 92.6% of the Public Shares outstanding as of December 16, 2022, resulting in a payment of $167,693,708.48 and leaving 2,173,298 shares issued and outstanding and entitled to vote. In connection with the extensions of the business combination period from January 8, 2023 to June 8, 2023, the Sponsor deposited an aggregate of $550,000 to the Trust Account.

On July 3, 2023, the Sponsor elected to convert all 4,596,250 of its shares of Class B Common Stock into 4,596,250 shares of Class A Common Stock. As a result, no shares of Class B Common Stock remain outstanding.

On July 7, 2023, the stockholders of PBAX approved the Second Extension from July 8, 2023 to January 8, 2024. In connection with such stockholder vote, an aggregate of 523,341 shares of Class A Common Stock were redeemed, representing approximately 40.6% of the Public Shares outstanding as of July 7, 2023, resulting in a payment of $5,638,879 and leaving 6,246,207 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited $37,051.83 in the Trust Account.

On January 3, 2024, the stockholders of PBAX approved proposals to further extend the business combination period up to three additional times for one month each time (collectively, the “Third Extension”), from January 8, 2024 to February 8, 2024, March 8, 2024 or April 8, 2024. In connection with such stockholder vote, an aggregate of 11,625 shares of Class A Common Stock were redeemed, representing approximately 1.5% of the Public Shares outstanding as of January 3, 2024, resulting in a payment of $128,133 and leaving 6,234,582 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $22,600 in connection with the extension from January 8, 2024 to February 8, 2024. As of January 4, 2024, a total of 16,746,668 shares have been redeemed, representing approximately 95.7% of the Public Shares then-outstanding following the Initial Public Offering. As of January 4, 2024, there are 6,234,582 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding and entitled to vote. As of January 4, 2024, there was approximately $8.3 million available in the Trust Account.

PBAX’s Management Team

PBAX’s team of high-level life sciences executives includes Brian Atwood, Chairman, Chris Ehrlich, Chief Executive Officer, Douglas Fisher, President and Daniel Geffken, Chief Financial Officer. The Board provides valuable guidance, technical domain expertise, value-added input regarding senior team leadership capabilities of prospective business combination targets, and access to differentiated ideas and opportunities through complementary networks.

The past performance of PBAX’s management team, its advisors, or its board is not a guarantee either (i) of success with respect to the Business Combination or any other initial business combination PBAX may consummate or (ii) that PBAX will be able to identify a suitable candidate for its initial business combination. You should not rely on the historical record of PBAX’s management teams’, its advisors’, or its board’s performance as indicative of PBAX’s future performance.

The Sponsor

PBAX’s Sponsor is Phoenix Biotech Sponsor, LLC. The Sponsor is not controlled by, nor does it have substantial ties with a non-U.S. person. PBAX does not expect it or its Sponsor to be considered a “foreign person” under the regulations administered by CFIUS.

Initial Business Combination

PBAX’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into an initial business combination. The Board has determined that the fair market value of the Business Combination meets the test.

Facilities

PBAX currently maintains its executive offices at 2201 Broadway, Suite 705, Oakland, CA 94612. PBAX has agreed to pay its sponsor or its affiliate or designee a total of $20,000 per month for office space, utilities and secretarial and shared support services. A portion of such payment is paid by its sponsor to an affiliate of a member of the Sponsor for additional office space and certain support services. PBAX considers its current office space adequate for its current operations. The payment of these fees ended on December 31, 2022.

Employees

PBAX currently has three executive officers. These individuals are not obligated to devote any specific number of hours to PBAX’s affairs but they devote as much of their time as they deem necessary to its affairs until PBAX has completed its initial business combination. They have devoted a significant amount of time in identifying CERo as a suitable target business and negotiating the terms of the Business Combination. PBAX does not intend to have any full time employees prior to the completion of the Business Combination or any other initial business combination.

Corporate Information

PBAX was incorporated in June 2021 under Delaware law. PBAX’s principal executive offices are located at 2201 Broadway, Suite 705, Oakland, CA 94612, and its telephone number is (215) 731-9450. PBAX’s website is www.phoenixbiotechacquisitioncorp.com. PBAX’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus or the Registration Statement of which it forms a part, and the inclusion of its website address in this proxy statement/prospectus is an inactive textual reference only.

Available Information

PBAX files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on PBAX at the SEC website containing reports, proxy statements and other information at: www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, PBAX’s website at www.phoenixbiotechacquisitioncorp.com. A copy of PBAX’s code of conduct and ethics and the charters of its audit committee and compensation committee are posted on PBAX’s website under “Governance Documents.” PBAX’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Periodic Reporting and Financial Information

PBAX has registered its Public Units, Class A Common Stock and Public Warrants under the Exchange Act and has reporting obligations, including the requirement that PBAX file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, its annual reports contain financial statements audited and reported on by its independent registered public accountants. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

PBAX is required to evaluate its internal control procedures as required by the Sarbanes-Oxley Act. The fact that it is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on PBAX as compared to other public companies because a target business with which it seeks to complete its initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

PBAX is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, PBAX has been eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. PBAX intends to take advantage of the benefits of this extended transition period.

PBAX will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which PBAX is deemed to be a large accelerated filer, which means the market value of Class A Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Additionally, PBAX is a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. PBAX will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of PBAX Common Stock held by non-affiliates exceeds $250 million as of the prior June 30th, or (2) PBAX annual revenues exceeded $100 million during such completed fiscal year and the market value of PBAX Common Stock held by non-affiliates exceeds $700 million as of the prior June 30th.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against PBAX or any members of its management team in their capacity as such.

Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

As of January 4, 2024, PBAX’s directors and executive officers are as follows:

NAME	AGE	POSITION
Chris Ehrlich	53	Chief Executive Officer and Director
Daniel Geffken	66	Chief Financial Officer
Douglas Fisher	47	President
Brian G. Atwood	70	Director
Kathleen LaPorte	61	Director
Barbara Kosacz	65	Director
Caroline Loewy	57	Director

Chris Ehrlich has been PBAX’s Chief Executive Officer and Director since June 2021, is currently a senior advisor to Avellino Labs USA, Inc. (“Avellino”) and he previously served as the Chief Executive Officer of Locust Walk Acquisition Corp. (“LWAC”) from January 2021 to August 2021 when it successfully merged with eFFECTOR Therapeutics. Prior to that, he was a Senior Managing Director at Locust Walk, a Life Sciences Transaction firm, where he worked from 2013 to 2021. In that capacity, he served as the Global Head of Biotechnology and Head of Strategic Transactions. Mr. Ehrlich has been involved with sourcing and leading multiple transactions for emerging biopharmaceutical companies, including the sale of Xyphos Biosciences, Inc. to Astellas in 2019 and the sale of Thar Pharmaceuticals to Grunenthal in 2018. Prior to Locust Walk, he was a Managing Director at InterWest Partners, or InterWest, a venture capital firm. As a General Partner, he served on the boards of KAI Pharmaceuticals, a privately held pharmaceutical company (acquired by Amgen in 2012), Biomimetic Therapeutics, Inc., a biotechnology company (acquired by Wright Medical Technologies in 2013), Invuity, Inc., a medical technology company acquired by Stryker in 2018) and Xenon Pharmaceuticals, a biopharmaceutical company (NASDAQ: XENE). Prior to joining InterWest, Mr. Ehrlich worked as the Director of Licensing and Business Development at Purdue Pharma, in business development at Genentech, in venture capital at the U.S. Russia Investment Fund, and in biotechnology strategy development at L.E.K. Consulting. Mr. Ehrlich currently serves on the Board of Directors of Prostate Management Diagnostics, Inc. and eFFECTOR Therapeutics, Inc. (NASD: EFTR), on the Advisory Board of the Peter Michael Foundation, where he is a Senior Advisor, and on the Healthcare at Kellogg Advisory Board at Northwestern University. Mr. Ehrlich served on the Board of Directors of ProLynx, a biopharmaceutical company in San Francisco until 2023. He is also a Senior Advisor to the following companies: AltiBio, Inc., Dimension, Inx. and Antivir, Inc. He is a member of YPO Gold. Mr. Ehrlich has a B.A. in Government from Dartmouth College and a M.B.A. from the Kellogg Graduate School of Management at Northwestern University. He is a frequent lecturer on aspects involving the business of biotechnology in public and academic forums and has served as an expert witness several times on matters related to biotechnology transactions. He is currently the Principal of Ehrlich Bioventures, LLC, a consultancy working with emerging biopharma companies. He is also a registered representative with FINRA, holding his Series 79, 63 and 24 licenses.

Daniel Geffken has been PBAX’s Chief Financial Officer since June 2021 and he previously served as the Chief Financial Officer of LWAC from January 2021 to August 2021. He has been an executive in the life sciences industry since 1993. Mr. Geffken is a founder and managing director at Danforth Advisors, LLC, a management consulting firm to the life science industries, where he has served since 2011. Through Danforth, Mr. Geffken has served as Chief Financial Officer for ProMIS Neurosciences (TSX: PMN; OTCQB: ARFXF), a biotechnology company focused on the discovery and development of antibody therapeutics for neurodegenerative diseases, since March 2017, and Eloxx Pharmaceuticals, Inc. (NASDAQ: ELOX), a biotechnology company, since April 2021. He is currently chief financial officer of or consultant to various life sciences companies including Prilenia Therapeutics Development Corp., Apic Bio Inc., Myeloid Therapeutics, Calcimedica Inc., Elicio Therapeutics Inc. and Dermbiont, Inc. Since 2013, he has participated in more than 18 initial public offering filings and has assisted in raising more than $1 billion in debt and equity securities. Since 2019, Mr. Geffken has been a member of the board of directors of Windtree Therapeutics (NASDAQ: WINT), a biopharmaceutical company and, from May 2013 to October 2017, he was a member of the board of directors of Alcobra Ltd., a public biotechnology company that merged with Arcturus Therapeutics, Inc. (NASDAQ: ARCT). From November 2017 until May 2018, Mr. Geffken served on the board of directors of Arcturus. Mr. Geffken holds a B.S. in Economics from The Wharton School, University of Pennsylvania, and a M.B.A. from Harvard Business School.

Douglas Fisher, MD, has served as PBAX’s President since June 2021. He is currently a Partner at Revelation Partners, which he joined in 2020, and an Executive-in Residence at InterWest Partners. Dr. Fisher joined InterWest’s healthcare team in 2009, focusing on biopharmaceutical, diagnostic and medical device investments. He is a board member of Precipio Diagnostics (NASDAQ: PRPO) and WeavR Health. He is also actively involved in InterWest’s investments in PMV Pharma, Potenza Therapeutics, Sera Prognostics (NASDAQ: SERA, where he served as the Chief Business Officer), and Tizona Therapeutics. Prior to joining InterWest, Dr. Fisher was a vice president at New Leaf Venture Partners where he spent three years focusing on biopharmaceutical, medical device, and diagnostics investments including Pearl Therapeutics, Interlace Medical (Acquired by Hologic), and Stromedix (Acquired by Biogen Idec). Prior to joining New Leaf, Dr. Fisher was a project leader with The Boston Consulting Group where he was a member of the Health Care Practice Area, consulting for leading pharmaceutical and biotech companies. Previously, Dr. Fisher worked for Centocor (a J&J operating company) in the Global Biologic Strategic Marketing Group. He received an A.B. in Economics and a B.S. in Biology, from Stanford. Dr. Fisher has a M.D. from the University of Pennsylvania School of Medicine and a M.B.A. from The Wharton School, University of Pennsylvania.

Brian G. Atwood has served as PBAX’s Chairman since October 2021. Mr. Atwood serves as a Managing Director for Versant Ventures, a healthcare-focused venture capital firm that he co-founded in 1999, but ceased actively participating as an investor principal in 2014. In 2015, Mr. Atwood co-founded Cell Design Labs, Inc., a biotechnology company focused on developing human cell engineering technology for the treatment of multiple diseases, including cancer, where he served as President and Chief Executive Officer until 2018, when it was acquired by Gilead Sciences. Mr. Atwood serves on the board of directors of Atreca, Inc. (NASDAQ: BCEL), where he is Chairman. He also served on the board of directors of Immune Design Corp. from May 2008 until June 2016 (acquired by Merck in 2019), Veracyte, Inc., as its Chairman from its founding in 2008 until December 2016, OpGen Inc., from July 2007 until December 2017, Five Prime Therapeutics, as its Chairman from 2002 until March 2016, Cadence Pharmaceuticals, Inc. from March 2006 until its acquisition in March 2014, Helicos Biosciences from 2003 until September 2011, Pharmion Corporation from 2000 until its acquisition in March 2008, Trius Therapeutics, Inc. from February 2007 until its acquisition in September 2013 and Locust Walk Acquisition Corporation as its Chairman from January 2021 until the consummation of its business combination in August 2021, in addition to several other public and private companies during his career in the biotechnology industry. Mr. Atwood holds a B.S. in Biological Sciences from the University of California, Irvine, a M.S. in Ecology from the University of California, Davis, and a M.B.A. from Harvard Business School.

Kathleen LaPorte has served as an independent director since October 2021. Ms. LaPorte is an experienced executive, founder and board member, focused on life sciences. She co-founded New Leaf Ventures, served as a General Partner of The Sprout Group, and was Chief Business Officer and Chief Executive Officer of Nodality Inc. Ms. LaPorte has served on sixteen public company boards and fourteen public company audit committees and numerous private company boards. Ms. Laporte currently serves as an independent director for Bolt Biotherapeutics (NASDAQ: BOLT), Precipio Diagnostics (NASDAQ: PRPO), 89Bio (NASDAQ: ENTB), D2G Oncology, Elysium Therapeutics, and Q32 BIO. Ms. LaPorte serves as the chair of the audit committees of Bolt Biotherapeutics, Precipio Diagnostics and Q32 BIO. She previously served on the California Institute for Regenerative Medicine, a state agency board. Ms. LaPorte has a B.S. degree in Biology from Yale University and a M.B.A. from the Stanford University Graduate School of Business.

Barbara Kosacz has served as an independent director of PBAX since October 2021. From January 2021 to August 2021, Ms. Kosacz served as a director of LWAC. Since July 2020, Ms. Kosacz has served as the Chief Operating Officer and General Counsel of Kronos Bio, Inc. (NASDAQ: KRON), a publicly traded clinical-stage biopharmaceutical company. Prior to that, Ms. Kosacz was a Partner at the international law firm of Cooley LLP from January 1997 to December 2000, and again from February 2002 until July 2020, where she led the international Life Sciences Practice. Ms. Kosacz has more than 25 years of experience in counseling clients in the life sciences arena, ranging from early stage startups to larger public companies, venture funds, investment banks, and non-profit institutions. She has served as a member of the BIO Emerging Companies’ Section Governing Board, is a member of the Board of Trustees of the Keck Graduate Institute, an advisory board member of Locust Walk Partners, and has been a speaker at multiple life sciences-related conferences, as well as guest lecturer at the University of California, Berkeley, Columbia University, University of Pennsylvania and Stanford University about biotechnology law, biotechnology business models, corporate partnering negotiations and deal structures, and bioethics. Recognized by Best Lawyers in America since 2008 and most recently as Biotechnology Lawyer of the Year in 2018, Ms. Kosacz was listed as a “leading lawyer” for healthcare and life sciences in the 2018 Legal 500, as a “Band 1” attorney in the 2018 edition of Chambers USA: America’s Leading Lawyers for Business and recognized as a “highly recommended transactions” lawyer by IAM Patent 1000 for her “nearly three decades advising diverse companies in the industry at a deeply strategic and commercial level and overseeing their most complex and profitable deals.” Ms. Kosacz is currently a member of the board of directors of XOMA Corp. (NASDAQ: XOMA), a royalty aggregation company, and Athira Pharma, Inc. (NASDAQ: ATHA), a late-clinical stage biotechnology company. Ms. Kosacz received her received B.A. from Stanford University and her J.D. from the University of California, Berkeley School of Law.

Caroline Loewy has served as an independent director of PBAX since October 2021. Ms. Loewy serves on public company boards, provides strategic advisory services to life science companies, and has more than 25 years of experience in the biopharmaceutical industry. She co-founded and served as Chief Financial Officer and Chief Business Officer of Achieve Life Sciences, Inc., a specialty pharmaceuticals company, from 2015 to 2017. Prior to Achieve Life Sciences, she served as Chief Financial Officer of several life sciences companies, including Tobira Therapeutics, Inc. from 2012 to 2014, Corcept Therapeutics Inc. from 2008 to 2011 and Poniard Pharmaceuticals, Inc. from 2006 to 2008. Prior to that, Ms. Loewy was a senior biotechnology equity research analyst at Morgan Stanley, Inc. from 2000 to 2004 and Prudential Securities, Inc. from 1996 to 2000. Prior to that, she was an Associate in equity research at Prudential Securities and worked as a financial analyst in corporate finance at BankAmerica Corporation. Ms. Loewy currently serves on the boards of directors of CymaBay Therapeutics Inc. and PhaseBio Pharmaceuticals, Inc. Ms. Loewy is a founding board member of the Global Genes Project and the KCNQ2 Cure Alliance Foundation. Ms. Loewy holds a B.A. from the University of California, Berkeley, and a M.B.A./M.S. degree from Carnegie Mellon University.

Advisors

Ryan Gilbert, an advisor, brings over 20 years of global financial services expertise as an entrepreneur, angel investor, venture investor, and advisor. His public company exits include Square and Eventbrite. Mr. Gilbert previously served as an advisor to LWAC and currently serves as the President and Chief Executive Officer of FTAC Parnassus Acquisition Corp. (Nasdaq: FTPA) and FTAC Zeus Acquisition Corp. (Nasdaq: ZING), each a blank check company formed for the purpose of effecting its own initial business combination. He was most recently President and Chief Executive Officer of FTAC Olympus Acquisition Corp., which merged with Payoneer (Nasdaq: PAYO). Mr. Gilbert is founder and General Partner of Launchpad Capital, a venture capital fund. He was most recently a General Partner at Propel Venture Partners, a venture capital fund backed by BBVA Group. He currently serves on the boards of directors of Propel Venture Partners portfolio companies Charlie Finance Co., Guideline, Inc., Grabango Co. and Steady Platform Inc. Mr. Gilbert serves as the executive chairman of SmartBizLoans, a small business lending marketplace that he co-founded as an entrepreneur-in-residence at Venrock. Mr. Gilbert is an independent director of bKash, Bangladesh’s largest remittance and mobile banking platform, and a director of River City Bank, a $3.2 billion community bank based in Sacramento, CA. He was previously co-founder and Chief Executive Officer of real estate payments company Property Bridge (acquired by MoneyGram International). Mr. Gilbert graduated from the University of the Witwatersrand in Johannesburg, South Africa.

Shami Patel, an advisor, is a Managing Director of the Asset Management Group of Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, a financial services company. Mr. Patel previously served as Chief Operating Officer of FTAC Olympus and as an advisor to LWAC and as an advisor to FinServ, a blank check company which raised $250.0 million in its initial public offering in November 2019 and consummated its business combination in June 2021. Mr. Patel was also active in all aspects of its initial public offering and business combination process of FinTech I and FinTech II, including origination, due diligence and execution. He served as a Director, Chair of the Audit Committee and member of the Compensation Committee of FinTech I and FinTech II. FinTech I raised $100.0 million in its initial public offering in February 2015 and completed its initial business combination when it acquired FTS Holding Corporation in July 2016, in connection with which FinTech I changed its name to CardConnect Corp. The Common Stock of CardConnect Corp. was traded on the Nasdaq Capital Market under the symbol “CCN” until CardConnect Corp. was acquired by First Data Corporation in July 2017. FinTech II raised $175.0 million in its initial public offering in January 2017 and completed its initial business combination when it acquired Intermex Holdings II in July 2018, in connection with which FinTech II changed its name to International Money Express, Inc. The Common Stock of International Money Express, Inc. is currently traded on the Nasdaq Capital Market under the symbol “IMXI.” He also served as an advisor to FinTech III, a blank check company which raised $345.0 million in its initial public offering in November 2018 and completed its initial business combination when it merged with affiliates of Paya, Inc. in October 2020, in connection with which Paya Holdings Inc. became publicly traded on the Nasdaq Capital Market under the symbol “PAYA.” Mr. Patel has a B.A. in Philosophy and Economics from Trinity University and a J.D. and M.B.A from Duke University.

PBAX’s advisors and any additional advisors PBAX may engage (i) assist us in sourcing and negotiating with potential business combination targets, (ii) provide their business insights when PBAX assess potential business combination targets and (iii) upon PBAX’s request, provide their business insights as PBAX works to create additional value in the businesses that PBAX acquire, which, in the case of (iii), will fulfill some of the same functions as PBAX’s board members. However, they have no written advisory agreement with us. Additionally, except as otherwise disclosed in this Annual Report, PBAX’s advisors have no other employment or compensation arrangements with us. Moreover, PBAX’s advisors are not under any fiduciary obligations to us nor do they perform board or committee functions, nor do they have any voting or decision making capacity on PBAX’s behalf. They are also not required to devote any specific amount of time to PBAX’s efforts or be subject to the fiduciary requirements to which PBAX’s board members are subject. Accordingly, if any of PBAX’s advisors becomes aware of a business combination opportunity which is suitable for any of the entities to which he has fiduciary or contractual obligations, including other blank check companies, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. PBAX may modify or expand its roster of advisors as PBAX sources potential business combination targets or create value in businesses that PBAX may acquire.

Number and Terms of Office of Officers and Directors

The Board is divided into two classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to PBAX’s first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Brian G. Atwood and Kathleen LaPorte, will expire at PBAX’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Chris Ehrlich, Caroline Loewy and Barbara Kosacz, will expire at PBAX’s second annual meeting of stockholders.

Collectively, through their positions described above, PBAX’s officers and directors have extensive experience in life sciences industries. These individuals play a key role in identifying and evaluating prospective acquisition candidates, selecting the target businesses, and structuring, negotiating and consummating their acquisition.

The Charter Amendment Proposal, if approved, will approve certain amendments to the Current Charter, including to reclassify the post-combination board, such that the board will be divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. See “Proposal 1 — The Charter Amendment Proposal” and “Proposal 5 — The Director Election Proposal” for more information on the Proposed Charter and the proposed composition of the post-combination board, respectively.

Board Committees

Audit Committee

PBAX has established an audit committee of the Board, which consists of Brian Atwood, Kathleen LaPorte and Caroline Loewy, all of whom meet the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Ms. Loewy serves as Chairman of PBAX’s audit committee.

The audit committee’s duties, which are specified in PBAX’s audit committee charter, include, but are not limited to:

•        reviewing and discussing with management and the independent registered public accounting firm PBAX’s annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in PBAX’s Form 10-K;

•        discussing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of PBAX’s financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management PBAX’s compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by PBAX’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding PBAX’s financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by PBAX’s management team in identifying potential target businesses.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, PBAX must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. PBAX have determined that Ms. Loewy satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

PBAX has established a compensation committee of the Board, which consists of Kathleen LaPorte and Barbara Kosacz, each of whom meets the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Ms. LaPorte serves as Chairman of PBAX’s compensation committee.

The compensation committee’s duties, which are specified in PBAX’s compensation committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to PBAX’s Chief Executive Officer’s compensation, evaluating PBAX’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of PBAX’s Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of PBAX’s other executive officers;

•        reviewing PBAX’s executive compensation policies and plans;

•        implementing and administering PBAX’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with PBAX’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for PBAX’s executive officers and employees;

•        producing a report on executive compensation to be included in PBAX’s annual proxy statement;

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•        monitoring compliance with the requirements under the Sarbanes-Oxley Act relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Other Board Committees

The Board intends to establish a nominating committee upon consummation of PBAX’s initial business combination. At that time, the Board intends to adopt a charter for this committee. Prior to such time, PBAX’s independent directors will address any nominations process, as required by Nasdaq.

Code of Conduct and Ethics

PBAX has adopted a code of conduct and ethics applicable to PBAX’s directors, officers and employees in accordance with applicable federal securities laws, a copy of which is filed as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. PBAX will make a printed copy of PBAX’s code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to us as follows: Phoenix Biotech Acquisition Corp., 2201 Broadway, Suite 705, Oakland, CA 94612, Attention: Secretary.

Executive Compensation

Compensation Discussion and Analysis

None of PBAX’s executive officers or directors has received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, PBAX’s executive officers and directors, or any entity with which they are affiliated, for services rendered prior to or in connection with the consummation of an initial business combination other than (i) repayment of loans made to us prior to

October 8, 2021 by an affiliate of the Sponsor to cover offering-related and organization expenses, (ii) repayment of loans that the Sponsor, members of PBAX’s management team or any of their respective affiliates or other third parties may make to finance transaction costs in connection with an intended initial business combination (provided that if PBAX does not consummate an initial business combination, it may use working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment), (iii) payments to the Sponsor or its affiliate or designee of a total of $20,000 per month for office space, administrative and shared personnel support services, (iv) $465,000 to CCM at the closing of the initial public offering for financial advisory services provided by CCM in connection with the initial public offering and $1,162,500, which will be paid to CCM upon the closing of PBAX’s initial business combination, (v) at the closing of PBAX’s initial business combination, customary advisory fees, including placement agent fees, to an affiliate of the Sponsor, in amounts that constitute a market standard fee for comparable transactions and services provided, and (vi) to reimburse for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. PBAX’s audit committee must approve all payments in excess of $5,000 to be made to any initial holder, the Sponsor, PBAX’s directors and officers or PBAX’s or their affiliates. Any advisory fee payable to an affiliate of the Sponsor will be negotiated on an arms-length basis and will require approval of PBAX’s audit committee.

Certain of PBAX’s current directors and officers are expected to be directors of New CERo after the consummation of the Business Combination. In particular, Chris Ehrlich, the current Chief Executive Officer and a director and shareholder of PBAX, will become the Chief Financial Officer and Chief Operating Officer of New CERo; and Brian Atwood, the current Chairman of the Board, will become the Chief Executive Officer of New CERo. After the consummation of PBAX’s initial business combination, directors or members of PBAX’s management team who remain in one of those capacities may be paid director, consulting, management or other fees from New CERo with any and all amounts being fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to PBAX’s stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of New CERo to determine executive and director compensation.

Any compensation to be paid to PBAX’s officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Board.

Except as set forth in the Business Combination Agreement, PBAX does not intend to take any action to ensure that directors or members of PBAX’s management team maintain their positions with New CERo after the consummation of PBAX’s initial business combination, although it is possible that some or all of PBAX’s executive officers and directors may negotiate employment or consulting arrangements to remain with New CERo after the initial business combination. The existence or terms of any such employment or consulting arrangements may influence PBAX’s management’s motivation in identifying or selecting a target business although PBAX does not believe that the ability of PBAX’s management to remain with us after the consummation of an initial business combination will be a determining factor in PBAX’s decision to proceed with any potential business combination. PBAX is not party to any agreements with PBAX’s executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee serves or served during the fiscal year ended December 31, 2022, as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of the Board or compensation committee.

PBAX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of PBAX’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

Phoenix Biotech Acquisition Corp. is a blank check company incorporated in Delaware on June 8, 2021. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. We intend to effectuate our business combination using cash from the proceeds of our initial public offering and the sale of the placement units that occurred simultaneously with the completion of our initial public offering, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Business Combination

On June 4, 2023, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), by and among the Company, PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and CERo Therapeutics, Inc., a Delaware corporation (“CERo”).

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of CERo common stock, par value $0.0001 per share (the “CERo common stock”) will be cancelled and converted into (a) the right to receive a number of shares of PBAX Class A common stock, par value $0.0001 per share (“Class A common stock”), equal to $50,000,000, minus the Aggregate Liquidation Preference (as defined in the Business Combination Agreement), divided by the Fully Diluted Company Capitalization (as defined in the Business Combination Agreement), divided by $10.00 (the “Exchange Ratio”) and (b) the right to receive a portion of up to 1,200,000 additional shares of Class A common stock if certain trading price hurdles are achieved or a Change of Control (as defined in the Business Combination Agreement) occurs within four years after the Closing (“Earnout Shares”); (ii) each outstanding option to purchase CERo common stock (each, a “CERo option”) will be converted into an option to purchase a number of shares of Class A common stock, equal to (A) the number of shares of CERo common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio; in each case, rounded down to the nearest whole share, and rounded up to the nearest whole cent in the case of the exercise price of the CERo options; (iii) each outstanding share of CERo preferred stock, par value $0.0001 per share (the “CERo preferred stock”), will be converted into a number of shares of Class A common stock, equal to the number of shares of Class A common stock obtained by dividing the liquidation preference thereof by $10.00 and the contingent right to receive such holder’s Earn-Out Pro Rata Portion (as defined in the Business Combination Agreement), and (iv) each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A common stock equal to the number of shares of CERo preferred stock subject to the corresponding warrant immediately prior to the Effective Time, multiplied by the Aggregate Liquidation Preference of such underlying shares of CERo preferred stock, and divided by $10.00, with the exercise price per share for such warrant equal to (A) the current aggregate exercise price of such warrant (the current exercise price per share of CERo preferred stock applicable to the corresponding warrant immediately prior to the Effective Time, multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof), divided by (B) the number of shares of Class A common stock issuable upon exercise thereof. Subject to certain exceptions, such terms and conditions applicable to a New CERo warrant will be the same terms and conditions as were applicable to a CERo warrant immediately prior to the Effective Time. The Company will issue an aggregate of approximately 5.0 million shares of Class A common stock to the holders of CERo common stock and CERo preferred stock as consideration in the Business Combination.

Conversion and Extensions

On July 3, 2023, the Sponsor delivered notice of conversion of an aggregate of 4,596,250 shares of Class B common stock into an equal number of shares of Class A common stock (the “Conversion”).

On July 7, 2023, the stockholders of PBAX approved proposals to further extend the business combination period up to six additional times for one month each time (collectively, the “Second Extension”), from July 8, 2023 to January 8, 2024. In connection with such stockholder vote, an aggregate of 523,341 shares of Class A Common Stock were redeemed, representing approximately 40.6% of the Public Shares outstanding as of July 7, 2023, resulting in a payment of $5,638,879.48 and leaving 6,246,207 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $137,692 in connection with each extension from July 8, 2023 to January 8, 2024.

On January 3, 2024, the stockholders of PBAX approved proposals to further extend the business combination period up to three additional times for one month each time (collectively, the “Third Extension”), from January 8, 2024 to February 8, 2024, March 8, 2024 or April 8, 2024. In connection with such stockholder vote, an aggregate of 11,625 shares of Class A Common Stock were redeemed, representing approximately 1.5% of the Public Shares outstanding as of January 3, 2024, resulting in a payment of $128,133 and leaving 6,234,582 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $22,600 in connection with the extension from January 8, 2024 to February 8, 2024. As of January 4, 2024, a total of 16,746,668 shares have been redeemed, representing approximately 95.7% of the Public Shares then-outstanding following the Initial Public Offering. As of January 4, 2024, there are 6,234,582 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding and entitled to vote.

Results of Operations

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023 relates to the Company’s formation, the initial public offering (the “IPO”), and since the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO placed in the Trust Account (defined below).

For the three months ended September 30, 2023, we had a net loss of $334,028, which consisted of general and administrative expenses and franchise taxes of $429,801and provision for income taxes of $25,751, partially offset by interest earned on marketable securities held in Trust Account of $121,524.

For the three months ended September 30, 2022, we had net income of $84,505, which consisted of unrealized gain on marketable securities held in Trust Account of $661,176 and interest earned on marketable securities held in Trust Account of $320,475, partially offset by general and administrative expenses and franchise taxes of $836,685.

For the nine months ended September 30, 2023, we had a net loss of $2,253,473, which consisted of general and administrative expenses and franchise taxes of $2,563,647 and provision for income taxes of $70,409, partially offset by interest earned on marketable securities held in Trust Account of $380,583.

For the nine months ended September 30, 2022, we had a net loss of $405,061, which consisted of general and administrative expenses and franchise taxes of $1,618,042, partially offset by unrealized gain on marketable securities held in Trust Account of $915,859 and interest earned on marketable securities held in Trust Account of $357,583.

Liquidity and Going Concern

On October 8, 2021, we consummated the IPO of 17,500,000 Units, at a price of $10.00 per Unit, which included the partial exercise by the underwriter of its over-allotment option in the amount of 2,000,000 Units, generating gross proceeds of $175,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 885,000 Placement Units to the Sponsor, Cantor Fitzgerald and CCM at a price of $10.00 per Placement Unit generating gross proceeds of $8,850,000.

Following the IPO, the partial exercise of the over-allotment option and the sale of the Placement Units, a total of $178,500,000 was placed in the Trust Account ($10.20 per Unit). We incurred $12,729,318 in transaction costs, including $2,635,000 of underwriting fees, $9,150,000 of deferred underwriting fees and $944,318 of other offering costs.

As of September 30, 2023, the Company had $119,014 in its operating bank accounts, $8,329,792 in money market funds held in Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and a working capital deficit of $4,568,584.

For the nine months ended September 30, 2023, there was $1,336,995 of cash used in operating activities.

For the nine months ended September 30, 2022, there was $719,147 of cash used in operating activities.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be converted into units of the post Business Combination entity, at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Placement Units. On December 13, 2022, the Company entered into a promissory note with the Sponsor. In order to fund ongoing operations, the Sponsor will loan up to $1,500,000 to the Company. As of September 30, 2023 and December 31, 2022, there was $1,395,000 and $650,000 of outstanding borrowings under the working capital loan arrangement, respectively.

We monitor the adequacy of our working capital in order to meet the expenditures required for operating our business prior to our initial business combination. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.

The Company currently projects that it will not have sufficient funds to cover its expenses over a one-year period from the date the financial statements are available to be issued. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor or an affiliate of the Sponsor a monthly fee of $20,000 for office space, administrative and shared personnel support services to the Company. We began incurring these fees on October 6, 2021 and incurred these fees monthly through December 31, 2022. The payment of these fees was suspended on December 31, 2022 and reinstated on March 31, 2022. As of September 30, 2023, there was a $35,000 outstanding balance owed to the Sponsor.

The Company entered into an agreement, commencing on the date of its listing on NASDAQ, to pay the spouse of our Chief Executive Officer a monthly consulting fees of $15,000 for assisting the Company in identifying and evaluating potential acquisition targets. Payment of the consulting fees ended on December 31, 2022 as part of the Charter Amendment approval.

In addition, we have an agreement to pay the underwriter a deferred fee of $9,150,000. The deferred fee will become payable to the representative from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of our condensed balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Net (Loss) Income per Common Share

Net (loss) income per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. At September 30, 2023, the Company did not have any dilutive securities and/or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the period presented.

Recent Accounting Standards

In June 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU 2016-13”) Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have an impact on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

BUSINESS OF CERO AND INFORMATION ABOUT CERO

Unless the context otherwise requires, any reference in this section to “the Company,” “we,” “us” or “our” refers to CERo prior to the consummation of the Business Combination and to New CERo following the Business Combination.

Our Company

We are an innovative immunotherapy company advancing the development of next-generation engineered T cell therapeutics for the treatment of cancer. Our proprietary approach to T cell engineering, which enables us to integrate certain desirable characteristics of both innate and adaptive immunity into a single therapeutic construct, is designed to engage the body’s full immune repertoire to achieve optimized cancer therapy. Our novel cellular immunotherapy platform is designed to redirect patient-derived T cells to eliminate tumors by building in engulfment pathways that employ phagocytic mechanisms to destroy cancer cells, creating what we refer to as Chimeric Engulfment Receptor (“CER”) T cells. We believe the differentiated activity of CER-T cells will afford them greater therapeutic application than currently approved chimeric antigen receptor (“CAR”) T cell therapies, for use spanning both hematological malignancies and solid tumors. We are nearing completion of extensive preclinical testing and studies which are needed to obtain regulatory clearance to initiate human clinical trials with CER 1236, and have engaged in a pre-IND meeting with the FDA. We anticipate filing an IND application and initiating clinical trials for our lead drug candidate, CER-1236, in 2024. However, manufacturing delays or other delays with IND-enabling studies, among other factors, may impact the timing and approval of such trials.

The ability to enhance the activity of T cells against human cancers through genetic engineering has been among the most significant advances in cancer therapy in the last decade. One of the more promising therapeutic uses of T cells to emerge has been CAR-T cell technology. Yet as remarkable a development as CAR-T cell therapy has been, its use has been largely limited to the treatment of certain hematological cancers due to CAR-T cells’ limited ability to proliferate, traffic, and circulate in solid tumors. Curative cell therapies for solid tumors currently do not exist, and the significance of this limitation is underscored by the prevalence of solid tumor malignancies. The American Cancer Society estimates that solid tumor cancers accounted for more than 1.7 million of the 1.9 million people newly diagnosed with cancer in 2022. Even in hematological malignancies with approved CAR-T cell therapies, cure rates do not exceed 60%. Nevertheless, despite such limitations, sales of CAR-T cell therapies are anticipated to grow rapidly over the next several years and are expected to exceed $10 billion globally by 2030.

We believe that the preferential attributes engineered into our CER-T cell therapy enables us to overcome many of the limitations which hinder the wider application of CAR-T technology. Our CER-T cells employ a novel targeting mechanism that enables the use of phagocytic pathways. Specifically, they target phosphatidylserine (“PS”), a critical component of the cell’s plasma membrane that has a key role in cell cycle regulation. Exposure of PS on the outer surface of the plasma membrane acts as an “eat-me” signal and marks abnormal, stressed and dying or dead cells for phagocytosis. The pro-phagocytic activities of CER-T cells are designed to integrate innate immune effector functions into cytotoxic killer T cells, creating within a single T cell the ability to directly mediate cytotoxic effects and indirectly prime other immune cells. As externally oriented PS is ubiquitously expressed by numerous cancer cell types, we believe a single CER-T construct may have broad clinical utility in treating an array of cancers. Moreover, in preclinical studies, we have observed CER-T cells to exhibit superior cross-presentation abilities compared to conventional T cells, potentially triggering a broad complement of immune effector cells against tumors. In consequence, we envision CER-T therapeutics as potentially having differentiated therapeutic utility with application across a wide array of cancer types.

We have patterned the design of our CER-T constructs based upon many of the components found in existing conventional CAR-T cell therapies which we believe could shorten development timelines and enhance commercial application. The processes and protocols used to genetically modify a patient’s T cells to produce CAR-T cells are already well recognized, as is the use of lentivirus in the manufacture of these therapies. Accordingly, we have developed CER-T cell manufacturing processes that closely resemble those used to produce existing engineered CAR-T cells. We also expect to benefit from the well-defined and recognized regulatory guidelines established by both U.S. and European regulatory authorities related to CAR-T therapy and its use. In contrast to these attributes, we believe that other emerging CAR-based drug candidates which involve immune effector cells other than T cells, such as CAR-NK and CAR-M therapies, that are in the earlier stages of clinical development are unlikely to enjoy similar benefits.

In preclinical studies, we have observed CER-1236 to display attractive functional attributes, among which are:

•        target-dependent activation, anti-tumor cytokine production and high proliferative capacity;

•        phagocytosis of tumor cells;

•        distinct transcriptome, cytokine and chemokine signatures that substantiate the complementary activity of both the innate and adaptive immune response;

•        enhanced antigen acquisition, processing and presentation;

•        no evidence of T cell exhaustion despite repeated challenges;

•        no observed off-target or off-tumor toxicities;

•        expression and maintenance of diverse T cell populations, including naïve and memory cells, likely indicative of response persistence and durability; and

•        well defined and scalable manufacturing protocols.

Based on the preclinical data regarding the use of CER-1236 T cells to combat hematologic malignancies, we currently intend to file an IND application to begin clinical trials in 2024. We anticipate that our initial targets will be relapsed, remitting acute myeloid leukemia (“AML”) patients as well as aggressive, difficult-to-treat B cell malignancies, including aggressive mantle cell lymphoma (MCL) and refractory chronic lymphocytic leukemia (CLL). AML is a heterogenous and aggressive c hematopoietic malignancy characterized by the rapid buildup of immature myeloid cells in the bone marrow and blood. This process results in the inhibition of normal hematopoiesis, manifesting as neutropenia, anemia, thrombocytopenia, and the clinical features of bone marrow failure. AML accounts for 90% of all acute leukemias in adults, with an estimated 20,240 new cases and 11,400 deaths expected in the United States in 2023. The disease often presents with signs and symptoms related to infiltration of leukemic blasts into the bone marrow resulting in infections and disruption of normal hematopiesis and is associated with a variety of laboratory derangements in addition to abnormal blood counts. The current treatment has remained largely unchanged over several decades with combination chemotherapy with cytarabine for 7 days and an anthracycline for 3 days (“7+3”). Newer, targeted approaches that include multi-kinase domain inhibitors and antibody-drug conjugates are now available during induction chemotherapy for certain patients. For patients that are sufficiently healthy and at unfavorable risk, allogeneic Hematopoietic Stem Cell Transplants (“HSCT’s”) are commonly performed. Despite these interventions, there is significant unmet medical need for novel therapies, including cell therapeutic approaches. In the difficult-to-treat B-cell malignancies, durable responses with CAR-T cell therapy are often evasive and the high frequency of acute multi-organ complications often limits its use, particularly among chronically ill or elderly patients. Existing FDA-approved CD19-targeted CAR-T cell therapies produce an overall response rate of between 50% and 80%. Our Phase 1 clinical trial of around 25 patients, is intended to evaluate the safety, potential therapeutic utility and applicable dose of CER-1236. Following a trial in these hematological malignancies, we intend to expand the clinical development of CER-1236 to include solid tumors such as non-small cell lung cancer (“NSCLC”) and ovarian cancer. We believe that CER-1236 has the potential to be a therapy for the unmet needs of targeted indications, if approved, and differentiated by its safety, tolerability, efficacy and clinical benefit over current therapeutic alternatives, which have been observed in preclinical studies. None of the abovementioned statements regarding any of our products in development are intended to be a prediction or conclusion of efficacy. No clinical trials on our product candidates have commenced so no conclusions relating to such attributes can be made.

Our Team

Following the Closing, our management team is expected to consist of experienced industry executives with a demonstrated record of accomplishment. Upon the completion of the Business Combination our chief executive officer will be Brian Atwood, formerly the president and chief executive officer of Cell Design Labs, Inc., which was acquired by Gilead Sciences, Inc., and co-founder and managing director of the venture capital firm, Versant Ventures. Mr. Atwood has also been on the board of directors for numerous early-stage biopharmaceutical companies including Immune Design Corp., which was acquired by Merck & Co., Veracyte, Inc., Five Prime Therapeutics, Inc., which was acquired by Amgen Inc., and Cadence Pharmaceuticals, Inc., which was acquired by

Mallinckrodt Pharmaceuticals. Our co-founder and head of our scientific advisory board is Lawrence Corey, M.D., an internationally renowned expert in immunology and adoptive cellular immunotherapy and co-founder of the pioneering CAR-T cell therapy company Juno Therapeutics, Inc., which was acquired by Celgene Corporation, as well as Vir Biotechnology and Immune Design Corporation. Dr. Corey, a member of both the National Academy of Medicine and the American Academy of Arts and Sciences, is also a past President and Director of the Fred Hutchinson Cancer Research Center. Our current chief executive officer, who will be our chief technical officer following the consummation of the Business Combination, is Dr. Daniel Corey. Dr. Corey was a senior follow in the Division of Hematology at Stanford University and a fellow at Stanford University’s Institute of Stem Cell Biology and Regenerative Medicine, where he was awarded a career development award from the National Heart Lung and Blood Center for work studying Hematopoiesis. Following the consummation of the Business Combination, Mr. Chris Ehrlich, PBAX’s current chief executive officer and director, will be our chief financial officer and chief operating officer. Mr. Ehrlich served as the Chief Executive Officer of Locust Walk Acquisition Corp., Senior Managing Director and Head of Locust Walk Partners’ Global Biopharmaceutical team, and a Managing Director at InterWest Partners, a venture capital firm focused on healthcare and information technology. Our current lead investor is Arch Venture Partners, one of the most distinguished venture capital firms supporting the development of emerging biopharmaceutical technologies.

Our Strategy

Our intent is to become a leading biopharmaceutical company focused on the capital-efficient advancement of innovative anti-cancer product candidates targeting the unmet medical need associated with aggressive and difficult-to-treat hematological malignancies and solid tumors. To accomplish this objective, the key elements of our strategy to include:

•        Advance the clinical development of CER-1236 for the treatment of AML patients and difficult-to-treat B cell malignancies.    Based on preclinical data generated to date related to the use of CER-1236 to treat hematological cancers, we intend to initially target relapsed and refractory AML patients as well as MCL and refractory or relapsed CLL for clinical development. These are aggressive cancers with limited treatment options. Moreover, these cancers represent a significant unmet medical need, as patients diagnosed with AML, MCL or refractory or relapsed CLL are often ineligible for CAR-T cell therapy. Approximately 20,000 cases of AML, 4,800 cases of MCL and 19,000 cases of CLL are diagnosed annually in the U.S.

•        Leverage past and current CAR-T product approvals to shorten the regulatory and manufacturing pathway for CER-1236.    We have designed our CER-T cells to share similar construction to currently approved CAR-T cell therapies. The processes and protocols used to produce autologous CAR-T cells are well recognized, and we expect to benefit from the well-defined regulatory guidelines established by both U.S. and European regulatory authorities related to CAR-T cell therapy manufacture. Accordingly, we have configured CER-T cell manufacturing processes to share similarities with those employed in the production of CAR-T cells.

•        Expand CER-1236 development activities to target solid tumors.    If supported by the clinical data of CER-1236 for the treatment of AML and/or B cell malignancies, we subsequently intend to expand the clinical development of CER-1236 to include solid tumors. To this end, we plan on evaluating the potential therapeutic utility of CER-1236 to treat NSCLC and ovarian cancer, indications for which efficacious treatments have proven elusive. We believe CER-1236’s differentiated mechanism of action enables the enhanced activity of a broader contingent of immune effector cells, which may allow CER-1236 to achieve success treating cancers for which currently approved CAR-T cell therapies have demonstrated little clinical benefit.

•        Seek strategic partnerships for select indications.    CER-1236 is designed to have broad application in the treatment of both hematological diseases and solid tumor indications. As such, we believe this single therapeutic candidate may offer opportunity in multiple treatment protocols. We intend to pursue preclinical and clinical development opportunities for certain of these cancers in a capital-efficient manner, including selectively pursuing strategic partnerships with leading biopharmaceutical companies with clinical development expertise to maximize the value of our pipeline. As we seek to commercialize any approved products, we plan to retain worldwide rights for certain development initiatives, while considering partnership opportunities for others.

The Immune System and its Function

The immune system is a host defense system comprising multiple structures and processes within an organism that protects against disease. As with other mammalian species, the human immune system is segregated into two separate yet interconnected components, the innate immune system and the adaptive immune system. The innate immune system is responsible for an immediate, non-specific response to infected or diseased cells. Triggering its activation are pathogen-associated and damage-associated molecular patterns recognized by preconfigured pattern recognition receptors which reside on the surface of various types of leukocytes, or white blood cells, that make up the innate immune system, including macrophages, dendritic cells, eosinophils and natural killer (“NK”) cells. In addition to its direct participation in eliminating damaged or diseased cells, certain components of the innate immune system function significantly as antigen-presenting cells (“APCs”) promoting the activity of the adaptive immune system.

The adaptive Immune system is composed of special types of leukoctyes known as T and B lymphocytes, also known as T and B cells, respectively. T cells participate primarily in the cell-mediated immune response while B cells are involved in the humoral immune response. T cells are an essential component of the adaptive immune system, targeting specific antigens and either destroying targeted cells directly or participating in their destruction by activating other immune cells. T cells use T cell specific receptors to recognize antigens presented via major histocompatibility complex (“MHC”) molecules on APCs. Through this mechanism, T cells have the ability to target tumor-transformed or virus infected cells, as well as help coordinate the activity of other immune cells.

T cells are differentiated by the expression of protein markers on their surface. The two most prominent types of T cells are those that express CD8 molecules and are known as CD8 T cells, and those that express CD4 molecules and are known as CD4 T cells. CD8 T cells, also referred to as cytotoxic lymphocytes (“CTLs”), eliminate cells which they encounter that are recognized as being infected with viruses or other pathogens or are otherwise damaged or dysfunctional through a process referred to as cell lysis, which involves the release by these killer T cells of perforins and granzymes to compromise the integrity of the target cell’s membrane. Endogenous pathogens are broken down by mechanisms present in virtually all cells into smaller fragments and presented to CD8 T cells in combination with an MHC class I molecule. CD4 T cells, also referred to as T helper cells, have limited cytotoxic activity and typically do not kill infected or dysfunctional cells or eliminate pathogens directly. Instead, they participate in the immune response by providing signals which activate and orchestrate other types of immune cells to perform these tasks. Professional APCs, such as dendritic cells and macrophages, process exogenous pathogens and then present small fragments of the degraded pathogen to CD4 T cells in combination with an MHC class II molecule, through a phenomenon known as cross-presentation, antigens of exogenous origin are coupled with an MHC Class I molecule to amplify CD8 T cell activity. Antigen cross presentation is of particular importance in the immune system’s response to cancer.

Genetically Engineered T Cells

The ability to enhance the activity of T cells against human cancers through genetic engineering has been among the most significant advances in cancer therapy in the last decade. Advances in understanding T cells and their role in immunology, and an appreciation of their potential use to treat cancer, has increased interest in the clinical application of T cells in recent years, with the field of adoptive immunotherapy attaining increased prominence as a means of enhancing immune control over tumors. Modern molecular biological techniques allow scientists to introduce genes into human T cells that enhance T cell activity, expand their numbers and infuse them back into the patient from whom they were originally harvested. We have developed a novel approach to T cell engineering which has enabled us to integrate certain desirable characteristics of both the innate immune system and the adaptive immune system into a single therapeutic construct intended to optimize cancer therapy. This novel cellular immunotherapy platform is designed to redirect T cells to eliminate tumors by building in engulfment pathways that employ phagocytic programs, creating our CER-T cell therapy.

Phagocytosis is a vital cellular process by which a phagocytic cell engulfs and internalizes a target for elimination and is a major mechanism for the removal of pathogens and unwanted cells to maintain tissue homeostasis. The human body removes billions of cells daily through phagocytic processes. Phagocytic removal employs specific cell clearance programs and machinery to eliminate target cells. The process is a crucial part of the innate immune system and is distinct from the adaptive immune response which involves the generation of cytotoxic T cells to elicit antigen-specific, cytolytic target elimination. To optimize anti-tumor function, we developed CER-T cell therapy to collaboratively mediate both cytotoxic and phagocytic mechanisms. By leveraging the strength of both immune responses, engulfment has the potential for more silent and nontoxic cell removal compared to current CAR-T cell therapies. By leveraging both immune responses, we believe CER-T cell therapy has the potential to eliminate cancer cells more effectively and with fewer side effects than traditional CAR-T cell therapies.

The recognition of phagocytosis as a therapeutic modality to directly clear cancer cells and initiate anti-tumor T cell immune responses has fueled interest in effectively engaging phagocytes for use in cancer therapy. Macrophage cell engineering and macrophage-targeting approaches that enhance cytotoxic, phagocytic and cytokine-mediated anti-tumor function are in development. Early clinical trial data from therapeutic candidates targeting myeloid inhibitor function has demonstrated the potential to elicit clinical responses. However, the diverse pro-tumor functions of myelo-monocytic cells may offset these efforts by supporting cancer cell survival, proliferation and the release of factors that may impede anti-tumor immune responses. Limited in vivo proliferation and manufacturing challenges have also been hurdles in the development of mononuclear phagocyte-based cellular therapy.

Experimental evidence demonstrates the ability of CER-T cells to engulf targeted cells, employ cytolytic and non-cytolytic killing mechanisms, and exhibit pro-inflammatory and antigen processing capabilities that augment the current capabilities of T cell immunotherapy. To that end, we believe CER-T cell therapy, if approved, may become a component of standard of care treatment regimens, used in combination with both small molecule therapeutics and biologics including monoclonal antibodies, and CAR-T and high affinity T cell receptor (“TCR”) T cell therapies to direct robust tumor elimination.

The Increasing Prominence of CAR-T Technology

Immunotherapy is a treatment that harnesses the components and mechanics of the immune system to address diseases and disorders. Cellular immunotherapy is a form of immunotherapy that focuses on modulating or enhancing the activity of different immune cells. One of the more prominent and promising therapeutic uses of T-cells to emerge has been CAR-T cell technology.

CAR-T therapy recognizes specific antigens that are present on the surface of tumor cells and destroys them. The concept of CAR-T builds upon the normal biology of CTLs, whereby naturally occurring receptors serve to activate these cells when a foreign pathogen or cancerous cell is detected. Conventional CAR-T cell therapy involves the genetic manipulation of a patient’s T cells to enable the expression by those modified cells of a receptor designed to bind to a specific surface antigen. After the removal of the T cells from the patient’s blood, a viral vector containing the genetic instructions for the CAR is employed to insert those genes into the genome of the T cell through a process known as transduction. Aggregated in a single viral vector are the genes encoding for each component of the CAR. Typical of the prevailing generation of CAR architecture is the inclusion of these components:

•        Antigen recognition domain.    At one end of the CAR is a binding domain that is specific to a targeted antigen. This domain is exposed to the outside of the engineered lymphocyte, where it can recognize the target antigen or antigens. The extracellular target binding domain of CAR-T therapies currently approved by the FDA typically use a single-chain variable fragment (“scFv”), consisting of the heavy-chain and light-chain variable regions of an antibody.

•        Extracellular hinge domain.    The hinge domain is a small structural component which extends from the outer cell membrane to the antigen recognition domain and provides conformational flexibility to facilitate optimal binding of the antigen recognition domain to the targeted antigen on the surface of the cancer cell.

•        Transmembrane domain.    This middle portion of the CAR links the antigen recognition domain to the activating elements inside the cell. The transmembrane domain anchors the CAR in the lymphocyte’s membrane, bridging the extracellular hinge and antigen recognition domains with the intracellular signaling domain and provides critical stability to the CAR. In addition, the transmembrane domain may also interact with other transmembrane proteins that enhance CAR function.

•        Intracellular signaling domain.    The other end of the CAR, inside the T cell, is connected to two or more contiguous domains responsible for activating the lymphocyte when the CAR binds to its target antigen. The first, found in almost all CAR constructs, is called CD3-ξ. The CD3-ξ domain delivers an essential primary signal within the T cell and is the natural basis for activation of these lymphocytes. The current generation of CAR-T configurations generally employ one or more costimulatory domains, such as CD28, to provide enhanced activation signals and augment lymphocyte activity. Together, these signals result in the proliferation of the CAR-enabled T cells and selective cellular destruction. In addition, activated CAR-T cells stimulate the local secretion of cytokines and other molecules that can recruit and activate additional immune cells to increase target elimination.

The assembly of these core CAR components is depicted in the schematic presented below to which certain non-coding regulatory sequences may be used to augment viral gene expression.

Delivery of conventional CAR-T cell therapies involves a single viral vector.

Conventional CAR-T cell therapies often utilize a lentiviral vector for the delivery of CAR specific genes. Lentiviral particles offer a well-characterized transduction mechanism and are recognized as efficient and convenient vehicles for gene transfer as they demonstrate broad tropism, or activity, in a wide array of cell types, and can be used to target quiescent, or non-dividing, cells. In addition, they do not integrate close to the promoter regions of genes with the frequency of other gene delivery alternatives and lack the immunogenicity of DNA-based vectors, characteristics which provide for enhanced safety. The use of a lentiviral vector to facilitate ex vivo clinical gene transfer has been demonstrated to be safe in humans for two decades with no genotoxicity observed in hundreds of patients following gene transfer into T cells or hematopoietic progenitor cells.

Currently, six CAR-T cell therapies have been approved by the FDA for the treatment of certain types of hematological cancers. The first two, approved in 2017, are axicabtagene ciloleucel, sold by Gilead Sciences under the brand name Yescarta®, and tisagenlecleucel, sold by Novartis under the brand name Kymriah®. A third CAR-T cell therapy, brexucabtagene autoleucel, which is comparable to Yescarta and sold by Gilead under the tradename Tecartus®, was approved in 2020. Lisocabtagene matraleucel, sold by Bristol Myers Squibb under the brand name Breyanzi®, received FDA approval in February 2021 with Bristol Myers Squibb also receiving approval for idecabtagene vicleucel, sold under the tradename Abecma®, in March of that year. Most recently, Janssen Biotech received FDA approval for ciltacabtagene autoleucel, brand name Carvykti®, to treat adult patients with relapsed or refractory multiple myeloma and which targets the BMCA protein expressed on cancer cells rather than CD 19, the target of the other approved CAR-T cell therapies. Each of these therapies is an autologous therapy and is made from T cells first collected from the patient, which are then genetically modified and administered back to the same patient. Sales of CAR-T cell therapies are anticipated to grow rapidly over the next several years and are expected to exceed $10 billion by 2030. CAR-constructs incorporating alternate immune effector cell types, including NK cells and macrophages, are in earlier stages of clinical development and have only recently entered clinical trials. To date, no CAR-based therapies that employ NK cells or macrophages have received FDA approval. There are at present no FDA approved CAR T cell products for AML.

The Limitations of Current CAR-T Technology

Much of the excitement of cellular therapy surrounds the curative potential of adoptive transfer of genetically engineered T cells. Adoptively transferred T cells proliferate upon their engagement with target antigens and represent a form of therapy that can be appropriately characterized as living and expanding. Efficient targeted killing and tumor elimination may be achieved in a short period of time. However, multiple barriers limit the efficacy of conventional CAR-T cell therapy. A high rate of side effects often accompany treatment with currently approved products, especially in those patients with high tumor burdens. In addition, partial responses occur, often associated with immune escape of the tumor from the TCR or the display by the T cells of an exhaustion phenotype. Moreover, while engineered CAR-T cells have shown remarkable potential in the treatment of hematological cancers, they have not demonstrated equivalent efficacy in the treatment of solid tumors. Curative cell therapies for solid tumors currently do not exist and the importance of this limitation is underscored by the prevalence of solid tumor malignances. The American Cancer Society estimates that solid tumor cancers accounted for more than 1.7 million of the 1.9 million people newly diagnosed with cancer in 2021. Even in hematological malignancies with approved CAR-T cell therapies, less toxic orthogonal treatment approaches are needed as cure rates for CD19-targeted CAR-T cell therapies do not exceed 60%.

Challenges to the use of cellular therapy to address solid tumors often relate to difficulty in developing receptors directed towards targets expressed in high frequency on cancer cells as well as overcoming the immunosuppressive microenvironments that contribute to ineffective immune responses. The tumor stroma, made up of a dense fibrotic matrix, often surrounds solid tumors and acts as a physical barrier, which restricts CAR-T cell access to the tumor. CAR-T cell activity may be further hindered by the tumor microenvironment (“TME”). In the TME, multiple cell types which drive immunosuppression infiltrate solid tumors, including myeloid-derived suppressor cells, tumor-associated macrophages, and regulatory T cells. The interaction of these cells and the tumor cells increases the expression of signaling molecules that enable tumor cell proliferation while dampening the generation of co-stimulatory signals necessary for T cell expansion and persistence. In addition, TME-associated immune dysfunction may result in a down regulation of MHC class I molecules, limiting proper antigen presentation and T cell proliferation. Collectively, these attributes of solid tumors enable them to avoid normal immune surveillance. Increased engagement of the endogenous host response is also an important, if not critical, component of CAR-T cell therapy clinical success as the recruitment into the tumor of bystander lymphocytes has been observed in tumor biopsies from patients with curative CAR-T cell therapy. Enhancing the host’s own response to tumor cells offers an important opportunity to improve current CAR T cell responses.

CAR-T recipients may also incur serious adverse events (“SAEs”), perhaps the most prominent of which is CRS. Believed to be related to the rapid proliferation and activation of T cells upon detection of a target antigen, severe or life-threatening CRS was noted in a significant number of patients who participated in the registrational trials of FDA-approved CAR-T therapies. These SAEs can result in patients who receive conventional CAR-T therapy requiring longer hospitalizations and more intensive medical care. The frequency and severity of observed SAEs was one of the primary reasons that administration of currently approved CAR-T therapy is restricted to a select number of treatment centers. Moreover, aside from the low-level expression of certain cancer specific neoantigens, most tumor associated antigens are also found on normal cells which may lead to serious, if not life threatening, “on-target, off-tumor” toxicities.

We believe that the preferential attributes engineered into our CER-T cell therapies have the potential to represent a next-generation adoptive cellular immunotherapy approach and enable us to overcome many of the limitations which hinder the wider application of current CAR-T technology. The prophagocytic and immunomodulatory properties of CER-T cells are designed to overcome some of the immunosuppressive elements in many solid tumors. In addition, their anticipated superior antigen presentation properties may enhance a patient’s ongoing immune response against tumor antigens. In consequence, we envision CER-T therapeutics as having a differentiated mechanism for tumor clearance that enables the potential for enhanced activity across a broad array of hematological malignancies and solid tumors.

CER-T Cell Therapy Technology

Distinguishing our CER-T cell therapy candidate is the integration into a single therapeutic construct of many of the anti-tumor capabilities resident in both the innate and the adaptive immune systems. We believe the coupling of these functions better emulates normal immune system activity which may promote enhanced T cell activation, proliferation and durability for more robust elimination of cancerous cells and reduction in tumor burden.

We have designed our CER-T constructs to embrace many of the components found in conventional CAR-T cell therapies. The processes and protocols used to genetically modify a patient’s T cells to produce CAR-T cells are well recognized, as is the use of lentivirus in the manufacture of these therapies. Accordingly, we have constructed CER-T cell manufacturing processes to be similar to those of CAR-T cells. We expect to benefit from the well-defined regulatory guidelines established by both U.S. and European regulatory authorities related to CAR-T cell therapy and its use.

The biological foundations for CER-T cell therapy

PS, is a component of a cell’s plasma membrane and has a key role in cell removal. Under normal physiological conditions, PS is restricted to the inner leaflet of the phospholipid bilayer which makes up the plasma membrane of a cell. However, cellular stresses cause the externalization of PS to the cell surface. Exposure of PS on the outer surface acts as an “eat-me” signal and marks abnormal, stressed and dying or dead cells for phagocytic clearance. A variety of tumors have been shown to have increased surface PS as a result of altered plasma membrane regulation. Among hematologic tumors, loss-of-function mutations in the flippase chaperone transmembrane protein 30A

(“TMEM30A”), have been identified in approximately 5% to 11% of patients with diffuse large B cell lymphoma (“DLBCL”) and among a cohort of newly diagnosed patients, this mutation was correlated with improved response to the standard therapeutic regimen suggesting the host’s immune elimination of PS positive tumor cells enhances tumor clearance. We are seeking to exploit the presence of PS expressed on the outer cell surface of both hematological malignancies and solid tumors to create our next generation anti-cancer agents.

CER 1236: Our Lead Development Candidate

As externally oriented PS is present on many cancerous cells regardless of tumor type, we believe a single CER construct may demonstrate clinical utility in treating an array of cancers. To that end, we have focused our development activities on optimizing the cancer killing capabilities of a specific CER-T therapeutic design. These efforts have resulted in our lead clinical candidate, CER-1236. In preclinical studies, we have observed CER-1236 to display attractive functional capabilities and product characteristics, among which are:

•        target-dependent activation, anti-tumor cytokine production and high proliferative capacity;

•        tumor cell phagocytosis;

•        distinct transcriptome, cytokine and chemokine signatures that substantiate the complementary activity of both the innate and adaptive immune response;

•        enhanced antigen acquisition, processing and presentation;

•        no evidence of T cell exhaustion despite repeated challenges;

•        no observed off-target or off-tumor toxicities;

•        expression and maintenance of diverse T cell populations, including naïve and memory cells, likely indicative of response persistence and durability; and

•        well defined and scalable manufacturing protocols.

We have designed CER-1236 to align with components included in the current generation of conventional CAR-T configurations by fusing the external domain of TIM-4, a phagocytic receptor, with intracellular signaling domains from T cells and innate immune cells. TIM-4 harbors endogenous phagocytic capacity through its binding to the pro-phagocytic “eat-me” signal PS. CER-1236’s intracellular signaling domains, including TLR2/TIR, CD28 and CD3ξ motifs, are designed to augment both TIM-4 mediated phagocytosis and cytotoxic T cell function. Another similarity between conventional CAR-T therapeutic formats and our CER-T design is the delivery vehicle used in transduction. As is found in many approved CAR-T therapies, our CER-T technology also employs a lentiviral vector to facilitate gene delivery to patient-derived T cells. A schematic of the structural elements of CER-1236 is presented below.

Schematic of CER-1236

Abbreviations: TIM-4 = ectodomain of the T cell immunoglobulin mucin domain protein 4; TLR2 = toll-like receptor 2; TIR = toll/interleukin-1 receptor.

CER-1236 employs an innovative mechanism of action

CER-1236 is an autologous T cell therapy candidate designed to target PS through the external domain of the prophagocytic receptor TIM-4 protein. This therapeutic construct was developed to combine adaptive T cell killing activity with phagocytic clearance and antigen presentation activity to create T cells with enhanced cancer immunotherapy capabilities. The approach builds on the early success of adoptive T cell transfer, which has demonstrated the ability of T cells to proliferate, traffic, and circulate within both primary and metastatic tumors.

By enhancing phagocytic clearance and antigen presentation activity and integrating them into T cells, we believe CER-T cells offer the potential for more effective elimination of cancer cells. The industry’s decades-long experience with engineered T cell use provides a solid foundation for the development of CER-1236.

As the target ligand of our initial CER-T cell is not an antigen restricted to only certain tumors, CER-1236 T cells may provide clinical benefit across multiple tumor types. The functional interaction of CER-1236 T cells is depicted in the illustration presented below.

CER-1236 T cells are designed to harness the power of both the innate and adaptive immune systems

CER-1236 expresses the external domain of the prophagocytic receptor TIM-4 which is linked to T cell and innate immune cell intracellular signaling domains. TIM-4 is normally expressed on subsets of macrophages and dendritic cells and harbors endogenous phagocytic capacity through its binding to and recognition of PS. The intracellular signaling domains in CER-1236 are designed to trigger T cell cytotoxic function and enhance TIM-4 mediated phagocytosis. CD3ξ is the signaling component of the T cell receptor (“TCR”) and CD28 is a co-stimulatory domain needed for optimal activation. The TLR2/TIR domain is involved in both innate and adaptive immune responses and activation of TIR further enhances signaling through both NFξB and the mitogen-activated protein (“MAP”) kinase family, promoting T cell activity and phagocytic uptake. Both CD28 and CD3ξ signaling domains are incorporated into approved CAR-T cell products. A third generation anti-CD19 CAR-T cell that incorporates a TLR2/TIR is currently in clinical development.

By virtue of the TIM-4 engulfment receptor and the intracellular signaling domains, CER-1236 combines attributes of both T cells and phagocytic cells. In phagocytic cells, such as macrophages and dendritic cells, recognition of the TIM-4 ligand, PS, on the surface of apoptotic cells by native TIM-4 leads internalization by utilizing integrin coreceptors to activate phagocytic signaling. TIM-4-mediated phagocytosis depends on activation of the RAC1 GTPase which is similarly targeted by TLR signaling, especially TLR9 and TLR2. However, it has been shown that deletion of the intracellular portion of TIM-4 is not required for phagocytosis, and therefore the extracellular domain (“ECD”) of TIM-4 appears to function as a tether during phagocytosis to allow intracellular signaling by other transmembrane phagocytic molecules with which it associates, such as the integrins which are expressed ubiquitously on T cells. Since CER-1236 contains only the ECD of TIM-4, binding to PS on tumor cells recruits the cell-surface phagocytosis machinery, and simultaneously directly activates CER-1236 T cells through the intracellular CD3ξ and CD28 costimulatory domains. Phagocytosis and cytokine secretion are further enhanced by the TLR2/TIR intracellular signaling domain.

In preclinical studies, CER-1236 empowers T cells with phagocytic and cytotoxic potency

In an in vitro evaluation of the phagocytic potential of CER-1236, CER-transduced T cells demonstrated robust phagocytosis of PS. CER-1236 T cells were produced by transducing donor T cells using a lentiviral vector encoding for the chimeric receptor CER-1236, yielding a high percentage of T cells expressing the TIM-4 receptor, in similar CD4:CD8 ratios to untransduced cells. CER-1251 T cells, which express matching intracellular signaling domains but are unable to bind to PS due to a mutation in the gene encoding for the TIM-4 binding site, were also produced as a negative control.

PS-coated agarose beads were prelabeled with pHrodo red, a pH-sensitive dye which displays limited fluorescence at neutral pH but generates significant fluorescence in acidic pH. The post-phagocytic fusion of phagosomes and lysosomes leads to a drop in pH which can be detected by pH-sensitive dyes. As is illustrated in the graphic below, CER-1236 T cells co-cultured with PS-coated beads displayed significant phagocytic activity with up to 60% of CER-T cells acquiring a pHrodo red signal, indicative of bead capture and internalization. By contrast, untransduced T cells and CER-1251 T cells, with a mutation in the TIM-4 binding site, demonstrated minimal pHrodo red binding.

CER-1236 displays robust, target-specific phagocytic activity

Phagocytosis (%)
80
60
40
20
0
*
*
Untransduced
CER-1236
MutantTIM-4 CER-1251

Gene expression patterns demonstrate the combined cytotoxic and phagocytic functions which reside in the CER-1236 T cell. RNA-sequencing enabled the interrogation of the transcriptional profile of CER-1236 T cells after stimulation, with defined separation between the CER-1236 activated cells and the untransduced and CER-1251 control T cells. As is presented in the gene expression profile below, over 1,700 genes were noted to be differentially expressed in CER-1236 stimulated T cells in comparison to CER-1251 stimulated T cells. Among these genes were those related to pathways with well-known involvement in regulating phagocytosis, genes involved in nucleation of the ARP-WASP complex, Rho family GTPases, RAC signaling and phagosome formation. Of note, the RhoG subfamily of GTPase has been previously implicated in TCR-driven phagocytic processes. This aggregate of transcriptional signatures is indicative of the multi-modal immune response elicited by CER-1236 T cells.

Phagocytic and cytotoxic transcriptional signatures demonstrate the plasticity of CER-1236 T cells

1236ps VS 1251ps
-log10FDR
200
150
100
50
0
-5
0
5
10
log2fold Change
RIPOR2
SLAMF6
CD300A
FCGR2B
G2MB
IL13
JUNB
RELB
RHOB
ITGB5
IFNG
IL2
DOCK1
CD80
IL3
ITGAD
MRAS
RHOV
Expression
Down-regulated
Up-regulated

CER-1236 T cells were also observed to generate potent anti-cancer responses in cell lines derived from specific hematological malignancies and solid tumors. Using an MCL cell line that has been modified to constitutively express externalized cell surface PS, MCL cells were co-cultured with either CER-1236 T cells or untransduced T cells. Notably, CER-1236 T cells eliminated 87% of the MCL cells while the untransduced cells demonstrated minimal cytotoxic ability. In addition, CER-1236 T cells secreted multiple cytokines, including IFNξ, granzyme B and TNFξ, all indicative of robust and sustained T cell cytotoxicity. Cytokine secretion was determined to be dependent of binding to PS, as CER-1251 T cells did not secrete cytokines despite exposure to cell surface PS. Further visual evidence of the cancer-killing capacity of CER-1236 T cells is illustrated in the staining assays depicted in the graphs presented below. In the assays with no CER-1236 T cells, a significant proliferation of cancer cells was observed, as evidenced by the increase in red staining, while the growth of cancer cells when exposed to CER-1236 T cells was limited. These results are presented in the graph to the left below.

CER-1236 T cells demonstrates potent cytotoxic responses to cancer cells in vitro

Significant cytotoxic activity of CER-1236 was also noted in an advanced NSCLC cell line which had a mutation in its EGFR gene, a cancer type accounting for between 10% and 15% of all lung adenocarcinoma cases in persons of European descent and higher among the Asian population. As is depicted in the above, right graph, while the addition of CER-1236 alone to a NSCLC cell line which harbors L858R double mutations, demonstrated moderate cancer cell killing activity, the addition of osimertinib, the preferred tyrosine kinase inhibitor option for first-line treatment of EGFR-mutation positive advanced NSCLC, substantially enhanced CER-1236 T cell killing in a tyrosine kinase inhibitor-concentration dependent manner. In contrast, HCC827 cells co-cultured with untransduced T cells displayed minimal changes in cell number as compared to cells incubated in the absence of T cells, at all drug concentrations tested. Conditional cytokine proliferation was also observed with CER-1236 T cell treatment, with IFNξ levels over 400-fold higher in cancer cell cultures which used CER-1236 T cells, in contrast to co-cultures which used untransduced T cells. The addition of osimertinib to co-cultures further increased IFNξ levels by more than two-fold, compared with CER-1236 treatment alone. Similar trends were observed with TNFξ and Granzyme B levels and increases in osimertinib concentrations led to dose-dependent CER-1236 T cell proliferation. These results demonstrated that CER-1236 T cell activity could be significantly enhanced by upregulating target expression through concomitant dosing of standard of care medication.

Phosphatidylserine (PS), a lipid moiety recognized by phagocytic cells as an “eat me” signal, has previously been shown to be aberrantly upregulated on acute promyelocytic (APL) blasts, a subset of AML. To further interrogate phosphatidylserine across other AML subtypes, we evaluated a panel of primary bone marrow samples and peripheral blood from AML patients. We screened a preliminary panel of primary, treatment-naïve or on-therapy AML bone marrow and PBMC samples by flow cytometry: (n=5 adverse, n=5 intermediate, n=1 APL, n=1 familial, n=5 N/A) (Table 1). We observed both high percent (35.5% ± 21.6) and gMFI of cell surface PSon a range of AML bone marrow samples. The median MFI of tertiles 1-3 was: T1 n=7, gMFI = 5033; T2 n=8, gMFI = 1873; T3 n=8, gMFI = 611. Of note, the two on-therapy samples showed high percent and gMFI of cell surface PS, with a patient receiving 5-azacytidine showing 1.8 fold PS gMFI over median. The second patient receiving TKI therapy showed 3.3 fold PS gMFI over median. Healthy donor samples had much lower cell surface PS, with a mean gMFI of 582. Circulating AML leukemic blasts were also evaluated for cell surface PS and showed high concordance with BM blasts, with high levels of cell surface PS compared to healthy donor PBMCs.

Table 1. AML patient characteristics

Patient: Patient ID	Treatment Status: Disease Status	Previous Treatments	Patient Age At Collection	Gender	Race	Patient: Ethnicity	% Blast Cells	Risk Category	Genetic Abnormality	Cytogenetics
200001107	Newly Diagnosed	none	67	Female	White	Non-Hispanic/Latino	91	Adverse	RUNX1	N/A
200015767	Newly Diagnosed	none	59	Female	White	Non-Hispanic/Latino	35	Adverse	TP53	N/A
200013141	Newly Diagnosed	none	69	Male	White	Non-Hispanic/Latino	75	Intermediate	VAF ASXL1 < 50%	N/A
200015300	Newly Diagnosed	none	59	Male	White		93.03		N/A
200018491	Newly Diagnosed	none	62	Female	White	Non-Hispanic/Latino	30	Adverse	TP53	N/A
130802218	Newly Diagnosed	none	71	Male	White		94.77		N/A
200018493	Newly Diagnosed	none	48	Male	White	Non-Hispanic/Latino	82	Adverse	ASXL1, FLT3-ITD	N/A
200015400	Newly Diagnosed	none	51	Male	White	Non-Hispanic/Latino	80.2	Familial	GATA2 Deficiency	N/A
130776684	Newly Diagnosed	none	38	Female	White		89.78		N/A
200055487	Newly Diagnosed	none	74	Male	White		80.9		N/A
130781611	Newly Diagnosed	none	62	Female	White		81.67	Intermediate	N/A	Normal
200015406	Newly Diagnosed	none	43	Male	White		91.37	Adverse	FLT-3 ITD	N/A
200036152	Newly Diagnosed	none	85	Female	White		70.13
200015557	Newly Diagnosed	none	69	Female	White	Non-Hispanic/Latino	84	Intermediate	DNMT3A	N/A
200019235	Stable	Azacitidine 8 cycles	71	Female	White		72.63	Intermediate	N/A	N/A
200018645	Newly Diagnosed	none	41	Male	White		76.54	APL	N/A	t(15;17)
200015508	Progressive	Imatinib 400 mg.	63	Female	White	Non-Hispanic/Latino	50	Intermediate	VAF < 50%	N/A
200019095	Newly Diagnosed	none	63	Female	White		82.65
200013114	Newly Diagnosed	none	83	Male	White		56.8		NRAS
130800395	Newly Diagnosed	none	72	Female	White		75.7	Adverse	TET2, ASXL1, TP53
200015280	Newly Diagnosed	none	67	Female	White		15.3		ETV6, BCORL, KRAS
200009820	Newly Diagnosed	none	31	Male	White		85.7		KRAS
200009056	Newly Diagnosed	none	21	Female	White		94.8	Adverse	DNMT3A, BCORL1, TP53

AML from bone marrow or PBMC have elevated cell surface “Eat Me” signal

CER-1236 T cells were also observed to generate potent anti-cancer responses against myeloid malignancies. Acute myelogenous leukemia (AML) is a heterogenous, and aggressive hematopoietic malignancy characterized by the rapid buildup of immature myeloid cells in the bone marrow and blood. We used AML cell lines depicted in the graph below, Kasumi-1 and MV4-11 to demonstrate cytotoxic anti-AML responses in co-culture studies with CER-1236. Similar to in vitro cytotoxicity results observed with B cell malignancy and NSCLC cell lines we show the addition of CER-1236 alone to AML cell lines demonstrates potent cell killing activity. Kasumi-1 harbors a p53 mutation, marking a subset of unfavorable disease risk AML patients, while MV4-11 cells carry a FLT-3 mutation, a proliferative AML leukemia subset. Both cell lines co-cultured with untransduced T cells displayed minimal changes in cell number as compared to cells incubated in the absence of T cells. CER-1236 T cells secreted multiple cytokines in co-cultures with AML cell lines, including IFNξ, granzyme B and TNFξ, all indicative of robust and sustained T cell cytotoxicity.

CER-1236 T cells demonstrate robust in vivo elimination of MCL xenografts

The cancer killing capacity of CER-1236 that was demonstrated in studies involving MCL cell lines was also noted in a mouse xenograft model. Immune deficient NOD scid gamma (“NSG”) mice were xenografted with the human REC-1 cell line at Day -2 and then treated with 8 mg/kg ibrutinib or vehicle and administered CER-1236 T cells daily from Day -1 to study completion. Administration of 7.5e6 CER-1236 T cells in the presence of ibrutinib resulted in the elimination of REC-1 tumor burden in all 11 of the mice in this treatment cohort. The administration of CER-1236 T cells in the absence of ibrutinib eliminated the tumors in all nine animals treated with CER-1236 T cells alone. No tumor growth inhibition was observed in either the vehicle-treated or ibrutinib-treated control groups. Median survival for mice receiving CER-1236 T cells with or without co-administration of ibrutinib was not reached during the study period. The results of this study are presented in the charts below.

A single infusion of CER-1236 T cells eliminates tumors and improves survival

The level of CER-1236 T cells in peripheral blood displayed robust expansion at Day 7, with or without the concomitant administration of ibrutinib. Animals that received CER-1236 T cells demonstrated an expansion of over 400-fold as compared to Day 2 levels both in the absence and presence of ibrutinib. High levels of CER-1236 T cells did not persist in the periphery and animals that received CER-1236 T cells showed a greater than 95% contraction in cell count from peak numbers by Day 14 with subsequent CER-T cell expansion likely prompted by residual tumor cell encounters. CER-1236 T cells also maintained robust proliferative capacity despite repeated antigen challenges with no evidence of T cell exhaustion noted. These findings are illustrated in the following charts.

A single infusion of CER-1236 T cells generated rapid cell expansion across repeated challenges.

CER-1236 demonstrates in vivo tumor clearance in NSCLC adenocarcinoma xenograft.

We envisioned that the simultaneous exposure to both osimertinib and CER-1236 would lead to synergistic in vivo anti-tumor responses. HCC827 NSCLC cells were inoculated into the flanks of NSG mice. Once established, the mice were dosed with a short course of the EGFR inhibitor osimeretinib to prime PS antigen on tumors and administered 2.5e6 CER-1236 T cells. Treatment groups that received the EGFR inhibitor alone, after initial tumor regression, developed progressive disease. In contrast, animals infused with CER-1236 T cells demonstrated potent anti-tumor responses in the presence of osimertinib. CER-1236 T cells expanded rapidly in the blood, with the highest expansion observed in the osimertinib-treated cohorts. Importantly, no evidence of organ toxicity or weight loss was observed with increases in body weight recorded in all groups over the course of the study. Analysis of the tumors post-infusion indicated extensive infiltration of T cells compared to untransduced controls.

CER-1236 T cells infused to Osimertinib dosed animals showed higher levels of T cell expansion

We believe that the preclinical models of AML, MCL, ovarian cancer and EGFR-mutation positive NSCLC demonstrate the ability of CER-1236 T cells to induce collaborative innate-adaptive anti-tumor immune responses in both in vitro and in vivo studies. Moreover, concurrent treatment with standard-of-care therapeutics for each of these indications increases target ligand, conditionally bolstering CER-1236 T cell function to augment anti-tumor activity. Additionally, in antigen presentation assays, activated CER-1236 T cells exhibited superior cross-presentation ability relative to conventional T cells, triggering specific TCR-T cell responses in an MHC class I and TLR-2 dependent manner, overcoming the limited antigen presentation capabilities of conventional T cells. These results indicate that CER-1236 T cells have the potential to achieve optimal tumor control by eliciting both cytotoxic effects and mediated cross-priming.

CER-1236 T cells did not elicit safety signals in preclinical studies

Importantly, no evidence of toxicity was observed after the single administration of 7.5e6 CER-1236 T cells. No incidence of anemia, thrombocytopenia, neutropenia or coagulation abnormalities were recorded. Complete blood count, prothrombin time, and partial thromboplastin time were measured in blood taken at the peak of T cell expansion and after T cell contraction. Hematologic indices, including hemoglobin/hematocrit, platelets and neutrophils remained stable throughout the study. Prothrombin and partial thromboplastin time were unaffected at the peak of T cell expansion and after contraction. None of the animals experienced weight loss, morbidity or unexpected mortality. CER-1236 T cells showed a restricted pattern of tissue distribution similar to other T cell products and did not result in tissue damage with no histological abnormalities observed in any organ evaluated, including heart, lung, liver, kidney and brain.

CER-1236 Clinical Development Strategy

Based on the extensive preclinical data that we have assembled regarding the use of CER-1236 T cells to combat cancer, we currently anticipate filing an initial IND in 2024 to commence clinical trials with our initial treatment target being patients suffering from relapsed, or refractory AML as well as certain B cell lymphomas with unmet medical need. We subsequently intend to expand the clinical development of CER-1236 to include solid tumors such as NSCLC and ovarian cancer. We expect these clinical trials to evaluate the safety, the potential therapeutic utility and applicable dose of CER-1236. In addition, we anticipate that these clinical trials may provide insight into the possible use of CER-1236 to treat an array of hematologic and solid tumors. We believe this drug candidate has the potential to be a therapy for the unmet needs of targeted indications, if approved, and by leveraging the innate immune system’s phagocytic capabilities, could be differentiated by its safety, tolerability, efficacy and clinical benefit over current therapeutic approaches, which have been observed in preclinical studies. None of the abovementioned statements regarding any of our products in development are intended to be a prediction or conclusion of efficacy. No clinical trials on our product candidates have commenced so no conclusions relating to such attributes can be made.

Disease background

Acute Myeloid Leukemia

~20,000 patients in the U.S are diagnosed with AML annually. In adults, AML, characterized by the rapid buildup of abnormal myeloid cells in the bone marrow and blood, is the most common acute leukemia worldwide. In children and young adults under 20 years old AML comprises 74% of acute leukemia cases. Despite the many available treatments for AML, prognosis for patients remains poor. There are several molecular alterations of AML that make it difficult to treat with individual therapies. The process of categorizing the disease state as well a patient’s degree of “fitness” for toxic chemotherapeutic regimens is the subject of ongoing debate and discussion. Moreover, the development of engineered T cell therapies for AML has proven difficult in part due to the identification of suitable target antigens.

B cell lymphoma

B cell lymphomas include patients diagnosed with Hodgkin’s disease and those diagnosed with non-Hodgkin’s lymphoma (“NHL”). In the U.S., the American Cancer Society estimates that in 2023, approximately 8,800 cases of Hodgkin’s lymphoma and 81,000 cases of NHL will be diagnosed, with the number of new diagnoses expected to increase annually. Aggressive B cell lymphomas are a heterogenous group of cancers that arise from B lymphocytes in various stages of development that make up part of the immune system. Included in this group is DLBCL and its variants, MCL, Burkitt lymphoma and B cell lymphoblastic lymphoma. There are an estimated 15,000 patients receiving second or third-line therapies for refractory or recurrent NHL.

We intend to focus the initial development of CER-1236 on the lymphoid malignancies MCL and CLL, a malignancy of mature B cells. MCL is a rare and difficult-to-treat B cell lymphoma with a relapsing and remitting clinical course. Most cases of MCL are diagnosed with advanced-stage disease. Extranodal involvement is common, including involvement of the bone marrow, the gastrointestinal tract and peripheral blood which can result in significant morbidity. MCL accounts for approximately 6% of all cases of NHL diagnosed annually. CLL tends to progress slowly, with a benign phase followed by a terminal phase marked by progressive disease resistant to treatment. The course of CLL is complicated by immune dysfunction, which leads to an increased risk of infection, autoimmune complications and other cancers. An estimated 19,000 new cases of CLL are diagnosed annually in the U.S. and CLL is the cause of approximately 4,300 deaths per year.

Current therapies and their limitations

Until recent years, AML has been treated with decades-old combination chemotherapy regimens, including cytarabine and anthracycline. This regimen has about a 70-80% complete response (“CR”) rates of adults younger than 60 years and 40-60% of fit adults older than 60 years old. For those eligible for the chemotherapy regimen and experiencing a CR, many patients with adverse features (70%) undergo allogeneic HSCT which, in some patients are “curative.” Unfortunately, a significant proportion (up to 50%) of AML patients are over the age of 65 and are “unfit” for intensive chemotherapy, requiring different treatment approaches for medically unfit patients. The treatment landscape for older unfit adults with AML fundamentally changed with the recent availability of new drugs, in particular the oral B-cell lymphoma 2 inhibitor venetoclax. Venetoclax is used in conjunction with azacytidine to treat these patients, with a complete response rate ~65%. However the majority of adult patients with AML experience relapse despite initially attaining CR; a venetoclax-based doublet therapy for medically less-fit adults carries a median survival of ~14.7 months and 4-year survival of less than 20%. The prognosis for patients who are refractory to or relapse after frontline azacitidine venetoclax is dismal with median overall survival of 2.4 months, making this an area of high unmet need. Such patients who do not respond to frontline therapy with azacitidine or venetoclax, and the subset who do not respond to targeted therapies, e.g., IDH1/2 inhibitors, are candidates for investigational trials. To date, there are no approved cell therapeutic approaches to treat AML.

Treatment of NHL is dependent on disease designation. Indolent disease may be treated with localized radiation or simply monitored for disease progression, at which time the disease is often treated with rituximab, with or without chemotherapy. Aggressive disease is treated with chemotherapy if diagnosed in the earlier stages of disease progression or with a combination of rituximab and chemotherapy if diagnosed in the more advanced stages. Targeted therapeutics, including the BTK inhibitors, may be used as first line therapy or as treatment for refractory or relapsed disease. These neoplasms are typically characterized by rapid progressive disease and, although often potentially curable, are associated with relatively short survival of the patient in the absence of successful therapy.

While novel agents, including chemoimmunotherapy, targeted agents and cellular therapy, have transformed the care of patients with MCL, therapeutic resistance remains a challenge in relapsed or refractory MCL, particularly among patients whose disease characteristics designate them as high risk. Several approaches may be employed as second-line therapy for patients who relapse or progress on first-line therapy, including induction with alternate chemotherapies, and targeted therapeutics such as bortezomib, lenalidomide in combination with the monoclonal antibody rituximab, and BTK inhibitors. The use of a BTK inhibitor is generally the preferred second-line therapy and may also be used as third-line therapy in patients who have not been previously administered a BTK inhibitor. CD19 directed CAR-T cell therapy is the recommended third-line treatment for patients who relapse or progress after the administration of chemoimmunotherapy and a BTK inhibitor. Autologous or allogeneic stem cell transplant is another treatment option for patients who relapse.

The management of CLL has evolved rapidly over the past decade with newer, targeted therapeutics becoming the standard of care for a significant majority of previously untreated patients. Options for therapy at relapse include the BTK inhibitors, BCL-2 inhibitors, P13Kδ inhibitors.

Existing FDA-approved CD19-targeted CAR-T cell therapies produce overall response rates between 50% and 80%. Dosing with brexucabtagene autoleucel resulted in progression free survival of 25.8 months and overall survival of 46.6 months in patients with MCL and the National Cancer Care Network has made the treatment its recommended salvage therapy for eligible patients. CAR-T cell therapy has also demonstrated efficacy in treating aggressive and indolent lymphoma subpopulations and is currently being evaluated as a treatment for CLL. Yet while these treatments have transformed care, durable responses are often elusive. Moreover, they have a high frequency of acute multi-organ complications, limiting their use in chronically ill and elderly patients. As such, a significant medical need still exists in refractory or relapsed patients, particularly in patients whose disease is characterized by high-risk features.

Our therapeutic approach and development program

We anticipate the design of the clinical development program for CER-1236 to enable our evaluation of its therapeutic utility in treating both hematologic and solid tumors, as the capacity of a single therapeutic construct to provide clinical benefit across this diversity of tumor types would represent a significant advance in cancer immunotherapy. Due to the therapy’s novel mechanism of action, engaging both the innate and the adaptive immune response, and the broad expression profile of PS on a variety of hematologic and solid tumors, we intend to employ an adaptive Phase 1 trial design to evaluate patient response to CER-1236. As such, the dosing protocol will emphasize a gradual increase in the delivered dose with the objective of achieving a clinical signal, while ensuring patient safety. We also intend our Phase 1 trial design to enable an evaluation of appropriate dosing strategies to optimize CER-T engagement and proliferation.

To enhance patient recruitment opportunities, we intend to enroll AML patients who are relapsed and refractory to chemotherapy and eligible for HSCT. While we expect the majority of our initial enrollments to be with AML patients, we also intend to make all B cell lymphoma patients eligible to enroll as initial participants in our Phase 1 trial. With safe dosage established in these first patients, our intent is to subsequently evaluate the use of CER-1236 as monotherapy in AML, MCL and CLL, and in combination with a BTK inhibitor in select patients. We envision each of the AML, MCL and CLL treatment cohorts to involve an additional three to five patients. Our objective with these cohorts is to assess safety and CER-T cell proliferation post infusion.

We believe, subject to discussions with the FDA and other regulatory authorities, that there may be a full development path to registration and use in the larger AML or relapsed, refractory B cell lymphoma patient populations on achieving positive safety data along with indications of therapeutic benefit in these initial trial cohorts. We believe CER-1236 may provide significant treatment advantages over currently available therapeutics, including CAR-T therapy as a result of its potential to enhance objective response rates and the duration of response related to the comprehensive, coordinated engagement of the innate and adaptive immune systems and a sustained signaling environment. We believe this novel mechanism of action will enable our advance of a single therapeutic construct to address the substantial unmet need for a safe and effective cell therapy offering an improved therapeutic profile, despite significant competition. We subsequently anticipate initiating clinical trials for additional indications, including the possible application of CER-1236 in the treatment of certain solid tumors such as EGFR mutation positive NSCLC and ovarian cancer.

Manufacturing Strategy

The manufacture of product candidates derived from our autologous CER-1236 T cells involves the same type of equipment, materials and protocols already used in the manufacture of currently FDA-approved CAR-T cell therapies, which we believe will provide us numerous benefits. We are planning for CER-1236 cell product to be manufactured using an automated closed process, with product manufacture continuous from bulk harvested cells through to cryopreserved drug product bags. There are multiple factors involved in the manufacturing process needed to ensure proper CER-T cell cryopreservation both preceding and following freezing, including the thawing process and post-thaw handling prior to patient administration. These factors are well understood and procedures have been identified to optimize yield, activity, stability and consistency. In addition, we may be able to take advantage of the increasing regulatory familiarity with these established protocols. Our expected manufacturing process embraces a fully automated, closed-system design intended to minimize exposure to potential contaminants and ensure consistent successful manufacture of the product. The product will be manufactured in a contract manufacturing facility which maintains a quality system compliant with cGMP requirements.

Lentivirus containing CER-1236 will be produced following a cGMP process using cGMP plasmids.

We have entered into a contract manufacturing agreement related to the production of drug product for our clinical trials, and we anticipate entering into similar arrangements regarding plasmid, viral vector and final drug product manufacture for drug product to be used in subsequent clinical trial phases in the future. We intend to advance related process development work both internally and with our contract manufacturing organization (“CMO”) partners. In the event a product candidate receives regulatory approval, we anticipate entering into contract manufacturing agreements with one or more CMOs to support product launch and commercial manufacture.

Intellectual Property

Intellectual property is of vital importance in our field and in biotechnology generally. Our commercial success will depend in part on obtaining and maintaining patent protection for our current and future product candidates. We seek to protect and enhance proprietary technology, inventions, and improvements that are commercially important to the development of our business by seeking, maintaining, and defending our patent rights. When available to expand market exclusivity, our strategy is to obtain or license additional intellectual property related to current or contemplated development platforms, core elements of technology, and/or clinical candidates. We will also seek to rely on regulatory protection afforded through inclusion in expedited development and review, data exclusivity, market exclusivity, and patent term extensions, where available. In addition to patent protection, we also may rely on trademark registration, trade secrets, know-how, other proprietary information, and continuing technological innovation to develop and maintain our competitive position. We seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office (“USPTO”), in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent. In the United States, the patent term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our product candidates receive FDA approval, we expect to apply for patent term extensions on patents covering those product candidates. We plan to seek patent term extensions to any issued patents we may obtain in any jurisdiction where such patent term extensions are available.

In some instances, we submit patent applications directly with the USPTO as provisional patent applications. Corresponding non-provisional patent applications must be filed not later than 12 months after the provisional application filing date. While we intend to timely file non-provisional patent applications relating to our provisional patent applications, we cannot predict whether any such patent applications will result in the issuance of patents that provide us with any competitive advantage.

We will file U.S. non-provisional applications and Patent Cooperation Treaty (“PCT”), applications that claim the benefit of the priority date of earlier filed provisional applications, when applicable. The PCT system allows a single application to be filed within 12 months of the original priority date of the patent application, and to designate all of the PCT member states in which national patent applications can later be pursued based on the international patent application filed under the PCT. The PCT searching authority performs a patentability search and issues a non-binding patentability opinion which can be used to evaluate the chances of success for the national applications in foreign countries prior to having to incur the filing fees. Although a PCT application does not issue as a patent, it allows the applicant to seek protection in any of the member states through national-phase applications. At the end of the period of two and a half years from the first priority date of the patent application, separate patent applications can be pursued in any of the PCT member states either by direct national filing, or in some cases, by filing through a regional patent organization, such as the European Patent Office. The PCT system delays expenses, allows a limited evaluation of the chances of success for national/regional patent applications, and enables substantial savings where applications are abandoned within the first two and a half years of filing.

For all patent applications, we determine claiming strategy on a case-by-case basis. Advice of counsel and our business model and needs are always considered. We continuously reassess the number and type of patent applications, as well as the scope of our patent claims to pursue coverage and value for our processes and compositions, given existing patent office rules and regulations. Further, claims may be modified during patent prosecution to meet our intellectual property and business needs.

We have sought patent protection in the United States related to the CER-1236 T cell technology platform and its constructs, as well as their use as individual cellular compositions and product candidates targeting specific diseases. We also intend to seek patent protection related to the processes and materials used in CER-1236 T cell expression as well as its use in combination therapies. As of the date of this prospectus, our patent portfolio consists of 2 allowed U.S. applications one of which relates to CER-1236, 11 pending U.S. applications, 7 granted foreign applications (in Europe, Germany, Spain, France, UK, Italy, and Mexico) and 29 pending foreign applications (in China, Japan, Canada, Hong Kong, and Israel). U.S. Patent Application Number 17/400,082 was allowed and issued on May 23, 2023 as U.S. Patent Registration Number 11,655,282. This allowed patent provides coverage over the Company’s CER-1236 product candidate and includes allowed claims directed to a chimeric engulfment receptor (CER) comprising, at least in part, Tim-4, a phosphatidylserine binding domain, its sequence, and various Tim-4 proteins. These applications are projected to expire from 2037 to 2042, prior to consideration of any additional patent term. We intend to pursue, when possible, further composition, method of use, dosing, formulation, and other patent protection directed to our current and new product candidates. We may also pursue patent protection with respect to manufacturing and drug development processes and technology.

The following issued patents are directed at a composition of matter and provide coverage over our CER-1236 T cell candidate:

•        U.S. Patent No. 11,655,282, having an anticipated expiration date of September 26, 2037; and

•        EP Patent No. 3,519,441 (validated in the United Kingdom, France, Spain, Germany, and Italy) and having an anticipated expiration date of September 26, 2037.

Competition

The biotechnology and pharmaceutical industries have made substantial investments in recent years into the rapid development of novel immunotherapies for the treatment of a range of pathologies, including cancers, making this a highly competitive market.

We face substantial competition from multiple sources, including large and specialty pharmaceutical, biopharmaceutical and biotechnology companies, academic research institutions and governmental agencies, and public and private research institutions. Our competitors compete with us based on the specific technologies employed, and on the stage of product candidate development. In addition, many small biotechnology companies have formed collaborations with large, established companies to (i) obtain support for their research, development, and commercialization of products, or (ii) combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with our current or future product candidates.

In addition to the current standard of care treatments for patients with cancer, numerous commercial and academic preclinical studies and clinical trials are being undertaken by a large number of parties to assess novel technologies and product candidates in the field of immunotherapy. Results from these studies and trials have fueled increasing levels of interest in the field of immunotherapy. Accordingly, we face competition from numerous pharmaceutical and biotechnology entities related to the development of cellular-based therapies to treat cancer. We expect to face competition from other companies developing TCR T therapies, such as Adaptimmune Therapeutics, plc GlaxoSmithKline plc, MediGene AG, TCR2 Therapeutics Inc., TScan Therapeutics Inc. and Ziopharm Oncology, Inc. We also may compete with other T cell therapy companies with target discovery platforms, such as Adaptive Therapeutics, Inc., Immatics, N.V., 3T Biosciences, Inc., and Sana Biotechnology, Inc., among others. We may also compete against a significant number of companies engaged in the development of autologous and allogeneic CAR-T, CAR-NK, TIL and T cell engager technologies including larger companies such as Gilead Sciences, Inc., Bristol-Myers Squibb Company and Amgen, Inc. as well as smaller companies such as Nkarta Inc., Allogene Therapeutics Inc., Century Therapeutics Inc., and Fate Therapeutics Inc., among others.

Many of our competitors, either alone or in combination with their respective strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, the regulatory approval process, and marketing than we do. Mergers and acquisitions activity in the pharmaceutical, biopharmaceutical, and biotechnology sector is likely to result in greater resource concentration among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through sizeable collaborative arrangements with established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if one or more of our competitors develop and commercialize products that are safer, more effective, better tolerated, or of greater convenience or economic benefit than our proposed product offering. Our competitors also may be in a position to obtain FDA or other regulatory approval for their products more rapidly, resulting in a stronger or dominant market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to be product safety, efficacy, convenience, and treatment cost.

In the event we receive regulatory approval for any of our product candidates, we will likely compete with other cost-effective and reimbursable treatments used to treat cancer. The most common treatment modalities for patients with cancer are surgery, radiation, and drug therapy, including chemotherapy, hormone therapy, biologic therapy, such as monoclonal and bispecific antibodies, immunotherapy, and cell-based therapy, used alone or in combination to enhance efficacy. Our CER-T cell therapy candidates, if any are approved, may not be competitive with them. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Insurers and other third-party payors may also encourage the use of generic products or specific branded products. As a result, obtaining market acceptance of any of our CER-T cell therapies that we successfully introduce to the market may pose challenges.

Government Regulation

In the United States, biological products are licensed by the FDA for marketing under the Public Health Service Act (“PHS Act”) and regulated under the Federal Food, Drug, and Cosmetic Act (“FDCA”). Both the FDCA and the PHS Act and their corresponding regulations govern, among other things, the testing, manufacturing, safety, purity, potency, efficacy, labeling, packaging, storage, recordkeeping, distribution, marketing, sales, import, export, reporting, advertising, and other promotional practices involving biological products. FDA clearance of an IND application must be obtained before commencing clinical testing of biological products. FDA licensure also must be obtained before marketing of biological products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Development Process

The process required by the FDA before a biological product may be marketed in the United States generally involves the following:

•        completion of nonclinical laboratory tests and animal studies according to Good Laboratory Practices (“GLPs”) and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•        preparation of clinical trial material in accordance with cGMPs;

•        submission to the FDA of an application for an IND application, which must become effective before human clinical trials may begin;

•        approval by an institutional review board (“IRB”), reviewing each clinical site before each clinical trial may be initiated;

•        performance of adequate and well-controlled human clinical trials according to GCPs and any additional requirements for the protection of human research subjects and their health information, to establish the safety, purity, potency, and efficacy, of the proposed biological product for its intended use;

•        submission to the FDA of a BLA for marketing approval that includes substantive evidence of safety, purity, potency, and efficacy from results of nonclinical testing and clinical trials;

•        satisfactory completion of an FDA inspection prior to BLA approval of the manufacturing facility or facilities where the biological product is produced to assess compliance with cGMPs, to assure that the facilities, methods, and controls are adequate to preserve the biologic’s identity, strength, quality, and purity;

•        potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the BLA;

•        potential FDA advisory committee meeting to elicit expert input on critical issues and including a vote by external committee members;

•        FDA review and approval, or licensure, of the BLA, and payment of associated user fees, when applicable; and

•        compliance with any post-approval requirements, including the potential requirement to implement a REMS, and the potential requirement to conduct post approval studies.

Before testing any biological product candidate in humans, the product candidate enters the preclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, pharmacology, toxicity, and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements including GLPs.

The clinical study sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature, and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing typically continues after the IND is submitted. An IND is an exemption that allows an unapproved product to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer an investigational product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA requests certain changes to a protocol before the trial can begin, or the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA.

Clinical trials may involve the administration of the biological product candidate to healthy volunteers or subjects under the supervision of qualified investigators. Clinical trials involving some products for certain diseases, including some rare diseases may begin with testing in patients with the disease. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection, and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects or his or her legal representative provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•        Phase 1.    The biological product is initially introduced into healthy human subjects and tested for safety. In the case of some products for rare diseases, the initial human testing is often conducted in patients.

•        Phase 2.    The biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, preliminarily evaluate the efficacy of the product for specific targeted diseases, and determine dosage tolerance, optimal dosage, and dosing schedule.

•        Phase 3.    Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. In biologics for rare diseases where patient populations are small and there is an urgent need for treatment, Phase 3 trials might not be required if an adequate risk/benefit can be demonstrated by the Phase 2 trial.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, the FDA requires extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of serious suspected adverse reactions over those listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for such reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within 7 calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biologic has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biologics, the PHS Act emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency, and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

There are also various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with the research. In each of these areas, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals.

Information about certain clinical trials must be submitted within specific timeframes for public dissemination on the clinicaltrials.gov website. Sponsors or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access requests.

U.S. Review and Approval Processes

After the completion of clinical trials of a biological product, FDA approval of a BLA must be obtained before commercial marketing of the product begins. The BLA must include results of product development, laboratory, and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling, and other relevant information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each BLA may be accompanied by a significant user fee. Under federal law, the submission of most applications is subject to an application user fee. The sponsor of an approved application is also subject to an annual program fee. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for product candidates designated as orphan drugs, unless the product candidate also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. The application also needs to be published and submitted in an electronic format that can be processed through the FDA’s electronic systems. If the electronic submission is not compatible with the FDA’s systems, the BLA can be refused for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and effective, for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMPs to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the FDA will not approve the BLA without a REMS, if required.

Before approving a BLA, the FDA may inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical trial sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money, and effort in the areas of training, record keeping, production and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor interprets the same data. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, such as requiring labeling changes, or major, such as requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings, or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post-marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized. As a condition for approval, the FDA may also require additional nonclinical testing as a Phase 4 commitment.

One of the performance goals agreed to by the FDA under the PDUFA is to review standard BLAs in ten months from filing and priority BLAs in six months from filing, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the BLA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Post-Approval Requirements

Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of biological products continues after approval, particularly with respect to cGMP. We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Manufacturers of our products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation.

Following approval, the manufacturing facilities are subject to inspections by the FDA, and such inspections may result in an issuance of FDA Form 483 deficiency observations, untitled letter, or a warning letter, which can lead to plant shutdown and other more serious penalties and fines. Prior to the institution of any manufacturing changes, a determination needs to be made regarding whether FDA approval is required in advance. If not done in accordance with FDA expectations, the FDA may restrict supply and may take further action. Product reports are required to be submitted annually. Other post-approval requirements applicable to biological products include reporting of cGMP deviations that may affect the identity, potency, purity, and overall safety of a distributed product, recordkeeping requirements, reporting of adverse events, reporting updated safety and efficacy information, and complying with electronic record and signature requirements.

After a BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA may conduct laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. Systems need to be put in place to record and evaluate adverse events reported by health care providers and patients and to assess product complaints. An increase in severity or new adverse events can result in labeling changes or product recall. Defects in manufacturing of commercial products can result in product recalls.

We also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or inpatient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process, or after approval may subject an applicant or manufacturer to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval or license revocation, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect.

Biological product manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies, and they are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain cGMP compliance. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including withdrawal of the product from the market. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented, and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant Orphan Drug Designation (“ODD”), to a biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a biological product available in the United States for this type of disease or condition will be recovered from sales of the product. ODD must be requested before submitting a BLA. After the FDA grants ODD, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. ODD does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has ODD receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same biological product for the same indication for seven years, except in limited circumstances, such as not being able to supply the product for patients or showing clinical superiority to the product with orphan exclusivity.

Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same biological product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease. If a biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity.

Expedited Review and Approval Programs

The FDA has various programs, including Fast Track designation, priority review, accelerated approval, and breakthrough therapy designation, that are intended to expedite or simplify the process for the development and FDA review of biological products that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new biological products to patients earlier than under standard FDA review procedures. To be eligible for a Fast Track designation, the FDA must determine, based on the request of a sponsor, that a biological product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track BLA before the application is complete, a process known as rolling review.

The FDA may give a priority review designation, such as a rare pediatric disease designation, to biological products that treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. Most products that are eligible for Fast Track designation may also be considered appropriate to receive a priority review. In addition, biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the biological product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a biological product receiving accelerated approval to perform adequate and well-controlled post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint. Under FDORA, the FDA may require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval.

Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the agency, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period.

Moreover, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biological product that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drug and biological products designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decides that the time period for FDA review or approval will not be shortened. Furthermore, fast-track designation, priority review, accelerated approval, and breakthrough therapy designation do not change the standards for approval and may not ultimately expedite the development or approval process.

Biologics Price Competition and Innovation Act

The BPCIA, which was enacted as part of the Affordable Care Act, created an abbreviated approval pathway for biological products that are demonstrated to be “biosimilar” or “interchangeable” with an FDA-licensed reference biological product via an approved BLA. Biosimilarity to an approved reference product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity is demonstrated in steps beginning with rigorous analytical studies or “fingerprinting”, in vitro studies, in vivo animal studies, and generally at least one clinical study. If at any point in the stepwise biosimilarity process a significant difference is observed, then the products are not biosimilar, and the development of a standalone BLA is necessary. In order to meet the higher hurdle of interchangeability, a sponsor must demonstrate that the biosimilar product can be expected to produce the same clinical result as the reference product, and for a product that is administered more than once, that the risk of switching between the reference product and biosimilar product is not greater than the risk of maintaining the patient on the reference product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation that are still being evaluated by the FDA. Under the BPCIA, a reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product.

Regulation Outside of the United States

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing clinical studies, commercial sales, and distribution of our products. Most countries outside of the United States require that clinical trial applications be submitted to and approved by the local regulatory authority for each clinical study. In the European Union, for example, an application must be submitted to the national competent authority and an independent ethics committee in each country in which we intend to conduct clinical trials, much like the FDA and IRB, respectively. Under the new Clinical Trials Regulation (EU) No 536/2014, which replaced the Clinical Trials Directive 2001/20/EC on January 31, 2022, a single application is now made through the Clinical Trials Information System (“CTIS”) for clinical trial authorization in up to 30 EU/EEA countries at the same time and with a single set of documentation.

The assessment of applications for clinical trials is divided into two parts (Part I contains scientific and medicinal product documentation and Part II contains the national and patient-level documentation). Part I is assessed by a coordinated review by the competent authorities of all European Union Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned) of a draft report prepared by a

Reference Member State. Part II is assessed separately by each Member State concerned. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the Member State concerned, however overall related timelines are defined by the Clinical Trials Regulation. The new Clinical Trials Regulation also provides for simplified reporting procedures for clinical trial sponsors.

In addition, whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of countries outside the United States before we can commence marketing of the product in those countries. The approval process and requirements vary from country to country, so the number and type of nonclinical, clinical, and manufacturing studies needed may differ, and the time may be longer or shorter than that required for FDA approval.

To obtain regulatory approval of our medicinal products under the European Union regulatory system, we are required to submit a marketing authorization application (“MAA”), to be assessed in the centralized procedure. The centralized procedure allows applicants to obtain a marketing authorization (“MA”) that is valid throughout the European Union, and the additional Member States of the European Economic Area (Iceland, Liechtenstein and Norway) (“EEA”). It is compulsory for medicinal products manufactured using biotechnological processes, orphan medicinal products, advanced therapy medicinal products (gene-therapy, somatic cell-therapy or tissue-engineered medicines) and human products containing a new active substance which is not authorized in the European Union and which is intended for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, auto-immune and other immune dysfunctions, viral diseases or diabetes. The centralized procedure is optional for any other products containing new active substances not authorized in the European Union or for products which constitute a significant therapeutic, scientific, or technical innovation or for which a centralized authorization is in the interests of patients at European Union level. When a company wishes to place on the market a medicinal product that is eligible for the centralized procedure, it sends an application directly to the EMA, to be assessed by the Committee for Medicinal Products for Human Use (“CHMP”). The CHMP is responsible for conducting the assessment of whether a medicine meets the required quality, safety, and efficacy requirements, and whether the product has a positive risk/benefit profile. The procedure results in a European Commission decision, which is valid in all European Union Member States. The centralized procedure is as follows: full copies of the MAA are sent to a rapporteur and a co-rapporteur designated by the competent EMA scientific committee. They coordinate the EMA’s scientific assessment of the medicinal product and prepare draft reports. Once the draft reports are prepared (other experts might be called upon for this purpose), they are sent to the CHMP, whose comments or objections are communicated to the applicant. The rapporteur is therefore the privileged interlocutor of the applicant and continues to play this role, even after the MA has been granted.

The rapporteur and co-rapporteur then assess the applicant’s replies, submit them for discussion to the CHMP, and taking into account the conclusions of this debate, prepare a final assessment report. Once the evaluation is completed, the CHMP gives a favorable or unfavorable opinion as to whether to grant the authorization. When the opinion is favorable, it shall include the draft summary of product characteristics (“SmPC”), the package leaflet, and the texts proposed for the various packaging materials. The time limit for the evaluation procedure is 210 days (excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP). The EMA then has fifteen days to forward its opinion to the European Commission, which will make a binding decision on the grant of an MA within 67 days of the receipt of the CHMP opinion.

There are two other procedures in the European Union for the grant of an MA in multiple European Union Member States. The decentralized procedure provides for approval by one or more other, or Concerned Member States, of an assessment of an application performed by one Member State, known as the Reference Member State. Under this procedure, an applicant submits an application, or dossier, and related materials including a draft SmPC, and draft labeling and package leaflet, to the Reference Member State and Concerned Member States. The Reference Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the Reference Member State’s assessment report, each Concerned Member State must decide whether to approve the assessment report and related materials. If a Member State cannot approve the assessment report and related materials on the grounds of potential serious risk to the public health, the disputed points may eventually be referred to the European Commission, whose decision is binding on all Member States. Where a product has already been authorized for marketing in a European Union Member State, this national MA can be recognized in other Member States through the mutual recognition procedure.

The criteria for designating an “orphan medicinal product” in the European Union are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as an orphan medicinal product if it is intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition that affects no more than five in 10,000 persons in the European Union when the application is made. In addition, orphan designation can be granted if the product is intended for a life threatening, seriously debilitating, or serious and chronic condition in the European Union and, without incentives, it is unlikely that sales of the product in the European Union would be sufficient to justify the necessary investment in its development. Orphan designation is only available if there is no other satisfactory method approved in the European Union of diagnosing, preventing, or treating the applicable orphan condition, or if such a method exists, the proposed orphan medicinal product will be of significant benefit to patients affected by such condition, as defined in Regulation (EC) 847/2000.

Orphan designation provides opportunities for fee reductions, protocol assistance, and access to the centralized procedure. Fee reductions are limited to the first year after an MA, except for small and medium enterprises. In addition, if a product which has an orphan designation subsequently receives a centralized MA for the indication for which it has such designation, the product is entitled to orphan market exclusivity, which means the EMA may not approve any other application to market a similar medicinal product for the same indication for a period of ten years. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The exclusivity period may be reduced to six years if, at the end of the fifth year, it is shown that the designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, an MA may be granted to a similar medicinal product for the same indication at any time if:

•        the second applicant can establish that its product, although similar to the authorized product, is safer, more effective or otherwise clinically superior;

•        the MA holder of the authorized product consents to a second orphan medicinal product application; or

•        the MA holder of the authorized product cannot supply enough orphan medicinal product.

A pediatric investigation plan (“PIP”) in the European Union is aimed at ensuring that the necessary data are obtained to support the authorization of a medicine for children, through studies in children. All applications for MAs for new medicines have to include the results of studies as described in an agreed PIP, unless the medicine is exempt because of a deferral or waiver. This requirement also applies when an MA holder wants to add a new indication, pharmaceutical form, or route of administration for a medicine that is already authorized and covered by intellectual property rights. Several rewards and incentives for the development of pediatric medicines for children are available in the European Union. Medicines authorized across the European Union with the results of studies from a PIP included in the product information are eligible for an extension of their supplementary protection certificate (“SPC”) by six months (provided an application for such extension is made at the same time as filing the SPC application for the product, or at any point up to two years before the SPC expires). This is the case even when the studies’ results are negative. For orphan medicinal products, the incentive is an additional two years of market exclusivity. Scientific advice and protocol assistance at the EMA are free of charge for questions relating to the development of pediatric medicines. Medicines developed specifically for children that are already authorized but are not protected by a patent or supplementary protection certificate are eligible for a pediatric-use MA (“PUMA”). If a PUMA is granted, the product will benefit from ten years of market protection as an incentive.

In March 2016, the EMA launched an initiative, the PRIority Medicines (“PRIME”) scheme, to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIME scheme is intended to encourage development of products in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact and rapporteur from the CHMP or from the Committee for Advanced Therapies (“CAT”) are appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.

The aforementioned European Union rules are generally applicable in the EEA. The United Kingdom left the European Union on January 31, 2020, and the United Kingdom and the European Union have concluded a trade and cooperation agreement (“TCA”) which was provisionally applicable since January 1, 2021 and has been formally applicable since May 1, 2021.

The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not provide for wholesale mutual recognition of United Kingdom and European Union pharmaceutical regulations. At present, Great Britain has implemented European Union legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended). Except in respect of the new European Union Clinical Trials Regulation, the regulatory regime in Great Britain therefore largely aligns with current European Union medicines regulations, however it is possible that these regimes will diverge more significantly in future now that Great Britain’s regulatory system is independent from the European Union and the TCA does not provide for mutual recognition of United Kingdom and European Union pharmaceutical legislation. However, notwithstanding that there is no wholesale recognition of European Union pharmaceutical legislation under the TCA, under a new framework mentioned below which will be put in place by the Medicines and Healthcare products Regulatory Agency (“MHRA”), the United Kingdom’s medicines regulator, from January 1, 2024, the MHRA has stated that it will take into account decisions on the approval of MAs from the EMA (and certain other regulators) when considering an application for a Great Britain MA.

On February 27, 2023, the United Kingdom government and the European Commission announced a political agreement in principle to replace the Northern Ireland Protocol with a new set of arrangements, known as the “Windsor Framework”. This new framework fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the United Kingdom. In particular, the MHRA will be responsible for approving all medicinal products destined for the United Kingdom market (i.e., Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland. A single United Kingdom-wide MA will be granted by the MHRA for all medicinal products to be sold in the United Kingdom, enabling products to be sold in a single pack and under a single authorization throughout the United Kingdom. The Windsor Framework was approved by the European Union-United Kingdom Joint Committee on March 24, 2023, so the United Kingdom government and the European Union will enact legislative measures to bring it into law.

The MHRA has introduced changes to national licensing procedures, including procedures to prioritize access to new medicines that will benefit patients, an accelerated assessment procedure and new routes of evaluation for novel products and biotechnological products. All existing European Union MAs for centrally authorized products were automatically converted (grandfathered) into United Kingdom MAs free of charge on January 1, 2021. For a period of three years from January 1, 2021, the MHRA may rely on a decision taken by the European Commission on the approval of a new MA in the centralized procedure, in order to more quickly grant a new Great Britain MA. A separate application will, however, still be required. On January 24, 2023, the MHRA announced that a new international recognition framework will be put in place from January 1, 2024, which will have regard to decisions on the approval of MAs made by the EMA and certain other regulators when determining an application for a new Great Britain MA.

There is now no pre-MA orphan designation in Great Britain. Instead, the MHRA reviews applications for orphan designation in parallel to the corresponding MAA. The criteria are essentially the same, but have been tailored for the Great Britain market, i.e., the prevalence of the condition in Great Britain (rather than the European Union) must not be more than five in 10,000. Should an orphan designation be granted, the period or market exclusivity will be set from the date of first approval of the product in Great Britain or the European Union, wherever is earliest.

Healthcare Laws and Regulations

Sales of our product candidate, if approved, or any other future product candidate, will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we might conduct our business. The healthcare laws and regulations that may affect our ability to operate include the following:

•        The federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value;

•        Federal false claims, and false statement laws, including the federal civil False Claims Act, and Civil Monetary Penalties Law, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs and biologics, that are false or fraudulent;

•        HIPAA created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their implementing regulations, imposes obligations on certain covered healthcare providers, health plans, and healthcare clearinghouses and their respective business associates and covered subcontractors types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information;

•        The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers are also required to report such information regarding payments and transfers of value provided during the previous year to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified nurse anesthetists and certified nurse-midwives; and

•        The Foreign Corrupt Practices Act (“FCPA”) prohibits U.S. businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

Many states have similar laws and regulations, such as anti-kickback and false claims laws, that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, we may be subject to state laws that require pharmaceutical companies to comply with the federal government’s and/or pharmaceutical industry’s voluntary compliance guidelines, state laws that require drug and biologics manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, as well as state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA. Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such drug products. In the United States, third-party payors include federal and state healthcare programs, government authorities, private managed care providers, private health insurers and other organizations.

Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical drug products and medical services, in addition to questioning their safety and efficacy. Such payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Nonetheless, our product candidates may not be considered medically necessary or cost-effective. Moreover, the process for determining whether a third-party payor will provide coverage for a drug product may be separate from the process for setting the price of a drug product or for establishing the reimbursement rate that such a payor will pay for the drug product. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and could increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system. The United States government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement, and requirements for substitution of generic products for branded prescription drugs and biologics. In recent years, Congress has considered reductions in Medicare reimbursement levels for drugs and biologics administered by physicians. CMS, the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some drugs and biologics. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products. While Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.

The Affordable Care Act substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The Affordable Care Act is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, and impose additional health policy reforms. Among other things, the Affordable Care Act expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum Medicaid rebate for both branded and generic drugs and biologics, expanded the 340B program, and revised the definition of average manufacturer price (“AMP”), which could increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also extended Medicaid drug rebates, previously due only on fee-for-service Medicaid utilization, to include the utilization of Medicaid managed care organizations as well and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the amount of rebates due on those drugs. On February 1, 2016, CMS issued final regulations to implement the changes to the Medicaid Drug Rebate program under the Affordable Care Act. These regulations became effective on April 1, 2016.

Other legislative changes have been proposed and adopted since passage of the Affordable Care Act. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the fiscal years 2012 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions included aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, which went into effect in April 2013 and will remain in effect through 2031 On January 2, 2013, the American Taxpayer Relief Act was signed into law, which, among other things, reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

There have been executive, judicial and Congressional challenges to the Affordable Care Act. For example, the Tax Act, enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code of 1986, as amended, or the Code, commonly referred to as the individual mandate. We cannot predict what additional challenges to the Affordable Care Act may arise in the future, the outcome thereof, or the impact any such actions may have on our business. Additionally, the Biden administration has introduced various measures in recent years, focusing on healthcare and medical-product pricing, in particular. It remains to be seen how these measures will affect our business and there is uncertainty as to what other healthcare programs and regulations may be implemented or changed at the federal and/or state level in the U.S., but it is possible that such initiatives could have an adverse effect on our ability to obtain FDA approval or clearance and/or successfully commercialize products in the U.S. in the future. For example, any changes that reduce, or impede the ability of healthcare providers to obtain reimbursement for medical procedures in which the products we currently, or intend to, commercialize are used, or that reduce medical procedure volumes, could adversely affect our operations and/or future business plans. The financial impact of U.S. healthcare reform legislation over the next few years will depend on a number of factors, including the policies reflected in implementing regulations and guidance and changes in sales volumes for medical devices affected by the legislation. From time to time, legislation is drafted, introduced, and passed that could significantly change the statutory provisions governing coverage, reimbursement, pricing, and marketing of medical device products. In addition, third-party payor coverage and reimbursement policies are often revised or interpreted in ways that may significantly affect our business and our products.

Further legislative and regulatory changes under the Affordable Care Act remain possible, although the new Administration under President Biden has signaled that it plans to build on the Affordable Care Act and expand the number of people who are eligible for subsidies under it. President Biden indicated that he intends to use executive orders to undo changes to the Affordable Care Act made by the former administration and would advocate for legislation to build on the Affordable Care Act. It is unknown what form any such changes or any law would take, and how or whether it may affect our business in the future. We expect that changes or additions to the Affordable Care Act, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug prices, and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.

The Affordable Care Act requires pharmaceutical manufacturers of branded prescription drugs and biologics to pay a branded prescription drug fee to the federal government. Each individual pharmaceutical manufacturer pays a prorated share of the branded prescription drug fee, based on the dollar value of its branded prescription drug sales to certain federal programs identified in the law. Furthermore, the law requires manufacturers to provide a 50% discount off the negotiated price of prescriptions filled by beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” On August 16, 2022, President Biden signed The Inflation Reduction Act of 2022 (“IRA”) includes several provisions that may impact Company’s business to varying degrees. The IRA also includes provisions that reduce the out-of-pocket spending cap for Medicare Part D beneficiaries from $7,050 to $2,000 starting in 2025, thereby effectively eliminating the coverage gap. Pharmaceutical manufacturers will be required to provide a 10% discount of all biosimilar and brand name prescription drugs covered under the Medicare Part D plan benefit during the initial coverage period before the beneficiary reaches the $2,000 out-of-pocket spending cap. Once the patient reaches the out-of-pocket spending cap, they enter catastrophic coverage and drug manufacture liability for biosimilar and brand name drugs increases to 20%. Furthermore, the IRA imposes new manufacturer financial liability on certain drugs under Medicare Part D, allows the U.S. government to negotiate Medicare Part B and Part D price caps for certain high-cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delays until January 1, 2032 the implementation U.S. Department of Health and Human Service (“HHS”) rebate rule that would have limited the fees that pharmacy benefit managers can charge.

The Affordable Care Act also expanded the Public Health Service’s 340B drug pricing program. The 340B drug pricing program requires participating manufacturers to agree to charge statutorily defined covered entities no more than the 340B “ceiling price” for the manufacturer’s covered outpatient drugs. The Affordable Care Act expanded the 340B program to include additional types of covered entities: certain freestanding cancer hospitals, critical access hospitals, rural referral centers, and sole community hospitals, each as defined by the Affordable Care Act. Because the 340B ceiling price is determined based on AMP and Medicaid drug rebate data, revisions to the Medicaid rebate formula and AMP definition could cause the required 340B discounts to increase. Additionally, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s AMP, for single source and innovator multiple source drugs, beginning January 1, 2024. Payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives as well. For example, CMS may develop new payment and delivery models, such as bundled payment models. Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for pharmaceutical products. On February 14, 2023, the HHS issued a report in response to an October 14, 2022, Executive Order, which, among other things, selects three potential drug affordability and accessibility models to be tested by the CMS Innovation Center. Specifically, the report addresses: (1) a model that would allow Medicare Part D Sponsors to establish a “high-value drug list” setting the maximum co-payment amount for certain common generic drugs at $2; (2) a Medicaid-focused model that would establish a partnership between CMS, manufacturers, and state Medicaid agencies that would result in multi-state outcomes-based agreements for certain cell and gene therapy drugs; and (3) a model that would adjust Medicare Part B payment amounts for Accelerated Approval Program drugs to advance the developments of novel treatments. It remains to be seen how these drug pricing initiatives will affect the broader pharmaceutical industry.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that additional federal, state, and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, once approved, or additional pricing pressures.

Employees

As of June 30, 2023, we had 13 full-time employees. Of our 13 full and part-time employees, 6 have Ph.D. or M.D. degrees and all are engaged in research and development activities. Our employees are not represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Compensation and Benefits

We believe that our employees receive competitive pay. As part of a robust performance management process, our employees are evaluated both on what they accomplished and how they demonstrated our core competencies. Annual salary increases and incentive bonuses are based on merit and include individual and corporate performance factors.

To encourage our employees to think like owners and share in the Company’s success, all employees are granted equity-based awards. In addition, all of our employees are eligible for health insurance, paid and unpaid leaves including paid parental leave, retirement plan with an employer contribution match, life and disability/accident coverage, parking or commuter assistance and an employee assistance program providing mental health, wellness support, legal and financial resources.

Facilities

Our principal executive offices and laboratories are located in South San Francisco, California, pursuant to a lease that expires in 2025. We lease and occupy 12,564 square feet of office and laboratory space. Our facility is leased pursuant to an operating lease with Are-San Francisco No. 65, LLC. We believe that our current facilities are adequate to meet our ongoing needs, and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time, we may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CERo THERAPEUTICS, INC.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations provides information which Cero management believes is relevant to an assessment and understanding of its results of operations and financial condition. The discussion should be read together with CERo’s financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements resulting from various factors. Please see “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless the context otherwise requires, references in this section to “CERo” and the “Company” are intended to mean the business and operations of CERo Therapeutics, Inc. prior to the consummation of the Business Combination.

Overview

CERo, was incorporated in Delaware on September 23, 2016, and is based in South San Francisco, California. The Company is focused on genetically engineering human immune cells to fight cancer. Since inception, the Company has focused on developing its therapeutic platform and has not yet begun clinical development or product commercialization. Future efforts will focus on continued product development, including clinical development, to support regulatory approval to commercialize and subsequent product commercialization.

Since inception, CERo has had significant operating losses. CERo’s net loss was $1.3 million and $6.0 million for the three and nine-month periods ended September 30, 2023, respectively. As of September 30, 2023, the Company had an accumulated deficit of $41.8 million and $2.6 million in cash, restricted cash, and cash equivalents. The Company expects to continue to incur net losses for the foreseeable future, and research and development expenses and general and administrative expenses are expected to continue to increase.

Recent Developments

Business Combination and Public Company Costs

On June 6, 2023, CERo and Pheonix Biotech acquisition Corporation (“PBAX”) entered into the Business Combination Agreement pursuant to which Merger Sub will merge with and into CERo, with CERo surviving the merger as a wholly owned subsidiary of PBAX. For more information about the Business Combination Agreement, please see “Proposal 1 — The Business Combination Proposal.”

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting, PBAX will be the acquirer of substantially all of the net assets of CERo. The net assets of CERo will be expensed, and operations prior to the Business Combination will be those of CERo. PBAX has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•        PBAX is the entity issuing equity in the Business Combination, indicating PBAX is the acquiror;

•        Existing PBAX management will represent a majority of the management team of New CERo, indicating PBAX is the acquiror;

•        CERo has a greater total asset value and a higher fair value at September 30, 2023, indicating CERo is the acquiror;

•        Existing investors in CERo will have the majority voting rights of New CERo, indicating CERo is the acquiror;

•        CERo’s operations prior to the Business Combination will comprise the ongoing operations of New CERo., indicating CERo is the acquiror.

•        While PBAX shareholders will appoint one more board position than CERo shareholders, additional independent director appointments make board control and appointment inconclusive in the identification of the acquirer.

Significant judgement is required when prioritizing which factors are more influential in determining the acquirer. The company has concluded that PBAX is the acquirer based on the higher relative importance of PBAX’s equity issuance in the Business Combination and the subsequent control of CERo’s operations by PBAX management than the other factors considered.

Factors Affecting CERo’s Performance

CERo believes that its performance and future success depend on several factors that present significant opportunities for CERo but also pose risks and challenges. These include, among others:

•        the extent to which the Company develops, in-licenses or acquires other product candidates and technologies in its product candidate pipeline;

•        the costs and timing of process development and manufacturing scale-up activities associated with the Company’s product candidates and other programs as CERo advances them through preclinical and clinical development;

•        the number and development requirements of product candidates that the Company may pursue;

•        the costs, timing and outcome of regulatory review of CERo’s product candidates;

•        CERo’s headcount growth and associated costs as it expands its research and development capabilities and establishes and expands its commercial infrastructure and operations;

•        the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of the company’s product candidates for which CERo receives market approval;

•        the revenue, if any, received from commercial sales of CERo’s product candidates for which it receives marketing approval;

•        competition from other similar product candidates; and

•        the costs of operating as a public company.

For additional information on the risks associated with future results of operations, please see “Risk Factors — Risks Related to the Company’s Business and Industry,” “— Risks Related to CERo’s Reliance on Third-Parties,” “— Risks Related to Government and Regulation” and “— Risks Related to Intellectual Property.”

Components of Results of Operations

Revenue

CERo has not recognized any revenue from any sources, including from product sales, from inception to September 30, 2023, and does not expect to generate any revenue from the sale of products in the foreseeable future. If the development efforts for the Company’s product candidates, each of which is a specific product and indication combination, are successful and result in regulatory approval, or if CERo executes license agreements with third parties, the Company may generate revenue from research and development services, from the achievement of development milestones or from milestones and royalties related to product sales. However, there can be no assurance as to when any revenues will be generated, if at all.

Operating Expenses

Research and Development Expenses

Research and development expenses consist of discovery activities, manufacturing development and production, preclinical and clinical development, and regulatory filing for product candidates. Research and development expenses are recognized as incurred and payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received. Costs incurred in obtaining technology licenses through asset acquisitions, if incurred, will be charged to research and development expense if the licensed technology has not reached technological feasibility and has no alternative future use. Research and development expenses include or could include:

•        employee-related expenses, including salaries, bonuses, benefits, stock-based compensation and other related costs for those employees involved in research and development efforts;

•        external research and development expenses incurred under agreements with pre-clinical research organizations, clinical research organizations, investigative sites, centralized clinical laboratories, and consultants to conduct preclinical and clinical studies;

•        costs related to manufacturing material for preclinical studies and clinical trials, including fees paid to contract development and manufacturing organizations;

•        product-liability insurance for clinical development product(s);

•        laboratory supplies and research materials;

•        software and systems related to research and development activities;

•        costs related to regulatory filing and compliance; and

•        facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, maintenance of facilities, and equipment.

Product candidates in later stages of development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. The Company plans to substantially increase its research and development expenses for the foreseeable future as it continues the development of its product candidates through clinical development. CERo cannot determine with certainty the timing of initiation, the duration or the costs of current or future preclinical studies and clinical trials required for regulatory approval due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. CERo anticipates that it will make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and ongoing assessments as to each product candidate’s commercial potential. CERo will need to raise substantial additional capital in the future. Future research and development expenses may vary significantly between periods and from current expectations based on factors such as:

•        expenses incurred to conduct preclinical studies required to advance product candidates into clinical trials;

•        per patient clinical trial costs based on a number of factors, including number of patient clinical visits, clinical laboratory testing, and potential medical imaging;

•        the number of clinical trials required for approval, the number of patients who enroll in each clinical trial, and the number and geographic locations of sites included in the clinical trials;

•        the length of time required to screen and enroll eligible patients, screen-failure rate, or the discontinuation rates of enrolled patients;

•        potential additional safety monitoring requested by regulatory agencies;

•        the cost of insurance, including product liability insurance, in connection with clinical trials; and

•        suspension or termination of clinical development activities by regulators or institutional review boards for various reasons, including regulatory noncompliance or a finding that the participants are being exposed to unacceptable health risks.

General and Administrative Expenses

General and administrative expenses consist or will consist principally of salaries and related costs for personnel in executive and administrative functions, including salaries and bonuses, stock-based compensation, travel expenses and recruiting expenses. Other general and administrative expenses include professional fees for legal, accounting and tax-related services and insurance costs.

CERo anticipates that its general and administrative expenses will increase in the future as the Company increases headcount and contracted services for operational support for expanded operations and infrastructure, as well as the initiation, continuation and expansion of preclinical studies and clinical trials for product candidates. The Company also anticipates that general and administrative expenses will increase as a result of expenses for accounting, audit, legal and consulting services, as well as costs associated with maintaining compliance with NASDAQ listing rules and SEC requirements, director and officer liability insurance, investor and public relations activities and other expenses associated with operating as a public company.

Interest and Other Income, Net

Interest and other income, net consists predominantly of interest income from interest bearing bank accounts, interest expense on payables, interest expense related to bridge loans, and the gain or loss on the revaluation of the warrant liability, which represents the change in fair value of outstanding warrants between periods.

Results of Operations

Results of Operations for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022.

	2023	2022	Difference
Operating expenses:
Research and development	$1,277,558	$2,615,658	$(1,338,100)
General and administrative	258,013	476,665	(218,652)
Total operating expenses	1,535,571	3,092,323	(1,556,752)
Loss from operations	(1,535,571)	(3,092,323)	1,556,752
Interest and other income, net	186,224	79,510	106,714
Net loss	$(1,349,347)	$(3,012,813)	$1,663,466

Research and Development Expenses

Research and development expenses were $1.28 million for the three months ended September 30, 2023, compared to $2.62 million for the three months ended September 30, 2022, reflecting a decrease of $1.34 million. A reduced research and development headcount in the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, resulted in a $0.6 million reduction in compensation related expenses and reduced scientific activity resulted in a $0.3 million reduction in lab supplies, lab services, and lab equipment. Manufacturing expenses decreased $0.4 million in the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, due to a decrease in technology transfer expenses. The aggregate remaining research and development remained relatively flat in the three months ended September 30, 2023, as compared to the three months ended September 30, 2022.

CERo anticipates that its research and development expenses will increase in the future as the Company increases headcount and contracted services for preclinical and clinical development of its product candidates, as well as for the manufacture of clinical product to be used in clinical development.

General and Administrative Expenses

General and administrative expenses were $0.26 million for the three months ended September 30, 2023 compared to $0.48 million for the three months ended September 30, 2022, reflecting a decrease of $0.22 million. Compensation related expenses declined $0.17 million in the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, due primarily to reduction in the number of employees in general and administrative functions. Professional fees including legal fees, business consulting, and accounting and valuation services decreased $0.02 million. The remaining general and administrative professional expenses and software expenses in aggregate decreased $0.03 million in the three months ended September 30, 2023, as compared to the three months ended September 30, 2022.

Interest and Other Income, Net

Interest and other income, net increased $0.11 million, from $0.08 million income in the three months ended September 30, 2022 to $0.19 million income in the three months ended September 30, 2023. The change was primarily due to a $0.15 million increase in the gain on the revaluation of the warrant liability. Interest income, net decreased $0.04 million due to a decrease in interest income and the addition of amortized expenses related to the outstanding Bridge Loans in the periods ended September 30, 2023.

Cash Flows

Net cash used in operating activities

Net cash used in operating activities decreased $1.69 million to $1.32 million from $3.01 million in the three months ended September 30, 2023, and 2022, respectively. CERo’s operating activities primarily related to research, preclinical development, clinical development, and manufacture of product candidates, as well as general business expenses. The decrease in cash used was related to operating expenses, predominantly due to a $1.51 million reduction in net income. Cash from changes in net working capital increased 0.37 million due predominantly to a decrease in expenditures for payables, offset by a $0.2 million decrease in non-cash expenditures in the three months ended September 30, 2023, as compared to the three months ended September 30, 2022.

Results of Operations for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

	2023	2022	Difference
Operating expenses:
Research and development	$4,270,472	$8,333,153	$(4,062,681)
General and administrative	2,283,404	1,846,869	436,535
Total operating expenses	6,553,876	10,180,022	(3,626,146)
Loss from operations	(6,553,876)	(10,180,022)	3,626,146
Interest and other income, net	529,481	45,949	483,532
Net loss	$(6,024,395)	$(10,134,073)	$3,186,621

Research and Development Expenses

Research and development expenses were $4.27 million for the nine months ended September 30, 2023, compared to $8.33 million for the nine months ended September 30, 2022, reflecting a decrease of $4.06 million. Manufacturing expenses decreased $0.93 million in the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, due to a decrease in technology transfer expenses. A reduced research and development headcount in the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, resulted in a $1.53 million reduction in compensation related expenses and reduced scientific activity resulted in a $1.55 million reduction in lab supplies, lab services, and lab equipment. Recruiting expenses totaled $0.12 million in the nine months ended September 30, 2022, as compared to none in the nine months ended September 30, 2023, resulting in a $0.12 million reduction in recruiting expenses. These decreases were offset by an increase of $0.06 related to facilities-related expenses. All other expenses remained relatively flat in the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022.

CERo anticipates that its research and development expenses will increase in the future as the Company increases headcount and contracted services for preclinical and clinical development of its product candidates, as well as for the manufacture of clinical product to be used in clinical development.

General and Administrative Expenses

General and administrative expenses were $2.28 million for the nine months ended September 30, 2023 compared to $1.85 million for the nine months ended September 30, 2022, reflecting an increase of $0.44 million. Support for the Business Combination, including legal fees, business consulting, and accounting and valuation services increased professional legal and business services $1.15 million in the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022. Such increase was offset by a $0.61 million decrease in compensation related expenses in the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, due primarily to reduction in the number of employees in general and administrative functions. Software and IT expenses decreased $0.05 million in the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, due primarily to reduction in the number of employees in the Company. The remaining general and administrative professional expenses remained relatively flat in the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022.

Interest and Other Income, Net

Interest and other income was 0.53 million in the nine months ended September 30, 2023 and $0.05 million in the nine months ended September 30, 2022, reflecting a $0.48 million increase. The change was primarily due to $0.06 million interest expense related to the 2023 Bridge Loans offset by interest earned on cash balances and a reversal of accrued interest related to a vendor settlement, and a $0.42 million increase in the gain on warrant revaluation in the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

Cash Flows

Net cash used in operating activities

Net cash used in operating activities decreased $5.03 million from $9.86 million to $4.83 million in the nine months ended September 30, 2022, and 2023, respectively. CERo’s operating activities primarily related to research, preclinical development, clinical development, and manufacture of product candidates, as well as general business expenses, and net loss decreased $4.11 million due to reduced corporate size and activity. A reduction in cash expended on net working capital of $1.55 million and a $0.64 million decrease in expenditures related to non-cash expenses represents the remainder of the decrease in operating cash used in the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022.

Net cash used by investing activities

The Company purchased $0 and $0.69 million of laboratory equipment in the nine months ended September 30, 2023 and 2022, reflecting a $0.69 million decrease in fixed asset purchases.

Net cash provided by financing activities

In the nine months ended September 30, 2023 and 2022, the Company received $0.56 million in net proceeds from the issuance of bridge loans and $0.01 million from the proceeds from the exercise of stock options, resulting in a $0.57 million increase in cash provided by financing in September 30, 2023, as compared to September 30, 2022.

Liquidity and Capital Resources

Capital Requirements

CERo has not generated any revenues from any source from inception to September 30, 2023, and the Company does not expect to generate revenue for at least the next few years. If the Company fails to complete the timely development of, or fails to obtain regulatory approval for, its product candidates, the ability of the Company to generate future revenue will be adversely affected. CERo does not know when, or if, it will generate any revenue from its product candidates, and does not expect to generate revenue unless and until the Company obtains regulatory approval and commercialization of its product candidates.

CERo expects its expenses to increase significantly in connection with its ongoing activities, particularly as it continues and expands research, preclinical development, and clinical development to support marketing approval for its product candidates. In addition, if the Company obtains approval for any of its product candidates, CERo expects to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution. Furthermore, following the completion of the Business Combination, the Company expects to incur additional costs associated with operating as a public company.

CERo, therefore, anticipates that substantial additional funding will be needed in connection with its continuing operations. After the Business Combination and PIPE, the Company anticipates that it will have approximately $30.0 million in cash and cash equivalents, although this number could vary depending on numerous factors, such as the net amount raised in a placement of private investment in public equity (a “PIPE”), unanticipated expenses, or redemptions associated with the Business Combination. CERo intends to devote most of the net proceeds from Business Combination to the preclinical and clinical development of its product candidates and public company compliance costs. Based on current business plans, CERo believes that the anticipated net proceeds from the Business Combination and PIPE will enable funding of its operating expenses and capital requirements through at least the next 15 months. The estimate as to how long the Company expects the net proceeds from the Business Combination and PIPE to be able to fund operating expenses and capital requirements is based on assumptions that may prove to be wrong, and CERo could use its available capital resources sooner than its current expectations. Changing circumstances, some of which may be beyond the Company’s control, could result in less cash and cash equivalents available to fund operations or cause the Company to consume capital significantly faster than currently anticipated, and CERo may need to seek additional funds sooner than planned.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical drug products, the Company is unable to estimate the exact amount of its operating capital requirements. CERo’s future funding requirements will depend on many factors, including, but not limited to those listed under “Factors Affecting Our Performance” above.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and CERo may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, the Company’s product candidates, if approved, may not achieve commercial success. Commercial revenues, if any, will be derived from sales of product candidates that the Company does not expect to be commercially available in the near term, if at all. Accordingly, CERo will need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to the Company on acceptable terms, or at all. To the extent that CERo raises additional capital through the sale of equity or convertible debt securities, the terms of these equity securities or this debt may restrict the Company’s ability to operate. Any future debt financing and equity financing, if available, may involve covenants limiting and restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures, entering into profit-sharing or other arrangements or declaring dividends. If CERo raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, it may be required to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to the Company. If CERo is unable to raise capital when needed or on acceptable terms, the Company could be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts.

Off-Balance Sheet Arrangements

CERo does not currently have, and has never had, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses incurred during the reporting period. Significant items subject to such estimates and assumptions include the estimates of the fair values of convertible preferred stock, common stock, and preferred stock warrant liability, stock-based compensation expense, the fair value of right-to-use assets and lease liabilities, and the valuation allowance associated with deferred tax assets. Actual results could differ from those estimates.

CERo defines its critical accounting policies as those accounting principles that require it to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which it applies those principles. While significant accounting policies are more fully described in Note 2 to CERo’s audited financial statements appearing elsewhere in this proxy statement/prospectus, the Company believes the following are the critical accounting policies used in the preparation of its financial statements that require significant estimates and judgments.

Leases

Per lease accounting requirements, the Company determines if an arrangement contains a lease at inception. A lease is an operating or financing contract, or part of a contract, that conveys the right to control the use of an identified tangible asset for a length of time in exchange for consideration.

At lease inception, the Company recognizes a lease liability equal to the present value of the remaining lease payments, and a right of use asset equal to the lease liability, subject to certain adjustments, such as for lease incentives. In determining the present value of the lease payments, the Company uses its incremental borrowing rate, determined by estimating the Company’s applicable, fully collateralized borrowing rate, with adjustment as appropriate for lease term. The lease term at the lease commencement date is determined based on the non-cancellable period for which the Company has the right to use the underlying asset, together with any periods covered by an extension option if the Company is reasonably certain to exercise that option.

Right-of-use assets and obligations for leases with an initial term of 12 months or less are considered short term and are a) not recognized in the balance sheet and b) recognized as an expense on a straight-line basis over the lease term. The Company does not sublease any of its leased assets to third parties and the Company’s lease agreements do not contain any residual value guarantees or restrictive covenants.

Lease accounting includes multiple reassessment and re-measurement requirements for lessees based on certain triggering events or impairment conditions. There were no impairment indicators identified during the three or nine-month periods ended September 30, 2023 or 2022, that would require impairment testing of the Company’s right-of-use assets.

Certain of the Company’s leases include variable lease costs to reimburse the lessor for real estate tax and insurance expenses, and certain non-lease components that transfer a distinct service to the Company, such as common area maintenance services. The Company has elected to separate the accounting for fixed lease components and variable and non-lease components for real estate and equipment leases. The Company does not have any financing leases at September 30, 2023 or 2022.

Research and development (R&D)

R&D costs consist primarily of salaries and benefits, including stock-based compensation, occupancy, materials and supplies, contracted research, consulting arrangements, and other expenses incurred in the pursuit of the Company’s R&D programs. R&D costs are expensed as incurred.

Stock-based compensation

The Company periodically issues common stock and stock options to officers, directors, and consultants for services rendered. Stock-based compensation accounting requires the recognition of stock-based compensation expense, using a grant date fair value-based method, for costs related to all share-based payments including stock options and restricted stock awards granted to employees and non-employees. Companies are required to estimate the fair value of all share-based payment awards on the date of grant using an option pricing model, and the Company uses a Black-Scholes model to estimate option award fair value. The fair value of restricted stock awards is based upon the estimated share price of the common shares on the date of grant. Forfeitures are accounted for on occurrence and the Company applies the simplified method to estimate expected term of “plain vanilla” options. All options and restricted stock awards granted since inception are expensed on a straight-line basis over the requisite service period, which is usually the vesting period, and the related amount is recognized in the statements of operations.

Effective January 1, 2020, the accounting for stock options granted to outside consultants is consistent with the accounting for stock-based payments to officers and directors, as described above, by measuring the cost of services received in exchange for equity awards utilizing the grant date fair value of the awards, with the cost recognized as stock-based compensation expense on a straight-line basis in the Company’s financial statements over the vesting period of the awards.

Income taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company follows tax accounting requirements for the recognition, measurement, presentation, and disclosure in the financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. No liability related to uncertain tax positions is recorded in the financial statements for the three or nine-month periods ended September 30, 2023, or 2022. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense, as necessary. The Company has not recorded any interest or penalties associated with income tax since inception.

Fair Value of Common Stock

In order to determine the fair value of a share of CERo’s common stock for use in developing fair value estimates for derivative instruments, CERo’s board of directors considered, among other things, contemporaneous valuations of the Company’s common stock. Given the absence of a public trading market of CERo’s capital stock to date, the board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of a share of the Company’s common stock, including:

•        contemporaneous valuations of the Company’s common stock and market transactions involving private investments in the equity instruments of comparable companies;

•        CERo’s business, financial condition and results of operations, including related industry trends affecting the Company’s operations;

•        the likelihood of achieving a liquidity event, such as a merger into a special purpose acquisition corporation, or sale of the company, given prevailing market conditions;

•        the lack of marketability of the Company’s common stock;

•        the market performance of comparable publicly traded companies;

•        U.S. and global economic and capital market conditions and outlook; and

•        common stock valuation methodology.

In estimating the fair market value of a share of CERo’s common stock, the board of directors first determined the equity value of the company’s business using accepted valuation methods. A discount for lack of marketability was then applied to conclude a fair market value for one share of the Company’s common stock for use in models used to develop fair value estimates for derivative instruments.

Recent Accounting Pronouncements

See Note 2 to CERo’s audited financial statements and unaudited condensed financial statements appearing elsewhere in this proxy statement/prospectus for a description of recent accounting pronouncements applicable to CERo’s financial statements.

Qualitative and Quantitative Disclosures About Market Risk

CERo’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because of the Company’s investments, including cash equivalents, which may be in the form of a money market fund.

In the future, CERo may contract with vendors invoicing in a foreign denominated currency. As a result, the Company may be subject to fluctuations in foreign currency rates in connection with certain of these agreements. Transactions denominated in currencies other than the United States dollar will be recorded based on exchange rates at the time such transactions arise. As of September 30, 2023, all transactions have been denominated in United States dollars.

Inflation will generally affect the Company by increasing the cost of labor and costs associated with preclinical and clinical trials and future manufacturing and commercialization activities as well as general corporate costs. CERo does not believe that inflation had a material effect on CERo’s business, financial condition or results of operations for the three or nine-month periods ended September 30, 2023 or 2022, but increased inflation may materially impact the Company in the remainder of 2023 and beyond.

Emerging Growth Company and Smaller Reporting Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. PBAX previously elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would be applicable to private companies. Following the consummation of the Business Combination, New CERo expects to continue to take advantage of the benefits of the extended transition period.

In addition, as an emerging growth company, PBAX and New CERo may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•        being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•        reduced disclosure about the Company’s executive compensation arrangements in its periodic reports, proxy statements and registration statements;

•        exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

•        an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements.

New CERo will cease to qualify as an emerging growth company on the date that is the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of PBAX Shares in the IPO, (ii) the last day of the fiscal year in which New CERo has more than $1.07 billion in total annual gross revenues, (iii) the date on which New CERo is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of New CERo common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (iv) the date on which New CERo has issued more than $1.0 billion of non-convertible debt over the prior three-year period. CERo may choose to take advantage of some but not all of these reduced reporting burdens. CERo has taken advantage of certain reduced reporting requirements in this proxy statement/prospectus. Accordingly, the information contained herein may be different than might be obtained from other public companies.

CERO EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “the Company,” “we,” “us” or “our” refers to CERo prior to the consummation of the Business Combination and to New CERo following the Business Combination.

Our only named executive officer for the fiscal year ended December 31, 2023 was Dr. Daniel Corey, as Dr. Corey was our only executive officer during the period presented.

Summary Compensation Table

The following table presents all of the compensation awarded to our sole named executive officer during the years listed below.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)(1)	Total ($)
Dr. Daniel Corey	2023	360,000	3,285	363,285
Chief Executive Officer	2022	360,000	12,685	372,685

____________

(1)      The amounts reported in this column composed of $3,285 in Company-paid life insurance premiums for the benefit of Dr. Corey during the fiscal year ended December 31, 2023 and (i) $9,400 in Company contributions to our 401(k) plan and (ii) $3,285 in Company-paid life insurance premiums for the benefit of Dr. Corey during the fiscal year ended December 31, 2022.

Outstanding Equity Awards as of December 31, 2023

There were no outstanding equity incentive plan awards held by our named executive officer as of December 31, 2023.

Employment Agreements

New CERo intends to enter into employment agreements with certain of its executive officers to govern the terms and conditions of such executive officers’ employment as executive officers of New CERo following the Business Combination. There are currently no employment agreements by and between CERo and any of its named executive officers.

Overview of Anticipated Executive Compensation Program

Following the closing of the Business Combination, decisions with respect to the compensation of New CERo’s executive officers, including our named executive officers, will be made by the compensation committee of the New CERo Board. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, and severance protections. Base salaries, employee benefits, and severance protections will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our stockholders and enhances executive retention.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to each of the named executive officers.

Director Compensation

None of our directors received compensation in 2023 for services rendered to CERo with the exception of Dr. Daniel Corey for his compensation as our Chief Executive Officer. Dr. Daniel Corey is a named executive officer and his compensation is provided in the “Summary Compensation Table” above.

Upon the consummation of the Business Combination, New CERo will adopt a non-employee director compensation program that is designed to align director compensation with its business objectives and the creation of stockholder value, while enabling New CERo to attract, retain, incentivize and reward directors who contribute to the long-term success of New CERo. The New CERo Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New CERo is able to recruit and retain qualified directors.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2024 plan described in Proposal No. 6 will be an important element of our compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 7.

New 2023 Equity Incentive Plan

The material terms of the Incentive Plan, which will be adopted by the Board prior to the Special Meeting, subject to stockholder approval at the Special Meeting, are summarized under “Proposal 6 — The Incentive Plan Proposal” above. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

2023 Employee Stock Purchase Plan

The material terms of the ESPP, which will be adopted by the Board prior to the Special Meeting, subject to stockholder approval at the Special Meeting, are summarized under the “Proposal 7 — The ESPP Proposal” above. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

Health and Welfare Benefits

We provide benefits to our named executive officer on the same basis as provided to all of our employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan. We do not maintain any executive-specific benefit or perquisite programs.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with PBAX in connection with the Business Combination.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to holders of our Public Shares or Public Warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) exercise of redemption rights and (ii) ownership and disposition of shares of New CERo common stock and New CERo warrants following the Business Combination. This section applies only to holders that hold their Public Shares, Public Warrants, New CERo common stock or New CERo warrants as capital assets for U.S. federal income tax purposes (generally, as property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        S corporations;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        persons who obtain stock in PBAX as part of any PIPE transaction;

•        persons who obtain stock in PBAX pursuant to a non-redemption agreement;

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        controlled foreign corporations; or

•        passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, alternative minimum taxes, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to holders of our Public Shares or Public Warrants that, prior to the Business Combination, also hold, directly or indirectly, equity interests in CERo. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Public Shares, Public Warrants, New CERo common stock or New CERo warrants the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our Public Shares, Public Warrants, New CERo common stock or New CERo warrants we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS, TO SUCH HOLDER OF THE EXERCISE OF REDEMPTION RIGHTS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW CERO COMMON STOCK AND NEW CERO WARRANTS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our Public Shares, Public Warrants or New CERo common stock or New CERo warrants, as applicable, and is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of Public Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Public Shares will depend on whether the redemption qualifies as a sale of the Public Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Public Shares redeemed, such U.S. Holder will generally be treated in the same manner as described under “— Sale, Exchange or Other Disposition of Shares of New CERo Common Stock and New CERo Warrants” below.

The redemption of Public Shares generally will qualify as a sale of Public Shares redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New CERo or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Public Shares actually owned by such U.S. Holder, but also Public Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Public Shares owned directly, Public Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Public Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to the exercise of the Public Warrants.

The redemption of Public Shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of PBAX’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of PBAX’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of the Public Shares. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Public Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of the Public Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Public Shares owned by certain family members and such U.S. Holder does not constructively own any other Public Shares. The redemption of Public Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in PBAX. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Public Shares, the U.S. federal income tax consequences of which are described under “— Distributions on Shares of New CERo Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Distributions on Shares of New CERo Common Stock

A U.S. Holder generally will be required to include in gross income as a dividend the amount of any distribution paid with respect to shares of New CERo common stock, to the extent the distribution is paid out of New CERo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New CERo common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New CERo common stock and will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New CERo Common Stock and New CERo Warrants” below.

Dividends that New CERo pays to a U.S. Holder that is a corporation generally will qualify for the dividends received deduction if the requisite holding period requirement is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New CERo pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New CERo common stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New CERo Common Stock and New CERo Warrants

Upon a sale or other taxable disposition of shares of New CERo common stock or New CERo warrants, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New CERo common stock or New CERo warrants so disposed of exceeds one year at the time of such disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New CERo common stock or New CERo warrants so disposed of. See “— Exercise, Lapse or Redemption of New CERo Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New CERo common stock acquired pursuant to the exercise of a New CERo warrant.

Exercise, Lapse or Redemption of New CERo Warrants

Except as discussed below with respect to the cashless exercise of a New CERo warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New CERo common stock upon exercise of a New CERo warrant for cash. The U.S. Holder’s tax basis in the share of New CERo common stock received upon exercise of the New CERo warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New CERo warrant, and the exercise price of such New CERo warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New CERo common stock received upon exercise of the New CERo Public warrant will commence on the date of exercise of the New CERo warrant or the day following the date of exercise of the New CERo warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New CERo warrant. If a New CERo warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New CERo warrant.

The tax consequences of a cashless exercise of a New CERo warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New CERo common stock received generally should equal the U.S. Holder’s tax basis in the New CERo warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New CERo common stock would be treated as commencing on the date of exercise of the New CERo warrant or the day following the date of exercise of the New CERo warrant. If the cashless exercise is treated as a recapitalization, the holding period of the shares of New CERo common stock received would include the holding period of the New CERo warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New CERo warrants having a value equal to the exercise price for the total number of New CERo warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New CERo warrants deemed surrendered and the U.S. Holder’s tax basis in the New CERo warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New CERo common stock received would equal the sum of the U.S. Holder’s tax basis in the New CERo warrants exercised, and the exercise price of such New CERo warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New CERo common stock would commence on the date of exercise of the New CERo warrant or the day following the date of exercise of the New CERo warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New CERo warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New CERo common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New CERo warrant occurring after New CERo’s giving notice of an intention to redeem the New CERo warrants described in the section entitled “Description of New CERo’s Securities After the Business Combination — Warrants — Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New CERo redeemed such New CERo warrant for shares of New CERo common stock or as an exercise of the New CERo warrant. If the cashless exercise of New CERo warrants for shares of New CERo common stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New CERo common stock received should equal the U.S. Holder’s tax basis in the New CERo warrants and the holding period of the shares of New CERo common stock should include the holding period of the New CERo warrants. Alternatively, if the cashless exercise of a New CERo warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New CERo Warrants.” In the case of an exercise of a New CERo warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of New CERo Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New CERo warrant occurring after CERo’s giving notice of an intention to redeem the New CERo warrant as described above.

If New CERo redeems New CERo warrants for cash or if New CERo purchases New CERo warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of New CERo Common Stock and New CERo Warrants.”

Possible Constructive Distributions.

The terms of each New CERo warrant provide for an adjustment to the exercise price of the New CERo warrant or an increase in the shares of New CERo common stock issuable on exercise in certain circumstances discussed in “Description of New CERo’s Securities After the Business Combination — Warrants — New CERo Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New CERo warrants would, however, be treated as receiving a constructive distribution from New CERo if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New CERo’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New CERo common stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New CERo common stock which is taxable to them as described under “— Distributions on Shares of New CERo Common Stock” above. For example, U.S. Holders of New CERo warrants would generally be treated as receiving a constructive distribution from New CERo where the exercise price of the New CERo warrants is reduced in connection with the payment of certain dividends as described in “Description of New CERo’s Securities After the Business Combination — Warrants — New CERo Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New CERo New CERo warrants received a cash distribution from New CERo equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New CERo warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New CERo warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner of Public Shares, Public Warrants, New CERo common stock or New CERo warrants, as applicable, that is not a U.S. Holder (other than a partnership or entity or arrangement classified as a partnership for U.S. federal income tax purposes).

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder of Public Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Public Shares will depend on whether the redemption qualifies as a sale of the Public Shares redeemed, as described above under “— U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Public Shares, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “— Non-U.S. Holders — Sale, Exchange or Other Disposition of Shares of New CERo Common Stock and New CERo Warrants.” If such a redemption does not qualify as a sale of Public Shares, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “Non-U.S. Holders — Distributions on Shares of New CERo Common Stock.”

Distributions on Shares of New CERo Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New CERo common stock, to the extent paid out of New CERo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an applicable IRS Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New CERo common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New CERo common stock, which will be treated as described below under “— Sale, Exchange or Other Disposition of Shares of New CERo Common Stock and New CERo Warrants.” Dividends paid by New CERo to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of Shares of New CERo Common Stock and New CERo Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New CERo common stock or New CERo warrants unless:

(i)     such non-U.S. Holder is an individual who was present in the United States for a period or periods aggregating 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)    the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)   New CERo is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New CERo common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time, during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding shares of New CERo common stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New CERo common stock or New CERo warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New CERo common stock or New CERo warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New CERo will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New CERo to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New CERo will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New CERo Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New CERo warrant, or the lapse of a New CERo warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of New CERo Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Sale, Exchange or Other

Disposition of Shares of New CERo Common Stock and New CERo Warrants.” If New CERo redeems New CERo warrants for cash or if it purchases New CERo warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition of Shares of New CERo Common Stock and New CERo Warrants.”

Possible Constructive Distributions

The terms of each New CERo warrant provide for an adjustment to the exercise price of the New CERo warrant or an increase in the shares of New CERo common stock issuable on exercise in certain circumstances discussed in “Description of New CERo’s Securities After the Business Combination — Warrants — New CERo Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the New CERo warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New CERo equal to the fair market value of such increased interest, the consequences of which would be similar to those described above under “Non-U.S. Holders — Distributions on Shares of New CERo Common Stock.” If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to New CERo warrants are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to New CERo warrants.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New CERo common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Public Shares, Public Warrants, shares of New CERo common stock and New CERo warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Public Shares or Public Warrants, shares of New CERo common stock or New CERo warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Public Shares or Public Warrants, shares of New CERo common stock and New

CERo warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Public Shares, Public Warrants, shares of New CERo common stock and New CERo warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Public Shares, Public Warrants, shares of New CERo common stock or New CERo warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

PBAX (the “Company”) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed financial information presents the combination of the financial information of PBAX and CERo Therapeutics, Inc. (“CERo”) adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Capitalized terms included below have the same meaning as defined elsewhere in this proxy statement/prospectus.

The historical financial information of Phoenix was derived from the audited financial statements of PBAX for the year ended December 31, 2022, and unaudited financial statements as of, and for the nine months ended September 30, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of CERo was derived from audited financial statements of CERo the for the year ended December 31, 2022, and unaudited financial statements as of, and for the nine months ended September 30, 2023, included elsewhere in this proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited and unaudited financial statements of PBAX and CERo, respectively, and should be read in conjunction with the audited historical financial statements and related notes. This information should be read together with PBAX’s and CERo’s audited financial statements and related notes, the sections titled “PBAX Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations” and “CERo Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical balance sheet of PBAX and the historical balance sheet of CERo on a pro forma basis as if the Business Combination and the related transactions contemplated by the Business Combination Agreement, summarized below, had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, and nine months ended September 30, 2023 combines the historical statement of operations of PBAX and historical statement of operations of CERo for such periods on a pro forma basis as if the Business Combination and the transactions contemplated by the Business Combination Agreement, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented. There were no pro forma adjustments required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

On June 4, 2023, PBAX entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), by and among the Company, PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and CERo Therapeutics, Inc., a Delaware corporation (“CERo”). The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into CERo, with CERo surviving as a wholly-owned subsidiary of the Company (the “Business Combination”). Upon the closing of the Business Combination (the “Closing”), the Company will change its name to “CERo Therapeutics Holdings, Inc.” (“New CERo”).

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of CERo common stock, par value $0.0001 per share (the “CERo common stock”) will be cancelled and converted into (a) the right to receive a number of shares of PBAX Class A common stock, par value $0.0001 per share (“Class A common stock”), equal to $50,000,000, minus the Aggregate Liquidation Preference (as defined in the Business Combination Agreement), divided by the Fully Diluted Company Capitalization (as defined in the Business Combination Agreement), divided by $10.00 (the “Exchange Ratio”) and (b) the right to receive a pro rata portion of up to 1,200,000 additional shares of Class A Common Stock if the First Level Earnout Target, the Second Level Earnout Target or a Change of Control occurs within four years after the Closing (“Earnout Shares”); (ii) each outstanding option to purchase CERo common stock (each, a “CERo option”) will be converted into an option to purchase a number of shares of Class A common stock, equal to (A) the number of shares of CERo common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio; in each case, rounded down to the nearest whole share, and rounded up to the nearest whole cent in the case of the exercise price of the CERo options; (iii) each outstanding share of CERo preferred stock, par value $0.0001 per share (the “CERo preferred stock”), will be converted into a number of shares of Class A common stock, equal to the number of shares of Class A common stock obtained by dividing the liquidation preference thereof by $10.00 and the contingent right to receive such holder’s Earn-Out Pro Rata Portion (as defined in the Business Combination Agreement); (iv) each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A common stock equal to the number of shares of CERo preferred stock subject to the corresponding warrant immediately prior to the Effective Time, multiplied by the Aggregate Liquidation Preference of such underlying shares of CERo preferred stock, and divided by $10.00, with the exercise price per share for such warrant equal to (A) the current aggregate exercise price of such warrant (the current exercise price per share of CERo preferred stock applicable to the corresponding warrant immediately prior to the Effective Time, multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof), divided by (B) the number of shares of Class A common stock issuable upon exercise thereof; and, (v) each outstanding Convertible Bridge Note will automatically convert all outstanding principal and any unpaid accrued interest into Class A Common Stock of the surviving company at a conversion price equal to (A) the dollar volume-weighted average price for the Class A Common Stock of the surviving company on the date of the closing of the Business Combination, (B) multiplied by 0.75. The Company will issue or reserve for issuance an aggregate of 5.0 million shares of Class A common stock to the holders of CERo common stock and CERo preferred stock or reserved for issuance upon exercise of CERo options or warrants as consideration in the Business Combination.

CERo’s obligation to consummate the Business Combination is subject to the condition that the Available Closing Cash shall be greater than or equal to $30.0 million.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Class A Common Stock:

As of January 4, 2024, CERo has not entered into a PIPE subscription, therefore the unaudited pro forma condensed combined financial statements do not give consideration to any transaction accounting adjustments related to a proposed PIPE financing in order to meet the Closing Cash condition previously defined.

In addition, based on the terms of the Earn-Out Pro Rata Portion described above, we have determined that equity treatment is appropriate in accordance with ASC 815-40 and would be accounted for akin to a deemed distribution resulting in a net zero impact to the unaudited pro forma condensed combined statement of operations. We also concluded that there is a very low likelihood of meeting the milestones and determined that any pro forma adjustment would be immaterial to an investor due to the net zero impact within equity.

On June 4, 2023, CERo entered into a bridge financing agreement (the “Bridge Notes”) in anticipation of CERo completing the Business Combination with PBAX pursuant to a definitive Business Combination Agreement. Per the term sheet, it is anticipated that CERo will raise up to a total of $1,210,460 to be allocated to the eligible participants. On June 6, 2023, CERo sold Convertible Bridge Notes with an aggregate principal amount of $605,230 to certain eligible participants. The Bridge Notes shall automatically convert (principal and accrued interest) upon a Business Combination into shares of the surviving company in the Business Combination at a discount of 25% to the dollar volume-weighted average price of the New CERo Class A Common Stock on the Closing Date. For purposes of this unaudited pro forma condensed combined financial information, PBAX has assumed that the closing price will be $10.00, the per share valuation of the shares issuable in the Business Combination.

Assuming No Redemption Scenario:    This scenario assumes that the only Class A Common Stock subject to redemption that are redeemed are those that have already been redeemed prior to January 4,2024.

Maximum Redemption Scenario:    This scenario assumes that 753,332 shares of Class A Common Stock subject to redemption are redeemed for an aggregate payment of approximately $8,330,779 based on a per share redemption value of $11.06 as of January 4, 2024.

The following summarizes the pro forma ownership of Class A Common Stock of New CERo following the Business Combination and the conversion of the Bridge Notes under both the No Redemptions and Maximum Redemptions scenarios. A key closing condition for the completion of the Business Combination is the availability of additional cash from the proceeds from the sale of shares of New CERo common stock to investors in a PIPE transaction. Given the current uncertainties around timing, amount, structure, and other variables with respect to the additional funds, PBAX has elected to present the scenarios without additional funds, which results in a pro forma cash deficit. This cash deficit must be sufficiently augmented by the additional funds for the Business Combination to become effective unless the applicable closing conditions are waived, which funds are uncertain and may not be available. As of the date of this proxy statement/prospectus, PBAX has not obtained any binding commitments for a PIPE transaction, PBAX or entered into any agreements pursuant to which Public Stockholders would not exercise redemption rights. If PBAX enters into a PIPE transaction or non-redemption agreements after the date of this proxy statement/prospectus, PBAX will present a scenario that incorporates the additional funds that would permit completion of the Business Combination, including satisfying the Available Closing Cash requirement.

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
CERo Therapeutics, Inc. Shareholders	236,210	2.1%	236,210	2.3%
CERo Therapeutics, Inc. Conversion of Bridge Financing	161,334	1.5%	161,334	1.6%
CERo Therapeutics, Inc. Series Preferred Shareholders (as-converted)	4,415,494	39.9%	4,415,494	42.9%
Total CERo Therapeutics, Inc. Merger Shares	4,813,038	43.5%	4,813,038	46.8%
Total CERo Therapeutics, Inc. Shares	4,813,038	43.5%	4,813,038	46.8%
PBAX Non-Founder Shares	949,961	8.6%	185,004	1.8%
PBAX Founder Shares of Sponsor	5,296,246	47.9%	5,296,246	51.4%
Total PBAX Shares	6,246,207	56.5%	5,481,250	53.2%
Pro Forma Common Stock at September 30, 2023	11,059,245	100.0%	10,294,288	100.0%

1.      Excludes 1,200,000 Earnout Shares subject to potential issuance under the earnout consideration.

2.      Excludes CERo’s Convertible Preferred Stock Warrants which will rollover and allow the holder to purchase approximately 325,000 Class A Common Shares in New CERo.

3.      Excludes 894,500 options granted under CERo’s Equity Incentive Plan exercisable into approximately 23,298 Class A Common Shares in New CERo.

4.      Excludes PBAX’s Public Warrants and Private Placement Warrants exercisable in the aggregate for 9,192,500 shares.

The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer.

The Business Combination will be accounted using the asset acquisition method in accordance with U.S. GAAP. Under this method of accounting, we have preliminary determined that PBAX is the accounting acquirer as PBAX is (i) the entity issuing its own shares to consummate the Business Combination, (ii) the senior management team will primarily be comprised of PBAX’s existing management team, and (iii) PBAX’s assets are currently significantly larger than CERo’s, based on the terms of the Business Combination Agreement. The merger is expected to be accounted for as an asset acquisition as substantially all of the fair value is concentrated in IPR&D, an intangible asset. CERO’s assets (except for cash) and liabilities will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use being expensed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

Phoenix Biotech Acquisition Corp. and CERo Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)
As of September 30, 2023

	As of September 30, 2023		Transaction Accounting Adjustments (Assuming No Redemption)		As of September 30, 2023 Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		As of September 30, 2023 Pro Forma Combined (Assuming Full Redemption)
	Phoenix Biotech Acquisition Corp. (Historical)	CERo Therapeutics, Inc. (Historical)
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash, restricted cash, and cash equivalents	$119,014	$2,562,025	$8,329,792B		$(4,884,939)	(8,287,049	)J	$(13,171,988)
			605,230C			—
			(1,100,000	)F		—
			(1.395,000	)G
			(9,150,000	)H
			(4,856,000	)I
Prepaid expenses and other current assets	21,815	214,770	—		236,585	—		236,585
Money market funds held in Trust Account	8,329,792	—	(8,329,792	)B	—			—
Total current assets	8,470,621	2,776,795	(15,895,770)		(4,648,354)	(8,287,049)		(12,935,403)
Non-current assets:
Equipment, net	—	1,081,260	—		1,081,260	—		1,081,260
Operating lease right-of-use assets	—	2,359,758	—		2,359,758	—		2,359,758
Total non-current assets	—	3,441,018	—		3,441,018	—		3,441,018
TOTAL ASSETS	8,470,621	6,217,813	(15,895,770)		(1,207,336)	(8,287,049)		(9,494,385)

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Accounts payable	3,311,098	1,283,950	(600,000	)G	1,139,048	—		1,139,048
			(2,856,000	)J
Accrued liabilities	—	329,754	—		329,754	—		329,754
Common stock subscription deposit	—	1,875	—		1,875	—		1,875
Operating lease liability	—	743,900	—		743,900	—		743,900
Short-term notes payable, net	—	588,853	(588,853	)C	—	—		—
Income tax payable	28,769	—	—		28,769	—		28,769
Working capital loan – related party	1,395,000	—	(1,395,000	)G	—	—		—
Franchise tax payable	6,100	—	—		6,100	—		6,100
Excise tax payable	56,389	—	—		56,389	—		56,389
Due to affiliate	3,315	—	—		3,315	—		3,315
Total current liabilities	4,800,671	2,948,332	(5,439,853)		2,309,150	—		2,309,150
Non-current liabilities:
Operating lease liability, net of current portion	—	1,779,477	—		1,779,477	—		1,779,477
Preferred stock warrant liability	—	199,149	—		199,149	—		199,149
Deferred underwriting fee	9,150,000	—	(9,150,000	)H	—	—		—
Total non-current liabilities	9,150,000	1,978,626	(9,150,000)		1,978,626	—		1,978,626
Total liabilities	13,950,671	4,926,958	(14,589,853)		4,287,776	—		4,287,776

Common stock subject to possible redemption	8,287,049	—	(8,287,049	)A	—	—		—

COMMITMENTS AND CONTINGENCIES
Convertible preferred stock:
Series Seed	—	4,077,560	(4,077,560	)E	—	—		—
Series A	—	38,023,784	(38,023,784	)E	—	—		—
Total convertible preferred stock	—	42,101,344	(42,101,344)		—	—		—

Stockholders’ deficit:
Common stock	—	907	(907	)D	—	—		—
Class A common stock	547	—	76A		640	(76)		563
			16C
Additional paid-in capital	—	1,013,243	8,286,973A		61,776,146	(8,286,973	)J	53,489,173
			1,194,067C
			(41,823,732	)D		—
			95,105,595E
			(2,000,000	)I
Retained deficit	(13,767,646)	(41,824,639)	—		(67,271,897)			(67,271,897)
			41,824,639D			—
			(53,004,251	)E
			(500,000	)F
Total stockholders’ deficit	(13,767,099)	(40,810,489)	49,082,476		(5,495,112)	(8,287,049)		(13,782,161)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$8,470,621	$6,217,813	$(15,895,770)		$(1,207,336)	$(8,287,049)		$(9,494,385)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

Phoenix Biotech Acquisition Corp. and CERo Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Detailed Adjusted Statement of Operations
For the Nine Months Ended September 30, 2023

	For the Nine Months Ended September 30, 2023		Transaction Accounting Adjustments (Assuming No Redemption)	For the Nine Months Ended September 30, 2023 Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		For the Nine Months Ended September 30, 2023 Pro Forma Combined (Assuming Full Redemption)
	Phoenix Biotech Acquisition Corp. (Historical)	CERo Therapeutics, Inc. (Historical)
Operating expenses:
Research and development	$—	$4,270,472	$—	$4,270,472	$—		$4,270,472
General and administrative	2,518,347	2,283,404	—	4,801,751	—		4,801,751
Franchise tax	45,300	—	—	45,300			45,300
Total operating expenses	2,563,647	6,553,876	—	9,117,523	—		9,117,523
Loss from operations	(2,563,647)	(6,553,876)	—	(9,117,523)	—		(9,117,523)
Other income:
Interest and other income, net	380,583	529,481	—	910,064	(380,583	)AA	529,481
Total other income	380,583	529,481	—	910,064	(380,583)		529,481
Net loss before income taxes	(2,183,064)	(6,024,395)	—	(8,207,459)	(380,583)		(8,588,042)
Income tax expense	(70,409)	—	—	(70,409)	—		(70,409)
Net loss attributable to common shareholders	$(2,253,473)	$(6,024,395)	$—	$(8,277,868)	$(380,583)		$(8,658,451)
Net loss per share (Note 4)
Basic and diluted weighted average shares outstanding, Class A Common Stock	3,547,888	9,058,608		11,582,584			10,294,286
Basic and diluted net loss per share	$(0.34)	$(0.67)		$(0.71)			$(0.84)
Basic and diluted weighted average shares outstanding, Class B Common Stock	3,075,432	N/A		N/A			N/A
Basic and diluted net loss per share	$(0.34)	N/A		N/A			N/A

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022

Phoenix Biotech Acquisition Corp. and CERo Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Detailed Adjusted Statement of Operations
For the Year Ended December 31, 2022

	For the Year Ended December 31, 2022		Transaction Accounting Adjustments (Assuming No Redemption)	For the Year Ended December 31, 2022 Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		For the Year Ended December 31, 2022 Pro Forma Combined (Assuming Full Redemption)
	Phoenix Biotech Acquisition Corp. (Historical)	CERo Therapeutics, Inc. (Historical)
Operating expenses:
Research and development	$—	$9,845,603	$47,418,251CC	$57,263,854	$—		$57,263,854
General and administrative	2,841,391	2,125,628	500,000BB	5,467,019	—		5,467,019
Franchise tax	64,050	—	—	64,050	—		64,050
Total operating expenses	2,905,441	11,971,231	47,918,251	62,794,923	—		62,794,923
Loss from operations	(2,905,441)	(11,971,231)	(47,918,251)	(62,794,923)	—		(62,794,923)
Other income:
Interest and other income, net	2,836,864	142,115	—	2,978,979	(2,836,864	)DD	142,115
Total other income	2,836,864	142,115	—	2,978,979	(2,836,864)		142,115
Net loss before income taxes	(68,577)	(11,829,116)	(47,918,251)	(59,815,944)	(2,836,864)		(63,652,808)
Income tax expense	599,159	—	—	599,159	—		599,159
Net loss attributable to common shareholders	$(667,736)	$(11,829,116)	$(47,918,251)	$(60,415,103)	$(2,836,864)		$(63,251,967)
Net loss per share (Note 4)
Basic and diluted weighted average shares outstanding, Class A Common Stock	17,896,428	8,974,247		11,582,584			10,294,286
Basic and diluted net loss per share	$(0.03)	$(1.32)		$(5.22)			$(6.14)
Basic and diluted weighted average shares outstanding, Class B Common Stock	4,596,250	N/A		N/A			N/A
Basic and diluted net loss per share	$(0.03)	N/A		N/A			N/A

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination is expected to be accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting, PBAX will be treated as the “accounting acquirer” and CERo as the “accounting acquiree” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be accounted for as an asset acquisition as substantially all of the fair value is concentrated in IPR&D, an intangible asset. CERo’s assets (except for cash) and liabilities will be measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use being expensed. The fair value measurements utilize estimates based on key assumptions of the Business Combination, including historical and current market data.

The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the Merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives effect to the Business Combination and related transactions as if they had been completed on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2023, and year ended December 31, 2022, gives effect to the Business Combination and related transactions as if they had been completed on January 1, 2022. These periods are presented on the basis that PBAX is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that PBAX management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences may be material. PBAX management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of PBAX and CERo.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Preliminary Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated preliminary purchase price of approximately $53,004,251 comprised of equity consideration of approximately $51,004,251, and PBAX estimated transaction costs of $2,000,000.

The table below represents the total estimated preliminary purchase price:

Total shares transferred (CERo Shareholders on a fully- diluted basis exclusive of Preferred Shareholders)	259,505
Value per share(1)	$10.91
$2,831,203
Conversion Convertible Preferred Shares into Class A Common Shares
Series seed liquidation value	415,498
Series A liquidation amount	3,999,997
4,415,495
Value per share(1)	$10.91
$48,173,048
Total Share Consideration	$51,004,251
Transaction costs	$2,000,000
Total purchase consideration	$53,004,251

____________

(1)      Share Consideration is calculated using a $10.91 reference price, which was the December 14, 2023 closing price of PBAX.

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on the relative fair value of the preliminary estimate of the fair value of assets and liabilities to be acquired:

Preliminary Purchase Price Allocation:
Cash and cash equivalents	$5,388,000
IPR&D	47,418,251
Fixed assets	1,312,000
Net working capital (Excluding cash)	(945,000)
Other	(169,000)
Net assets acquired	$53,004,251

The guidance in ASC 805 requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test was met as PBAX determined that substantially all of the fair value was concentrated in the acquired IPR&D. The fair value of the IPR&D was determined to be approximately $47,418,251 before the purchase price was allocated among the assets and liabilities acquired, as shown above.

IPR&D represents the R&D assets of CERo which were in-process, but not yet completed, and which PBAX has the opportunity to advance. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. PBAX has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. There were no pro forma adjustments required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the period presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of New CERo Class A Common Stock outstanding, assuming the Business Combination and related transactions occurred on the beginning of the earliest period presented.

Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet:

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

A.     Reflects the reclassification of 764,957 PBAX shares subject to redemption value of $8,287,049 to equity assuming a No Redemption Scenario.

B.      Reflects the reclassification of PBAX’s remaining marketable securities and cash held in the trust account to cash and cash equivalents.

C.     Reflects additional cash proceeds of $605,230 related to the funding of tranche 2 of the Bridge Financing, and the automatic conversion of both tranches into 161,334 PBAX Class A Common Shares upon the merger based on the terms of the Bridge Financing, at which time $16.13 is recorded in Class A Common Shares and $1,194,067 is recorded in additional paid-in capital.

D.     Reflects the elimination of CERo’s outstanding equity, exclusive of its preferred shares which is adjusted in (I), comprised of 9,068,899 shares of common stock, par value of $0.0001, accumulated deficit of $41,824,639, reflected as a decrease in additional paid-in capital.

E.      Reflects the Merger Consideration, including the estimated fair value of 259,505 shares of PBAX Class A Common Stock to existing CERo shareholders, estimated fair value of 4,415,495 shares of PBAX Class A Common stock to existing convertible preferred shareholders (Note 3), and estimated transaction costs. Also, reflects the elimination of CERo’s Series Seed, and Series A preferred shares at $4,077,560 and $38,023,784 respective, an increase in additional paid-in capital of $95,105,595 as well as the adjustment to accumulated deficit for the acquired IPR&D as follows:

September 30, 2023
Cash and cash equivalents	$5,388,000
Expensed IPR&D acquired (DD)	47,418,251
Fixed assets	1,312,000
Net working capital (exclusive of cash and cash equivalents)	(945,000)
Other	(169,000)
Total adjustments to accumulated deficit	$53,004,251

F.      Represents CERo’s preliminary estimated transaction costs of $1,100,000 inclusive of advisory, banking, legal and other professional fees that are expensed as a part of the Business Combination of which $600,000 has already been reflected within the historical financial statements of CERo ($0 which has already been paid), and $500,000 within accumulated deficit.

G.     Repayment of PBAX Working capital loan — related party. For pro forma purposes, we assumed repayment would be made in cash; however, at the lender’s discretion, the Working Capital Loans maybe convertible into Class A common shares at a price of $10.00 per share which would result in an additional issuance of 139,500 Class A common shares.

H.     Represents the settlement of PBAX’s deferred underwriting fees related to its Initial Public offering.

I.       Represents PBAX’s preliminary estimated transaction costs, included within the estimated purchase price (Note 3). Of the total estimated $4,856,000 transaction costs inclusive of advisory, banking, printing, legal, accounting fees and other professional fees that are to be incurred as a direct and incremental part of the Business Combination. These costs are expected to be incurred at Closing of which $2,000,000 will be recorded within additional paid-in capital, and $2,856,000 of which has already been incurred and reflected in the historical financial statements of PBAX (of which $0 has already been paid) are reflected as a reduction in cash and accounts payable.

J.       Reflects the redemption of 764,957 shares of PBAX Class A Common Stock for aggregate redemption payments of $8,398,891 resulting in a redemption price of $10.98 per share assuming a Full Redemption Scenario.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2023, and the year ended December 31, 2022, are as follows:

AA.  Elimination of interest income earnings on PBAX’s Restricted cash held in trust assuming a Full Redemption Scenario.

BB.   Reflects CERo’s transaction costs expected to be incurred but not yet recorded. These costs are nonrecurring.

CC.   Reflects the impact of expensing the acquired IPR&D upon consummation of the asset acquisition (Note 3). These costs are non-recurring.

DD.   Elimination of interest income earnings on PBAX’s Restricted cash held in trust assuming a Full Redemption Scenario.

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of the period presented.

The following has been prepared to present the net loss per share with respect to the no additional redemptions and maximum redemption of Class A Common Stock scenarios by Phoenix stockholders at the time of the Business Combination for the three months ended September 30, 2023, and the year ended December 31, 2022:

	Nine Months Ended September 30, 2023
	No Additional Redemptions	Maximum Redemption Scenario
Pro forma net loss	$(8,277,868)	$(8,658,451)
Weighted average shares outstanding – basic and diluted	11,582,584	10,294,286
Net loss per share – basic and diluted	$(0.71)	$(0.84)
Excluded securities
SPAC Private Placement Warrants	442,500	442,500
SPAC Public Warrants	8,750,000	8,750,000
CERo Warrants	324,999	324,999
CERo Options	23,298	23,298
Contingent Consideration Shares	1,200,000	1,200,000
	Year ended December 31, 2022
	No Additional Redemptions	Maximum Redemption Scenario
Pro forma net loss	$(60,415,103)	$(63,251,967)
Weighted average shares outstanding – basic and diluted	11,584,584	10,294,286
Net loss per share – basic and diluted	$(5.22)	$(6.14)
Excluded securities
SPAC Private Placement Warrants	442,500	442,500
SPAC Public Warrants	8,750,000	8,750,000
CERo Warrants	324,999	324,999
CERo Options	31,739	31,739
Contingent Consideration Shares	1,200,000	1,200,000

BENEFICIAL OWNERSHIP

The following table and accompanying footnotes set forth information regarding the (1) actual beneficial ownership of shares of PBAX Common Stock as of January 4, 2024, and (2) expected beneficial ownership of shares of New CERo common stock immediately following the consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption scenario” as described below) by:

•        PBAX’s current executive officers and directors;

•        each person who is expected to become one of the executive officers or directors of New CERo following the Business Combination, assuming the election of each director pursuant to the Director Election Proposal is approved;

•        all of PBAX’s current executive officers and directors as a group, and all of the executive officers and directors of New CERo, assuming the election of each director pursuant to the Director Election Proposal is approved, as a group; and

•        each person who is known to be the beneficial owner of more than 5% of any class of the outstanding PBAX Common Stock or is expected to be the beneficial owner of more than 5% of shares of New CERo common stock following the Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

The beneficial ownership of shares of PBAX Common Stock prior to the Business Combination is calculated based on 6,234,582 shares of PBAX Common Stock (consisting of 6,234,582 shares of Class A Common Stock and no shares of Class B Common Stock) issued and outstanding as of January 4, 2024. For purposes of the table below, voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person and, on all matters to be voted upon, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. Currently, no shares of Class B Common Stock are outstanding.

The expected beneficial ownership of shares of New CERo common stock following the Business Combination assumes two redemption scenarios as follows:

•        Assuming No Redemptions (Scenario 1):    This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination. In Scenario 1, it is expected that New CERo will have a total of 11,047,620 shares of New CERo Common Stock outstanding (excluding the exercise of any options and warrants and assuming no awards are issued under the Incentive Plan);

•        Assuming Maximum Redemptions (Scenario 2):    This presentation assumes that 753,332 Public Shares are redeemed, resulting in an aggregate cash payment of approximately $8,330,779 million out of the Trust Account based on an assumed redemption price of $11.06 per share. After a redemption of approximately $8.3 million out of the $8.3 million Trust Account, the Available Closing Cash would be approximately $0, which would require net proceeds from a PIPE transaction to meet or exceed $45.1 million to satisfy the condition in the Business Combination Agreement that there be at least $30 million in Available Closing Cash. As this condition is for CERo’s benefit, it is possible that CERo could waive it prior to Closing, although there is no guarantee that it would. If CERo did waive the condition in these circumstances, it is possible that New CERo would have insufficient capital to conduct and grow its business after Closing in the manner described in this proxy statement/prospectus and New CERo would have $1.6 million of debt from PBAX’s working capital loans. See “Unaudited Pro Forma Condensed Combined Financial Information.” In Scenario 2, it is expected that New CERo will have a total of 10,294,288 shares of New CERo Common Stock outstanding (excluding the exercise of any options and warrants and assuming no awards are issued under the Incentive Plan).

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	PBAX Pre-Business Combination		New CERo Post-Business Combination
	PBAX Common Stock		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of PBAX Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of PBAX(1)
Chris Ehrlich(2)	5,296,246	85.0%	5,296,246	47.9%	5,296,246	51.4%
Daniel Geffken	—	—	—	—	—	—
Douglas Fisher	—	—	—	—	—	—
Brian G. Atwood	—	—	—	—	—	—
Kathleen LaPorte	—	—	—	—	—	—
Barbara Kosacz	—	—	—	—	—	—
Caroline Loewy	—	—	—	—	—	—
All directors and executive officers of PBAX as a group (7 individuals)	5,296,246	85.0%	5,296,246	47.9%	5,296,246	51.4%
Directors and Executive Officers of New CERo After Consummation of the Business Combination(3)
Brian G. Atwood	—	—	—	—	—	—
Chris Ehrlich	5,296,246	85.0%	5,296,246	47.9%	5,296,246	51.4%
Daniel Corey	—	—	158,228	*	158,228	1.5%
Kathleen LaPorte	—	—	—	—	—	—
Michael Byrnes	—	—	—	—	—	—
Bob Sikorski	—	—	—	—	—	—
[•]	—	—	—	—	—	—
All directors and executive officers of New CERo as a group (7 individuals)
5% or Greater Beneficial Owners
Phoenix Biotech Sponsor, LLC(2)	5,296,246	85.0%	5,296,246	47.9%	5,296,246	51.4%
Entities affiliated with Saba(4)	1,212,426	19.4%	1,212,426	11.0%	1,212,426	11.8%
Shaolin Capital Management LLC(5)	748,264	12.0%	748,264	6.8%	748,264	7.3%

____________

*        Represents beneficial ownership of less than one percent.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Phoenix Biotech Acquisition Corp., 2201 Broadway, Suite 705, Oakland, CA 94612.

(2)      Consists of 5,296,246 shares of Class A Common Stock. The Sponsor is the record holder of the shares reported herein. Chris Ehrlich, PBAX’s Chief Executive Officer, is the manager of the Sponsor and has voting and investment discretion with respect to the PBAX Common Stock held by the Sponsor. Mr. Ehrlich may be deemed to have beneficial ownership of the PBAX Common Stock held directly by the Sponsor. Each of PBAX’s officers and directors is, directly or indirectly, a member of the Sponsor.

(3)      Unless otherwise noted, the business address of each of the following individuals is c/o 201 Haskins Way, Suite 230, South San Francisco, CA 94080.

(4)      Based on a Schedule 13G/A filed on February 14, 2023 on behalf of Saba Capital Management, L.P., a Delaware limited partnership (“Saba Capital”), Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), and Mr. Boaz R. Weinstein. Each of Saba Capital, Saba GP and Mr. Weinstein has shared voting and dispositive power with respect to 1,212,426 shares of Class A Common Stock. The address of the business office of each of the reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(5)      Based on information contained in a Schedule 13G filed on February 14, 2023 by Shaolin Capital Management LLC. Such filing does not identify the natural person or persons who directly or indirectly exercise sole or shared voting and/or dispositive power with respect to the Class A Common Stock beneficially owned by Shaolin. The address of the business office of the reporting person is 230 NW 24th Street, Suite 603, Miami, FL 33127.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

PBAX Relationships and Related Party Transactions

PBAX Related Party Transactions

Founder Shares

In June 2021, the Sponsor paid $25,000 to cover certain expenses on PBAX’s behalf in consideration of 4,598,750 Founder Shares. PBAX effected a 0.0174775754 for 1 stock dividend in September 2021 for each share of Class B Common Stock outstanding. Also in October 2021, as a result of the underwriters in the Initial Public Offering exercising their overallotment option in part, the Sponsor forfeited 82,875 Founder Shares. As a result, the Sponsor holds an aggregate of 4,596,250 Founder Shares. The number of Founder Shares was determined based on the expectation that the Founder Shares would represent 20% of the aggregate of PBAX’s Founder Shares, the Private Placement Shares and the issued and outstanding Public Shares after the Initial Public Offering. The Founder Shares represented 100% of the issued and outstanding shares of Class B Common Stock. On July 3, 2023, the Sponsor elected to convert all 4,596,250 of its Founder Shares into 4,596,250 shares of Class A Common Stock. As a result, no Founder Shares remain outstanding.

The Sponsor and each of PBAX’s directors and officers have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until the earliest of (a) one year after the completion of PBAX’s initial business combination, and (b) subsequent to the completion of PBAX’s initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after PBAX’s initial business combination, or (y) the date on which PBAX completes a liquidation, merger, share exchange, reorganization, recapitalization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Notwithstanding the foregoing, in connection with an initial business combination, The Sponsor and each of PBAX’s directors and officers may transfer, assign or sell their Founder Shares with PBAX’s consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth in the prior sentence.

Private Placement

Simultaneously with the Initial Public Offering, PBAX consummated the issuance and sale of an aggregate of 885,000 Private Placement Units at a price of $10.00 per unit for an aggregate purchase price of $8,850,000. The Private Placement Units were purchased by Cantor (155,000 Private Placement Units), CCM (30,004 Private Placement Units) and the Sponsor (699,996 Private Placement Units). Each Private Placement Unit consists of one Private Placement Share and one-half of one Private Placement Warrant to purchase one share of Class A Common Stock exercisable at $11.50. The proceeds from the Private Placement Units and the proceeds from the Initial Public Offering (initially totaling $178,500,000) are held in the Trust Account.

The Private Placement Warrants are identical to the Public Warrants included in the Public Units sold in the Initial Public Offering, except that if held by the initial purchasers or their permitted transferees, (a) they (including the PBAX Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of PBAX’s initial business combination and (b) they are entitled to registration rights. In addition, for as long as Private Placement Units are held by Cantor and/or its designees or affiliates, such Private Placement Units will be subject to a lock-up in compliance with FINRA Rule 5110(e) and the Private Placement Warrants underlying the Private Placement Units may not be exercised after five years from the commencement of sales of the Initial Public Offering in accordance with FINRA Rule 5110(g)(8)(A). There are no redemption rights or liquidating distributions with respect to the Founder Shares, Private Placement Shares or Private Placement Warrants, which will expire worthless if PBAX does not complete an initial business combination.

Promissory Note — Related Party

Prior to the closing of the Initial Public Offering, the Sponsor loaned PBAX $55,000 for expenses related to PBAX’s formation and the Initial Public Offering. The loan was non-interest bearing and due on the earlier of December 31, 2021 or the closing of the Initial Public Offering. The loan was repaid in full on October 12, 2021.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of PBAX’s officers and directors may, but are not obligated to, to loan PBAX funds as may be required. If PBAX consummates an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, PBAX may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender at the time of the business combination. The units would be identical to the Private Placement Units. PBAX does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. On December 13, 2022, PBAX issued an unsecured promissory note in the principal amount of $1,500,000 (the “Promissory Note”) to the Sponsor, pursuant to which the Sponsor agreed to loan to the PBAX up to $1,500,000. The Promissory Note does not bear interest and matures upon the earlier of (a) the closing of an initial business combination and (b) PBAX’s liquidation. In the event that PBAX does not consummate an initial business combination, the Promissory Note will be repaid only from amounts remaining outside of the trust account, if any. Upon the consummation of an initial business combination, the Sponsor may elect to convert any portion or all of the amount outstanding under the Promissory Note into units identical to the placement units. As of September 30, 2023, there was $1,395,000 of outstanding borrowings under the working capital loan arrangement.

On December 20, 2022, the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) made a deposit into the Trust Account of $325,000 to extend the business combination period for an additional three months, from January 8, 2023 to April 8, 2023. In the event that the Company had not consummated the Business Combination by April 8, 2023, without approval of the public stockholders, the Company was permitted, by resolution of the Board if requested by the sponsor, and upon five business days’ advance notice prior to the applicable PBAX Termination Date, to extend the PBAX Termination Date up to three times, each by one additional month (for a total of up to three additional months to complete the Business Combination), provided that the Lender deposited into the Trust Account: (i) for the first such monthly extension, $100,000; (ii) for the second such monthly extension, $125,000 and (iii) for the third such monthly extension, $150,000, for an aggregate deposit of up to $375,000. In connection with the extensions of the business combination period from (i) January 8, 2023 to April 8, 2023, (ii) April 8, 2023 to May 8, 2023 and (iii) May 8, 2023 to June 8, 2023, the Sponsor made deposits of $325,000, $100,000 and $125,000, respectively, to the Trust Account.

On July 7, 2023, the stockholders of PBAX approved proposals to further extend the business combination period up to six additional times for one month each time (collectively, the “Second Extension”), from July 8, 2023 to August 8, 2023, September 8, 2023, October 8, 2023, November 8, 2023, December 8, 2023 or January 8, 2024 (such date, as so extended, the “Extended PBAX Termination Date”). In connection with such stockholder vote, an aggregate of 523,341 shares of Class A Common Stock were redeemed, representing approximately 40.6% of the Public Shares outstanding as of July 7, 2023, resulting in a payment of $5,638,879.48 and leaving 6,246,207 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $137,692 in connection with each extension from July 8, 2023 to January 8, 2024.

On January 3, 2024, the stockholders of PBAX approved proposals to further extend the business combination period up to three additional times for one month each time (collectively, the “Third Extension”), from January 8, 2024 to February 8, 2024, March 8, 2024 or April 8, 2024. In connection with such stockholder vote, an aggregate of 11,625 shares of Class A Common Stock were redeemed, representing approximately 1.5% of the Public Shares outstanding as of January 3, 2024, resulting in a payment of $128,133 and leaving 6,234,582 shares of Class A Common Stock issued and outstanding and entitled to vote. In connection with the business combination deadline, the Sponsor deposited an aggregate of $22,600 in connection with the extension from January 8, 2024 to February 8, 2024. As of January 4, 2024, a total of 16,746,668 shares have been redeemed, representing approximately 95.7% of the Public Shares then-outstanding following the Initial Public Offering. As of January 4, 2024, there are 6,234,582 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding and entitled to vote.

In the event that the Company has not consummated the Business Combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), without approval of the public stockholders, the Company may, by resolution of the Board if requested by the Sponsor, and upon five business days’ advance notice prior to the applicable PBAX Termination Date, extend the PBAX Termination Date by one additional month, provided that the Lender will deposit into the Trust Account $150,000 for such extension. If the Company completes the Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note(s) or convert a portion or all of the amounts loaned under such promissory note(s) into units at a price of $10.00 per unit, which units will be identical to the private placement units issued to the Sponsor at the time of the Initial Public Offering. If the Company does not complete the Business Combination by the final applicable PBAX Termination Date, such promissory notes will be repaid only from funds held outside of the Trust Account.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and each of our officers and directors entered into the Sponsor Support Agreement with PBAX and CERo. Under the Sponsor Support Agreement, the Sponsor agreed to vote, at any meeting of the stockholders of PBAX and in any action by written consent of the stockholders of PBAX, all of its shares of Class B Common Stock (together with any other equity securities of PBAX that it holds of record or beneficially, as of the date of the Sponsor Support Agreement, or of which it acquires record or beneficial ownership after the date thereof, the “Subject PBAX Equity Securities”) (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that PBAX and CERo agreed in the Business Combination Agreement shall be submitted at such meeting for approval by PBAX’s stockholders (together with the proposal to obtain the PBAX stockholders’ approval for the Business Combination, the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. The Sponsor Support Agreement also prohibits the Sponsor from, among other things and subject to certain exceptions, transferring any Subject PBAX Equity Securities held by the Sponsor or taking any action that would have the effect of preventing or materially delaying the Sponsor from performing its obligations under the Sponsor Support Agreement. In addition, in the Sponsor Support Agreement, the Sponsor agrees to waive, and not to assert or perfect, among other things, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Class B Common Stock held by the Sponsor convert into shares of Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement. An aggregate of 5,296,246 shares of Class A Common Stock are subject to the Sponsor Support Agreement.

Letter Agreement

On October 5, 2021, PBAX entered into a letter agreement with the Sponsor and its officers and directors, pursuant to which each of the Sponsor and its officers and directors has agreed to vote any Founder Shares, Private Placement Shares and Public Shares held by him, her or it in favor of PBAX’s initial business combination; to facilitate the liquidation and winding up of PBAX if an initial business combination is not consummated within the completion window; to certain transfer restrictions with respect to PBAX’s securities; to certain indemnification obligations of the Sponsor; and to waive any rights any Founder Shares, Private Placement Shares and Public Shares held by him, her or it may have with respect to any monies held in the Trust Account or distributed as a result of any liquidation of the Trust Account (and, accordingly, in the event a business combination is not effected by PBAX by January 8, 2024 (or such later date as may be approved by PBAX’s stockholders), the Founder Shares and Private Placement Shares held by PBAX’s initial stockholders would be worthless).

Pursuant to the letter agreement, PBAX has agreed not to consummate an initial business combination with an entity that is affiliated with any of its Sponsor, officers or directors or their respective affiliates unless PBAX has obtained an opinion from an independent investment banking firm which is a member of FINRA that PBAX’s initial business combination is fair to PBAX’s stockholders from a financial point of view.

In addition, the Sponsor and PBAX’s officers and directors also agreed that they will not propose any amendment to the Current Charter to modify the substance or timing of PBAX’s obligation to redeem 100% of the Public Shares if PBAX does not complete its initial business combination by April 8, 2024 (or such later date as may be approved by PBAX’s stockholders), unless PBAX provides its public stockholders with the opportunity to redeem their Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares.

The Sponsor and PBAX’s officers and directors have agreed to waive any redemption rights with respect to any Founder Shares or Private Placement Shares (i) in connection with the consummation of an initial business combination, (ii) if PBAX fails to consummate its initial business combination or liquidates within the completion window or (iii) if PBAX seeks an amendment to the Current Charter that would affect the substance or timing of PBAX’s obligation to redeem 100% of the Public Shares as described above. In addition, the Sponsor and PBAX’s officers and directors have also agreed to waive any redemption rights with respect to any Public Shares in connection with the consummation of an initial business combination or a stockholder vote to amend the Current Charter to modify the substance or timing of PBAX’s obligation to redeem 100% of the Public Shares as described above.

Administrative Services

Commencing on October 6, 2021, PBAX pays an amount equal to $20,000 per month to the Sponsor or its affiliate or designee for office space, administrative and shared personnel support services provided to PBAX. The administrative support services ended on December 31, 2022 upon approval of the charter extension.

Advisory Services

PBAX engaged CCM, an affiliate of PBAX, the Sponsor and/or certain of its directors and officers, to provide consulting and advisory services in connection with the Initial Public Offering, for which it was entitled to a fee in an amount equal to $465,000, which was paid to CCM upon the closing of the Initial Public Offering, and $1,162,500, which will be paid to CCM upon the closing of PBAX’s initial business combination. Affiliates of CCM have and manage investment vehicles with a passive investment in the Sponsor.

Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on October 5, 2021, the holders of the Founder Shares, Private Placement Units (including any securities contained therein) and the warrants included in the units that may be issued upon conversion of working capital loans made by the Sponsor or one of its affiliates are entitled to registration rights to require PBAX to register a sale of any of its securities held by them (in the case of the Founder Shares, only after conversion to Class A Common Stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that PBAX register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by PBAX and rights to require PBAX to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that PBAX will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Notwithstanding the foregoing, Cantor may not exercise any demand and “piggyback” registration rights after five and seven years after October 5, 2021 and may not exercise any demand rights on more than one occasion. PBAX will bear the costs and expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

In connection with the Initial Public Offering, PBAX granted the underwriters a 45-day option to purchase up to 2,325,000 additional Public Units to cover over-allotments, if any, at the Initial Public Offering price, less the underwriting discounts and commissions. On October 8, 2021, the underwriters’ partially exercised their over-allotment option and purchased 2,000,000 units at $10.00 per unit.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $3,100,000 in the aggregate, at the closing of the Initial Public Offering, of which $465,000 was reimbursed to PBAX to pay for additional advisors. The underwriters agreed to defer any additional fees related to the exercise of the over-allotment option until PBAX completes an initial business combination. As such, $400,000 of additional underwriting fees related to the over-allotment have been deferred. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.50 per unit, or $8,750,000 ($9,150,000 in the aggregate when including the $400,000 noted above) from the closing of the Initial Public Offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that PBAX completes an initial business combination, subject to the terms of the underwriting agreement.

Trust Account Indemnification

The Sponsor agreed that, if the Trust Account is liquidated without the consummation of a business combination, it will indemnify PBAX to the extent any claims by a third party for services rendered or products sold to PBAX, or any claims by a prospective target business with which PBAX has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.20 per public share, except for any claims by any third party who executed a waiver of any and all rights to seek access to the Trust Account, regardless of whether such waiver is enforceable, and except for claims arising from PBAX’s obligation to indemnify the underwriters of the Initial Public Offering pursuant to the underwriting agreement. PBAX has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, PBAX has not asked the Sponsor to reserve for such obligations and PBAX believes that its only assets are securities of PBAX. Therefore, PBAX cannot assure you that the Sponsor will be able to satisfy those obligations. PBAX believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because it endeavors to have all third parties that provide products or services to it and prospective target businesses execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Policies and Procedures for Related Party Transactions

PBAX has adopted a code of conduct and ethics requiring PBAX to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in PBAX’s public filings with the SEC. Under PBAX’s code of conduct and ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving PBAX.

PBAX’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that PBAX enters into such transactions. An affirmative vote of a majority of the members of PBAX’s audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. PBAX also requires each of its directors and officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

To further minimize conflicts of interest, PBAX has agreed not to consummate an initial business combination with an entity that is affiliated with any of its Sponsor, officers or directors or their respective affiliates unless PBAX has obtained an opinion from an independent investment banking firm which is a member of FINRA that PBAX’s initial business combination is fair to PBAX’s stockholders from a financial point of view.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

PBAX’s audit committee reviews on a quarterly basis all payments that were made to its Sponsor, officers or directors, or its or their affiliates.

Conflicts of Interest

In general, officers and directors of a Delaware corporation are required to present business opportunities to the corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

The Current Charter provides, however, that the doctrine of corporate opportunity, or any other analogous doctrine, does not apply to PBAX or any of PBAX’s officers or directors or in circumstances that would conflict with any current or future fiduciary duties or contractual obligations.

Accordingly, if any of PBAX’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has pre-existing fiduciary or contractual obligations, he or she may be required to present the opportunity to such entity prior to presenting the opportunity to PBAX or, if he or she is subject to a non-compete obligation that includes business opportunities, he or she may be prohibited from referring such opportunity to PBAX. Brian Atwood, the Chairman of the Board of PBAX, is expected to be the Chief Executive Officer of New CERo and currently serves as a consultant to CERo. Chris Ehrlich, the Chief Executive Officer and director of PBAX, is expected to be the Chief Financial Officer and Chief Operating Officer of New CERo. Both Brian Atwood and Chris Ehrlich also each currently hold management positions in other entities. Below is a table summarizing the companies to which PBAX’s officers and directors owe fiduciary obligations that could conflict with their fiduciary obligations to PBAX, all of which may have to (i) be presented appropriate potential target businesses by PBAX’s officers or directors, and (ii) reject the opportunity to acquire such potential target business, before the opportunity may be presented to PBAX:

Individual	Entity	Affiliation
Chris Ehrlich	eFFECTOR, Inc.	Director
	Prostate Management Diagnostics, Inc.	Director
	ProLynx, Inc.	Director
	Antivir	Senior Advisor
	Dimension, Inc.	Senior Advisor
	Altibio	Senior Advisor
	Peter Michael Foundation	Senior Advisor
	Avellino	Senior Advisor
Daniel Geffken	Danforth Advisors, LLC	Founder and Managing Director
	Windtree Therapeutics, Inc.	Director
	Elicio Therapeutics Inc.	Chief Financial Officer and Director
	ProMIS Neurosciences, Inc.	Chief Financial Officer
	Prilenia Therapeutics Development Corp.	Chief Financial Officer
	Apic Bio Inc.	Chief Financial Officer
	Clear Creek Bio, Inc.	Chief Financial Officer
	Dermbiont, Inc.	Chief Financial Officer
	Calcimedica Inc.	Chief Financial Officer
	OPY Acquisition Corp.	Chief Financial Officer
	Myeloid Therapeutics, Inc.	Chief Financial Officer
Douglas Fisher	InterWest Partners LLC	Executive in Residence
	Revelation Partners, LLC	Partner
	Sera Prognostics, Inc.	Consultant
	Precipio Diagnostics, LLC	Director
	WeavR Health Corp.	Director
Brian Atwood	Versant Ventures Management, LLC	Managing Director
	Clovis Oncology, Inc.	Director
	Atreca, Inc.	Chairman of the Board of Directors
	CERo Therapeutics, Inc.	Consultant
	Exelixis, Inc.	Consultant
Kathleen LaPorte	Bolt Biotherapeutics, Inc.	Director
	D2G Oncology, Inc.	Director
	Elysium Therapeutics Inc.	Director
	Precipio Diagnostics, LLC	Director
	Q32 BIO Inc.	Director
	89Bio Inc.	Director

Individual	Entity	Affiliation
Barbara Kosacz	Kronos Bio, Inc.	Chief Operating Officer and General
	XOMA Corp.	Counsel
	Athira Pharma, Inc.	Director
Director
Caroline Loewy	CymaBay Therapeutics, Inc.	Director
	PhaseBio Pharmaceuticals, Inc.	Director

PBAX does not believe that any of the foregoing pre-existing fiduciary duties will materially affect its ability to consummate an initial business combination.

In addition, each of the Sponsor, PBAX’s officers and directors may participate in the formation of, or become an officer or director of, any other blank check company prior to the completion of PBAX’s initial business combination. As a result, the Sponsor, its officers or directors could have conflicts of interest in determining whether to present business combination opportunities to PBAX or to any other blank check company with which they may become involved. In particular, affiliates of the Sponsor are currently sponsoring other blank check companies that are seeking to complete business combinations. Many of PBAX’s directors and officers serve in similar roles for other blank check companies seeking to complete a business acquisition. Any such companies may present additional conflicts of interest in pursuing an acquisition target. However, PBAX does not believe that any potential conflicts would materially affect its ability to complete an initial business combination.

Director Independence

Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. PBAX has determined that Brian Atwood, Kathleen LaPorte, Caroline M. Loewy and Barbara A. Kosacz are independent directors under Nasdaq rules and Rule 10A-3 of the Exchange Act.

CERo Relationships and Related Party Transactions

Collaboration and Option Agreement

The Company entered into a Collaboration and Option Agreement (Collaboration Agreement) dated March 3, 2020. The Collaboration Agreement granted a royalty-free, nonexclusive, worldwide license to share each party’s technologies to create bi-functional T-cells. CERo was responsible for all employee and other internal costs incurred in the performance of all CERo’s R&D activities, with approved cost overruns funded by the collaborative partner. At the end of the research project, the collaborative partner will be granted the option to enter into an exclusive license for the further development of the combined drug. The Company recognizes the allocation of the costs incurred with respect to the jointly conducted activities as a component of the related expense in the period incurred. CERo has followed presentation, classification, and disclosure requirements related to the Collaboration Agreement. Costs incurred related to the Collaboration Agreement are included in R&D costs in the Statements of Operations, and expense reimbursements of $0 and approximately $182,577 are netted against those costs for the nine months ended September 30, 2023 and 2022, respectively. The collaboration agreement terminated March 3, 2023.

Related Party Transactions Policy Following the Business Combination

Effective upon the consummation of the Business Combination, the New CERo Board expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held Common Stock that is listed on Nasdaq. Under the policy, New CERo will develop and implement processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If it is determined that a transaction or relationship is a related person transaction requiring compliance with the policy, New CERo’s audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of New CERo’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. In particular, New CERo’s policy will require New CERo’s audit committee to consider, among other factors it deems appropriate:

•        the related person’s relationship to New CERo and interest in the transaction;

•        the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•        the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•        the benefits to New CERo of the proposed transaction;

•        if applicable, the availability of other sources of comparable products or services; and

•        an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. New CERo’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related person.

In addition, under our code of business conduct and ethics, which will be adopted effective upon the consummation of the Business Combination, New CERo’s employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

DESCRIPTION OF NEW CERO’S SECURITIES AFTER THE BUSINESS COMBINATION

As a result of the Business Combination, PBAX stockholders who have or receive shares of Class A Common Stock will become the stockholders of New CERo. Your rights as New CERo stockholders will be governed by Delaware law and the Proposed Charter, if approved, and the Proposed Bylaws. The following description of the material terms of New CERo’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the Business Combination, PBAX will amend and restate the Current Charter and the Current Bylaws. The following summary of the material terms New CERo’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full texts of the Proposed Charter and the Proposed Bylaws are attached as Annex B and Annex C to this proxy statement/prospectus, respectively. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of New CERo’s securities following the Business Combination.

General

Upon the closing of the Business Combination, the second amended and restated certificate of incorporation (the “Proposed Charter”) will authorize New CERo to issue up to 1,000,000,000 shares of New CERo common stock, $0.0001 par value per share, and 10,000,000 shares of New CERo preferred stock, par value $0.0001 per share.

Common Stock

Voting

Each holder of New CERo common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, with the exception of certain matters relating solely to the terms of one or more outstanding series of preferred stock. Under the Proposed Charter, the stockholders of New CERo will not have cumulative voting rights. Because of this, the holders of a majority of the shares of New CERo common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may apply to any then-outstanding preferred stock, the holders of New CERo common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the New CERo Board out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation

In the event of New CERo’s liquidation, dissolution or winding up, holders of New CERo common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of New CERo preferred stock.

Preemptive or Similar Rights

Holders of New CERo common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the New CERo common stock. The rights, preferences and privileges of the holders of New CERo common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of New CERo preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of the outstanding shares of PBAX Common Stock are, and the shares of New CERo common stock to be issued in connection with the Business Combination will be, fully paid and nonassessable.

Preferred Stock

The Proposed Charter provides that shares of New CERo preferred stock may be issued from time to time in one or more series. The New CERo Board will be authorized to fix designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series of New CERo preferred stock and any qualifications, limitations and restrictions thereof. The New CERo Board will be able to, without stockholder approval, issue New CERo preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New CERo common stock and could have anti-takeover effects. The ability of the New CERo Board to issue New CERo preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New CERo or the removal of existing management. PBAX has no preferred stock currently outstanding.

Stock Options

As of September 30, 2023, options to purchase an aggregate of 894,500 shares of CERo common stock were outstanding under the 2016 Plan. As of September 30, 2023, an additional 3,425,003 shares of CERo common stock were reserved for future issuance under the 2016 Plan. For additional information regarding the terms of this plan, see “CERo Executive and Director Compensation — 2016 Equity Incentive Plan.”

The Incentive Plan is intended to replace the 2016 Plan. Following the Business Combination, no additional stock awards will be granted under the 2016 Plan, although all outstanding stock options granted under the 2016 Plan immediately prior to the Business Combination will be assumed by PBAX (the “Rollover Options”) and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock options and the terms of the 2016 Plan, except for terms rendered inoperative by the Business Combination (with the number of shares of common stock subject to, and the exercise prices of, such options subject to adjustment based on the Exchange Ratio). For additional information regarding, see the section entitled “Proposal 6 — The Incentive Plan Proposal.”

Warrants

Public Warrants

Each whole New CERo warrant entitles the registered holder to purchase one whole share of New CERo common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering or 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its New CERo warrants only for a whole number of shares of New CERo common stock. This means that only a whole New CERo warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued and only whole New CERo warrants will trade. The New CERo warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New CERo will not be obligated to deliver any shares of New CERo common stock pursuant to the exercise for cash of a New CERo warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New CERo common stock underlying the New CERo warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No New CERo warrant will be exercisable and New CERo will not be obligated to issue shares of New CERo common stock upon exercise of a New CERo warrant unless New CERo common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the New CERo warrants. Notwithstanding the foregoing, if a registration statement covering the shares of New CERo common stock issuable upon exercise of the public New CERo warrants has not been declared effective by the end of 60 business days following the closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise New CERo warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

New CERo has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, it will use its best efforts to file with the SEC, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the issuance of the shares of

New CERo common stock issuable upon exercise of the New CERo warrants and to maintain a current prospectus relating to those shares of New CERo common stock until the New CERo warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of New CERo common stock issuable upon exercise of the New CERo warrants is not effective by the 60th business day after the closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when New CERo will have failed to maintain an effective registration statement, exercise New CERo warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition to the above, if New CERo common stock is at the time of any exercise of a New CERo warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New CERo may, at its option, require holders of public New CERo warrants who exercise their New CERo warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New CERo so elects, it will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the New CERo warrants become exercisable, New CERo may call the New CERo warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the New CERo common stock (or the closing bid price of our common stock in the event shares of New CERo common stock are not traded on any specific day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before New CERo sends the notice of redemption to the warrantholders.

If and when the New CERo warrants become redeemable by New CERo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New CERo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New CERo issues a notice of redemption of the New CERo warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New CERo common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If New CERo calls the New CERo warrants for redemption as described above, New CERo’s management will have the option to require any holder that wishes to exercise its New CERo warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their New CERo warrants on a “cashless basis,” New CERo’s management will consider, among other factors, New CERo’s cash position, the number of New CERo warrants that are outstanding and the dilutive effect on New CERo stockholders of issuing the maximum number of shares of New CERo common stock issuable upon the exercise of our warrants. If New CERo’s management takes advantage of this option, all holders of New CERo warrants would pay the exercise price by surrendering their warrants for that number of shares of New CERo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New CERo common stock underlying the New CERo warrants, multiplied by the difference between the exercise price of the New CERo warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New CERo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of New CERo warrants. If New CERo’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New CERo common stock to be received upon exercise of the New CERo warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. New CERo believes this feature is an attractive option to it if it does not need the cash from the exercise of the New CERo warrants after the Business Combination.

A holder of a New CERo warrant may notify New CERo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess 9.8% (or such other amount as a holder may specify) of the shares of New CERo common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New CERo common stock is increased by a stock dividend payable in shares of New CERo common stock, or by a split-up of shares of New CERo common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New CERo common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New CERo common stock. A rights offering to holders of New CERo common stock entitling holders to purchase shares of New CERo common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New CERo common stock equal to the product of (i) the number of shares of New CERo common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New CERo common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of New CERo common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New CERo common stock, in determining the price payable for New CERo common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New CERo common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New CERo common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New CERo, at any time while the New CERo warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of New CERo common stock on account of such shares of New CERo common stock (or other shares of New CERo’s capital stock into which the New CERo warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New CERo common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New CERo common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of PBAX’s obligation to redeem 100% of its Public Shares if PBAX does not complete its initial business combination within its completion window or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, (e) as a result of the repurchase of shares of Class A common stock by PBAX if a proposed initial business combination is presented to PBAX’s stockholders for approval or (f) in connection with the redemption of PBAX’s Public Shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New CERo common stock in respect of such event.

If the number of outstanding shares of New CERo common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New CERo common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New CERo common stock issuable on exercise of each New CERo warrant will be decreased in proportion to such decrease in outstanding shares of New CERo common stock.

Whenever the number of shares of New CERo common stock purchasable upon the exercise of the New CERo warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New CERo common stock purchasable upon the exercise of the New CERo warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New CERo common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of New CERo common stock (other than those described above or that solely affects the par value of such shares of New CERo common stock), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which New CERo is the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of New CERo common stock) in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquired more than 50% of the voting power of our securities in a transaction that results in a Change of Control Transaction (as defined in the warrant agreement), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the New CERo warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New CERo warrants and in lieu of shares of New CERo common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New CERo common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New CERo warrants would have received if such holder had exercised their New CERo warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each New CERo warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election. If less than 70% of the consideration receivable by the holders of New CERo common stock in such a transaction is payable in the form of New CERo common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New CERo warrant properly exercises the New CERo warrant within thirty days following public disclosure of such transaction pursuant to a Current Report on Form 8-K, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the New CERo warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New CERo warrants when an extraordinary transaction occurs during the exercise period of the New CERo warrants pursuant to which the holders of the New CERo warrants otherwise do not receive the full potential value of the New CERo warrants.

The New CERo warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New CERo. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the New CERo warrants. The warrant agreement provides that the terms of the New CERo warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding New CERo warrants to make any change that adversely affects the interests of the registered holders of New CERo warrants.

In addition, if (x) PBAX issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by us and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by PBAX’s initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which PBAX completes the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the New CERo warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The New CERo warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New CERo, for the number of New CERo warrants being exercised. The warrant holders do not have the rights or privileges of holders of New CERo common stock and any voting rights until they exercise their New CERo warrants and receive shares of New CERo common stock. After the issuance of shares of New CERo common stock upon exercise of the New CERo warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

New CERo warrants may be exercised only for a whole number of shares of New CERo common stock. No fractional shares will be issued upon exercise of the New CERo warrants. If, upon exercise of the New CERo warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New CERo common stock to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of New CERo warrants must sell any odd number of New CERo warrants in order to obtain full value from the fractional interest that will not be issued.

Placement Warrants

The Private Placement Warrants (including the New CERo common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (subject to limited exceptions). In addition, for as long as Private Placement Warrants are held by Cantor and/or its designees or affiliates, such Private Placement Warrants will be subject to a lock-up in compliance with FINRA Rule 5110(e) and may not be exercised after five years from the commencement of sales of the Initial Public Offering in accordance with FINRA Rule 5110(g)(8)(A). The Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Initial Public Offering.

Units

In order to finance transaction costs in connection with the Business Combination, the Sponsor, an affiliate of the Sponsor or certain of PBAX’s officers and directors may, but are not obligated to, loan PBAX funds as may be required. Such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such loans are outstanding.

Registration Rights

In connection with the Closing, PBAX, certain stockholders of PBAX (including the Sponsor) and certain stockholders of CERo will enter into an Investor Rights Agreement. Pursuant to the Investor Rights Agreement, each stockholder who is a party thereto will be granted customary registration rights with respect to their respective shares of Class A Common Stock, including demand and piggy-back registration rights. See “The Business Combination Agreement and Related Agreements — Related Agreements — Investor Rights Agreement” for more information.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

New CERo is subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•        before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or, within three years prior to the time of determination of interested stockholder status, did own 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. New CERo has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of New CERo may be discouraged or prevented.

Second Amended and Restated Certificate of Incorporation to Be Filed and Effective Immediately Following the Closing of the Business Combination and Second Amended and Restated Bylaws to Be Adopted and Effective Immediately Prior to the Closing of the Business Combination

Among other things, the Proposed Charter and Proposed Bylaws will:

•        permit the New CERo Board to issue up to 10,000,000 shares of New CERo preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•        provide that the authorized number of directors may be fixed only by resolution of the New CERo Board;

•        provide that the New CERo Board will be classified into three classes of directors;

•        provide that, subject to the rights of any series of New CERo preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors, voting together as a single class;

•        provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•        require that any action to be taken by New CERo stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•        provide that New CERo stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•        provide that special meetings of New CERo stockholders may be called only by the chairperson of the New CERo Board, New CERo’s chief executive officer or by the New CERo Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•        not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of New CERo common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

The amendment of a number of these provisions would require approval by the holders of at least 662/3% of the voting power of all of New CERo’s then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for New CERo’s existing stockholders to replace the New CERo Board, as well as for another party to obtain control of New CERo by replacing the New CERo Board. Since the New CERo Board has the power to retain and discharge New CERo’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the New CERo Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change New CERo’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the New CERo Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce New CERo’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New CERo’s shares and may have the effect of delaying changes in New CERo’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of New CERo’s stock.

Choice of Forum

The Proposed Charter, to be filed and effective immediately following the closing of the Business Combination, and the Proposed Bylaws, to be adopted and effective immediately following the closing of the Business Combination, will provide that, unless New CERo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on our behalf, (B) any claim or cause of action for breach of a fiduciary duty owed by any of New CERo’s then current or former directors, officers, or other employees to it or its stockholders, (C) any claim or cause of action against it or any of its current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or Proposed Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder) (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (F) any claim or cause of action against us or any of its then current or former directors, officers or other employees, governed by the internal-affairs doctrine or otherwise related to its internal affairs, in each case to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. These provisions do not apply to claims or causes of action brought to enforce a liability or duty created by the Securities Act, the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter and Proposed Bylaws will further provide that, unless New CERo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any action or proceeding asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New CERo, its officers and directors, the underwriters engaged in respect to any offering giving rise to such complaint giving rise to such complaint, any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the Business Combination. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, New CERo would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter and Proposed Bylaws.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage lawsuits against us or our directors, officers and employees.

Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations of Liability and Indemnification

See “Management of New CERo — Limitation of Liability and Indemnification.”

Exchange Listing

The Public Units, shares of Class A Common Stock and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “PBAXU” “PBAX” and “PBAXW” respectively. New CERo intends to apply to list New CERo’s common stock on the Nasdaq Capital Market under the symbol “CERO,” effective upon the completion of the Business Combination.

Transfer Agent and Registrar

The transfer agent and registrar for New CERo’s common stock will be Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is One State Street Plaza, 30th Floor, New York, New York 10004, and its telephone number is (800) 509-5586.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

As discussed under “— Restrictions on the Use of Rule 144 by Shell Companies and Former Shell Companies” below, Rule 144 will not be available for the resale of securities of New CERo until more than twelve months after the closing of the Business Combination.

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of ordinary shares then outstanding; or

•        the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies, which do not include special purpose acquisition companies such as PBAX) or issuers that have been at any time previously a shell company. PBAX is considered a shell company and, following the Business Combination, New CERo will be considered a former shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the PBAX Initial Stockholders will be able to sell their Founder Shares pursuant to Rule 144 without registration one year after we have disclosed the completion of our initial business combination in a Current Report on Form 8-K containing the information required by Form 10 promulgated by the SEC.

COMPARISON OF GOVERNANCE AND STOCKHOLDERS’ RIGHTS

General

PBAX is incorporated under the laws of the State of Delaware and the rights of PBAX stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and the Current Bylaws. In connection with the Business Combination, PBAX stockholders will vote on the Proposed Charter, which (if approved) will become effective as of the Closing. PBAX, subsequent to the Business Combination, is referred to as New CERo. Following the Business Combination, the rights of PBAX stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter (if approved).

Comparison of Governance and Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of PBAX stockholders under the Current Charter and the Current Bylaws (left column) and under the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Current Charter and Current Bylaws and the Proposed Charter, which is attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws, which are attached to this proxy statement/prospectus as Annex C, as well as the relevant provisions of the DGCL. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a PBAX stockholder before the Business Combination and being a New CERo stockholder following the completion of the Business Combination.

For more information on the Charter Amendment Proposal and the Advisory Charter Amendment Proposals, see the sections entitled “Proposal 2 — The Charter Amendment Proposal” and “Proposal 3 — The Advisory Charter Amendment Proposals.”

PBAX	New CERo
Name Change
PBAX’s current name is Phoenix Biotech Acquisition Corp.	PBAX will change its corporate name to CERo Therapeutics Holdings, Inc.
Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition, PBAX has the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of PBAX, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving PBAX and one or more businesses.

The purpose of the corporation will be to engage in any lawful act or activity for which corporations may be organized in Delaware.
Authorized Capital Stock

The authorized capital stock of PBAX consists of 60,000,000 shares of Class A Common Stock, par value $0.0001 per share, 10,000,000 shares of Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value.

The total number of shares of all classes of capital stock which New CERo is authorized to issue will be 1,010,000,000 shares each with a par value of $0.0001 per share.

New CERo common stock. The authorized common stock of New CERo will consist of 1,000,000,000 shares of common stock.

New CERo preferred stock. The authorized preferred stock of New CERo will consist of 10,000,000 shares of preferred stock.

PBAX	New CERo
Rights of Preferred Stock

The Current Charter permits the Board to issue shares of preferred stock, in one or more series of preferred stock, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution(s) adopted by the Board providing for the issue of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL.

The Proposed Charter would permit the New CERo Board to provide for the issue of any or all of the unissued and undesignated shares of preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the New CERo Board providing for the issuance of such shares and as may be permitted by the DGCL.

Conversion

The Class B Common Stock shall automatically convert into Class A Common Stock on a one-for-one basis upon the closing of the initial business combination, provided that in the case of the additional issuance of certain securities above specified amounts, the conversion ratio shall be adjusted. The adjustment of the conversion ratio may be waived by written consent of a majority of the holders of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.03(b)(ii) of the Current Charter, but in no event shall the conversion ratio be less than one-to-one.

The Proposed Charter would not vest specific conversion rights in any class of stock of New CERo. Any right of conversion of New CERo preferred stock, as it may be issued from time to time, into any other series of preferred stock or common stock, shall be fixed by the New CERo Board as part of the preferred stock’s terms.

Number and Qualification of Directors

Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the Board shall be determined from time to time by resolution of the majority of the Board. Directors need not be stockholders of PBAX.

Subject to the rights of any class of preferred stock then outstanding, the number of directors that constitute the New CERo Board shall be fixed exclusively by resolutions adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Directors need not be stockholders of New CERo.

Structure of Board; Election of Directors

Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Current Charter, the Board is classified into two classes of directors with staggered terms of office.

If the number of directors changes, the change will be distributed to keep the class sizes as close as possible, but a decrease in the number of directors will not shorten the term of any incumbent. If one or more series of preferred stock are granted the right to elect one or more directors, those directors shall be excluded from the allocation of directors into two classes unless otherwise expressly provided in the applicable Preferred Stock Designation.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast by the holders of Class B Common Stock.

Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Proposed Charter, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the New CERo Board will be classified into three classes of directors with staggered terms of office.

If the number of directors changes, the New CERo Board will determine the class or classes to which the increased or decreased number of directors shall be apportioned. No decrease in the number of directors constituting the New CERo Board will shorten the term of any incumbent.

The election of directors shall be determined by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

PBAX	New CERo
Removal of Directors

Directors may be removed at any time, but only for cause and only by the affirmative vote of the majority of the voting power of all then outstanding capital shares of PBAX entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire New CERo Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class

Voting

Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, the PBAX Common Stock possesses all power of voting, and each share of PBAX Common Stock shall entitle the holder to one vote. The PBAX Common Stock shall generally vote as a single class.

Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the holders of Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Charter, the Current Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The PBAX Common Stock shall not have the right to vote on any amendment to the Current Charter affecting the rights of any class of preferred stock or PBAX Common Stock if the Current Charter, including any Preferred Stock Designation, grants exclusive rights to vote on the amendment to one or more specified series of preferred stock or PBAX Common Stock.

In addition, the powers, preferences, and rights of the Class B Common Stock may not be modified without the prior vote or written consent of a majority of the holders of the Class B Common Stock then outstanding.

Each outstanding share of common stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of New CERo for their vote. However, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote thereon by law or pursuant to the Proposed Charter (including any certificate of designation filed with respect to any series of preferred stock).

The election of directors shall be determined by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

All other matters presented to the stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting, unless a different or minimum vote is required by applicable law, rule or regulation, the Proposed Bylaws or the Proposed Charter, in which case such different or minimum vote shall be the applicable vote on the matter.

PBAX	New CERo
Supermajority Voting Provisions

Any amendment to Article IX of the Current Charter, restricting certain actions by PBAX prior to the Business Combination requires an affirmative vote of at least 65% of the holders of all then outstanding shares of PBAX Common Stock.

The Current Bylaws provide that any amendments to Article VIII of the Current Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock of PBAX.

Subject to any limitations imposed by applicable law, removal of any director during their term may only be for cause and must be pursuant to the affirmative vote of not less than 66 2/3% of the voting power of all then outstanding capital stock of New CERo entitled to vote in the election of directors, voting together as a single class.

Any alteration, amendment or repeal of Articles 5, 6, 7 and 8 of the Proposed Charter, which relate to the election and functions of the board, indemnification of directors, officers, and other specified individuals, choice of forum and amendments to the Proposed Charter, requires an affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of New CERo entitled to vote generally in the election of directors, voting together as a single class.

The stockholders also have power to adopt, amend or repeal the Proposed Bylaws with the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of New CERo entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of any class or series of stock of New CERo required by law or by the Proposed Charter.

Cumulative Voting

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Bylaws bar cumulative voting.

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Charter does not provide for cumulative voting.

Vacancies on the Board of Directors

Vacancies may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Vacancies shall, unless a majority of the total number of authorized directors determines that any such vacancies shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the total number of authorized directors, even though less than a quorum of the Board of Directors (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

PBAX	New CERo
Special Meeting of the Board of Directors

The Current Bylaws provide that special meetings of PBAX may be called by the Chairman of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board. Notice of the special meeting must be provided to directors in advance unless waived. Unless otherwise specified in the Current Charter or Current Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a special meeting and the meeting notice need not disclose the purpose of the meeting.

The Proposed Bylaws provide that special meetings of the New CERo Board shall be held at such times and places, if any, as are determined by the Board, or by any such committee. Special meetings may be held at such place, if any, that has been determined from time to time by the Board or any committee thereof, as applicable, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Amendment to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law. Prior to an initial Business Combination (as defined in the Current Charter), the Current Charter provides that any amendment to the business combination provisions of the Current Charter requires the approval of the holders of at least 65% of all outstanding shares of PBAX Common Stock.

The Proposed Charter may be amended as permitted under Delaware law.

In addition to any affirmative vote of the holders of any particular class or series of New CERo required by law or by the Proposed Charter or any certificate of designation filed with respect to a series of preferred stock, subject to the rights of the holders of any series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of New CERo entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles 5, 6, 7 and 8 of the Proposed Charter, which relate to the election and functions of the board, indemnification of directors, officers, and other specified individuals, choice of forum and amendments to the Proposed Charter.

Provisions Specific to a Blank Check Company
The Current Charter prohibits PBAX from entering into a Business Combination with solely another blank check company or similar company with nominal operations.	Not applicable.
Amendment of Bylaws

The Board is expressly authorized to adopt, amend, alter or repeal the Current Bylaws on affirmative vote of the majority of directors. In addition, the Current Bylaws may be adopted, amended, altered or repealed by PBAX stockholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding capital stock of PBAX entitled to vote in the election of directors, voting together as a class.

The New CERo Board would be expressly empowered to adopt, amend, alter or repeal the Proposed Bylaws on affirmative vote of the majority of the total number of authorized directors. In addition, stockholders would also have power to adopt, amend or repeal the Proposed Bylaws by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding capital stock of New CERo entitled to vote on such amendment or repeal, voting together as a class, in addition to any vote of the holders of any class or series of stock of New CERo required by law or by the Proposed Charter.

PBAX	New CERo
Quorum

Board of Directors. A majority of the total number of duly elected directors then in office shall constitute a quorum, except as may be otherwise specifically provided by statute, the Current Bylaws or the Current Charter.

Stockholders. The holders of a majority of the shares of capital stock of PBAX issued and outstanding and entitled to vote shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Current Charter. If a matter may only be voted on by one or more specified series of PBAX Common Stock or preferred stock, then a majority of the shares of stock issued and outstanding and entitled to vote on that matter shall constitute a quorum.

If a quorum is not present, then the chairman of the meeting shall have power to adjourn the meeting until a quorum attends. The stockholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Board of Directors. A quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation. Interested directors may be counted in determining the presence of a quorum at a meeting of the New CERo Board or board committee.

Stockholders. Except as otherwise provided by applicable law, the Proposed Charter or the Proposed Bylaws, the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.

Where a separate vote by a class or classes or series of stock is required by applicable law or the Proposed Charter, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter.

If a quorum is not present, then the chairperson of the meeting (or the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting) shall have power to adjourn the meeting. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Stockholder Action by Written Consent

Under the Current Charter, any action required or permitted to be taken by the stockholders of PBAX must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New CERo must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent or electronic transmission.

Special Stockholder Meetings

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, and to the requirements of applicable law, special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of PBAX, or by a resolution passed by the majority of the Board. Special meetings may not be called by stockholders or any other person except as specified above. The business transacted at special stockholder meetings shall be limited to the purpose(s) for which the meeting was called, as indicated in the written notice of special meeting sent to stockholders.

Special meetings of stockholders may be called only by the Chairperson of the New CERo Board, the Chief Executive Officer of New CERo or the New CERo Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors. Special meetings of stockholders may not be called by the stockholders or any other person(s). The business transacted at special meetings of stockholders shall be limited to the purpose(s) stated in the written notice of special meeting.

PBAX	New CERo
Notice of Stockholder Meetings

Except as otherwise provided in the Current Bylaws or permitted by statute, all notices of meetings with PBAX stockholders shall be in writing and shall be sent or otherwise given in accordance with the Current Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.

Except as may otherwise be provided in the Proposed Bylaws or permitted by statute, all notices of meetings with New CERo stockholders shall be in writing and shall be sent or otherwise given in accordance with the Proposed Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the date, time and place (if any) of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting of stockholders, such notice shall also set forth the purpose or purposes for which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to PBAX’s Board may be made at an annual meeting or at a special meeting of stockholders at which directors are to be elected pursuant to PBAX’s notice of meeting only by giving notice to the Secretary. Notice must be received by the Secretary at the principal executive offices of PBAX (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by PBAX; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by PBAX. The stockholder’s notice to the Secretary must be in proper form, including all information required by the Current Bylaws and comply with all applicable requirements of the Exchange Act.

Nominations of persons for election to the New CERo Board may be made at an annual meeting or at a special meeting of stockholders at which directors are to be elected pursuant to New CERo’s notice of meeting only: (i) by or at the direction of the Board or any committee thereof; or (ii) by any stockholder of record giving notice to the Secretary. Notice by a record stockholder will be required to be delivered to the Secretary at the principal executive offices of New CERo (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is first convened more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by New CERo.

The stockholder’s notice to the Secretary must be in proper form, including all information to be required by the Proposed Bylaws and comply with all applicable requirements of the Exchange Act.

PBAX	New CERo
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

In order for a stockholder to bring a matter before the annual meeting, the stockholder must give timely notice to the Secretary of PBAX, as described in the Current Bylaws. The notice requirements are also deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.

In order for a stockholder to bring a matter before the annual meeting, the stockholder will be required to give timely notice to the Secretary of New CERo, as described in the Proposed Bylaws. The notice requirements will also be deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 of the Exchange Act.

Limitation of Liability of Directors and Officers

To the fullest extent permitted by the DGCL, a director of PBAX shall not be personally liable to PBAX or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director violated his or her duty of loyalty to PBAX or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Charter provides that the liability of a director or an officer of New CERo for monetary damages will be eliminated to the fullest extent under applicable law. The Proposed Charter also authorizes New CERo, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) directors, officers and agents of New CERo through its bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

The Proposed Bylaws provide that New CERo will indemnify each director and officer to the fullest extent permitted by applicable law.

Indemnification of Directors, Officers, Employees and Agents

PBAX is required to indemnify against all expenses to the fullest extent permitted by law any person made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative by reason of the fact that he or she is or was a director or officer of PBAX or, while a director or officer of PBAX, is or was serving at the request of PBAX as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Proposed Bylaws provide that New CERo will indemnify each director and officer to the fullest extent permitted by applicable law against all expenses, costs, liability and loss reasonably incurred or suffered in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative, by reason of the fact that he or she is serving or was serving as a director, officer or employee of New CERo, or serves or served at any other enterprise as a director or officer at the request of New CERo.

PBAX	New CERo
Corporate Opportunity Provision
The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The doctrine of corporate opportunity, as applied under Delaware law, would apply without modification to directors and officers of New CERo under the Proposed Charter.
Dividends, Distributions and Stock Repurchases

The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of PBAX preferred stock and the Current Charter requirements relating to business combinations, holders of shares of PBAX Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of PBAX) when, as and if declared thereon by the Board from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.

Dividends, distributions and stock repurchases are governed by the DGCL absent being specifically addressed in the Proposed Charter and the Proposed Bylaws.
Liquidation

In the event of a voluntary or involuntary liquidation, dissolution or winding-up of PBAX, after payment of the debts and liabilities of PBAX and subject to the provisions of statute and the Current Charter and any rights of the holders of PBAX preferred stock, the holders of shares of PBAX Common Stock shall be entitled to all remaining assets of PBAX ratably on the basis of Class A Common Stock (on an as-converted basis with respect to the Class B Common Stock) they hold.

Liquidation preferences are governed by the DGCL absent being specifically addressed in the Proposed Charter and the Proposed Bylaws.
Inspection of Books and Records; Stockholder Lists

Inspection. Under Section 220 of the DGCL, any PBAX stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from PBAX’s stock ledger, a list of its stockholders and its other books and records.

Voting List. PBAX will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Inspection. Under Section 220 of the DGCL, any New CERo stockholder or beneficial owner, in person or by attorney or other agent, will have, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from New CERo’s stock ledger, a list of its stockholders and its other books and records.

Voting List. New CERo will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

PBAX	New CERo
Choice of Forum

Unless PBAX consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in the Current Charter as the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of PBAX, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of PBAX to PBAX or PBAX’s stockholders, (C) any action asserting a claim against PBAX, its directors, officers or employees arising pursuant to any provision of the DGCL or its Current Charter or the Current Bylaws, or (D) any action asserting a claim against PBAX, its directors, officers or employees governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If the suit is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions. This provision does not apply to suits brought to enforce liability or duties created by the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction. This provision also does not apply for any claims made under the Securities Act and the rules and regulations issued thereunder, for which the U.S. federal courts will be the exclusive forum unless PBAX agrees otherwise in writing.

Unless New CERo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is designated in the Proposed Charter as the sole and exclusive forum for any state law claims including (A) any derivative claim or cause of action brought on behalf of New CERo, (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, or other employee of New CERo to New CERo or New CERo’s stockholders, (C) any claim or cause of action against New CERo or any current or former director, officer or other employee of New CERo arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time) (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or Proposed Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder) (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (F) any claim or cause of action against New CERo or any current or former director, officer or other employee of New CERo, governed by the internal-affairs doctrine or otherwise related to New CERo’s internal affairs, in each case to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. These provisions do not apply to claims or causes of action brought to enforce a liability or duty created by the Securities Act, the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction.

Unless New CERo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any action or proceeding asserting a cause of action arising under the Securities Act.

TRADING SYMBOL, MARKET PRICE AND DIVIDEND POLICY

PBAX

Trading Symbol and Market Price

The Public Units, shares of Class A Common Stock and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “PBAXU” “PBAX” and “PBAXW” respectively. As of            , 2024, the Record Date for the Special Meeting, the closing price for the Class A Common Stock was $            .

It is currently expected that after completion of the transactions contemplated by the Business Combination Agreement, New CERo will have one class of common stock, which will be listed on Nasdaq under the symbol “CERO.”

Dividend Policy

PBAX has not paid any cash dividends on shares of Class A Common Stock to date and does not intend to pay cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New CERo subsequent to the Closing. The payment of any dividends subsequent to the Business Combination will be within the discretion of the New CERo Board. It is the present intention of the Board to retain all earnings, if any, for use in PBAX’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if New CERo incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants New CERo may agree to in connection therewith.

CERo

Trading Symbol and Market Price

Historical market price information for CERo’s common stock is not provided because there is no public market for any equity interest of CERo.

Dividend Policy

CERo has not paid any cash dividends on its equity interests to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

MANAGEMENT OF NEW CERO

At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the director nominees set forth in the section entitled “Proposal 5 — The Director Election Proposal,” the board of directors and executive officers of New CERo will be as follows (ages as of May 1, 2023):

NAME	AGE	POSITION
Brian G. Atwood	70	Chief Executive Officer and Director
Chris Ehrlich	53	Chief Financial Officer, Chief Operating Officer and Director
Daniel Corey	44	Chief Technical Officer and Director
Kathleen LaPorte	61	Director
Michael Byrnes	47	Director
Robert Sikorski, M.D., Ph.D.	61	Consultant*

____________

*        New CERo expects that Dr. Sirkorski will devote approximately 10 hours per month to New CERo following the consummation of the Business Combination. Dr. Sikorski’s services will support the development of the Company’s product pipeline, and other services as may be mutually agreed upon between New CERo and Dr. Sikorski.

Brian G. Atwood has served as PBAX’s Chairman since October 2021. Mr. Atwood serves as a Managing Director for Versant Ventures, a healthcare-focused venture capital firm that he co-founded in 1999. In 2015, Mr. Atwood co-founded Cell Design Labs, Inc., a biotechnology company focused on developing human cell engineering technology for the treatment of multiple diseases, including cancer, where he served as President and Chief Executive Officer until 2018, when it was acquired by Gilead Sciences. Mr. Atwood serves on the board of directors of Clovis Oncology, Inc. (NASDAQ: CLVS), and Atreca, Inc. (NASDAQ: BCEL), where he is Chairman. He also served on the board of directors of Immune Design Corp. from May 2008 until June 2016 (acquired by Merck in 2019), Veracyte, Inc., as its Chairman from its founding in 2008 until December 2016, OpGen Inc., from July 2007 until December 2017, Five Prime Therapeutics, as its Chairman from 2002 until March 2016, Cadence Pharmaceuticals, Inc. from March 2006 until its acquisition in March 2014, Helicos Biosciences from 2003 until September 2011, Pharmion Corporation from 2000 until its acquisition in March 2008, Trius Therapeutics, Inc. from February 2007 until its acquisition in September 2013 and Locust Walk Acquisition Corporation as its Chairman from January 2021 until the consummation of its business combination in August 2021, in addition to several other public and private companies during his career in the biotechnology industry. Mr. Atwood holds a B.S. in Biological Sciences from the University of California, Irvine, a M.S. in Ecology from the University of California, Davis, and a M.B.A. from Harvard Business School.

Mr. Atwood is qualified to serve on the New CERo Board based on his substantial leadership and investment experience in the biotechnology industry.

Chris Ehrlich has been PBAX’s Chief Executive Officer and Director since June 2021 and he previously served as the Chief Executive Officer of Locust Walk Acquisition Corp. (“LWAC”) from January 2021 to August 2021. Prior to that, Mr. Ehrlich served as Senior Managing Director and Head of Locust Walk Partners’ Global Biopharmaceutical team. Prior to joining Locust Walk Partners in 2013, Mr. Ehrlich served as a Managing Director at InterWest Partners, a venture capital firm focused on healthcare and information technology, from 2000 to 2013. At InterWest, he served on the boards of KAI Pharmaceuticals, a privately held pharmaceutical company (acquired by Amgen in 2012), Biomimetic Therapeutics, Inc., a biotechnology company (acquired by Wright Medical Technologies in 2013), InvuitY, Inc., a medical technology company acquired by Stryker in 2018) and Xenon Pharmaceuticals, a biopharmaceutical company (NASDAQ: XENE). Prior to joining InterWest, Mr. Ehrlich was the Director of Licensing and Business Development at Purdue Pharma, a private pharmaceutical firm, where he was responsible for developing a biologic oncology franchise, including in-licensing key intellectual properties, establishing and managing collaborations with biotechnology companies and leading the commercial operations of Purdue BioPharma, a biotechnology company. Prior to joining Purdue BioPharma, Mr. Ehrlich worked in business development at Genentech, a biotechnology company, in venture capital at the U.S. Russia Investment Fund, and in biotechnology strategy development at L.E.K. Consulting. Since 2014, Mr. Ehrlich has served on the Board of Directors of Prostate Management Diagnostics, Inc., a diagnostics company, on the Advisory Board of the Peter Michael Foundation, a charity focused on prostate cancer where he has been a Senior Advisor since 2012, and on the Healthcare at Kellogg Advisory Board at Northwestern University since 2019. Mr. Ehrlich has also served as a member of the board of directors of eFFECTOR Therapeutics, Inc. since August 2021. He joined the board of

ProLynx, Inc in September 2022 where he serves as Chairman of the Transaction Committee. Mr. Ehrlich has a B.A. in Government from Dartmouth College and a M.B.A. from the Kellogg School of Management at Northwestern University. He is also a registered representative with FINRA, holding his Series 79, 63 and 24 licenses.

Mr. Ehrlich is qualified to serve on the New CERo Board based on his substantial business, leadership and management experience in the biopharmaceutical industry.

Daniel Corey has served as our Chief Executive, Chief Scientific Officer, and Board Director since our inception in 2018. Prior to founding CERo, from June 2012 to June 2018, Dr. Corey was a senior follow in the Division of Hematology at Stanford University, and from June 2010 to June 2012 Dr. Corey was a fellow at Stanford University’s Institute of Stem Cell Biology and Regenerative Medicine, where he was awarded a career development award from the National Heart Lung and Blood Center (“NHLBI”) for work studying Hematopoiesis. Dr. Corey is a member of various medical-related societies, has eight U.S. patent applications outstanding and has written extensively in various medical publications. Dr. Corey has received various honors during his education and career, which, among others, include the Johnson and Johnson Innovation Award; the Siebel Stem Cell Scholar, Stanford University; the Stanford University Molecular Immunology Training Award; the NHLBI K12 Career Development Award, Stanford University; the NHLBI National Service Research Award, Duke University. Dr. Corey received a BA with honors from Brown University, received his MD from University of Washington School of Medicine and served as a fellow and a resident at Duke University.

Dr. Corey is qualified to serve on the New CERo Board based on his substantial medical and scientific experience, and, in particular, his history with CERo and the creation of CER-T cells.

Kathleen LaPorte has served as an independent director of PBAX since October 2021. Ms. LaPorte is an experienced executive, founder and board member, focused on life sciences. She co-founded New Leaf Ventures, served as a General Partner of The Sprout Group, and was Chief Business Officer and Chief Executive Officer of Nodality Inc. Ms. LaPorte has served on sixteen public company boards and fourteen public company audit committees and numerous private company boards. Ms. Laporte currently serves as an independent director for Bolt Biotherapeutics (NASDAQ: BOLT), Precipio Diagnostics (NASDAQ: PRPO), 89Bio (NASDAQ: ENTB), D2G Oncology, Elysium Therapeutics, and Q32 BIO. Ms. LaPorte serves as the chair of the audit committees of Bolt Biotherapeutics, Precipio Diagnostics and Q32 BIO. She previously served on the California Institute for Regenerative Medicine, a state agency board. Ms. LaPorte has a B.S. degree in Biology from Yale University and a M.B.A. from the Stanford University Graduate School of Business.

Ms. LaPorte is qualified to serve on the New CERo Board based on her expansive leadership and management experience in life sciences industry.

Michael Byrnes has served as the Chief Financial Officer of eFFECTOR Therapeutics since December 2020. Previously, Mr. Byrnes was Senior Vice President of Finance at Principia Biopharma, Inc. from January 2020 until its acquisition by Sanofi in September 2020. Prior to that, Mr. Byrnes served as the Chief Financial Officer of Alkahest, Inc. from May 2018 to January 2020 and Chief Financial Officer of Ocera Therapeutics, Inc., from December 2014 until its acquisition by Mallinckrodt Pharmaceuticals in December 2017. Mr. Byrnes served as Corporate Controller of Maxygen, Inc. from March 2010 to December 2014 and prior to that, held finance positions of increasing responsibility from 2000 to 2010 with NeurogesX, Inc., Lipid Sciences, Inc. and ADAC Laboratories, Inc., a Philips Medical Systems company. Mr. Byrnes received his B.S.C. in Finance from Santa Clara University and an M.B.A. from California State University, Hayward.

Mr. Byrnes is qualified to serve on the New CERo Board based on his substantial leadership and management experience in biopharmaceutical industry.

Robert Sikorski, M.D., Ph.D. has served as Senior Vice President, Special Projects at Five Prime Therapeutics, Inc. (“Five Prime”), since March 2017 and Senior Vice President since January 2016. Dr. Sikorski served as Five Prime’s Chief Medical Officer from June 2016 to March 2017 and Five Prime’s Vice President of Global Clinical Development from September 2014 to January 2016. From December 2010 to September 2014, Dr. Sikorski served as Senior Director, Global Oncology Research and Development at MedImmune, Inc., a wholly owned subsidiary of AstraZeneca plc, a public biotechnology company. From March 2006 to December 2010, Dr. Sikorski served as Director, Global Oncology Research and Development at Amgen. From October 2004 to March 2006, Dr. Sikorski served as a medical affairs consultant to Genzyme Corporation. From 1998 to 2003, Dr. Sikorski served as Chief Technology Officer at

Mednav, Inc., a biomedical data acquisition and analytics firm. From 1994 to 1997, Dr. Sikorski served as a Howard Hughes Research Fellow and Visiting Scientist at the National Cancer Institute and the National Human Genome Research Institute. Dr. Sikorski received an M.D. and Ph.D. from The Johns Hopkins University School of Medicine. He completed his residency at Massachusetts General Hospital and completed an oncology fellowship at The Johns Hopkins Oncology Center. Dr. Sikorski is board certified in both oncology and internal medicine.

Family Relationships

There are no family relationships among any of the directors, director nominees or executive officers.

Board Composition

New CERo’s business and affairs will be organized under the direction of the New CERo Board, which, upon the completion of the Business Combination, will consist of seven members, two of whom will be designated by the Sponsor and one of whom will be designed by CERo. The primary responsibilities of the New CERo Board will be to provide oversight, strategic guidance, counseling and direction to our management. The New CERo Board will meet on a regular basis and additionally as required. The Proposed Charter, which will be filed and effective immediately following the closing of this Business Combination, will provide that the authorized number of directors may be changed only by a resolution approved by a majority of the New CERo Board. In accordance with the terms of the Proposed Charter and the Proposed Bylaws, the Combined Company will divide its board of directors into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The New CERo Board will be divided among the three classes as follows:

•        Class I, which will consist of             ,             and             , whose terms will expire at our annual meeting of stockholders to be held in 2023;

•        Class II, which will consist of             ,             and             , whose terms will expire at our annual meeting of stockholders to be held in 2024; and

•        Class III, which will consist of             ,             and             , whose terms will expire at our annual meeting of stockholders to be held in 2025.

New CERo expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board Leadership Structure

Following the business combination, Brian G. Atwood is expected to serve as both chair of the board of directors and Chief Executive Officer of New CERo. New CERo believes this will provide unified and efficient leadership as the person responsible for driving strategy and agenda setting at the board level will also be responsible for executing on that strategy as Chief Executive Officer. To help facilitate the New CERo Board’s independent oversight of management, the independent directors of New CERo are expected to have the opportunity to meet in executive session without management present at each regular board meeting and will designate an independent director to preside at those sessions.

Director Independence

Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. As a result of PBAX’s common stock continuing to be listed on Nasdaq following consummation of the Business Combination (as New CERo common stock), New CERo’s independent directors must comprise a majority of the New CERo Board as a listed company immediately upon the closing of this Business Combination.

The Board has consulted, and the New CERo Board will consult, with its counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, including family relationships, the parties have determined that, upon the consummation of the Business Combination, each of Michael Byrnes, Kathleen LaPorte,             ,             , and will be considered independent directors of New CERo under Nasdaq rules and Rule 10A-3 of the Exchange Act. New CERo’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of our Board of Directors

At the effective time of the Business Combination, New CERo will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the New CERo Board are described below. Members will serve on these committees until their resignation or until otherwise determined by the New CERo Board. The New CERo Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Following the Business Combination, New CERo’s audit committee will consist of Michael Byrnes,              . The parties have determined that each member of the audit committee satisfies the independence requirements under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of New CERo’s audit committee will be Michael Byrnes. The parties have determined that Michael Byrnes is an “audit committee financial expert” within the meaning of SEC regulations. Each member of New CERo’s audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the parties have examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee is to discharge the responsibilities of the New CERo Board with respect to New CERo’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee New CERo’s independent registered public accounting firm. Specific responsibilities of the audit committee include:

•        helping the New CERo Board oversee our corporate accounting and financial reporting processes;

•        reviewing and discussing with New CERo’s management the adequacy and effectiveness of its disclosure controls and procedures;

•        assisting with design and implementation of New CERo’s risk assessment functions;

•        managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit New CERo’s financial statements;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, New CERo’s interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing related person transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes New CERo’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•        approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

New CERo’s audit committee will operate under a written charter, to be effective upon the closing of this Business Combination, that satisfies the applicable listing standards of the Nasdaq.

Compensation Committee

Following the Business Combination, New CERo’s compensation committee will consist of Kathleen LaPorte,             . The chairperson of our compensation committee will be Kathleen LaPorte. The parties have determined that each member of the compensation committee is independent under the listing standards of the Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of New CERo’s compensation committee is to discharge the responsibilities of the New CERo Board in overseeing New CERo’s compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•        approving, or recommending for approval if directed by the New CERo Board, the compensation of New CERo’s chief executive officer and other executive officers;

•        reviewing and recommending to the New CERo Board the compensation of its directors;

•        assisting management in complying with New CERo’s proxy statement and annual reporting disclosure requirements;

•        reviewing, administering, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for New CERo’s executive officers and other senior management;

•        reviewing and establishing general policies relating to compensation and benefits of our employees, including New CERo’s overall compensation philosophy; and

•        reviewing and evaluating with the chief executive officer the succession plans for New CERo’s executive officers.

New CERo’s compensation committee will operate under a written charter, to be effective upon the completion of the Business Combination, that satisfies the applicable listing standards of the Nasdaq. The charter will provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Following the Business Combination, New CERo’s nominating and corporate governance committee will consist of               . The chairperson of New CERo’s nominating and corporate governance committee will be             . The New CERo Board has determined that each member of the nominating and corporate governance committee is independent under the listing standards of the Nasdaq.

Specific responsibilities of New CERo’s nominating and corporate governance committee include:

•        identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the New CERo Board;

•        considering and making recommendations to the New CERo Board regarding the composition and chairmanship of the committees of the New CERo Board;

•        reviewing with New CERo’s chief executive officer the plans for succession to the offices of New CERo’s executive officers and make recommendations to the New CERo Board with respect to the selection of appropriate individuals to succeed to these positions;

•        developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•        overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Upon completion of the Business Combination, New CERo’s nominating and corporate governance committee will operate under a written charter, to be effective upon the closing of this Business Combination, that satisfies the applicable listing standards of the Nasdaq.

Code of Business Conduct and Ethics

CERo has adopted a code of business conduct and ethics that applies to our directors, director nominees, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the closing of the Business Combination, the code of business conduct and ethics for New CERo will be available under the Corporate Governance section of New CERo’s website at www.cero.bio.In addition, New CERo’s intends to post on its website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through New CERo’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of CERo’s officers or employees. None of New CERo’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the New CERo Board or compensation committee.

Compensation of Directors and Executive Officers

Following the Business Combination, we expect New CERo’s executive compensation program to be consistent with CERo’s compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing CERo’s mission and strategy and, ultimately, creating and maintaining its long-term equity value;

•        reward senior management in a manner aligned with CERo’s financial performance; and

•        align senior management’s interests with CERo’s equity owners’ long-term interests through equity participation and ownership.

Following the Business Combination, decisions with respect to the compensation of New CERo’s executive officers, including its named executive officers, will be made by the compensation committee of the New CERo Board. The benchmarking data received through this engagement has been used to inform the compensation arrangements in the new employment agreements and the Incentive Plan. Decisions on the executive compensation program will generally be made by the board of directors of New CERo and informed by its compensation committee. New CERo also intends to continue to utilize an independent executive compensation consultant from time to time to advise on New CERo’s executive compensation programs. New CERo has not entered into any employment agreements with any of New CERo’s executive officers and does not intend to do so prior to completion of the Business Combination. Any new employment agreements with any of New CERo’s executive officers would be subject to the review and approval of the compensation committee of New CERo’s board of directors.

In addition to base salary and annual bonuses as contemplated pursuant to the terms of the employment agreements with our named executive officers, we expect New CERo to use stock-based awards to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of New CERo’s equity holders. Members of our management team may also be eligible to participate in the ESPP. Stock-based awards will be awarded under the

Incentive Plan, which will be adopted by PBAX’s board of directors prior to the Special Meeting and is being submitted to PBAX’s stockholders for approval at the Special Meeting. For a description of the Incentive Plan and the ESPP, please see “Proposal 6 — The Incentive Plan Proposal” and “Proposal 7 — The ESPP Proposal” respectively.

Following the Business Combination, non-employee directors of New CERo will receive compensation for their services as directors and members of committees of the New CERo Board, in accordance with the non-employee director compensation policy that will be put in place in connection with the Business Combination and as described more fully below under “CERo Executive and Director Compensation — Director Compensation.”

Limitation of Liability and Indemnification

The Proposed Charter, which will be filed and effective immediately following the closing of the Business Combination, and the Proposed Bylaws, which will be adopted and effective immediately prior to the closing of the Business Combination, limits New CERo’s directors’ liability, and indemnify its directors and officers to the fullest extent permitted under Delaware General Corporation Law (“DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•        transaction from which the director derives an improper personal benefit;

•        act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payment of dividends or redemption of shares; or

•        breach of a director’s duty of loyalty to the corporation or its stockholders.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

The DGCL and the Proposed Bylaws provide that it will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, CERo has entered, and New CERo intends to continue to enter, into separate indemnification agreements with some of its directors and officers. These indemnification agreements, among other things, require New CERo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at New CERo’s request.

New CERo expects to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. New CERo believes that these provisions in its Proposed Charter and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Emerging Growth Company Status and Smaller Reporting Company Status

Upon consummation of the Business Combination, New CERo will be an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, New CERo will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

New CERo will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which New CERo has total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which New CERo is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which New CERo has issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

Upon consummation of the Business Combination, New CERo is also expected to be a “smaller reporting company,” as defined in the Exchange Act. New CERo may continue to be a smaller reporting company even after it is no longer an emerging growth company. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New CERo may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the New CERo common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or New CERo’s annual revenue is less than $100.0 million during the most recently completed fiscal year and the New CERo common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

APPRAISAL RIGHTS

PBAX’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

STOCKHOLDER COMMUNICATIONS AND PROPOSALS

Submission of Stockholder Proposals

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at a special meeting.

Future Stockholder Proposals

The disclosure set forth below describes the procedures for stockholder nominations and proposals pursuant to the proposed organizational documents of New CERo. The following summary is qualified in its entirety by reference to the complete text of the Proposed Bylaws, a copy of which is attached as Annex C to this proxy statement/prospectus.

Annual Meeting of Stockholders Notice Requirements

Nominations of persons for election to the board of directors of New CERo or the proposal of other business to be considered by stockholders may only be made at an annual meeting of stockholders (i) by or at the direction of the New CERo Board or any committee thereof or (ii) by a stockholder who (A) was a stockholder of record of the corporation when the notice is delivered to the secretary, (B) is entitled to vote for the election of directors or such business, as applicable, at the meeting and (C) complies with the notice and other provisions of the Proposed Bylaws.

The Proposed Bylaws provide that, for nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of New CERo at the principal executive offices of New CERo. To be timely, the notice must be delivered by hand delivery, mail, facsimile, electronic mail or other form of electronic transmission to the principal executive offices of the corporation, addressed to the secretary, by no earlier than 5:00 p.m. Eastern time on the 105th day and no later than the close of business on the 75th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that if (i) the annual meeting of stockholders is held more than 30 days, or more than 60 days, from the first anniversary of the preceding year’s annual meeting of stockholders, the notice by the stockholder to be timely must be delivered no earlier than 5:00 p.m. Eastern time on the 105th day prior to such annual meeting and no later than 5:00 p.m. Eastern time on the later of the 90th day before such annual meeting and the 10th day after the day on which the notice of such annual meeting was made by mail or public disclosure. In no event will an adjournment or postponement of an annual meeting of stockholders, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

The Proposed Bylaws also allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

Special Meeting of Stockholders Notice Requirements

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to New CERo’s notice of such meeting. Nominations of persons for election to the New CERo Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (i) by or at the direction of the board of directors or any committee thereof or (ii) by any stockholder who (A) was a stockholder of record at the time of giving of notice of the special meeting, (B) who shall be entitled to vote at the meeting and (C) who complies with the notice and other provisions of the Proposed Bylaws.

The Proposed Bylaws provide that, for nominations to be properly brought before a special meeting by a stockholder, the stockholder must give notice thereof in writing to the secretary of New CERo at the principal executive offices of New CERo no earlier than the 105th day prior to such special meeting and no later than 5:00 p.m. Eastern time on the later of (i) the 75th day prior to such special meeting or (ii) the 10th day following the day on which the notice of such annual meeting was made by mail or public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event will an adjournment or postponement of a special meeting of stockholders, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be timely, the notice must be delivered by hand delivery, mail, facsimile, electronic mail or other form of electronic transmission to the principal executive offices of the corporation, addressed to the secretary, by no earlier than 5:00 p.m. Eastern time on the 105th day and no later than the close of business on the 75th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that if (i) the annual meeting of stockholders is held more than 30 days, or more than 60 days, from the first anniversary of the preceding year’s annual meeting of stockholders, the notice by the stockholder to be timely must be delivered no earlier than 5:00 p.m. Eastern time on the 105th day prior to such annual meeting and no later than 5:00 p.m. Eastern time on the later of the 90th day before such annual meeting and the 10th day after the day on which the notice of such annual meeting was made by mail or public disclosure. In no event will an adjournment, postponement or rescheduling of any annual meeting of stockholders, or announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Notice of all special meetings of stockholders shall be given in the same manner as provided for annual meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

Additional Stockholder Notice Requirements

The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice.

As to each person whom the stockholder proposes to nominate for election or reelection as a director, a stockholder’s notice to the secretary must include, among other things: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such nominee; (iii) the class, series and number of any shares of stock that are beneficially owned or owned of record by such person or any Associated Person (as defined in the Proposed Bylaws), (iv) a completed and signed questionnaire, representation and agreement and (v) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest or would be otherwise required pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder.

As to any business other than the nomination of a director(s) that the stockholder proposes to bring before the meeting, a stockholder’s notice to the secretary must include, among other things, a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment), the reasons for conducting such business at the annual meeting, and any material interest in such business of each Proposing Person (as defined in the Proposed Bylaws).

In addition, any stockholder’s notice to the secretary must include, among other things, the following information: (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, and (v) a representation that such stockholder (or a qualified representative of such stockholder) is a holder of record of stock of and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified New CERo of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting.

A stockholder providing timely notice of nominations or business proposed to be brought before a meeting of stockholders shall further update such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for determining the stockholders entitled to notice of the meeting and (ii) 5:00 p.m. Eastern time on the 10th business day prior to the meeting or any adjournment or postponement thereof. Such update shall be received by the secretary: (i) not later than five business days after the record date for determining the stockholders entitled to notice of the meeting and (ii) not later than eight business days prior to the date for the meeting and, if practicable, any adjournment or postponement thereof, respectively.

General

Except as otherwise provided by law or the Proposed Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in the Proposed Bylaws and, if any proposed nomination or business is not in compliance therewith, to declare that such defective proposal or nomination shall be disregarded. Unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined in the Proposed Bylaws)) does not appear at the meeting of stockholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by New CERo.

Stockholder Communications

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Phoenix Biotech Acquisition Corp., 2201 Broadway, Suite 705, Oakland, CA, 94612, Attn: Secretary. Following the Business Combination, such communications should be sent in care of CERo Therapeutics, Inc., 201 Haskins Way, Suite 230, South San Francisco, CA 94080, Attn: Secretary. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Householding

Pursuant to the rules of the SEC, PBAX and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of PBAX’s annual report to stockholders and PBAX’s proxy statement. Upon written or oral request, PBAX will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that PBAX deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that PBAX deliver single copies of such documents in the future. Stockholders may notify PBAX of their requests by calling or writing PBAX at (215) 731-9450 or 2201 Broadway, Suite 705, Oakland, CA, 94612. Following the Business Combination, such requests should be made by calling or writing CERo Therapeutics, Inc. at (650) 407-2376 or 201 Haskins Way, Suite 230, South San Francisco, CA 94080.

Transfer Agent and Registrar

The registrar and transfer agent for the shares of Class A Common Stock is, and following the Business Combination for the New CERo common stock will be, Continental Stock Transfer & Trust Company. PBAX has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

LEGAL MATTERS

Goodwin Procter LLP will pass upon the validity of the Class A Common Stock issued in connection with the Business Combination. Cooley LLP and Ellenoff Grossman & Schole LLP have represented CERo in connection with the Business Combination.

EXPERTS

The financial statements of Phoenix Biotech Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from June 8, 2021 (Inception) to December 31, 2021, included in this proxy statement/prospectus have been audited by Citrin Cooperman & Company LLP, independent registered public accounting firm, as stated in their report herein, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of CERo Therapeutics, Inc. as of December 31, 2021 and 2022, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus, have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

PBAX has filed this proxy statement/prospectus as part of a Registration Statement on Form S-4 with the SEC under the Securities Act. The Registration Statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the Registration Statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by PBAX with the SEC at the SEC’s website at www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

PBAX files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on PBAX at the SEC website containing reports, proxy statements and other information at: www.sec.gov.

All information contained in this document relating to PBAX has been supplied by PBAX, and all such information relating to CERo has been supplied by CERo. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Phoenix Biotech Acquisition Corp.
2201 Broadway, Suite 705
Oakland, CA 94612
(215) 731-9450

INDEX TO FINANCIAL STATEMENTS

PHOENIX BIOTECH ACQUISITION CORP.

CERO THERAPEUTICS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Phoenix Biotech Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Phoenix Biotech Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2022 and for the period from June 8, 2021 (inception) to December 31, 2021, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from June 8, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by the close of business on April 8, 2023, then the Company will cease all operations except for the purpose of liquidating. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Uncertainty Regarding Impacts of Recent Disruptions is U.S. Banking System

As discussed in Note 9 to the financial statements, in March 2023, the shut-down of certain financial institutions raised economic concerns over disruption to the U.S. banking system. Given the uncertainty of the situation, the related financial statement impact cannot be reasonably estimated at this time. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Citrin Cooperman & Company, LLP

We have served as the Company’s auditor since 2021.

New York, New York
March 22, 2023

PHOENIX BIOTECH ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$475,870	$1,098,573
Prepaid expenses and other assets	225,188	262,500
Restricted cash held in Trust Account	41,665,974	—
Total current assets	42,367,032	1,361,073

OTHER ASSETS
Prepaid expenses-noncurrent	—	200,651
Deferred tax asset	—	16,868
Investments held in Trust Account	—	178,499,615
TOTAL ASSETS	$42,367,032	$180,078,207

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$1,653,120	$14,433
Income tax payable	599,159	—
Shareholder redemption liability	27,842,747	—
Working capital loan – related party	650,000	—
Franchise tax payable	—	80,324
Due to Affiliate	3,315	3,315
Total current liabilities	30,748,341	98,072

LONG TERM LIABILITIES
Deferred underwriting fee payable	9,150,000	9,150,000
Total liabilities	39,898,341	9,248,072

COMMITMENTS AND CONTINGENCIES

REDEEMABLE COMMON STOCK
Class A Common stock subject to possible redemption, $0.0001 par value, 1,288,298 and 17,500,000 shares at redemption value of $10.45 and $10.20 per share as of December 31, 2022 and 2021, respectively	13,468,845	178,500,000

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock; $0.0001 par value; 60,000,000 shares authorized; 885,000 shares issued and outstanding as of December 31, 2022 (excluding 1,288,298 shares subject to possible redemption) and 2021 (excluding 17,500,000 shares subject to possible redemption)	88	88
Class B common stock; $0.0001 par value; 10,000,000 shares authorized; 4,596,250 shares issued and outstanding	459	459
Additional paid-in capital	—	—
Accumulated deficit	(11,000,701)	(7,670,412)
Total stockholders’ deficit	(11,000,154)	(7,669,865)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$42,367,032	$180,078,207

The accompanying notes are an integral part of the financial statements.

PHOENIX BIOTECH ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from June 8, 2021 (Inception) to December 31, 2021
OPERATING EXPENSES
General and administrative	$2,841,391	$251,706
Franchise tax	64,050	80,324
Total operating expenses	2,905,441	332,030

OTHER INCOME (LOSS)
Unrealized loss on marketable securities held in Trust Account	—	(385)
Interest earned on marketable securities held in Trust Account	2,836,864	—
LOSS BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	(68,577)	(332,415)
Income tax expense (benefit)	599,159	(16,868)
NET LOSS	$(667,736)	$(315,547)
Weighted average shares outstanding of Class A common stock	17,896,428	5,041,048
Basic and diluted net (loss) per share, Class A	$(0.03)	$4.15
Weighted average shares outstanding of Class B common stock	4,596,250	4,607,658
Basic and diluted net loss per share, Class B	$(0.03)	$(0.03)

The accompanying notes are an integral part of the financial statements.

PHOENIX BIOTECH ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common stock				Additional paid-in capital	Accumulated deficit	Total Stockholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, June 08, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Common Stock to initial stockholder	—	—	4,679,125	467	24,533	—	25,000
Proceeds from Initial Public Offering Costs allocated to Public Warrants (net of offering costs)	—	—	—	—	4,866,687	—	4,866,687
Sale of private placement units	885,000	88	—	—	8,849,912	—	8,850,000
Forfeiture of shares	—	—	(82,875)	(8)	8	—	—
Accretion for Class A Common Stock to redemption value	—	—	—	—	(13,741,140)	(7,354,865)	(21,096,005)
Net Loss	—	—	—	—	—	(315,547)	(315,547)
Balance, December 31, 2021	885,000	$88	4,596,250	$459	$—	$(7,670,412)	$(7,669,865)
Net Loss	—	—	—	—	—	(667,736)	(667,736)
Accretion for Class A Common Stock to redemption value	—	—	—	—	—	(2,662,553)	(2,662,553)
Balance, December 31, 2022	885,000	$88	4,596,250	$459	$—	$(11,000,701)	$(11,000,154)

The accompanying notes are an integral part of the financial statements.

PHOENIX BIOTECH ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from June 8, 2021 (Inception) to December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(667,736)	$(315,547)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized loss on marketable securities held in Trust Account	—	385
Interest earned on marketable securities held in Trust Account	(2,836,864)
Income tax benefit	—	(16,868)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	254,831	(463,151)
Income tax payable	599,159
Due to Affiliates	—	3,315
Accounts payable and accrued expenses	1,638,687	14,433
Franchise tax payable	(80,324)	80,324
Net cash flows used in operating activities	(1,092,247)	(697,109)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(325,000)	(178,500,000)
Cash withdrawn from Trust Account for taxes	144,544	—
Cash withdrawn from Trust Account in connection with redemption	181,516,935	—
Net cash flows provided by (used in) investing activities	181,336,479	(178,500,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from initial public offering	—	172,365,000
Proceeds from working capital loan – related party	650,000	55,000
Payments of notes payable – related party	—	(55,000)
Proceeds from private placement units	—	8,850,000
Proceeds from the issuance of Class B common stock to sponsor	—	25,000
Payment of offering costs	—	(944,318)
Redemption of common stock	(139,850,961)	—
Net cash flows (used in) provided by financing activities	(139,200,961)	180,295,682

NET CHANGE IN CASH AND RESTRICTED CASH	41,043,271	1,098,573
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	1,098,573	—
CASH AND RESTRICTED CASH, END OF PERIOD	$42,141,844	$1,098,573

Supplemental disclosure of noncash activities:
Deferred underwriting commissions payable charged to additional paid in capital	$—	$9,150,000
Accretion for Class A common stock to redemption value	$2,417,776	$21,096,005
Shareholder redemption liability	$27,842,747	$—

The accompanying notes are an integral part of the financial statements.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Phoenix Biotech Acquisition Corp. (the “Company”) was incorporated in Delaware on June 8, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022, relates to the Company’s formation and initial public offering (“IPO”), which is described below and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO and placed in the Trust Account (defined below). The registration statement for the Company’s IPO was declared effective on October 5, 2021. On October 8, 2021, the Company consummated the IPO of 15,500,000 units (“Units”) (with respect to the Class A common stock included in the Units being offered (the “Public Shares”)) at $10.00 per Unit generating gross proceeds of $155,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 845,000 units (“Private Placement Units”) (with respect to the Class A common stock included in the Private Placement Units offered, the “Private Placement Shares”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Phoenix Biotech Sponsor, LLC (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor”) and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), generating gross proceeds of $8,450,000, which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the sale of 2,000,000 additional Units upon receiving notice of the underwriter’s election to partially exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $20,000,000 and incurring additional offering costs of $1,400,000 in underwriting fees, all of which are deferred until the completion of the Company’s initial Business Combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 40,000 Private Placement Units to the Sponsor and CCM, generating gross proceeds of $400,000.

Offering costs for the IPO and exercise of the overallotment option amounted to $12,729,318, consisting of $2,635,000 of underwriting fees, $9,150,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $944,318 of other costs. As described in Note 6, the $9,150,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement.

Following the closing of the IPO, $178,500,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO, the Overallotment Units and the Private Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting the conditions of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in the absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheets until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Private Placement Shares and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (defined below), unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

On December 16, 2022, the Company held a special meeting of our stockholders (the “Special Meeting”). At the Special Meeting, our stockholders approved an amendment (the “IMTA Amendment”) to the Company’s Investment Management Trust Agreement (the “IMTA”), dated October 5, 2021, with Continental Stock Transfer & Trust Company (“CST”), as trustee, and an amendment to the Company’s amended and restated certificate of incorporation, to extend the date by which we must consummate a business combination transaction by three months from January 8, 2023 to April 8, 2023, and provide our board of directors the ability to further extend the date by which we have to consummate a business combination up to three additional times for one month each time, for a maximum of six additional months (the “Charter Amendment”).

In connection with the Special Meeting, our sponsor agreed that if the Charter Amendment and the IMTA Amendment were approved at the Special Meeting, our sponsor, or one or more of its affiliates, members or third-party designees (in such capacity, the “Lender”), would lend to the Company up to $1,500,000 to be deposited into the trust account established in connection with the initial public offering. Accordingly, on December 20, 2022, the Company issued an unsecured promissory note in the principal amount of $1,500,000 (the “Promissory Note”) to the Lender, pursuant to which the Lender agreed to loan to the Company up to $1,500,000 in connection with the extension of the date by which the Company has to consummate an initial business combination. The Company deposited $325,000 into the trust account in connection with the first drawdown under the Promissory Note in order to effect the extension of the business combination period to April 8, 2023 and will deposit additional funds into the trust account for any subsequent extensions that are needed by the Company to complete an initial business combination.

In connection with the approval of the extension, holders of 16,211,702 shares of Class A common stock exercised redemption rights (the “Redemption”). As a result, following the satisfaction of such redemptions, as of December 31, 2022, the Company had 2,173,298 shares of Class A common stock outstanding, of which 1,288,298 are Public Shares issued to the public in the Company’s IPO. The Public Shares are entitled to receive a pro rata portion of the remaining funds in the Company’s trust account in connection with its initial business combination, a liquidation or certain other events. The remaining 885,000 are shares of Class A common stock included in the private placement units acquired in the private placement by the Sponsor and other investors concurrent with the Company’s IPO, which shares of Class A common stock do not have redemption rights.

If the Company is unable to complete a Business Combination by April 8, 2023 or a further extended date under the Charter Amendment discussed above, (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic, and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022 (the “IR Act”)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Liquidity and Going Concern

As of December 31, 2022, the Company had $475,870 in its operating bank accounts, $41,665,974 in cash and marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and a working capital deficit of $1,605,546, excluding the effects of taxes payable. The total Trust balance of $41,665,974 included a delayed $26,481,101 redemption payment to redeeming shareholders (2,581,004 shares) on January 3, 2023. Also included in the balance was a $1,361,646 payment to all redeeming shareholders on January 26, 2023, which trued-up the redemption price of the redemptions on December 20, 2022 to $10.34 from the initial estimated proxy redemption price of $10.26. On January 27, 2023 cash balance in the Trust Account was invested in U.S. Treasury Bills for $13,823,227.

The Company currently projects that it will not have sufficient funds to cover its expenses over a one-year period from the date these financial statements are available to be issued. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Restricted Cash

The Company considers all cash to be held for a specific purpose restricted cash. As of December 31, 2022 and 2021, the Company had $41,665,974 and $0 in restricted cash, respectively. The restricted cash is intended to satisfy shareholder redemption payments as part of the Company’s option to extend the mandatory liquidation date to April 8, 2023. The cash and restricted cash balances included in the balance sheets as of December 31, 2022 and 2021 are comprised of the following:
	December 31, 2022	December 31, 2021
Cash	$475,870	$1,098,573
Restricted cash	$41,665,974	$—
Total cash and restricted cash	$42,141,844	$1,098,573

Investments Held in Trust Account

At December 31, 2022, substantially all of the assets held in the Trust Account were held as cash. At December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account and interest earned on marketable securities are included in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Shareholder Redemption Liability

On December 20, 2022, in connection with the Company’s special meeting held to consider the Charter Amendment, the Company’s shareholders redeemed 16,211,702 shares of Class A common stock subject to possible redemption at $10.20 per share redemption value, plus a pro rata share of interest earned. Of the total amount redeemed, 2,581,004 shares of Class A common stock totaling $26,481,101 plus a true-up payment of $1,361,646 for a total liability of $27,842,747 were subsequently paid to redeeming shareholders on January 3, 2023. Therefore, a portion of the total redemption payment has been classified as a shareholder redemption liability in the accompanying balance sheet as of December 31, 2022.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriter’s partial exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs, including those attributable to the underwriter’s partial exercise of the over-allotment option, amounted to $12,729,318. This amount was charged to stockholders’ deficit upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes ” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision may differ from the statutory tax rates applied to income before provision for income taxes due principally to expenses charged which are not tax deductible.

All of the Company’s tax years remain subject to examination by tax authorities.

The total provision benefit for (benefit from) income taxes is comprised of the following:
	December 31, 2022	December 31, 2021
Current expense	$599,159	$—
Deferred tax benefit	—	69,807
Change in valuation allowance	—	(52,939)
Total income tax expense (benefit)	$599,159	$(16,868)

The net deferred tax assets in the accompanying balance sheets included the following components:
	December 31, 2022	December 31, 2021
Deferred tax assets	$596,692	$69,807
Deferred tax liabilities		—
Valuation allowance for deferred tax assets	(596,692)	(52,939)
Net deferred tax assets	$—	$16,868

The deferred tax assets as of December 31, 2022 and 2021 were comprised of the tax effect of cumulative temporary differences as follows:
	December 31, 2022	December 31, 2021
General and administration expenses before business combination	$596,692	$69,807
Valuation allowance for deferred tax assets	(596,692)	(52,939)
Total	$—	$16,868

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. For the year ended December 31, 2022 and period from June 8, 2021 (inception) to December 31, 2021, the valuation allowance was $596,692 and $52,939.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

A reconciliation of the statutory federal income tax provision (benefit) to the Company’s effective tax rate is as follows:
	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Valuation allowance	852.7%	(26.1)%
Income tax provision (benefit)	873.7%	(5.1)%

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, 1,288,298 and 17,500,000 shares of Class A common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2022 and 2021, the Class A common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:
Gross proceeds	$175,000,000
Less:
IPO Costs allocated to Public Warrants	(5,250,000)
Class A common stock issuance costs	(12,346,005)
Plus: Accretion of carrying value to redemption value	21,096,005
Class A common stock subject to possible redemption, December 31, 2021	$178,500,000
Plus: Accretion of carrying value to redemption value	2,662,553
Less: Redemption of shares	(167,693,708)
Class A common stock subject to possible redemption, December 31, 2022	$13,468,845

Net Loss per Common Stock

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Founder Shares”). Losses are shared pro rata between the two classes of shares. Public Warrants (see Note 3) and Private Placement Warrants (see Note 4) to purchase 9,192,500 shares of Class A common stock at $11.50 per share were issued on October 29, 2021. At December 31, 2022 and 2021, no Public Warrants or Private Placement Warrants have been exercised. The 9,192,500 potential shares of Class A common stock underlying outstanding Public Warrants and Private Placement Warrants to purchase the Company’s stock were excluded from diluted losses per share for the year ended December 31, 2022 and period from June 8, 2021 (inception) to December 31, 2021, because they

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of stock.
	Year Ended December 31, 2022
	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(531,288)	$(136,448)
Denominator:
Basic and diluted weighted average shares outstanding	17,896,428	4,596,250
Basic and diluted net loss per common share	$(0.03)	$(0.03)
For the period June 8, 2021 (inception) through December 31, 2021
Net loss	$(315,547)
Accretion for Class A Common Stock to redemption value	(21,096,005)
Net loss including accretion of temporary equity to redemption value	$(21,411,552)
	For the period June 8, 2021 (inception) through December 31, 2021
	Class A	Class B
NUMERATOR
Allocation of net loss	$(164,860)	$(150,687)
Accretion for Class A Common Stock to redemption value	21,096,005	—
Net loss including accretion of temporary equity to redemption value	$20,931,145	$(150,687)
DENOMINATOR
Weighted Average Shares Outstanding including common stock subject to redemption	5,041,048	4,607,658
Basic and dilution net loss per share	$4.15	$(0.03)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging. The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common stock and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements as of and for the year ended December 31, 2022.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 17,500,000 units (including 2,000,000 units as part of the underwriter’s partial exercise of the over-allotment option) at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-half of a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

On October 8, 2021, simultaneously with the consummation of the IPO, the Company consummated the issuance and sale (“Private Placement”) of 885,000 Units (the “Private Placement Units”) in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $8,850,000. The Private Placement Units were purchased by Cantor (155,000 Units), CCM (30,004 Units) and the Sponsor (699,996 Units). Each whole Private Placement Unit consists of one Private Placement Share and one-half of a redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Units was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 18, 2021, the Sponsor provided funds to pay for certain costs totaling $25,000 on behalf of the Company as consideration for 4,598,750 shares of Class B common stock (the “Founder Shares”). In September 2021, the Company effected a 0.017 for 1 stock dividend for each share of Class B common stock outstanding, and, as a result, the Sponsor held 4,679,125 Founder Shares following the stock dividend. As a result, the Company’s shares have been retroactively adjusted for this stock dividend; however, due to the shares being closely held the corresponding earnings have not been capitalized from retained earnings. The Sponsor agreed to forfeit up to 592,875 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriter. Since the underwriter exercised the over-allotment option only in part, the Sponsor forfeited 82,875 Founder Shares.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (a) one year after the completion of a Business Combination and (b) subsequent to a Business Combination, (x) if the closing price of the shares of Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Related Party Loans

On June 18, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note which was amended on September 10, 2021 (as amended, the “Note”). This loan is non-interest-bearing. There was no balance on the Note as of December 31, 2022 and 2021.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans will either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. At December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans. On December 13, 2022, the Company entered into a promissory note with the Sponsor. In order to fund ongoing operations, the Sponsor will loan up to $1,500,000 to the Company. The Promissory Note does not bear interest and matures upon the earlier of (a) the closing of an initial business combination and (b) the Company’s liquidation. In the event that the Company does not consummate an initial business combination, the Promissory Note will be repaid only from amounts remaining outside of the trust account, if any. As of December 31, 2022, there was $650,000 in borrowings under the Working Capital Loans.

Consulting Services

The Company entered into an agreement, commencing on the date of its listing on NASDAQ, to pay the spouse of our Chief Executive Officer a monthly consulting fee of $15,000 for assisting the Company in identifying and evaluating potential acquisition targets. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. For the year ended December 31, 2022 and period from June 8, 2021 (inception) to December 31, 2021, $180,000 and $41,613 has been incurred under this agreement, respectively.

Support Services

The Company entered into an agreement, commencing on the date of its listing on NASDAQ through the period ended December 31, 2022 to pay an affiliate of the Sponsor a monthly fee of $20,000 for office space, secretarial and administrative services. For the year ended December 31, 2022 and period from June 8, 2021 (inception) to December 31, 2021, $240,000 and $60,000 has been incurred under this agreement, respectively. The agreement was terminated in December 2022.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on October 5, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities and any other securities of the Company acquired by them prior to the consummation of a Business Combination for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 2,325,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On October 8, 2021, the underwriter partially exercised its over-allotment option and purchased 2,000,000 units at $10.00 per unit.

The underwriter was paid a cash underwriting discount of $0.20 per unit, or $3,100,000 in the aggregate at the closing of the IPO, of which $465,000 was reimbursed to the Company to pay for additional advisors. The underwriter agreed to defer any additional fees related to the exercise of the over-allotment option until the Company completes a Business Combination. As such, $400,000 of additional underwriting fees related to the over-allotment have been deferred. In addition, the underwriter is entitled to deferred underwriting commissions of $0.50 per unit, or $8,750,000 ($9,150,000 in the aggregate when including the $400,000 noted above) from the closing of the IPO. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ DEFICIT

Common Stock

Class A common stock — The Company is authorized to issue 60,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 885,000 shares of Class A common stock issued and outstanding (excluding 1,288,298 and 17,500,000 shares subject to possible redemption).

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 4,596,250 shares of Class B common stock issued and outstanding.

Prior to the consummation of an initial Business Combination, only holders of shares of Class B common stock will have the right to vote on the election of directors. Holders of shares of Class A common stock and shares of Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of common stock issued and outstanding upon completion of the IPO, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent shares and warrants underlying units issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the shares of Class B common stock convert into shares of Class A common stock at a rate of less than one-to-one.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Warrants — At December 31, 2022 and 2021, there were 8,750,000 Public Warrants and 442,500 Private Placement Warrants outstanding. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading-day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or salable until after the completion of a Business Combination, subject to certain limited exceptions. The Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices, other than as set forth below. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Initial Stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), and (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted-average trading price of the Company’s common stock during the 20-trading-day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2022 and 2021, the assets held in the Trust Account were held in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. At December 31, 2022 there were no assets or liabilities measured at fair value.

December 31, 2021

	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$178,499,615	—	—

NOTE 9. UNCERTAINTY REGARDING IMPACTS OF RECENT DISRUPTIONS IN U.S. BANKING SYSTEM

In March 2023, the shut-down of certain financial institutions raised economic concerns over disruption in the U.S. banking system. The U.S. government took certain actions to strengthen public confidence in the U.S. banking system. However, there can be no certainty that the actions taken by the U.S. government will be effective in mitigating the effects of financial institution failures on the economy, which may include limits on access to short term liquidity in the near term or other adverse effects. As disclosed in Note 2, the Company maintains cash amounts in excess of federally insured limits in the aggregate amount of $42,141,844, as of December 31, 2022, and has certain concentrations in credit risk that expose the Company to risk of loss if the counterparty is unable to perform as a result of future disruptions in the U.S. banking system or economy. Given the uncertainty of the situation, the related financial impact cannot be reasonably estimated at this time.

NOTE 10. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the financial statements. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements except for the subsequently paid shareholder redemptions as described in Note 1 and the uncertainty regarding impacts of recent disruptions in the U.S. Banking System described in Note 9.

PHOENIX BIOTECH ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$119,014	$475,870
Prepaid expenses and other assets	21,815	225,188
Money market funds held in Trust Account	8,329,792	—
Restricted cash held in Trust Account	—	41,665,974
TOTAL ASSETS	$8,470,621	$42,367,032

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,311,098	$1,653,120
Income tax payable	28,769	599,159
Shareholder redemption liability	—	27,842,747
Working capital loan – related party	1,395,000	650,000
Franchise tax payable	6,100	—
Excise tax payable	56,389	—
Due to Affiliate	3,315	3,315
Total current liabilities	4,800,671	30,748,341
LONG TERM LIABILITIES
Deferred underwriting fee payable	9,150,000	9,150,000
Total liabilities	13,950,671	39,898,341

COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK
Class A Common stock subject to possible redemption, $0.0001 par value, 764,957 and 1,288,298 shares at redemption value of $10.83 and $10.45 per share as of September 30, 2023 and December 31, 2022, respectively	8,287,049	13,468,845
STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock; $0.0001 par value; 60,000,000 shares authorized; 5,481,250 and 885,000 shares issued and outstanding (excluding 764,957 and 1,288,298 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022, respectively	547	88
Class B common stock; $0.0001 par value; 10,000,000 shares authorized; 0 and 4,596,250 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	459
Additional paid-in capital	—	—
Accumulated deficit	(13,767,646)	(11,000,701)
Total stockholders’ deficit	(13,767,099)	(11,000,154)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT	$8,470,621	$42,367,032

The accompanying notes are an integral part of these unaudited condensed financial statements.

PHOENIX BIOTECH ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
OPERATING EXPENSES
General and administrative	$430,901	$786,685	$2,518,347	$1,468,042
Franchise tax	(1,100)	50,000	45,300	150,000
Loss from operations	(429,801)	(836,685)	(2,563,647)	(1,618,042)

Other income:
Interest income earned on marketable securities held in Trust Account	121,524	320,475	380,583	357,583
Unrealized gain on marketable securities held in Trust Account	—	661,176	—	915,859
Total other income	121,524	981,651	380,583	1,273,442

(Loss) income before provision for income taxes	(308,277)	144,966	(2,183,064)	(344,600)
Provision for income taxes	(25,751)	(60,461)	(70,409)	(60,461)
Net (loss) income	$(334,028)	$84,505	$(2,253,473)	$(405,061)

Weighted average shares outstanding of Class A common stock	6,281,964	18,385,000	3,547,888	18,385,000
Basic and diluted net (loss) income per share, Class A common stock	$(0.05)	$0.00	$(0.34)	$(0.02)

Weighted average shares outstanding of Class B common stock	50,508	4,596,250	3,075,432	4,596,250
Basic and diluted net (loss) income per share, Class B common stock	$(0.05)	$0.00	$(0.34)	$(0.02)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PHOENIX BIOTECH ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Common stock				Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	885,000	$88	4,596,250	$459	$—	$(11,000,701)	$(11,000,154)
Accretion for Class A Common Stock Subject to Redemption	—	—	—	—	—	(96,794)	(96,794)
Net loss	—	—	—	—	—	(481,712)	(481,712)
Balance, March 31, 2023	885,000	88	4,596,250	459	—	(11,579,207)	(11,578,660)
Accretion for Class A Common Stock Subject to Redemption	—	—	—	—	—	(275,001)	(275,001)
Net loss	—	—	—	—	—	(1,437,733)	(1,437,733)
Balance, June 30, 2023	885,000	88	4,596,250	459	—	(13,291,941)	(13,291,394)
Accretion for Class A Common Stock Subject to Redemption	—	—	—	—	—	(85,288)	(85,288)
Excise tax liability accrued for Class A common stock redemptions	—	—	—	—	—	(56,389)	(56,389)
Conversion of Class B common stock to Class A common stock	4,596,250	459	(4,596,250)	(459)	—	—	—
Net loss	—	—	—	—	—	(334,028)	(334,028)
Balance, September 30, 2023	5,481,250	$547	—	$—	$—	$(13,767,646)	$(13,767,099)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Common stock				Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	885,000	$88	4,596,250	$459	$—	$(7,670,412)	$(7,669,865)
Net loss	—	—	—	—	—	(377,997)	(377,997)
Balance, March 31, 2022	885,000	88	4,596,250	459	—	(8,048,409)	(8,047,862)
Net loss	—	—	—	—	—	(111,569)	(111,569)
Balance, June 30, 2022	885,000	88	4,596,250	459	—	(8,159,978)	(8,159,431)
Accretion for Class A Common Stock Subject to Redemption						(982,271)	(982,271)
Net income						84,505	84,505
Balance, September 30, 2022	885,000	$88	4,596,250	$459	$—	$(9,057,744)	$(9,057,197)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PHOENIX BIOTECH ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,253,473)	$(405,061)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized loss on marketable securities held in Trust Account	—	(915,859)
Interest income earned on marketable securities held in Trust Account	(380,583)	(357,583)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	203,373	181,461
Income tax payable	(570,390)	60,461
Accounts payable and accrued expenses	1,657,978	695,922
Franchise tax payable	6,100	21,512
Net cash used in operating activities	(1,336,995)	(719,147)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account for taxes	678,985	128,489
Investment of cash into Trust Account	(443,846)	—
Cash withdrawn from Trust Account in connection with Class A common stock redemption	5,638,879	—
Net cash provided by investing activities	5,874,018	128,489

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from promissory note – related party	745,000	—
Redemption of Class A common stock	(5,638,879)	—
Net cash used in financing activities	(4,893,879)	—

NET CHANGE IN CASH	(356,856)	(590,658)
CASH, BEGINNING OF PERIOD	475,870	1,098,573
CASH, END OF PERIOD	$119,014	$507,915

Supplemental cash flow information:
Cash paid for income taxes	$577,099	$—

Supplemental disclosure of noncash activities:
Accretion of Class A common stock subject to possible redemption	$457,083	$982,271
Conversion of Class B common to Class A common	$(459)	$—
Excise tax liability accrued for Class A common stock redemptions	$56,389	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity

Phoenix Biotech Acquisition Corp. (the “Company”) was incorporated in Delaware on June 8, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023, relates to the Company’s formation and initial public offering (“IPO”), which is described below and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO and placed in the Trust Account (defined below). The registration statement for the Company’s IPO was declared effective on October 5, 2021. On October 8, 2021, the Company consummated the IPO of 15,500,000 units (“Units”) (with respect to the Class A common stock included in the Units being offered (the “Public Shares”)) at $10.00 per Unit generating gross proceeds of $155,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 845,000 units (“Private Placement Units”) (with respect to the Class A common stock included in the Private Placement Units offered, the “Private Placement Shares”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Phoenix Biotech Sponsor, LLC (the “Sponsor”), Cantor Fitzgerald & Co.(“Cantor”) and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), generating gross proceeds of $8,450,000, which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the sale of 2,000,000 additional Units upon receiving notice of the underwriter’s election to partially exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $20,000,000 and incurring additional offering costs of $1,400,000 in underwriting fees, all of which are deferred until the completion of the Company’s initial Business Combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 40,000 Private Placement Units to the Sponsor and CCM, generating gross proceeds of $400,000.

Offering costs for the IPO and exercise of the overallotment option amounted to $12,729,318, consisting of $2,635,000 of underwriting fees, $9,150,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $944,318 of other costs. As described in Note 6, the $9,150,000 of deferred underwriting fees payable is contingent upon the consummation of a Business Combination by January 8, 2024, subject to the terms of the underwriting agreement.

Following the closing of the IPO, $178,500,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO, the Overallotment Units and the Private Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting the conditions of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

(excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in the absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Private Placement Shares and any Public Shares purchased during or after

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (defined below), unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

On December 16, 2022, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, our stockholders approved an amendment (the “IMTA Amendment”) to the Company’s Investment Management Trust Agreement (the “IMTA”), dated October 5, 2021, with Continental Stock Transfer & Trust Company (“CST”), as trustee, and an amendment to the Company’s Certificate of Incorporation, to extend the date by which we must consummate a business combination transaction by a maximum of six additional months (the “Charter Amendment”).

In connection with the Special Meeting, our sponsor agreed that if the Charter Amendment and the IMTA Amendment were approved at the Special Meeting, our sponsor, or one or more of its affiliates, members or third-party designees (in such capacity, the “Lender”), would lend to the Company up to $1,500,000 to be deposited into the Trust Account established in connection with the IPO. Accordingly, on December 20, 2022, the Company issued an unsecured promissory note in the principal amount of $1,500,000 (the “Promissory Note”) to the Lender, pursuant to which the Lender agreed to loan to the Company up to $1,500,000 in connection with the extension of the date by which the Company has to consummate an initial business combination.

In connection with the approval of the extension, holders of 16,211,702 shares of Class A common stock exercised redemption rights (the “Redemption”). As a result, following the satisfaction of such redemptions, as of December 31, 2022, the Company had 2,173,298 shares of Class A common stock outstanding, of which 1,288,298 constituted Public Shares issued to the public in the Company’s IPO. The Public Shares are entitled to receive a pro rata portion of the remaining funds in the Company’s Trust Account in connection with its initial business combination, a liquidation or certain other events. The remaining 885,000 are shares of Class A common stock included in the private placement units acquired in the private placement by the Sponsor and other investors concurrent with the Company’s IPO, which shares of Class A common stock do not have redemption rights.

On March 31, 2023, May 8, 2023 and June 30, 2023, the Company deposited $100,000, $125,000 and $150,000 into the Trust Account in connection with the Company’s extensions, respectively. As of September 30, 2023, the Company has deposited $768,846 into the Trust Account in connection with drawdowns under the Promissory Note in order to effect the extension of the business combination period.

On July 3, 2023, the Sponsor delivered notice of conversion of an aggregate of 4,596,250 shares of Class B common stock into an equal number of shares of Class A common stock (the “Conversion”).

On July 7, 2023, the Company held a special meeting of its stockholders at which the Company’s stockholders approved a proposal to amend (the “Trust Agreement Amendment”) the IMTA, as amended by the IMTA Amendment, and a proposal to amend the Company’s Certificate of Incorporation, as amended by the Charter

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

Amendment (the “Second Charter Amendment”), to extend the business combination period up to six times for one month each time from July 8, 2023 to August 8, 2023, September 8, 2023, October 8, 2023, November 8, 2023, December 8, 2023 or January 8, 2024.

On July 7, 2023, July 28, 2023, September 1, 2023 and October 4 2023, the Company deposited $37,052, $8,846, $22,949 and $22,949 into the Trust Account in connection with the Company’s extensions, respectively. As of October 31, 2023, the liquidation date of the Company has been extended to November 8, 2023.

In connection with the adoption of the Second Charter Amendment, holders of 523,341 shares of Class A common stock exercised redemption rights. On July 18, 2023, the Company made a series of payments of an aggregate of $5,638,879 to holders of redeemed shares of Class A common stock (an aggregate of $10.77 per redeemed share of Class A common stock). As a result, following the satisfaction of such redemptions and the Conversion, as of September 30, 2023, the Company had 6,246,207 shares of Class A common stock outstanding, of which 764,957 constituted Public Shares issued to the public in the Company’s IPO.

As a result of the deposits described above, such payments and accrual of interest, the balance in the Trust Account as of September 30, 2023 is approximately $8.3 million.

If the Company is unable to complete a Business Combination by January 8, 2024 or a further extended date approved by the Company’s stockholders (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per share held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NASDAQ Notice

On April 3, 2023, the Company received a letter (the “Letter”) from the staff at The Nasdaq Global Market (“Nasdaq”) notifying the Company that, for the 30 consecutive trading days prior to the date of the Letter, the Company’s common stock had traded at a value below the minimum $50,000,000 “Market Value of Listed Securities” (“MVLS”) requirement set forth in Nasdaq Listing Rule 5450(b)(2)(A), which is required for continued listing of the Company’s common stock on Nasdaq. The Letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq.

In order to bring the Company into compliance with the MVLS requirement, on July 3, 2023, the Sponsor elected to effect the Conversion. As of the date hereof, there are 6,246,207 shares of Class A common stock and no shares of Class B common stock issued and outstanding and entitled to vote.

On September 7, 2023, the Company received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department of Nasdaq indicating that the Company was not in compliance with Listing Rule 5450(a)(2), which requires the Company to have at least 400 public holders for continued listing on the Nasdaq Global Market (the “Minimum Public Holders Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq Global Market. The Notice states that the Company has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. The Company has submitted a plan to regain compliance with the Minimum Public Holders Rule. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

The MVLS deficiency was cured by the conversion of the Class B into Class A because the Class A shares held by Sponsor count towards satisfying such requirement. We submitted a “plan of compliance” to NASDAQ indicating that we are aiming to be able to cure the deficiency upon closing of the business combination. Nasdaq has not responded.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. Management continues to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on consummating a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. These unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022 (the “IR Act”)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On July 17, 2023, the Company redeemed 523,341 shares of Class A common stock tendered for redemption by the Public Stockholders for a total redemption amount of $5,638,879 in connection with the implementation of the Extension. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies” to determine whether the Company should currently recognize an excise tax obligation associated therewith. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset, or the incurrence of a liability can range from probable to remote. Contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated whether a United States excise tax obligation should be recognized currently related to the stock redemption and concluded that this obligation should be recognized. As of September 30, 2023, the Company recorded $56,389 of excise tax liability calculated as 1% of shares redeemed on July 17, 2023. Any reduction to this liability resulting from either a subsequent stock issuance or an event giving rise to an exception that occurs within this tax year, will be recognized in the period (including an interim period) that such stock issuance or event giving rise to an exception occurs.

Liquidity and Going Concern

As of September 30, 2023, the Company had $119,014 in its operating bank accounts, $8,329,792 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and a working capital deficit of $4,624,973.

On May 9, 2023, the Company received a notice from the IRS stating an additional $182,308 of federal income taxes were due by May 22, 2023. The Company made this payment on June 23, 2023.

The Company currently projects that it will not have sufficient funds to cover its expenses over a one-year period from the date these financial statements are available to be issued. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on March 24, 2023. The interim results for the periods presented are not necessarily indicative of the results to be expected for the year ending December 31, 2023, or for any future interim periods.

Reclassifications

Certain prior year amounts have been reclassified due to an immaterial correction of an error and for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations. An adjustment for $244,777 has been made to Class A common stock subject to possible redemption and Accumulated deficit as of December 31, 2022 to correct the total amount redeemable to stockholders.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.

Restricted Cash

The Company considers all cash to be held for a specific purpose restricted cash. As of September 30, 2023 and December 31, 2022, the Company had $0 and $41,665,974 in restricted cash, respectively. The restricted cash as of December 31, 2022 was intended to satisfy stockholder redemption payments. The cash and restricted cash balances included in the balance sheets as of September 30, 2023 and December 31, 2022, are comprised of the following:
	September 30, 2023	December 31, 2022
	(Unaudited)
Cash	$119,014	$475,870
Restricted cash	—	41,665,974
Total cash and restricted cash	$119,014	$42,141,844

Money market funds Held in Trust Account

At September 30, 2023, the assets held in Trust Account were held in money market funds that invested in U.S. Treasury securities. At December 31, 2022, substantially all of the assets held in the Trust Account were held as cash. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account and interest earned on marketable securities are included in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Shareholder Redemption Liability

On December 20, 2022, in connection with the Company’s special meeting held to consider the Charter Amendment, the Company’s stockholders redeemed 16,211,702 shares of Class A common stock subject to possible redemption at $10.20 per share redemption value, plus a pro rata share of interest earned. Of the total amount redeemed, payments for 2,581,004 shares of Class A common stock totaling $26,481,101 plus a true-up payment of $1,361,646 for a total

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

liability of $27,842,747 were subsequently paid to redeeming stockholders on January 3, 2023. Therefore, a portion of the total redemption payment has been classified as a stockholder redemption liability in the accompanying unaudited condensed balance sheet as of December 31, 2022.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriter’s partial exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs, including those attributable to the underwriter’s partial exercise of the over-allotment option, amounted to $12,729,318. This amount was charged to stockholders’ deficit upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At September 30, 2023 and December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2023 and December 31, 2022, 764,957 and 1,288,298 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At September 30, 2023 and December 31, 2022, the Class A common stock subject to possible redemption reflected in the condensed balance sheets is reconciled in the following table:
Class A common stock subject to possible redemption, December 31, 2022	$13,468,845
Plus: Accretion of carrying value to redemption value	96,795
Class A common stock subject to possible redemption, March 31, 2023	13,565,640
Plus: Accretion of carrying value to redemption value	275,001
Class A common stock subject to possible redemption, June 30, 2023	13,840,640
Less: Redemption	(5,638,879)
Plus: Accretion of carrying value to redemption value	85,288
Class A common stock subject to possible redemption, September 30, 2023	$8,287,049

Net (Loss) Income per Common Stock

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Class B common stock” or the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public Warrants (see Note 3) and Private Placement Warrants (see Note 4) to purchase an aggregate of 9,192,500 shares of Class A common stock at $11.50 per share were issued on October 29, 2021. At September 30, 2023 and December 31, 2022, no Public Warrants or Private Placement Warrants have been exercised. The 9,192,500 shares of Class A common stock underlying outstanding Public Warrants and Private Placement Warrants were excluded from diluted net (loss) income per share for the three and nine months ended September 30,

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

2023 and 2022 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net (loss) income per common stock is the same as basic net (loss) income per common stock for the period. The tables below present a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of stock.
	For the Three Months Ended September 30,
	2023		2022
	Class A common stock	Class B Common stock	Class A common stock	Class B Common stock
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(331,364)	$(2,664)	$67,604	$16,901
Denominator:
Weighted average shares outstanding	6,281,964	50,508	18,385,000	4,596,250
Basic and diluted net (loss) income per share	$(0.05)	$(0.05)	$0.00	$0.00
	For the Nine Months Ended September 30,
	2023		2022
	Class A common stock	Class B Common stock	Class A common stock	Class B Common stock
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(1,207,109)	$(1,046,364)	$(324,049)	$(81,012)
Denominator:
Weighted average shares outstanding	3,547,888	3,075,432	18,385,000	4,596,250
Basic and diluted net (loss) income per share	$(0.34)	$(0.34)	$(0.02)	$(0.02)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging. The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common stock and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have an impact on its unaudited condensed financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 17,500,000 units (including 2,000,000 units as part of the underwriter’s partial exercise of the over-allotment option) at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-half a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement Warrants

On October 8, 2021, simultaneously with the consummation of the IPO, the Company consummated the issuance and sale (“Private Placement”) of 885,000 Units (the “Private Placement Units”) in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $8,850,000. The Private Placement Units were purchased by Cantor (155,000 Units), CCM (30,004 Units) and the Sponsor (699,996 Units). Each whole Private Placement Unit consists of one Private Placement Share and one-half of a redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Units was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

Note 5 — Related Party Transactions

Founder Shares

On September 18, 2021, the Sponsor provided funds to pay for certain costs totaling $25,000 on behalf of the Company as consideration for 4,598,750 Founder Shares. Later in September 2021, the Company effected a 0.017 for 1 stock dividend for each Founder Share outstanding, and, as a result, the Sponsor held 4,679,125 Founder Shares following the stock dividend. As a result, the Company’s shares have been retroactively adjusted for this stock dividend; however, due to the shares being closely held the corresponding earnings have not been capitalized from retained earnings. The Sponsor agreed to forfeit up to 592,875 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriter. Since the underwriter exercised the over-allotment option only in part, the Sponsor forfeited 82,875 Founder Shares.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (a) one year after the completion of a Business Combination and (b) subsequent to a Business Combination, (x) if the closing price of the shares of Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 5 — Related Party Transactions (cont.)

On July 3, 2023, the Sponsor delivered notice of conversion of an aggregate of 4,596,250 Founder Shares into an equal number of shares of Class A common stock (the “Conversion”). The Sponsor shares have been converted to Class B common shares.

Related Party Loans

On June 18, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note which was amended on September 10, 2021 (as amended, the “Note”). This loan is non-interest-bearing. There was no balance on the Note as of September 30, 2023 and December 31, 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans will either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. On December 13, 2022, the Company entered into a promissory note with the Sponsor. In order to fund ongoing operations, the Sponsor will loan up to $1,500,000 to the Company. The Promissory Note does not bear interest and matures upon the earlier of (a) the closing of an initial business combination and (b) the Company’s liquidation. In the event that the Company does not consummate an initial business combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. On May 8, 2023, June 9, 2023 and September 12, 2023, the sponsor loaned the company $250,000, $275,000 and $220,000 under the Promissory Note in connection with extensions of the Company’s liquidation date, respectively. As of September 30, 2023 and December 31, 2022, there was $1,395,000 and $650,000 in borrowings under the Working Capital Loans, respectively.

Consulting Services

The Company entered into an agreement, commencing on the date of its listing on NASDAQ, to pay the spouse of our Chief Executive Officer a monthly consulting fee of $15,000 for assisting the Company in identifying and evaluating potential acquisition targets. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. The payments ended on December 31, 2022 in connection with the approval of the Charter Amendment. For the three and nine months ended September 30, 2023, $0 has been incurred under this agreement. For the three and nine months ended September 30, 2022, $45,000 and $90,000 has been incurred under this agreement, respectively.

Support Services

The Company entered into an agreement, commencing on the date of its listing on NASDAQ through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $20,000 for office space, secretarial and administrative services. Payments under the agreement were suspended on December 31, 2022 and reinstated on March 31, 2023. For the three and nine months ended September 30, 2023, $60,000 and $140,000 has been incurred under this agreement, respectively. For the three and nine months ended September 30, 2022, $60,000 and $180,000 has been incurred under this agreement, respectively. As of September 30, 2023, there was a $35,000 outstanding balance owed to the Sponsor.

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 6 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on October 5, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities and any other securities of the Company acquired by them prior to the consummation of a Business Combination for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 2,325,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On October 8, 2021, the underwriter partially exercised its over-allotment option and purchased 2,000,000 units at $10.00 per unit.

The underwriter was paid a cash underwriting discount of $0.20 per unit, or $3,100,000 in the aggregate at the closing of the IPO, of which $465,000 was reimbursed to the Company to pay for additional advisors. The underwriter agreed to defer any additional fees related to the exercise of the over-allotment option until the Company completes a Business Combination. As such, $400,000 of additional underwriting fees related to the over-allotment have been deferred. In addition, the underwriter is entitled to deferred underwriting commissions of $0.50 per unit, or $8,750,000 ($9,150,000 in the aggregate when including the $400,000 noted above) from the closing of the IPO. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On June 4, 2023, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), by and among the Company, PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and CERo Therapeutics, Inc., a Delaware corporation (“CERo”).

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of CERo common stock, par value $0.0001 per share (the “CERo common stock”) will be cancelled and converted into (a) the right to receive a number of shares of PBAX Class A common stock, par value $0.0001 per share (“Class A common stock”), equal to $50,000,000, minus the Aggregate Liquidation Preference (as defined in the Business Combination Agreement), divided by the Fully Diluted Company Capitalization (as defined in the Business Combination Agreement), divided by $10.00 (the “Exchange Ratio”) and (b) the right to receive a portion of up to 1,200,000 additional shares of Class A common stock if certain trading price hurdles are achieved or a Change of Control (as defined in the Business Combination Agreement) occurs within four years after the Closing (“Earnout Shares”); (ii) each outstanding option to purchase CERo common stock (each, a “CERo option”) will be converted into an option to purchase a number of shares of Class A common stock, equal to (A) the number of shares of CERo common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio; in each case, rounded down to the nearest whole share, and rounded up to the nearest whole cent in the case of the exercise price of the CERo options; (iii) each outstanding share of CERo preferred stock, par value

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 6 — Commitments and Contingencies (cont.)

$0.0001 per share (the “CERo preferred stock”), will be converted into a number of shares of Class A common stock, equal to the number of shares of Class A common stock obtained by dividing the liquidation preference thereof by $10.00 and the contingent right to receive such holder’s Earn-Out Pro Rata Portion (as defined in the Business Combination Agreement), and (iv) each warrant to purchase CERo preferred stock (each, a “CERo warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of shares of Class A common stock equal to the number of shares of CERo preferred stock subject to the corresponding warrant immediately prior to the Effective Time, multiplied by the Aggregate Liquidation Preference of such underlying shares of CERo preferred stock, and divided by $10.00, with the exercise price per share for such warrant equal to (A) the current aggregate exercise price of such warrant (the current exercise price per share of CERo preferred stock applicable to the corresponding warrant immediately prior to the Effective Time, multiplied by the number of shares of CERo preferred stock issuable upon exercise thereof), divided by (B) the number of shares of Class A common stock issuable upon exercise thereof. Subject to certain exceptions, such terms and conditions applicable to a New CERo warrant will be the same terms and conditions as were applicable to a CERo warrant immediately prior to the Effective Time. The Company will issue an aggregate of approximately 5.0 million shares of Class A common stock to the holders of CERo common stock and CERo preferred stock as consideration in the Business Combination.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, as the sole holder of the Class B common stock, and each of the Company’s officers and directors entered into a support agreement with the Company and CERo (the “Sponsor Support Agreement”). Under the Sponsor Support Agreement, the Sponsor agreed to vote, at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, all of its shares of Class B common stock (together with any other equity securities of the Company that it holds of record or beneficially, as of the date of the Sponsor Support Agreement, or of which it acquires record or beneficial ownership after the date thereof, the “Subject Company Shares”) (i) in favor of (a) the Business Combination Agreement and the transactions contemplated thereby and (b) the other proposals that the Company and CERo agreed in the Business Combination Agreement shall be submitted at such meeting for approval by the Company’s stockholders (together with the proposal to obtain the Company Stockholder Approval, the “Required Transaction Proposals”) and (ii) against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals or that would adversely affect or delay the Business Combination. The Sponsor Support Agreement also prohibits the Sponsor from, among other things and subject to certain exceptions, transferring any Subject Company Shares held by the Sponsor or taking any action that would have the effect of preventing or materially delaying the Sponsor from performing its obligations under the Sponsor Support Agreement, until the earlier of the Closing or the termination of the Sponsor Support Agreement according to its terms. On July 3, 2023, the Sponsor delivered notice of conversion of an aggregate of 4,596,250 shares of Class B common stock into an equal number of shares of Class A common stock. Following the Conversion, the Sponsor held an aggregate of 5,296,246 shares of Class A common stock, all of which are subject to the Sponsor Support Agreement.

CERo Support Agreements

In connection with the execution of the Business Combination Agreement, certain CERo stockholders (the “CERo Supporting Stockholders”) entered into support agreements with CERo (the “CERo Support Agreements”). Under the CERo Support Agreements, each CERo Supporting Stockholder agreed as promptly as practicable following the time at which the Registration Statement/Proxy Statement shall have been declared effective and made available to such CERo Supporting Stockholders, to execute and deliver a written consent with respect to all outstanding shares of CERo common stock and CERo preferred stock held by such CERo Supporting Stockholder (the “Subject CERo Shares”) approving the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). In addition to the foregoing, each CERo Supporting Stockholder agreed that, at any meeting of the holders of CERo capital stock, each such CERo Supporting Stockholder will appear at the meeting,

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 6 — Commitments and Contingencies (cont.)

in person or by proxy, and cause its Subject CERo Shares to be counted as present thereat for purposes of calculating a quorum and voted (i) to approve and adopt the Business Combination Agreement, the transactions contemplated thereby (including the Business Combination), and any other matters necessary or reasonably requested by CERo for consummation of the Business Combination, and (ii) against any proposal that conflicts or materially impedes or interferes with, or would adversely affect or delay, the consummation of the transactions contemplated by the Business Combination Agreement (including the Business Combination).

Note 7 — Stockholders’ Deficit

Common Stock

Class A common stock — The Company is authorized to issue 60,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 5,481,250 and 885,000 shares of Class A common stock issued and outstanding (excluding 764,957 and 1,288,298 shares subject to possible redemption), respectively.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. On July 3, 2023, the Sponsor delivered notice of conversion of an aggregate of 4,596,250 shares of Class B common stock into an equal number of shares of Class A common stock (the “Conversion”). As of September 30, 2023 and December 31, 2022, there were 0 and 4,596,250 shares of Class B common stock issued and outstanding.

Prior to the consummation of an initial Business Combination, only holders of shares of Class B common stock will have the right to vote on the election of directors. Holders of shares of Class A common stock and shares of Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders.

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Warrants — At September 30, 2023 and December 31, 2022, there were 8,750,000 Public Warrants and 442,500 Private Placement Warrants outstanding. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock.

Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 7 — Stockholders’ Deficit (cont.)

•        if, and only if, the reported last sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading-day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or salable until after the completion of a Business Combination, subject to certain limited exceptions. The Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices, other than as set forth below. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Initial Stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), and (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted-average trading price of the Company’s common stock during the 20-trading-day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

PHOENIX BIOTECH ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 (UNAUDITED)

Note 8 — Fair Value Measurements (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2023, the assets held in the Trust Account were held in money market funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. At December 31, 2022 there were no assets or liabilities measured at fair value.

September 30, 2023 (Unaudited)

	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Funds	1	$8,329,792	—	—

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On October 4, 2023, the Sponsor deposited $22,949 in the Trust Account in connection with the extension of the business combination deadline.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of CERo Therapeutics, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CERo Therapeutics, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity deficit and cash flows for the years then ended, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses since its inception, and has negative cash flows from operations and will need additional funding to complete planned development efforts. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Wolf & Company, P.C.

We have served as the Company’s auditor since 2023.

Boston, MA
May 8, 2023

CERo Therapeutics, Inc.
Balance Sheets
December 31, 2022 and 2021

	2022	2021
ASSETS
Cash, restricted cash, and cash equivalents	$6,819,564	$19,217,482
Prepaid expenses and other current assets	256,459	306,046
Total current assets	7,076,023	19,523,528
Operating lease right-of-use asset	2,846,041	3,442,575
Property and equipment, net	1,427,424	1,209,467
Total assets	$11,349,488	$24,175,570

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Accounts payable	$391,185	$459,919
Accrued liabilities	100,394	793,079
Operating lease liability	672,374	585,250
Total current liabilities	1,163,953	1,838,248
Operating lease liability, net of current portion	2,344,590	3,016,964
Preferred stock warrant liability	610,381	647,373
Total liabilities	4,118,924	5,502,585

Commitments and contingencies (Note 11)

Convertible preferred stock, $0.0001 par value per share, issuable in series:
Series Seed: 5,155,703 shares authorized, issued and outstanding at December 31, 2022 and 2021; aggregate liquidation preference of $4,154,981 at December 31, 2022 and 2021	4,077,560	4,077,560
Series A: 24,614,402 shares authorized, 22,764,764 shares issued and outstanding at December 31, 2022 and 2021; aggregate liquidation preference of $39,999,967 at December 31, 2022 and 2021	38,023,784	38,023,784
Total convertible preferred stock	42,101,344	42,101,344

Stockholders’ deficit
Common stock, $0.0001 par value, 45,350,000 shares authorized: 9,044,733 and 8,974,421 shares issued and outstanding at December 31, 2022 and 2021, respectively	904	897
Additional paid-in capital	928,560	541,872
Accumulated deficit	(35,800,244)	(23,971,128)
Total stockholders’ deficit	(34,870,780)	(23,428,359)
Total liabilities, convertible preferred stock and stockholders’ deficit	$11,349,488	$24,175,570

See report of independent registered public accounting firm and accompanying notes to financial statements.

CERo Therapeutics, Inc.
Statements of Operations
For the years ended December 31, 2022 and 2021

	2022	2021
Operating expenses:
Research and development	$9,845,603	$9,136,884
General and administrative	2,125,628	2,479,447
Total operating expenses	11,971,231	11,616,331

Loss from operations	(11,971,231)	(11,616,331)
Interest and other income, net	142,115	986,711
Net loss	$(11,829,116)	$(10,629,620)

Net loss per share:
Basic and diluted	$(1.32)	$(1.18)

Shares used in computing net loss per share:
Basic and diluted	8,974,247	8,981,741

See report of independent registered public accounting firm and accompanying notes to financial statements.

CERo Therapeutics, Inc.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
For the years ended December 31, 2022 and 2021

	Convertible Preferred Stock				Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series Seed		Series A
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	5,155,703	$4,077,560	22,764,764	$38,023,784	8,889,217	$889	$193,890	$(13,341,508)	$(13,146,729)
Forfeiture of restricted stock awards	—	—	—	—	(130,209)	(13)	13	—	—
Issuance of common stock from exercise of stock options	—	—	—	—	215,413	21	60,234	—	60,255
Stock-based compensation expense	—	—	—	—	—	—	287,735	—	287,735
Net loss	—	—	—	—	—	—	—	(10,629,620)	(10,629,620)
Balance at December 31, 2021	5,155,703	4,077,560	22,764,764	38,023,784	8,974,421	897	541,872	(23,971,128)	(23,428,359)
Issuance of common stock from exercise of stock options	—	—	—	—	70,312	7	5,618	—	5,625
Stock-based compensation expense	—	—	—	—	—	—	381,070	—	381,070
Net loss	—	—	—	—	—	—	—	(11,829,116)	(11,829,116)
Balance at December 31, 2022	5,155,703	$4,077,560	22,764,764	$38,023,784	9,044,733	$904	$928,560	$(35,800,244)	$(34,870,780)

See report of independent registered public accounting firm and accompanying notes to financial statements.

CERo Therapeutics, Inc.
Statements of Cash Flows
For the years ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities:
Net loss	$(11,829,116)	$(10,629,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	476,275	293,862
Stock-based compensation	381,070	287,735
Amortization of right-to-use operating lease asset	596,534	441,611
Gain on revaluation of warrant liability	(36,992)	(980,308)

Change in assets and liabilities:
Prepaid expenses and other current assets	49,587	97,726
Accounts payable	(68,734)	212,174
Accrued liabilities	(692,685)	477,090
Operating lease liability	(585,250)	(294,650)
Net cash used in operating activities	(11,709,311)	(10,094,380)

Cash flows from investing activities:
Purchases of property and equipment	(694,232)	(612,566)
Net cash used in investing activities	(694,232)	(612,566)

Cash flows from financing activities:
Cash proceeds from exercise of stock options	5,625	60,255
Net cash provided by financing activities	5,625	60,255
Net decrease in cash, restricted cash, and cash equivalents	(12,397,918)	(10,646,691)
Cash, restricted cash, and cash equivalents at beginning of year	19,217,482	29,864,173
Cash, restricted cash, and cash equivalents at end of year	$6,819,564	$19,217,482
Supplemental disclosure of cash flow information Right-to-use asset acquired through operating lease	$—	$3,884,186

See report of independent registered public accounting firm and accompanying notes to financial statements.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 1 — ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Nature of Operations — CERo Therapeutics, Inc., (the “Company”), was incorporated in Delaware on September 23, 2016, and is based in South San Francisco, California. The Company is focused on genetically engineering human immune cells to fight cancer. Since inception, the Company has focused on developing its therapeutic platform and has not yet begun clinical development or product commercialization. Future Company efforts will focus on continued product development, including clinical development, to support regulatory approval to commercialize and subsequent product commercialization.

Going concern — The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital to fund its research and development (R&D) activities and meet its obligations on a timely basis. Since inception, the Company has incurred net losses and operating cash flow deficits, resulting in an accumulated deficit of $36.4 million as of December 31, 2022. Additional funds are necessary to maintain current operations and to continue R&D activities. However, there can be no assurance that sufficient funding will be available to allow the Company to successfully continue its R&D activities and planned regulatory filings with the FDA. If the Company is unable to obtain necessary funds, significantly reduce spending and the delay or cancellation of planned activities may be necessary. These actions would have a material adverse effect on the Company’s business, results of operations, and prospects. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these financial statements are issued. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Risks and uncertainties — The Company is subject to all of the risks inherent in an early-stage biotechnology company. These risks include, but are not limited to, limited management resources, intense competition, and dependence upon the availability of cash to sustain operations. The Company’s operating results may be materially affected by the foregoing factors.

The Company’s research also requires approvals from the FDA prior to beginning clinical trials and prior to product commercialization. There can be no assurance that the Company’s current ongoing research and future clinical development will result in the granting of these required approvals. If the Company is denied such approvals or such approvals are substantially delayed, they could have a material adverse effect upon the Company’s future financial results and cash flows.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses incurred during the reporting period. Significant items subject to such estimates and assumptions include the estimates of the fair values of convertible preferred stock, common stock, and preferred stock warrant liability, stock-based compensation expense, the present value of right-to-use assets and lease liabilities, and the valuation allowance associated with deferred tax assets. Actual results could differ from those estimates.

Cash, restricted cash, and cash equivalents — The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2022 and 2021, cash and cash equivalents consist of cash deposited with banks, including a money market sweep account. Restricted cash consists of $79,756 held on account by a financial institution as collateral for a demand letter of credit issued as a real estate security deposit.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of credit risk — Financial instruments that potentially subject the Company to credit risk consist primarily of cash, restricted cash, and cash equivalents. The Company’s cash, restricted cash, and cash equivalents are on deposit with two financial institutions that management believe are of sufficiently high credit quality. On March 10, 2023, the Federal Deposit Insurance Corporation took control as appointed receiver of Silicon Valley Bank (“SVB”) with which the Company maintains an operational checking account, a letter of credit facility, as well as a money-market account managed by SVB, but wholly invested in another institution’s money market fund shares. On March 12, 2023, the U.S. Treasury, Federal Reserve, and FDIC announced that SVB depositors would have access to all of their money starting March 13, 2023, and on March 13, 2023, SVB was purchased by First Citizens Bank, thereby eliminating risk of access to the full value of funds held by SVB. The Company has since minimized risk exposure by maintaining only the letter of credit collateral and minimal operating funds in its First Citizens Bank accounts and investing the remaining funds in a fund managed by a large United States investment bank through a money market account. Deposits at any of the Company’s financial institutions may, at times, exceed federal insured limits.

Property and equipment — Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years or the remaining lease term for leasehold improvements, if shorter. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

Impairment of long-lived assets — The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. Through December 31, 2022, the Company has not experienced any impairment losses on its long-lived assets.

Leases — The Company determines if an arrangement contains a lease at inception. A lease is an operating or financing contract, or part of a contract, that conveys the right to control the use of an identified tangible asset for a period of time in exchange for consideration.

At lease inception, the Company recognizes a lease liability equal to the present value of the remaining lease payments, and a right of use asset equal to the lease liability, subject to certain adjustments, such as for lease incentives. In determining the present value of the lease payments, the Company uses its incremental borrowing rate, determined by estimating the Company’s applicable, fully collateralized borrowing rate, with adjustment as appropriate for lease term. The lease term at the lease commencement date is determined based on the non-cancellable period for which the Company has the right to use the underlying asset, together with any periods covered by an extension option if the Company is reasonably certain to exercise that option.

Right-of-use assets and obligations for leases with an initial term of 12 months or less are considered short term and are a) not recognized in the balance sheet and b) recognized as an expense on a straight-line basis over the lease term. The Company does not sublease any of its leased assets to third parties and the Company’s lease agreements do not contain any residual value guarantees or restrictive covenants.

The accounting for leases includes a number of reassessment and re-measurement requirements for lessees based on certain triggering events or impairment conditions. There were no impairment indicators identified during the years ended December 31, 2022 or 2021 that would require impairment testing of the Company’s right-of-use assets.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Certain of the Company’s leases include variable lease costs to reimburse the lessor for real estate tax and insurance expenses, and certain non-lease components that transfer a distinct service to the Company, such as common area maintenance services. The Company has elected to separate the accounting for fixed lease components and variable and non-lease components for real estate and equipment leases. The variable lease costs are recorded on the statement of operations as rent expense. The Company does not have any financing leases at December 31, 2022 or 2021.

Convertible preferred stock — The Company’s convertible preferred stock is redeemable upon the liquidation or winding up of the Company, a change in control, or a deemed liquidation event related to the sale of substantially all the assets of the Company. Based on the ownership of the Company’s equity and associated board of director control, deemed liquidation events are not solely within the control of the Company. As a result, the shares of the Company’s convertible preferred stock are considered contingently redeemable and are therefore presented within mezzanine equity in its balance sheets. Additionally, the convertible preferred stock is redeemable upon certain events (if and when they become probable) disclosed in the footnote and therefore believe it is more appropriate to record subsequent adjustments to the carrying value immediately as they occur at the end of each reporting period. Subsequent adjustments to the carrying value will be made to adjust the redemption values immediately as they occur at the end of each reporting period when it becomes probable that such redemption will occur. The Company has not included the effect of convertible preferred stock in the calculation of diluted loss per share, since the inclusion of such convertible preferred stock would be anti-dilutive.

Preferred stock warrant liability — Warrant accounting requires liability classification of warrants when the warrants include a conditional obligation, once the warrant is exercised, that would require the Company to redeem its equity shares. As stated above, the shares of the Company’s convertible preferred stock are considered contingently redeemable and therefore, any preferred stock warrants to purchase preferred shares are classified as a liability in the Company’s balance sheets. The warrants are analyzed to determine whether the warrant is a freestanding instrument and if so, whether the warrant was issued in a transaction with other instrument(s). If a freestanding warrant is issued with other instruments in a single transaction, then the proceeds of the transaction are allocated first to the fair value of the warrant, with the remainder being allocated to the other instruments.

The warrants are remeasured as of each reporting period end, with any changes in fair value recognized as interest and other income (expense), net in the statement of operations. The Company has determined that the warrant liability is a Level 3 instrument in the fair value measurements hierarchy. The Company has not included the effect of the preferred stock warrants in the calculation of diluted loss per share since the inclusion of such warrants would be anti-dilutive.

Fair value measurements — The Company’s assets and liabilities are carried at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the assumptions that market participants would use in pricing an asset or liability (the inputs) are based on a tiered fair value hierarchy consisting of three levels, as follows:

Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 — Unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions about how market participants would price the asset or liability. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Carrying amounts of certain of the Company’s financial instruments, including cash, restricted cash, and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate fair value due to their relatively short maturities.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Non-financial assets such as property and equipment are evaluated for impairment and adjusted to fair value using Level 3 inputs only when impairment is recognized. Fair values are considered Level 3 when management makes significant assumptions in developing a discounted cash flow model based upon a number of considerations including projections of revenues, earnings, and a discount rate. To date, the Company has not recorded any adjustments to fair value related to impairment on property and equipment.

At December 31, 2022 and 2021 the fair value of the Company’s preferred stock warrant liability (see note 7 for details) was classified as follows:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Preferred stock warrant liability	$—	$—	$610,381	$610,381
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Preferred stock warrant liability	$—	$—	$647,373	$647,373

The change in the fair value measurement using significant inputs (Level 3) is summarized below:

Balance at December 31, 2020	$1,627,681
(Gain) on revaluation of warrant liability	(980,308)
Balance at December 31, 2021	647,373
(Gain) on revaluation of warrant liability	(36,992)
Balance at December 31, 2022	$610,381

Research and development (R&D) — R&D costs consist primarily of salaries and benefits, including stock- based compensation, occupancy, materials and supplies, contracted research, consulting arrangements, and other expenses incurred in the pursuit of the Company’s R&D programs. R&D costs are expensed as incurred.

Stock-based compensation — The Company periodically issues common stock and stock options to officers, directors, and consultants for services rendered. Stock-based compensation accounting requires the recognition of stock-based compensation expense, using a grant date fair value-based method, for costs related to all share-based payments including stock options and restricted stock awards granted to employees and non-employees. Companies are required to estimate the fair value of all share-based payment awards on the date of grant using an option pricing model, and the Company uses a Black-Scholes model to estimate option award fair value. The fair value of restricted stock awards is based upon the estimated share price of the common shares on the date of grant. Forfeitures are accounted for as they occur, and the Company applies the simplified method to estimate expected term of “plain vanilla” options. All options and restricted stock awards granted since inception are expensed on a straight-line basis over the requisite service period, which is usually the vesting period, and the related amount is recognized in the statements of operations.

The accounting for stock options granted to outside consultants is consistent with the accounting for stock-based payments to officers and directors, as described above, by measuring the cost of services received in exchange for equity awards utilizing the grant date fair value of the awards, with the cost recognized as stock-based compensation expense on the straight-line basis in the Company’s financial statements over the vesting period of the awards.

Income taxes — The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company follows tax accounting requirements for the recognition, measurement, presentation, and disclosure in the financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

No liability related to uncertain tax positions is recorded in the financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense, as necessary. The Company has not recorded any interest or penalties associated with income tax since inception. Tax years subsequent to 2019 are subject to examination by federal and state authorities.

Earnings per share — The Company reports both basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding and excludes the dilutive effect of convertible preferred stock, convertible preferred stock warrants, stock options or any other type of convertible securities. Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding and when the effect of stock options, warrants and other types of convertible securities is dilutive, they are included in the calculation. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive, such as in periods where the Company reports a net loss.

Recent accounting pronouncements not yet adopted — In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This amends the ASC 815 Derivatives and Hedging — Contracts in Entity’s Own Equity to simplify the guidance on (1) accounting for convertible instruments, and (2) the derivatives scope exception for contracts in an entity’s own equity. The guidance on earnings per share (EPS) has also been amended to simplify the calculations and make them more internally consistent. The standard will be effective for nonpublic business entities beginning after December 15, 2023. The Company is currently evaluating this new standard and the impact it will have on its financial statements, information technology systems, processes, and internal controls.

NOTE 3 — NET LOSS PER COMMON SHARE

The accounting standards require the presentation of both basic and diluted earnings per share on the face of the statements of operations. The Company’s basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. If there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options into common shares, exercise of preferred warrants into preferred shares, and conversion of preferred stock into common shares, net of any shares assumed to have been purchased with the proceeds, using the treasury stock method. In periods for which the company reports a net loss, the common stock equivalents are not included, as they would be anti-dilutive.

The following table summarizes the number of shares of common stock for convertible securities, warrants and restricted stock that were not included in the calculation of diluted net loss per share because such shares are antidilutive:

	Year ended December 31,
	2022	2021
Common stock options	1,138,110	2,920,000
Convertible preferred stock	27,920,467	27,920,467
Convertible preferred warrants	1,849,638	1,849,638
	30,908,215	32,690,105

Restricted common stock can be issued to directors, executives or employees of the Company and are subject to time-based vesting. These potential shares are excluded from the computation of basic loss per share as these shares are not considered outstanding until vested. No unvested restricted common stock awards were outstanding at December 31, 2022 or 2021.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment, net, consisted of the following as of December 31, 2022 and 2021:

	2022	2021
Laboratory equipment	$2,507,839	$1,833,663
Computers	38,323	26,697
Furniture	8,429	—
Less: Accumulated depreciation	(1,127,167)	(650,892)
	$1,427,424	$1,209,468

Depreciation expense was $476,275 and $290,454 for the years ended December 31, 2022 and 2021, respectively.

NOTE 5 — ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31, 2022 and 2021:

	2022	2021
Employee-related liabilities	$19,758	$764,303
Accrued legal expenses	18,040	27,199
Accrued consulting expenses	62,596	1,577
	$100,394	$793,079

NOTE 6 — LEASES

As of December 31, 2022 and 2021, the Company holds one five-year lease for laboratory and office space. The lease has escalating fixed and variable components and the Company elects to separate the fixed and variable elements for valuing the lease liability and right-to-use asset. The lease does not have any options for extension or expansion of the lease.

The Company recorded the following lease costs for the years ended December 31, 2022 and 2021:

	For the year ended December, 31
	2022	2021
Operating leases:
Operating lease cost	$917,324	$625,015
Variable lease cost	545,220	237,860
Total lease cost	$1,462,544	$862,875
Cash paid for amounts included in the measurement of lease liabilities	$906,040	$478,054
Right-of-use assets, net	2,846,041	3,442,575
Operating lease liabilities, current	672,374	585,250
Operating lease liabilities, non-current	2,344,590	3,016,964
Total operating lease liabilities	$3,016,964	$3,602,214
Weighted-average remaining lease term of operating leases (in years)	3.75	4.75
Weighted-average discount rate for operating leases	9.60%	9.38%

The interest expense related to leases was $320,790 and $183,404 for years ended December 31, 2022, and 2021, respectively.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 6 — LEASES (cont.)

The following table reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on the balance sheets as of December 31, 2022:

Year ended December 31:	Operating Leases
2023	$933,221
2024	961,218
2025	990,055
2026	726,394
Total lease payments	3,610,888
Less imputed interest	(593,924)
Total lease liabilities	$3,016,964

NOTE 7 — CONVERTIBLE PREFERRED STOCK

The Company has 75,120,105 shares of capital stock authorized as of December 31, 2022 and 2021, consisting of 45,350,000 shares of common stock and 29,770,105 shares of convertible preferred stock. All classes of the Company’s stock have a par value of $0.0001.

At December 31, 2022 and 2021, convertible preferred stock consisted of the following:

	Shares authorized	Shares issued and outstanding	Liquidation amount
Series Seed	5,155,703	5,155,703	$4,154,981
Series 1	100	—	—
Series A	24,614,402	22,764,764	39,999,967
	29,770,205	27,920,467	$44,154,948

Series 1 Convertible Preferred Stock — The Company issued 100 shares of Series 1 preferred stock in 2018, which was subsequently converted on November 14, 2019 into 2,845,597 shares of Series A preferred stock. There were no Series 1 shares outstanding in the years ended December 31, 2022 or 2021.

Series Seed and Series A Convertible Preferred Stock — Holders have various rights and preferences as follows:

Voting rights — The holders of convertible preferred stock are entitled to vote on all matters on which the common stockholders are entitled to vote. Holders of convertible preferred and common stock vote together as a single class. Each holder of convertible preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder are convertible.

Dividends — Dividends are payable when and if declared by the Board of Directors, and preferred stockholders have preference over common stockholders for the payment of dividends. The holders of Series Seed convertible preferred stock (Series Seed) and Series A convertible preferred stock (Series A) are entitled to receive, when and if declared by the Board of Directors, noncumulative dividends at a rate of $0.0645 and $0.1406, respectively, per share, per annum, adjustable for certain events, such as stock splits and combinations. No dividends have been declared or paid by the Company to date.

Liquidation — Upon the occurrence of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A then outstanding shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution of any such funds on any shares of Series Seed, and common stock, an amount per share equal to $1.7571, plus all declared but unpaid dividends.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 7 — CONVERTIBLE PREFERRED STOCK (cont.)

Upon the completion of the distribution described above, the holders of Series Seed then outstanding shall be entitled to receive, out of the available funds and assets, in preference to any distribution of any of the assets to holders of common stock, an amount equal to the original issue price for such series of convertible preferred stock, $0.8059, plus any declared but unpaid dividends.

Thereafter, any remaining proceeds shall be distributed among the holders of common stock pro rata based on the number of shares held by each such holder.

Conversion — Each share of convertible preferred stock is convertible into common stock: (i) at the option of the holder; (ii) at the closing of an initial public offering of the Company’s common stock at a price not less than $3.5142 per share and having aggregate cash proceeds of not less than $60,000,000; and (iii) at the date specified by written consent or agreement of the holders of at least 60% of the outstanding shares of Series A preferred stock, voting together as a single class. The conversion ratio for the conversion in the above scenarios is currently 100%, determined by dividing the original issue price per share by the conversion price per share, which are each $0.8059 for Series Seed and each $1.7571 for Series A.

Redemption — Convertible preferred stock is not mandatorily redeemable and is contingently redeemable only on defined liquidation events not solely in the control of the Company and without fixed or determinable dates.

NOTE 8 — CONVERTIBLE PREFERRED STOCK WARRANT LIABILITY

On November 14, 2019, the Company issued warrants to purchase a total of 1,849,638 shares of Series A preferred stock at a price of $1.7571 per share. The warrants are exercisable into shares of Series A at the discretion of the holder, at any time in the five years after issuance. The warrants were analyzed and determined to be freestanding instruments issued in a transaction including the conversion or sale of Series A preferred shares. A warrant to purchase up to 426,839 shares of Series A preferred stock was issued in a transaction that included the conversion of 100 shares of Series 1 preferred stock into 2,845,597 shares of Series A preferred stock. Another warrant to purchase up to 1,422,799 shares of Series A preferred stock was issued concurrent with the purchase of 2,845,597 shares of Series A preferred stock.

The Company initially recorded the warrants at fair value as valued by a third-party appraiser, who estimated fair value using a Black-Scholes option pricing model (“Black-Scholes”) with estimates of the value and volatility of the Company’s Series A preferred stock as well as estimation of the risk-free rate. The appraiser subsequently estimated the fair value of the preferred stock warrants at December 31, 2022 and 2021, using Black-Scholes with the following assumptions:

	December 31,
	2022	2021
Risk-free interest rate	4.7%	0.6%
Expected life (in years)	1.0	1.5
Expected dividend yield	—%	—%
Expected volatility	85%	75%

At December 31, 2022 and 2021, both warrants were exercisable and remained outstanding.

NOTE 9 — COMMON STOCK

In September 2016, the Company issued 8,500,000 shares of common stock to the founders (“Founder Stock”) in exchange for consideration payable by cash and by transfer of certain technology and related rights owned by the founders. The Founder Stock vested ratably over a four-year period following the date of issuance. As of December 31, 2021, all Founders Stock was fully vested.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 9 — COMMON STOCK (cont.)

The holders of common stock are also entitled to receive dividends whenever funds are legally available, when and if declared by the Board of Directors. As of December 31, 2022, dividends have never been declared.

At December 31, 2022 and 2021, the Company had reserved common stock for future issuance as follows:

	December 31,
	2022	2021
Convertible preferred stock, authorized but not yet issued	1,849,738	1,849,738
Conversion of convertible preferred stock issued and outstanding	27,920,467	27,920,467
Stock Incentive Plan:
Awards available for grant	3,205,559	1,493,981
Outstanding stock options	1,138,110	2,920,000
	34,113,874	34,184,186

NOTE 10 — STOCK-BASED COMPENSATION

In October 2016, the Company’s Board of Directors approved the adoption of an Equity Incentive Plan option plan (“EIP”). As amended, the EIP permits the Company to grant awards allowing for the issuance of up to 4,888,402 shares of the Company’s common stock.

The EIP provides for the grant of incentive and non-statutory stock options and restricted stock awards to employees, non-employee directors, and consultants of the Company. Stock options and restricted stock awards granted under the EIP generally vest 25% on the first anniversary of the grant, then monthly to the fourth anniversary of the date of grant. All awards expire ten years from the date of grant. Options are exercisable only to the extent vested. The per share purchase price of all restricted stock and the exercise price of all stock options granted under the EIP must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

Stock option activity for the years ended December 31, 2022 and 2021, was as follows:

	Outstanding Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in years)
Balance, December 31, 2020	1,259,687	$0.27	8.98
Options granted	2,385,000	$0.31
Options exercised	(215,413)	$0.28
Options cancelled/forfeited/expired	(509,274)	$0.30
Balance, December 31, 2021	2,920,000	$0.30	9.15
Options granted	937,000	$0.31
Options exercised	(70,312)	$0.08
Options cancelled/forfeited/expired	(2,648,578)	$0.31
Balance, December 31, 2022	1,138,110	$0.29	8.18
As of December 31, 2022
Vested and expected to vest	1,138,110	$0.29	8.18
Exercisable	686,211	$0.27	7.72

The intrinsic value of options exercised during the years ended December 31, 2022 and 2021 was $35,859 and $78,810, respectively.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 10 — STOCK-BASED COMPENSATION (cont.)

The Company estimated the fair value of stock options granted during the years ended December 31, 2022 and 2021, using Black-Scholes with the following weighted average assumptions:

	2022	2021
Risk-free interest rate	2.28%	1.07%
Expected life (in years)	8.30	6.28
Expected dividend yield	0.0%	0.0%
Estimated volatility	71.31%	84.20%

•        The common stock expected dividend yield assumption of 0.0% is based on the Company’s history and expectation of no dividend payouts to common stock.

•        The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was most consistent with the expected life of the Company’s stock options.

•        The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company does not have any public trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.

•        The expected lives of stock options are estimated based on the type of award issued using approaches that do not rely on the historical data of the Company, as management has concluded there is insufficient data to provide a reasonable forward-looking estimate. The expected life of an incentive stock option is estimated using the simplified method described in Staff Accounting Bulletin Topic 14 — Share-Based Payment. All incentive stock options awarded by the Company have terms consistent with this approach, which is to calculate the weighted average midpoint between the vesting date of each vesting tranche and the termination date of the option. Non-qualified stock options are valued using the contractual life as the expected term.

For the year ended December 31, 2022, the Company recorded stock-based compensation expense of $381,070, of which $294,164 was related to research and development and $86,906 was related to general and administrative.

For the year ended December 31, 2021, the Company recorded stock-based compensation expense of $287,735, of which $264,672 was related to research and development and $23,063 was related to general and administrative.

As of December 31, 2022, there was $261,270 of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 1.22 years. The weighted average grant date calculated fair value per share of options granted during the years ended December 31, 2022 and 2021, was $0.50 and $0.56, respectively.

In March 2020, the Company’s Board of Directors approved the grant of 250,000 shares of restricted stock to an employee, with a fair value of $0.34 per share, vesting ratably over a four-year period. The fair value of the restricted stock award on the date of grant was $85,000. During the year ended December 31, 2021, as a result of the employee’s termination of employment, 130,209 unvested shares were repurchased for $13. There were no outstanding restricted stock awards at December 31, 2022 or 2021.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 11 — INCOME TAXES

The components of the net deferred tax assets were approximately as follows as of December 31, 2022 and 2021:

	2022	2021
Net operating loss carryforwards	$5,600,000	$5,008,000
Section 174 research and development capitalization	1,807,000	—
Research credits	1,364,000	844,000
Fixed assets and intangible assets	321,000	338,000
Lease liability, net	36,000	—
Accruals and others	42,000	16,000
	9,170,000	6,206,000
Less: valuation allowance	(9,170,000)	(6,206,000)
	$—	$—

The Company has incurred significant tax losses since inception. Based on the available objective evidence, management cannot conclude it is more likely than not that the net deferred tax assets will be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets. For the years ended December 31, 2022 and 2021,the valuation allowance increased by approximately $2,964,000 and $2,219,000 respectively.

At December 31, 2022, the Company has federal net operating loss carryforwards of approximately $727,000 that begin to expire in 2036. The Company also has federal net operating losses of $24,409,000 that arose after the 2017 tax year that will carry forward indefinitely and the utilization of which is limited to 80% of taxable income for tax years beginning after 2021. The Company has state net operating loss carryforwards of approximately $4,604,000 that will begin to expire in 2036.

Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carry forwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period. The impact of any limitations that may be imposed due to such ownership changes has not been determined.

As of December 31, 2022, the Company has research credit carry forwards of approximately $765,000 and $1,250,000 for federal and state tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2036. The California credits can be carried forward indefinitely. The Company has not undertaken a detailed analysis of all amounts claimed as research credits for federal or state tax purposes. As a result amounts ultimately realized for research credits were included in management’s consideration of uncertain tax benefits.

As of December 31, 2022 and 2021, the Company had an unrecognized tax benefit balance of approximately $427,000 and $325,00, respectively, related to research and development credits. No amount of unrecognized tax benefits as of December 31, 2022 and 2021, if recognized, would reduce the Company’s effective tax rate because the benefits would be in the form of tax credit carryforwards, which would attract a full valuation allowance. There are no provisions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date. Because the statute of limitations does not expire until after the net operating loss and credit carryforwards are actually used, the statutes are still open on calendar years ended 2016 and 2017 forward for federal and state purposes.

The Tax Cuts and Jobs Act contained a provision which requires the capitalization of Section 174 costs incurred in years beginning on or after Jan. 1, 2022. Section 174 costs are expenditures which represent research and development costs that are incident to the development or improvement of a product, process, formula, invention, computer software, or technique. This provision changes the treatment of Section 174 costs such that the

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 11 — INCOME TAXES (cont.)

expenditures are no longer allowed as an immediate deduction but rather must be capitalized and amortized. The Company has included the impact of this provision, which results in a deferred tax asset of approximately $8,603,000 as of December 31, 2022.

The Company files U.S. federal and state tax returns. The Company’s tax years will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credit.

A reconciliation of the beginning and ending amount of the liability for uncertain tax positions, excluding potential interest and penalties, is as follows:

Balance as of December 31, 2021	$325,000
Increase/(decrease) based on current year tax positions	102,000
Increase/(decrease) for prior year tax positions	—
Lapses of applicable statutes	—
Balance as of December 31, 2022	$427,000

NOTE 12 — COLLABORATIVE AGREEMENTS

The Company entered into a Collaboration and Option Agreement (Collaboration Agreement) dated March 3, 2020. The Collaboration Agreement granted a royalty-free, nonexclusive, worldwide license to share each party’s technologies to create bi-functional T-cells. CERo was responsible for all employee and other internal costs incurred in the performance of all CERo’s R&D activities, with approved cost overruns funded by the collaborative partner. At the end of the research project, the collaborative partner will be granted the option to enter into an exclusive license for the further development of the combined drug. The Company recognizes the allocation of the costs incurred with respect to the jointly conducted activities as a component of the related expense in the period incurred. CERo ensured that presentation, classification, and disclosure requirements related to the Collaboration Agreement were followed. Costs incurred related to the Collaboration Agreement are included in R&D costs in the Statements of Operations, and expense reimbursements of approximately $182,577 and $62,078 are netted against those costs for the years ended December 31, 2022 and 2021, respectively.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

On February 9, 2022, the Company entered into a letter of intent (LOI) with a contract development and manufacturing organization (“CDMO”) to have the CDMO provide consulting and manufacturing development services. On August 26, 2022, the Company sent the CDMO an LOI termination letter with disputed invoices noted and a request to return the $100,000 prepayment of expenses held on account by the CDMO. On March 29, 2023, the CDMO filed a legal complaint demanding payment of invoiced, but unpaid amounts of $357,126 in aggregate outstanding invoices, plus accumulated interest charged at 12% per annum starting 30 days after the invoice date. The disputed invoices less the $100,000 prepayment are recorded in accounts payable. Interest of $12,015 has been accrued as of December 31, 2022. The Company has initiated communication and negotiation with the CDMO.

NOTE 14 — 401(K) RETIREMENT SAVINGS PLAN

The Company sponsors a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company is allowed to make discretionary profit sharing and 401(k) matching contributions as defined in the plan and as approved by the Board of Directors. The Company made $139,804 and $41,706 contributions during 2022 and 2021, respectively.

CERo Therapeutics, Inc.
Notes to Financial Statements

NOTE 15 — RELATED-PARTY TRANSACTIONS

A founder, investor and board observer, has a family relation with the chief executive officer and chief financial officer. At December 31, 2021, this individual maintained 16.94% of the outstanding and 15.47% of the fully diluted ownership of the Company. At December 31, 2022, this individual maintained 16.91% of the outstanding and 15.47% of the fully diluted ownership of the Company. In addition, this individual was under a consulting contract to advise on research and clinical strategy as the head of the scientific advisory board, for which the individual was paid $37,500 and $50,000 in the year ending December 31, 2022, and 2021, respectively.

An investor had a working relationship with the Company under the collaboration agreement described in Note 11 and was actively collaborating with CERo in the years ended December 31, 2022, and 2021. At December 31, 2021, this investor maintained 7.71% of the outstanding and 9.89% of the fully diluted ownership of the Company. At December 31, 2022, this investor maintained 7.70% of the outstanding and 9.89% of the fully diluted ownership of the Company.

CERo Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Cash, restricted cash, and cash equivalents	$2,562,025	$6,819,564
Prepaid expenses and other current assets	214,770	256,459
Total current assets	2,776,795	7,076,023
Operating lease right-of-use asset	2,359,758	2,846,041
Property and equipment, net	1,081,260	1,427,424
Total assets	$6,217,813	$11,349,488

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Accounts payable	$1,283,950	$391,185
Accrued liabilities	329,754	100,394
Common stock subscription deposit	1,875	—
Operating lease liability	743,900	672,374
Short-term notes payable, net of debt discount and issuance costs	588,853	—
Total current liabilities	2,948,332	1,163,953
Operating lease liability, net of current portion	1,779,477	2,344,590
Preferred stock warrant liability	199,149	610,381
Total liabilities	4,926,958	4,118,924
Commitments and contingencies
Convertible preferred stock, $0.0001 par value per share, issuable in series:
Series Seed: 5,155,703 shares authorized, issued and outstanding at September 30, 2023 and December 31, 2022; aggregate liquidation preference of $4,154,981 at September 30, 2023	4,077,560	4,077,560
Series A: 24,614,402 shares authorized, 22,764,764 shares issued and outstanding at September 30, 2023 and December 31, 2022; aggregate liquidation preference of $39,999,967 at September 30, 2023	38,023,784	38,023,784
Total convertible preferred stock	42,101,344	42,101,344
Stockholders’ deficit
Common stock, $0.0001 par value, 45,350,000 shares authorized: 9,068,899 and 9,044,733 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	907	904
Additional paid-in capital	1,013,243	928,560
Accumulated deficit	(41,824,639)	(35,800,244)
Total stockholders’ deficit	(40,810,489)	(34,870,780)
Total liabilities, convertible preferred stock and stockholders’ deficit	$6,217,813	$11,349,488

See accompanying notes to unaudited condensed financial statements.

CERo Therapeutics, Inc.
Condensed Statements of Operations
For the Three and Nine-Month Periods ended September 30, 2023 and 2022
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$1,277,558	$2,615,658	$4,270,472	$8,333,153
General and administrative	258,013	476,665	2,283,404	1,846,869
Total operating expenses	1,535,571	3,092,323	6,553,876	10,180,022
Loss from operations	(1,535,571)	(3,092,323)	(6,553,876)	(10,180,022)
Interest and other income, net	186,224	79,510	529,481	45,949
Net loss	$(1,349,347)	$(3,012,813)	$(6,024,395)	$(10,134,073)
Net loss per share:
Basic and diluted	$(0.15)	$(0.34)	$(0.67)	$(1.13)
Weighted average common shares outstanding:
Basic and diluted	9,068,899	8,974,421	9,058,608	8,974,421

See accompanying notes to unaudited condensed financial statements.

CERo Therapeutics, Inc.
Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit
For the Three and Nine-Month Periods ended September 30, 2023 and 2022
(Unaudited)

	Convertible Preferred Stock				Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series Seed		Series A
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2022	5,155,703	$4,077,560	22,764,764	$38,023,784	9,044,733	$904	$928,560	$(35,800,244)	$(34,870,780)
Issuance of common stock from exercise of stock options	—	—	—	—	16,666	2	5,165	—	5,167
Stock-based compensation expense	—	—	—	—	—	—	28,144	—	28,144
Net loss	—	—	—	—	—	—	—	(2,438,330)	(2,438,330)
Balance at March 31, 2023	5,155,703	4,077,560	22,764,764	38,023,784	9,061,399	906	961,869	(38,238,574)	(37,275,799)
Issuance of common stock from exercise of stock options	—	—	—	—	7,500	1	599	—	600
Stock-based compensation expense	—	—	—	—	—	—	27,277	—	27,277
Net loss	—	—	—	—	—	—	—	(2,236,718)	(2,236,718)
Balance at June 30, 2023	5,155,703	$4,077,560	22,764,764	$38,023,784	9,068,899	$907	$989,745	$(40,475,292)	$(39,484,640)
Stock-based compensation expense	—	—	—	—	—	—	23,498	—	23,498
Net loss	—	—	—	—	—	—	—	(1,349,347)	(1,349,347)
Balance at September 30, 2023	5,155,703	$4,077,560	22,764,764	$38,023,784	9,068,899	$907	$1,013,243	$(41,824,639)	$(40,810,489)
	Convertible Preferred Stock				Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series Seed		Series A
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2021	5,155,703	$4,077,560	22,764,764	$38,023,784	8,974,421	$897	$541,872	$(23,971,129)	$(23,428,360)
Stock-based compensation expense	—	—	—	—	—	—	122,807	—	122,807
Net loss	—	—	—	—	—	—	—	(3,515,240)	(3,515,240)
Balance at March 31, 2022	5,155,703	4,077,560	22,764,764	38,023,784	8,974,421	897	664,679	(27,486,369)	(26,820,793)
Stock-based compensation expense	—	—	—	—	—	—	112,756	—	112,756
Net loss	—	—	—	—	—	—	—	(3,606,020)	(3,606,020)
Balance at June 30, 2022	5,155,703	$4,077,560	22,764,764	$38,023,784	8,974,421	$897	$777,435	$(31,092,389)	$(30,314,057)
Stock-based compensation expense	—	—	—	—	—	—	94,761	—	94,761
Net loss	—	—	—	—	—	—	—	(3,012,813)	(3,012,813)
Balance at September 30, 2022	5,155,703	$4,077,560	22,764,764	$38,023,784	8,974,421	$897	$872,196	$(34,105,202)	$(33,232,109)

See accompanying notes to unaudited condensed financial statements.

CERo Therapeutics, Inc.
Condensed Statements of Cash Flows
For the Nine-Month Periods ended September 30, 2023 and 2022
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(6,024,395)	$(10,134,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	346,164	358,657
Stock-based compensation	78,919	330,324
Amortization of right-to-use operating lease asset	486,283	443,680
Non-cash interest expense	24,816	—
Loss (gain) on revaluation of warrant liability	(411,232)	12,828
Change in assets and liabilities:
Prepaid expenses and other current assets	41,689	(20,257)
Accounts payable	892,765	323,555
Accrued liabilities	229,361	(746,857)
Operating lease liability	(493,587)	(430,731)
Net cash used in operating activities	(4,829,217)	(9,862,874)
Cash flows from investing activities:
Purchases of property and equipment	—	(694,232)
Net cash used in investing activities	—	(694,232)
Cash flows from financing activities:
Proceeds from issuance of convertible notes	605,230	—
Issuance costs for convertible notes	(41,194)	—
Common stock subscription deposit	1,875	—
Cash proceeds from exercise of common stock options	5,767	—
Net cash provided by financing activities	571,678	—
Net decrease in cash, restricted cash, and cash equivalents	(4,257,539)	(10,557,106)
Cash, restricted cash, and cash equivalents at beginning of period	6,819,564	19,217,482
Cash, restricted cash, and cash equivalents at end of period	$2,562,025	$8,660,376
Supplemental disclosure of cash as reported within the unaudited condensed balance sheets:
Cash	2,009,952	1,000,001
Cash equivalents	472,317	7,580,619
Restricted cash	79,756	79,756
Cash, cash equivalents, and restricted cash	$2,562,025	$8,660,376

See accompanying notes to unaudited condensed financial statements.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements
(Unaudited)

NOTE 1 — Organization and Description of the Business

Nature of Operations — CERo Therapeutics, Inc., (the “Company”), was incorporated in Delaware on September 23, 2016 and is based in South San Francisco, California. The Company is focused on genetically engineering human immune cells to fight cancer. Since inception, the Company has focused on developing its therapeutic platform and has not yet begun clinical development or product commercialization. Future Company efforts will focus on continued product development, including clinical development, to support regulatory approval to commercialize and subsequent product commercialization.

Going concern — The accompanying interim unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital to fund its research and development (R&D) activities and meet its obligations on a timely basis. Since inception, the Company has incurred net losses and operating cash flow deficits, resulting in an accumulated deficit of $41.8 million as of September 30, 2023. Additional funds are necessary to maintain current operations and to continue R&D activities. However, there can be no assurance that sufficient funding will be available to allow the Company to successfully continue its R&D activities and planned regulatory filings with the United States Food and Drug Administration (“FDA”). If the Company is unable to obtain necessary funds, significantly reduce spending and the delay or cancellation of planned activities may be necessary. These actions would have a material adverse effect on the Company’s business, results of operations, and prospects. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date these interim unaudited condensed financial statements are issued. The accompanying interim condensed unaudited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Risks and uncertainties — The Company is subject to all of the risks inherent in an early-stage biotechnology company. These risks include, but are not limited to, limited management resources, intense competition, and dependence upon the availability of cash to sustain operations. The Company’s operating results may be materially affected by the foregoing factors.

The Company’s research also requires approvals from the FDA prior to beginning clinical trials and prior to product commercialization. There can be no assurance that the Company’s current ongoing research and future clinical development will result in the granting of these required approvals. If the Company is denied such approvals or such approvals are substantially delayed, they could have a material adverse effect upon the Company’s future financial results and cash flows.

Basis of Presentation — The accompanying interim unaudited condensed financial statements of the Company have been prepared in conformity with generally accepted accounting principles in the United States (“US GAAP”) consistent with those applied in, and should be read in conjunction with, the Company’s audited financial statements and related footnotes for the year ended December 31, 2022. The unaudited financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2023, its results of operations for the three and nine-month periods ended September 30, 2023 and 2022, and cash flows for the nine-months ended September 30, 2023 and 2022, in accordance with US GAAP. The unaudited financial statements do not include all of the information and footnotes required by US GAAP for complete financial statements, as allowed by the relevant U.S. Securities and Exchange Commission rules and regulations; however, the Company believes that its disclosures are adequate to ensure that the information presented is not misleading.

NOTE 2 — Significant Accounting Policies

Use of estimates — The preparation of the Company’s unaudited condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses incurred during the reporting period.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements

(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant items subject to such estimates and assumptions include the estimates of the present value or fair value of convertible preferred stock, common stock, preferred stock warrant liability, stock-based compensation expense, right-to-use assets and lease liabilities, and the valuation allowance associated with deferred tax assets. Actual results could differ from those estimates and assumptions.

Impairment of long-lived assets — The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. Through September 30, 2023, the Company has not experienced any impairment losses on its long-lived assets.

Convertible Notes — The Company adopted Accounting Standards Update 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) on January 1, 2023. ASU 2020-06 simplifies the accounting for convertible options by eliminating certain accounting models that resulted in separate recognition of beneficial conversion features. Convertible debt must be recorded separately for conversion features that are required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or those that result in substantial conversion premiums accounted for as paid-in capital. Issuance costs are recorded as a discount to the debt and amortized to interest expense over the expected term of the notes.

Convertible preferred stock — The Company has classified convertible preferred stock (“Preferred Stock”) as temporary equity in the accompanying condensed balance sheets due to terms that allow for redemption of the shares upon certain events that are outside of the Company’s control.

Derivative instruments — The Company generally does not use derivative instruments to hedge exposures to cash flow or market risks; however, certain warrants to purchase preferred stock that do not meet the requirements for classification as equity are classified as liabilities. In such instances, net-cash settlement is assumed for financial reporting purposes, even when the terms of the underlying contracts do not provide for a net-cash settlement. Such financial instruments are initially recorded at fair value with subsequent changes in value charged (credited) to operations each reporting period. If these instruments subsequently meet the requirements for classification as equity, the Company reclassifies the then fair value to equity.

The warrants are remeasured as of each reporting period end, with any changes in fair value recognized as interest and other income (expense), net, in the statements of operations. The Company has determined that the warrant liability is a Level 3 instrument in the fair value measurements hierarchy.

Fair value measurements — The Company’s assets and liabilities are carried at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the assumptions that market participants would use in pricing an asset or liability (the inputs) are based on a tiered fair value hierarchy consisting of three levels, as follows:

Level 1 —	Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 —

Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 —

Unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions about how market participants would price the asset or liability. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of September 30, 2023 and December 31, 2022, the carrying amounts of the Company’s cash, and accounts payable and accrued expenses approximate their respective fair values due to the short-term nature of these instruments.

At September 30, 2023 and December 31, 2022, the fair value of the Company’s preferred stock warrant liability (see Note 9) was classified as follows:

	September 30, 2023
	Level 1	Level 2	Level 3	Total
Preferred stock warrant liability	$—	$—	$199,149	$199,149
	December 31, 2022
	Level 1	Level 2	Level 3	Total
Preferred stock warrant liability	$—	$—	$610,381	$610,381

The change in the fair value measurement using significant inputs (Level 3) is summarized below:

Balance at December 31, 2022	$610,381
Gain on revaluation of warrant liability	(411,232)
Balance at September 30, 2023	$199,149

Research and development — R&D costs consist primarily of salaries and benefits, including stock-based compensation, occupancy, materials and supplies, contracted research, consulting arrangements, and other expenses incurred in the pursuit of the Company’s R&D programs. R&D costs are expensed as incurred.

Stock-based compensation — The Company periodically issues common stock and stock options to officers, directors, and consultants for services rendered. Stock-based compensation accounting requires the recognition of stock-based compensation expense, using a grant date fair value-based method, for costs related to all share-based payments including stock options and restricted stock awards granted to employees and non-employees. Companies are required to estimate the fair value of all share-based payment awards on the date of grant using an option pricing model, and the Company uses a Black-Scholes model to estimate option award fair value. The fair value of restricted stock awards is based upon the estimated share price of the common shares on the date of grant. Forfeitures are accounted for as they occur, and the Company applies the simplified method to estimate expected term of “plain vanilla” options. All options and restricted stock awards granted since inception are expensed on a straight-line basis over the requisite service period, which is usually the vesting period, and the related amount is recognized in the statements of operations.

The Company accounts for stock options granted to outside consultants consistently with the accounting for stock-based payments to officers and directors, as described above, by measuring the cost of services received in exchange for equity awards utilizing the grant date fair value of the awards, with the cost recognized as stock-based compensation expense on the straight-line basis in the Company’s financial statements over the vesting period of the awards.

Income taxes — The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Segment Reporting — Management has determined that the Company has one operating segment, which is consistent with the Company structure and how it manages the business. As of September 30, 2023 and December 31, 2022, all of the Company’s assets were located in the United States.

Recently Issued Accounting Pronouncements — Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements

(Unaudited)

NOTE 3 — Net loss per Common share

Earnings per share accounting requires the presentation of both basic and diluted earnings per share on the face of the statements of operations. The Company’s basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. If there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options into common shares, exercise of preferred warrants into preferred shares, and conversion of preferred stock into common shares, net of any shares assumed to have been purchased with the proceeds, using the treasury stock method. In periods for which the company reports a net loss, the common stock equivalents are not included, as they would be anti-dilutive.

The following table summarizes the number of shares of common stock for convertible securities, warrants and restricted stock that were not included in the calculation of diluted net loss per share because such shares are antidilutive:

	September 30,
	2023	2022
Common stock options	894,500	2,674,604
Convertible preferred stock	27,920,467	27,920,467
Convertible preferred stock warrants	1,849,638	1,849,638
	30,664,605	32,444,709

Restricted common stock can be issued to directors, executives or employees of the Company and are subject to time-based vesting. These potential shares are excluded from the computation of basic loss per share as these shares are not considered outstanding until vested. No unvested restricted common stock awards were outstanding at September 30, 2023 or 2022.

NOTE 4 — property and equipment

Property and equipment, net, consisted of the following as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Laboratory equipment	$2,507,839	$2,507,839
Computers	38,323	38,323
Furniture	8,429	8,429
Less accumulated depreciation	(1,473,331)	(1,127,167)
	$1,081,260	$1,427,424

Depreciation expense was $115,388 and $346,164 for the three and nine months ended September 30, 2023, respectively and $129,379 and $358,657 for the three and nine months ended September 30, 2022, respectively.

NOTE 5 — ACCRued liabilities

Accrued liabilities consisted of the following as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Employee-related liabilities	$198,948	$19,758
Accrued legal expenses	92,557	18,040
Accrued interest expense	15,431	12,014
Other accrued expenses	22,818	50,582
	$329,754	$100,394

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements
(Unaudited)

NOTE 6 — Leases

As of September 30, 2023 and 2022, the Company holds one five-year lease for laboratory and office space. The lease has escalating fixed and variable components and the Company elects to separate the fixed and variable elements for valuing the lease liability and right-to-use asset. The lease does not have any options for extension or expansion of the lease.

The Company recorded the following lease costs for the three and nine months ended September 30, 2023 and 2022:

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Operating leases:
Operating lease cost	$233,375	$224,267	$695,365	$672,802
Variable lease cost	147,942	121,074	488,867	376,639
Total lease cost	$381,317	$345,341	$1,184,232	$1,049,441

Cash paid for amounts included in the measurement of lease liabilities	$233,305	$226,510	$695,295	$675,045
Right-of-use assets, net	$2,359,758	$2,998,895	$2,359,758	$2,998,895
Operating lease liabilities, current	$743,900	$650,348	$743,900	$650,348
Operating lease liabilities, non-current	1,779,477	2,521,135	1,779,477	2,521,135
Total operating lease liabilities	$2,523,377	$3,171,483	$2,523,377	$3,171,483
Weighted-average remaining lease term of operating leases (in years)	3.00	4.00	3.00	4.00
Weighted-average discount rate for operating leases	9.60%	9.60%	9.60%	9.60%

The interest expense related to leases was $63,307 and $201,709 for the three and nine months ended September 30, 2023, respectively and $78,545 and $245,879 for the three and nine months ended September 30, 2022, respectively.

The following table reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on the balance sheets as of September 30, 2023:

Year ending December 31:
2023 (remaining)	$237,925
2024	961,218
2025	990,055
2026	726,394
Total lease payments	2,915,592
Less imputed interest	(392,215)
Total lease liabilities	$2,523,377

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements

(Unaudited)

NOTE 7 — CONVERTIBLE notes

On June 6, 2023, the Company executed a Note Purchase Agreement (the “NPA”) with certain stockholders of the Company which provided for the purchase and sale of up to $3.0 million of Convertible Notes (the “Notes”) in two or more closings. The Notes will accrue 8% annual interest and have a maturity date of December 31, 2023. If a Note holder elects not to participate in the second tranche closing, the outstanding Note principal and accrued interest will mandatorily convert into CERo common stock at a conversion price of $1.00 per share.

If the Company closes a transaction with a publicly listed shell or special purpose acquisition corporation (“SPAC”), all principal and accrued interest will automatically convert into common shares of the surviving company at a conversion price of 75% of the dollar volume-weighted average stock price on the day the transaction closes and holders of the Notes shall be entitled to receive the pro-rata share of 80% of any earnout consideration earned under the business combination agreement.

If the Company issues and sells its Preferred Stock to investors in a capital raise with proceeds of no less than $30 million, all outstanding Note principal and accrued interest will automatically convert into the preferred stock sold in the capital raise at a conversion price of 75% of the cash price paid per share of preferred stock.

In the event of a liquidation event, Holders are entitled to receive cash equal to their pro-rata share of 80% of the proceeds available for distribution, up to three times the principal amount of the Note(s). A liquidation event is any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, including:

•        any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, including (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the shareholders prior to the transaction represent a minority of the voting power of the surviving entity; or

•        any transaction or series of related transactions to which the Company is a party in which greater than 50% of the Company’s voting power is transferred; or

•        the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property.

Events not qualifying as liquidation events include any SPAC transactions or any transactions principally for bona fide equity financing purposes in which the Company exchanges equity for cash, debt cancellation, or debt conversion, or a combination thereof.

On June 6, 2023, the Company executed the first tranche of the Notes with the sale of $605,230 in Notes.

Expenses associated with the debt issuance of $41,194 are also recorded in short-term notes payable, net in the Company’s balance sheet as of September 30, 2023 and issuance costs are amortized to non-cash interest expense over the expected life of the Notes. Amortization of issuance costs to interest expense totaled $13,951 and $24,816 in the three and nine-month periods ended September 30,2023. The second tranche has not been executed as of December 12, 2023.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements
(Unaudited)

NOTE 8 — CONVERTIBLE PREFERRED STOCK

The Company has 75,120,105 shares of capital stock authorized as of September 30, 2023 and December 31, 2022, consisting of 45,350,000 shares of common stock and 29,770,105 shares of convertible preferred stock. All classes of the Company’s stock have a par value of $0.0001.

At September 30, 2023 convertible preferred stock consisted of the following:

	Shares authorized	Shares issued and outstanding	Liquidation amount
Series Seed	5,155,703	5,155,703	$4,154,981
Series 1	100	—	—
Series A	24,614,402	22,764,764	39,999,967
	29,770,205	27,920,467	$44,154,948

Series Seed and Series A Convertible Preferred Stock — Holders have various rights and preferences as follows:

Voting rights — The holders of convertible preferred stock are entitled to vote on all matters on which the common stockholders are entitled to vote. Holders of convertible preferred and common stock vote together as a single class. Each holder of convertible preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder are convertible.

Dividends — Dividends are payable when and if declared by the Board of Directors, and preferred stockholders have preference over common stockholders for the payment of dividends. The holders of Series Seed convertible preferred stock (Series Seed) and Series A convertible preferred stock (Series A) are entitled to receive, when and if declared by the Board of Directors, noncumulative dividends at a rate of $0.0645 and $0.1406, respectively, per share, per annum, adjustable for certain events, such as stock splits and combinations. No dividends have been declared or paid by the Company to date.

Liquidation — Upon the occurrence of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A then outstanding shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution of any such funds on any shares of Series Seed, and common stock, an amount per share equal to $1.7571, plus all declared but unpaid dividends.

Upon the completion of the distribution described above, the holders of Series Seed then outstanding shall be entitled to receive, out of the available funds and assets, in preference to any distribution of any of the assets to holders of common stock, an amount equal to the original issue price for such series of convertible preferred stock, $0.8059, plus any declared but unpaid dividends.

Thereafter, any remaining proceeds shall be distributed among the holders of common stock pro rata based on the number of shares held by each such holder.

Conversion — Each share of convertible preferred stock is convertible into common stock: (i) at the option of the holder; (ii) at the closing of an initial public offering of the Company’s common stock at a price not less than $3.5142 per share and having aggregate cash proceeds of not less than $60,000,000; and (iii) at the date specified by written consent or agreement of the holders of at least 60% of the outstanding shares of Series A preferred stock, voting together as a single class. The conversion ratio for the conversion in the above scenarios is currently 100%, determined by dividing the original issue price per share by the conversion price per share, which are each $0.8059 for Series Seed and each $1.7571 for Series A.

Redemption — Convertible preferred stock is not mandatorily redeemable and is contingently redeemable only on defined liquidation events not solely in the control of the Company and without fixed or determinable dates.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements

(Unaudited)

NOTE 9 — CONVERTIBLE PREFERRED STOCK Warrant liability

On November 14, 2019, the Company issued warrants to purchase a total of 1,849,638 shares of Series A preferred stock at a price of $1.7571 per share. The warrants are exercisable into shares of Series A at the discretion of the holder, at any time in the five years after issuance. The warrants were analyzed and determined to be freestanding instruments issued in a transaction including the conversion or sale of Series A preferred shares. A warrant to purchase up to 426,839 shares of Series A preferred stock was issued in a transaction that included the conversion of 100 shares of Series 1 preferred stock into 2,845,597 shares of Series A preferred stock. Another warrant to purchase up to 1,422,799 shares of Series A preferred stock was issued concurrent with the purchase of 2,845,597 shares of Series A preferred stock.

The Company uses a Black Scholes option pricing model to revalue the warrants noted above, and at September 30, 2023, used the following assumptions:

September 30, 2023
Risk-free interest rate	5.55%
Expected life (in years)	0.25
Expected dividend yield	—%
Expected volatility	48.10%

At September 30, 2023, both warrants were exercisable and remained outstanding.

NOTE 10 — COMMON STOCK

At September 30, 2023, the Company had reserved common stock for future issuance as follows:

September 30, 2023
Convertible preferred stock, authorized but not yet issued	1,849,738
Conversion of convertible preferred stock issued and outstanding	27,920,467
Equity Incentive Plan:
Awards available for grant	3,425,003
Outstanding stock options	894,500
34,089,708

NOTE 11 — STOCK-BASED COMPENSATION

In October 2016, the Company’s Board of Directors approved the adoption of an Equity Incentive Plan option plan (“EIP”). As amended, the EIP permits the Company to grant awards allowing for the issuance of up to 4,888,402 shares of the Company’s common stock.

The EIP provides for the grant of incentive and non-statutory stock options and restricted stock awards to employees, non-employee directors, and consultants of the Company. Stock options and restricted stock awards granted under the EIP generally vest 25% on the first anniversary of the grant, then monthly to the fourth anniversary of the date of grant. All awards expire ten years from the date of grant. Options are exercisable only to the extent vested. The per share purchase price of all restricted stock and the exercise price of all stock options granted under the EIP must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements
(Unaudited)

NOTE 11 — STOCK-BASED COMPENSATION (cont.)

Stock option activity for the nine months ended September 30, 2023, was as follows:

	Outstanding Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in years)
Balance, December 31, 2022	1,138,110	$0.29	8.18
Options exercised	(16,666)	$0.31
Options cancelled/forfeited/expired	(219,444)	$0.31
Balance, March 31, 2023	902,000	$0.28	7.77
Options exercised	(7,500)	$0.08
Balance, June 30, 2023	894,500	$0.28	7.53
Balance, September 30, 2023	894,500	$0.28	7.28
Vested Options, September 30, 2023	642,453	$0.27	6.85

The intrinsic value of options exercised during the three and nine months ended September 30, 2023 was $0 and $9,485, respectively. No options were exercised during the three or nine months ended September 30, 2022.

For the three months ended September 30, 2023, the Company recorded stock-based compensation expense of $23,498, of which $23,086 was related to research and development and $412 was related to general and administrative. For the nine months ended September 30, 2023, the Company recorded stock-based compensation expense of $78,918, of which $74,099 was related to research and development and $4,819 was related to general and administrative.

For the three months ended September 30, 2022, the Company recorded stock-based compensation expense of $94,761, of which $71,423 was related to research and development and $23,338 was related to general and administrative. For the nine months ended September 30, 2022, the Company recorded stock-based compensation expense of $330,324, of which $260,310 was related to research and development and $70,014 was related to general and administrative.

As of September 30, 2023, there was $154,177 of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 1.12 years.

NOTE 12 — COLLABORATIVE AGREEMENTS

The Company entered into a Collaboration and Option Agreement (Collaboration Agreement) dated March 3, 2020. The Collaboration Agreement granted a royalty-free, nonexclusive, worldwide license to share each party’s technologies to create bi-functional T-cells. CERo was responsible for all employee and other internal costs incurred in the performance of all CERo’s R&D activities, with approved cost overruns funded by the collaborative partner. At the end of the research project, the collaborative partner will be granted the option to enter into an exclusive license for the further development of the combined drug. The Company recognizes the allocation of the costs incurred with respect to the jointly conducted activities as a component of the related expense in the period incurred. CERo has followed presentation, classification, and disclosure requirements related to the Collaboration Agreement. Costs incurred related to the Collaboration Agreement are included in R&D costs in the Statements of Operations, and expense reimbursements of $0 and approximately $182,577 are netted against those costs for the nine months ended September 30, 2023 and 2022, respectively. The collaboration agreement terminated March 3, 2023.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements
(Unaudited)

NOTE 13 — BUSINess combination agreement

On June 6, 2023, the Company entered into a Business Combination Agreement and Plan of Reorganization (the “BCA”) with Phoenix Biotech Acquisition Corporation (NASDAQ:PBAX, “PBAX”), with the surviving operating entity being named CERo Therapeutics, Inc. (“NewCERo”). Under the BCA, on transaction close, the following will occur:

1.      Each outstanding share of the Company’s preferred stock will be converted into the number of shares of the common stock of NewCERo calculated by dividing the liquidation preference by $10.00.

2.      Each outstanding share of the Company’s common stock will be converted into the number of shares of NewCERo common stock calculated by multiplying each share by the Exchange Ratio. The Exchange Ratio is calculated by first subtracting the aggregate liquidation preference of outstanding preferred shares and as-if-exercised warrants from $50 million, then dividing the result by the number of fully diluted common shares divided by $10.00.

3.      Each holder of the Company’s common stock receives a right to receive a pro rata portion of up to 1.2 million shares of NewCERo common stock on the occurrence of three independent earnout triggers, two of which are stock price targets and one is on change of control.

4.      Each outstanding Company option will be converted into an option to purchase a number of shares of NewCERo common stock, equal to the Company’s common shares underlying the option multiplied by the Exchange Ratio, at an exercise price per share equal to the Company option exercise price divided by the Exchange Ratio.

5.      Each warrant to purchase CERo preferred stock will be converted into a warrant to acquire a number of shares of NewCERo common stock obtained by dividing the warrant as-if-exercised liquidation preference by $10.00, with the exercise price equal to the total CERo warrant exercise amount divided by the number of shares of NewCERo common stock issuable upon exercise.

6.      The CERo Notes will automatically convert into NewCERo common shares at a conversion price equal to 75% of the assigned value of one share of NewCERo common stock at the close of the merger (See note 7).

As a condition to closing, the BCA requires the surviving company to have $30 million of available closing cash, defined as cash for operations remaining after accounting for all transaction expenses, on hand at closing. The Company intends to conduct a concurrent capital raise involving the sale of NewCERo Common Stock resulting in net proceeds allowing for the satisfaction of the closing condition.

NOTE 14 — 401(k) RETIREMENT SAVINGS PLAN

The Company sponsors a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company is allowed to make discretionary profit sharing and 401(k) matching contributions as defined in the plan and as approved by the Board of Directors. The Company made no contributions in 2023 and contributed $25,386 and $123,970 during the three and nine months ended September 30, 2022, respectively.

CERo Therapeutics, Inc.
Notes to Condensed Financial Statements

(Unaudited)

NOTE 15 — RELATED-PARTY TRANSACTIONS

A founder, investor and board observer, has a family relation with the chief executive officer and chief financial officer. At September 30, 2023, this individual maintained 16.33% of the outstanding stock ownership and 14.99% of the fully diluted stock ownership of the Company. In addition, this individual was under a consulting contract to advise on research and clinical strategy as the head of the scientific advisory board, for which the individual was not paid in 2023, and was compensated $12,500 and $37,500 for consulting services in the three and nine months ended September 30, 2022, respectively.

An investor had a working relationship with the Company under the collaboration agreement described in Note 12. The agreement terminated on March 3, 2023. At September 30, 2023, this investor maintained 7.69% of the outstanding stock ownership and 9.89% of the fully diluted stock ownership of the Company. Under the Collaboration Agreement described in Note 12, the investor/collaborator paid the Company $0 in 2023 and $0 and $182,577 in the three months and nine months ended September 30, 2022, respectively.

Annex A

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

PHOENIX BIOTECH ACQUISITION CORP.,

PBCE MERGER SUB, INC.

AND

CERO THERAPEUTICS, INC.

DATED AS OF JUNE 4, 2023

Annex A-i

Annex A-ii

SCHEDULES AND EXHIBITS

Schedule I	Budget
Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Company Support Agreement

Annex A-iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of June 4, 2023, is made by and among Phoenix Biotech Acquisition Corp., a Delaware corporation (“SPAC”), PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and CERo Therapeutics, Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties” (and each a “Party”). Capitalized terms used herein have the meanings set forth in Section 1.1 and Section 1.2.

WHEREAS, (a) SPAC is a blank check company incorporated as a Delaware corporation on June 8, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of SPAC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its stockholders to have their outstanding shares of Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval;

WHEREAS, as of the date of this Agreement, SPAC’s initial stockholders, including Phoenix Biotech Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), collectively own 4,596,250 shares of Class B Common Stock;

WHEREAS, on the Closing Date, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to such Merger, a wholly-owned Subsidiary of SPAC, and each Company Share will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Closing Date, SPAC will enter into subscription agreements, in form and substance reasonably satisfactory to the Parties (collectively, the “Subscription Agreements”), with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors will agree to subscribe for and purchase, and SPAC will agree to issue and sell to the Investors, a number of shares of Class A Common Stock as set forth in each applicable Subscription Agreement in exchange for an aggregate purchase price to be determined (the “PIPE Investment Amount”), on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its stockholders to have their outstanding shares of Class A Common Stock redeemed pursuant to the SPAC Stockholder Redemption on the terms and subject to the conditions set forth therein in connection with obtaining the Required SPAC Shareholder Approval;

WHEREAS, prior to the Closing Date, SPAC, the Sponsor and certain Pre-Closing SPAC Stockholders will enter into non-redemption agreements, in form and substance reasonably satisfactory to the Parties (the “Non-Redemption Agreements”), pursuant to which, among other things (a) each Pre-Closing SPAC Stockholder which is a signatory thereto will agree, for the benefit of SPAC, (i) to not exercise its Redemption Rights in respect of (x) the Class A Common Stock beneficially owned by it, or (y) any other shares, capital stock or other equity interests, as applicable, of SPAC, which it holds on the date of the Non-Redemption Agreement, and (ii) to not, among other things, sell, encumber or otherwise transfer such Class A Common Stock or other shares, capital stock, or equity interests, (b) the Sponsor will agree to forfeit to SPAC certain Class B Common Stock which it holds, and (c) SPAC will agree to cancel such Class B Common Stock of the Sponsor and concurrently issue to the Pre-Closing SPAC Stockholder an equivalent number of shares of Class A Common Stock, in the case of clauses (b) and (c) above, at or promptly following the consummation of the Merger and, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, SPAC, certain stockholders of SPAC (including the Sponsor) and certain stockholders of the Company shall enter into an investor rights and lock-up agreement, in form and substance reasonably satisfactory to the Parties (the “Investor Rights and Lock-Up Agreement”), pursuant to which, among other things, each signatory thereto (other than SPAC) will (a) agree not to effect any sale or distribution of any

Annex A-1

shares of Class A Common Stock held by any of them during the lock-up period described therein, and (b) be granted certain registration rights with respect to their respective shares of Class A Common Stock, in each case, on the terms and subject to the conditions therein;

WHEREAS, concurrently with the execution of this Agreement, SPAC, the Sponsor and the Company, among others, will enter into the stockholder support agreement attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor will agree (a) to vote its shares of Class B Common Stock in favor of the Required Transaction Proposals, (b) not to transfer its shares of Class B Common Stock, and (c) to waive any adjustment to the conversion ratio set forth in the Governing Documents of SPAC or any other anti-dilution or similar protection with respect to its shares of Class B Common Stock in connection with the transactions contemplated by this Agreement, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain Company Stockholders will enter into stockholder support agreements in the form attached hereto as Exhibit B (the “Company Support Agreements”), pursuant to which, among other things, such Company Stockholders will agree (a) to, as promptly as practicable following the time at which the Registration Statement/Proxy Statement shall have been declared effective and made available to such Company Stockholders, vote their Company Shares in favor of, or execute written consents to adopt and approve, promptly following the effectiveness of the Registration Statement/Proxy Statement, this Agreement, any Ancillary Documents to which the Company is or will be a party, the Merger and the other transactions contemplated by this Agreement and any Ancillary Documents to which the Company is or will be a party, (b) not to transfer, prior to the Closing, such Company Stockholder’s Company Shares, subject to the exceptions set forth therein, and (c) not to transfer, following the Closing, such Company Stockholder’s shares of Class A Common Stock constituting such Company Stockholder’s Merger Consideration for the period set forth therein, subject to the exceptions set forth therein;

WHEREAS, at the Closing, each Key Person shall enter into an Employment Agreement with SPAC, in form and substance reasonably satisfactory to the Parties;

WHEREAS, prior to the Closing, SPAC shall adopt an equity incentive plan, in form and substance reasonably satisfactory to the Parties (the “New Equity Incentive Plan”), and adopt an employee stock purchase plan, in form and substance reasonably satisfactory to the Parties (the “New ESPP”);

WHEREAS, effective immediately after the Effective Time, the appointment of members to the board of directors of the Surviving Corporation, as approved in Required Transaction Proposals, will take effect;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and are advisable to, the Company and the Company Stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger), and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Ancillary Documents to which the Company is or will be party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which a SPAC Party is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and advisable to, SPAC and its stockholders, (b) approved and declared advisable this Agreement, the Ancillary Documents to which a SPAC Party is or will be party and the transactions contemplated hereby and thereby (including the Merger), and (c) resolved to recommend that its stockholders adopt this Agreement and the Ancillary Documents to which a SPAC Party is or will be party;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement, the Ancillary Documents to which Merger Sub is or will be party and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of, and advisable to, Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be

Annex A-2

party and the transactions contemplated hereby and thereby (including the Merger), and (c) recommended that its sole stockholder adopt and approve this Agreement, the Ancillary Documents to which Merger Sub is or will be party and the transactions contemplated hereby and thereby (including the Merger); and

WHEREAS, each of the Parties intends that, for U.S. federal and applicable state and local income tax purposes, (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, and (b) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code (clause (b) being the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111–148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111–152), and the regulations promulgated pursuant to each of the foregoing laws.

“Aggregate Liquidation Preference” means the sum of (i) (A) the total number of shares of Company Series A Preferred Stock multiplied by (B) the liquidation preference per share thereof, plus (ii) (A) the total number of shares of Company Series Seed Preferred Stock multiplied by (B) the liquidation preference per share thereof, in each case, including any shares of Company Series A Preferred Stock or Company Series Seed Preferred Stock issuable upon exercise of Warrants therefor.

“Ancillary Documents” means the Investor Rights and Lock-Up Agreement, the Subscription Agreements, the Sponsor Support Agreement, the Non-Redemption Agreements, the Company Support Agreements, the Employment Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively (a) the U.S. Foreign Corrupt Practices Act, (b) the UK Bribery Act 2010, and (c) any other anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering, each as applicable.

“Available Closing Cash” means, as of the Closing (a) the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments made or required to be made in connection with the SPAC Stockholder Redemption), plus (b) the amount of funds available to consummate the Merger pursuant to the PIPE Financing, minus (c) Unpaid SPAC Expenses and Unpaid Company Expenses.

“Business” means the development of T cell therapeutics for the treatment of cancer.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, or San Francisco, California, are open for the general transaction of business.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law or executive order or executive memorandum intended to address the consequences of COVID-19 (in each case, including any comparable provisions of U.S. state or local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

Annex A-3

“Change of Control” means, solely for purposes of Section 2.1(a)(ix): (a) a direct or indirect sale, lease, transfer or other disposition of all or substantially all of the assets of SPAC in any transaction or series of related transactions to a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act), or (b) any transaction with a Person or “group” (as such term is defined under Regulation 13D under the Securities Exchange Act), pursuant to which such Person or group acquires, directly or indirectly, in any single transaction or series of related transactions, more than fifty percent (50%) of the total voting power or economic rights of the equity securities of SPAC (excluding, for the avoidance of doubt, any Company Stockholders Earn-Out Consideration to be issued in connection with such transaction(s) pursuant to Section 2.1(a)(ix), in connection with such Change of Control, as applicable) (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise).

“Change of Control Payment” means (a) any success, change of control, retention, severance, transaction bonus or other similar payment payable to any Person as a result of or in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document (but, for the avoidance of doubt, not including any so-called double-trigger payments), or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Company Related Party Transaction (in the case of clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Class A Common Stock” means Class A common stock, $0.0001 par value, of SPAC.

“Class B Common Stock” means Class B common stock, $0.0001 par value, of SPAC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company, or (ii) all or substantially all of the assets or businesses of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any material equity or similar investment in the Company. Notwithstanding the foregoing or anything to the contrary herein, (i) none of this Agreement, the Ancillary Documents nor the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal, (ii) the Company may issue Company Options in the ordinary course of business, and (iii) the Company may raise capital in the form of an equity financing and/or convertible debt financing.

“Company Business Intellectual Property” means collectively, the Company-Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Convertible Notes” means the convertible notes issued pursuant to that certain Note Purchase Agreement, by and among the Company and holders listed on Schedule A thereto, to be entered into after the date hereof and before the Effective Time.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Equity Plan” means the Company’s 2016 Equity Incentive Plan, dated October 25, 2016, as amended from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of the Company, whether or not due and payable, and not otherwise expressly allocated to a SPAC Party pursuant to the terms of this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) any other fees, expenses, commissions or amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document, and (c) Change of Control Payments paid or payable by the Company on or before the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

Annex A-4

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.2(a) (other than clause (iii) of the first sentence) and Section 3.2(b) (Capitalization), Section 3.3 (Authority), Section 3.9(a) (Absence of Changes) and Section 3.18 (Brokers).

“Company IT Systems” means any and all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, used, licensed, or leased by the Company.

“Company-Licensed Intellectual Property” means any and all Intellectual Property Rights owned by or licensed to any Person (other than the Company) that (a) are licensed or sublicensed (or purported to be licensed or sublicensed) to or used, held for use or practiced by the Company, or (b) with respect to which the Company has obtained (or purported to have obtained) a covenant not to be sued.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory, clinical or otherwise) of the Company, or (b) the ability of the Company to consummate the Merger; provided, however, that in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred nor would be reasonably expected to occur: any adverse Effect (regardless of materiality) arising from or related to (i) general business or economic conditions in or affecting the United States, European Union or Australia, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, European Union or any other country, including the engagement by the United States, European Union or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, European Union or any other country or region in the world, or changes therein, including changes in interest rates in the United States, European Union or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, Contingent Workers, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.6(b) to the extent that such exception’s purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement, or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States, European Union or any other country or region in the world, or any escalation of the foregoing; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, such Effect has a material and disproportionate adverse effect on the Company, relative to other participants operating in the industries or markets in which the Company operates.

“Company Option” means, as of any reference time, each option to purchase shares of Company Common Stock granted to any current or former director, manager, officer, employee, Contingent Worker or other service provider of the Company that is outstanding and unexercised.

“Company-Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company.

“Company Preferred Stock” means the Company Series A Preferred Stock and Company Series Seed Preferred Stock.

Annex A-5

“Company Product” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company, being the product candidates listed on Schedule 1.1(CP) of the Company Disclosure Schedules.

“Company-Registered Intellectual Property” means any and all Registered Intellectual Property owned or purported to be owned by the Company.

“Company SEC Reports” means, collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, all statements, forms, reports and documents required to be filed or furnished by the Company prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of the Company.

“Company Series Seed Preferred Stock” means the Series Seed preferred stock, par value $0.0001 per share, of the Company.

“Company Shares” means shares of the Company Common Stock and Company Preferred Stock.

“Company Stockholders” means the holders of Company Common Stock, including Company Common Stock held as a result of Company Preferred Stock being converted into Company Common Stock, as of any determination time prior to the Effective Time.

“Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated as of December 12, 2022, between the Company and SPAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contingent Worker” means any individual independent contractor, individual consultant, temporary employee or leased employee currently being used by the Company and classified by it as other than an employee, or compensated other than through Form W-2 wages paid by him or her through his or her payroll functions.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Earn-Out Participant” means each (a) holder of Company Common Stock and holder of Company Preferred Stock immediately prior to the Effective Time and (b) holder of Company Convertible Notes immediately prior to the Effective Time.

“Earn-Out Pro Rata Portion” means a fraction with respect to each Earn-Out Participant specified on the Allocation Schedule, with such adjustments as may be made from time to time to give effect to rounding as the Company may determine in its sole discretion; provided, however, that in no event shall the aggregate Earn-Out Pro Rata Portion exceed one hundred percent (100%).

“Effect” means any state of facts, event, change, effect, occurrence, circumstance or development.

“Employee Benefit Plan” means each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) each stock option plan, stock purchase plan, equity-based plan, retention plan, profit sharing plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan and each other employee benefit plan, program, policy, agreement and arrangement not described in (a) above, and

Annex A-6

(c) each plan or arrangement providing compensation to employee and non-employee directors, in each case that the Company maintains, sponsors or contributes to, or has any obligation to contribute to, or under or with respect to which the Company has or may have any Liability.

“Employment Agreements” means the employment agreements with the individuals set forth on Schedule 1.1(EA) of the Company Disclosure Schedules, in form and substance reasonably satisfactory to the Parties.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, unit, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $50,000,000 minus the Aggregate Liquidation Preference.

“Equity Value Per Share” means (a) the Equity Value, divided by (b) the Fully Diluted Company Capitalization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of an entity means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) $10.00.

“Excluded Agreements” means the Employment Agreements, the Investor Rights and Lock-Up Agreement and the Subscription Agreements.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Fraud” with respect to any Party, means a material false representation of material fact by such Party of the representations and warranties set forth in Article III or Article IV, as applicable, or in any certificate delivered hereunder, with the knowledge that such representation is, with reckless indifference to the truth and an intent to deceive the other Party and that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness.

“Fully Diluted Company Capitalization” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, determined on an as-converted basis, (b) the aggregate number of shares of Company Common Stock (on a net exercise basis) subject to Company Options as of immediately prior to the Effective Time, and (c) the aggregate number of shares of Company Common Stock subject to Warrants as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means the then-current standards for clinical trials, including all applicable requirements relating to protection of human subjects, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including the applicable requirements contained in 21 C.F.R. Parts 50, 54, and 56, and such standards of good clinical practice, including all applicable requirements relating to protection of human subjects, as are required by other organizations and Governmental Entities in any other countries in which the Company Products are intended to be used or sold.

Annex A-7

“Good Laboratory Practices” means the then-current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by other organizations and Governmental Entities in any other countries in which the Company Products are intended to be used or sold.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which governs its internal affairs, or other organizational documents of such Person. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Healthcare Laws” means all Laws relating to healthcare regulatory matters or the development, testing, research (including nonclinical and clinical research or studies), manufacture, production, analysis, distribution, approval, importation, exportation, use, handling, quality, packaging, labeling, sale or promotion of any drug or biological product (including any ingredient or component of the foregoing products), including the FDCA (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 201 et seq.), all Laws relating to any federal healthcare program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), the healthcare fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents, and any other requirements of Law relating to the Business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Incidental License” means a Contract entered into in the ordinary course of business where the only rights or licenses to Intellectual Property Rights consist of: (a) licenses granted pursuant to Contracts for the engagement of employees and contractors authorizing the use of intellectual property created therein solely for the performance of such person’s duties for any member of the Company, (b) licenses granted pursuant to Contracts for the engagement of employees and contractors authorizing use of intellectual property owned by such persons separately from their engagement with any member of the Company, but included in or necessary for the use of such Person’s work product, (c) rights to use confidential information for limited purposes pursuant to written obligations of confidentiality, non-disclosure and non-use, (d) non-exclusive licenses of limited duration to end customers for their use of the products and services of the Company in the ordinary course of business, (e) licenses granted to vendors to use intellectual property owned by any member of the Company, solely for the purpose of providing services to such member of the Company, (f) licenses authorizing limited use of brand materials for marketing purposes that do not include a “naked” license, (g) licenses authorizing the use of feedback and suggestions related

Annex A-8

solely to a vendor’s products or services, (h) licenses to open source software, (i) licenses to Off-the-Shelf Software, (j) Contracts to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of intellectual property, or (k) licenses for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means any and all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates or extensions of any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts or identifiers, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”), (c) copyrights and rights in works of authorship, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”), (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not, (e) rights in or to Software or other technology, (f) rights in databases and compilations, including rights in data and collections of data, whether machine readable or otherwise, and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940.

“Key Employee” means the Chief Executive Officer.

“Key Person” means each individual set forth on Schedule 1.1(EA) of the Company Disclosure Schedules.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other legally binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, covenant not to sue granted to a third party, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Malicious Code” means disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, information technology systems, data or other materials.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

Annex A-9

“Measurement Time” means 4:01 p.m. (Eastern time) on the Closing Date.

“Merger Consideration” means with respect to each outstanding share of (i) Company Common Stock, a number of shares of Class A Common Stock equal to the Exchange Ratio, and the Company Stockholders Earn-Out Consideration, and (ii) Company Preferred Stock, the number of shares of Class A Common Stock obtained by dividing (x) the liquidation preference of Company Preferred Stock by (y) $10.00, and the Company Stockholders Earn-Out Consideration.

“Nasdaq” means the Nasdaq Global Market.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means (i) any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, directive, pronouncement, guideline or recommendation of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or the World Health Organization in connection with or in respect of COVID-19 or any other pandemic, epidemic, public health emergency or virus or disease outbreak, (ii) with respect to Section 5.1(a) and Section 5.3(b), any acts or omissions by the Company that have been or may be taken in a commercially reasonable manner as a reasonable good faith response to COVID-19, or to the extent necessary to avoid, mitigate or remediate a material adverse effect on the Company or the Business as may result from COVID-19, and (iii) with respect to Section 5.3(c) and Section 5.10, any acts or omissions by the SPAC Parties that have been or may be taken in a commercially reasonable manner as a reasonable good faith response to COVID-19, or to the extent necessary to avoid, mitigate or remediate a material adverse effect on the SPAC Parties as may result from COVID-19.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, Consents, authorizations, clearances, licenses, registrations, permits or certificates of or issued by a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges (i) not yet due and payable as of the Closing Date or (ii) which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property for the operation of the Business, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property for the operation of the Business and do not prohibit or materially interfere with the Company’s use or occupancy of such real property for the operation of the Business, (e) in the case of the Leased Real Property, any Lien granted by any lessor, developer or third-party on any fee interest underlying the Leased Real Property, (f) the Real Property Leases, (g) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (h) non-exclusive grants by the Company of Intellectual Property Rights in the ordinary course of business consistent with past practice and that are not material to the Company, and (i) Liens listed on Schedule 1.1(PL) or Section 3.8(a)(xv) of the Company Disclosure Schedules.

Annex A-10

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data in the Company’s possession, custody, or control, that identifies, or that could reasonably be used to identify, any natural person or device or household, which data or information is regulated by Privacy Laws.

“Pre-Closing SPAC Stockholders” means the holders of SPAC Common Stock at the relevant time of determination prior to the Effective Time.

“Privacy Laws” means all applicable Laws that govern the Processing of Personal Data or governing privacy, data protection, data security, or data or security breach notification.

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, charge, complaint, proceeding, suit, arbitration or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, as amended from time to time and pursuant to which the Company leases or sub-leases any real property.

“Redemption Rights” means the redemption rights provided for in Sections 9.02 and 9.07 of the SPAC Certificate of Incorporation.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Regulatory Permits” means all Permits granted by the FDA or any comparable Governmental Entity to the Company, including investigational new drug applications, Biologics License Applications, manufacturing approvals and authorizations, clinical trial authorizations and ethical reviews, or their national or foreign equivalents.

“Representatives” means, with respect to a Person, such Person’s Affiliates and its and such Affiliates respective directors (or equivalent), officers, managers, employees, members, owners and legal, financial, internal and independent accounting and other advisors and representatives.

“Required Governing Document Proposals” means the approval of the Amended and Restated Certificate of Incorporation of SPAC, in form and substance reasonably satisfactory to the Parties, and Amended and Restated Bylaws of SPAC, in form and substance reasonably satisfactory to the Parties.

“Sanctions and Export Control Laws” means any applicable Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic and Arms Regulations, and any other equivalent or comparable export control laws and regulations of other countries, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

Annex A-11

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and, to the extent embodied in any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Acquisition Proposal” means any transaction or series of related transactions under which SPAC or any of its Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s), or (iii) acquires or otherwise purchases at least a majority of the voting securities of such Person(s) or all or substantially all of the assets or business of any other Person(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the transactions contemplated hereby or thereby shall constitute a SPAC Acquisition Proposal.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, effective as of October 5, 2021, as amended on December 20, 2022.

“SPAC Common Stock” means Class A Common Stock and Class B Common Stock.

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of any SPAC Party, whether or not due and payable, and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any SPAC Party, (b) any other fees, expenses, commissions or amounts that are expressly allocated to any SPAC Party pursuant to this Agreement or any Ancillary Document, (c) any deferred underwriter fees, discounts and commissions in connection with SPAC’s initial public offering, (d) the fees, costs and expenses incurred in connection with the PIPE Financing, including any cash financing fees or third-party advisory expenses in connection therewith, (e) the costs and expenses associated with any filings with or notifications to any Governmental Entity in connection with the transactions contemplated by this Agreements or the Ancillary Documents, including pursuant to the HSR Act, (f) the fees, costs and expenses associated with the preparation and filing of the Registration Statement/Proxy Statement and (g) the fees, costs and expenses associated with the SPAC Stockholders Meeting. Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6(a) and Section 4.6(b) (Capitalization).

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory or otherwise) of the SPAC Parties, taken as a whole, or (b) the ability of SPAC or Merger Sub to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred nor would be reasonably expected to occur: any adverse Effect (regardless of materiality) arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes

Annex A-12

in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which any SPAC Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any SPAC Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that such exception’s purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any SPAC Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any Effect relating to the Company or the Company Stockholders, (x) any SPAC Stockholder Redemption, in and of itself, or (xi) subject to Section 5.17(b), any breach of any covenants, agreements or obligations of an Investor under a Subscription Agreement (including any breach of an Investor’s obligations to fund its commitment thereunder when required); provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, such Effect has a material and disproportionate adverse effect on the SPAC Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the SPAC Parties operate.

“SPAC Parties” means, collectively, SPAC and Merger Sub.

“SPAC Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Stock entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“SPAC Stockholder Redemption” means the right of the holders of Class A Common Stock to redeem all or a portion of their Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the SPAC Certificate of Incorporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, imputed underpayment, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes or similar governmental fees or assessments, in each case, in the nature of taxes, together with any interest, deficiencies, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

Annex A-13

“Tax Return” means any return, information return, statement, declaration or claim for refund, together with any schedules thereto or amendments thereof, relating to Taxes required to be filed with any Tax Authority.

“Trading Day” means any day on which the shares of Class A Common Stock are actually traded on Nasdaq.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of the relevant determination date.

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of the relevant determination date.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Effective Time or otherwise).

“VWAP” means, for shares of Class A Common Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on Nasdaq during the period beginning at 9:30:01 a.m., New York time on such Trading day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws related to plant closings, mass layoffs and employment losses.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case, that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Section 1.2 Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Company Financial Statements	5.7
Additional SPAC SEC Reports	4.7
Agreement	Introduction
Allocation Schedule	2.4
Alternative Transaction Structure	5.5(b)
Audited Company Financial Statements	3.5(a)
Certificate of Merger	2.1(a)(ii)
Certificates	2.1(a)(vii)
Change in Recommendation	5.8(b)
Closing	2.3
Closing Date	2.3
Closing Filing	5.4(b)
Closing Press Release	5.4(b)
Closing RSU Awards	5.20
Company	Introduction
Company Board	Recitals
Company D&O Persons	5.15(a)
Company D&O Tail Policy	5.15(c)
Company Designee	5.16(b)
Company Financial Statements	3.5(a)
Company Group	8.19(a)
Company Related Party	3.20
Company-Related Party Transactions	3.20
Company Stockholders Earn-Out Consideration	2.1(a)(ix)

Annex A-14

Term	Section
Company Stockholder Written Consent	5.13
Company Stockholder Written Consent Deadline	5.13
Company Support Agreements	Recitals
Cooley	8.9
Cooley Privileged Communications	8.19(b)
Creator	3.14(e)
DGCL	Recitals
Dissenting Shares	2.8
Earn-Out Consideration Tax Treatment	2.1(a)(ix)
Earn-Out Escrow Account	2.1(a)(ix)
Earn-Out Period	2.1(a)(ix)
Earn-Out Targets	2.1(a)(ix)
Effective Time	2.1(a)(ii)
Enforceability Exceptions	3.3
Exchange Agent	2.6(a)
Exchange Fund	2.6(b)
First Level Earn-Out Target	2.1(a)(ix)
Government Funded IP	3.14(l)
IFE Director	5.16(a)
Intended Tax Treatment	Recitals
Interim Period	5.1(a)
Investor Rights and Lock-Up Agreement	Recitals
Investors	Recitals
IPO	8.18
Leased Real Property	3.19(b)
Licensed Patents	3.14(a)
Material Contracts	3.8(a)
Material Permits	3.7
Merger	Recitals
Merger Sub	Introduction
Newco	5.5(b)
New Equity Incentive Plan	Recitals
New ESPP	Recitals
Non-Redemption Agreements	Recitals
Officers	5.16(e)
Parties	Introduction
PIPE Financing	Recitals
PIPE Investment Amount	Recitals
Privacy and Data Security Policies	3.21(a)
Privacy Requirements	3.21(a)
Proxy Statement/Prospectus	5.7
Registration Statement/Proxy Statement	5.7
Released Claims	8.18
Required Transaction Proposals	5.8(a)
Rollover Option	2.5(a)(i)
Rollover Warrant	2.5(a)(iv)
RSUs	5.20
Second Level Earn-Out Target	2.1(a)(ix)
Signing Filing	5.4(b)

Annex A-15

Term	Section
Signing Press Release	5.4(b)
SPAC	Introduction
SPAC Board	Recitals
SPAC Board Recommendation	5.8(a)
SPAC D&O Persons	5.14(a)
SPAC D&O Tail Policy	5.14(c)
SPAC Designees	5.16(c)
SPAC Financial Statements	4.13(d)
SPAC Group	8.19(a)
SPAC Related Party	4.9
SPAC Related Party Transactions	4.9
SPAC SEC Reports	4.7
SPAC Stockholders Meeting	5.8(a)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	2.1(a)(i)
Termination Date	7.1(d)
Third Level Earn-Out Target	2.1(a)(ix)
Transaction Litigation	5.19
Exhibits and Schedules	8.18
Trust Agreement	4.8
Trustee	4.8
Unaudited Company Financial Statements	3.5(a)
Warrant	2.5(a)(iv)

ARTICLE II
THE MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Corporation”).

(ii) At the Closing, the Parties shall cause a certificate of merger, in form and substance reasonably satisfactory to the Parties (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by SPAC and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all Liabilities, obligations, restrictions, disabilities and duties of or applicable to each of the Company and Merger Sub shall become the Liabilities, obligations, restrictions, disabilities and duties of or applicable to the Surviving Corporation, in each case, in accordance with the DGCL.

Annex A-16

(iv) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors set forth on Section 2.1(a)(iv) of the Company Disclosure Schedule shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01, of the Surviving Corporation.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled in accordance with clause (viii) immediately below) issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive a number of shares of Class A Common Stock equal to the Merger Consideration. From and after the Effective Time, the holder(s) of certificates (the “Certificates”), if any, evidencing ownership of Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix) On the Closing Date, SPAC shall deposit 1,200,000 shares of Class A Common Stock (the “Company Stockholders Earn-Out Consideration”) into an escrow account (the “Earn-Out Escrow Account”) with Continental Stock Transfer & Trust Company serving as the escrow agent. Following the Closing, in addition to the consideration to be received pursuant to the terms of this Agreement, if, at any time during the period following the Closing and expiring on the fourth anniversary of the Closing Date (the “Earn-Out Period”), (i) the VWAP of the shares of the Class A Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the First Level Earn-Out Target, 500,000 shares of Class A Common Stock held in the Earn-Out Escrow Account shall be released to the Earn-Out Participants, in an amount of shares equal to each Earn-Out Participant’s Pro Rata Earn-Out Portion, (ii) the VWAP of the shares of Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the Second Level Earn-Out Target, 500,000 shares of the Company Stockholders Earn-Out Consideration held in the Earn-Out Escrow Account shall be released to the Earn-Out Participants, in an amount of shares equal to each Earn-Out Participant’s Pro Rata Earn-Out Portion, and (iii) a definitive agreement with respect to a Change of Control is entered into (the “Third Level Earn-Out Target,” and, together with the First Level Earn-Out Target and Second Level Earn-Out Target, collectively, the “Earn-Out Targets”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the Third Level Earn-Out Target, 200,000 shares of Class A Common Stock held in the Earn-Out Escrow Account shall be released to the Earn-Out Participants, in an amount of shares equal to each Earn-Out Participant’s Pro Rata Earn-Out Portion. Notwithstanding the foregoing, none of the Company Stockholders Earn-Out Consideration issued pursuant to this Section 2.1(a)(ix) shall be released to any Earn-Out Participant who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated. Prior to the release of any Company Stockholders Earn-Out Consideration from

Annex A-17

the Earn-Out Escrow Account to the Earn-Out Participants, if applicable, SPAC will determine (a) any such Earn-Out Participant that is required to make a filing pursuant to the HSR Act or applicable Antitrust Laws and (b) the expiration or termination of the applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws and, as soon as possible and in any event within ten (10) Business Days of such expiration or termination, the applicable Company Stockholders Earn-Out Consideration shall be released from the Earn-Out Escrow Account to such Earn-Out Participant. In the event that any mandatory consent, clearance, approval or expiration or termination of any mandatory waiting period under Antitrust Laws is not received or satisfied in respect of an applicable Earn-Out Participant (who was required to submit an antitrust filing in accordance with this Section 2.1(a)(ix)), SPAC and the Company Stockholder shall use their reasonable best efforts to agree on a structure (or other solution) (such as the implication of “voting cutbacks” or other similar solutions) so as to mitigate the requirement for such Earn-Out Participant to make a filing pursuant to the HSR or applicable Antitrust Laws (but which shall not, for the avoidance of doubt, require any such party to divest of any asset or accept any other conditions of approval or consent of a Governmental Entity other than in their absolute discretion). In lieu of such parties being able to agree on any such solution, SPAC shall, subject always to (x) any covenants or restrictions placed on SPAC (and its Subsidiaries at such time) by any of SPAC’s (or its Subsidiaries’) financing agreements, (y) SPAC having available cash on hand to satisfy such payment, and (z) the sole and absolute discretion of SPAC’s board of directors, pay an amount to such Earn-Out Participant in lieu of the release from the Earn-Out Escrow Account to such Earn-Out Participant that Earn-Out Participant’s portion of the Company Stockholders Earn-Out Consideration equal to the Earn-Out Participant’s portion of the Company Stockholders Earn-Out Consideration that such Earn-Out Participant would otherwise have been entitled. For the avoidance of doubt, the First Level Earn-Out Target, the Second Level Earn-Out Target and the Third Level Earn-Out Target may all be satisfied over the same period of Trading Days or any other periods that have overlapping Trading Days, and if each Earn-Out Target is separately met (i) the Company Stockholders Earn-Out Consideration in connection with each such Earn-Out Target shall be earned and no longer subject to the restrictions set forth in this Section 2.1(a)(ix). If any Earn-Out Target shall not be satisfied during the Earn-Out Period, the obligations in this Section 2.1(a)(ix) with respect to such Earn-Out Target shall terminate and no longer apply. The Company Stockholders Earn-Out Consideration and the Earn-Out Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Class A Common Stock, occurring on or after the date hereof and prior to the time any such Company Stockholders Earn-Out Consideration is delivered to the Earn-Out Participants, if any. The Parties agree that, for U.S. federal income and applicable state and local Tax purposes, (1) the Company Stockholders Earn-Out Consideration shall be treated as owned by the Earn-Out Participants to whom such Company Stockholders Earn-Out Consideration would be released had each Earn-Out Target been achieved, (2) no portion of the Company Stockholders Earn-Out Consideration shall be treated as imputed interest, and (3) the escrow of the Company Stockholders Earn-Out Consideration is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, § 2.02, 1984-1 C.B. 521 (collectively, the “Earn-Out Consideration Tax Treatment”), and the Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Earn-Out Consideration Tax Treatment unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code. Without limiting the foregoing, the Company Stockholders Earn-Out Consideration shall be shown as issued and outstanding on SPAC’s financial statements, shall be legally outstanding under applicable state law as of the Effective Time, and subject to the limitations contemplated herein the Earn-Out Participants shall have all of the rights of a stockholder with respect to the Company Stockholders Earn-Out Consideration, including the right to receive dividends currently and to vote such shares.

Section 2.2 [Intentionally Omitted].

Section 2.3 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11, as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as SPAC and the Company may agree in writing.

Annex A-18

Section 2.4 Allocation Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC an allocation schedule (the “Allocation Schedule”) setting forth (a) (i) the number of Equity Securities held by each Company Stockholder, (ii) the number of shares of Company Common Stock to be issued and outstanding as of immediately prior to the Effective Time pursuant to outstanding convertible instruments in accordance with the terms thereof, (iii) the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, including whether each such Company Option will be a Vested Company Option or an Unvested Company Option and the exercise price thereof, (iv) the number of shares of Company Preferred Stock subject to a Warrant, including the exercise price thereof, and (v) the number of shares of Company Common Stock subject to Company Preferred Stock, (b) the number of shares of Class A Common Stock that will be subject to each Rollover Option and Rollover Warrant and the exercise price of each such Rollover Option and Rollover Warrant at the Effective Time, in each case, determined in accordance with Section 2.5, as well as reasonably detailed calculations with respect to the components and subcomponents thereof, (c) the portion of the Merger Consideration allocated to each Company Stockholder pursuant to Section 2.1(a)(vii), as well as reasonably detailed calculations with respect to the components and subcomponents thereof, and (d) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), (b) and (c) are, and will be as of immediately prior to the Effective Time, (i) true and correct in all respects, and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and applicable Laws and, in the case of Company Options, the Company Equity Plan and any applicable grant or similar agreement with respect to any such Company Option. The Company will review any comments to the Allocation Schedule provided by SPAC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by SPAC or any of its Representatives to correct inaccuracies. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of shares of Class A Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share.

Section 2.5 Treatment of Company Securities.

(a) Company Options.

(i) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase shares of Company Common Stock and shall be converted into an option to purchase shares of Class A Common Stock (each, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover Option shall (i) be exercisable for, and represent the right to purchase, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, and (ii) have an exercise price per share of Class A Common Stock (rounded up to the nearest whole cent) subject to such Rollover Option equal to (A) the exercise price per share of Company Common Stock applicable to the corresponding Company Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, termination protection, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or for such other immaterial administrative or ministerial changes as the SPAC Board (or the compensation committee of the SPAC Board) may determine in good faith are necessary to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with (x) for any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code, and (y) in each case, the requirements of Section 409A of the Code.

(ii) At the Effective Time, SPAC shall assume the Company Equity Plan and (i) all Company Options (whether vested or unvested) shall no longer be outstanding and shall automatically be converted into Rollover Options, and each holder thereof shall cease to have any rights with respect thereto, except as otherwise expressly provided for in this Section 2.5, (ii) all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plan shall automatically be cancelled and (iii) no further grants shall be made pursuant to the Company Equity Plan following the Effective Time.

Annex A-19

(iii) Prior to the Closing, the Company shall take, or cause to be taken, all necessary actions under the Company Equity Plan (and the underlying grant, award or similar agreements) to give effect to the provisions of this Section 2.5.

(b) Company Warrants. At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, each warrant for Company Preferred Stock set forth on Section 2.5(a)(iv) of the Company Disclosure Schedule (each, a “Warrant”) shall cease to represent the right to purchase shares of Company Preferred Stock and shall be assigned to and assumed by SPAC, and converted into or exchanged for, as applicable, a warrant to purchase shares of Class A Common Stock (each, a “Rollover Warrant”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover Warrant shall (i) be exercisable for, and represent the right to purchase, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Preferred Stock subject to the corresponding Warrant immediately prior to the Effective Time, multiplied by (B) the Aggregate Liquidation Preference of such underlying share of Company Preferred Stock, and divided by (C) $10.00, and (ii) have an exercise price per share of Class A Common Stock (rounded up to the nearest whole cent) subject to such Rollover Warrant equal to (A) the current aggregate exercise price of such Warrant (the current exercise price per share of Company Preferred Stock applicable to the corresponding Warrant immediately prior to the Effective Time, multiplied by the number of shares of Company Preferred Stock issuable upon exercise thereof), divided by (B) the number of shares of Class A Common Stock issuable upon exercise thereof. Unless otherwise agreed by the Company, SPAC and the holder(s) of the applicable Warrants, each Rollover Warrant shall be subject to the same terms and conditions that applied to the corresponding Warrant immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or for such other immaterial administrative or ministerial changes as the Company may determine in good faith are necessary to effectuate the administration of the Rollover Warrants.

(c) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, each share of Company Common Stock shall cease to represent shares of Company Common Stock and shall be assigned to and assumed by SPAC in exchange for (i) a number of shares of Class A Common Stock equal to the Exchange Ratio and (ii) the contingent right to receive such holder’s Earn-Out Pro Rata Portion in accordance with Section 2.1, if any.

(d) Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, each share of Company Preferred Stock convertible into Company Common Stock set forth on Section 2.5(d) of the Company Disclosure Schedule shall cease to represent the right to convert into shares of Company Common Stock and shall be assigned to and assumed by SPAC in exchange for (i) a number of shares of Class A Common Stock equal to the number of shares of Company Common Stock obtained by dividing (x) the liquidation preference of such share of Company Preferred Stock by (y) $10.00 and (ii) the contingent right to receive such Company Stockholder’s Earn-Out Pro Rata Portion in accordance with Section 2.1, if any. Unless otherwise agreed by the Company, SPAC and the holder(s) of the applicable shares of Company Preferred Stock shall be subject to the same terms and conditions that applied to the Class A Common Stock immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or for such other immaterial administrative or ministerial changes as the Company may determine in good faith are necessary to effectuate the administration of the Company Preferred Stock.

(e) Company Convertible Notes. At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, each Company Convertible Note shall be assigned to and assumed by SPAC, and at the Measurement Time SPAC shall cause the outstanding principal and unpaid accrued interest due on each of the Company Convertible Notes measured as of immediately prior to the Effective Time to be converted into a number of shares of Class A Common Stock at the per share conversion price set forth in the section titled “Conversion upon SPAC Transaction” of the applicable Company Convertible Note. At the Measurement Time, all of the Company Convertible Notes converted into shares of Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a Company Convertible Note shall cease to have any rights with respect thereto, except the right to receive shares of Class A Common Stock pursuant to this Section 2.5(e) and the contingent right to receive the Earn-Out Pro Rata Portion in accordance with Section 2.1, any liens securing obligations under the Company Convertible Notes shall be released and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities.

Annex A-20

Section 2.6 Closing Actions and Deliverables.

(a) At least five (5) Business Days prior to the Closing Date, SPAC shall appoint and engage Continental Stock Transfer & Trust Company as exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates, if any, representing the Company Shares, and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, for the portion of the Merger Consideration issuable in respect of such Company Share pursuant to Section 2.1(a)(vii), and on the terms and subject to the other conditions set forth in this Agreement.

(b) Prior to the Effective Time, SPAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, evidence of Class A Common Stock in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver that portion of the Merger Consideration consisting of SPAC Common Stock out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 2.6 hereof, the Exchange Fund shall not be used for any other purpose.

(c) Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.1(a)(vii) shall be entitled to receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 2.6(d) upon (i) surrender of a Certificate (or affidavit of loss, in lieu thereof, in the form required by the Exchange Agent) (including, for the avoidance of doubt, any documents or agreements required by the Exchange Agent) to the Exchange Agent, or (ii) delivery of an “agent’s message” in the case of Company Common Stock held in book-entry form (including, for the avoidance of doubt, any documents or agreements required by the Exchange Agent) to the Exchange Agent.

(d) If any Certificates (or affidavit of loss, in lieu thereof, in the form required by the Exchange Agent) or an “agent’s message,” as applicable, is delivered to the Exchange Agent in accordance with Section 2.6(c) (i) at least one (1) Business Day prior to the Closing Date, then SPAC and the Company shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to or on or after the Closing Date, then SPAC and the Company (or the Surviving Corporation) shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(e) If any portion of the Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate is, or the transferred Company Shares in book-entry form are, registered, it shall be a condition to the issuance of the applicable portion of the Merger Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, or such Company Shares in book-entry form shall be properly transferred, and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Shares in book-entry form, or establish to the reasonable satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(f) No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled in accordance with Section 2.1(a)(viii)) shall solely represent the right to receive a portion of the Merger Consideration to which such Company Share is entitled pursuant to Section 2.1(a)(vii).

(g) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(h) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to SPAC or as otherwise instructed by SPAC, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion

Annex A-21

of the Merger Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to SPAC for the issuance of the applicable portion of the Merger Consideration, without any interest thereon. None of SPAC, the Surviving Corporation nor any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of SPAC free and clear of any claims or interest of any Person previously entitled thereto.

(i) None of the Exchange Agent, SPAC, the Surviving Company nor any of their respective Affiliates shall be liable to any holder of SPAC Common Stock for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law in accordance with this Section 2.6.

(j) Notwithstanding any other provision of this Agreement, no fractional shares of SPAC Common Stock will be issued, and the number of shares of SPAC Common Stock each holder of shares of SPAC Common Stock or Company Shares, as applicable, is entitled to receive pursuant to this Article II will be rounded down to the nearest whole share.

(k) At the Closing:

(i) SPAC shall deliver or cause to be delivered to the Company (A) the Investor Rights and Lock-Up Agreement, duly executed by the stockholders of SPAC listed on Section 2.6(k)(i) of the SPAC Disclosure Schedules, and (B) the written resignations of all of the directors and officers of SPAC and Merger Sub (other than those Persons identified as directors of SPAC immediately after the Effective Time, in accordance with the provisions of Section 5.16), effective as of the Effective Time; and

(ii) the Company shall deliver or cause to be delivered to SPAC (A) the Investor Rights and Lock-Up Agreement, duly executed by the Persons listed on Section 2.6(k)(ii) of the Company Disclosure Schedules, and (B) a duly executed certificate substantially in the form described in Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) and authorization for SPAC to deliver such notice and a copy of such certificate to the IRS on behalf of the Company upon the Closing.

Section 2.7 Withholding. SPAC, the Exchange Agent and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement and any Ancillary Document, such amounts as are required to be deducted and withheld under applicable Tax Law; provided, however, that before making any deduction or withholding pursuant to this Section 2.7, other than in connection with any deduction or withholding attributable to either (i) payments that are compensatory in nature or (ii) a failure of the Company to comply with Section 2.6(k)(ii)(B), SPAC shall use commercially reasonable efforts to give the Company at least three (3) days’ prior written notice of any anticipated deduction or withholding to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 2.7. To the extent that amounts are so withheld in accordance with this Section 2.7 and remitted to the applicable Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and has not voted in favor of the Merger nor consented thereto in writing and who properly demands appraisal of in writing for such Company shares pursuant to, and who complies in all respects with all provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into, and shall have no right to receive such Person’s portions of the Merger Consideration, but rather the holder of such Dissenting Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting

Annex A-22

Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (for the avoidance of doubt, without any interest thereon), upon proper delivery to the Exchange Agent and surrender of such Person’s Certificates (or affidavit of loss, in lieu thereof, in the form required by the Exchange Agent) or an “agent’s message,” as applicable (including, for the avoidance of doubt, any documents or agreements required by the Exchange Agent). The Company shall provide prompt notice to SPAC of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company. To the extent permitted by applicable Law, SPAC shall have the opportunity to participate with the Company in any and all negotiations and proceedings with respect to such demands. Prior to the Effective Time, neither the Company nor SPAC shall, without the prior written consent of the other party (which consent shall not be unreasonably, withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands or applications for appraisal, waive any failure to timely deliver a written demand for appraisal, or agree to do any of the foregoing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules or as set forth in any Company SEC Reports filed or furnished with the SEC at least one (1) Business Day prior to the date hereof, the Company hereby represents and warrants to the SPAC Parties, as of the date hereof (excluding (i) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and (ii) any matters required to be disclosed for purposes of Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authority) and Section 3.18 (Brokers)) and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation, formation or organization, as applicable. The Company has the requisite corporate or other applicable business entity power and authority to own, lease and operate its properties and to carry on the Business as presently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing (or the equivalent thereof) would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of shares of Company Common Stock subject to the Company Option, (F) whether the Company Option is an Incentive Stock Option, and (G) whether the Company Option is an early exercise option. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Company Shares (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is

Annex A-23

party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules, as of the date of this Agreement, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in the case of each of clause (x) and (y), that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company Shares.

(b) The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Securities, and the Company is not a partner or member of any partnership, limited liability company or joint venture.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement and the debtor and creditor thereof.

(d) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company, identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) an estimate of the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

(e) Each Company Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, determined in a manner consistent with Section 409A of the Code.

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of the Company. Subject to obtaining the Company Stockholder Written Consent, this Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (“Enforceability Exceptions”). On or prior to the date of this Agreement, the Company Board has duly and unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby and (iii) resolving to recommend the approval of this Agreement and the transactions contemplated hereby and thereby by the holders of Company Shares entitled to vote thereon. No other corporate action or vote is required under applicable Law, the Governing Documents of the Company, on the part of the Company or any Company Stockholders, to enter into this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, or to approve the Merger.

Annex A-24

Section 3.4 No Subsidiaries. The Company does not have, and since inception has never had, any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

Section 3.5 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2021, and December 31, 2022, and the related audited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Company for each of the years then ended (collectively, the “Audited Company Financial Statements”), and the unaudited, draft consolidated balance sheets of the Company as of March 31, 2023, and the related unaudited, draft consolidated statements of operations and comprehensive loss of the Company for the fiscal year-to-date period then ended (the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”), each of which are attached as Section 3.5(a) of the Company Disclosure Schedules. The Company Financial Statements (including the notes thereto) and, when delivered pursuant to Section 5.7, the Additional Company Financial Statements and any pro forma financial statements, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, as applicable, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) in the case of the Audited Company Financial Statements and the Additional Company Financial Statements, when delivered pursuant to Section 5.7, were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation S-X or Regulation S-K, as applicable); provided that the Unaudited Company Financial Statements do not include all of the notes or the information contained in such notes as required by GAAP for complete financial statements and are subject to normal year-end adjustments.

(b) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred in the ordinary course of business as of March 31, 2023 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of the respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand contemplated by Section 2.8), (iv) either permitted to be incurred pursuant to or incurred in accordance with Section 5.1, (v) as set forth on the Company Disclosure Schedules, and (vi) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no Liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet as of March 31, 2023, included in the Company Financial Statements.

(c) The Company has established and maintains a system of internal accounting controls that is designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets.

(d) In the past three (3) years prior to the date hereof, the Company has not received any written complaint, written allegation, written assertion or written claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company, (ii) except as set forth on Section 3.5(d) of the Company Disclosure Schedule, a “material weakness” in the internal controls over financial reporting of the Company, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

Annex A-25

Section 3.6 Consents and Requisite Governmental Approvals; No Violations.

(a) Except as set forth on Section 3.6 of the Company Disclosure Schedules, no consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby and thereby, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit Class A Common Stock to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) obtaining the Company Stockholder Written Consent, or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Subject to Section 3.6(a), neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party, nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or material breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which the Company is a party, or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not be material to the Company.

Section 3.7 Permits. The Company has all Permits that are required to own, lease or operate its properties and assets and to conduct the Business as currently conducted, except where the failure to obtain the same would not result in a Company Material Adverse Effect (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Company, (a) each Material Permit is in full force and effect in accordance with its terms, and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company. The Company is, and (where applicable) has been for the past three (3) years prior to the date hereof, in all material respects fulfilling and performing its obligations under each of the Material Permits held by it or to which it is bound.

Section 3.8 Material Contracts.

(a) Section 3.8(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.8(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.8(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”; provided, however, that (x) standard purchase orders, sales orders or quotes do not need to be separately scheduled, but constitute Material Contracts and (y) Material Contracts shall exclude Employee Benefit Plans):

(i) any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

(ii) any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

Annex A-26

(iv) any material joint venture, profit sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract (including any such Contract that governs the research, development, ownership, enforcement, use, or other exploitation of any Intellectual Property Rights or other assets material to the Business), in each case, other than any Incidental Licenses, material transfer agreements, clinical trial agreements, contract research agreements, nondisclosure agreements, commercially available software-as-a-service offerings, Off-the-Shelf Software licenses, services or supply agreements containing either no license or non-exclusive licenses for the purpose of performing research, development, clinical trials, services or supply for the Company, or other Contracts containing non-exclusive licenses incidental to the purpose of such Contract;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SPAC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research the Company Products, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, SPAC or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $500,000 annually, or (B) $1,500,000 over the life of the agreement;

(vii) any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company) has guaranteed the Liabilities of the Company, in each case in excess of $500,000;

(viii) any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case in excess of $500,000;

(ix) any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which the Company (or SPAC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, relating to Company Products, in each case in excess of $500,000 or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Business Intellectual Property;

(xi) any Contract entered into by the Company that constitutes a collective bargaining agreement or any other agreement executed between the Company and a union or similar organization;

(xii) any Contract governing the terms of the employment, engagement or services of any current director, manager, officer, employee or Contingent Worker of the Company whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $250,000, excluding any such Contract that either (A) is terminable by the Company at will or (B) that provides for severance of 30 days or less;

(xiii) any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiv) any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

Annex A-27

(xv) any Contract pursuant to which the Company (A) obtains any right to, or covenant not to be sued under, any material Intellectual Property Right, or (B) grants any right to, or covenant not to be sued under, any material Intellectual Property Right, in each case ((A) or (B)) other than any Incidental Licenses, material transfer agreements, clinical trial agreements, contract research agreements, nondisclosure agreements, commercially available software-as-a-service offerings, Off-the-Shelf Software licenses, services or supply agreements containing only non-exclusive licenses for the purpose of performing research, development, clinical trials, services or supply for the Company, or other Contracts containing non-exclusive licenses incidental to the purpose of such Contract;

(xvi) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement by the Company, (B) with a Governmental Entity or which relates to alleged criminal wrongdoing, (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on the Company (or SPAC or any of its Affiliates after the Closing), or (D) which requires the Company to accept or concede material injunctive relief; and

(xvii) any other Contract the performance of which requires either (A) annual payments by the Company in excess of $500,000, or (B) aggregate payments by the Company in excess of $1,500,000 over the life of the agreement and, in each case, that is not terminable by the Company, without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the Company, as applicable, and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, and (ii) the Company and, to the knowledge of the Company, the counterparties thereto, are not in material breach of, or default under, any Material Contract, and, to the knowledge of the Company, there are no facts or circumstances which would, or which would reasonably be expected to, lead to such breach or default. As of the date of this Agreement, no written notice of termination has been received by the Company with respect to any Material Contract, and to the knowledge of the Company, none of the other parties to any Material Contract has indicated to the Company that it intends to terminate the Material Contract nor to terminate or reduce its business dealings with the Company.

Section 3.9 Absence of Changes. During the period beginning on September 30, 2022, and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document, in connection with the transactions contemplated hereby and thereby or as set forth on Section 3.9 of the Company Disclosure Schedule, (i) the Company has conducted the Business in the ordinary course in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (ii) the Company has not taken any action that would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), (ii), (iv), (v), (vii), (ix), (x) (solely relating to the Company’s directors and officers), (xii), (xiii), (xiv), (xiv) and (xviii).

Section 3.10 Litigation. Except as set forth on Section 3.10 of the Company Disclosure Schedules, there is (and for the past three (3) years prior to the date hereof there has been) (a) no Proceeding pending or, to the Company’s knowledge, written threats against the Company or any of its respective directors or officers that affect any of the Company’s assets or properties, that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company, and, to the Company’s knowledge, no facts exist that would reasonably be expected to form the basis for any such Proceeding, (b) no material Order to which the Company, its directors and officers or any of the Company’s properties or assets is subject, (c) no Proceeding by the Company against any other Person, and no such Proceeding is or has been threatened in writing, (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or the operation of the Business, and (e) no pending or, to the Company’s knowledge, threatened, audit, examination or investigation by any Governmental Entities in respect of the Company or any of its properties or assets, or any of the directors or officers of the Company.

Section 3.11 Compliance with Applicable Law. The Company (a) conducts (and for the past three (3) years prior to the date hereof have conducted) the Business in accordance with all Laws and Orders applicable to them and are not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity and, to the Company’s knowledge, there is no such pending communication, that alleges that the Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except

Annex A-28

as would not be material to the Company, without limiting the foregoing, the Company has not violated or, to the Company’s knowledge, is not under investigation with respect to, or has not been threatened in writing or charged with or given notice of any violation of any provisions of: (i) Laws applicable to lending activities; (ii) the U.S. Foreign Corrupt Practices Act; (iii) any comparable or similar Law of any jurisdiction; or (iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedules, true, complete and correct copies of the following documents, with respect to each material Employee Benefit Plan, where applicable, have been delivered to SPAC (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans, a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan, (ii) the most recent Internal Revenue Service determination or opinion letter, (iii) the most recently filed Form 5500, (iv) the most recent actuarial valuation report, (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto, (vi) the last three (3) years of non-discrimination testing results, and (vii) all non-routine correspondence to and from any Governmental Entity in the last three (3) years.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification upon which it can rely, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the Company’s knowledge, no event or omission has occurred that would be reasonably likely to cause any such Employee Benefit Plan to lose such qualification.

(d) Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past six (6) years prior to the date hereof has been, the subject of an application or filing under a government- sponsored amnesty, voluntary compliance or similar program, nor has been the subject of any self-correction under any such program. As of the date hereof, no material litigation or governmental administrative proceeding or audit (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened in writing with respect to any Employee Benefit Plan. All payments or contributions required to have been made with respect to all Employee Benefit Plans either have been made in all material respects or have been accrued in all material respects in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e) Neither the Company nor any of its ERISA Affiliates (or any predecessor thereof) has, in the past six (6) years prior to the date hereof, maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise, including on account of any of its ERISA Affiliates) with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f) No Employee Benefit Plan provides healthcare or any other non-pension benefits to any employees after their employment is terminated (other than (i) as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law, (ii) continuation of health or life insurance benefits provided during any severance period not in excess of two (2) years, or (iii) which lasts until the end of the month in which the termination of employment occurs).

(g) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Annex A-29

(h) Except as set forth on Section 3.12(h) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement or any Ancillary Document to which the Company is or will be a party, the approval of this Agreement by the Company Stockholders, nor the consummation of the transactions contemplated by this Agreement or any Ancillary Document to which the Company is or will be a party, could (either alone or in combination with any other event) reasonably be expected to (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to, or result in the forgiveness of any indebtedness of, any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company under any Employee Benefit Plan, (ii) further restrict any rights of the Company to merge, amend or terminate any Employee Benefit Plan, or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(i) The Company does not have any obligation to make any tax “gross-up” or similar “make whole” payments to any service provider with respect to any tax under Section 4999 or 409A of the Code.

(j) Except as set forth on Section 3.12(j) of the Company Disclosure Schedules, no Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 3.13 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) The Company is (and where still relevant, was) in compliance with all applicable material Environmental Laws (including whether applicable to its operations and the use or condition of any real property currently or formerly owned or leased).

(b) The Company has not received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged or potential violation or remediation requirement in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(c) There is (and for the past three (3) years prior to the date hereof there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company or any of its respective directors and officers pursuant to Environmental Laws.

(d) To the knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls or any other condition or contamination at or on any material real property currently or formerly owned or leased by the Company that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Laws.

(e) There has not been, by the Company, any manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

(f) The Company has made available to SPAC copies of all material environmental, health and safety reports and documents that were prepared for the Company by third parties and are in the Company’s possession relating to the operations, properties or facilities of the Company in the past three (3) years prior to the date hereof.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company-Registered Intellectual Property, and (ii) any Patent included in the Company-Licensed Intellectual Property that is exclusively licensed (including by field of use, territory or other manner) to the Company (“Licensed Patents”), specifying as to each such item, as applicable, (A) the record owner of such item, (B) the jurisdictions in which such item has been issued, registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.

(b) Except as otherwise set forth on Section 3.14(a) or Section 3.14(b) of the Company Disclosure Schedules, (i) all fees and filings necessary as of the date of this Agreement to maintain any application or registration, issuance, or grant of any material Company-Registered Intellectual Property and, to the Company’s knowledge, any material Licensed Patents, have been timely submitted to the relevant patent office or other Governmental Entity,

Annex A-30

as applicable; (ii) as of the date of this Agreement, no item of the Company-Registered Intellectual Property or, to the Company’s knowledge, Licensed Patents are cancelled; and (iii) as of the date of this Agreement, the Company-Registered Intellectual Property and, to the Company’s knowledge, Licensed Patents are not the subject of any pending Proceedings, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) The Company exclusively owns all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and has the right to use all Company-Licensed Intellectual Property in the Company’s conduct of Business as currently conducted. For each Patent included in the Company-Owned Intellectual Property, each inventor listed or required to be listed on the Patent has assigned his or her rights to the Company.

(d) To the knowledge of the Company, the Company Business Intellectual Property constitutes all of the Intellectual Property Rights that are material or necessary to the Company’s conduct of the Business as currently conducted; provided, however, that the foregoing does not constitute a representation regarding infringement, misappropriation, or other violation of Intellectual Property Rights owned by any third party, which is exclusively dealt with in Section 3.14(h). The Company-Registered Intellectual Property and, to the Company’s knowledge, the Licensed Patents are materially in compliance with formal legal requirements of the applicable intellectual property office. All material Company-Registered Intellectual Property and, to the knowledge of the Company, all material Licensed Patents are subsisting, and if registered, issued or granted, to the knowledge of the Company, are valid and enforceable.

(e) The Company’s former and current employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property Rights for or on behalf of the Company (each such person, a “Creator”) have executed written agreements assigning to the Company, all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company.

(f) The Company has taken reasonable steps to safeguard and maintain the secrecy of any material trade secrets, confidential know-how and other confidential information owned or purported to be owned by or licensed to the Company. To the Company’s knowledge, as of the date of this Agreement there has been no violation or unauthorized access to or disclosure of any material trade secrets, confidential know-how or confidential information of or in the possession of the Company, or of any written obligations with respect to such.

(g) No Company-Owned Intellectual Property and, to the Company’s knowledge, no material Company Licensed Intellectual Property is subject to any outstanding Order that materially restricts the use, sale, transfer, licensing or exploitation thereof by the Company or materially affects the validity, use or enforceability of any such Company Business Intellectual Property. The consummation of the transactions contemplated by this Agreement will not materially alter, encumber, impair or extinguish any Company Owned Intellectual Property or the Company’s rights under any material Company-Licensed Intellectual Property.

(h) Neither the Company nor any design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or other exploitation of any Company Product as currently conducted by the Company infringes, misappropriates or otherwise violates (or in the past materially infringed, misappropriated or otherwise violated) Intellectual Property Rights of any other Person.

(i) In the past three (3) years, there has been no Proceeding pending against the Company nor has the Company received any written communications nor, to the knowledge of the Company, is any Proceeding threatened against the Company (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property.

(j) To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating any Company-Owned Intellectual Property or the Licensed Patents in any material respect. For the past three (3) years prior to the date hereof, the Company has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company-Owned Intellectual Property or Licensed Patents.

Annex A-31

(k) The Company owns or has obtained, possesses and is in compliance with valid licenses to use, in all material respects, all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that are otherwise under the control of the Company and used by it in connection with the Business.

(l) Section 3.14(l) of the Company Disclosure Schedules contains a true and complete list of any and all Company-Owned Intellectual Property or, to the Company’s knowledge, Licensed Patent that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution, in each case ((i) or (ii)) (1) except for any such Contract, funding or use of facilities that does not result and has not resulted in such Governmental Entity or Governmental Entity-affiliated entity, or university, college or other educational institution obtaining ownership, or any other rights, title or interest in or to, any such Company-Owned Intellectual Property or Licensed Patent or the right to receive royalties for the practice of such Company-Owned Intellectual Property or Licensed Patent, including any “march in” or co-ownership rights in any Company-Owned Intellectual Property or Licensed Patent or any claim or option or other contingent right to any of the foregoing and (2) other than pursuant to any Contract disclosed on Section 3.8(a)(xv) of the Company Disclosure Schedules (collectively, “Government Funded IP”). The Company, and to the Company’s knowledge, the applicable licensors of the Licensed Patents included in the Government Funded IP, have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the Company’s right, title and interest in, to and under all Government Funded IP, and the Company, and to the Company’s knowledge, the applicable licensors of any Government Funded IP, have complied with any and all any Intellectual Property Rights disclosure and/or licensing obligations under any applicable contract referenced in clause (i) above.

Section 3.15 Labor Matters.

(a) The Company has made available to SPAC a complete and accurate list of all employees of the Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title, (ii) whether classified as exempt or non-exempt for wage and hour purposes, (iii) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis) or commission rate (if paid on a purely commission basis), as applicable, (iv) target bonus and commission potential, (v) date of hire, (vi) business location, (vii) status (i.e., active or on a leave of absence and if on a leave of absence, the estimated duration), and (viii) any visa or work permit status and the date of expiration, if applicable.

(b) The Company is, and for the past three (3) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation, as applicable, due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(c) Currently and within the three (3) years preceding the date of this Agreement, the Company has not been party to or, to the Company’s knowledge, the subject of any litigation, arbitration, mediation, governmental audit, administrative agency proceeding, private dispute resolution proceeding or governmental investigation, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company. Currently and within the three (3) years preceding the date of this Agreement the Company has not conducted an internal investigation or authorized a third-party investigation (including those concerning allegations of employment discrimination, retaliation, noncompliance with wage and hour Laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment or misconduct, other unlawful harassment, or unfair labor practices), in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Annex A-32

(d) In the past three (3) years prior to the date hereof, the Company has not experienced a “plant closing,” or “mass layoff” as defined in the federal WARN Act or any similar state or local Law affecting any single site of employment of the Company or one or more facilities or operating units within any single site of employment or facility of the Company. During the ninety (90)-day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(e) The Company is not a party to any collective bargaining agreement or other Contract with any labor organization, labor union, works council or other employee representative, nor to the knowledge of the Company is there any duty on the part of the Company to bargain with any labor union, labor organization, works council or other employee representative. For the past three (3) years prior to the date hereof, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against the Company. To the Company’s knowledge, for the past three (3) years prior to the date hereof, there have been no labor organizing activities with respect to any employees of the Company.

(f) Except as set forth in Section 3.15(f) of the Company Disclosure Schedules, to the knowledge of the Company, no Key Employee has provided written notice, as of the date of this Agreement, of a plan to terminate his or her employment with such entity.

(g) In the last three (3) years, to the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to the Company against any Key Employee.

Section 3.16 Insurance. The Company has made available to SPAC all material policies of fire, liability, workers’ compensation, property, casualty and other forms of material insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement and true and complete copies of all such policies have been made available to SPAC. The Company is not in breach or otherwise in default under the terms of such policies and, to the Company’s knowledge, no facts or circumstances exist which would result in any such breach or default, in each case, which has voided, would void, or which might reasonably be expected to void, any coverages under such policies. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been questioned, denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. To the Company’s knowledge, the coverages provided by such policies are usual and customary in amount and scope for the Business as currently conducted and sufficient to comply with any insurance required to be maintained under Material Contracts.

Section 3.17 Tax Matters.

(a) The Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws, and the Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) The Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other third party.

(c) The Company is not currently the subject of a Tax audit or examination conducted by a Tax Authority, and has not been informed in writing by a Tax Authority of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) The Company has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Tax Authority to the Company which agreement or ruling would be effective after the Closing Date.

Annex A-33

(f) The Company is not nor has it been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of the Company other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, the Company has not been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) does not have any material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(j) The Company has not received any written claim from a Tax Authority in a jurisdiction where the Company does not file a particular type of Tax Return or pay a particular type of Tax that the Company is or may be required to file such type of Tax Return in or pay such type of Tax to that jurisdiction, which claims have not been resolved or withdrawn.

(k) The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreement (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes), and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) The Company is an income tax resident only in its country of formation, and is not managed or controlled outside such country for applicable income Tax purposes, but only to the extent that the failure of this representation to be true could reasonably be expected to give rise to a material Tax liability.

(m) The Company does not have a branch, permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, but only to the extent that the failure of this representation to be true could reasonably be expected to give rise to a material Tax liability.

(n) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) deferred revenue or prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(o) The Company (i) does not know of any fact or circumstance, or (ii) has not taken or agreed to take any action, that, alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.18 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall, if applicable, be subject to Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of their respective Affiliates for which the Company has any obligation.

Section 3.19 Real and Personal Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased or otherwise occupied by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord (or sub-tenant
Annex A-34

or sub-landlord) as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to SPAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company (as applicable), enforceable in accordance with its terms against the Company (as applicable) and, to the Company’s knowledge, each other party thereto, subject to the Enforceability Exceptions. There is no material breach or default by the Company (as applicable) or, to the Company’s knowledge, any third party under any Real Property Lease. The Company has not leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company assigned its interest under any Real Property Lease to any third party, in each case, in any material respects. No other Person is otherwise interfering with the unrestricted use of such property by the Company in all material respects. The Leased Real Property constitutes all of the material real property used or occupied by the Company in connection with the conduct of the Business. Other than the expiry or other possible future termination of the relevant Real Property Lease in accordance with its terms, there is no other covenant, restriction or obligation other than set forth under the relevant Real Property Lease which materially adversely affects, or may materially adversely affect in the future, the use of any Leased Real Property by the Company.

(c) Personal Property. The Company has good, valid and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Company reflected in the Company Financial Statements or thereafter acquired by the Company prior to the date hereof, except for assets disposed of in the ordinary course of business. Such assets and properties are free and clear of any Liens (other than Permitted Liens or Liens that do not materially and adversely affect the operation of the businesses of the Company).

(d) Tangible Assets. The tangible assets owned, leased or otherwise used by the Company are in good condition (except for ordinary wear and tear).

Section 3.20 Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, equityholder or Affiliate of the Company, or, to the Company’s knowledge, any employee, equityholder or family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with or service as a director to (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in the Business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company, or (C) owes any material amount to, or is owed any material amount by, or to the knowledge of the Company, has any claim or cause of action against the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions that, if entered into after the date of this Agreement, are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Company Related Party Transactions.”

Section 3.21 Data Privacy and Security.

(a) The Company has at all times for the past three (3) years prior to the date hereof complied in all material respects with all applicable Privacy Laws, Privacy and Data Security Policies (as defined below) and contractual commitments relating to the Processing of Personal Data (collectively, the “Privacy Requirements”). Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, the Company has implemented adequate written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) There is no pending, nor has there been for the past three (3) years prior to the date hereof, any material Proceeding against the Company initiated by (i) any Person, (ii) the United States Federal Trade Commission, any state attorney general or similar state official, (iii) any other Governmental Entity, foreign or domestic, or (iv) any regulatory or self-regulatory entity, alleging that any Processing of Personal Data by or on behalf of the Company is in violation of any Privacy Requirements or Privacy Laws.

Annex A-35

(c) For the past three (3) years prior to the date hereof, the Company has implemented and maintained, consistent with practices reasonable for similarly-situated companies in the industry in which the Company operates and its respective obligations to third parties, reasonable security and other measures designed to be adequate to protect the Company IT Systems used by the Company to store, process or transmit Intellectual Property Rights of the Company or Personal Data from loss, theft, unauthorized access, use, disclosure or modification, including reasonable measures (no less than reasonable for similarly situated companies in the industry in which the Company operates) designed to be adequate to (i) secure Company IT Systems from unauthorized access and use by any Person; (ii) defend Company IT Systems against Malicious Code, denial of service attacks, distributed denial of service attacks, hacking attempts, and like attacks and activities by any other Person; and (iii) ensure the continued and uninterrupted operation of Company IT Systems, including by employing reasonable security, maintenance, disaster recovery, redundancy, backup, archiving, and anti-virus systems (no less than reasonable for similarly-situated companies in the industry in which the Company operates) designed to be adequate to maintain and protect the performance, confidentiality, integrity and security of all Company IT Systems (and all software, information and data stored or contained therein or transmitted thereby). To the Company’s knowledge, none of the Company IT Systems contain any (A) devices, errors, contaminants or effects that materially disrupt or adversely affect the functionality of any Company IT Systems (or any software stored or contained therein), nor enable or assist any Person to access any Company IT Systems (or any software, information or data stored or contained therein or transmitted thereby) without authorization, or (B) Malicious Code.

(d) For the past three (3) years prior to the date hereof, there has been no material breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or, to the Company’s knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company, or any material unauthorized intrusions or breaches of security into the Company’s systems.

(e) The Company owns or has license to use the Company IT Systems as necessary to operate the Business as currently conducted. To the Company’s knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine that causes the Software of any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(f) Neither the Company nor, to the Company’s knowledge, any third party acting at the direction or authorization of the Company has paid (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, in each case, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(g) The Company has taken commercially reasonable organizational, physical, administrative and technical measures required by Privacy Requirements, and consistent with standards typical for similarly-situated companies in the industry in which the Company operates, designed to protect the integrity, security and operations of the Company IT Systems. The Company has implemented commercially reasonable procedures, satisfying the requirements of applicable Privacy Laws in all material respects, designed to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(h) There have not been any Proceedings related to any data security incidents or any violations of any Privacy Requirements that have been asserted in writing against the Company and, to the Company’s knowledge, the Company has not received any written correspondence relating to, or written notice of any Proceedings with respect to, alleged violations by the Company of any Privacy Requirements.

Section 3.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company nor to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, is or has been, for the past three (3) years prior to the date hereof, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity, (ii) located, organized or resident in a country or territory which is itself the subject or target of any Sanctions and Export Control Laws, (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii), or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, or in the past three (3) years prior to the date hereof, been the subject or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

Annex A-36

(b) Neither the Company nor to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company has in three (3) years prior to the date hereof, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise has violated any Anti-Corruption Laws.

(c) None of the Company, its directors and officers or, to the Company’s knowledge, any of their other Representatives has violated any, nor been subject to actual or, to the knowledge of the Company, pending or threatened Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law.

(d) During the last three years, the Company has complied with all applicable Anti-Corruption Laws.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective, when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Stockholders, or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.24 Regulatory Compliance.

(a) Section 3.24(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Company to conduct its Business in material compliance with Healthcare Laws. The Company and the Company Products are in compliance in all material respects with all Regulatory Permits, and to the Company’s knowledge, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company to be in material compliance with the terms of any such Regulatory Permit. To the knowledge of the Company, no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit held by the Company, if any. To the Company’s knowledge, each third party that is a manufacturer, contractor or agent for the Company is in compliance in all material respects with all Regulatory Permits, if any, required by all applicable Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b) The Company has not received any written notice that the FDA, any similar foreign Governmental Entity, or any institutional animal care and use committee (or similar body responsible for oversight of animal research), has initiated, or threatened to initiate, any Proceeding to restrict or suspend nonclinical research of any Company Product or in which the Governmental Entity alleges or asserts a failure to comply with applicable Healthcare Laws.

(c) There are no Proceedings pending or threatened in writing, with respect to any alleged violation by the Company of any applicable Healthcare Law as it relates to a Company Product, and the Company is not a party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement order or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law that applies to the transactions contemplated by this Agreement or any Ancillary Document.

(d) All Company Products are, as applicable, being researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored and distributed in compliance in all material respects with applicable Healthcare Laws.

(e) Since the date the Company was organized, the Company has not distributed any Company Product that was upon its shipment adulterated or misbranded in violation of 21 U.S.C. § 331. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, and to the knowledge of the Company, there are no facts or circumstances reasonably likely to cause the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert or suspension (other than in the ordinary course of business) of research, development, testing, manufacturing, or distribution of any Company Product. There are no proceedings against the Company pending or threatened in writing seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product.

Annex A-37

(f) The Company, nor, to the knowledge of the Company, any Representative of the Company, has not made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy. The Company, nor any representative of the Company, has not been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. The Company, nor to the knowledge of the Company, any employee, agent, officer, director, or owner of more than 5% equity of the Company, has not been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in any U.S. federal health care programs under 42 U.S.C. Section 1320a-7 or any similar Law. No debarment or exclusionary claims, actions, proceedings or investigations are pending or threatened in writing against the Company, nor, to the Company’s knowledge, any of their respective representatives.

(g) All nonclinical studies and clinical trials conducted or being conducted with respect to all Company Products by or at the direction of the Company have been and are being conducted in material compliance with accepted professional scientific standards and all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices.

(h) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company under applicable Healthcare Laws have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i) The Company and to the Company’s knowledge, its Representatives, are and have been in compliance with all applicable Healthcare Laws, except as would not have or be reasonably expected to have a Company Material Adverse Effect.

Section 3.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the SPAC Parties, and (ii) it has been furnished with or given access to such documents and information about the SPAC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV and in the Ancillary Documents and no other representations or warranties of any SPAC Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Documents, (i) none of the SPAC Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, and (ii) the Company hereby disclaims reliance on any other documentation or information.

Section 3.26 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,”, in each case, within the meaning of the Investment Company Act.

Section 3.27 PPP Loans. The Company has not applied for or received any loans pursuant to the Paycheck Protection Program established by the CARES Act.

Annex A-38

Section 3.28 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a) NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY SPAC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY SPAC PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY SPAC PARTY OR ANY OF THEIR REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY SPAC PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY SPAC PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SPAC PARTIES

Subject to Section 8.8, except as set forth on the SPAC Disclosure Schedules or as set forth in any SPAC SEC Reports filed or furnished with the SEC at least one (1) Business Day prior to the date hereof (excluding (i) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and (ii) any matters required to be disclosed for purposes of Section 4.1 (Organization and Qualification), Section 4.1 (Authority), Section 4.3 (Brokers), Section 4.6(a) (Capitalization) and Section 4.8 (Trust Account)), each SPAC Party hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification. Each SPAC Party is a corporation, duly organized, incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation. True and complete copies of the Governing Documents Merger Sub have been made available to the Company, as amended and in effect as of the date of this Agreement.

Section 4.2 Authority. Each SPAC Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to the SPAC Stockholder Approval and the stockholder approval contemplated in Section 5.9) and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the SPAC Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a SPAC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such SPAC Party. Subject to obtaining the SPAC Stockholder Approval, this Agreement and each Ancillary Document to which a SPAC Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by such SPAC Party and constitutes or will

Annex A-39

constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such SPAC Party (assuming that this Agreement and the Ancillary Documents to which such SPAC Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such SPAC Party in accordance with their terms, subject to Enforceability Exceptions.

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any SPAC Party with respect to such SPAC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act or any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby and thereby, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit Class A Common Stock to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the SPAC Stockholder Approval, or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SPAC Material Adverse Effect.

(b) Subject to Section 4.3(a), neither the execution, delivery or performance by any SPAC Party of this Agreement nor the Ancillary Documents to which any SPAC Party is or will be a party, nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of any SPAC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any SPAC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such SPAC Party or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any SPAC Party, except, in the case of any of clauses (ii) through (iv) above, as would not be material to the SPAC Parties taken as a whole.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules (which fees shall, if applicable, be subject to Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any SPAC Party or any of its Affiliates for which any SPAC Party has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either SPAC Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective, when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 60,000,000 shares of Class A Common Stock, (ii) 10,000,000 shares of Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. As of the date of this Agreement, (A) 18,385,000 shares of Class A Common Stock and 4,596,250 shares of Class B Common Stock are issued and outstanding (which includes 17,500,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable, and (B) no shares of SPAC Common Stock are held in the treasury of SPAC.

Annex A-40

(b) Except for this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby, or as mutually agreed to by the Parties, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights, or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require SPAC, and, except as expressly contemplated by this Agreement, the Ancillary Documents or as mutually agreed in writing by the Parties, there is no obligation of SPAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of SPAC Equity Securities to which SPAC, the Sponsor or, to SPAC’s knowledge, any other Person is a party.

(c) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which SPAC is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by SPAC free and clear of all Liens (other than transfer restrictions under applicable Securities Laws). As of the date of this Agreement, SPAC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

(d) Section 4.6(d) of the SPAC Disclosure Schedules sets forth a list of all Indebtedness of SPAC as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement and the debtor and the creditor thereof.

Section 4.7 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”), and, through the Closing, will file or furnish all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they may be supplemented, modified or amended after the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects, and each of the Additional SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that supersedes the initial filing, will comply in all material respects, with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports or the Additional SPAC SEC Reports; provided that, for purposes of the Additional SPAC SEC Reports, the representation and warranty in this sentence is subject to the representation and warranty set forth in Section 3.23 being true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein. As of their respective dates of filing, the SPAC SEC Reports did not (a) contain any untrue statement of a material fact, or (b) omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading in any material respect. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $13,800,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 5, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SPAC Stockholders

Annex A-41

who shall have elected to redeem their Class A Common Stock pursuant to the Governing Documents of SPAC, or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the Pre-Closing SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of SPAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, or (B) to the Pre-Closing SPAC Stockholders who have elected to redeem their Class A Common Stock pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either SPAC or the Sponsor or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than (i) Contracts with respect to a SPAC Related Party’s employment with, or the provision of services to, SPAC entered into in the ordinary course of business, and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a client, supplier, lender, partner, customer, lessor, lessee or other material business relation of SPAC or (C) owes any material amount to, or is owed any material amount by, SPAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “SPAC Related Party Transactions.”

Section 4.10 Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against any SPAC Party or any of their respective directors or officers that, if adversely decided or resolved, would be material to the SPAC Parties, taken as a whole, and, to SPAC’s knowledge, no facts exist that would reasonably be expected to form the basis for any such Proceeding. None of the SPAC Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any SPAC Party pending against any other Person. There is (and since its organization, incorporation or formation, as applicable, there has been) no (a) settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC or the operation of its business, and (b) pending or, to SPAC’s knowledge, threatened, audit, examination or investigation by any Governmental Entities in respect of SPAC or any of its directors or officers.

Section 4.11 Compliance with Applicable Law. Each SPAC Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not be material to the SPAC Parties, taken as a whole.

Section 4.12 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. Merger Sub does not have any Indebtedness.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended, or “smaller reporting company” within the meaning of the Exchange

Annex A-42

Act, since its initial public offering, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(b) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The class of securities representing issued and outstanding Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or prohibit or terminate the listing of Class A Common Stock on Nasdaq. SPAC has not taken any action that is designed to terminate the registration of Class A Common Stock under the Exchange Act.

(d) (i) The SPAC SEC Reports contain true and complete copies of the financial statements (including all related notes and schedules thereto) of SPAC (the “SPAC Financial Statements”). The SPAC Financial Statements (A) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations and cash flows for the respective periods then ended and fairly present, in all material respects, its stockholders’ equity, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved, and (C) comply, in all material respects, with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and Liabilities of SPAC.

(f) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(g) Except as set forth on Section 4.13(g) of the SPAC Disclosure Schedules, since its incorporation, neither SPAC (including any employee thereof) nor, to the knowledge of SPAC, SPAC’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) a “material weakness” in the internal controls over financial reporting of SPAC, or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the SPAC Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the SPAC Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Reports in the ordinary course of business (none of which is a Liability for breach

Annex A-43

of contract, breach of warranty, tort, infringement or violation of Law), (e) either permitted to be incurred pursuant to or incurred in accordance with Section 5.10, or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC, SPAC does not have any Liabilities.

Section 4.15 Employee Matters. SPAC does not have any current or former employees or other individual independent contractors and consultants (other than those contractors and consultants engaged in the ordinary course of business in connection with the transactions contemplated by this Agreement), and does not maintain, sponsor, contribute to or have any present or future Liability with respect to (other than as a result of the transactions contemplated by this Agreement) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA). Neither SPAC nor any of its ERISA Affiliates (or any predecessor thereof) has, in the past six (6) years, maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise, including on account of any of its ERISA Affiliate) with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the execution or delivery of this Agreement or any Ancillary Document to which SPAC is or will be a party, the approval of this Agreement by the Pre-Closing SPAC Stockholders, nor the consummation of the transactions contemplated by this Agreement or any Ancillary Document to which SPAC is or will be a party, could (either alone or in combination with any other event) reasonably be expected to result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

Section 4.16 Tax Matters.

(a) Each SPAC Party has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws, and each SPAC Party has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each SPAC Party has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other third-party.

(c) No SPAC Party is currently the subject of a Tax audit or examination conducted by a Tax Authority, and no SPAC Party has been informed in writing by a Tax Authority of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) No SPAC Party has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Tax Authority to any SPAC Party which agreement or ruling would be effective after the Closing Date.

(f) None of the SPAC Parties is and none of the SPAC Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of any SPAC Party other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no SPAC Party has been a distributing corporation nor a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

Annex A-44

(i) No SPAC Party (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SPAC) or (ii) has any material Liability for the Taxes of any Person (other than the SPAC Parties) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a SPAC Party does not file a particular type of Tax Return or pay a particular type of Tax that such SPAC Party is or may be required to file such type of Tax Return in or pay such type of Tax to that jurisdiction, which claims have not been resolved or withdrawn.

(k) No SPAC Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreement (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and no SPAC Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each SPAC Party is an income tax resident only in its respective country of formation, and is not managed or controlled outside such country for applicable income Tax purposes, but only to the extent that the failure of this representation to be true could reasonably be expected to give rise to a material Tax liability.

(m) No SPAC Party has a branch, permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, but only to the extent that the failure of this representation to be true could reasonably be expected to give rise to a material Tax liability.

(n) No SPAC Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) deferred revenue or prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(o) None of the SPAC Parties (i) knows of any fact or circumstance, nor (ii) has taken or agreed to take any action, that, alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.17 Investigation; No Other Representations.

(a) Each SPAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of, the Company and its Subsidiaries, and (ii) it has been furnished with or given access to such documents and information about the Company, its Subsidiaries and the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each SPAC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents and no other representations or warranties of the Company or any other Person, either express or implied, and each SPAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents, (i) neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, and (ii) each SPAC Party hereby disclaims reliance on any other documentation or information.

Annex A-45

Section 4.18 [Intentionally omitted].

Section 4.19 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the SPAC’s initial public offering or directed toward the accomplishment of a business combination. Except as set forth in its Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Documents and the transactions contemplated hereby, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) SPAC does not own nor have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Except for this Agreement, the Ancillary Documents and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the Unpaid SPAC Expenses) or any Contracts that are exhibits to the SPAC SEC Reports, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments of $200,000 or more as of the date of this Agreement or (ii) will remain in effect immediately following the Closing and limit the right of the Company to engage in any line of business or in any geographic area in any material respect.

(d) SPAC does not own, lease, license or otherwise occupy any real property. SPAC does not own or license any Intellectual Property Rights.

Section 4.20 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups (JOBS) Act.

Section 4.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a) NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS, NONE OF THE SPAC PARTIES NOR ANY OTHER PERSON MAKES, AND EACH SPAC PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SPAC PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY SPAC PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH SPAC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE NOR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY SPAC PARTY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Annex A-46

ARTICLE V
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as expressly contemplated by this Agreement, any Contract disclosed on the Company Disclosure Schedules or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by SPAC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course and in accordance with the mutually agreed-upon budget as set forth on Schedule I attached hereto, and, where applicable, consistent with past practice, in all material respects, and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company; provided that in no event shall the Company’s compliance with Section 5.1(b) constitute a breach of this Section 5.1(a); and provided further, that any action taken, or omitted to be taken, by the Company or by the Company Board, to the extent such act or omission is reasonably determined by the Company or the Company Board to be reasonably necessary or advisable to comply with any Pandemic Measures, shall in no event be deemed to constitute a breach of this Section 5.1 (provided, however, (1) that the Company shall give SPAC prior written notice of any such act or omission to the extent reasonably practicable and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (1), the Company shall instead give such written notice to SPAC promptly after such act or omission, and (2) in no event shall any act or omission taken in accordance with this sentence be deemed to not constitute a breach of Section 5.1 if the act or omission is of the type described in Section 5.1(b)(i), (ii), (iv), (v), (xii), (xiv), (xv) and (xviii)).

(b) Without limiting the generality of the foregoing, during the Interim Period, the Company shall, except as expressly contemplated by this Agreement, pursuant to any Contract disclosed on the Company Disclosure Schedules or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as expressly consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, or make any non-cash distribution in respect of, any of its issued and outstanding Equity Securities, or repurchase, cancel, redeem, facilitate a capital reduction in respect of or otherwise acquire any of its issued and outstanding Equity Securities or any securities convertible into (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable for its Equity Securities, or offer to do any of these things, other than (A) any redemptions of outstanding Equity Securities held by an employee thereof in connection with such employee’s termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan and (B) the withholding of Equity Securities to satisfy applicable Tax withholding requirements upon the exercise or vesting of any equity-based compensation award;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person, or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Securities in or a substantial portfolio of the assets of, or by any other manner) any corporation, partnership, limited liability company, joint venture, association or other business entity or organization or division thereof;

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(iv) adopt or propose that its stockholders approve or adopt any amendments, supplements, restatements or modifications to its Governing Documents (except, for the avoidance of doubt, pursuant to the last sentence of Section 5.11);

Annex A-47

(v) (A) sell, assign, transfer, convey, abandon, lease, license, allow to lapse or expire or otherwise dispose of any material assets or properties (including the Leased Real Property but excluding Intellectual Property Rights), other than obsolete assets or properties or in the ordinary course of business, or (B) create, subject to or incur any Lien (other than a Permitted Lien) in respect of any material assets or properties (including the Leased Real Property but excluding Intellectual Property Rights);

(vi) other than grants to current and new employees, officers and directors pursuant to Section 5.20 and the Company Equity Plan in the ordinary course and consistent with past practice, transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any of its Equity Securities, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating it to transfer, issue, deliver, sell, pledge, grant or otherwise directly or indirectly dispose of, or subject to a Lien, any of its Equity Securities (in each case, excluding repurchases in connection with termination of employment pursuant to an existing repurchase right);

(vii) incur, create, assume or otherwise become liable for (whether directly, contingently or otherwise), or guarantee for the benefit of another Person, any Indebtedness in excess of $500,000 (other than equipment financing and trade payables incurred in the ordinary course of Business), individually or in the aggregate;

(viii) enter into, materially amend or materially modify, waive any material benefit or right under, novate, assign, assume or terminate or rescind any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms, or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract);

(ix) make any loans, advances or capital contributions of money or other property to, or guarantees for the benefit of, or any investments in, any Person in excess of $250,000, individually or in the aggregate, other than (A) the reimbursement of expenses of employees and other service providers in the ordinary course of business, and (B) prepayments and deposits paid to suppliers of the Company in the ordinary course of business;

(x) except pursuant to Section 5.20 and Section 5.21 and as required under the terms of any Employee Benefit Plan or by applicable Law, (A) amend or modify in any material respect, adopt, enter into, or terminate or rescind any material Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a material Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or agree to increase the compensation benefits or bonus payable, or pay any bonus to, any current or former Key Employee or Contingent Worker, other than, in each case, individual annual and merit-based raises of up to ten percent (10%) in the salary or wages of any such Key Employee or Contingent Worker and bonus payments made in the ordinary course of business and consistent with past practice, as applicable, (C) take any action to accelerate any material payment, right to payment or benefit, or the vesting or funding of any payment, right to payment or benefit, payable or to become payable to any current or former Key Employee or Contingent Worker, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former Key Employee, (E) increase the severance or change in control pay or benefits of any current or former executive director, manager, officer or employee, or (F) hire or terminate (other than for cause) or furlough the employment of any Key Employee (or person who would be a Key Employee, were he or she hired by the Company), or terminate any group of employees if such group termination, when taken alone, would trigger the WARN Act;

(xi) enter into, assume, assign, amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which it is a party or by which it is bound, other than in the ordinary course of business consistent with past practice;

(xii) make, change or revoke any material Tax election or material Tax accounting method, file any material Tax Return in a manner materially inconsistent with past practice, amend any material Tax Return, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim or assessment (other than an extension or

Annex A-48

waiver that arises pursuant to an extension to file a Tax Return obtained in the ordinary course of business), or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);

(xiii) waive, release, compromise, settle or satisfy any pending or threatened claim or compromise or settle any Liability, whether by Contract or otherwise, the performance of which would, at any time (A) involve the payment of more than $500,000 in the aggregate, (B) impose any material, non-monetary obligations on it (or SPAC or any of its Affiliates after the Closing), (C) require it to accept or concede material injunctive relief or (D) involve a Governmental Entity or alleged criminal wrongdoing;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xv) change the Company’s accounting principles, policies, procedures, practices or methods in any material respect, or make any change which would materially affect the reported consolidated assets, liabilities or results of operations of the Company, other than changes that are made in accordance with GAAP or PCAOB standards;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement;

(xvii) enter into any Contract or other arrangement that materially restricts its or its Affiliates’ ability to engage or compete in any material line of business or enter into a new material line of business;

(xviii) make any capital expenditure that in the aggregate exceeds $500,000;

(xix) voluntarily fail to maintain in full force and effect material insurance policies covering it and its Affiliates and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xx) enter into any transaction or amend in any material respect any existing Contract with any Company Related Party excluding, to the extent permitted under Section 5.1(b)(x), ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses;

(xxi) sell, assign, transfer, convey, abandon, lease, license, or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any material Intellectual Property Rights, except granting non-exclusive licenses pursuant to material transfer agreements, contract research agreements, clinical trial agreements, or services or supply agreements in which research, development, clinical trials, or supply or other services are being performed for the Company or other Contracts containing non-exclusive licenses, in each case, that are entered into by the Company in the ordinary course of business and where the grant of rights to use any such Intellectual Property Rights are incidental, and not material to, any performance under each such agreement;

(xxii) allow to lapse or expire or fail to take any action necessary to maintain any Intellectual Property Rights, except with respect to Intellectual Property rights that in the reasonable judgment of management of the Company are immaterial to the business of the Company; or

(xxiii) enter into any Contract to take or cause to be taken, or otherwise become obligated to take or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall (i) give SPAC, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, or (ii) prohibit, or otherwise restrict the ability of, the Company from using, paying or discharging any Indebtedness, Company Expenses or Liabilities of the Company.

Annex A-49

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the Closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to solicit proxies in connection with the SPAC Stockholder Approval, and (iii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, (iv) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, SPAC) and (v) making all such filings with and obtaining all such approvals of Nasdaq to permit Class A Common Stock to be issued in accordance with this Agreement to be listed on Nasdaq). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The costs incurred in connection with obtaining such Consents, including the HSR Act filing fee, shall be borne by SPAC; provided, however, that each Party shall, subject to Section 8.6, bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (A) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement, and (B) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. SPAC shall promptly inform the Company of any communication between any SPAC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company or any of its Affiliates, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of SPAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities, (2) terminate, amend or assign existing relationships and contractual rights or obligations, including licenses, or (3) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party, except with SPAC’s and the Company’s prior written consent.

(b) During the Interim Period, and unless prohibited by applicable Law, the SPAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SPAC Party) or SPAC (in the case of the Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any SPAC Party, the Company, or, in the case of the Company, SPAC, in advance. The Parties agree to consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with judicial proceedings under or relating to the HSR Act or any Foreign Antitrust Law.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article V that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) Without limiting the generality of this Section 5.2, SPAC will (and shall cause the Sponsor to) use reasonable best efforts to cause the satisfaction of the condition set forth in Section 6.3(c), which may include, during the Interim Period and subject to applicable Law, using commercially reasonable efforts to obtain (i) from Persons who have not previously entered into a Subscription Agreement on the date hereof, Subscription Agreements

Annex A-50

(ii) from all Pre-Closing SPAC Stockholders who have not previously entered into a Non-Redemption Agreement on the date hereof, Non-Redemption Agreements, and (iii) a partial cancellation or reduction in the amount of SPAC Expenses.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference, mutatis mutandis. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) During the Interim Period, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company or, in light of COVID-19 or any Pandemic Measures, jeopardize the health or safety of any employee of the Company (which may require remote and telephonic meetings)). Notwithstanding the foregoing, the Company shall not be required to provide, nor cause to be provided, to SPAC or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any SPAC Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) During the Interim Period, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the SPAC Parties (in a manner so as to not interfere with the normal business operations of the SPAC Parties or, in light of COVID-19 or any Pandemic Measures, jeopardize the health or safety of any employee of the SPAC Parties (which may require remote and telephonic meetings)). Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any SPAC Party is subject, (B) result in the disclosure of any trade secrets, (C) violate any legally binding obligation of any SPAC Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any SPAC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use, and shall cause the other SPAC Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a SPAC Party, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to this Section 5.4(a), Section 5.7 and Section 5.8, none of the Parties nor any of their respective Representatives or Affiliates shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing,

Annex A-51

the Company and SPAC or, after the Closing, SPAC; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall, where permitted under applicable Law and feasible with regard to any time limits imposed thereby in relation to making such announcement or other communication, use reasonable best efforts to consult with the Company, if the disclosing party is any SPAC Party, or with SPAC, if the disclosing party is the Company, prior to making such announcement or other communication, to review such announcement or communication and to give such non-disclosing party the opportunity to comment thereon, in which case the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall, where permitted under applicable Law and feasible with regard to any time limits imposed thereby in relation to making such announcement or other communication, use reasonable best efforts to consult with SPAC prior to making such announcement or other communication and to consider any comments of SPAC thereon in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the SPAC Parties, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release, a description of the Closing and the required pro forma financial statements and the historical financial statements prepared by the Company and its accountants, in each case, as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

(c) In the event that Section 5.4(a) conflicts with Section 5.4(b), then Section 5.4(b) shall govern and control solely to the extent of such conflict.

Section 5.5 Tax Matters.

(a) Each of the Parties intends that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each Party shall, and shall cause its respective Affiliates to, file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local law), that is final.

(b) Each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Affiliates not to) take any action, nor knowingly fail to take any action, whether before or after the Effective Time, where such action or failure could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. Each Party shall promptly notify the other Parties in writing if, before

Annex A-52

the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification). Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Company Stockholder Written Consent has been obtained, SPAC and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use reasonable best efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of SPAC (“Newco”), with Newco being the surviving company in such merger.

(c) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code.

(d) The Parties shall cooperate fully, as and to the extent reasonably requested by each of them, in connection with the filing or amendment of any Tax Returns or any audit or other proceeding with respect to Taxes of the Surviving Corporation, and with each other and their respective counsel to document and support the Tax treatment of the Merger in a manner consistent with the Intended Tax Treatment, including by providing reasonable and customary factual support letters.

(e) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in such connection, the SPAC Parties and the Company shall deliver to applicable Tax counsel customary Tax representation letters reasonably satisfactory to such Tax counsel, dated and executed by an authorized officer as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement.

Section 5.6 Exclusive Dealing.

(a) During the Interim Period, the Company shall not, and shall direct its Representatives and Affiliates not to, directly or indirectly (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal, (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal, (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal, (iv) other than in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company), or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) The Company shall (i) notify SPAC promptly upon receipt of any Company Acquisition Proposal by the Company, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Person(s) making such Company Acquisition Proposal, unless the Company is bound by any confidentiality obligation entered into prior to the date hereof prohibiting the disclosure of such identity), and (ii) keep SPAC reasonably informed on a reasonably current basis of any modifications to such offer or information.

(c) During the Interim Period, the SPAC Parties shall not, and each of them shall direct their Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal, (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal, (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal, (iv) other than in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, prepare or take any steps in connection

Annex A-53

with an offering of any securities of any SPAC Party (or any Affiliate or successor of any SPAC Party), or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(d) SPAC agrees to (A) notify the Company promptly upon any SPAC Party obtaining any SPAC Acquisition Proposal, and to describe the terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any Person making such SPAC Acquisition Proposal), and (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement/Proxy Statement. As promptly as practicable following the date of this Agreement, (a) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the Pre-Closing SPAC Stockholders soliciting proxies from such stockholders to obtain the SPAC Stockholders Approval at the SPAC Stockholders Meeting, and (b) SPAC shall prepare and file with the SEC a registration statement on Form S-4 or such other applicable form, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of, to the extent permitted by the rules and regulations promulgated by the SEC, the Class A Common Stock issuable in connection with the Merger (together with the Proxy Statement/Prospectus, the “Registration Statement/Proxy Statement”). Any lodgement or filing fees in connection with the filing of the Registration Statement/Proxy Statement with the SEC shall be borne by SPAC. Each of SPAC and the Company shall use its reasonable best efforts to (i) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, by the provision of audited financial statements (in accordance with PCAOB standards) of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC) and using reasonable best efforts to cause the Company’s auditors to deliver the required audit opinions and consents, and (ii) promptly notify the other Party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and SPAC shall use its reasonable best efforts to (A) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and (B) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SPAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information or representations concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of SPAC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including, for the avoidance of doubt, the Company providing for the Registration Statement/Proxy Statement its audited consolidated balance sheets as of December 31, 2022, and December 31, 2021, and its related consolidated statements of income (loss), changes in shareholders’ equity and cash flows for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards (the “Additional Company Financial Statements”), its unaudited consolidated balance sheet as of March 31, 2023, and the related unaudited consolidated statement of operations and comprehensive loss for the fiscal year-to-date period then ended, and necessary pro forma financial statements. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (1) such Party shall promptly inform, in the case of any SPAC Party, the Company, or, in the case of the Company, SPAC thereof, (2) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company, or, in the case of the Company, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement, (3) SPAC shall promptly file such mutually agreed-upon amendment or supplement with the SEC, and (4) the Parties shall reasonably cooperate, if appropriate, in promptly mailing such amendment or supplement to the Pre-Closing SPAC Stockholders. The Proxy Statement/Prospectus shall include materials for the adoption and approval by the Pre-Closing SPAC Stockholders of (i) the New ESPP, and (ii) the New Equity Incentive Plan. SPAC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Class A Common Stock for offering or sale in any jurisdiction, and SPAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it nor any of its Representatives, supplied by or on its behalf

Annex A-54

for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 SPAC Stockholder Approval.

(a) As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, SPAC shall (a) establish the record date for, duly call, give notice of, and (b) in any case within thirty (30) days of such effectiveness, duly convene and hold a meeting of its stockholders (the “SPAC Stockholders Meeting”) in accordance with the Governing Documents of SPAC, for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto, and providing its stockholders with the opportunity to elect to effect a SPAC Stockholder Redemption. Except as required by applicable Law, SPAC shall, through the unanimous approval of its board of directors, recommend to its stockholders (the “SPAC Board Recommendation”): (i) the adoption and approval of this Agreement and each Ancillary Document to which SPAC is a party and the transactions contemplated hereby and thereby (including the Merger), (ii) the adoption and approval of the issuance of Class A Common Stock in connection with the transactions contemplated by this Agreement, as required by Nasdaq listing requirements, (iii) the adoption and approval of the Required Governing Document Proposals, (iv) the adoption of the New Equity Incentive Plan and the New ESPP, (v) the election of directors to be nominated in accordance with Section 5.16, (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, (vii) the adoption and approval of each other proposal reasonably agreed by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, and (viii) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (viii) together, the “Required Transaction Proposals”); provided that SPAC may postpone or adjourn the SPAC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Stockholders prior to the SPAC Stockholders Meeting, or (D) if the holders of Class A Common Stock have elected to redeem a number of shares of Class A Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, (i) SPAC may only adjourn the SPAC Stockholders Meeting two (2) times, and (ii) in no event shall SPAC adjourn the SPAC Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as required by applicable Law, the recommendation of the SPAC Board contemplated by the preceding sentence shall be included in the Registration Statement/Proxy Statement.

(b) Notwithstanding the foregoing, if the SPAC Board, after consultation with its legal counsel, determines in good faith that failure to withdraw or modify the SPAC Board Recommendation would be a breach of the SPAC Board’s fiduciary duties to its stockholders under applicable Law, then the SPAC Board may withdraw or modify the SPAC Board Recommendation (any such action, a “Change in Recommendation”) as long as SPAC, to the extent reasonably practicable and permissible under applicable Law, provides the Company with at least forty-eight (48) hours’ advance written notice of such withdrawal or modification; provided that any such Change in Recommendation shall not affect SPAC’s obligations under this Section 5.8 to call and give notice of, use reasonable best efforts to convene and hold, the SPAC Stockholders Meeting and submit for the approval of the stockholders of SPAC the Required Transaction Proposals.

Section 5.9 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, SPAC, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Annex A-55

Section 5.10 Conduct of Business of SPAC. During the Interim Period, SPAC shall operate in the ordinary course in all material respects and not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the SPAC Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed if such matter is in furtherance of the transactions contemplated by this Agreement or any Ancillary Document), do any of the following:

(a) seek an approval from the Pre-Closing SPAC Stockholders, or otherwise adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any SPAC Party or any of their Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any issued and outstanding Equity Securities of SPAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any issued and outstanding Equity Securities of SPAC or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create, guarantee or assume (whether directly, contingently or otherwise) any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $1,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SPAC or any of its Subsidiaries;

(f) issue any Equity Securities of SPAC or any of its Subsidiaries or grant any options, warrants or stock appreciation rights with respect to Equity Securities of SPAC or any of its Subsidiaries;

(g) enter into, renew, modify or revise any SPAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction), other than the entry into any Contract with a SPAC Related Party with respect to the incurrence of Indebtedness permitted by Section 5.10(d);

(h) engage in any activities or business, or incur any material Liabilities, other than with respect to any activities, business or Liabilities that are (i) either otherwise permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, business or Liabilities contemplated by, or Liabilities incurred in connection with, or that are otherwise incidental or attendant to, this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with or consented to by the Company pursuant to this Section 5.10, (ii) in connection with or incidental or related to its continuing corporate (or similar) existence or it being (or continuing to be) a public company listed on Nasdaq, or (iii) which are administrative or ministerial in nature and, in the case of this clause (iii), which are not material;

(i) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC or its Subsidiaries;

(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the transactions contemplated by this Agreement;

(k) make, change or revoke any material Tax election or material Tax accounting method, file any material Tax Return in a manner materially inconsistent with past practice, amend any material Tax Return, enter into any agreement with a Governmental Entity with respect to a material amount of Taxes, settle or compromise any claim or assessment by a Governmental Entity in respect of any material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim or assessment (other than an extension or waiver that arises pursuant to an

Annex A-56

extension to file a Tax Return obtained in the ordinary course of business), or enter into any Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes);

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Proceeding);

(m) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices except changes that are made (i) in accordance with PCAOB standards, or (ii) as required by any Securities Law or any Order, directive, guideline, recommendation, statement, comment or guidance issued, passed, approved, published, promulgated or released by, the SEC, following reasonable prior consultation with the Company;

(n) make or permit to be made any distribution of amounts held in the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement);

(o) create any new Subsidiary;

(p) (A) merge, consolidate, combine or amalgamate with any Person, or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Securities in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, limited liability company, joint venture, association or other business entity or organization or division thereof; or

(q) enter into any Contract to take, or cause to be taken, or otherwise become obligated to take or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC, and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, SPAC from using the funds held by SPAC outside the Trust Account to pay any SPAC Expenses or any Liabilities of SPAC or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing; provided, that prior to any distribution or payment of any funds to the Sponsor or any of its Affiliates pursuant to the foregoing sentence, SPAC shall cause any Indebtedness of SPAC payable or owing to the Sponsor or any of its Affiliates to be paid in full and discharged with no further Liability or obligation of SPAC.

Section 5.11 Nasdaq Listing. From the date hereof through the Effective Time, SPAC shall ensure SPAC remains listed as a public company on Nasdaq. SPAC shall use its reasonable best efforts to, as promptly as reasonably practicable after the date of this Agreement (and in any event, as of immediately prior to or at the Effective Time), (a) cause the Class A Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance prior to the Effective Time, (b) satisfy any applicable initial and continuing listing requirements of Nasdaq, (c) cause the name of SPAC to be changed to “CERo Therapeutics Holdings, Inc.” with effect from the Closing Date, and (d) cause the ticker under which the Class A Common Stock is listed for trading on Nasdaq to be changed to “CERO” and have the Class A Common Stock listed for trading with such trading ticker. If the Company’s name is required to be changed by applicable Law in order to give effect to the foregoing clause (c), then the Company shall use commercially reasonable efforts to do so in as prompt a manner as practicable.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the SPAC’s public stockholders pursuant to the SPAC Stockholder Redemption, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Annex A-57

Section 5.13 Company Stockholder Approval. As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date that the Registration Statement/Proxy Statement becomes effective (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to SPAC a true and correct copy of a written consent (in form and substance reasonably satisfactory to SPAC) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL and the Company’s Governing Documents (the “Company Stockholder Written Consent”). The Company shall recommend to the Company Stockholders the approval and adoption of this Agreement and the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.14 SPAC Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of each SPAC Party, as provided in the applicable SPAC Party’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years, and (ii) SPAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SPAC shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable SPAC Party’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the SPAC Parties’ Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of any SPAC Party (the “SPAC D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such SPAC D&O Person was a director or officer of any SPAC Party prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law. If any claims are made or asserted within such six (6)-year period, all rights in respect of any such claims will continue until the full disposition of all such claims.

(b) SPAC shall not have any obligation under this Section 5.14 to any SPAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) SPAC shall purchase at or prior to Closing and maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the SPAC Parties as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “SPAC D&O Tail Policy”). Such “tail” policy or policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that SPAC shall not be required to pay a premium for such “tail” policy or policies in excess of three hundred seventy-five percent (375%) of the most recent premium paid by SPAC prior to the date of this Agreement and, if the requisite cover is not available for such a premium, SPAC shall purchase the maximum coverage available for three hundred seventy-five percent (375%) of the most recent premium paid by SPAC prior to the date of this Agreement.

Annex A-58

(d) If, following the Closing, SPAC (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SPAC shall assume all of the obligations set forth in this Section 5.14.

(e) The SPAC D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SPAC.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of the Company, as provided in any indemnification agreements or in the Company’s Governing Documents in effect as of immediately prior to the Effective Time, in either case, solely with respect to any acts, errors or omissions occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years, and (ii) SPAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SPAC shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents or in other applicable agreements in effect as of immediately prior to the Effective Time shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time or at any time prior to such time, were directors or officers of the Company (the “Company D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Effective Time by reason of the fact that such Company D&O Person was a director or officer of the Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law. If any claims are made or asserted within such six (6)-year period, all rights in respect of any such claims will continue until the full disposition of all such claims.

(b) Neither the SPAC nor the Company shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Effective Time, and SPAC shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company immediately prior to the Effective Time with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies in effect immediately prior to the Effective Time; provided that the Company shall not be required to pay a premium for such “tail” policy or policies in excess of three hundred seventy-five percent (375%) of the most recent premium paid by the Company prior to the Effective Time and, if the requisite cover is not available for such a premium, the Company shall purchase the maximum coverage available for three hundred seventy-five percent (375%) of the most recent premium paid by the Company prior to the Effective Time. Notwithstanding the foregoing in this Section 5.15(c), the Company in its sole discretion, in lieu of purchasing the Company D&O Tail Policy, may choose to maintain (and if so chosen, SPAC shall maintain or cause to be maintained) for a period of six (6) years after the Closing, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company immediately prior to the Effective Time with respect to any acts, errors or omissions occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on

Annex A-59

terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies immediately prior to the Effective Time.

(d) If, following the Closing, SPAC (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SPAC shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SPAC.

Section 5.16 Post-Closing Directors and Officers.

(a) SPAC and the Company shall take, or cause to be taken, all actions as may be necessary or appropriate such that effective immediately after the Effective Time, the SPAC Board shall consist of no fewer than five (5) directors, including such number of independent directors (for purposes of the Exchange Act and the rules promulgated thereunder) as may be required by Nasdaq, of which independent directors, at least one shall meet the “financial expert” requirements of Nasdaq (the “IFE Directors”). The members of the SPAC Board are the Persons determined in accordance with Section 5.16(b), Section 5.16(c) and Section 5.16(d), and such other directors mutually approved by SPAC and the Company that satisfy the requirements hereof and of applicable Law. The members of the compensation committee, audit committee and nominating committee of the SPAC Board are the Persons determined in accordance with Section 5.16(d). The Officers are the Persons determined in accordance with Section 5.16(e). In the event that the Parties determine to have a “classified board” (as defined by Nasdaq), the class of each director shall be determined by mutual agreement between SPAC and the Company.

(b) The individual identified on Section 5.16(b) of the Company Disclosure Schedules shall be a director on the SPAC Board immediately after the Effective Time (the “Company Designee”). SPAC shall take all such action within its power as may be necessary or appropriate (including, as applicable, (i) by including the applicable Company Designee’s name on the recommended slate of directors that are up for election at SPAC’s annual meeting of stockholders in SPAC’s proxy statement to its stockholders containing proposals for consideration by stockholders at such meeting and (ii) nominating the Company Designee for election to the SPAC Board) to give effect to the Company’s director designations (and its own designations, pursuant to Section 5.16(c)) as of immediately after the Effective Time.

(c) Notwithstanding the Company’s designation rights under Section 5.16(b), the individuals identified on Section 5.16(c) of the SPAC Disclosure Schedules, who shall be nominated by the Sponsor, shall be directors on the SPAC Board immediately after the Effective Time (the “SPAC Designees”).

(d) Following the date of this Agreement, and no later than 20 days prior to the effectiveness of the Registration Statement/Proxy Statement, the Company and SPAC (on behalf of the Sponsor) shall, subject to applicable listing rules of Nasdaq and applicable Law, consult with each other and agree as to the members of the SPAC Board, as constituted immediately after the Effective Time, who shall be the members of the compensation committee, audit committee and nominating committee of the SPAC Board immediately after the Effective Time; provided, however, that the audit committee shall contain at least one (1) IFE Director.

(e) The Persons identified on Section 5.16(e)of the Company Disclosure Schedules shall be the officers of the SPAC (the “Officers”) immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. SPAC shall take all such action within its power as may be necessary or appropriate to effectuate the appointment of such Officers.

(f) At or prior to the Closing, SPAC will (i) purchase a policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of the SPAC Designees, the Company Designee and the Officers with respect to any acts, errors or omissions occurring on or following the Effective Time that shall provide coverage on terms (with respect to coverage and amount) that are no less advantageous, in the aggregate, than the coverage and terms provided by a policy held by a Person similarly situated to SPAC (after giving effect to the Closing), and

Annex A-60

(ii) provide the SPAC Designees, the Company Designee and the Officers with and, subject to the entry into the same by the SPAC Designees, the Company Designee and the Officers, will enter into a director indemnification agreement with such individuals, in form and substance reasonably satisfactory to the Parties.

(g) Notwithstanding anything in this Section 5.16 to the contrary, in the event that any Person identified, nominated, designated, elected or appointed pursuant to this Section 5.16 is unwilling or unable (whether due to death, disability or otherwise) to serve, then, no later than the later of (i) twenty (20) days prior to the effectiveness of the Registration Statement/Proxy Statement or (ii) five (5) Business Days after the Party who so identified, nominated or designated such Person becomes aware of such unwillingness or inability of such Person to serve, such Person may, subject to applicable listing rules of Nasdaq and applicable Law and the consent of the other Party (such consent not to be unreasonably delayed, withheld or conditioned), replace such individual with another individual in accordance with the other provisions of this Section 5.16.

Section 5.17 PIPE Subscriptions.

(a) Without the prior written consent of the Company (such consent not to be unreasonably delayed, withheld or conditioned), SPAC shall not (other than changes that are solely ministerial) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, after the execution and delivery thereof and other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, SPAC shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein. Without limiting the generality of the foregoing, SPAC shall give the Company prompt written notice (a) of any requested amendment to any Subscription Agreement, (b) of any breach or default, to the knowledge of SPAC, by any party to any Subscription Agreement, (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of SPAC, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement, and (d) if SPAC does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms.

(b) Notwithstanding any other provision of this Agreement, SPAC agrees, for the benefit of the Company, to take all necessary, legally available steps to enforce against any Investor the terms of that Investor’s Subscription Agreement if the Investor is in material breach of its obligations thereunder, including any breach caused by the Investor’s failure to fund its Subscription Amount (as defined in its Subscription Agreement) at the time and in the amount required pursuant to its Subscription Agreement.

Section 5.18 Expense Statement. At least three (3) Business Days prior to the contemplated Closing Date, SPAC and the Company shall each deliver to the other a written statement setting forth a complete and accurate schedule of its good faith estimate of, in respect of SPAC, each Unpaid SPAC Expense, and in respect of the Company, each Unpaid Company Expense, as of the Closing Date.

Section 5.19 Transaction Litigation. During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder Proceeding, claim, investigation, examination or inquiry, whether or not before any Governmental Entity (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or, to the knowledge of SPAC or to the knowledge of the Company, as applicable, threatened in writing against (a) in the case of SPAC, SPAC, any of SPAC’s Affiliates or any of their respective Representatives or stockholders (in their capacity as such), or (b) in the case of the Company, the Company, any of the Company’s Affiliates or any of their respective Representatives or stockholders (in their capacity as such). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of

Annex A-61

the Company’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed) or (y) SPAC, any of SPAC’s Affiliates or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.19 conflicts with Section 2.8, then Section 2.8 shall govern and control solely to the extent of such conflict.

Section 5.20 Grant of RSUs Under New Equity Incentive Plan. On or as soon as practicable following the filing of an effective registration statement on Form S-8 (or other applicable form) with respect to the Class A Common Stock issuable under the New Equity Incentive Plan, SPAC will grant to certain Persons the number of restricted stock units with respect to SPAC Common Stock (“RSUs”) in an amount and upon certain vesting terms as agreed upon between the Parties, provided in each case that such person remains in a continuous service relationship with SPAC or the Company at each applicable vesting date, other than as provided for in an agreement between the Company and the RSU holder (collectively, the “Closing RSU Awards”).

Section 5.21 Employee Matters. Prior to the Closing, the SPAC Board will approve and adopt the New Equity Incentive Plan and the New ESPP, subject to the SPAC Stockholder Approval and, subject to shareholders having approved the New Equity Incentive Plan, on or as soon as practicable following the filing of an effective registration statement on Form S-8 (or other applicable form) with respect to the Class A Common Stock issuable under the New Equity Incentive Plan, the SPAC Board will approve the Closing RSU Awards.

Section 5.22 [Intentionally omitted].

Section 5.23 Company Lock-Up Agreements. During the Interim Period and subject to applicable Law, the Company will use commercially reasonable efforts to obtain from all Company Stockholders, who have not previously entered into a Company Lock-Up Agreement on the date hereof, Company Lock-Up Agreements prior to the Closing.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the transactions contemplated by this Agreement (including the Closing) are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists, of the following conditions:

(a) each applicable waiting period (and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) or Consent under the HSR Act shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement (including the Closing) shall exist, and the Parties shall act reasonably and in good faith and consult each other when assessing the application of any such restraint or prohibition;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Stockholder Written Consent shall have been obtained;

(e) the SPAC Stockholder Approval shall have been obtained;

(f) SPAC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, SPAC shall be able to satisfy any applicable initial and continuing listing requirements of Nasdaq, and SPAC shall not have received any notice of

Annex A-62

non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Class A Common Stock (including the Class A Common Stock to be issued hereunder) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof; and

(g) after giving effect to the transactions contemplated hereby (including the SPAC Stockholder Redemption and the PIPE Financing), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2 Other Conditions to the Obligations of the SPAC Parties. The obligations of the SPAC Parties to consummate the transactions contemplated by this Agreement (including the Closing) are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC (on behalf of itself and the other SPAC Parties), of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) in all material respects as of such earlier date), and (ii) the representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied; and

(e) each Ancillary Document to which the Company is or is to be a party pursuant hereto shall have been executed and delivered by the Company and shall be in full force and effect.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement (including the Closing) are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, of the following further conditions:

(a) (i) the SPAC Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) (except for de minimis inaccuracies) as of such earlier date), and (ii) the representations and warranties of the SPAC Parties (other than the SPAC Fundamental Representations) contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any limitation as to

Annex A-63

“materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a SPAC Material Adverse Effect;

(b) the SPAC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the SPAC Parties under this Agreement at or prior to the Closing;

(c) there being at least $30.0 million in Available Closing Cash;

(d) since the date of this Agreement, no SPAC Material Adverse Effect has occurred and is continuing;

(e) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) are satisfied; and

(f) each Ancillary Document to which SPAC or Sponsor is or is to be a party pursuant hereto shall have been executed and delivered by SPAC or Sponsor and (other than the Employment Agreements) shall be in full force and effect.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a material breach of any of its other obligations under this Agreement. None of the SPAC Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by any SPAC Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a material breach of any of its other obligations under this Agreement.

ARTICLE VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that none of the SPAC Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct, or if any SPAC Party has failed to perform any covenant or agreement on the part of such applicable SPAC Party set forth in this Agreement (including an obligation to consummate the Closing), such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) will not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company, and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either SPAC or the Company, if the transactions contemplated by this Agreement (including the Closing) shall not have been consummated on or prior to September 30, 2023 (the “Termination Date”); provided that if (x) all of the conditions to the consummation of the Merger set forth in Article VI (other than the conditions set forth in Section 6.3(c), Section 6.1(e), Section 6.1(f) and those conditions that by their nature are to be satisfied

Annex A-64

at the Closing) have been satisfied or waived, and (y) the Registration Statement/Proxy Statement has not been declared effective under the Securities Act by the date that is thirty (30) days prior to the Termination Date, then the Termination Date shall automatically be extended for one (1) successive period of three (3) months, and such date, as so extended, shall be the Termination Date for all purposes under this agreement; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if any SPAC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either SPAC or the Company, if the SPAC Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, SPAC’s stockholders have duly voted and the SPAC Stockholder Approval was not obtained; or

(g) by SPAC, if the Company does not deliver or cause to be delivered to SPAC the Company Stockholder Written Consent in accordance with Section 5.13 on or prior to the Company Stockholder Written Consent Deadline.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 5.3(a), this Section 7.2, Article VIII and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for the Willful Breach of this Agreement by, or any Fraud of, such Party occurring prior to the termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement, or in any instrument, document or certificate delivered pursuant to this Agreement, shall terminate at the Effective Time, except for (a) those covenants and agreements that, by their terms, contemplate performance after the Effective Time, and (b) those representations and warranties set forth in Section 3.25, Section 3.28, Section 4.16 and Section 4.20.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, undertakings, representations and other arrangements, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) prior to the Closing, SPAC and the Company, and (b) from and after the Closing, SPAC and the Sponsor. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified only (a) prior to the Closing, by a written agreement executed and delivered by SPAC and the Company, and (b) after the Closing, by a written agreement executed and delivered by the Company and the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Annex A-65

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, e-mail (having obtained electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)     If to any SPAC Party, to:

Phoenix Biotech Acquisition Corp.
2201 Broadway, Suite 705
Oakland, CA 94612
Attention: Chris Ehrlich
Email:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen M. Davis; Jeffrey A. Letalien
Email:

(b)    If to the Company, to:

CERo Therapeutics, Inc.
201 Haskins Way, Suite 230
San Francisco, CA 94080
Attention: Daniel Corey
Email:

with a copy (which shall not constitute notice) to:

Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, WA 98101-1355
Attention: Alan Hambelton; Kassendra Galindo
E-mail:

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All such notices, requests, claims, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, any such notice, request, claim, demand or other communication shall be deemed not to have been received until the next succeeding Business Day.

Section 8.5 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, in the event the Closing occurs, SPAC shall pay, or cause to be paid, all Unpaid Company Expenses and Unpaid SPAC Expenses from the Trust Account (provided, however, that the effect of such payment shall be disregarded for the purposes of Section 6.1(g), but not, for the avoidance of doubt, Section 6.3(c)).

Annex A-66

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement and Plan of Reorganization together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (b) masculine gender shall also include the feminine and neutral genders, and vice versa, (c) words importing the singular shall also include the plural, and vice versa, (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (e) references to “$” or “dollar” or “US$” shall be references to United States dollars, (f) the word “or” is disjunctive but not necessarily exclusive, (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (h) the word “day” means calendar day unless Business Day is expressly specified, (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to any SPAC Party, any documents or other materials posted to the Datasite electronic data room maintained by or on behalf of the Company as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement, (l) all references to any Law will be to such Law as amended, supplemented, restated or otherwise modified or re-enacted from time to time, and (m) all references to any Contract are to such Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Sections or subsections of Article III or IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. Without limiting the generality of the foregoing, the fact that any disclosure on any of the Schedules is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on the Schedules would not constitute a breach of such representation or warranty, (i) shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of materiality disclosure in respect of any representation or warranty or create any covenant and (ii) shall not constitute, or be deemed to be, an admission to any third party concerning such item or an admission of default or breach under any agreement or document.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14 and Section 5.15 and, with respect thereto, this Section 8.9 and Section 8.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3 and Section 8.13 and, with respect thereto, this Section 8.9 and Section 8.14. Cooley LLP (“Cooley”) shall be an express third-party beneficiary of Section 8.19 and, with respect thereto, this Section 8.9 and Section 8.14.

Annex A-67

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, then all other provisions of this Agreement shall remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures; Effectiveness. This Agreement and each Ancillary Document (including any of the Closing deliverables contemplated hereby) may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the Closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document or Closing deliverable.

Section 8.12 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the knowledge of the Company,” “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the SPAC Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement or related to the transactions contemplated hereby, may only be made against, the Parties (and then only with respect to the specific obligations of such Parties, as set forth herein), and none of the Representatives of any SPAC Party (including the Sponsor) or the Company (and including the Parties’ stockholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein. For the avoidance of doubt, nothing in this Section 8.13 shall limit the enforcement of, or recovery under, Ancillary Documents.

Section 8.14 Extension; Waiver. The Company (prior to the Closing) or the Sponsor (after the Closing) may (a) extend the time for the performance of any of the obligations or other acts of the SPAC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the SPAC Parties set forth herein or (c) waive compliance by the SPAC Parties with any of the agreements or conditions set forth herein. SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights, powers or privileges hereunder shall not constitute a waiver of such rights, powers or privileges, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT (OTHER THAN THE EXCLUDED AGREEMENTS, WITH RESPECT TO WHICH, FOR THE AVOIDANCE OF DOUBT, THE FOREGOING APPLIES SOLELY AS AMONG THE PARTIES AND NOT TO ANY OTHER PARTY THERETO), OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT (OTHER THAN THE EXCLUDED

Annex A-68

AGREEMENTS, WITH RESPECT TO WHICH, FOR THE AVOIDANCE OF DOUBT, THE FOREGOING APPLIES SOLELY AS AMONG THE PARTIES AND NOT TO ANY OTHER PARTY THERETO) OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document (other than the Excluded Agreements, with respect to which, for the avoidance of doubt, the foregoing applies solely as among the Parties and not to any other party thereto), or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document (other than the Excluded Agreements, with respect to which, for the avoidance of doubt, the foregoing applies solely as among the Parties and not to any other party thereto) or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any Ancillary Document (other than the Excluded Agreements, with respect to which, for the avoidance of doubt, the foregoing applies solely as among the Parties and not to any other party thereto), or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document (other than the Excluded Agreements, with respect to which, for the avoidance of doubt, the foregoing applies solely as among the Parties and not to any other party thereto) or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or any Ancillary Document (other than the Excluded Agreements, with respect to which, for the avoidance of doubt, the foregoing applies solely as among the Parties and not to any other party thereto), or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding. Notwithstanding the foregoing, a party may seek the remedies contemplated by Section 8.17 in any court of competent jurisdiction.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the

Annex A-69

terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) the other Parties have an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-259491) on October 8, 2021 (the “Prospectus”). The Company acknowledges, agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and certain proceeds of the private placement (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders. The Company hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, the transactions contemplated hereby or any proposed or actual business relationship between SPAC or any of its Representatives or Affiliates, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company hereby irrevocably waives (on its own behalf and on behalf of its Company Related Parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason whatsoever. Notwithstanding anything herein or otherwise to the contrary (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement), or for Fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 8.19 Conflicts and Privilege.

(a) SPAC and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of SPAC, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “SPAC Group”), on the one hand, and (ii) any pre-Closing stockholders, directors, members, partners, officers or employees of the Company or Affiliates (the “Company Group”), on the other hand, Cooley, may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to SPAC or the Surviving Corporation, and even though Cooley may be handling ongoing unrelated matters for SPAC, the Surviving Corporation or the members of the Company Group.

(b) SPAC and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications made prior to the Closing (in each case, including to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby) between or among the Company, its Affiliates or any member of the Company Group, on the one hand, and Cooley, on the other hand (the “Cooley Privileged Communications”), the attorney/client privilege, attorney work-product protection, and the expectation of client confidence shall survive the Merger and belong to the pre-Closing stockholders of the Company after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation or any other member of the SPAC Group. Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the SPAC Group, on the one hand, and a third party other than the Company, its Affiliates or any member of the Company Group, on the other hand, SPAC (or such other member of the SPAC Group, as applicable) may assert the attorney-client privilege to

Annex A-70

prevent the disclosure of the Cooley Privileged Communications to such third party; provided, however, that neither SPAC nor the SPAC Group may waive such privilege with respect to Cooley Privileged Communications without the prior written consent of Cooley.

(c) Notwithstanding the foregoing, any privileged communications or information shared by or on behalf of the Company prior to the Closing with SPAC or the Sponsor shall remain the privileged communications (the attorney/client privilege, attorney work-product protection, and the expectation of client confidence shall survive the Merger and belong to the pre-Closing stockholders of the Company after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation or any other member of the SPAC Group), and SPAC agrees, on its own behalf and on behalf of the other members of the SPAC Group, not to assert that any privilege has been waived as to the Cooley Privileged Communications, by virtue of the same having been shared.

(d) SPAC agrees on behalf of itself and the other members of the SPAC Group, (i) to the extent that SPAC or, after the Closing, the Surviving Corporation receives or takes physical possession of any Cooley Privileged Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by the Company or the Company’s pre-closing stockholders of the privileges or protections described in this Section 8.19, and (B) neither SPAC nor the SPAC Group shall assert any claim that the Company, or the Company’s pre-closing stockholders or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Cooley Privileged Communications, including by way of review of any electronic data, communications or other information, by seeking to have the Company or the Company’s pre-closing stockholders waive the attorney-client or other privilege or otherwise and (iii) not to seek to obtain the Cooley Privileged Communications from Cooley as long as such Cooley Privileged Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) To the extent that files or other materials maintained by Cooley constitute property of its clients, such property rights (and the attorney/client privilege, attorney work-product protection, and the expectation of client confidence with respect thereto) shall survive the Merger and belong to the pre-Closing stockholders of the Company after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation or any other member of the SPAC Group, and Cooley shall have no duty to reveal or disclose to any Person any such files or other materials or any Cooley Privileged Communications, as long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) SPAC on behalf of itself and the SPAC Group, hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 8.19 shall be irrevocable, and no term of this Section 8.19 may be amended, waived or modified, without the prior written consent of Cooley (not to be unreasonably withheld, conditioned or delayed).

* * * * *

Annex A-71

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement and Plan of Reorganization to be duly executed on its behalf as of the day and year first above written.

COMPANY:	CERO THERAPEUTICS, INC.
	By:	/s/ Daniel Corey
	Name:	Dr. Daniel Corey
	Title:	Chief Executive Officer
SPAC:	PHOENIX BIOTECH ACQUISITION CORP.
	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer
MERGER SUB:	PBCE MERGER SUB, INC.
	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	President

[Signature Page to Business Combination Agreement and Plan of Reorganization]

Annex A-72

SCHEDULE I

Budget

See attached.

Annex A-73

EXHIBIT A

FORM OF SPONSOR SUPPORT AGREEMENT

See attached.

Annex A-74

Exhibit A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of June 4, 2023, is made by and among Phoenix Biotech Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), as a shareholder of Phoenix Biotech Acquisition Corp., a Delaware corporation (“SPAC”), solely for purposes of Section 6 of this Agreement, the other Persons party hereto as “Other SPAC Insiders” set forth on the signature pages hereto (the “Other SPAC Insiders,” and together with the Sponsor, collectively, the “SPAC Insiders”), SPAC, and CERo Therapeutics, Inc., a Delaware corporation (the “Company”). The Sponsor, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company and PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), propose to enter into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, as of the date of this Agreement, the Sponsor owns 4,596,250 shares of Class B Common Stock (the “Founder Shares”), (b) 699,996 shares of Class A Common Stock and (c) private placement warrants exercisable for an aggregate of 349,998 shares of Class A Common Stock at $11.50 per share ((a)-(c), collectively, the “Sponsor Equity Securities”);

WHEREAS, Sponsor is the sole legal and beneficial owner of and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the Sponsor Equity Securities (in addition to any other equity securities of SPAC acquired by the Sponsor after the date hereof and prior to the Closing, including, without limitation, in the event of any equity dividend or distribution, or any change in the equity interests of Sponsor, and any equity securities issued or deemed issued to Sponsor in connection with the conversion or exchange of any other equity securities, or received by Sponsor pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like (collectively, the “Subject SPAC Equity Securities”);

WHEREAS, Sponsor will agree to waive any adjustment to the conversion ratio or other anti-dilution protections set forth in the SPAC Certificate of Incorporation, with respect to the Subject SPAC Equity Securities (as defined in the SPAC Certificate of Incorporation) in connection with the Merger; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger);

WHEREAS, in consideration for the payments and other benefits to be received by Sponsor under and subject to the terms of the Business Combination Agreement and as a material inducement to SPAC’s, Merger Sub’s, and the Company’s entry into the Business Combination Agreement and consummation of the transactions contemplated thereby, Sponsor agrees to enter into this Agreement and to be bound by the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote.

(a) Sponsor hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 7 (the “Effective Period”), the Sponsor hereby agrees that at any meeting of the stockholders of SPAC (whether annual or extraordinary and whether or not adjourned or postponed or any other meeting of SPAC), however called, on

Annex A-75

any written resolution, and in any action by written consent or resolution, in each case of the shareholders of SPAC (collectively, “such meeting or written consent”), Sponsor shall, solely in its capacity as a shareholder of SPAC do the following:

i.       when such meeting is held, appear at such meeting (in person or by proxy) or otherwise cause the Subject SPAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum;

ii.      vote the Subject SPAC Equity Securities (or execute and return an action by written consent), or cause the Subject SPAC Equity Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent (including the SPAC Stockholders Meeting), in favor of the Required Transaction Proposals and the transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), including with respect to any matter in furtherance of the Transactions or by any of the Ancillary Documents for which a vote or approval of the SPAC shareholders is required (the “Transaction Approvals”);

iii.     vote against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of SPAC or Merger Sub contained in the Business Combination Agreement, that conflicts or materially impedes or interferes with any Required Transaction Proposals, including any SPAC Acquisition Proposal, or that would adversely affect or delay the consummation of the transactions contemplated by the Business Combination Agreement;

iv.      validly execute and deliver to SPAC, on (or effective as of) the fifth (5th) Business Day following the date that the Proxy Statement/Prospectus is disseminated by SPAC to SPAC’s stockholders (following the date that the Registration Statement/Proxy Statement becomes effective), a properly completed voting proxy in the form distributed by or on behalf of SPAC in favor of the Required Transaction Proposals and any other proposals set forth in the Registration Statement/Proxy Statement; and

v.       except as set forth in the Proxy Statement/Registration Statement, vote against the following actions or proposals: (A) any proposal in opposition to approval of the Business Combination Agreement or in competition with or materially inconsistent with the Business Combination Agreement; (B) any SPAC Acquisition Proposal and (C) (x) any amendment of the Amended Certificate of Incorporation or bylaws of SPAC or (y) any other action or proposal involving SPAC any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of SPAC’s closing conditions or obligations under the Business Combination Agreement not being satisfied.

(b) During the Effective Period, Sponsor shall not take, nor shall it permit any of its Affiliates or any of its or their respective representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any SPAC Acquisition Proposal or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any SPAC Acquisition Proposal, in the case of each of clauses (i) and (ii), other than a SPAC Acquisition Proposal with the Company, its shareholders and their respective Affiliates and representatives. Sponsor shall and shall cause its Affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a SPAC Acquisition Proposal, other than with the Company, its equityholders or their respective controlled Affiliates. If Sponsor receives any inquiry or proposal with respect to a SPAC Acquisition Proposal, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after Sponsor becomes aware of such inquiry or proposal) (i) notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal and (ii) advise the Company of such inquiry or proposal.

2. Waivers.

(a) During the Effective Period, the Sponsor (for itself, and for its successors, heirs and assigns) hereby waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by Law and the Governing Documents of SPAC,

Annex A-76

and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the shares of Class B Common Stock held by the Sponsor convert into shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of SPAC in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 4.03 of the SPAC Certificate of Incorporation, that provide that in no event may any Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

(b) The Sponsor hereby waives any and all Redemption Rights in respect to the Required Transaction Proposals and shall not elect to cause SPAC to redeem any Subject SPAC Equity Securities beneficially owned or owned of record by the Sponsor in connection with the Required Transaction Proposals.

(c) The Sponsor hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account with respect to the Subject SPAC Equity Securities.

3. Transfer of Shares.

(a) During the Effective Period, the Sponsor hereby agrees that the Sponsor shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject SPAC Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of the Sponsor’s Subject SPAC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Sponsor’s Subject SPAC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any of the Sponsor’s Subject SPAC Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)), result in a sale or disposition of the Sponsor’s Subject SPAC Equity Securities or (v) enter into any agreement, undertaking or take any action that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, Sponsor’s obligations pursuant to this Agreement, except as expressly permitted by the Business Combination Agreement.

(b) From the Closing until the earlier of (i) the Lock-Up Release Date (as defined below) or (ii) the valid termination of this Agreement pursuant to Section 7, the Sponsor hereby agrees that the Sponsor shall not, directly or indirectly, Transfer any of the Founder Shares; provided, however, that the foregoing shall not apply to any Transfer (A) to SPAC’s officers or directors, any affiliates or family member of any of SPAC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer. Notwithstanding the foregoing, the Sponsor shall be permitted to transfer Founder Shares to the SPAC, as successor by merger to the business of the Company, or to (i) an investor in the SPAC’s private placement of equity securities consummated contemporaneous with the Closing or (ii) a stockholder of the SPAC, in each case (i) and (ii), who enters into an agreement with the SPAC not to exercise redemption rights in connection with the Closing with respect to the shares of Class A Common Stock held by such stockholder, in each case in consideration of such investor’s purchase or non-redemption. For purposes of this Agreement, the “Lock-Up Release Date” means the earliest of (A) 180 days after the date of the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period commencing after the Closing, or (y) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of SPAC having the right to exchange their SPAC Common Stock for cash, securities or other property.

Annex A-77

(c) In furtherance of the foregoing, SPAC hereby agrees to (i) place a revocable stop order on all Founder Shares subject to Section 3(a) and Section 3(b), including those which may be covered by a registration statement, and (ii) notify SPAC’s transfer agent in writing of such stop order and the restrictions on such Founder Shares under Section 3(a) and Section 3(b) and direct SPAC’s transfer agent not to process any attempts by the Sponsor to Transfer any Founder Shares except in compliance with Section 3(a) and Section 3(b); for the avoidance of doubt, the obligations of SPAC under this Section 3(c) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Founder Shares.

4. Other Covenants. The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.6(c) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to SPAC as if the Sponsor is directly a party thereto.

5. Sponsor Representations and Warranties. Sponsor represents and warrants to SPAC, the Company and Merger Sub that:

(a) Sponsor is a corporation, limited liability company, partnership, trust, proprietorship or other legal entity, it has all necessary corporate, limited liability company, limited partnership or other applicable power and authority to execute and deliver this Agreement and to perform Sponsor’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by Sponsor have been duly and validly authorized by all necessary action on the part of Sponsor; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by Sponsor will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of the organizational documents of Sponsor or Sponsor’s Affiliates; and (iv) the execution and delivery of this Agreement does not, and the performance by Sponsor of Sponsor’s obligations hereunder will not, result in the creation or imposition of any Lien upon the Subject SPAC Equity Securities.

(b) Sponsor has duly and validly executed this Agreement, (ii) this Agreement is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms set forth herein (except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar applicable Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity), (iii) Sponsor is the sole legal and beneficial owner of, and has good and valid title, to, all of the Subject SPAC Equity Securities, and (iv) there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject SPAC Equity Securities), other than pursuant to the SPAC Certificate of Incorporation, or any restrictions on transfer arising under applicable securities Laws. Sponsor has the sole right to vote the Subject SPAC Equity Securities, and, none of the Subject SPAC Equity Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the SPAC Certificate of Incorporation, or any restrictions on transfer arising under applicable securities Laws. The SPAC Equity Securities are the only equity securities of Sponsor owned legally or beneficially by Sponsor on the date hereof, Sponsor does not own beneficially or legally have the right to acquire, or have any other interest in, any other equity securities of SPAC or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing.

(c) Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Subject SPAC Equity Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject SPAC Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject SPAC Equity Securities that is inconsistent with Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement;

(d) There are no Proceedings pending against such Sponsor or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

Annex A-78

6. Termination of SPAC Class B Common Stock Lock-up Period. Each SPAC Insider and SPAC hereby agree that effective as of the consummation of the Closing (and not before), Section 3 of that certain Letter Agreement, dated as of October 5, 2021 (the “Insider Letter”), by and among SPAC and the SPAC Insiders shall be amended and restated in its entirety as follows:

“3. Reserved.”

The amendment and restatement of the Insider Letter set forth in this Section 5 shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Period; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 3(b), 6 and 11 (solely to the extent related to the foregoing Sections 2 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to the following Sections 8 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement and (y) “Fraud” means an act or omission by a Party consisting of a false or incorrect representation or warranty expressly set forth in this Agreement with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of New York. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any non-party affiliate of the Company or SPAC, as applicable (other than the SPAC Insiders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company’s non-party affiliates or SPAC’s non-party affiliates (other than the SPAC Insiders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of the Subject SPAC Equity Securities, and not in the Sponsor’s (or any of its representatives’) capacity as a director, officer or employee of any SPAC Party, and (b) subject to Section 5.8 (SPAC Stockholder Approval) of the Business Combination Agreement, nothing herein will be construed to limit or affect any action or inaction by the Sponsor or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

Annex A-79

10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), email (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)     if to Parent:

Phoenix Biotech Acquisition Corp.
2201 Broadway, Suite 705
Oakland, CA 94612
Attention: Chris Ehrlich
Email:

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen M. Davis; Jeffrey A. Letalien
Email:

(b)    if to Company:

CERo Therapeutics, Inc.
201 Haskins Way, Suite 230
San Francisco, CA 94080
Attention: Daniel Corey
Email:

with copies (which shall not constitute notice) to:

Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, WA 98101-1355
Attention: Alan Hambelton; Kassendra Galindo
E-mail:

(c)     if to Sponsor, to the address or facsimile number set forth under such Sponsor’s signature on the signature page hereto.

11. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever in connection with the matters governed by this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Amendment. Except as otherwise specifically set forth in this Agreement, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by Parent and the Company.

13. Entire Agreement. This Agreement, the schedules hereto and the Business Combination Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.

Annex A-80

14. No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

15. Further Assurances. From time to time and without additional consideration, Sponsor agrees that it (i) shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect Sponsor’s, the Company’s and/or Parent’s ability to perform its obligations under this Agreement and/or the Business Combination Agreement, except as expressly contemplated by this Agreement or the Business Combination Agreement, and (ii) shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

16. Disclosure. Sponsor agrees to provide to Parent, the Company and their respective Representatives any information regarding such Sponsor or the Subject SPAC Equity Securities that is reasonably requested by Parent, the Company or their respective Representatives and required in order for the Company and Parent to comply with Sections 5.4(b) (Public Announcements) and 5.7 (Preparation of Registration Statement/Proxy Statement) of the Business Combination Agreement. Sponsor hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including the Registration Statement/Proxy Statement), the Sponsor’s identity and ownership of the Subject SPAC Equity Securities and the nature of the Sponsor’s obligations under this Agreement.

17. Certain Events. Sponsor agrees (severally with respect to itself and not jointly) that this Agreement and the obligations hereunder will attach to Sponsor’s Subject SPAC Equity Securities and will be binding upon any Person to which legal or beneficial ownership of such Subject SPAC Equity Securities passes, whether by operation of law or otherwise, including such Sponsor’s heirs, guardians, administrators or successors.

18. Incorporation by Reference. 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures; Effectiveness), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

Annex A-81

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PHOENIX BIOTECH ACQUISITION CORP.
By:
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer
PHOENIX BIOTECH SPONSOR, LLC
By:
	Name:	Chris Ehrlich
	Title:	Manager
CERO THERAPEUTICS, INC.
By:
Name:
Title:
Solely for purposes of Section 6 of this Agreement, the following Other SPAC Insiders:

Chris Ehrlich, individually

Daniel Geffken, individually

Brian Atwood, individually

Caroline Loewy, individually

Barbara Kosacz, individually

Douglas Fisher, individually

Kathleen LaPorte, individually

Annex A-82

EXHIBIT B

FORM OF COMPANY SUPPORT AGREEMENT

See attached.

Annex A-83

Exhibit B

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This COMPANY STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of June 4, 2023, is made by and among Phoenix Biotech Acquisition Corp., a Delaware corporation (“Parent”), CERo Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the undersigned holders (together with each such holder who executes a signature page to this Agreement after the date hereof, collectively, the “Holders”) of capital stock of the Company. Each of Parent, the Company and the Holders may hereinafter be referred to as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Parent, PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company propose to enter into, concurrently herewith, a Business Combination in the form attached hereto as Exhibit A (as such agreement may be amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation (the “Merger”), and, after giving effect to such Merger, a wholly-owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, each Holder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and has sole voting power with respect to the number and type of the Company Shares indicated opposite such Holder’s name on Schedule 1 attached hereto (or, in the case of any Holder who executes a signature page to this Agreement after the date hereof, attached to such Holder’s signature page) (as used herein, the term “Shares” means all the Company Shares held by the Holders as of the date hereof and any Company Shares or other equity interests or shares of the capital stock of the Company that such Holder may hereafter acquire, including, without limitation, through acquiring ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) prior to the termination of the obligations of such Holder under this Agreement);

WHEREAS, this Agreement is a material inducement to Parent’s, Merger Sub’s and the Company’s willingness to enter into the Business Combination Agreement and the Ancillary Documents and consummate the transactions contemplated thereby, including the Merger, pursuant to which such Holder will directly or indirectly receive a material benefit; and

WHEREAS, all capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Business Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent and the Holders agree as follows:

Section 2. Agreement to Vote Shares.

(a) During the period commencing from the date hereof and ending on the Expiration Date (as defined below) (the “Effective Time”), each Holder, by this Agreement, solely in their capacity as a stockholder of the Company, unconditionally and irrevocably agrees to, at any meeting of the Company Stockholders (or any adjournment or postponement thereof), and in any action by written consent of the Company Stockholders (which written consent shall be delivered promptly, and in any event within five (5) Business Days following the date that the Registration Statement becomes effective), such Holder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its, his or her Company Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Company Shares:

(i) to vote (A) in favor of adoption and approval of the Business Combination Agreement, the Merger, and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, and (B) against (x) any proposal that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (y) any proposal that conflicts or

Annex A-84

materially impedes, delays, frustrates, prevents, interferes or nullifies any provision of this Agreement, the Business Combination Agreement or the Merger, including any Company Acquisition Proposal, or (z) would adversely affect or delay the consummation of the transactions contemplated by the Business Combination Agreement or that would otherwise reasonably be expected to result in the failure of the Merger from being consummated. Each Holder acknowledges receipt and review of a copy of Business Combination Agreement and that the obligations of each Holder specified in this Section 1 shall apply whether or not the Merger is recommended by the Board of Directors of the Company; and

(ii) in any other circumstances upon which a consent or other approval is required under the Governing Documents of the Company or otherwise sought with respect to, or in connection with, the Business Combination Agreement or the Merger, to vote, consent or approve (or cause to be voted, consented or approved) all of such Shares held at such time in favor thereof.

[(b) Without limiting any other rights or remedies of Parent, each Holder hereby irrevocably appoints Parent or any individual designated by Parent as such Holder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Holder, up to the Expiration Date, to attend on behalf of such Holder any meeting of the Company Stockholders with respect to the matters described in Section 1(a)(ii), to include the Shares held by such Holder in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) such Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a)(ii) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, only in the event and to the extent that the Holder fails to timely perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to this Section 1(b) on any matter except those provided in Section 1(a), and each Holder may vote its, his or her Shares on all other matters, subject to the other applicable covenants, agreements and obligations set forth in this Agreement.

(c) The proxy granted by each Holder pursuant to Section 1(b) (i) will be automatically revoked upon the Expiration Date, (ii) is coupled with an interest sufficient in Law to support, subject to clause (i), an irrevocable proxy and is granted in consideration for Parent entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby, and (iii) is a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Holder and shall revoke any and all prior proxies granted by such Holder with respect to the Shares held by such Holder. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a)(ii) shall control in the event of any conflict between such vote or consent by such proxyholder and a vote or consent by each Holder (or any other Person with the power to vote the Shares held by such Holder) with respect to the matters in Section 1(a)(ii).]1

(d) During the Effective Time, except as expressly set forth herein, no Holder shall enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with this Section 1. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(e) In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing (including the transactions contemplated by the Business Combination Agreement), the term “Shares” shall be deemed to refer to and include the Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction (including the SPAC Common Stock received as result of the consummation of the Merger pursuant to the Business Combination Agreement). For the avoidance of doubt, in no event shall the term “Shares” be deemed to refer to or include any securities issued to any Holder pursuant to any Subscription Agreement.

____________

1       This was omitted in the agreement with one stockholder.

Annex A-85

Section 3. Transfer of Shares. Each Holder agrees that, during the Effective Time, he, she or it shall not sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Shares or otherwise agree to do any of the foregoing (collectively, a “Transfer”), except (i) in compliance with all applicable federal and state securities Laws, (ii) in compliance with the Governing Documents of the Company (it being understood and agreed than any waiver or consent to any Transfer pursuant to the Governing Documents of the Company shall require the mutual consent of Parent and the Company) provided, that the foregoing shall not prohibit the transfer of the Shares (A) if Holder is an individual (1) to any member of such Holder’s immediate family, or to a trust for the benefit of Holder or any member of Holder’s immediate family, the sole trustees of which are such Holder or any member of such Holder’s immediate family or (2) by will, other testamentary document, under the laws of intestacy or by virtue of laws of descent and distribution upon the death of Holder; or (B) if Holder is an entity, a partner, member, or affiliate of Holder, but only if, in the case of clause (A) and (B), such transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement, (iii) in compliance with the Business Combination Agreement or to another Company Stockholder that is a party to this Agreement and bound by the terms and obligations hereof and (iv) for avoidance of doubt, in each case (i)-(iii) if, prior to such Transfer, each transferee signs a counterpart to this Agreement pursuant to which such transferee agrees to be bound by the terms of this Agreement and to be a “Holder” hereunder; provided that, any subsequent transfer of the Shares by any such transferee shall also be made pursuant to, and in accordance with, all of the provisions of this Section 2 to the same extent as if each such transferee were a Holder. Each Holder shall not, directly or indirectly,

(i) pledge, encumber or create a Lien on any Shares or enter into any contract, option, commitment or other arrangement or understanding with respect to the foregoing;

(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any of such Holder’s Shares;

(iii) enter into, or deposit any of such Holder’s Shares into, a voting trust or take any other action which would, or would reasonably be expected to, result in a diminution of the voting power represented by any of such Holder’s Shares; or

(iv) commit or agree to take any of the foregoing actions.

As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Business Combination Agreement shall be terminated pursuant to Article 7 thereof and (iii) upon mutual written agreement of the Parties.

Section 4. Certain Covenants of the Holder.

(a) Each Holder and the Company hereby agree that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule 2 hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Effective Time and (ii) upon such termination neither the Company nor any of its Affiliates shall have any further obligations or any Liability under or with respect to each such agreement. Without limiting the above, each of the Equity Holders who are a party to the agreements set forth on Schedule 2 hereby expressly and irrevocably acknowledge and agree that all terms and conditions of the respective agreements to which they are a party were duly observed or waived, as applicable.

(b) Each Holder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Holder is directly party thereto, and (ii) Section 5.6(a) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto.

Section 5. Representations and Warranties of Holders. Each Holder hereby represents and warrants to Parent as follows:

(a) (i) if such Holder is a natural person, he or she has all the requisite power, legal capacity, and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Holder is not a natural person,

Annex A-86

(A) is a legal entity duly incorporated, formed or organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid, legal and binding agreement with respect to such Holder, enforceable against such Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies;

(c) if such Holder is the beneficial owner of any Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Business Combination Agreement;

(d) there are no Proceedings pending against such Holder or to the knowledge of such Holder threatened against such Holder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Holder of its, his or her obligations under this Agreement.

(e) such Holder is the record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, and has good and valid title to, all of such Holder’s Share set forth opposite the Holder’s name on Schedule 1 hereto, free and clear of any Liens, other than Liens created by this Agreement, applicable securities laws, the Company’s Governing Documents, that certain Registration Rights Agreement made as of October 5, 2021 by and among the Company and certain of its stockholders (the “Registration Rights Agreement”), that certain Stockholders Agreement made as of May 22, 2019, by and among the Company and certain of its stockholders (the “Stockholders Agreement”), and Permitted Liens. Such Holder has sole, and otherwise unrestricted, voting and investment power with respect to such Shares; none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares (other than the Stockholders Agreement); and no Person has any right to acquire from such Holder any of the Shares indicated opposite such Holder’s name on Schedule 1 hereto;

(f) such Holder agrees to promptly notify Parent and Company in writing of any changes or updates to Schedule 1 hereto as it relates to such Holder after the date hereof;

(g) such Holder understands that, at the Effective Time, each outstanding Share shall be converted into the right to receive the Merger Consideration as set forth in the Business Combination Agreement;

(h) the execution and delivery of this Agreement by such Holder, the consummation by such Holder of the transactions contemplated hereunder and the performance by such Holder of his, her or its obligations hereunder do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, any Contract or any judgment to which such Holder is a party or by which such Holder is bound, or any Law to which such Holder is subject or, in the event that such Holder is a corporation, company, partnership, limited liability company, joint venture, association, trust, business trust or other entity, any Governing Document of such Holder;

(i) the execution and delivery of this Agreement by such Holder, the consummation by such Holder of the transactions contemplated hereunder and the performance by such Holder of his, her or its obligations hereunder do not and will not require any consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity by such Holder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, qualifications, orders or authorizations or registrations, declarations or filings, would not prevent or impair in any material respect the performance by such Holder of his, her or its obligations under this Agreement;

(j) no investment banker, broker, finder, consultant or intermediary or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of such Holder in connection with its entering into this Agreement; and

Annex A-87

(k) such Holder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently and without reliance upon Parent or the Company and based on such information as such Holder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Each Holder acknowledges that Parent and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Unitholder acknowledges that the agreements contained herein with respect to the Company Shares held by such Holder are irrevocable.

Section 6. Remedies. Notwithstanding anything to the contrary set forth in the Business Combination Agreement, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 7. No Waivers. No waiver of any breach of this Agreement extended by Parent to a Holder shall be construed as a waiver of any rights or remedies of Parent with respect to any other Holder or with respect to any subsequent breach of such Holder or any other such Holder. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

Section 8. Appraisal Rights; Claims. Each Holder hereby agrees (a) not to exercise any appraisal rights or any dissenters’ rights that such Holder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Merger, and (b) not to commence or participate in any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Merger, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Business Combination Agreement or the Merger.

Section 9. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not such transactions contemplated hereby are consummated.

Section 10. Trust Account Waiver. Reference is made to the final prospectus of Parent, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-259491) on October 8, 2021 (the “Prospectus”). The Holder acknowledges, agrees and understands that Parent has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and certain proceeds of the private placement (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders. The Holder hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, the transactions contemplated hereby or any proposed or actual business relationship between Parent or any of its Representatives or Affiliates, on the one hand, and the Holder or any of its Representatives or Affiliates, on the other hand or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Holder hereby agrees that, notwithstanding anything to the contrary in this Agreement, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.

Annex A-88

Section 11. Fiduciary Duty as Director. Parent acknowledges and agrees that each Holder’s obligations hereunder are solely in its capacity as a Company Stockholder, and that none of the provisions herein set forth shall be deemed to restrict or limit any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Holder to the board of directors of the Company) of the Holder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company Stockholders.

Section 12. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), email (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)     if to Parent:

Phoenix Biotech Acquisition Corp.
2201 Broadway, Suite 705
Oakland, CA 94612
Attention: Chris Ehrlich
Email:

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen M. Davis; Jeffrey A. Letalien
Email:

(b)    if to Company:

CERo Therapeutics, Inc.
201 Haskins Way, Suite 230
San Francisco, CA 94080
Attention: Daniel Corey
Email:

with copies (which shall not constitute notice) to:

Cooley LLP
1700 Seventh Avenue, Suite 1900
Seattle, WA 98101-1355
Attention: Alan Hambelton; Kassendra Galindo
E-mail:

(c)     if to a Holder, to the address or facsimile number set forth under such Holder’s signature on the signature page hereto.

Section 13. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

Section 14. Amendment. Except as otherwise specifically set forth in this Agreement, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (a) only if it is made or given in writing and signed by Parent and all of the Holders or, in the case of a waiver, by Parent and (b) only in the specific instance and for the specific purpose for which made or given. Notwithstanding anything to the contrary contained

Annex A-89

herein, any holder of Shares may become party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Holder hereunder. In such event, each such person shall thereafter be deemed a Holder for all purposes under this Agreement.

Section 15. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated pursuant to Article 7 thereof, and (c) upon mutual written agreement of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement; provided, however, that (i) the termination of this Agreement pursuant to the foregoing clause (b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud; (ii) the provisions of Section 2 (Transfer Restrictions), Section 3(a) (Termination of Related Party Agreements) and Section 7(b) (Claims) shall survive the termination of this Agreement pursuant to the foregoing clause (a); and (iii) the provisions of Section 5 (Remedies), Section 7(a) (Appraisal Rights), Section 8 (Fees and Expenses), Section 9 (Trust Account Waiver), Section 10 (Notices), Section 11 (Assignment), Section 12 (Amendment), this Section 13 (Termination), Section 14 (Entire Agreement), Section 17 (Further Assurances), Section 20 (Miscellaneous) and Section 21 (Parties Advised by Counsel) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 16. Entire Agreement. This Agreement, the schedules hereto and the Business Combination Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.

Section 17. No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

Section 18. Capacity as a Holder. Notwithstanding anything herein to the contrary, the Holder signs this Agreement solely in the Holder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee, or designee of the Holder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

Section 19. Further Assurances. From time to time and without additional consideration, each Holder agrees that it (i) shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect such Holder’s, the Company’s and/or Parent’s ability to perform its obligations under this Agreement and/or the Business Combination Agreement, except as expressly contemplated by this Agreement or the Business Combination Agreement, and (ii) shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. In addition, each Holder that is a party to the Registration Rights Agreement agrees to execute and deliver a counterpart of the Investor Rights Agreement, to become effective as of, and contingent upon consummation of, the Closing.

Section 20. Disclosure. Each Holder agrees to provide to Parent, the Company and their respective Representatives any information regarding such Holder or such Holder’s Shares that is reasonably requested by Parent, the Company or their respective Representatives and required in order for the Company and Parent to comply with Sections 5.4(b) (Public Announcements) and 5.7 (Preparation of Registration Statement/Proxy Statement) of the Business Combination Agreement. Each Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including the Registration Statement/Proxy Statement), the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.

Section 21. Certain Events. Each Holder agrees (severally with respect to itself and not jointly) that this Agreement and the obligations hereunder will attach to such Holder’s Shares and will be binding upon any Person to which legal or beneficial ownership of such Holder’s Shares passes, whether by operation of law or otherwise, including such Holder’s heirs, guardians, administrators or successors.

Annex A-90

Section 22. Miscellaneous. The provisions of Section 8.5 (Governing Law), Section 8.7 (Construction; Interpretation), Section 8.10 (Severability), Section 8.11 (Counterparts; Electronic Signatures), Section 8.15 (Waiver of Jury Trial) and Section 8.16 (Submission to Jurisdiction) of the Business Combination Agreement shall apply to this Agreement mutatis mutandis as if set forth herein.

Section 23. Parties Advised by Counsel. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self-interest. In addition, each Party has had the opportunity to seek advice of legal counsel. This Agreement will not be interpreted or construed against any Party because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.

[Signature page follows]

Annex A-91

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

PHOENIX BIOTECH ACQUISITION CORP.
By:
Name:
Title:
CERO THERAPEUTICS, INC.
By:
Name:
Title:

[Signature Page to Support Agreement]

Annex A-92

[[HOLDER]
[Type in name of individual Holder]]
[for an entity, use the following signature block instead]
[[HOLDER]
[Type in name of Holder entity]
By:
Name:
Title:]
Address for Notice:
Email for Notice:
Facsimile for Notice:

[Signature Page to Support Agreement]

Annex A-93

SCHEDULE 1

Holder	Number of Shares Held	Type	Address

[Schedule 1 to Support Agreement]

Annex A-94

SCHEDULE 2

Terminated Related Party Agreements

[Schedule 2 to Support Agreement]

Annex A-95

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CERo Therapeutics, Inc.

CERo Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

ONE: The name of this corporation is CERo Therapeutics, Inc. The date of filing of the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was September 23, 2016 under the name “CERo Therapeutics, Inc.”

TWO: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and has been duly approved by the written consent of the stockholders of this corporation in accordance with Section 228 of the DGCL.

THREE: Pursuant to Sections 242 and 245 of the DGCL, the certificate of incorporation of this corporation, as heretofore amended and/or restated, is hereby amended, integrated and restated to read in its entirety as follows:

SECTION 1.

The name of this corporation is CERo Therapeutics, Inc. (the “Corporation”).

SECTION 2.

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

SECTION 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 4.

Section 4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [•] shares, consisting of [•] shares of Common Stock, par value $0.0001 per share (“Common Stock”), and [•] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

Section 4.2 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, by filing a certificate of designation in accordance with the DGCL setting forth such resolution and, with respect to each such series, fixing the number of shares of such series and determining for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in the resolutions adopted by the Board and the certificate of designation filed in accordance with the DGCL.

Section 4.3 The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or the Common Stock, respectively, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Annex B-1

Section 4.4 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

SECTION 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class or series thereof, as the case may be, it is further provided that:

Section 5.1 Management of The Business.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2 Board of Directors

Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the time at which the initial classification of the Board becomes effective, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the time at which the initial classification of the Board becomes effective, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the time at which the initial classification of the Board becomes effective, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

Section 5.3 Removal of Directors

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 5.4 Vacancies and Newly Created Directorships.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Annex B-2

Section 5.5 Preferred Stockholders’ Election Rights.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 Bylaw Amendments.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended and/or restated, from time to time, the “Bylaws”) without the assent or vote of the stockholders. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 5.7 Stockholder Actions.

a.        The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b.        Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c.         Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, or the Board, and a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

d.        Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

e.         An annual meeting of stockholders for the purpose of election of directors and for such other business as may properly come before the meeting, shall be held on such date, time and place, if any, as may be determined from time to time by the Board.

SECTION 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which applicable law permits the Company to provide indemnification) through provisions in the Bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Section 6 to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Company shall be eliminated

Annex B-3

or limited to the fullest extent permitted by applicable law as so amended. Any amendment, modification or repeal of this Section 6 shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION 7.

Section 7.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation;

(B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 7.1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 7.2 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

SECTION 8.

Section 8.1 Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 8.2 The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 8.3, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation.

Section 8.3 Notwithstanding any other provisions of the Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6, 7 and this Section 8.

Annex B-4

SECTION 9.

Section 9.1 If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

The Corporation has caused this certificate of incorporation to be signed by a duly authorized officer of the Corporation on [•], 2023.

CERo Therapeutics, Inc.
By:
Daniel Corey
Chief Executive Officer

Annex B-5

Annex C

AMENDED AND RESTATED BYLAWS

OF

CERo Therapeutics, Inc.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of CERo Therapeutics, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 2. Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

ARTICLE II

CORPORATE SEAL

Section 1. Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 1. Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Article III Section 10 below.

Section 2. Annual Meetings.

(a) The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date, time and place, if any, as may be determined from time to time by the Board. Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board or any director or officer of the Corporation to whom the Board delegates such authority. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) by or at the direction of the Board or a duly authorized committee thereof; (ii) as may be provided in the certificate of designation for any class or series of preferred stock; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Article III Section 2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Article III Section 2. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

Annex C-1

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i)     For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Article III Section 2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Article III Section 2(b)(iii) and must update and supplement the information contained in such written notice on a timely basis as set forth in Article III Section 2(c). Such stockholder’s notice shall include: (A) as to each (other than the representation required by Article III Section 2(b)(iv)(e) nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Article III Section 2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed or provided to the Corporation in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement and associated proxy card as a nominee and to serving as a director if elected); and (B) all of the information required by Article III Section 2(b)(iv). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such proposed nominee (as such term is used in any applicable stock exchange listing requirements or applicable law) or to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board under any applicable stock exchange listing requirements or applicable law, or that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(ii)    For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Article III Section 2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Article III Section 2(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Article III Section 2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Article III Section 2(b)(iv).

(iii)   To be timely, the written notice required by Article III Section 2(b)(i) or Article III Section 2(b)(ii) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after its initial public offering of Common Stock, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 1

Annex C-2

in such immediately preceding calendar year; provided, however, that, subject to the last sentence of this Article III Section 2(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)   The written notice required by Article III Sections 2(b)(i) or 2(b)(ii) shall also include, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Article III Section 2(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing, including, in the case of a nominee, the nominee, including any agreement, arrangement or understanding (whether oral or in writing) relating to any compensation or payments to be paid to any such proposed nominees(s); (D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Article III Section 2(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Article III Section 2(b)(ii)); (E) a representation as to whether the Proponents intend or are part of a group which intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal (y) to otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act; (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions; (H) a certification regarding each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation and (I) any other information relating to the Proponents required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c) A stockholder providing the written notice required by Article III Sections 2(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy)

Annex C-3

of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Article III Section 2 or is rendered invalid as a result of any inaccuracy therein. In the case of an update and supplement pursuant to clause (i) of this Article III Section 2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Article III Section 2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Article III Section 2(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) to be elected to the Board at the next annual meeting is increased effective after the time period for which nominations would otherwise be due under Article III Section 2(b)(iii) and there is no public announcement by the Corporation naming all of the nominees for the new positions created by such increase at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Article III Section 2 and that complies with the requirements in Article III Section 2(b)(i), other than the timing requirements in Article III Section 2(b)(iii), shall also be considered timely, but only with respect to nominees for the additional directorships in such Expiring Class, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the annual meeting of stockholders.

(e) To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Article III Section 2(a), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Article III Sections 2(b)(iii) or 2(d), as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (iv) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f) A person shall not be eligible for election or re-election as a director at an annual or special meeting, unless the person is nominated in accordance with Article III Section 2(a) and in accordance with the procedures set forth in Article III Section 2(b), Article III Section 2(c), Article III Section 2(d), and Article III Section 2(e), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Article III Section 2(a) and in accordance with the procedures set forth in Article III Section 2(b) and Article III Section 2(c), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or (y) fails to inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) business days after the occurrence of such change, then the

Annex C-4

nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations in Article III Sections 2(b)(iv)(D) and 2(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Article III Section 2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Article III Section 2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(g) For purposes of Article III Section 2 and Article III Section 3,

(i)     “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii)    “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii)   “close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(iv)   “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(v)    “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13,

Annex C-5

14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3. Special Meetings.

(a) Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board or any director or officer to whom the Board has delegated such authority.

(b) The Board shall determine the date, time and place, if any, of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Article III Section 4.

(c) Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board to fill any vacancy or unfilled newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or unfilled newly created directorship is to be presented to the stockholders (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who complies with Article III Sections 2 (b)(i), 2(b)(iv), 2(c), 2(e) and 2(f). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors to fill any vacancy or newly created directorship on the Board, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Article III Sections 2(b)(i) and 2(b)(iv) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than 120 days prior to such special meeting and not later than the later of the 90th day prior to such meeting or the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) A person shall not be eligible for election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Article III Section 3(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws, or if the Proponent does not act in accordance with the representations in Article III Sections 2(b)(iv)(D) and 2(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that such nomination is set forth in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Article III Section 3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Article III Section 2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that the nomination is set forth in the notice of meeting and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e) Notwithstanding the foregoing provisions of Article III Sections 2 and 3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Article III Sections 2 and 3; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered

Annex C-6

pursuant to Article III Sections 2(a)(iv) and 3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 4. Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice, in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall be given in the manner provided in Section 232 of the DGCL and shall specify the date, time, place, if any, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Notice of the date, time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by such stockholder’s attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 5. Quorum and Vote Required. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Unless a different or minimum vote is required by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstention and broker non-votes) shall be the act of such class or classes or series.

Section 6. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Article III Section 4. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record

Annex C-7

date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 7. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 8. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 9. List of Stockholders. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 10. Remote Communication; Delivery to the Corporation.

(a) For the purposes of the Bylaws, if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders may, by means of remote communication:

(i)     participate in a meeting of stockholders; and

(ii)    be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such

Annex C-8

proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b) Whenever Article III Sections 2 or 3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 11. Organization.

(a) At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if no President is then serving or the President is absent or refuses to act, a chairperson of the meeting chosen by the holders of a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/ or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose

Annex C-9

of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE IV

DIRECTORS

Section 1. Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 2. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 3. Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4. Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 5. Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation.

Section 6. Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 7. Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 8. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or the Board pursuant to a resolution adopted by a majority of the directors then in office.

(c) Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Annex C-10

(d) Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

(e) Waiver of Notice. Notice of any meeting of the Board may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 9. Quorum and Voting.

(a) Except as otherwise provided by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation.

(b) At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 10. Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 11. Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 12. Committees.

(a) Other Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(b) Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Article IV Section 12, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or

Annex C-11

members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c) Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Article IV Section 12 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present.

Section 13. Duties of Chairperson of the Board or the Lead Independent Director. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the stockholders and the Board in accordance with Article III Section 11 and Article IV Section 14 of the Bylaws. The Chairperson of the Board, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board as lead independent director to serve until replaced by the Board (“Lead Independent Director”). The Lead Independent Director, if any, will: serve as chairperson of Board meetings in the absence of the Chairperson of the Board; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairperson of the Board.

Section 14. Organization. At every meeting of the directors, the Chairperson of the Board, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, shall act as chairperson of the meeting. If a Chairperson or Lead Independent director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 1. Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary, the Chief Financial Officer and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Annex C-12

Section 2. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. Any officers elected or appointed by the Board may be removed at any time by the Board. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board, unless a Chairperson of the Board or the Lead Independent Director has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board, unless a Chairperson of the Board, the Lead Independent Director or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e) Duties of Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 3. Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Annex C-13

Section 4. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5. Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 1. Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b) Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c) Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 2. Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

ARTICLE VII

SHARES OF STOCK

Section 1. Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Annex C-14

Section 2. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 3. Transfers.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 4. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting in accordance with the provisions of this Article VII Section 4(a).

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business at the principal executive offices of the Corporation on the day on which the Board adopts the resolution relating to such action.

Section 5. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 6. Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/ or any such registrar of transfers.

Annex C-15

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 1. Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Article VII Section 1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

ARTICLE IX

DIVIDENDS

Section 1. Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 2. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 1. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

ARTICLE XI

INDEMNIFICATION

Section 1. Indemnification of Directors, Officers, Employees and Other Agents.

(a) Directors and Officers. The Corporation will indemnify each director and officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all

Annex C-16

expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding was authorized by the Board or (ii) the Proceeding is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Article XI Section 1 or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Article XI Section 1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Chief Legal and Administrative Officer and any other officer of the Corporation appointed by the Board pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article XI Section 1.

(b) Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its employees and other agents to the fullest extent permitted by the DGCL.

(c) Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such Proceeding, or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Article XI Section 1, provided, however, that, if the DGCL requires, or in the case of an advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a director or officer in such director’s or officer’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Article XI Section 1 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (c) of this section, no advance shall be made by the corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article XI Section 1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advancement of expenses granted by this Article XI Section 1 to a director or officer

Annex C-17

will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within 60days of request therefor, or (iii) no disposition of a claim for an advance is made within 30 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL. In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI Section 1 or otherwise is on the Corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Article XI Section 1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Article XI Section 1 will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article XI Section 1.

(h) Amendments. Any repeal or modification of this Article XI Section 1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the Corporation.

(i) Saving Clause. If this Article XI or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and officer to the full extent not prohibited by any applicable portion of this Article XI that has not been invalidated, or by any other applicable law. If this Article XI is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Article XI, the following definitions apply:

(i)     The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)    The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

Annex C-18

(iii)   The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(iv)   References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

ARTICLE XII

NOTICES

Section 1. Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Article III Section 4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means in accordance with Section 232 of the DGCL.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in the Bylaws (including by any of the means specified in Article IV Section 8(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

Annex C-19

ARTICLE XIII

AMENDMENTS

Amendments. Subject to the limitations set forth in Article XI Section 1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation), such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the Common Stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 1. Loans To Officers. Except as otherwise prohibited by applicable law, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the Board, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Annex C-20

Annex D

CERo Therapeutics Holdings, Inc.
2023 Equity Incentive Plan

Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]

1.    General.

(a)      Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)      Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)      Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.    Shares Subject to the Plan.

(a)      Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [            ] shares of Common Stock (equal to twenty percent (20%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)      Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [            ] shares.

(c)      Share Reserve Operation.

(i)     Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)    Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

Annex D-1

(iii)   Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award..

3.    Eligibility and Limitations.

(a)      Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)      Specific Award Limitations.

(i)     Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)   Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c)      Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)      Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $[•] in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[•] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4.    Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated

Annex D-2

in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)      Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)      Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)      Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)     by cash or check, bank draft or money order payable to the Company;

(ii)    pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)    in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)      Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
Annex D-3

(e)      Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)     Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)       Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)      Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)      Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)     three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)    12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)       Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the

Annex D-4

Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)       Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)      Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.    Awards Other Than Options and Stock Appreciation Rights.

(a)      Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)     Form of Award.

(1)         Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)         RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)    Consideration.

(1)         Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

Annex D-5

(2)         RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)   Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)   Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi)   Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)      Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)      Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.    Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)      Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

Annex D-6

(b)      Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)      Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)     Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)    Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii)   Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)   Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form

Annex D-7

as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)      Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)      No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.    Administration.

(a)      Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)      Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)   To settle all controversies regarding the Plan and Awards granted under it.

(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)    To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

Annex D-8

(vii)  To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)  To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)      Delegation to Committee.

(i)     General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)      Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Annex D-9

(e)      Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.    Tax Withholding

(a)      Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)      Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c)      No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d)      Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

Annex D-10

9.    Miscellaneous.

(a)      Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)      Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)      Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)      Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)      No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)       Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)      Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)      Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant

Annex D-11

consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)       Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)       Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)      Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)       Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)     Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)      Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

Annex D-12

(o)      CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.  Covenants of the Company.

(a)      Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.  Additional Rules for Awards Subject to Section 409A.

(a)      Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)      Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)     If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)    If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

Annex D-13

(c)      Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)     Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)         If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)         If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)    Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)         In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)         If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)         The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

Annex D-14

(d)      Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)     If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)      If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)     Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)    The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

Annex D-15

12.  Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.  Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.  Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)      “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)      “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)      “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)      “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)      “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f)       “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)      “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h)      “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)       “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other

Annex D-16

third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)       “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)   individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement

Annex D-17

between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k)      “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)       “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)     “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(n)      “Company” means CERo Therapeutics Holdings, Inc., a Delaware corporation.

(o)      “Compensation Committee” means the Compensation Committee of the Board.

(p)      “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)      “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)      “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

Annex D-18

(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s)      “Director” means a member of the Board.

(t)       “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)      “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)      “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w)     “Effective Time” has the meaning set forth in the Merger Agreement.

(x)      “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y)      “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z)      “Entity” means a corporation, partnership, limited liability company or other entity.

(aa)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc)    “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

Annex D-19

(ii)    If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd)    “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(ee)    “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff)      “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg)    “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.

(ii)      “Merger Agreement” means that certain Business Combination Agreement, dated as of [            ], 2023, by and among Phoenix Biotech Acquisition Corp., a Delaware corporation, CERo Therapeutics, Inc. a Delaware corporation, and [OM] Merger Sub, Inc., a Delaware corporation.

(jj)     “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(kk)    “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

Annex D-20

(ll)      “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(mm) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(nn)    “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(oo)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(pp)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(qq)    “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(rr)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ss)     “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(tt)     “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu)    “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vv)    “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ww)  “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(xx)    “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin);

Annex D-21

income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(yy)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(zz)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa)  “Plan” means this CERo Therapeutics Holdings, Inc. 2023 Equity Incentive Plan, as amended from time to time.

(bbb)  “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

Annex D-22

(ccc)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(eee)   “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(fff)    “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ggg)  “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(hhh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(iii)     “Rule 405” means Rule 405 promulgated under the Securities Act.

(jjj)    “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(kkk) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(lll)     “Securities Act” means the Securities Act of 1933, as amended.

(mmm)        “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(nnn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ooo)  “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ppp) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(qqq) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

Annex D-23

(rrr)   “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(sss)   “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(ttt)    “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex D-24

Annex E

CERo Therapeutics Holdings, Inc.
2023 Employee Stock Purchase Plan

Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]

1.    General; Purpose.

(a)     The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)     The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.

(c)     The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.    Administration.

(a)     The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)     The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)      To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)     To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)     To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)      To suspend or terminate the Plan at any time as provided in Section 12.

(vi)    To amend the Plan at any time as provided in Section 12.

Annex E-1

(vii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii)  To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.

(c)     The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)     All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.    Shares of Common Stock Subject to the Plan.

(a)     1Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [            ] shares of Common Stock (equal to [ ] percent ([       ]%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time) (the “Initial Share Reserve”), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (x) [       ] percent ([          ]%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase, and (y) [            ] shares of Common Stock (equal to [          ] percent ([          ]%) of the Initial Share Reserve). Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)     If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)     The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

____________

1           NTD: Company to confirm share reserve and evergreen percentages.

Annex E-2

4.    Grant of Purchase Rights; Offering.

(a)     The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)     If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)     The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.    Eligibility.

(a)     Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)     The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)      the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)     the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

Annex E-3

(c)     No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)     As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)     Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)      Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.    Purchase Rights; Purchase Price.

(a)     On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)     The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)     In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)     The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:

(i)      an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)     an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

Annex E-4

7.    Participation; Withdrawal; Termination.

(a)     An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b)     During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)     Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)     Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)     During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)      Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.    Exercise of Purchase Rights.

(a)     On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

Annex E-5

(b)     Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)     No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.    Covenants of the Company.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.  Designation of Beneficiary.

(a)     The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.  Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)     In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings

Annex E-6

and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)     In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.  Amendment, Termination or Suspension of the Plan.

(a)     The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)     The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)     Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.  Tax Qualification; Tax Withholding.

(a)     Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

Annex E-7

(b)     Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)     The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.  Effective Date of Plan.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.  Miscellaneous Provisions.

(a)     Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)     A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)     The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)     The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)     If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)      If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

Annex E-8

16.  Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)     “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)     “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)     “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).

(d)     “Board” means the Board of Directors of the Company.

(e)     “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)      “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)     “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)     “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(i)      “Company” means CERo Therapeutics Holdings, Inc., a Delaware corporation.

(j)      “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.

(k)     “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)      a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)     a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)     a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Annex E-9

(l)      “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.

(m)    “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n)     “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o)     “Director” means a member of the Board.

(p)     “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.

(q)     “Effective Time” shall have the meaning set forth in the Merger Agreement.

(r)     “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s)     “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)      “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v)     “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)      If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)     In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.

(w)    “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(x)     “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

Annex E-10

(y)     “Merger Agreement” means that certain Business Combination Agreement, dated as of [             ], 2023, by and among Phoenix Biotech Acquisition Corp., a Delaware corporation, CERo Therapeutics, Inc. a Delaware corporation, and PBCE Merger Sub, Inc., a Delaware corporation.

(z)     “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(aa)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(bb)   “Offering Date” means a date selected by the Board for an Offering to commence.

(cc)    “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(dd)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(ee)    “Plan” means this CERo Therapeutics Holdings, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ff)     “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(gg)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ii)     “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj)     “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ll)     “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Annex E-11

Annex F

PRIVATE AND CONFIDENTIAL

June 4, 2023

Board of Directors

Phoenix Biotech Acquisition Corp.
2201 Broadway, Suite 705

Oakland, CA 94612

Dear Members of the Board:

We understand that Phoenix Biotech Acquisition Corp. (the “SPAC”) intends to enter into a Business Combination Agreement and Plan of Reorganization (the “Agreement”) by and among the SPAC, PBCE Merger Sub, Inc., a wholly owned subsidiary of the SPAC (“Merger Sub”), and CERo Therapeutics, Inc. (the “Target”), whereby Merger Sub will merge with and into the Target, whereupon the Target, as the surviving company in said merger, will become a wholly owned subsidiary of the SPAC (the “Transaction”). We further understand that, pursuant to the Agreement and in connection with the Transaction, (A) each issued and outstanding share of: (x) common stock of the Target, par value $0.0001 per share (“Target Common Stock”); (y) Series A preferred stock of the Target, par value $0.0001 per share; and (z) Series Seed preferred stock of the Target, par value $0.0001 per share (clauses (y) and (z) together, the “Target Preferred Stock”), shall be converted into the right to receive: (i) with respect to the Target Common Stock, a number of shares of the SPAC’s Class A Common Stock equal to the Exchange Ratio, and (ii) with respect to the Target Preferred Stock, the number of shares of the SPAC’s Class A Common Stock obtained by dividing (a) the liquidation preference of Target Preferred Stock by (b) $10.00 (clauses (i) and (ii) together, the “Merger Consideration”); and (B) pursuant to Section 2.1(a)(ix) of the Draft Agreement, the holders of Target Common Stock and Target Preferred Stock will receive the contingent right to receive some or all of the Company Stockholders Earn-Out Consideration (the “Earn-Out Consideration”). Undefined capitalized terms used herein shall have the meaning ascribed thereto in the Draft Agreement (as defined below).

We further understand that you (the “Board”) (i) will be considering certain financial aspects of the proposed Transaction, among other matters, and (ii) have requested our opinion (“Opinion”) for the Board’s consideration, in connection with its decision as to whether or not to approve the execution and delivery of the Agreement and the other Transaction-related agreements, as to whether, the Merger Consideration to be issued by the SPAC pursuant to the Agreement is fair, from a financial point of view, to the SPAC. We have not been engaged to serve as the financial advisor to the SPAC or the Board, and we were not involved in the negotiation or structuring of the Transaction.

For purposes of this Opinion, we (i) have assumed, at your direction, that the aggregate value of the Merger Consideration is $50,000,000.00 (without regard to any deduction of the Aggregate Liquidation Preference from the definition of Equity Value as set forth in the Draft Agreement), and (ii) did not evaluate, or take into account, the Earn-Out Consideration.

In connection with preparing this Opinion, we have (i) reviewed the financial terms of the draft Agreement identified as “Cooley Draft 5/27/2023” (the “Draft Agreement”) and the draft Agreement identified as “GP Draft 5/4/2023” (the “May 4th Draft”), (ii) reviewed certain historical and current financial and business information provided to us by, or on behalf of, the Target, with the most recent financial statements that we reviewed being the (a) consolidated balance sheets of the Target as of March 31, 2023 (unaudited) and December 31, 2022 (audited), (b) audited consolidated statements of operations of the Target for each of the years ended December 31, 2021, and December 31, 2022, (c) unaudited consolidated cash flow statements of the Target for the three months ended March 31, 2022, and March 31, 2023, and (d) the related unaudited consolidated statements of operations of the Target for the three months ended March 31, 2022, and March 31, 2023, (iii) discussed the Target’s historical, current and projected operations, financial condition and prospects with the SPAC and the Target, (iv) reviewed certain other information and data furnished to us by the SPAC and the Target, (v) reviewed certain publicly available business and financial information concerning the industry in which the Target operates, (vi) compared the financial and operating performance of the Target with publicly available information concerning certain other companies we deemed relevant, (vii) reviewed certain other information prepared by the SPAC and the Target relating to the Target and its prospective business, and (viii) performed such other financial analyses and inquiries, and considered such other factors and information, as we deemed appropriate for the purposes of this Opinion.

Annex F-1

In arriving at our opinion, we have, with your consent, (i) relied upon and assumed the accuracy and completeness of all information or data (financial or otherwise) that was publicly available or was furnished to, or discussed with, us by the SPAC or the Target or otherwise reviewed by us without independent verification, (ii) relied upon the assurances of the SPAC that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect, (iii) with respect to clauses (i) and (ii) of this paragraph, assumed no responsibility for independently verifying any such information or data, or its accuracy or completeness, (iv) not been provided with any valuation or appraisal of any assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor have we made any physical inspection of the Target’s properties or assets, (v) not evaluated the solvency or fair value of the SPAC or the Target under any state or federal laws relating to bankruptcy, insolvency or similar matters, (vi) assumed the accuracy and completeness of all high level estimates regarding the Target’s clinical development plan and related budget, and that such development plan and related budget have been reasonably prepared based on the best currently available estimates and good faith judgments by the SPAC and the Target, (vii) assumed that the Transaction will be consummated as described in the Draft Agreement, without waiver, modification or amendment of any material term, condition or agreement therein that is material to our analysis, (viii) assumed that the representations and warranties made by the parties to the Agreement are and will be true and correct in all respects material to our analysis, (ix) assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the SPAC, the Target or the contemplated benefits of the Transaction, (x) assumed, at the direction of the SPAC, that the final executed Agreement will not differ in any material respect from the Draft Agreement, (xi) assumed that the Transaction will not violate any applicable federal or state statutes, rules or regulations, (xii) assumed that the Target and the Target’s senior management will execute on its clinical and business strategy in accordance with the information furnished to us, (xiii) relied upon the assessments of the SPAC and the Target as to the potential impact of market, governmental and regulatory trends and developments relating to, or affecting, the Target and its business, (xiv) assumed that the conditions to consummation of the Transaction as set forth in Article VI of the Draft Agreement will be satisfied, including the condition requiring at least $30.0 million of Available Closing Cash, (xv) assumed, at your direction, that the Merger Consideration shall at all times be as defined in the manner set forth in the Draft Agreement, and (xvi) not performed any financial or other analyses, or reviewed or updated our prior analyses, from and after the date we delivered our presentation, and rendered our oral opinion, to the Board on May 25, 2023; provided, however, that we (a) delivered said presentation, and rendered said oral opinion, based upon our review of the May 4th Draft, and (b) were provided with, and reviewed, the Draft Agreement on May 30, 2023. We are not legal, regulatory, accounting, tax, technology or science advisors or experts, and have relied on the assessments made by the other advisors to the SPAC, if any, with respect to such issues. We have assumed that the Board has obtained or will obtain such advice as it deems necessary or appropriate from competent legal, regulatory, accounting, technology, science and other professionals, that such advice is sound and reasonable, and that each of the Board and the SPAC has acted or will act in accordance therewith. Further, we are not responsible for any conclusions based on erroneous or incomplete information provided to us.

In valuing the Target for purposes of our Opinion, we have looked solely at the enterprise value of the Target as a going concern and on a standalone basis immediately prior to the date hereof and have not considered any impact on value (positive or negative) of the consummation of the Transaction on the value of the Target.

Our Opinion is necessarily based on business, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that (i) financial markets are subject to volatility, (ii) this Opinion does not purport to address potential developments in applicable financial markets, (iii) subsequent developments may affect this Opinion, and (iv) we do not have any obligation to update, revise or reaffirm this Opinion. We express no view or opinion as to any terms or other aspects, or implications, of the Transaction, including, without limitation (and where applicable, other than assuming the consummation thereof), of any financing provided by third parties; the PIPE Financing; the Non-Redemption Agreements; the Investor Rights and Lock-Up Agreement; the Sponsor Support Agreement; the Company Support Agreements; the New Equity Incentive Plan; the Employment Agreements; the assumption of the Company Convertible Notes by the SPAC; the conversion of said Company Convertible Notes into shares of the SPAC’s Class A Common Stock; the form or structure of the Transaction; what the value of the Target, the SPAC’s Class A Common Stock or the SPAC’s Class B Common Stock (or any other securities of the SPAC) actually will be upon the consummation of the Transaction; the prices at which any securities of the SPAC may trade, or be purchased or sold, at any time; any SPAC Related Party Transactions; or the issuance of any Earn-Out Consideration pursuant to the Agreement.

Annex F-2

We express no opinion as to the fairness of any aspect of the Transaction or any SPAC Related Party Transactions to, or any consideration to be received in connection with the Transaction by, (i) Phoenix Biotech Sponsor, LLC (the “Sponsor”), (ii) any officer, director or affiliate of the SPAC or the Sponsor, (iii) any holder of SPAC’s Class A Common Stock, (iv) any holder of SPAC’s Class B Common Stock, (v) the Target or its shareholders, or (vi) the creditors of the SPAC. Further, we express no opinion as to the underlying decision by the SPAC to engage in the Transaction or the merits of the Transaction in comparison to other strategies or transactions that might be available to the SPAC or in which the SPAC might engage.

We have taken the foregoing facts and assumptions into account when determining the meaning of “fairness” for purposes of this Opinion.

We have provided certain services to the SPAC with respect to a previous potential transaction and the proposed Transaction and will receive certain fees from the SPAC in connection with this Opinion, a portion of which was paid to us in connection with the execution of our engagement letter with the SPAC (which such engagement letter governs the terms of our services to the SPAC) (as may be amended, the “Engagement Letter”), another portion of which shall be paid to us upon distribution of the proxy or registration statement to the SPAC’s shareholders, and the balance of which shall be paid to us upon the closing of the Transaction. In addition, (i) the SPAC has agreed to indemnify us for certain liabilities, and reimburse us for certain expenses, arising out of our engagement and this Opinion, and (ii) we may seek or be requested to provide certain services to the SPAC, the Target and their respective affiliates in the future, for which we would expect to receive compensation. As of the date of this Opinion, however, we are not engaged to provide any services to the Target in connection with the Transaction or any other matter, and during the two years preceding the date of this Opinion, we have not had provided any services to the Target. The SPAC’s obligations to pay our fees, reimburse our expenses and indemnify us are not contingent upon the conclusions set forth in this Opinion.

This Opinion is provided to the Board as only one input in connection with, and for the purpose of its evaluation of, the Transaction. This Opinion does not constitute a recommendation to the Board or any holder of the SPAC’s securities as to how any Board member or such holder, or any other person or entity, should act or vote with respect to the Transaction or any other matter. Further, this Opinion should not be construed as creating any fiduciary duty on our part to the Board, the SPAC, any holder of the SPAC’s securities, any creditor of the SPAC or any other party. This Opinion is being provided to the Board subject to the express understanding that our obligations are solely corporate obligations, and that no officer, director, employee or owner of RNA Advisors, LLC shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by, or on behalf of, the SPAC or its affiliates. This Opinion may not be disclosed, referred to, quoted or communicated (in whole or in part) to any third party for any purpose whatsoever, except in accordance with the terms of our Engagement Letter. For the avoidance of doubt, in accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

On the basis of, subject to and in reliance on the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be issued by the SPAC pursuant to the Agreement is fair, from a financial point of view, to the SPAC.

Very truly yours,

/s/ RNA Advisors, LLC

Annex F-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation (the “Proposed Charter”), to be in effect upon consummation of the Business Combination, provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Proposed Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Proposed Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Proposed Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Proposed Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Proposed Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Proposed Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our Proposed Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Proposed Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Proposed Charter may have or hereafter acquire under law, our Proposed Charter, our second amended and restated bylaws (the “Proposed Bylaws”), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Proposed Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Proposed Charter will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Proposed Charter.

Our Proposed Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Proposed Charter. In addition, our Proposed Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Proposed Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our Proposed Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of our company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Pursuant to the Business Combination Agreement incorporated by reference as Exhibit 2.1 to this Registration Statement, we have agreed to continue to indemnify our current directors and officers and have agreed to the continuation of director and officer liability insurance covering our current directors and officers.

It is anticipated that the board of directors of New CERo will, in connection with consummating the Business Combination, approve and direct New CERo to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New CERo following the Business Combination.

Item 21.     Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
2.1*^

Business Combination Agreement, dated as of June 4, 2023, by and among Phoenix Biotech Acquisition Corp., PBCE Merger Sub, Inc. and CERo Therapeutics, Inc. (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement).

3.1^

Amended and Restated Certificate of Incorporation of Phoenix Biotech Acquisition Corp., as currently in effect (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on October 12, 2021).

3.2^

Amendment to the Amended and Restated Certificate of Incorporation of Phoenix Biotech Acquisition Corp. as currently in effect (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on December 20, 2022).

Exhibit Number	Description of Exhibit
3.3^

Form of Second Amended and Restated Certificate of Incorporation of Phoenix Biotech Acquisition Corp., to be effective immediately after the closing of the Business Combination (attached as Annex B to the proxy statement/prospectus contained in this Registration Statement).

3.4^

Amended and Restated Bylaws of Phoenix Biotech Acquisition Corp., as currently in effect (incorporated by reference to Exhibit 3.2(b) to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

3.5^

Form of Second Amended and Restated Bylaws of Phoenix Biotech Acquisition Corp., to be effective immediately after the closing of the Business Combination (attached as Annex C to the proxy statement/prospectus contained in this Registration Statement).

4.1^

Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

4.2^

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

4.3^

Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

4.4^

Warrant Agreement by and between Phoenix Biotech Acquisition Corp. and Continental Stock Transfer & Trust Company, dated October 5, 2021 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

5.1^	Opinion of Goodwin Procter LLP as to the validity of the securities being registered.
10.1+^	CERo Therapeutics, Inc. 2016 Equity Incentive Plan, as amended.
10.2+^	CERo Therapeutics, Inc. 2023 Equity Incentive Plan (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement).
10.3+^	CERo Therapeutics, Inc. 2023 Employee Stock Purchase Plan (attached as Annex E to the proxy statement/prospectus contained in this Registration Statement).
10.4^

Form of Indemnification Agreement by and between Phoenix Biotech Acquisition Corp. and each of its directors and executive officers, to be effective on or after the closing of the Business Combination.

10.5^

Letter Agreement by and among Phoenix Biotech Acquisition Corp. and certain security holders, officers and directors of Phoenix Biotech Acquisition Corp., dated October 5, 2021 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

10.6^

Administrative Services Agreement by and between Phoenix Biotech Acquisition Corp. and Phoenix Biotech Sponsor, LLC, dated October 5, 2021 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

10.7^

Investment Management Trust Agreement by and between Phoenix Biotech Acquisition Corp. and Continental Stock Transfer & Trust Company, dated October 5, 2021 (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

10.8^

Amendment No. 1 to the Investment Management Trust Agreement, dated December 20, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on December 20, 2022).

10.9^

Registration Rights Agreement by and between Phoenix Biotech Acquisition Corp. and certain security holders of Phoenix Biotech Acquisition Corp., dated October 5, 2021 (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

10.10^

Unit Subscription Agreement by and between Phoenix Biotech Acquisition Corp. and Phoenix Biotech Sponsor, LLC, dated October 5, 2021 (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

Exhibit Number	Description of Exhibit
10.11^

Unit Subscription Agreement by and between Phoenix Biotech Acquisition Corp. and Cantor Fitzgerald & Co., dated October 5, 2021 (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

10.12^

Unit Subscription Agreement by and between Phoenix Biotech Acquisition Corp. and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, dated October 5, 2021 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

10.13^

Form of Indemnity Agreement by and between Phoenix Biotech Acquisition Corp. and the directors and officers of Phoenix Biotech Acquisition Corp., dated October 5, 2021 (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

10.14^

Form of Engagement Letter with Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on September 13, 2021).

10.15^	Form of Sponsor Support Agreement (included in Exhibit 2.1).
10.16^	Form of Company Stockholder Support Agreement (included in Exhibit 2.1).
10.17^	Form of Convertible Note Purchase Agreement, by and among CERo Therapeutics, Inc. and the purchasers signatory thereto, dated June 6, 2023.
10.18^

Promissory Note, dated December 20, 2022, issued to Phoenix Biotech Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on December 20, 2022).

10.19^

First Amendment to Promissory Note, dated December 6, 2023 made by and between Phoenix Biotech Acquisition Corp. and Phoenix Biotech Sponsor, LLC. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on December 8, 2023).

21.1^

Subsidiaries of Phoenix Biotech Acquisition Corp. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by Phoenix Biotech Acquisition Corp. with the Securities and Exchange Commission on March 24, 2022).

23.1	Consent of Wolf & Company P.C., independent registered public accounting firm.
23.2^	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
23.3	Consent of Citrin Cooperman & Company LLP, independent registered public accounting firm.
24.1^	Power of Attorney (included on signature page to the proxy statement/prospectus).
99.1^	Consent of Daniel Corey to be named as a director.
99.2	Consent of Michael Byrnes to be named as a director.
99.3	Consent of RNA Advisors, LLC.
101.INS	XBRL Instance Document — this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).
107^	Filing Fee Table.

____________

*        Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

**      To be filed by amendment.

^        Previously filed.

+        Indicates management contract or compensatory plan.

†        Portions of this exhibit (indicated by asterisks) have been omitted because the registrant has determined that the information is both not material and is the type that the registration treats as private or confidential.

(b)    Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on the day of January 8, 2024.

PHOENIX BIOTECH ACQUISITION CORP.
By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Chris Ehrlich	Chief Executive Officer and Director	January 8, 2024
Chris Ehrlich	(Principal Executive Officer)
/s/ Daniel Geffken	Chief Financial Officer	January 8, 2024
Daniel Geffken	(Principal Financial and Accounting Officer)
*	Director	January 8, 2024
Douglas Fisher
*	Director	January 8, 2024
Brian G. Atwood
*	Director	January 8, 2024
Kathleen LaPorte
*	Director	January 8, 2024
Barbara A. Kosacz
*	Director	January 8, 2024
Caroline M. Loewy
*	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Attorney-in-fact